   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 1996



                                                     REGISTRATION NO.: 333-10781

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             MID-PENINSULA BANCORP
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         6711                  77-0387041
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               420 COWPER STREET
                          PALO ALTO, CALIFORNIA 94301
                                 (415) 323-5150
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              DAVID L. KALKBRENNER
                            CHIEF EXECUTIVE OFFICER
                               420 COWPER STREET
                          PALO ALTO, CALIFORNIA 94301
                                 (415) 323-5150
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH A COPY TO:

        Glenn T. Dodd, Esq.                    John W. Carr, Esq.                    Paul H. Irving, Esq.
  Bronson, Bronson & McKinnon LLP        Bronson, Bronson & McKinnon LLP        Manatt, Phelps & Phillips, LLP
  10 Almaden Boulevard, Suite 600             505 Montgomery Street              11355 West Olympic Boulevard
  San Jose, California 95113-2237           San Francisco, California         Los Angeles, California 90064-1614
                                                   95111-2514

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED
                                                         PROPOSED          MAXIMUM
                                        AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
      TITLE OF EACH CLASS OF               BE         OFFERING PRICE      OFFERING       REGISTRATION
    SECURITIES TO BE REGISTERED      REGISTERED (1)    PER UNIT (2)       PRICE (2)           FEE
Common Stock without par value.....     1,560,500         $19.75         $30,819,875      $10,627.54

(1) Based on approximate number of shares to be issued in respect of outstanding shares of common stock of Mid-Peninsula Bancorp.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (f).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             MID-PENINSULA BANCORP
            CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-4

                                 FORM S-4
                                   ITEM                                                    LOCATION IN PROSPECTUS
                               -----------                                  ----------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
           1.         Forepart of the Registration Statement and Outside
                       Front Cover Page of Joint Proxy
                       Statement/Prospectus...............................  Cover Page of Registration Statement; This Cross
                                                                             Reference Sheet; Outside Front Cover Page of Proxy
                                                                             Statement/Prospectus
           2.         Inside Front and Outside Back
                       Cover Pages of Joint Proxy
                       Statement/Prospectus...............................  Inside Front and Outside Back Cover Pages of Proxy
                                                                             Statement/Prospectus; Available Information;
                                                                             Incorporation of Certain Documents by Reference;
                                                                             Table of Contents
           3.         Risk Factors; Ratio of Earnings to Fixed Charges and
                       Other Information..................................  Proxy Statement/Prospectus Cover Page; Summary
           4.         Terms of the Transaction............................  Proxy Statement/Prospectus Cover Page; The Merger;
                                                                             Description of Mid-Peninsula Capital Stock
           5.         Pro Forma Financial Information.....................  Summary -- Pro Forma Financial Data
           6.         Material Contracts with Company Being Acquired......  Not applicable
           7.         Additional Information Required for Reoffering by
                       Persons and Parties Deemed to be Underwriters......  Not applicable
           8.         Interests of Named Experts and Counsel..............  Not applicable
           9.         Disclosure of Commission Position on Indemnification
                       for Securities Act Liabilities.....................  Description of Mid-Peninsula Capital Stock --
                                                                             Indemnification Provisions

B.         INFORMATION ABOUT THE REGISTRANT
           10.        Information With Respect to S-3 Registrants.........  Not applicable
           11.        Incorporation of Certain Information by Reference...  Not applicable
           12.        Information with Respect to S-2 or S-3
                       Registrants........................................  Available Information; Incorporation of Certain
                                                                             Documents by Reference
           13.        Incorporation of Certain Information by Reference...  Incorporation of Certain Documents by Reference
           14.        Information with Respect to Registrants Other than
                       S-2 or S-3 Registrants.............................  Not applicable

C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
           15.        Information with Respect to S-3
                       Companies..........................................  Not applicable

                                 FORM S-4
                                   ITEM                                                    LOCATION IN PROSPECTUS
                               -----------                                  ----------------------------------------------------
           16.        Information with Respect to S-2 or S-3 Companies....  Available Information: Incorporation of Certain
                                                                             Documents by Reference
           17.        Information with Respect to Companies Other than S-2
                       or S-3 Companies...................................  Not applicable

D.         VOTING AND MANAGEMENT INFORMATION
           18.        Information if Proxies, Consents or Authorizations
                       Are to be Solicited................................  Joint Proxy Statement/Prospectus; Summary; The
                                                                             Mid-Peninsula Meeting; The Cupertino Meeting;
                                                                             Security Ownership of Certain Beneficial Owners and
                                                                             Management of Mid-Peninsula; Mid-Peninsula
                                                                             Executive Compensation; Security Ownership of
                                                                             Certain Beneficial Owners and Management of
                                                                             Cupertino; Executive Compensation of Cupertino
           19.        Information if Proxies, Consents or Authorizations
                       Are Not to be Solicited in an Exchange Offer.......  Not applicable

                           [MID-PENINSULA LETTERHEAD]

                               September 25, 1996

To Our Shareholders:

    We are pleased to enclose a Notice of Special Meeting of Mid-Peninsula Bancorp, a Notice of Special Meeting of Cupertino National Bancorp, and a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to actions to be taken at both meetings. At the Special Meetings of both companies, the shareholders will be asked:

        1) To approve the principal terms of the Second Amended and Restated Agreement and Plan of Reorganization and Merger dated as of August 20, 1996 (the "Reorganization Agreement"), by and between Mid-Peninsula Bancorp ("Mid-Peninsula") and Cupertino National Bancorp ("Cupertino"), pursuant to which, among other things, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula (the "Merger") with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp ("Bancorp"). The former subsidiaries of Mid-Peninsula and Cupertino, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), respectively, will continue to operate as separate subsidiaries of Bancorp. Upon consummation of the Merger, each outstanding share of Cupertino Common Stock, no par value ("Cupertino Share" or "Cupertino Shares", will be converted into the right to receive 0.81522 (the "Conversion Ratio") share of Bancorp Common Stock, no par value ("Bancorp Share" or "Bancorp Shares"), in an exchange intended to be tax-free except to the extent of any cash received in exchange for fractional shares. Shares of Common Stock of Mid-Peninsula ("Mid-Peninsula Shares") outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger as shares of Bancorp. A copy of the Reorganization Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

        At the Mid-Peninsula Special Meeting (the "Mid-Peninsula Meeting"), the shareholders of Mid-Peninsula will also be asked to consider and vote upon the following additional matters. APPROVAL OF ITEMS 2 THROUGH 5 IS A CONDITION PRECEDENT TO THE MERGER; APPROVAL OF ITEM 6 IS NOT A CONDITION TO THE MERGER. ALL OF ITEMS 2 THROUGH 6, IF APPROVED, WILL BECOME EFFECTIVE ONLY WITH RESPECT TO THE AFFAIRS OF BANCORP FOLLOWING THE CONSUMMATION OF THE MERGER:

        2) To amend the bylaws to provide for a range in the number of authorized directors of not less than seven and not more than thirteen, and to fix the number of directors at ten until changed as provided in the bylaws.

        3) To amend the articles of incorporation to establish super-majority voting requirements equal to a two-thirds vote of the Board of Directors applicable to certain matters, including (a) a merger, sale of control or sale of material assets of Bancorp, (b) material acquisitions by Bancorp,
    (c) creation of new business units of Bancorp, MPB and CNB, (d) material changes in operating budgets of Bancorp, MPB or CNB, (e) material changes in the business organization or organizational structure of Bancorp, MPB or CNB, (f) termination of any executive or senior officer appointed to the Executive Management Committee of Bancorp, and (g) any change in the authorized range of directors of Bancorp.

        (4) To approve the adoption of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Option Plan"), and to authorize an increase in the number of shares issuable by Bancorp pursuant to all stock option plans of Bancorp, including the Mid-Peninsula 1994 Stock Option Plan and the Bancorp Option Plan, from 457,037 to 967,890 shares.

        (5) To amend the articles of incorporation to change the name of the corporation to Greater Bay Bancorp.

        (6) To amend the articles of incorporation regarding director liability and indemnification of agents, and to approve and ratify certain proposed indemnification agreements between Bancorp and its directors, officers and other corporate agents, including future directors and officers.

        (7) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    More detailed information about the specified proposals and other matters regarding the Mid-Peninsula Meeting is included in the attached Joint Proxy Statement/Prospectus.

    THE BOARD OF DIRECTORS OF MID-PENINSULA HAS APPROVED THE REORGANIZATION AGREEMENT AND THE RELATED MATTERS AND TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE HOLDERS OF MID-PENINSULA SHARES VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND RELATED MATTERS AND TRANSACTIONS AT THE MID-PENINSULA MEETING.

    If the Merger is consummated, holders of Mid-Peninsula Shares who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from Bancorp a cash payment equal to the fair market value of their Mid-Peninsula Shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS -- Mid-Peninsula" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, pertinent provisions of which are included as Appendix D to the Joint Proxy Statement/Prospectus.

    Whether or not you plan to attend the Mid-Peninsula Meeting, please sign and return the accompanying proxy card in the postage-paid envelope as soon as possible so that your shares will be represented at the Mid-Peninsula Meeting. The Board of Directors suggests that you vote "FOR" each proposal listed on the proxy card. If you attend the Mid-Peninsula Meeting and ask to vote in person, you may withdraw your proxy at that time. It is important that your Mid-Peninsula Shares be represented at the Mid-Peninsula Meeting.

David L. Kalkbrenner                          Duncan L. Matteson
PRESIDENT AND CHIEF EXECUTIVE OFFICER         CHAIRMAN OF THE BOARD

                             MID-PENINSULA BANCORP
                               420 COWPER STREET
                          PALO ALTO, CALIFORNIA 94301

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1996

                            ------------------------

TO THE SHAREHOLDERS OF MID-PENINSULA BANCORP:

    NOTICE IS HEREBY GIVEN that, pursuant to its bylaws and the call of the Board of Directors, a Special Meeting of Shareholders (the "Mid-Peninsula Meeting") of Mid-Peninsula Bancorp, a California corporation ("Mid-Peninsula"), will be held at 5:00 p.m., California time, on October 30, 1996, at Mid-Peninsula Bank, located at 420 Cowper Street, Palo Alto, California, for the following purposes, all as set forth in the attached Joint Proxy
Statement/Prospectus:

        1) To approve the principal terms of the Second Amended and Restated Agreement and Plan of Reorganization and Merger dated as of August 20, 1996 (the "Reorganization Agreement"), by and between Mid-Peninsula and Cupertino National Bancorp ("Cupertino"), pursuant to which, among other things, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula (the "Merger") with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp ("Bancorp"). The former subsidiaries of Mid-Peninsula and Cupertino, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), respectively, will continue to operate as separate subsidiaries of Bancorp. Upon consummation of the Merger, each outstanding share of Common Stock, no par value, of Cupertino ("Cupertino Share" or "Cupertino Shares") will be converted into the right to receive 0.81522 (the "Conversion Ratio") share of Bancorp Common Stock, no par value ("Bancorp Share" or "Bancorp Shares"), in an exchange intended to be tax-free except to the extent of any cash received in exchange for fractional shares. Shares of Common Stock of Mid-Peninsula ("Mid-Peninsula Shares") outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger as shares of Bancorp. A copy of the Reorganization Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

    At the Mid-Peninsula Meeting, the shareholders of Mid-Peninsula will also be asked to consider and vote upon the following additional matters. APPROVAL OF ITEMS 2 THROUGH 5 IS A CONDITION PRECEDENT TO THE MERGER; APPROVAL OF ITEM 6 IS NOT A CONDITION TO THE MERGER. ALL OF ITEMS 2 THROUGH 6, IF APPROVED, WILL BECOME EFFECTIVE ONLY WITH RESPECT TO THE AFFAIRS OF BANCORP FOLLOWING THE CONSUMMATION OF THE MERGER:

        2) To amend the bylaws to provide for a range in the number of authorized directors of not less than seven and not more than thirteen, and to fix the number of directors at ten until changed as provided in the bylaws.

        3) To amend the articles of incorporation to establish super-majority voting requirements equal to a two-thirds vote of the Board of Directors applicable to certain matters, including (a) a merger, sale of control or sale of material assets of Bancorp, (b) material acquisitions by Bancorp,
    (c) creation of new business units of Bancorp, MPB or CNB, (d) material changes in operating budgets of Bancorp, MPB or CNB, (e) material changes in the business organization or organizational structure of Bancorp, MPB or CNB, (f) termination of any executive or senior officer appointed to the Executive Management Committee of Bancorp, and (g) any change in the authorized range of directors of Bancorp.

        (4) To approve the adoption of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Option Plan"), and to authorize an increase in the number of shares issuable by Bancorp pursuant to all stock option plans of Bancorp, including the Mid-Peninsula 1994 Stock Option Plan and the Bancorp Option Plan, from 457,037 to 967,890 shares.

        (5) To amend the articles of incorporation to change the name of the corporation to Greater Bay Bancorp.

        (6) To amend the articles of incorporation regarding director liability and indemnification of agents, and to approve and ratify certain proposed indemnification agreements between Bancorp and its directors, officers and other corporate agents, including future directors and officers.

        (7) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    More detailed information about the specified proposals and other matters regarding the Mid-Peninsula Meeting is included in the attached Joint Proxy Statement/Prospectus.

    THE BOARD OF DIRECTORS OF MID-PENINSULA HAS APPROVED THE REORGANIZATION AGREEMENT AND THE RELATED MATTERS AND TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE HOLDERS OF MID-PENINSULA SHARES VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND RELATED MATTERS AND TRANSACTIONS AT THE MID-PENINSULA MEETING.

    If the Merger is consummated, holders of Mid-Peninsula Shares who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from Bancorp a cash payment equal to the fair market value of their Mid-Peninsula Shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS -- Mid-Peninsula" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, pertinent provisions of which are included as Appendix D to the Joint Proxy Statement/Prospectus.

    Shareholders of record at the close of business on September 9, 1996 are entitled to notice of and to vote at the Mid-Peninsula Meeting.

                                          By order of the Board of Directors

                                          Warren R. Thoits, SECRETARY

Palo Alto, California
September 25, 1996

     IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MID-PENINSULA MEETING IN PERSON. IF YOU DO ATTEND THE MID-PENINSULA MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.
     IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MID-PENINSULA MEETING.

                             [CUPERTINO LETTERHEAD]

                               September 25, 1996

To Our Shareholders:

    We are pleased to enclose a Notice of Special Meeting of Cupertino National Bancorp ("Cupertino"), a Notice of Special Meeting of Mid-Peninsula Bancorp ("Mid-Peninsula"), and a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") relating to actions to be taken at both meetings. At the Special Meetings of both companies, the shareholders will be asked to approve the principal terms of the Second Amended and Restated Agreement and Plan of Reorganization and Merger dated as of August 20, 1996 (the "Reorganization Agreement"), by and between Mid-Peninsula and Cupertino, pursuant to which, among other things, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula (the "Merger") with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp ("Bancorp"). The former subsidiaries of Mid-Peninsula and Cupertino, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), respectively, will continue to operate as separate subsidiaries of Bancorp. Upon consummation of the Merger, each outstanding share of Cupertino Common Stock, no par value ("Cupertino Share" or "Cupertino Shares"), will be converted into the right to receive 0.81522 (the "Conversion Ratio") share of Bancorp Common Stock, no par value ("Bancorp Share" or "Bancorp Shares"), in an exchange intended to be tax-free except to the extent of any cash received in exchange for fractional shares. Shares of Common Stock of Mid-Peninsula ("Mid-Peninsula Shares") outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger as shares of Bancorp. A copy of the Reorganization Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

    More detailed information about the specified proposals and other matters regarding the Cupertino Special Meeting (the "Cupertino Meeting") is included in the attached Joint Proxy Statement/ Prospectus.

    THE BOARD OF DIRECTORS OF CUPERTINO HAS APPROVED THE REORGANIZATION AGREEMENT AND THE RELATED MATTERS AND TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE HOLDERS OF CUPERTINO SHARES VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND RELATED MATTERS AND TRANSACTIONS AT THE CUPERTINO MEETING.

    If the Merger is consummated, holders of Cupertino Shares who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from Bancorp a cash payment equal to the fair market value of their Cupertino Shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS -- Cupertino" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, pertinent provisions of which are included as Appendix D to the Joint Proxy Statement/Prospectus.

    Whether or not you plan to attend the Cupertino Meeting, please sign and return the accompanying proxy card in the postage-paid envelope as soon as possible so that your shares will be represented at the Cupertino Meeting. The Board of Directors suggests that you vote "FOR" the proposal to approve the principal terms of the Reorganization Agreement. If you attend the Cupertino Meeting and ask to vote in person, you may withdraw your proxy at that time. It is important that your Cupertino Shares be represented at the Cupertino Meeting.

C. Donald Allen                               John M. Gatto
PRESIDENT AND CHIEF EXECUTIVE OFFICER         CHAIRMAN OF THE BOARD

                           CUPERTINO NATIONAL BANCORP
                         20230 STEVENS CREEK BOULEVARD
                          CUPERTINO, CALIFORNIA 95014

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1996

                            ------------------------

TO THE SHAREHOLDERS OF CUPERTINO NATIONAL BANCORP:

    NOTICE IS HEREBY GIVEN that, pursuant to its bylaws and the call of the Board of Directors, a Special Meeting of Shareholders (the "Cupertino Meeting") of Cupertino National Bancorp, a California corporation ("Cupertino"), will be held at 5:00 p.m. California time, on October 30, 1996 at the Saratoga Country Club, located at 1990 Prospect Road, Saratoga, California, for the following purposes, all as set forth in the attached Joint Proxy Statement/Prospectus:

        1) To approve the principal terms of the Second Amended and Restated Agreement and Plan of Reorganization and Merger dated as of August 20, 1996 (the "Reorganization Agreement"), by and between Mid-Peninsula Bancorp ("Mid-Peninsula") and Cupertino, pursuant to which, among other things, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula (the "Merger") with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp ("Bancorp"). The former subsidiaries of Mid-Peninsula and Cupertino, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), respectively, will continue to operate as separate subsidiaries of Bancorp. Upon consummation of the Merger, each outstanding share of Cupertino Common Stock, no par value ("Cupertino Share" or "Cupertino Shares") will be converted into the right to receive 0.81522 (the "Conversion Ratio") share of Bancorp Common Stock, no par value ("Bancorp Share" or "Bancorp Shares"), in an exchange intended to be tax-free except to the extent of any cash received in exchange for fractional shares. Shares of Common Stock of Mid-Peninsula ("Mid-Peninsula Shares") outstanding immediately prior to the Merger will remain outstanding after the consummation of the Merger as shares of Bancorp. A copy of the Reorganization Agreement is included in the Joint Proxy Statement/ Prospectus as Appendix A.

    Only those shareholders of record at the close of business on September 9, 1996 shall be entitled to notice of and to vote at the Cupertino Meeting. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at Cupertino's offices at 20230 Stevens Creek Boulevard, Cupertino, California, 95014.

    If the Merger is consummated, holders of Cupertino Shares who comply with the requirements of Chapter 13 of the California General Corporation Law ("Chapter 13") may have the right to receive from Bancorp a cash payment of the fair market value of their Cupertino Shares determined in accordance with Chapter 13. See "DISSENTING SHAREHOLDERS' RIGHTS -- Cupertino" in the attached Joint Proxy Statement/Prospectus for a discussion of the availability of dissenters' rights and a description of the procedures which must be followed to enforce such rights under Chapter 13, pertinent provisions of which are included as Appendix D to the Joint Proxy Statement/Prospectus and incorporated herein by this reference.

    More detailed information about the specified proposals and other matters regarding the Cupertino Meeting is included in the attached Joint Proxy Statement/Prospectus.

    THE BOARD OF DIRECTORS OF CUPERTINO HAS APPROVED THE REORGANIZATION AGREEMENT AND THE RELATED MATTERS AND TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE HOLDERS OF CUPERTINO SHARES VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND RELATED MATTERS AND TRANSACTIONS AT THE CUPERTINO MEETING.

                                          By order of the Board of Directors

                                          C. Donald Allen
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Cupertino, California
September 25, 1996

     IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CUPERTINO MEETING IN PERSON. IF YOU DO ATTEND THE CUPERTINO MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.
     IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE CUPERTINO MEETING.

                             MID-PENINSULA BANCORP
                           CUPERTINO NATIONAL BANCORP
                               ------------------

                             JOINT PROXY STATEMENT

                      FOR SPECIAL MEETINGS OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1996
                            ------------------------

                             MID-PENINSULA BANCORP

                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is furnished to the shareholders of Mid-Peninsula Bancorp, a California corporation ("Mid-Peninsula"), and to the shareholders of Cupertino National Bancorp, a California corporation ("Cupertino"), in connection with the solicitation by their respective Boards of Directors of proxies to be used at special meetings of their shareholders.

    At the special meetings of Mid-Peninsula (the "Mid-Peninsula Meeting") and Cupertino (the "Cupertino Meeting"), the shareholders of each company will be asked to consider and act upon, among other things, a proposal to approve the principal terms of the Second Amended and Restated Agreement and Plan of Reorganization and Merger dated as of August 20, 1996 (the "Reorganization Agreement"), by and between Mid-Peninsula and Cupertino, pursuant to which, among other things, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula (the "Merger") with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp ("Bancorp"). The former subsidiaries of Mid-Peninsula and Cupertino, Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB"), respectively, will continue to operate as separate subsidiaries of Bancorp. Upon consummation of the Merger (the "Effective Time of the Merger"), each outstanding share of Cupertino Common Stock, no par value, ("Cupertino Share" or "Cupertino Shares") will be converted into the right to receive 0.81522 (the "Conversion Ratio") share of Bancorp Common Stock, no par value ("Bancorp Share" or "Bancorp Shares"), in an exchange intended to be tax free except to the extent of any cash received in exchange for fractional shares. Shares of Common Stock of Mid-Peninsula ("Mid-Peninsula Shares") outstanding immediately prior to the Merger will remain outstanding after the Effective Time of the Merger as shares of Bancorp. Based on the number of fully diluted Mid-Peninsula Shares outstanding as of the record date for the Mid-Peninsula Meeting, the Bancorp Shares to be issued to Cupertino shareholders pursuant to the Reorganization Agreement will represent approximately 49% of the fully diluted Bancorp Shares outstanding following the Merger.

    If the Merger is consummated, the Board of Directors of Bancorp will comprise five (5) members from each of the current Mid-Peninsula Board of Directors and the current Cupertino Board of Directors. For a description of these and other actions to be taken at the special meetings, see "INFORMATION CONCERNING MID-PENINSULA MEETING ONLY" and "INFORMATION CONCERNING CUPERTINO MEETING ONLY."

    This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of Mid-Peninsula and Cupertino on or about September 25, 1996.

    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Mid-Peninsula under the Securities Act of 1933, as amended (the "Securities Act"), for the public offering of the Bancorp Shares to be issued in the Merger. See "DESCRIPTION OF MID-PENINSULA CAPITAL STOCK -- Mid-Peninsula Shares." This Joint Proxy Statement/Prospectus does not cover any resales of such securities, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESEN-
                  TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 25, 1996

                             AVAILABLE INFORMATION

    Each of Mid-Peninsula and Cupertino is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by each of Mid-Peninsula and Cupertino can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at Room 1228, 75 Park Place, New York, New York 10007 and Room 3190, 230 South Dearborn Street, Chicago, Illinois 60604. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.


    Mid-Peninsula has filed a Registration Statement (No. 333-10781) with the Commission under the Securities Act relating to the Mid-Peninsula Shares to be issued in the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the Exhibits thereto, certain parts of which are omitted in accordance with the Commission's rules and regulations. The Registration Statement and the Exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above. All information concerning Mid-Peninsula contained in this Joint Proxy Statement/Prospectus has been furnished by Mid-Peninsula, and all information concerning Cupertino has been furnished by Cupertino.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Statements contained in this Joint Proxy Statement/Prospectus or in any documents incorporated by reference in this Joint Proxy Statement/Prospectus relating to the contents of any contract or other documents referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    The following documents filed with the Commission are incorporated herein by reference: (i) Mid-Peninsula's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Mid-Peninsula's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; (iii) Cupertino's Annual Report on Form 10-K for the year ended December 31, 1995; and (iv) Cupertino's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996. MID-PENINSULA'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 AND CUPERTINO'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDICES B AND C, RESPECTIVELY. MID-PENINSULA'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1996 AND CUPERTINO'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1996 ARE ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDICES G AND H, RESPECTIVELY.


    Other than the historical facts contained herein, this Joint Proxy Statement/Prospectus contains forward-looking statements that may involve substantial risks and uncertainties. For a discussion of such risks and uncertainties, please see Appendices B, C, G and H referred to in the previous paragraph. In addition to the risks and uncertainties discussed in these Appendices, the following factors should be considered. The successful combination of Mid-Peninsula and Cupertino is dependent on a number of factors, including but not limited to the timing and extent of any cost savings which might be realized in the combination and the ability of Bancorp and its subsidiaries to compete effectively in their expanded market areas. There can be no assurance that cost savings will be realized on a timely basis or that such entities will effectively compete in their expanded markets. As the banking industry in California continues to consolidate and face increased competition from other types of financial services companies, community banks such as MPB and CNB will continue to confront increased competition for customers.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MID-PENINSULA OR CUPERTINO. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MID-PENINSULA OR CUPERTINO SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SUMMARY....................................................................................................          1
  The Meetings.............................................................................................          1
  The Parties..............................................................................................          2
  The Merger...............................................................................................          2
  Exchange of Stock Certificates...........................................................................          7
  Dissenters' Rights.......................................................................................          7
  Historical and Pro Forma per Share Data for Mid-Peninsula and Cupertino..................................          7
  Comparative Stock Price Information......................................................................          8
  Certain Mid-Peninsula and Cupertino Financial Data.......................................................         10
  Mid-Peninsula Bancorp Summary Consolidated Financial Data................................................         10
  Cupertino National Bancorp Summary Consolidated Financial Data...........................................         11
  Unaudited Pro Forma Combined Financial Information.......................................................         12
  Unaudited Pro Forma Combined Financial Summary...........................................................         12
  Unaudited Pro Forma Combined Balance Sheet as of June 30, 1996...........................................         13
  Unaudited Pro Forma Combined Income Statement for the Six Month Ended June 30, 1996......................         14
  Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 1995.......................         15
  Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 1994.......................         16
  Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 1993.......................         17

INTRODUCTION...............................................................................................         18

THE MID-PENINSULA MEETING..................................................................................         19
  Record Date..............................................................................................         19
  Proxies..................................................................................................         19
  Costs of Solicitation of Proxies.........................................................................         19
  Quorum...................................................................................................         20
  Vote Required............................................................................................         20

THE CUPERTINO MEETING......................................................................................         20
  Record Date..............................................................................................         20
  Proxies..................................................................................................         20
  Costs of Solicitation of Proxies.........................................................................         21
  Quorum...................................................................................................         21
  Vote Required............................................................................................         21

PROPOSAL NUMBER 1: TO APPROVE THE PRINCIPAL TERMS OF THE REORGANIZATION AGREEMENT PURSUANT TO WHICH, AMONG
 OTHER THINGS, CUPERTINO WILL BE MERGED ON A MERGER OF EQUALS BASIS WITH AND INTO MID-PENINSULA AND
 MID-PENINSULA WILL CHANGE ITS NAME TO GREATER BAY BANCORP. UPON CONSUMMATION OF THE MERGER, EACH
 OUTSTANDING CUPERTINO SHARE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 0.81522 BANCORP SHARE IN A
 TAX-FREE EXCHANGE.........................................................................................         21

THE MERGER.................................................................................................         21
  Background of the Merger.................................................................................         21
  Recommendation of the Boards of Directors and Reasons for the Merger.....................................         25
  Opinion of Mid-Peninsula Financial Advisor...............................................................         27
  Opinion of Cupertino Financial Advisor...................................................................         31

                                                                                                               PAGE
                                                                                                             ---------
  Other Financial Advisor Agreement........................................................................         36
  Terms of the Merger......................................................................................         36
  Effective Time of the Merger.............................................................................         36
  Regulatory Approval......................................................................................         36
  Agreements with Certain Shareholders.....................................................................         37
  Agreements with Affiliates...............................................................................         37
  Interests of Certain Persons in the Merger...............................................................         38
  Employee Benefit Plans...................................................................................         39
  Summary of Employee Stock Purchase Plan..................................................................         39
  Certain Related Transactions.............................................................................         42
  Certain Federal Income Tax Consequences..................................................................         42
  Exchange Procedures......................................................................................         45
  Post-Merger Operations...................................................................................         45
  Sales of Bancorp Shares..................................................................................         46
  Nasdaq Listing...........................................................................................         46
  Accounting Treatment.....................................................................................         46

THE REORGANIZATION AGREEMENT...............................................................................         46
  Conditions to the Merger.................................................................................         46
  Nonsolicitation..........................................................................................         48
  Treatment of Stock Options...............................................................................         49
  Termination and its Effects, including Payment in the Event of a Business Combination....................         49
  Covenants; Conduct of Business Prior to Effective Time of the Merger.....................................         50
  Expenses.................................................................................................         52
  Amendment................................................................................................         52

THE OPTION AGREEMENTS......................................................................................         52

DISSENTING SHAREHOLDERS' RIGHTS............................................................................         56
  Mid-Peninsula............................................................................................         56
  Cupertino................................................................................................         57

MID-PENINSULA..............................................................................................         58

DESCRIPTION OF MID-PENINSULA CAPITAL STOCK.................................................................         59
  Mid-Peninsula Shares.....................................................................................         59
  Common Stock.............................................................................................         59
  Mid-Peninsula Preferred Stock............................................................................         60
  Indemnification Provisions...............................................................................         60

CUPERTINO..................................................................................................         61

COMPARISON OF SHAREHOLDER RIGHTS...........................................................................         64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CUPERTINO................................         66
  Beneficial Ownership Table...............................................................................         66
  Board of Directors and Executive Officers................................................................         68
  Committees of the Cupertino Board........................................................................         70

CUPERTINO EXECUTIVE COMPENSATION...........................................................................         71
  Summary Compensation Table...............................................................................         71
  Option Grants in Last Fiscal Year........................................................................         72
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Value................................         72
  Employment, Severance and Change of Control Arrangements.................................................         73
  Retirement Benefits......................................................................................         74

                                                                                                               PAGE
                                                                                                             ---------
  Compensation of Directors................................................................................         74
  Compensation Committee Interlocks and Insider Participation..............................................         75
  Compliance With Section 16(a) of the Exchange Act........................................................         75
  Report of the Executive Committee of the Board of Directors on Executive Compensation....................         75

COMPARISON OF CUPERTINO SHAREHOLDER RETURN.................................................................         76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MID-PENINSULA............................         77
  Security Ownership of Certain Beneficial Owners..........................................................         77
  Security Ownership of Management.........................................................................         77
  Board of Directors and Executive Officers................................................................         79
  Committees of the Mid-Peninsula Board....................................................................         82
  Compensation of Directors................................................................................         82

MID-PENINSULA EXECUTIVE COMPENSATION.......................................................................         83
  Summary Compensation Table...............................................................................         83
  Option/SAR Grants Table..................................................................................         84
  Option/SAR Exercises and Year-End Value Table............................................................         84
  Employment Contracts and Termination of Employment and Change in Control Arrangements....................         84
  Compliance with Section 16(a) of the Exchange Act........................................................         85

CERTAIN MID-PENINSULA RELATIONSHIPS AND RELATED TRANSACTIONS...............................................         86
  Transactions with Management and Others..................................................................         86
  Certain Business Relationships...........................................................................         86
  Indebtedness of Management...............................................................................         86

INFORMATION CONCERNING MID-PENINSULA MEETING ONLY..........................................................         87

PROPOSAL NUMBER 2: TO AMEND THE BYLAWS TO CHANGE THE AUTHORIZED NUMBER OF DIRECTORS TO NOT LESS THAN SEVEN
 AND NOT MORE THAN THIRTEEN, AND TO FIX THE NUMBER OF DIRECTORS AT TEN UNTIL CHANGED AS PROVIDED IN THE
 BYLAWS....................................................................................................         87

PROPOSAL NUMBER 3: TO AMEND THE ARTICLES OF INCORPORATION TO ESTABLISH SUPER-MAJORITY VOTE REQUIREMENTS
 EQUAL TO A TWO-THIRDS VOTE OF THE BOARD OF DIRECTORS APPLICABLE TO CERTAIN MATTERS, INCLUDING (A) A
 MERGER, SALE OF CONTROL OR SALE OF MATERIAL ASSETS OF BANCORP, (B) ACQUISITIONS BY BANCORP, (C) CREATION
 OF NEW BUSINESS UNITS OF BANCORP, MPB OR CNB, (D) MATERIAL CHANGES IN OPERATING BUDGETS OF BANCORP, MPB OR
 CNB, (E) MATERIAL CHANGES IN THE BUSINESS ORGANIZATION OR ORGANIZATIONAL STRUCTURE OF BANCORP, MPB OR CNB,
 (F) TERMINATION OF ANY EXECUTIVE OR SENIOR OFFICER APPOINTED TO THE EXECUTIVE MANAGEMENT COMMITTEE OF
 BANCORP, AND (G) ANY CHANGE IN THE AUTHORIZED RANGE OF DIRECTORS OF BANCORP...............................         87

PROPOSAL NUMBER 4: TO APPROVE THE GREATER BAY BANCORP 1996 STOCK OPTION PLAN AND TO AUTHORIZE AN INCREASE
 IN THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE PURSUANT TO ALL STOCK OPTION PLANS OF GREATER BAY
 BANCORP FROM 457,037 TO 967,890 SHARES....................................................................         89
  General..................................................................................................         89
  Summary of Proposed Bancorp Option Plan..................................................................         90
  Benefits Under New Plan..................................................................................         93

                                                                                                               PAGE
                                                                                                             ---------
PROPOSAL NUMBER 5: TO CHANGE THE NAME OF MID-PENINSULA TO GREATER BAY BANCORP..............................         94

PROPOSAL NUMBER 6: DIRECTOR LIABILITY, INDEMNIFICATION OF AGENTS AND INDEMNIFICATION AGREEMENTS............         95
  Introduction.............................................................................................         95
  Prior Amendments to Articles and Bylaws of MPB...........................................................         95
  Other Protection.........................................................................................         96
  The Article Amendment....................................................................................         96
  Indemnification Agreements...............................................................................         98
  Certain Proceedings......................................................................................         99
  Indemnification for Liabilities Under the Securities Act.................................................         99
  Vote Required to Approve the Article Amendment and Indemnification Agreements............................        100

SHAREHOLDER PROPOSALS......................................................................................        101

OTHER MATTERS..............................................................................................        101

LEGAL MATTERS..............................................................................................        101

EXPERTS....................................................................................................        101

                                   APPENDICES

Appendix A    Reorganization Agreement

Appendix B    Mid-Peninsula 1995 Annual Report on Form 10-K

Appendix C    Cupertino 1995 Annual Report on Form 10-K

Appendix D    Sections 1300-1304 of the California General Corporation Law

Appendix E    Alex. Brown & Sons Incorporated Opinion

Appendix F    Sutro Opinion

Appendix G    Mid-Peninsula Form 10-Q Quarterly Report (June 30, 1996)

Appendix H    Cupertino Form 10-Q Quarterly Report (June 30, 1996)

Appendix I    Bancorp Option Plan

Appendix J    Form of Indemnification Agreement

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT INFORMATION. SHAREHOLDERS ARE URGED TO REVIEW CAREFULLY THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE APPENDICES AND THE DOCUMENTS INCORPORATED BY REFERENCE).

THE MEETINGS

    MID-PENINSULA. The Mid-Peninsula Meeting will be held at 5:00 p.m., California time, on October 30, 1996 at Mid-Peninsula Bank, located at 420 Cowper Street, Palo Alto, California. Mid-Peninsula's shareholders will consider and vote on a proposal to approve the principal terms of the Reorganization Agreement.

    AS CONDITIONS TO THE MERGER AND CONDITIONED UPON THE CONSUMMATION OF THE MERGER, Mid-Peninsula shareholders will also be asked (i) to amend the bylaws of Mid-Peninsula to provide for a range in the authorized number of directors of not less than seven nor more than thirteen, and to fix the number of directors at ten until changed as provided in the bylaws; (ii) to amend the articles of incorporation to establish super-majority voting requirements equal to a two-thirds vote of the Board of Directors applicable to certain matters, including (a) a merger, sale of control or sale of material assets of Bancorp,
(b) material acquisitions by Bancorp, (c) creation of new business units of Bancorp, MPB or CNB, (d) material changes in operating budgets of Bancorp, MPB or CNB, (e) material changes in the business organization or organizational structure of Bancorp, MPB or CNB, (f) termination of any executive or senior officer appointed to Executive Management Committee of Bancorp, and (g) any change in the authorized range of directors of Bancorp; (iii) to approve the adoption of the Bancorp Option Plan and to authorize an increase in the number of shares issuable by Bancorp pursuant to the Mid-Peninsula 1994 Stock Option Plan (the "1994 Option Plan") and the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Option Plan"), from 457,037 to 967,890 shares; and (iv) to amend the articles of incorporation of Mid-Peninsula to change its name to Greater Bay Bancorp.


    In addition, Mid-Peninsula shareholders will be asked to amend the articles of incorporation regarding director liability and indemnification of agents, and to approve and ratify certain proposed indemnification agreements between Bancorp and its directors, officers and other corporate agents, including future directors and officers. This proposal is not a condition of the Merger, but will not take effect unless the Merger is consummated.



    The close of business on September 9, 1996 has been set as the record date (the "Mid-Peninsula Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Mid-Peninsula Meeting. On the Mid-Peninsula Record Date, there were 1,637,593 Mid-Peninsula Shares outstanding, held of record by approximately 560 shareholders. See "THE MID-PENINSULA MEETING."



    CUPERTINO. The Cupertino Meeting will be held at 5:00 p.m., California time, on October 30, 1996, at the Saratoga Country Club, located at 1990 Prospect Road, Saratoga, California. Cupertino's shareholders will consider and vote on a proposal to approve the principal terms of the Reorganization Agreement. The close of business on September 9, 1996 has been set as the record date (the "Cupertino Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Cupertino Meeting. On the Cupertino Record Date, there were 1,905,958 Cupertino Shares outstanding, held of record by approximately 380 shareholders. See "THE CUPERTINO MEETING."


THE PARTIES


    MID-PENINSULA. Mid-Peninsula is a California corporation incorporated in 1984 under the name San Mateo County Bancorp ("San Mateo") to act as the bank holding company of San Mateo County National Bank, subsequently renamed WestCal National Bank ("WestCal"). In 1994, WestCal was merged with and into MPB in a transaction in which MPB survived and became the wholly owned subsidiary of San Mateo, which concurrently changed its name to Mid-Peninsula Bancorp. Mid-Peninsula is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). As of June 30, 1996, it had total assets of $251.4 million. Mid-Peninsula's sole subsidiary is MPB, which provides Mid-Peninsula's principal source of income through dividends paid by MPB. Mid-Peninsula, through its banking subsidiary, provides banking and financial services in and adjacent to the San Francisco Peninsula from Los Altos and Mountain View on the south to Daly City on the north. See "MID-PENINSULA."

    The principal executive office of Mid-Peninsula is located at 420 Cowper Street, Palo Alto, California 94301, telephone number (415) 323-5150.

    MPB. MPB is a California state-chartered bank founded in 1987. As of June 30, 1996, it had total loans of $148.0 million, total deposits of $227.1 million and total assets of $251.4 million. MPB provides a wide range of commercial banking services to individuals and business concerns through its branch offices in Palo Alto, San Mateo and San Carlos. The principal executive office of MPB is located at 420 Cowper Street, Palo Alto, California 94301, telephone number
(415) 323-5150.

    CUPERTINO NATIONAL BANCORP. Cupertino is a California corporation incorporated in 1984 and is registered as a bank holding company under the Bank Holding Company Act. As of June 30, 1996, it had total assets of $274.4 million. Cupertino's sole subsidiary is CNB, which provides Cupertino's principal source of income through dividends paid by CNB. Cupertino, through its banking subsidiary, provides banking and financial services throughout Cupertino, San Jose, Palo Alto and the surrounding communities in Santa Clara County and San Mateo County.

    The principal executive office of Cupertino is located at 20230 Stevens Creek Boulevard, Cupertino, California 95014, telephone number (408) 996-1144.

    CNB. CNB is a national bank founded in 1985. As of June 30, 1996, it had total loans of $185.3 million, total deposits of $251.4 million and total assets of $273.0 million. CNB provides a wide range of financial services through its branch offices in Cupertino, San Jose and Palo Alto. The principal executive office of CNB is located at 20230 Stevens Creek Boulevard, Cupertino, California 95014, telephone number (408) 996-1144.

THE MERGER

    GENERAL. Pursuant to the terms of the Reorganization Agreement, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula, with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp. At the Effective Time of the Merger, each Cupertino Share issued and outstanding immediately prior to the consummation of the Merger (other than shares as to which statutory dissenters' rights are perfected) will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive 0.81522 Bancorp Share. Each Mid-Peninsula Share issued and outstanding immediately prior to the consummation of the Merger shall remain outstanding as a share of Bancorp. No fractional Bancorp Shares will be issued in the Merger, but cash will be paid to holders of Cupertino Shares in lieu thereof. Based on the number of the fully diluted Mid-Peninsula Shares outstanding as of the Mid-Peninsula Record Date, the Bancorp Shares to be issued to the Cupertino shareholders pursuant to the Reorganization Agreement will represent approximately 49% of the fully diluted shares of Bancorp following the Merger.

    BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S
RECOMMENDATIONS. Mid-Peninsula and Cupertino have from time to time considered alternatives to increase the value of their franchises to provide a greater shareholder return. Beginning early in 1996, Mid-Peninsula and Cupertino executives and board members separately considered various merger possibilities. On February 26, 1996, Mid-Peninsula addressed a letter to the Cupertino Board expressing interest in a merger of equals transaction. Following further negotiations, a revised expression of interest letter was sent to the Cupertino Board by Mid-Peninsula on April 30, 1996. During the month following, the parties and their advisors prepared a definitive agreement which was executed June 5, 1996, and re-executed in a revised and restated form on June 26, 1996, and again on August 20, 1996. See "THE MERGER -- Background of the Merger" and "-- Recommendations of the Boards of Directors and Reasons for the Merger."

    ACCORDINGLY, THE BOARDS OF DIRECTORS OF MID-PENINSULA AND CUPERTINO HAVE APPROVED THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH AND RECOMMEND APPROVAL OF THE PRINCIPAL TERMS OF THE REORGANIZATION AGREEMENT BY THE SHAREHOLDERS OF MID-PENINSULA AND CUPERTINO, RESPECTIVELY. See "THE MERGER -- Background of the Merger" and "Recommendation of the Boards of Directors and Reasons for the Merger."


    MID-PENINSULA FAIRNESS OPINION. The Mid-Peninsula Board has received an oral opinion (the "Alex. Brown Opinion") from the investment banking firm of Alex. Brown & Sons Incorporated ("Alex. Brown") that, as of June 4, 1996, the Conversion Ratio is fair, from a financial point of view, to the shareholders of Mid-Peninsula. The Alex. Brown Opinion was confirmed in writing as of June 5, 1996, and reaffirmed as of September 23, 1996. A copy of the Alex. Brown Opinion as reaffirmed on September 23, 1996, is attached to this Joint Proxy Statement/Prospectus as Appendix E. See "THE MERGER -- Opinion of Mid-Peninsula Financial Advisor."


    CUPERTINO FAIRNESS OPINION. Cupertino has received a written opinion (the "Sutro Opinion") from the investment banking firm of Sutro & Co., Incorporated ("Sutro") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Cupertino as of August 14, 1996. A copy of the Sutro Opinion is attached hereto as Appendix F. See "THE MERGER -- Opinion of Cupertino Financial Advisor."


    CUPERTINO FINANCIAL ADVISOR. Cupertino has engaged Hovde Financial, Inc. ("Hovde") as a financial advisor in connection with the Merger to provide, among other things, advice regarding cost savings opportunities and revenue enhancements which can be effected following the Merger. An affiliate of Hovde is a principal shareholder of Cupertino. See "THE MERGER -- Other Financial Advisor Agreement" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CUPERTINO."


    CONDITIONS TO THE MERGER; TERMINATION. The obligation of each of the parties to the Reorganization Agreement to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of the Merger of, among other things, the following conditions: (i) the approval by the shareholders of Mid-Peninsula and Cupertino of the principal terms of the Reorganization Agreement; (ii) the absence of any judgment, decree, injunction, order or proceeding which prohibits or restricts the effectuation of, or threatens to invalidate, the Merger; (iii) the receipt of all required governmental approvals and consents and satisfaction of all other statutory or regulatory requirements; (iv) a letter from KPMG Peat Marwick, LLP, independent accountants of Mid-Peninsula ("KPMG") that the Merger will qualify for pooling of interests accounting treatment; and (v) the performance of covenants, the accuracy of representations and warranties and the receipt of various legal opinions, officers' certificates and other documents, as provided in the Reorganization Agreement. See "THE REORGANIZATION AGREEMENT."

    The Reorganization Agreement may be terminated at any time prior to the Effective Time of the Merger by the mutual consent of Mid-Peninsula and Cupertino, or, among other things, by either party (i) if any approval of shareholders of Mid-Peninsula or Cupertino required for the Merger is not obtained at the applicable meeting; (ii) upon the expiration of 30 days after any regulatory authority or governmental authority denies or refuses to grant any approval required to be obtained in order to consummate the transactions contemplated by the Reorganization Agreement, unless within 30 days of such denial all parties agree to submit a new application to the regulatory or governmental authority which refused to grant such approval; (iii) in the event that Cupertino, CNB or their affiliates, or Mid-Peninsula, MPB or their affiliates, enter into a Business Combination (as defined in the Reorganization Agreement), provided that termination based thereon shall not terminate the option agreement signed by Cupertino or Mid-Peninsula, as the case may be (the "Mid-Peninsula Option Agreement" and the "Cupertino Option Agreement," collectively, the "Option Agreements"), or the obligation of the party entering into a Business Combination to pay to the other party, on demand, the sum of $750,000; (iv) if a materially adverse change shall have occurred since March 31,

1996, in the business, financial condition, results of operations or assets of the other party or its bank subsidiary; or (v) if the Merger is not consummated by December 31, 1996, provided that, if the only conditions to the closing (the "Closing") which then remain unsatisfied are the receipt of regulatory approvals or the expiration of any waiting periods under applicable law or regulation, the Closing will be automatically extended to February 28, 1997, or such other date as the parties may agree upon, for the purpose of obtaining such approvals or the expiration of such waiting periods.

    REGULATORY APPROVALS. Application for prior approval of the Merger was filed with the Federal Reserve Bank of San Francisco (the "FRB") on August 21, 1996. There can be no assurances that the required approval will be obtained, or as to conditions or timing of such approval. See "THE MERGER -- Regulatory Approval."

    AGREEMENTS WITH CERTAIN SHAREHOLDERS. Cupertino has entered into a shareholder agreement ("Shareholder Agreement") with certain shareholders of Mid-Peninsula, each of whom is also a director or an executive officer of Mid-Peninsula (the "Mid-Peninsula Shareholders") and Mid-Peninsula has entered into a Shareholder Agreement with certain shareholders of Cupertino, each of whom is also a director or an executive officer of Cupertino or CNB (the "Cupertino Shareholders"), pursuant to which the Mid-Peninsula Shareholders and Cupertino Shareholders have agreed generally (i) to vote all Mid-Peninsula Shares and Cupertino Shares which they own or hold in trust in favor of the approval of the Reorganization Agreement, thereby increasing the likelihood that the Reorganization Agreement will be approved by the shareholders of both companies and (ii) not to sell or otherwise transfer any of their Mid-Peninsula Shares or Cupertino Shares prior to the Effective Time of the Merger. See "THE MERGER -- Agreements with Certain Shareholders."

    Current directors, executive officers and other persons deemed by Cupertino or Mid-Peninsula to be affiliates of Cupertino or Mid-Peninsula have entered into agreements (the "Affiliate Agreements") with Mid-Peninsula or Cupertino, as the case may be, restricting such persons' ability to sell Cupertino Shares, Mid-Peninsula Shares or Bancorp Shares which such persons hold or may acquire in connection with the Merger except in accordance with such Affiliate Agreements. See "THE MERGER -- Agreements with Certain Shareholders."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. At the Effective Time of the Merger, the Board of Directors of Bancorp will comprise 10 directors, five members from each of the Mid-Peninsula Board of Directors (the "Mid-Peninsula Board") and the Cupertino Board of Directors (the "Cupertino Board"). The five members from the Mid-Peninsula Board are expected to be David L. Kalkbrenner, Duncan L. Matteson, Donald H. Seiler, Warren R. Thoits and Edwin E. van Bronkhorst. The five members from the Cupertino Board are expected to be John M. Gatto, James E. Jackson, Rex D. Lindsay, Glen McLaughlin and Dick J. Randall.

    At the Effective Time of the Merger, the following officers of Mid-Peninsula and Cupertino shall become the executive officers of Bancorp and shall be appointed to the positions indicated: (i) David L. Kalkbrenner, President and Chief Executive Officer, (ii) Steven C. Smith, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and (iii) David R. Hood, Executive Vice President and Chief Credit Officer.

    In addition, the following persons will be named to the Executive Management Committee of Bancorp, with the following additional titles and positions held with MPB or CNB as indicated:

        (i) from Mid-Peninsula -- David L. Kalkbrenner, President and Chief Executive Officer of MPB, Director of MPB and CNB, and Chairman of the Executive Management Committee; Murray B. Dey, Executive Vice President of MPB; Carol R. Rowland, First Vice President and Chief Financial Officer of MPB; Susan K. Black, Executive Vice President, Relationship Management Administration, of MPB; and Kimberly S. Burgess, Senior Vice President, Bank Support Services, of MPB.

        (ii) from Cupertino -- C. Donald Allen, Chairman of the Board and Chief Executive Officer of CNB; Steven C. Smith, Executive Vice President and Chief Operating Officer of CNB and Vice-

    Chairman of the Executive Management Committee; David R. Hood, Executive Vice President and Senior Lending Officer of CNB; Hall Palmer, Executive Vice President, Trust Group of CNB; Kenneth D. Brenner, Executive Vice President, Strategic Marketing and Business Development, of CNB; and Heidi
    R. Wulfe, Senior Vice President and Chief Financial Officer of CNB.

    The officers and employees of Mid-Peninsula, Cupertino, MPB and CNB who become officers or employees of Bancorp, MPB or CNB will be entitled to participate in all employee benefits and benefit programs of Bancorp, MPB or CNB, as the case may be, in accordance with the terms of such plans or programs.


    As of the Mid-Peninsula Record Date, the directors and executive officers of Mid-Peninsula held 340,309 Mid-Peninsula Shares (not including shares such persons could acquire through the exercise of options), constituting approximately 20% of the outstanding Mid-Peninsula Shares as of such date. The affirmative vote of approximately an additional 30% of the outstanding Mid-Peninsula Shares entitled to vote at the Mid-Peninsula Meeting will be required in order to approve the Reorganization Agreement. In addition, directors and executive officers of Mid-Peninsula held as of such date options to purchase 156,181 Mid-Peninsula Shares, of which 54,400 options are exercisable within 60 days of the Mid-Peninsula Record Date.



    As of the Cupertino Record Date, the directors and executive officers of Cupertino (including the executive officers of CNB) beneficially owned 485,100 Cupertino Shares (not including shares such persons could acquire through the exercise of options), constituting approximately 25% of the outstanding Cupertino Shares as of such date. The affirmative vote of approximately an additional 25% of the outstanding Cupertino Shares entitled to vote at the Cupertino Meeting will be required in order to approve the Reorganization Agreement. In addition, directors and executive officers of Cupertino (including the executive officers of CNB) held as of such date options to purchase 225,069 Cupertino Shares, which, upon the consummation of the Merger, will be exchanged for substitute options with substantially the same terms granted by Bancorp ("Substitute Options"), subject to approval of the Bancorp Option Plan and of the increase in the number of shares issuable pursuant to all stock option plans of Bancorp by Mid-Peninsula shareholders at the Mid-Peninsula Meeting. See "THE REORGANIZATION AGREEMENT -- Treatment of Options." If options for Cupertino shares are exercised prior to the Merger, the Cupertino Shares acquired will be converted into the right to receive Bancorp Shares at the Effective Time of the Merger in the same manner as will the Cupertino Shares held by all other Cupertino shareholders.


    Alex. Brown has provided certain investment banking advice and services to Mid-Peninsula, including advice with respect to the Merger, pursuant to a written agreement with Mid-Peninsula. As compensation for such services, Mid-Peninsula has agreed to pay Alex. Brown a fee of $200,000. See "THE MERGER
- -- Opinion of Mid-Peninsula Financial Advisor."

    Sutro has provided certain services to Cupertino including issuance of a fairness opinion in connection with the Merger pursuant to a written agreement with Cupertino. As compensation for such services, Cupertino has agreed to pay Sutro a fee of $175,000. See "THE MERGER -- Opinion of Cupertino Financial Advisor."

    Hovde has provided certain services to Cupertino as a financial advisor, including, among other things, advice regarding post-Merger cost savings opportunities and revenue enhancements. As compensation for such services, Cupertino has agreed to pay Hovde $125,000 upon satisfaction of certain conditions. See "THE MERGER --- Other Financial Advisor Agreement."

    OPTION AGREEMENTS. As a condition to entering into the Reorganization Agreement, each of Mid-Peninsula and Cupertino required the other to enter into an Option Agreement. The Option Agreements provide for the grant of options to purchase shares of the issuing party's common stock. Mid-Peninsula granted to Cupertino an option to purchase up to 19.0% of the outstanding Mid-Peninsula Shares at a price equal to $20.45 per share, subject to adjustment as provided in the Mid-Peninsula Option Agreement; Cupertino granted to Mid-Peninsula an option to purchase up to 19.0% of the

Cupertino Shares at a price equal to $14.80 per share, subject to adjustment as provided in the Cupertino Option Agreement. The options were priced at the average of the closing trading prices for the respective stocks during the period from June 10 through June 14, inclusive. The Merger was announced on June 5, 1996. The option price determination was deferred to the fifth day after the date of the Reorganization Agreement in order to allow the trading prices of the respective stocks to adjust to the announcement of the Merger. An average of the closing prices for the subsequently ensuing five trading days was used in order to moderate the effects of any resulting price increases or declines. The Option Agreements provide that the holder of the option is entitled to purchase the option shares upon the occurrence of certain events that create the potential for another party to acquire control of the issuing party. See "THE OPTION AGREEMENTS."

    The Option Agreements could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all or a significant interest in either Mid-Peninsula or Cupertino from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per Cupertino Share than the consideration per share represented by the Conversion Ratio or a higher price per Mid-Peninsula Share than the market price. In addition, the Reorganization Agreement provides that Mid-Peninsula and Cupertino and their respective subsidiaries will not enter into or solicit or encourage any merger, exchange of stock, sale of assets or similar transaction providing for the acquisition of all or a substantial part of them or their respective subsidiaries, or disclose nonpublic information to any potential acquiring party or other person having a role with respect to such a transaction.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. An opinion from Bronson, Bronson & McKinnon LLP, counsel for Mid-Peninsula ("Bronson"), limited to certain material federal tax consequences of the Merger, is required to be delivered to the parties as a condition to the Closing of the Merger. Assuming the opinion is not withdrawn or changed before the Effective Time of the Merger, and based upon the continuing accuracy of certain assumptions and representations of parties to the Reorganization Agreement, it is the opinion of Bronson that the Merger will constitute a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), if carried out in the manner set forth in the Reorganization Agreement and that (1) a shareholder whose Cupertino Shares are exchanged solely for Bancorp Shares in the Merger will not recognize any gain or loss for federal income tax purposes as a result of that exchange, except with respect to cash proceeds received in lieu of fractional shares; (2) the tax basis of the Bancorp Shares received by Cupertino shareholders will be the same as the basis of the Cupertino Shares surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the shareholder and redeemed for cash, and increased by any gain recognized on the exchange (not including any gain recognized for the receipt of cash in lieu of fractional shares); (3) the holding period of the Bancorp Shares received by the Cupertino shareholders will include the period during which the Cupertino Shares surrendered in exchange therefor were held, provided that the Cupertino Shares are held as a capital asset in the hands of the Cupertino shareholders at the Effective Time of the Merger; and (4) the payment of cash in lieu of fractional Bancorp Shares will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Bancorp. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Bancorp Shares. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder. See "THE MERGER -- Certain Federal Income Tax Consequences."

    ACCOUNTING TREATMENT OF THE MERGER. The Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Prior to the Effective Time of the Merger and as a condition precedent to the Closing, Mid-Peninsula's independent accountants, KPMG will issue a letter that the accounting and financial reporting treatment of the Merger will qualify as a pooling of interests.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Effective Time of the Merger, Bancorp will send to Cupertino shareholders of record at the Effective Time of the Merger a letter of transmittal advising the shareholders of Cupertino of the procedure for surrendering certificates representing Cupertino Shares in exchange for certificates representing Bancorp Shares and cash in lieu of fractional Bancorp Shares. SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. All Bancorp Shares issued in the Merger will be deemed issued as of the Effective Time of the Merger.

    The holder of a certificate representing Cupertino Shares will have no rights with respect to such shares other than to surrender such certificates, as provided in the letter of transmittal, in exchange for certificates representing Bancorp Shares and cash in lieu of fractional Bancorp Shares or, in the event such holder has dissented from the Merger, to surrender such certificates in connection with a request to receive the fair market value of the shares represented by such certificates. See "DISSENTING SHAREHOLDERS' RIGHTS." Upon surrender of any certificate representing Cupertino Shares to be exchanged for Bancorp Shares, the holder thereof shall be entitled to receive (i) a certificate representing the Bancorp Shares to which such holder is entitled and a check in the amount of any cash to be paid to such holder, and (ii) funds on account of dividends and other distributions paid to holders of record of Bancorp Shares as of a record date after the Effective Time of the Merger but prior to surrender. See "THE MERGER -- Exchange Procedures."

DISSENTERS' RIGHTS


    Because Mid-Peninsula Shares are traded on the Nasdaq National Market ("Nasdaq"), dissenters' rights will be available to the shareholders of Mid-Peninsula only if the holders of five percent (5%) or more of Mid-Peninsula Shares make a written demand upon Mid-Peninsula for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law. If this condition is satisfied and the Merger is consummated, shareholders of Mid-Peninsula who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive from Bancorp an amount equal to the fair market value of their Mid-Peninsula Shares as of June 4, 1996, the day before the public announcement of the Merger. The procedure for perfecting dissenters' rights is summarized under the caption "DISSENTING SHAREHOLDERS' RIGHTS -- Mid-Peninsula" and the pertinent provisions of Chapter 13 of the California General Corporation Law are included as Appendix D to this Joint Proxy Statement/Prospectus.


    Because Cupertino Shares are traded on the Nasdaq National Market ("Nasdaq"), dissenters' rights will be available to the shareholders of Cupertino only if the holders of five percent (5%) or more of Cupertino Shares make a written demand upon Cupertino for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law. If this condition is satisfied and the Merger is consummated, shareholders of Cupertino who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive from Bancorp an amount equal to the fair market value of their Cupertino Shares as of June 4, 1996, the day before the public announcement of the Merger. The procedure for perfecting dissenters' rights is summarized under the caption "DISSENTING SHAREHOLDERS' RIGHTS -- Cupertino" and the pertinent provisions of Chapter 13 of the California General Corporation Law are included as Appendix D to this Joint Proxy Statement/Prospectus.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR MID-PENINSULA AND CUPERTINO

    The following summary of comparative per share data sets forth certain historical information for Mid-Peninsula and Cupertino, certain pro forma information for Bancorp after giving effect to the Merger as a pooling of interests transaction for accounting purposes, assuming it had been in effect at the beginning at the earliest period presented, and equivalent pro forma information for Cupertino based on the pro forma Bancorp information. This data is based upon and should be read in conjunction with information set forth in the financial statements and related notes of Mid-Peninsula and Cupertino, which are included or incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                            MID-                                  EQUIVALENT OF ONE
PER COMMON SHARE                                        PENINSULA (1)   CUPERTINO   BANCORP (2)  CUPERTINO SHARE (3)
- ------------------------------------------------------  -------------  -----------  -----------  -------------------
Net Income:
  Six months ended June 30, 1996......................    $    0.96     $    0.49    $    0.78        $    0.64
  1995................................................         1.70          0.16         0.96             0.79
  1994................................................         0.78          0.76         0.85             0.70
  1993................................................         1.04          0.50         0.84             0.68
Cash Dividends Declared:
  Six months ended June 30, 1996......................    $    0.30     $    0.10    $    0.30        $    0.25
  1995................................................         0.40          0.18         0.40             0.33
  1994................................................         0.22          0.09         0.22             0.18
  1993................................................         0.16        --             0.16             0.13
Book Value:
  June 30, 1996.......................................    $   14.00     $   10.52    $   13.12        $   10.69
  December 31, 1995...................................        13.64         10.32        13.17            10.73

- ------------------------
(1) The historical Mid-Peninsula and Bancorp pro forma amounts include WestCal, as if that merger were completed as of the earliest period presented.

(2) The pro forma combined per share data for net income has been calculated using Mid-Peninsula's weighted average number of shares of common stock outstanding for the period presented increased by Cupertino's weighted average number of shares of common stock outstanding multiplied by the Conversion Ratio of 0.81522 shares for each share of Cupertino common stock, as if these shares were outstanding for each period presented. The pro forma combined per share data for dividends declared represents the historical per share data for Mid-Peninsula only. The pro forma combined book value per share has been calculated using shares of Mid-Peninsula common stock outstanding increased by the Cupertino common stock outstanding multiplied by the Conversion Ratio of 0.81522 for each share of Cupertino common stock as if these shares were outstanding as of each period presented. Such pro forma per share data assumes no dissenting Mid-Peninsula or Cupertino shareholders.

(3) The equivalent pro forma Cupertino per share information has been calculated by multiplying the pro forma combined per share information by the Conversion Ratio of 0.81522.

COMPARATIVE STOCK PRICE INFORMATION


    Mid-Peninsula is required, as a condition to the Merger, to list the Mid-Peninsula Shares and Bancorp Shares to be issued in the Merger on Nasdaq. Mid-Peninsula Shares have been accepted for listing on Nasdaq, and trading commenced September 9, 1996. Cupertino Shares are traded on Nasdaq. The following table sets forth, for the periods indicated, the high and low bid prices of Mid-

Peninsula Shares as reported by Hoefer & Arnett, PaineWebber, Inc. and Van Kasper & Company, the principal market makers for Mid-Peninsula Shares, or as reported on Nasdaq, and the high and low closing prices of Cupertino Shares, as reported on Nasdaq, for the periods indicated.



                                                                                       PRICE PER SHARE
                                                                          ------------------------------------------
                                                                          MID-PENINSULA SHARES
                                                                                                  CUPERTINO SHARES
                                                                          --------------------  --------------------
                                                                            HIGH        LOW       HIGH        LOW
                                                                          ---------  ---------  ---------  ---------
1994
  First Quarter.........................................................  $   15.50  $   14.00  $   10.00  $    8.81
  Second Quarter........................................................      15.75      15.00      10.38       9.00
  Third Quarter.........................................................      15.25      14.50      10.00       9.00
  Fourth Quarter........................................................      13.00      12.50      10.00       8.75
1995
  First Quarter.........................................................  $   13.63  $   13.00  $    9.03  $    9.01
  Second Quarter........................................................      15.25      13.00       9.12       8.98
  Third Quarter.........................................................      17.00      15.25       9.64       9.48
  Fourth Quarter........................................................      16.88      15.75      12.36      12.06
1996
  First Quarter.........................................................  $   18.75  $   16.50  $   14.25  $   13.00
  Second Quarter........................................................      22.13      17.75      15.25      13.00
  Third Quarter (through September 9, 1996).............................      20.75      19.00      15.75      14.50


    The following table sets forth the high and low bid prices of Mid-Peninsula Shares as reported by Hoefer & Arnett and the closing price of Cupertino Shares as reported on Nasdaq on June 4, 1996, the last trading day before the first public announcement of the Merger, and the equivalent per share price per Cupertino Share based on the Mid-Peninsula Share price as of that date, assuming a Conversion Ratio of 0.81522 Bancorp Share for each Cupertino Share:

                               MID-PENINSULA SHARES          CUPERTINO SHARES
                               --------------------  ---------------------------------
                                    HISTORICAL       HISTORICAL        EQUIVALENT
                               --------------------  -----------  --------------------
                                  BID        ASK       CLOSING       ASK        BID
                               ---------  ---------  -----------  ---------  ---------
June 4, 1996.................  $   20.75  $   20.75   $   13.75   $   16.87  $   16.87

CERTAIN MID-PENINSULA AND CUPERTINO FINANCIAL DATA

    The following tables set forth certain selected financial data for Mid-Peninsula and Cupertino for each year in the five-year period ended December 31, 1995, and certain selected unaudited financial data for Mid-Peninsula and Cupertino for the six-month period ended June 30, 1996, and is qualified in its entirety by the financial information incorporated by reference herein and provided herewith. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                             MID-PENINSULA BANCORP
                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                SIX-MONTHS
                                                ENDED JUNE                  YEAR ENDED DECEMBER 31,
                                                    30,      -----------------------------------------------------
                                                   1996        1995       1994       1993       1992       1991
                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
Results of operations:
  Interest income.............................   $   9,132   $  16,940  $  12,440  $  10,524  $  10,310  $  11,511
  Interest expense............................       3,420       6,538      4,233      3,331      3,964      5,592
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net interest income.........................       5,712      10,402      8,207      7,193      6,346      5,919
  Provision for loan losses...................         220         275        203        266        230        172
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan
   losses.....................................       5,492      10,127      8,004      6,927      6,116      5,747
  Other income................................         279         404        216        424        463        287
  Operating expenses..........................       3,112       5,996      5,787      4,936      4,511      4,271
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes..................       2,659       4,535      2,433      2,415      2,068      1,763
  Income tax expense..........................       1,088       1,814      1,232        852*       686*       683
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net income..................................   $   1,571   $   2,721  $   1,201  $   1,563  $   1,382  $   1,080
                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                -----------  ---------  ---------  ---------  ---------  ---------
Per share data:
  Net income per share........................   $    0.96   $    1.70  $    0.78  $    1.04  $    0.94  $    0.73
  Cash dividend per share.....................   $    0.30   $    0.40  $    0.22  $    0.16  $    0.12  $    0.06
  Dividend payout ratio.......................         31%         24%        28%        15%        13%         8%
  Book value per share........................   $   14.00   $   13.64  $   11.82  $   12.28  $   11.36  $   10.55
Balance at period end:
  Total assets................................   $ 251,412   $ 218,735  $ 178,470  $ 166,002  $ 152,642  $ 140,499
  Loans, net..................................     146,034     123,886    107,128    100,324     99,586     90,844
  Deposits....................................     227,134     195,695    159,572    147,560    135,560    124,349
  Shareholders' equity........................      22,798      21,440     18,003     17,840     16,445     15,280
Average daily balances:
  Total assets................................   $ 228,568   $ 204,845  $ 178,639  $ 158,034  $ 143,317  $ 127,481
  Loans, net..................................     135,281     113,985    102,862     99,174     93,198     83,586
  Deposits....................................     204,318     183,931    159,870    140,464    127,052    122,925
  Shareholders' equity........................      22,144      19,722     17,664     16,958     15,585     13,920
Selected statistics:
  Return on average assets....................       1.37%       1.33%      0.67%      0.99%      0.96%      0.85%
  Return on average shareholders' equity......      14.19%      13.80%      6.80%      9.22%      8.87%      7.45%
  Average equity to average assets............       9.69%       9.63%      9.89%     10.73%     10.87%     10.92%

- ------------------------------
*Note: Tax benefit from cumulative effect of changes in accounting principle of $83,000 and $58,000 in 1993 and 1992, respectively.

                           CUPERTINO NATIONAL BANCORP
                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                SIX-MONTHS
                                                ENDED JUNE                  YEAR ENDED DECEMBER 31,
                                                    30,      -----------------------------------------------------
                                                   1996        1995       1994       1993       1992       1991
                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
Results of operations:
  Interest income.............................   $  11,199   $  20,293  $  15,361  $  13,333  $  12,426  $  12,634
  Interest expense............................       3,939       7,354      4,279      3,166      3,542      4,988
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net interest income.........................       7,260      12,939     11,082     10,167      8,884      7,646
  Provision for loan losses...................         465         681      1,620      1,679        902        382
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan
   losses.....................................       6,795      12,258      9,462      8,488      7,982      7,264
  Other income................................       1,436       1,902      3,079      3,154      1,664        890
  Operating expenses..........................       6,651      13,690     10,444     10,224      6,686      5,271
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes..................       1,580         470      2,097      1,418      2,960      2,883
  Income tax expense..........................         593         157        734        538      1,197      1,140
                                                -----------  ---------  ---------  ---------  ---------  ---------
  Net income..................................   $     987   $     313  $   1,363  $     880  $   1,763  $   1,743
                                                -----------  ---------  ---------  ---------  ---------  ---------
                                                -----------  ---------  ---------  ---------  ---------  ---------
Per share data:(1)
  Net income per share........................   $    0.49   $    0.16  $    0.76  $    0.50  $    1.05  $    1.04
  Cash dividend per share.....................   $    0.10   $    0.18  $    0.09     --         --         --
  Dividend payout ratio.......................         20%        113%        12%     --         --         --
  Book value per share........................   $   10.52   $   10.32  $   10.53  $   10.02  $    9.55  $    8.49
Balance at period end:
  Total assets................................   $ 274,396   $ 259,099  $ 223,144  $ 192,574  $ 172,526  $ 140,607
  Loans, net..................................     182,432     160,693    135,622    131,533    126,748    104,191
  Deposits....................................     250,139     236,094    186,722    175,740    156,550    123,975
  Other borrowings............................      --          --         17,256     --         --         --
  Subordinated debt...........................       3,000       3,000     --         --         --         --
  Shareholders' equity........................      19,983      18,672     18,037     16,219     15,174     13,311
Average daily balances:
  Total assets................................   $ 262,924   $ 229,903  $ 198,162  $ 183,297  $ 157,535  $ 124,810
  Loans, net..................................     170,518     143,280    127,264    127,210    114,780     96,961
  Deposits....................................     239,343     197,396    172,385    166,581    142,451    111,564
  Shareholders' equity........................      19,369      18,326     17,410     15,337     14,379     12,434
Selected statistics:
  Return on average assets....................        0.8%        0.1%       0.7%       0.5%       1.1%       1.4%
  Return on average shareholders' equity......       10.2%        1.7%       7.8%       5.7%      12.3%      14.0%
  Average equity to average assets............        7.4%        8.0%       8.8%       8.4%       9.1%      10.0%

- ------------------------------
(1) Net income per share, cash dividends per share and book value per share have been restated to reflect stock dividends of 10% in 1995, 5% in 1994 and 10% in each of 1993, 1992 and 1991.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combined Balance Sheet as of June 30, 1996 and Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1996 and the years ended December 31, 1993, 1994 and 1995 have been prepared to reflect the effects of the Merger on the historical results of Mid-Peninsula. The Unaudited Pro Forma Combined Balance Sheet has been prepared as if the Merger occurred on June 30, 1996. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will actually occur in the future.

    The pro forma financial statements reflect Mid-Peninsula's acquisition of WestCal which was completed on October 7, 1994. The Unaudited Pro Forma Combined Statements of Income have been prepared as if the WestCal acquisition occurred on January 1, 1993.

                 UNAUDITED PRO FORMA COMBINED FINANCIAL SUMMARY

                                                               SIX MONTHS           YEAR ENDED DECEMBER 31,
                                                                  ENDED      -------------------------------------
                                                              JUNE 30, 1996     1995         1994         1993
                                                              -------------  -----------  -----------  -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Period End Balances:
  Securities held to maturity...............................   $    51,151   $    54,397  $    76,216  $    51,500
  Securities available for sale.............................        48,858        62,037       16,953       22,898
  Net loans.................................................       328,466       284,579      242,750      231,857
  Total earning assets......................................       466,808       412,385      349,775      320,106
  Total assets..............................................       525,808       477,834      401,614      358,576
  Total deposits............................................       477,273       431,789      346,294      323,300
  Total shareholders' equity................................        41,681        40,112       36,040       34,059
Consolidated Operating Results:
  Net interest income.......................................   $    12,972   $    23,341  $    19,289  $    17,360
  Provision for loan losses.................................          (685)         (956)      (1,823)      (1,945)
  Non-interest income.......................................         1,715         2,306        3,295        3,578
  Non-interest expense......................................         9,763        19,686       16,231       15,160
  Income before income taxes................................         4,239         5,005        4,530        3,833
  Income tax expense........................................         1,681         1,971        1,966        1,473
  Cumulative effect of change in accounting principles......       --            --           --                83
  Net income................................................         2,558         3,034        2,564        2,443
Common Share Data:
  Earnings per common and common equivalent share...........   $      0.78   $      0.96  $      0.85  $      0.84
  Cash dividends per share..................................   $      0.30   $      0.40  $      0.22  $      0.16
  Book value per share......................................   $     13.12   $     13.17  $     12.35  $     12.27
  Weighted average and common equivalent shares.............         3,267         3,144        3,000        2,926

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                MID-PENINSULA &
                                            MID-PENINSULA     CUPERTINO       ADJUSTMENTS     CUPERTINO COMBINED
                                          -----------------  ------------  -----------------  -------------------
ASSETS
  Cash and due from banks...............     $    12,024      $   16,419                          $    28,443
  Federal funds sold....................          36,400          11,000                               47,400
  Securities held-to-maturity...........           2,397          47,322                               49,719
  Securities available-for-sale.........          47,855           1,003                               48,858
  FRB and FHLB stock....................             430           1,002                                1,432
  Loans, net............................         146,034         182,432                              328,466
  Premises and equipment................           1,026           3,232                                4,258
  Other real estate owned...............         --                  217                                  217
  Other assets..........................           5,246          11,769                               17,015
                                          -----------------  ------------                          ----------
    TOTAL ASSETS........................     $   251,412      $  274,396                          $   525,808
                                          -----------------  ------------                          ----------
                                          -----------------  ------------                          ----------
LIABILITIES
  Deposits..............................     $   227,134      $  250,139                          $   477,273
  Subordinated debt.....................         --                3,000                                3,000
                                          -----------------  ------------         -------          ----------
  Other liabilities.....................           1,480           1,274            1,100(1)            3,854
                                          -----------------  ------------         -------          ----------
TOTAL LIABILITIES.......................         228,614         254,413            1,100             484,127
SHAREHOLDERS' EQUITY....................          22,798          19,983           (1,100)             41,681
                                          -----------------  ------------         -------          ----------
    TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY.............................     $   251,412      $  274,396          --              $   525,808
                                          -----------------  ------------         -------          ----------
                                          -----------------  ------------         -------          ----------


- ------------------------
(1) The following table reflects all nonrecurring Mid-Peninsula and Cupertino estimated merger related costs as of June 30, 1996. These costs are not included in the Unaudited Pro Forma Combined Income Statement but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated merger related costs are summarized below (in thousands):

                                                          MID-PENINSULA    CUPERTINO    COMBINED
                                                         ---------------  -----------  -----------
Financial advisory.....................................     $     250      $     250    $     500
Professional fees......................................           275            225          500
Printing and other.....................................            50             50          100
                                                                -----          -----   -----------
      Total............................................     $     575      $     525    $   1,100
                                                                -----          -----   -----------
                                                                -----          -----   -----------

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                MID-PENINSULA &
                                            MID-PENINSULA     CUPERTINO       ADJUSTMENTS     CUPERTINO COMBINED
                                          -----------------  ------------  -----------------  -------------------
Interest and fees on loans and leases...      $   7,041       $    9,212                          $    16,253
Interest on investment securities.......          1,382            1,748                                3,130
Interest on federal funds sold..........            709              239                                  948
                                                -------      ------------                            --------
      TOTAL INTEREST INCOME.............          9,132           11,199                               20,331
Interest on deposits....................          3,420            3,939                                7,359
                                                -------      ------------                            --------
Net interest income.....................          5,712            7,260                               12,972
Provision for loan loss.................            220              465                                  685
                                                -------      ------------                            --------
Net interest income after provision for
 loan loss..............................          5,492            6,795                               12,287
Noninterest income......................            279            1,436                                1,715
Noninterest expense.....................          3,112            6,651                                9,763
                                                -------      ------------                            --------
Income before taxes.....................          2,659            1,580                                4,239
Taxes on income.........................          1,088              593                                1,681
                                                -------      ------------                            --------
      NET INCOME........................      $   1,571       $      987                          $     2,558
                                                -------      ------------                            --------
                                                -------      ------------                            --------
Earnings per share......................      $    0.96       $     0.49                          $      0.78
Weighted average shares outstanding.....          1,630            2,008                                3,267

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                MID-PENINSULA &
                                            MID-PENINSULA     CUPERTINO       ADJUSTMENTS     CUPERTINO COMBINED
                                          -----------------  ------------  -----------------  -------------------
Interest and fees on loans and leases...     $    12,239      $   16,158                          $    28,397
Interest on investment securities.......           3,121           3,625                                6,746
Interest on federal funds sold/ other
 interest income........................           1,580             510                                2,090
                                                --------     ------------                            --------
      TOTAL INTEREST INCOME.............          16,940          20,293                               37,233
Interest on deposits....................           6,538           7,354                               13,892
                                                --------     ------------                            --------
Net interest income.....................          10,402          12,939                               23,341
Provision for loan loss.................             275             681                                  956
                                                --------     ------------                            --------
Net interest income after provision for
 loan loss..............................          10,127          12,258                               22,385
Non interest income.....................             404           1,902                                2,306
Non interest expense....................           5,996          13,690                               19,686
                                                --------     ------------                            --------
Income before taxes.....................           4,535             470                                5,005
Taxes on income.........................           1,814             157                                1,971
                                                --------     ------------                            --------
      NET INCOME........................     $     2,721      $      313                          $     3,034
                                                --------     ------------                            --------
                                                --------     ------------                            --------
Earnings per share......................     $      1.70      $     0.16                          $      0.96
Weighted average shares outstanding.....           1,600           1,894                                3,144

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                MID-PENINSULA &
                                            MID-PENINSULA     CUPERTINO       ADJUSTMENTS     CUPERTINO COMBINED
                                          -----------------  ------------  -----------------  -------------------
Interest and fees on loans and leases...     $     9,504      $   12,608                          $    22,112
Interest on investment securities.......           1,356           2,545                                3,901
Interest on federal funds sold..........           1,580             208                                1,788
                                                --------     ------------                            --------
      TOTAL INTEREST INCOME.............          12,440          15,361                               27,801
Interest on deposits....................           4,233           4,279                                8,512
                                                --------     ------------                            --------
Net interest income.....................           8,207          11,082                               19,289
Provision for loan loss.................             203           1,620                                1,823
                                                --------     ------------                            --------
Net interest income after provision for
 loan loss..............................           8,004           9,462                               17,466
Noninterest income......................             216           3,079                                3,295
Noninterest expense.....................           5,787          10,444                               16,231
                                                --------     ------------                            --------
Income before taxes.....................           2,433           2,097                                4,530
Taxes on income (loss)..................           1,232             734                                1,966
                                                --------     ------------                            --------
      NET INCOME........................     $     1,201      $    1,363                          $     2,564
                                                --------     ------------                            --------
                                                --------     ------------                            --------
Earnings per share......................     $      0.78      $     0.76                          $      0.85
Weighted average shares outstanding.....           1,540           1,791                                3,000

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                MID-PENINSULA &
                                            MID-PENINSULA     CUPERTINO       ADJUSTMENTS     CUPERTINO COMBINED
                                          -----------------  ------------  -----------------  -------------------
Interest and fees on loans and leases...     $     8,492      $   11,895                          $    20,387
Interest on investment securities.......           1,518             975                                2,493
Interest on federal funds sold/ other
 interest income........................             514             463                                  977
                                                --------     ------------                            --------
      TOTAL INTEREST INCOME.............          10,524          13,333                               23,857
Interest on deposits....................           3,331           3,166                                6,497
                                                --------     ------------                            --------
Net interest income.....................           7,193          10,167                               17,360
Provision for loan loss.................             266           1,679                                1,945
                                                --------     ------------                            --------
Net interest income after provision for
 loan loss..............................           6,927           8,488                               15,415
Noninterest income......................             424           3,154                                3,578
Noninterest expense.....................           4,936          10,224                               15,160
                                                --------     ------------                            --------
Income before taxes.....................           2,415           1,418                                3,833
Taxes on income.........................             935             538                                1,473
Cumulative effect of change in
 accounting principles..................              83              --                                   83
                                                --------     ------------                            --------
      NET INCOME........................     $     1,563      $      880                          $     2,443
                                                --------     ------------                            --------
                                                --------     ------------                            --------
Earnings per share......................     $      1.04      $     0.50                          $      0.84
Weighted average shares outstanding.....           1,503           1,745                                2,926

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is being furnished by Mid-Peninsula to the holders of Mid-Peninsula Shares in connection with the solicitation of proxies by the Mid-Peninsula Board for use at the Mid-Peninsula Meeting to be held at 5:00 p.m., California time, on October 30, 1996, at Mid-Peninsula Bank, located at 420 Cowper Street, Palo Alto, California and any adjournment or adjournments thereof. One purpose of both the Cupertino Meeting and the Mid-Peninsula Meeting is to consider and vote on a proposal to approve the principal terms of the Reorganization Agreement. As a result of the Merger, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula. Pursuant to the terms of the Reorganization Agreement, at the Effective Time of the Merger, each Cupertino Share issued and outstanding immediately prior to the consummation of the Merger (other than shares as to which statutory dissenters' rights are perfected) will automatically, and without any action on the part of the holder thereof, be canceled and converted into the right to receive 0.81522 Bancorp Share. Each Mid-Peninsula Share issued and outstanding immediately prior to the consummation of the Merger shall remain outstanding as a share of Bancorp.

    THE SHAREHOLDERS OF MID-PENINSULA WILL ALSO CONSIDER AND VOTE ON PROPOSALS WHICH ARE CONDITIONS TO THE MERGER AND WILL NOT TAKE EFFECT UNLESS THE MERGER IS
CONSUMMATED: (i) To amend the bylaws of Mid-Peninsula to provide for a range in the authorized number of directors of not less than seven nor more than thirteen and to fix the number of directors at ten until changed as provided in the bylaws; (ii) to amend the articles of incorporation to establish super-majority voting requirements equal to a two-thirds vote of the Board of Directors applicable to certain matters, including (a) a merger, sale of control or sale of material assets of Bancorp, (b) material acquisitions by Bancorp, (c) creation of new business units of Bancorp, MPB or CNB, (d) material changes in operating budgets of Bancorp, MPB or CNB, (e) material changes in the business organization or organizational structure of Bancorp, MPB or CNB, (f) termination of any executive or senior officer appointed to the Executive Management Committee of Bancorp, and (g) any change in the authorized range of directors of Bancorp; (iii) to approve the adoption of the Bancorp Option Plan and to authorize an increase in the number of shares issuable by Bancorp pursuant to all stock option plans of Bancorp from 457,037 to 967,890 shares; (iv) to amend the articles of incorporation of Mid-Peninsula to change its name to Greater Bay Bancorp.


    The Mid-Peninsula shareholders will also be asked to amend the articles of incorporation regarding liability of directors and indemnification of agents, and to approve entering into certain indemnification agreements between Bancorp and its directors, officers and other agents, including future officers and directors. THIS PROPOSAL IS NOT A CONDITION TO THE MERGER, BUT IF APPROVED WILL NOT TAKE EFFECT UNLESS THE MERGER IS CONSUMMATED.


    This Joint Proxy Statement/Prospectus also constitutes the prospectus of Mid-Peninsula with respect to the Bancorp Shares to be issued pursuant to the Reorganization Agreement. It is presently anticipated that approximately 1,560,500 Bancorp Shares will be issued pursuant to the Reorganization Agreement and the transactions which are described therein. Based on the fully diluted number of Mid-Peninsula Shares outstanding on the Mid-Peninsula Record Date, the Bancorp Shares anticipated to be issued to Cupertino shareholders pursuant to the Reorganization Agreement will represent approximately 49% of the fully diluted Bancorp Shares outstanding following the Merger.

    THE MID-PENINSULA BOARD HAS APPROVED THE REORGANIZATION AGREEMENT, THE ISSUANCE OF THE BANCORP SHARES PURSUANT THERETO, AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE MID-PENINSULA BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF MID-PENINSULA AND RECOMMENDS THAT THE HOLDERS OF MID-PENINSULA SHARES VOTE TO APPROVE THE PROPOSALS DESCRIBED ABOVE AT THE MID-PENINSULA MEETING. SEE "THE MERGER -- Recommendation of the Boards of Directors and Reasons for the Merger."

    This Joint Proxy Statement/Prospectus is also being furnished by Cupertino to the holders of Cupertino Shares in connection with the solicitation of proxies by the Cupertino Board for use at the Cupertino Meeting to be held 5:00 p.m. California time, on October 30, 1996 at the Saratoga Country Club, located at 1990 Prospect Road, Saratoga, California, and any adjournment or adjournments thereof. The purpose of the Cupertino Meeting is to consider and vote upon a proposal to approve the principal terms of the Reorganization Agreement.

    THE CUPERTINO BOARD HAS APPROVED THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE CUPERTINO BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF CUPERTINO AND RECOMMENDS THAT THE HOLDERS OF CUPERTINO SHARES VOTE TO APPROVE THE PRINCIPAL TERMS OF THE REORGANIZATION AGREEMENT AT THE CUPERTINO MEETING. SEE "THE MERGER -- Recommendation of the Boards of Directors and Reasons for the Merger."

    The principal executive offices of Mid-Peninsula are located at 420 Cowper Street, Palo Alto, California 94301. The principal executive offices of Cupertino are located at 20230 Stevens Creek Boulevard, Cupertino, California 95014.

                           THE MID-PENINSULA MEETING

RECORD DATE


    The Mid-Peninsula Board has fixed the close of business on September 9, 1996 (the "Mid-Peninsula Record Date"), as the record date for the determination of shareholders entitled to notice of, and to vote at, the Mid-Peninsula Meeting. Accordingly, only holders of record of Mid-Peninsula Shares at the close of business on the Mid-Peninsula Record Date will be entitled to vote at the Mid-Peninsula Meeting and any adjournment thereof. As of the Mid-Peninsula Record Date, there were 1,637,593 Mid-Peninsula Shares outstanding held by approximately 560 shareholders of record.


PROXIES

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Mid-Peninsula Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote against the matters to be voted on at the Mid-Peninsula Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" all proposals. The proxy card also confers discretionary authority on the individuals appointed by the Mid-Peninsula Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Mid-Peninsula Meeting. No matters other than those set forth in this Joint Proxy Statement/Prospectus, and appropriate procedural matters, may be considered at the Mid-Peninsula Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Mid-Peninsula Meeting by delivering an instrument of revocation to the Secretary of Mid-Peninsula, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Mid-Peninsula Meeting and voting in person. The mere presence at the Mid-Peninsula Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold Mid-Peninsula Shares as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of written instructions from the beneficial owners.

COSTS OF SOLICITATION OF PROXIES

    Proxies will be solicited through the use of the mail. In addition, certain directors, officers and employees of Mid-Peninsula may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram or similar means of communication. All costs of solicitation will be borne by Mid-Peninsula.

QUORUM

    The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding Mid-Peninsula Shares is necessary to constitute a quorum at the Mid-Peninsula Meeting. Abstentions will be counted for purposes of establishing a quorum and will have the same legal effect as a vote against the adoption of the proposals to be voted upon.

VOTE REQUIRED

    Mid-Peninsula shareholders are entitled to one vote at the Mid-Peninsula Meeting for each Mid-Peninsula Share held of record by them on the Mid-Peninsula Record Date. All proposals require the affirmative vote of a majority of the outstanding shares entitled to vote, either in person or by properly executed proxies, except that Proposal Number 6 with respect to approval of the Bancorp Option Plan and of the increase in the number of shares issuable under all Bancorp stock option plans requires the approval of a majority of the Mid-Peninsula Shares present or represented by proxy and entitled to vote at the Mid-Peninsula Meeting. Under applicable California law, (1) an abstention with respect to any proposal will be counted in determining the presence of a quorum and will have the same effect as a vote against the proposal, and (2) a broker non-vote will not be counted in determining the presence of a quorum with respect to any proposal and will have no effect on the outcome of the proposal.

    As of the Mid-Peninsula Record Date, directors and executive officers of Mid-Peninsula beneficially owned an aggregate of 340,309 Mid-Peninsula Shares (not including shares issuable upon exercise of stock options), or approximately 20% of those outstanding as of the Mid-Peninsula Record Date. Mid-Peninsula has been advised that all of its directors and executive officers intend to vote all such shares in favor of the proposal to approve the principal terms of the Reorganization Agreement and in favor of the related proposals to be presented at the Mid-Peninsula Meeting. See "THE MERGER -- Agreements with Certain Shareholders."

                             THE CUPERTINO MEETING

RECORD DATE


    The Cupertino Board has fixed the close of business on September 9, 1996 (the "Cupertino Record Date") as the record date for the determination of shareholders entitled to notice of, and to vote at, the Cupertino Meeting. Accordingly, only holders of record of Cupertino Shares at the close of business on the Cupertino Record Date will be entitled to vote at the Cupertino Meeting. As of the Cupertino Record Date, there were 1,905,958 Cupertino Shares outstanding held by approximately 380 shareholders of record.


PROXIES

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Cupertino Meeting and if a shareholder does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote against the approval of the principal terms of the Reorganization Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not indicate how the shares represented by the proxy card are to be voted, such shares will be voted "FOR" approval of the principal terms of the Reorganization Agreement. The proxy card also confers discretionary authority on the individuals appointed by the Cupertino Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Cupertino Meeting. No matters other than those set forth in this Joint Proxy Statement/Prospectus, and appropriate procedural matters, may be considered at the Cupertino Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Cupertino Meeting by delivering an instrument of revocation to the Secretary of Cupertino, by duly executing and submitting a proxy card bearing a later date, or by appearing at the Cupertino Meeting and voting in person. The mere presence at the Cupertino Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold Cupertino Shares as nominees will not have discretionary authority to vote such shares in connection with the proposal to approve the principal terms of the Reorganization Agreement in the absence of written instructions from the beneficial owners.

COSTS OF SOLICITATION OF PROXIES

    Proxies will be solicited through the use of the mail. In addition, certain directors, officers and employees of Cupertino may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram or similar means of communication. All costs of solicitation will be borne by Cupertino.

QUORUM

    The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding Cupertino Shares is necessary to constitute a quorum at the Cupertino Meeting. Abstentions will be counted for purposes of establishing a quorum and will have the same legal effect as a vote against the adoption of the proposal to be voted upon.

VOTE REQUIRED

    Cupertino shareholders are entitled to one vote at the Cupertino Meeting for each Cupertino Share held of record by them on the Cupertino Record Date. The proposal concerning the approval of the principal terms of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding Cupertino Shares, either in person or by properly executed proxies. Under applicable California law, (1) an abstention with respect to the proposal will be counted in determining the presence of a quorum and will have the same effect as a vote against the proposal, and (2) a broker non-vote will not be counted in determining the presence of a quorum with respect to the proposal and will have no effect on the outcome of the proposal.

    As of the Cupertino Record Date, directors and executive officers of Cupertino (including the executive officers of CNB) beneficially owned an aggregate of 485,100 Cupertino Shares (not including shares issuable upon exercise of stock options), or approximately 25% of those outstanding as of the Cupertino Record Date. Cupertino has been advised that all such shares will be voted in favor of the proposal to approve the principal terms of the Reorganization Agreement. See "THE MERGER -- Agreements with Certain Shareholders."

                               PROPOSAL NUMBER 1

    TO APPROVE THE PRINCIPAL TERMS OF THE REORGANIZATION AGREEMENT PURSUANT TO WHICH, AMONG OTHER THINGS, CUPERTINO WILL BE MERGED ON A MERGER OF EQUALS BASIS WITH AND INTO MID-PENINSULA AND MID-PENINSULA WILL CHANGE ITS NAME TO GREATER BAY BANCORP. UPON CONSUMMATION OF THE MERGER, EACH OUTSTANDING CUPERTINO SHARE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 0.81522 BANCORP SHARE IN A TAX-FREE EXCHANGE.

                                   THE MERGER

    The Reorganization Agreement provides for the merger of Cupertino on a merger of equals basis with and into Mid-Peninsula, with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp. The obligation of the parties to consummate the Merger is subject to the satisfaction of certain conditions, including the approval of the principal terms of the Reorganization Agreement by the shareholders of Mid-Peninsula and Cupertino. See "THE REORGANIZATION AGREEMENT -- Conditions to the Merger" and "THE MERGER -- Regulatory Approvals."

BACKGROUND OF THE MERGER

    MID-PENINSULA. The following is a brief description of the events which resulted in the execution of the Reorganization Agreement by Mid-Peninsula and Cupertino on August 20, 1996.

    The Mid-Peninsula Board has periodically considered various alternatives to increase the value of the Mid-Peninsula franchise and provide greater return to shareholders. The acquisition of WestCal National Bank and its holding company in October 1994 was accomplished to help achieve the goals of (i) developing a greater banking presence in Santa Clara and San Mateo counties by increasing the number of banking offices of the combined banks to three, (ii) producing an entity better able to meet competitive challenges inherent in the banking industry, (iii) allowing the combined banks to maximize utilization of capital, and (iv) providing an opportunity to take advantage of the operating efficiencies which the combination of the banks made available.

    Although the acquisition of WestCal National Bank gave Mid-Peninsula an entry into the northern San Mateo county market, Mid-Peninsula still lacked significant market share in Santa Clara county south of Palo Alto. Accordingly, when the management of Mid-Peninsula became aware of other potential opportunities for mergers or acquisitions during the period since the WestCal acquisition, the Mid-Peninsula Board authorized further inquiries, as a result of which informal discussions were held with three different banks, two located in San Mateo county and one located in Santa Clara county. These discussions did not progress beyond informal discussions and did not include Cupertino or CNB.

    In December 1995, representatives of Alex. Brown first called on Mid-Peninsula to discuss with management Mid-Peninsula's strategic direction and potential merger opportunities, including the possibility of a merger of equals between Mid-Peninsula and Cupertino. In subsequent meetings, Alex. Brown provided financial information and analysis for review by Mid-Peninsula, including an analysis of the potential combination of Cupertino and Mid-Peninsula. On February 26, 1996, by authorization of the Mid-Peninsula Board, a letter expressing an interest in such a transaction was transmitted by Mid-Peninsula to the Cupertino Board. After consideration of this letter, Cupertino preliminarily retained the banking finance and advisory firm of Smith & Crowley, Inc., of San Francisco, California to advise the Cupertino Board regarding the Mid-Peninsula expression of interest.

    Members of Mid-Peninsula and Cupertino Board committees met six times between March 13, 1996, and April 23, 1996 for further discussions, as a result of which Mid-Peninsula submitted to the Cupertino Board a revised letter dated April 30, 1996 (the "April 30 Letter"). The April 30 Letter superseded in its entirety the letter of February 26, 1996, expressed continued interest in a merger with Cupertino, set forth on a non-binding basis certain proposed material terms resulting from the previous discussions between the parties since the delivery of the prior letter, and indicated a desire that the parties would use their best efforts to negotiate and enter into a definitive agreement of merger at the earliest practicable date, but not later than May 31, 1996. The April 30 Letter also invited Cupertino specifically to advise Mid-Peninsula of any concerns which it might have but did not believe to be satisfactorily addressed in the April 30 Letter.

    The Cupertino Board, responding by letter of its Chairman, John M. Gatto, dated May 6, 1996 (the "May 6 Letter"), expressed its desire also to proceed towards the execution of a definitive agreement by the parties, identified Cupertino's chosen legal counsel and financial advisor with respect to the proposed transaction, and presented certain matters for consideration, both to clarify the parties' general understandings and to identify certain logistical items some of which, the letter stated, would need to be addressed in a definitive agreement. Mid-Peninsula had a special board meeting on May 7, 1996, to discuss the May 6 Letter and review projections, at the end of which the Mid-Peninsula Board authorized management to retain Alex. Brown as its financial advisor and to advise Mid-Peninsula legal counsel to commence drafting a definitive agreement for review by the parties. At the same time and at Cupertino's request stated in the May 6 Letter, the parties entered into a confidentiality agreement dated May 8, 1996, permitting the parties and their agents and advisors on a confidential basis to confer and to conduct due diligence investigations regarding each other's business, financial and legal affairs. The terms of Alex. Brown's engagement were substantially agreed upon by May 10, 1996.

    The parties continued on an almost daily basis throughout the month of May to confer and discuss proposed terms of a definitive agreement and to conduct due diligence investigations. On May 28, 1996, Mid-Peninsula executed an engagement letter formally retaining Alex. Brown to provide ongoing investment banking advice and services as well as with respect to the proposed transaction. Representatives of Alex. Brown attended a meeting of the Mid-Peninsula Board on June 4, 1996, at which the Mid-Peninsula Board approved the Reorganization Agreement, and rendered an oral opinion that, as of such date, the Conversion Ratio pursuant to the Reorganization Agreement was fair, from a financial point of view, to the holders of Mid-Peninsula Shares. The Alex. Brown Opinion was confirmed in writing on June 5, 1996, the date when the Reorganization Agreement was originally executed and public announcement of it was first made.

    In approving the Reorganization Agreement, the Mid-Peninsula Board considered, among other matters, the following :

    - That the Merger would provide geographic expansion and greater market presence in contiguous markets.

    - That the Merger would make Mid-Peninsula more competitive in the middle market with increased assets in excess of $500 million and an increased lending limit.

    - That MPB would obtain access to services which it currently does not offer, including trust and investment services, venture lending, Small Business Administration lending and asset based lending.

    - That, as a result of the Merger, Mid-Peninsula would achieve a size and critical mass which it could not realize on a standalone basis for several years.

    - That Bancorp would be the only independent bank holding company with offices from San Mateo to San Jose, California, and the third largest independent bank holding company in the San Francisco Bay area.

    - That the Merger could potentially result in increased liquidity and greater long-term value for Mid-Peninsula shareholders.

    An amended and restated Reorganization Agreement was executed June 26, 1996, in order to make certain necessary technical corrections concerning the delivery of various documents related to the Merger. A Second Amended and Restated Agreement was executed as of August 20, 1996, to make further technical corrections and to delete from the agreement certain conditions with respect to employment agreements.

    CUPERTINO -- The following is brief a description of the events which resulted in the execution of the Reorganization Agreement by Cupertino and Mid-Peninsula on August 20, 1996.

    In late 1994 and early 1995, there was significant executive level turnover at Cupertino and the Cupertino Board began to evaluate the long-term prospects and opportunities for Cupertino to determine the best strategic alternatives, including to remain independent, to sell, to acquire or to look for a "merger of equals" partner. During this time period Cupertino established an Executive Management Committee ("EMC"), which was comprised originally of Steven C. Smith, Executive Vice President and Chief Operating Officer of Cupertino and CNB, C. Donald Allen, Chairman and Chief Executive Officer of CNB and President and Chief Executive Officer of Cupertino, and Kenneth D. Brenner, Executive Vice President, Strategic Marketing of CNB and two members who are no longer with Cupertino, to manage the day-to-day operations of Cupertino and CNB. During late 1994, Cupertino had received overtures regarding an opportunity to be acquired by another financial institution within its market area. The Board of Directors determined at that time that combining with an organization that had stable management would be in the best interests of Cupertino and its shareholders and entered into a confidentiality agreement to begin the process toward a business combination. However, after approximately two months it became apparent that the philosophies of the two companies were not compatible and merger discussions were terminated.

    During this period, the EMC recruited two new members to its ranks, David R. Hood, Executive Vice President and Senior Lending Officer of CNB, and Hall Palmer, Executive Vice President and Senior Trust Officer of CNB. Additionally, the EMC was successful in recruiting a new manager for its Venture Lending division, which had been formed in mid-1994. With these additions and the settlement of a significant lawsuit relating to its trust operations, Cupertino's business began to show significant improvement and the Cupertino Board began to reassess Cupertino's strategic direction.


    During mid-1995, the Cupertino Board and management held a retreat where the direction of Cupertino was discussed. While a consensus emerged that the long-term prospects for Cupertino were improving, management and the Cupertino Board realized that the banking environment was changing rapidly through consolidation and that to effectively compete in the long term would require significant growth, through internal means or through mergers and acquisitions. The Cupertino Board and management also recognized that, to raise capital for growth or to merge, it was imperative to improve the operating results and increase the price of Cupertino's stock.

    Over the next several months, Cupertino's results continued to improve, and its stock price increased from a low of $7.95 in May 1995 to $15.00 in December 1995, adjusted for stock dividends. In late 1995, Cupertino began to engage in exploratory discussions with other financial institutions regarding the possibility of combining to improve market share and compete effectively. Two financial institutions expressed interest in writing and Cupertino's Chairman met with the Chairman of Mid-Peninsula, one of the interested financial institutions, in mid-February 1996, to review the possibility of a business combination. During this same period, the Chief Operating Officer of Cupertino met with the executive management of the other financial institution which had expressed an interest in combining with Cupertino. The written expressions of interest were reported in detail to the Cupertino Board and it was determined that a meeting to review the strategic direction of Cupertino should be conducted to ensure that the strategic direction chosen for Cupertino was in the best long-term interest of the Cupertino shareholders.

    The investment banking firm of Smith & Crowley was engaged to evaluate Cupertino's strategic options, as well as to review the two specific alternatives before the Cupertino Board. On March 2, 1996, Smith & Crowley presented to the Cupertino Board and management its analysis concerning the strategic alternatives available to Cupertino. The Cupertino Board determined that Cupertino had a valuable franchise that needed to continue to grow to enhance shareholder value. It also determined that the shareholders would be best served by expanding on the Peninsula and maintaining a commitment to the commercial business, real estate, trust and venture lending business model that was beginning to show significant promise. The Cupertino Board considered it imperative to only pursue opportunities where superior client service and a focus on quality would be the standard of a combined financial services organization. In addition, the Cupertino Board concluded that it was important to retain influence at the Board and management level to ensure that the interests of Cupertino's shareholders were addressed. The Cupertino Board finally determined that unless an acceptable merger partner was identified with appropriate attributes, that the best strategy for Cupertino was to continue to grow in the near term on a standalone basis.

    The Cupertino Board established a merger and acquisition committee ("the M&A Committee") comprised of John Gatto, Chairman of Cupertino, Rex Lindsay, Vice Chairman of Cupertino, C. Donald Allen, President and Chief Executive Officer of Cupertino and Steven C. Smith, Executive Vice President and Chief Operating Officer of Cupertino to further explore the opportunities presented by the two interested financial institutions. The M&A Committee then held a meeting to determine their strategy to evaluate the options presented. It was decided that initial meetings with their counterparts at both institutions would be the best way to begin the process, and meetings were scheduled during April 1996 to evaluate the two institutions. During the course of the meetings, a wide range of topics was discussed, including strategic direction, client service issues, shareholder value concerns, employee relations and business opportunities. After each meeting with the other institutions counterparts, the M&A Committee met to evaluate the isues. After a thorough analysis, it was determined that a special meeting of the Cupertino Board could be called to evaluate the alternatives.

    At a special meeting of the Cupertino Board, held on May 2, 1996, the alternatives, including a retain and grow strategy, were reviewed. After detailed discussions and analysis, it was determined that the opportunity to proceed with a merger of equals transaction with Mid-Peninsula would provide the best long-term value to the shareholders as well as the clients and employees of Cupertino. In that regard, and with the advice of its advisors, the Cupertino Board voted unanimously to enter into a confidentiality agreement with Mid-Peninsula and to communicate to the other interested party the decision to pursue a different option. The Cupertino Board also reviewed alternative investment banking firms to provide financial analysis and a fairness opinion on the transaction and ultimately selected Sutro as its advisor. The Board also authorized management to obtain additional independent resources to evaluate the financial and legal position of Mid-Peninsula. Cupertino hired Manatt, Phelps & Phillips, LLP, a law partnership, Coopers & Lybrand, L.L.P., a certified public accounting firm and Garrett & Associates, a loan review firm (collectively "the Advisors") to assist in the review of the financial condition of Mid-Peninsula.

    A confidentiality agreement with Mid-Peninsula was entered into on May 8, 1996 and due diligence began immediately. Over the course of the next several weeks, the due diligence process was completed and on June 5, 1996, the Board of Directors met to review the final results of the due diligence process and to review the Reorganization Agreement and related agreements which had been negotiated during this time period. The Advisors presented their findings to the Board of Directors which indicated they had no serious concerns regarding the financial condition or operations of Mid-Peninsula. Sutro presented its findings and draft fairness opinion which indicated that from a financial point of view the transaction was fair to Cupertino's shareholders. Based on this advice and following substantial discussion and analysis, the Cupertino Board voted unanimously to approve the Merger.

    An amended and restated Reorganization Agreement was executed June 26, 1996, in order to make certain necessary technical corrections concerning the delivery of various documents related to the Merger. A Second Amended and Restated Agreement was executed as of August 20, 1996, to make further technical corrections and to delete from the agreement certain conditions with respect to employment agreements.

RECOMMENDATION OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

    MID-PENINSULA. The Mid-Peninsula Board unanimously approved the Merger at a meeting on June 4, 1996. The Mid-Peninsula Board believes that the terms of the Merger are fair to, and in the best interests of, Mid-Peninsula and its shareholders and unanimously recommends that the shareholders of Mid-Peninsula vote "FOR" approval of the principal terms of the Reorganization Agreement.

    In reaching its conclusion, the Mid-Peninsula Board considered certain information, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of Cupertino; (ii) the structure of the transaction, including the fact that Mid-Peninsula shareholders would retain approximately 51% of the common equity of Bancorp on a fully diluted basis, Mr. Kalkbrenner would continue to serve as Chief Executive Officer of Bancorp, and the Board of Directors of Bancorp would comprise five directors designated by the Mid-Peninsula Board and five directors designated by the Cupertino Board; (iii) the principal terms of the Reorganization Agreement, the Option Agreements and other documents to be executed in connection with the Merger, and its review of such documents with its financial and legal advisors;
(iv) the presentation of Alex. Brown, (v) the opinion of Alex. Brown that the Conversion Ratio is fair to the shareholders of Mid-Peninsula from a financial point of view; (vi) the Mid-Peninsula Board's review with its financial advisors of alternatives to the Merger, the range of possible values to Mid-Peninsula shareholders obtainable through implementation of alternatives and the timing and likelihood of the same; (vii) the Mid-Peninsula Board's review with its financial advisors of other merger targets; (viii) the compatibility of Cupertino with Mid-Peninsula and their complementary lines of business; (ix) the geographic distribution of CNB offices relative to Mid-Peninsula's strategic plan; (x) the ability of a larger institution to compete in the current and anticipated banking environment and to leverage the expense structure; (xi) the effect of the Merger on existing shareholders, employees, officers and customers of Mid-Peninsula; (xii) the current and prospective economic environment and regulatory and competitive burdens and constraints facing commercial banks; (xiii) the impact of the Merger on the communities served by MPB and CNB, and the increased ability to serve the communities through the larger branch office network; (xiv) the results of the due diligence conducted as to the financial condition of Cupertino and the prospects of economic viability of the combined institution; and (xv) the pro forma financial statements of the combined companies and the capitalization of the combined companies in excess of "well capitalized" requirements of federal regulatory agencies.

    In addition, in analyzing the proposed transaction, the Mid-Peninsula Board considered that CNB possesses an excellent commercial and retail deposit base which complements MPB's commercial focus and provides broader geographic coverage of strategic target markets already identified and initially penetrated by MPB. The larger size of the combined company would increase shareholder liquidity, make future acquisitions more possible, leverage the expense structure and increase the lending limit. The fixed Conversion Ratio of 0.81522 provides shareholders of Cupertino with a premium over the market price for their stock. In determining the Conversion Ratio, Mid-Peninsula and Alex. Brown analyzed the relative contributions of each company relative to: assets, loans, non-performing assets ("NPAs"), allowance for loan and lease losses ("ALLL"), deposits, equity, tangible equity, loans/deposits, NPAs/assets, ALLL/NPAs, equity/assets, net interest income, non-interest income, non-interest expense, provision for taxes, net income, return on assets and return on equity. After significant discussion and analysis of a number of factors, not all of which are set forth herein, the parties, with the assistance of Alex. Brown and Sutro, arrived at a determination that the 51%/49% ownership of Bancorp, on a fully diluted basis, was appropriate.

    The Mid-Peninsula Board did not assign any specific or relative weights to the factors considered above.

    CUPERTINO. The Cupertino Board approved the Merger at its meeting on June 5, 1996. The Cupertino Board believes that the terms of the Merger are fair to, and in the best interests of Cupertino and its shareholders and recommends that the shareholders of Cupertino vote "FOR" approval of the principal terms of the Reorganization Agreement.

    In reaching its conclusion, the Cupertino Board considered information provided at meetings held on June 4, 1996, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of Mid-Peninsula; (ii) the structure of the transaction, including the fact that Cupertino shareholders would retain approximately 49% of the common equity of Bancorp on a fully diluted basis, and that MPB and CNB will continue to operate as separate entities unless a two-thirds majority of the Board of Directors of Bancorp determines otherwise; (iii) the fact that Steven C. Smith would serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Bancorp, that David R. Hood would serve as Executive Vice President and Chief Credit Officer of Bancorp, and that the Board of Directors of Bancorp would be comprised of five directors designated by the Cupertino Board and five directors designated by the Mid-Peninsula Board; (iv) the principal terms of the Reorganization Agreement, the Option Agreements, and other documents to be executed in connection with the Merger; (v) the presentation of Sutro and the opinion of Sutro that the Merger is fair to the shareholders of Cupertino from a financial point of view; (vi) the results of its due diligence examination of Mid-Peninsula; (vii) the terms of other recent comparable combinations of bank holding companies; (viii) the Cupertino Board's review with its financial advisors of alternatives to the Merger; (ix) the fact that a two-thirds vote of the Board of Directors of Bancorp will be required to effectuate certain material changes with respect to Bancorp, MPB and CNB; (x) the current and prospective economic environment and regulatory and competitive burdens and constraints facing community banks; and (xi) the pro forma financial statements of the combined companies and the capitalization of the combined companies in excess of "well capitalized" requirements of federal regulatory agencies.


    The Cupertino Board did not assign any specific or relative weights to the factors considered above.

OPINION OF MID-PENINSULA FINANCIAL ADVISOR


    Mid-Peninsula retained Alex. Brown to provide certain investment banking advice and services, including advice with respect to the Merger and related matters. Alex. Brown was selected to act as Mid-Peninsula's financial advisor based upon its qualifications, expertise and reputation, as well as its familiarity with Mid-Peninsula's business and market area. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.


    Representatives of Alex. Brown attended a meeting of the Mid-Peninsula Board on June 4, 1996 at which the Mid-Peninsula Board approved the Reorganization Agreement. At such meeting, Alex. Brown made a presentation to the Mid-Peninsula Board and rendered an oral opinion (the "Alex. Brown Opinion") to the Mid-Peninsula Board that, as of such date, the Conversion Ratio pursuant to the Reorganization Agreement was fair, from a financial point of view, to the holders of Mid-Peninsula Shares. The Alex. Brown Opinion was confirmed in writing as of June 5, 1996 and reaffirmed as of the date of this Joint Proxy Statement/Prospectus. Alex. Brown relied upon analyses such as those described below in connection with rendering the Alex. Brown Opinion and providing its written opinion as of the date hereof. No limitations were imposed by the Mid-Peninsula Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Alex. Brown Opinion or the written confirmation thereof.

    THE FULL TEXT OF THE WRITTEN CONFIRMATION OF THE ALEX. BROWN OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX E AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF MID-PENINSULA ARE URGED TO READ THE WRITTEN CONFIRMATION OF THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION WAS DIRECTED TO THE MID-PENINSULA BOARD, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO PURSUANT TO THE REORGANIZATION AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF MID-PENINSULA AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE ALEX. BROWN OPINION WAS RENDERED TO THE MID-PENINSULA BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT. THE FOLLOWING SUMMARY OF THE ALEX. BROWN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN CONFIRMATION OF THE ALEX. BROWN OPINION.

    In arriving at the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning Mid-Peninsula and Cupertino and certain internal financial analyses and other information furnished to it by Mid-Peninsula and Cupertino. Alex. Brown also held discussions with members of the senior management of Mid-Peninsula and Cupertino regarding the business and prospects of their respective financial institutions and the joint prospects of the combined company. In addition, Alex. Brown (i) reviewed the reported price and trading activity of the Mid-Peninsula Shares and the Cupertino Shares, (ii) compared certain financial and stock market information of Mid-Peninsula and Cupertino, respectively, with similar information of certain comparable companies whose securities are publicly traded (see "Opinion of Mid-Peninsula Financial Advisor -- ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES"), (iii) reviewed the Reorganization Agreement, (iv) reviewed the financial terms of certain recent business combinations which Alex. Brown deemed comparable to the Merger, in whole or in part (see "Opinion of Mid-Peninsula Financial Advisor -- ANALYSIS OF SELECTED MERGER OF EQUALS TRANSACTIONS"), (v) reviewed the potential pro forma impact of the Merger on Mid-Peninsula's financial condition, operating results and per share figures (see "Opinion of Mid-Peninsula Financial Advisor -- PRO FORMA MERGER ANALYSIS") and (vi) performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.

    In conducting its review and arriving at the Alex. Brown Opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information reviewed by and discussed with them for purposes of rendering the Alex. Brown Opinion. With respect to the financial forecasts and other information reviewed by Alex. Brown in rendering the Alex. Brown Opinion (including, without limitation, projected cost savings and revenue enhancements from the Merger), Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Mid-Peninsula and Cupertino as to the likely future financial performance of Mid-Peninsula and Cupertino. Alex. Brown did not make or obtain any independent evaluations or appraisals of the assets or liabilities of either Mid-Peninsula or Cupertino or their respective subsidiaries, nor did it review any individual loan files of Mid-Peninsula or Cupertino. Alex. Brown is not an expert in the evaluation of allowances for loan losses, has not made an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Mid-Peninsula and Cupertino at March 31, 1996, and has assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Alex. Brown assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interests) described in the Reorganization Agreement. Moreover, Alex. Brown also assumed that the Merger in all respects is, and will be consummated, in compliance with all laws and regulations applicable to Mid-Peninsula and Cupertino.

    In connection with rendering the Alex. Brown Opinion, Alex. Brown performed a variety of financial analyses, which are summarized below. While the following summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Mid-Peninsula Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by them, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the Alex. Brown Opinion.


    CONTRIBUTION ANALYSIS. Alex. Brown analyzed the contribution of Mid-Peninsula and Cupertino to, among other things, total assets, total loans, total deposits, total equity, total tangible equity, non-performing assets and the allowance for loan losses of the pro forma Bancorp as of March 31, 1996 and to, among other things, net interest income, the provision for loan losses, non-interest income. non-interest expense, core revenue (net interest income plus non-interest income), pre-tax, pre-provision income and net income of the pro forma Bancorp for the twelve months ended March 31, 1996. Alex. Brown also analyzed the contribution of Mid-Peninsula and Cupertino to net income on an historic basis for 1991, 1992, 1993, 1994 and 1995, as well as on a projected basis for 1996, 1997 and 1998 (based on estimates prepared by the respective managements of Mid-Peninsula and Cupertino).

    The analysis showed, among other things, that based on Bancorp's pro forma balance sheet as of March 31, 1996, Mid-Peninsula would contribute approximately 48% of total assets, approximately 44% of total loans, approximately 39% of the allowance for loan losses, approximately 47% of total deposits, approximately 53% of total equity and total tangible equity, and none of the non-performing assets of Bancorp.

    The analysis also showed, among other things, that based on Bancorp's pro forma income statements for the twelve months ended March 31, 1996, Mid-Peninsula would contribute approximately 45% of net interest income, approximately 42% of the provision for loan losses, approximately 27% of non-interest income, approximately 33% of non-interest expense, approximately 43% of core revenue, approximately 62% of pre-tax, pre-provision income, and approximately 63% of net income. The analysis further showed that on an historic basis, Mid-Peninsula would have contributed approximately 38%, 44%, 64%, 47% and 62% of the net income in each of 1991, 1992, 1993, 1994 and 1995, respectively, and approximately 59%, 52% and 48% of projected net income in each of 1996, 1997 and 1998, respectively.

    With a Conversion Ratio of 0.81522 Bancorp Share per Cupertino Share, the Mid-Peninsula shareholders would own approximately 51% of Bancorp, giving effect to all outstanding options.

    ANALYSIS OF SELECTED MERGER OF EQUALS TRANSACTIONS. In preparing the Alex. Brown Opinion, Alex. Brown analyzed the financial terms, to the extent publicly available, of certain selected merger of equals transactions which it deemed comparable in whole or in part to the Merger. The merger of equals transactions selected (the "Comparable Transactions") consisted of 16 transactions announced since January 1990 between commercial banks and/or bank holding companies, as well as between thrifts and/or thrift holding companies. Alex. Brown noted that no transaction used in the selected merger of equals transaction analysis was identical to the Merger. The analysis reviewed the relative contributions of each of the parties to the mergers, as of the date of the most recent financial information available prior to announcement of the transaction, with respect to total assets, total deposits, total shareholders' equity, latest twelve months' ("LTM") net income, pro forma ownership, and the number of Board directorships. The average contribution of the surviving party for each of these measures was approximately 52%, 54%, 54%, 52%, 53% and 51%, respectively. Such statistics were compared against the relative contributions of Mid-Peninsula in the Merger (see "Opinion of Mid-Peninsula Financial Advisor -- Contribution Analysis").

    Alex. Brown also calculated the merger consideration represented by the conversion ratio in each of the Comparable Transactions relative to the target company's LTM earnings per share, book value per share, tangible book value per share, market value one day prior to announcement of the transaction, and 30 days prior to announcement of the transaction, and compared such multiples and premiums to the implied multiples and premiums of the Merger, based on closing prices of Mid-Peninsula and Cupertino of $20.75 and $14.00, respectively, on May 31, 1996. The mean multiple of LTM earnings per share in the Comparable Transactions was 11.2x, compared to 19.0x in the Merger; the mean premium to book value per share in the Comparable Transactions was 25.5%, compared to 61.9% in the Merger; the mean premium to tangible book value per share in the Comparable Transactions was 42.9%, compared to 61.9% in the Merger; the mean premium to market value one day prior to announcement of the transaction in the Comparable Transactions was 9.3%, compared to 20.8% in the Merger; and the mean premium to market value 30 days prior to announcement of the transaction in the Comparable Transactions was 9.8%, compared to 27.7% in the Merger. Alex. Brown noted that each of the statistics for the Merger was within the range of premiums and multiples paid in the Comparable Transactions.

    Alex. Brown further compared the historical pro forma earnings per share and book value per share pickup (dilution) to shareholders of the surviving party in the Comparable Transactions, giving effect to the conversion ratio in each such transaction, to the projected 1996 and 1997 earnings per share pickup (dilution) for Mid-Peninsula shareholders resulting from the Merger. Based on this analysis, the projected 1996 earnings per share dilution resulting from the Merger was 16.5%, compared to a range of 18.9% dilution to 11.4% pickup for the Comparable Transactions. The mean earnings per share dilution for the Comparable Transactions was 1.6%. Alex. Brown noted that, because of the timing of the closing of the Merger, the pro forma projected 1996 earnings did not reflect any of the projected cost savings or revenue enhancements of Bancorp. Giving effect to such projected cost savings and revenue enhancements in 1997, the first full year of combined operations of Bancorp, the projected earnings per share pickup for Mid-Peninsula shareholders was 14.0%. The book value per share dilution for Mid-Peninsula shareholders resulting from the Merger was (3.5)%, compared to a range of (15.3)% dilution to 19.8% pickup, and a mean of (2.1)% dilution, for the Comparable Transactions.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In arriving at the Alex. Brown Opinion, Alex. Brown, using publicly available information, compared selected financial and stock market information, including, among other things, the composition of earning assets, loan and deposit growth, asset quality ratios, loan loss reserve levels, net interest margin, the ratio of fee income to total revenue, the ratio of general and administrative expenses to average assets, the efficiency ratio, the ratio of net income to average assets and average equity, capitalization ratios, and the multiple of price to book value, tangible book value and LTM earnings, for Cupertino and a selected group of banks and bank holding companies deemed similar, in whole or in part, to Cupertino.

    The group of banks and bank holding companies comprised selected California institutions with total assets between $179.6 million and $433.4 million as of March 31, 1996. A total of 10 institutions were included (the "Selected Banks"). As of May 31, 1996, the mean multiples implied by the market price of the common stock of the Selected Banks to the Selected Banks' LTM earnings per share, book value per share and tangible book value per share at or for the period ending March 31, 1996 were 12.0x, 151.0% and 151.5%, respectively, for the Selected Banks, and 14.6x, 134.0% and 134.0%, respectively, for Cupertino. Alex. Brown noted that although Cupertino Shares traded at a premium to the average trading level of the Selected Banks on a price to LTM earnings basis, reflecting Cupertino's depressed earnings during that period, the Cupertino Shares traded at a discount to the average trading level of the Selected Banks on a price to book value and a price to tangible book value basis. Alex. Brown further noted that no company used in the Selected Banks analysis was identical to Cupertino.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Alex. Brown prepared an estimated valuation of each of Mid-Peninsula, Cupertino and Bancorp based on the present value of the future dividend streams and the terminal value that each of Mid-Peninsula, Cupertino and Bancorp were estimated to produce over a three and one-half year period ending December 31, 1999. Projection ranges for Mid-Peninsula and Cupertino were provided by the respective managements of each organization, and were based upon various factors and assumptions, many of which are beyond the control of Mid-Peninsula and/or Cupertino. Such projections were also adjusted, based on discussions with the management of Mid-Peninsula, to present a "conservative" case for each company. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results, which may be significantly more or less favorable than suggested by such projections.

    The implied future dividend stream projection was based upon the assumption that each of Mid-Peninsula, Cupertino and Bancorp would maximize yearly dividend payments subject to maintaining a constant year-end ratio of shareholders' equity to total assets of 7.0%. Estimated terminal values were calculated by applying multiples ranging from 10.0x to 12.0x projected net income. The dividend streams and terminal values were discounted to present values using a range of discount rates from 12.5% to 17.5%. The discounted cash flow analysis produced a range of net present values per Mid-Peninsula Share (excluding shares subject to unexercised options) of approximately $21.50 to $28.50 in the conservative case and approximately $24.00 to $32.00 in the expected case, and a range of approximately $15.00 to $21.00 per Cupertino Share (excluding shares subject to unexercised options) in the conservative case and approximately $18.50 to $26.00 in the expected case. Giving effect to projected cost savings and revenue enhancements, the analysis produced a range of net present values per share of Bancorp (excluding shares subject to unexercised options) of approximately $27.00 to $36.50 in the conservative case and approximately $30.25 to $41.25 in the expected case. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the Mid-Peninsula Shares, the Cupertino Shares, or the common stock of Bancorp. Alex. Brown noted that the discounted cash flow analysis is a widely used valuation methodology, but that such analysis relies on numerous assumptions, including dividend payout rates, terminal values and discount rates, the future values of which may differ significantly from such estimates.

    PRO FORMA MERGER ANALYSIS. Alex. Brown analyzed the pro forma effects of the Merger on Mid-Peninsula shareholders by comparing, among other things, the projected fully diluted earnings per share for 1997 and 1998, and the book value per share as of March 31, 1996, for Mid-Peninsula with the pro forma estimates of fully diluted earnings per share for 1997 and 1998 and book value per share as of March 31, 1996 for Bancorp. The analysis did not include non-recurring transaction expenses and assumed, unless otherwise stated, that Merger-related cost savings would be fully realized in 1997, and that revenue enhancements would be realized in 1997, 1998 and 1999 as a result of incremental earning assets and additional trust fee income. The projected cost savings represent approximately 3.3% of Bancorp's projected noninterest expense in 1997 on a pre-tax basis. The Merger is viewed by Mid-Peninsula and Cupertino as a merger of equals transaction in which cost savings are less important than the strategic benefits of the Merger. Based on certain assumptions, including those with respect to cost savings and revenue enhancements from the Merger, and the stand-alone earnings projections of Mid-Peninsula (based on estimates provided by Mid-Peninsula management) and Cupertino (based on estimates provided by Cupertino management), the analysis showed that the Merger would be accretive to Mid-Peninsula's estimated earnings per share in 1997 by 10.4% in the conservative case and 14.0% in the expected case.

    ADDITIONAL CONSIDERATIONS. In arriving at its opinion, Alex. Brown also considered a number of qualitative factors that might result from the Merger, including enhanced lending capabilities, greater management depth, improved liquidity for shareholders, and increased acquisition opportunities for Bancorp compared to Mid-Peninsula.

    COMPENSATION OF FINANCIAL ADVISOR. Pursuant to the terms of an engagement letter (the "Engagement Letter") dated May 28, 1996, Mid-Peninsula will pay Alex. Brown an aggregate fee of $200,000 for acting as Financial Advisor in connection with the Merger, including rendering the Alex. Brown Opinion, against which will be credited a $25,000 retainer fee paid upon execution of the Engagement Letter. Of the fee, $75,000 was paid on the delivery of the Alex. Brown Opinion, with the remainder of the fee payable upon inclusion of the Alex. Brown Opinion in this Joint Proxy Statement/ Prospectus. Whether or not the Merger is consummated, Mid-Peninsula also has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with the transaction. Mid-Peninsula has also agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.

OPINION OF CUPERTINO FINANCIAL ADVISOR


    In May 1996, Sutro was retained by Cupertino to render an opinion to the Cupertino Board regarding the fairness, from a financial point of view, of the consideration to be received by the shareholders of Cupertino in the Merger. On June 5, 1996, Sutro delivered to the Cupertino Board its opinion to the effect that, as of the date of its opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion and so described below, the consideration proposed to be received by the shareholders of Cupertino, based on a pro forma exchange ratio of 0.81522, is fair to the shareholders of Cupertino from a financial point of view. This opinion was subsequently reaffirmed by issuance to the Cupertino Board of a written opinion, dated September 23, 1996, which is attached to the Joint Proxy/Prospectus Statement as Appendix F and is incorporated herein by reference. The shareholders of Cupertino are urged to read the attached opinion letter (the "Sutro Opinion") in its entirety.


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
    The Sutro Opinion is directed to the Cupertino Board and does not constitute a recommendation to any Cupertino shareholder as to how such shareholder should vote with respect to the Merger. Sutro was not requested to and did not make any recommendation to the Cupertino Board as to the form or amount of consideration to be received by shareholders of Cupertino in the Merger. Sutro was not requested to opine as to, and the Sutro Opinion does not address, the Cupertino Board's underlying business decision to proceed with or effect the Merger.

    In reaching its conclusion as to the fairness of the consideration to be received by shareholders of Cupertino in the Merger and in its presentation to the Cupertino Board, Sutro did not rely on any single analysis or factor described below, assign weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Sutro believes that its analysis must be considered as a whole and that selecting portions of its analysis, or factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Sutro Opinion.

    The analyses developed by Sutro are not necessarily indicative of future values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for the purpose of comparison, is identical to Cupertino, Mid-Peninsula or the Merger. Accordingly, an analysis of results is not mathematical, rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of Comparable Companies (as defined below) and other factors that could affect the public trading value of such companies.


    In connection with the delivery of the Sutro Opinion, Sutro reviewed, among other things, (i) the Joint Proxy Statement/Prospectus for the Merger, (ii) the Reorganization Agreement, (iii) certain publicly available information relative to Cupertino, (iv) certain internal financial information of Cupertino prepared for financial planning purposes and furnished to Sutro by the management of Cupertino, (v) certain financial and securities data of Cupertino and companies deemed similar to Cupertino, (vi) certain financial information for both a regional and a national peer group of companies with operating characteristics similar to those of Cupertino, (vii) to the extent that information was publicly available, the financial terms of certain merger transactions deemed similar to the Merger, (viii) publicly available information related to Mid-Peninsula, (ix) certain internal financial information of Mid-Peninsula prepared for financial planning purposes and furnished to Sutro by the management of Mid-Peninsula, (x) certain internal financial information of the combined company resulting from the Merger prepared for financial planning purposes and furnished to Sutro by the management of Cupertino, and (xi) certain financial and securities data of Mid-Peninsula. In addition, Sutro engaged in discussions with members of management of Cupertino and Mid-Peninsula concerning the respective financial condition, current operating results and business outlook of Cupertino and Mid-Peninsula, including the prospects for the combined company, and Cupertino's and Mid-Peninsula's plans relating to the combined company.



    In delivering its opinion, Sutro prepared and delivered to the Cupertino Board certain analyses and other information relevant to the Sutro Opinion. For the purposes of the Sutro Opinion, Sutro annualized the first quarter results for 1996 of Cupertino, which Sutro believed to be more relevant than the prior twelve-month results for comparison purposes, due to the effect of extraordinary items on the results for that twelve month period. The following is a summary of those analyses:


    SELECTED MARKET INFORMATION. Sutro reviewed certain stock trading characteristics of Cupertino Shares and Mid-Peninsula Shares, including stock prices and volume comparisons for several periods, and summarized for the Cupertino Board information for a one-year period ending May 24, 1996.

    DILUTION ANALYSIS. Sutro analyzed the fully diluted earnings per share and tangible book value per share of Cupertino for the twelve-month period ended March 31, 1996 and for the year ended December 31, 1996 as projected by the management of Cupertino. Sutro also calculated pro forma estimates of fully diluted earnings per share and tangible book value per share for the combined company for the twelve-month period ended March 31, 1996 and for the projected year ended December 31, 1996. Projections for the year ended December 31, 1996 do not include non-recurring transaction expenses or projected pre-tax earnings enhancements or expense reductions. This analysis showed, among other things, that, on a share equivalent basis, holders of Cupertino Shares would realize accretion of 22.9% in earnings per share (without giving effect to transaction expenses) and accretion of 10.8% in tangible book value per share for the twelve-month period ended March 31, 1996. For the year ended December 31, 1996, holders of Cupertino Shares would realize accretion of 16.3% in earnings per share and accretion of 8.7% in tangible book value per share.

    CONTRIBUTION ANALYSIS. Sutro analyzed certain historical income statement and balance sheet data for Cupertino and Mid-Peninsula for the year ended December 31, 1995 and for the twelve-month period ended March 31, 1996, as well as projected data for Cupertino and Mid-Peninsula for the year ended December 31, 1996 (based upon estimates prepared by the management of each party). Based on a pro forma exchange ratio of 0.81522, the holders of Cupertino Shares will own 49.0% of the combined company on a fully diluted basis (i.e., assuming the exercise of all outstanding options). The analysis showed, among other things, that for the year ended December 31, 1995, for the twelve-month period ended March 31, 1996 and for the projected year ended December 31, 1996, Cupertino would contribute the following percentages of the pro forma amounts of the combined company: 9.4%, 18.3% and 40.7%, respectively, of pre-tax income; 10.3%, 19.1% and 41.1%, respectively, of net income; 54.2%, 52.3% and 54.6%, respectively, of total assets; 54.7%, 52.6% and 53.5%, respectively, of total deposits; 54.9%, 52.7% and 55.2%, respectively, of tangible book value; 56.5%, 56.1% and 57.1%, respectively, of net loans; and 61.0%, 61.3% and 62.2%, respectively, of loan loss reserves.

    HISTORICAL AND PROJECTED FINANCIAL PERFORMANCE COMPARISON. Sutro prepared comparisons of various historical and projected measures of performance ratios, yields, margins and financial condition for Cupertino and the combined company, including a comparison of return on average assets and average equity. For the twelve-month period ended March 31, 1996, Cupertino and Mid-Peninsula achieved the following selected performance measures: a return on average assets of 0.77% for Cupertino compared to 1.36% for Mid-Peninsula and a return on average common equity of 10.3% for Cupertino compared to 14.2% for Mid-Peninsula. For the projected year ended December 31, 1996, the analysis indicated a projected return on average assets of 0.81% for Cupertino compared to 1.35% for Mid-Peninsula and a projected 11.2% return on average common equity for Cupertino compared to 14.0% for Mid-Peninsula.


    DISCOUNTED CASH FLOW ANALYSIS. Sutro developed an estimated stand-alone valuation for Cupertino by analyzing the future expected cash flows a holder of Cupertino Shares might receive over a two and one-half year period ending December 31, 1998, and discounting the cash flows back to present values. Estimated terminal values were calculated by applying stock price multiples ranging from 1.20x to 1.40x to projected, fully diluted tangible book value. The future cash flows were discounted to present values using a range of discount rates from 6% to 14%. In this analysis, the cash flows were assumed to consist of recurring $0.10 semi-annual and $0.15 quarterly dividends for Cupertino and the combined company, respectively, plus the estimated terminal value at December 31, 1998. The stand-alone valuation analysis indicated a value per share for Cupertino Shares ranging from $11.67 to $17.74.



    Additionally, Sutro performed a discounted cash flow analysis of the value of the consideration to be received by the Cupertino shareholders, based on the
0.81522 pro forma exchange ratio for the merger, to examine the present and future value of the combined company assuming differing levels of cost savings and revenue enhancements which were provided by Cupertino's management. The analyses illustrate the effect of such cost savings and revenue enhancements on the present value of the consideration to be received by the Cupertino shareholders. Estimated terminal values were calculated by applying stock price multiples ranging from 1.40x to 1.60x to projected, fully diluted tangible book value. Valuation ranges for the consideration to be received by the Cupertino shareholders were analyzed, on a fully diluted share basis, under each of the following scenarios: (i) a valuation which assumed no synergies or revenue enhancements for the combined companies indicated a value range of $12.76 to $18.39; (ii) a valuation which assumed moderate costs savings for the combined companies indicated a value range of $12.94 to $18.64; (iii) a valuation which assumed greater cost savings and certain revenue enhancements for the combined companies indicated a value range of $13.49 to $19.42; and (iv) a valuation which assumed the same level of costs savings analyzed in the item (iii) and greater revenue enhancements for the combined companies indicated a value range of $13.57 to $19.52.

    SELECTED COMPARABLE TRANSACTION ANALYSIS. Sutro reviewed selected information for 38 merger-of-equals transactions announced since January 1, 1991, between commercial banks and/or bank holding companies. Sutro reviewed certain transaction terms and calculated the following multiples: (i) deal price to the seller's tangible book ranged from 0.8x to 2.6x, with a mean of 1.4x and a median of 1.4x; (ii) deal price to the buyer's tangible book ranged from 0.5x to 2.2x, with a mean of 1.2x and a median of 1.2x; (iii) deal price to the seller's latest twelve-month earnings per share ranged from 7.0x to 19.1x, with a mean of 11.4x and a median of 10.7x; (iv) the seller's year to date return on average assets ranged from 0.43% to 1.79%, with a mean of 0.92% and a median of 0.95%; and (v) the buyer's year to date return on average assets ranged from 2.23% to 2.25%, with a mean of 0.94% and a median of 1.07%.

    SELECTED COMPARABLE COMPANIES ANALYSIS. Sutro compared certain financial information and stock market information relating to Cupertino to corresponding data and ratios for Mid-Peninsula and for a group of Western Region-based commercial banks and bank holding companies deemed similar to Cupertino. The companies selected (the "Comparable Companies") were: Bank of Commerce, California Community Bancshares, California State Bank, Columbia Banking System, Inc., CU Bancorp, Foothill Independent Bancorp, Sierra Tahoe Bancorp and Transworld Bancorp.


    Based on the closing prices for shares of common stock of Cupertino and each of the Comparable Companies on May 24, 1996, Sutro calculated the following multiples: (i) market price to latest twelve-month ("LTM") earnings per share of 14.3x for Cupertino and 16.3x for Mid-Peninsula compared to a range of 10.7x to 20.7x, a mean of 15.1x and a median of 14.6x for the Comparable Companies; and
(ii) market price to tangible book value of 1.3x for Cupertino and 1.4x for Mid-Peninsula compared to a range of 1.1x to 1.7x, a mean of 1.4x and a median of 1.3x for the Comparable Companies.


    Sutro also analyzed certain financial information and stock market information relating to Cupertino to corresponding data and ratios for peer groups of National and Western Region-based commercial banks and bank holding companies deemed similar to Cupertino. First, Sutro reviewed all National and Regional banks for which meaningful data was available. Sutro subsequently divided the National and Regional peer groups into quartiles according to each institution's return on average assets.

    Based on its return on average assets of 0.77%, Cupertino compared closely to the third and fourth quartiles in the National peer group where the return on average assets ranged from 0.78% to 1.06% and -4.90% to 0.78%, respectively. Based on the closing prices on May 24, 1996 for shares of common stock of Cupertino and the institutions included in the National peer group, Sutro calculated the following multiples: (i) market price to LTM earnings per share of 14.3x for Cupertino compared to a range of 9.6x to 27.4x, and a median of 12.9x for the third quartile, and a range of 5.0x to 69.4x, and a median of 18.0x for the fourth quartile; and (ii) market price to tangible book value of 1.3x for Cupertino compared to a range of 1.1x to 2.8x, and a median of 1.4x for the third quartile, and a range of 0.6x to 2.0x, and a median of 1.2x for the fourth quartile. In the opinion of Sutro, a pro forma valuation based on a tangible book multiple provides a more reliable valuation estimate than a valuation based on an earnings per share multiple since the LTM earnings per share result calculated for Cupertino is based on Cupertino's annualized earnings for the quarter ended March 31, 1996. Based on Cupertino's current tangible book value per share of $10.45, the tangible book multiples for the third and fourth quartiles in the National peer group imply per share valuation ranges of $13.55 to $14.98 and $12.19 to $13.47, respectively.

    Based on its return on average assets, Cupertino compared closely to the third quartile in the Regional peer group where the return on average assets ranged from 0.55% to 1.00%. Based on the closing prices on May 24, 1996 for Cupertino Shares and the institutions included in the Regional peer group, Sutro calculated the following multiples: (i) market price to LTM earnings per share of 14.3x for Cupertino compared to a range of 5.0x to 20.7x, and a median of 11.7x for the third quartile; and (ii) market price to tangible book value of 1.3x for Cupertino compared to a range of 0.6x to 1.7x for the third quartile. Based on Cupertino's current tangible book per share of $10.45, the tangible book multiples for the third quartile in the Regional peer group imply a per share valuation range of $11.51 to $12.72.

    ADDITIONAL CONSIDERATIONS. Sutro also considered a number of qualitative factors that might result from the Merger, including enhanced commercial loan capabilities, greater management depth, improved liquidity for shareholders and increased acquisition opportunities for the combined companies as compared to Cupertino.


    For purposes of the Sutro Opinion, Sutro relied upon the accuracy, completeness and fairness of the financial and other information made available to it and, in connection with its engagement, did not undertake to independently verify such information. Cupertino's and Mid-Peninsula's management represented to Sutro that the information provided by Cupertino and Mid-Peninsula had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Sutro incomplete or misleading. Sutro assumed the Merger will be recorded using the pooling of interests method of accounting under generally accepted accounting principles.


    In arriving at the Sutro Opinion, Sutro did not perform, nor was it furnished, an appraisal or valuation of specific assets or liabilities of Cupertino or Mid-Peninsula and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by the Cupertino Board on the scope of Sutro's investigation or the procedures to be followed in rendering its opinion. Sutro expressed no opinion as to the price at which Cupertino Shares or Mid-Peninsula Shares have traded or may trade at a future time. The Sutro Opinion is based upon information available to Sutro and the facts and circumstances as they existed and were subject to evaluation on the date of the Sutro Opinion. Events occurring after such date could materially affect the assumptions used in preparing the Sutro Opinion.

    In the normal course of its business, Sutro may, from time to time, actively trade securities of Cupertino and Mid-Peninsula for its own account or the account of its customers and, accordingly, may at any time have a long or short position in such securities. Additionally, Sutro or its affiliates may, from time to time, produce research materials regarding Cupertino or Mid-Peninsula. Since the date of its engagement with respect to the Merger, Sutro has not held a long or short position for its own account in Cupertino Shares or Mid-Peninsula Shares. Prior to this transaction, Sutro has not been engaged to provide investment banking services to Cupertino or Mid-Peninsula.

    Sutro is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Sutro was selected by the Cupertino Board based on Sutro's qualifications, expertise and reputation.

    For rendering its fairness opinion to the Cupertino Board in connection with the Merger, Cupertino has agreed to pay Sutro fees aggregating $175,000. The payment of such fees is scheduled as follows: (a) a non-refundable retainer of $25,000, payable upon Cupertino's execution of its letter agreement with Sutro, plus (b) a fee of $37,500, payable upon the execution of a definitive agreement to effect the Merger, plus (c) an additional fee of $37,500, payable upon the mailing of a proxy statement to Cupertino's shareholders concerning the Merger, plus (d) an additional fee of $75,000, payable upon closing of the Merger. Cupertino has also agreed to pay the reasonable out-of-pocket expenses of Sutro and to indemnify Sutro against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Sutro by Cupertino.

OTHER FINANCIAL ADVISOR AGREEMENT

    In June 1996, Hovde was retained by Cupertino as a financial advisor to provide advice concerning the Merger. The Hovde engagement contemplates that Hovde will advise the Cupertino Board regarding post-Merger cost savings opportunities and revenue enhancements, as well as shareholder relations and communications and assistance concerning other matters related to the Merger. In connection with the Hovde engagement, Cupertino agreed to pay Hovde: (a) a non-refundable retainer of $30,000 (to be applied to the Completion Fee as described in (c) below); (b) a Definitive Agreement Fee equal to 25% of the Completion Fee (to be applied to the Completion Fee as described in (c) below); and (c) a Completion Fee equal to $125,000 to be paid upon consummation of the Merger. In addition, Cupertino agreed to reimburse Hovde for certain expenses not to exceed $5,000 without Cupertino's prior written consent, and to indemnify Hovde against certain liabilities in connection with the engagement. An affiliate of Hovde is a principal shareholder of Cupertino; see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CUPERTINO."

TERMS OF THE MERGER

    Upon the Effective Time of the Merger, Cupertino will be merged on a merger of equals basis with and into Mid-Peninsula, with Mid-Peninsula surviving the Merger and changing its name to Greater Bay Bancorp. MPB and CNB, the bank subsidiaries of Mid-Peninsula and Cupertino, respectively, will continue to operate as separate wholly owned subsidiaries of Bancorp following the Merger. At the Effective Time of the Merger, each Cupertino Share issued and outstanding immediately prior to the Effective Time of the Merger, except any shares held by shareholders of Cupertino dissenting from the Merger, will, on and after the Effective Time of the Merger, be converted into the right to receive 0.81522 Bancorp Share pursuant to the Conversion Ratio. No fractional shares will be issued in the Merger. In lieu thereof, each holder of Cupertino Shares who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the market value per Bancorp Share calculated (to the nearest hundredth) by taking the average of the closing bid and asked prices per Mid-Peninsula Share quoted by each brokerage firm then acting as a market maker of Mid-Peninsula Shares, for each of the twenty (20) consecutive trading days up to and including the last business day of the month-end immediately preceding the date of the Closing (the "Determination Date") (whether or not there were any trades in Mid-Peninsula Shares on such days), multiplied by the fraction of a Bancorp Share to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

EFFECTIVE TIME OF THE MERGER

    The Merger will be effective upon the filing with the Secretary of State of the State of California of the Merger Agreement, a copy of which is included as Exhibit A to the copy of the Reorganization Agreement attached as Appendix A to the Joint Proxy Statement/Prospectus. The parties expect this filing to occur on or before December 31, 1996.

REGULATORY APPROVAL

    The consummation of the Merger is subject to the approval of the FRB. Receipt of all requisite regulatory approvals and consents is a condition precedent to the consummation of the Merger. See "THE REORGANIZATION AGREEMENT
- -- Conditions to the Merger."

    An application for the prior approval of the Merger was filed with the FRB on August 21, 1996. There can be no assurances that the required approval will be obtained, or as to conditions or timing of such approval.

    Although neither Cupertino nor Mid-Peninsula is aware of any reason why the requisite approval of and consent to the Merger would not be granted, there can be no assurance such approval and consent will be obtained or that, if obtained, such approval and consent will not include conditions which would be of a type that would relieve Cupertino and Mid-Peninsula from their obligations to consummate the Merger. See "THE REORGANIZATION AGREEMENT -- Conditions to the Merger" and "-- Termination."

    In determining whether to approve the Merger, the FRB will consider factors such as the financial condition of Mid-Peninsula, the effects of the Merger on Mid-Peninsula, the effects of the Merger on competition, the financial and managerial resources and future prospects of Mid-Peninsula and Cupertino separately and as a combined entity, and the convenience and needs of the communities served by them. The Bank Holding Company Act prohibits approval of the Merger if it would have specified anti-competitive effects unless the FRB finds those effects are clearly outweighed by the probable benefits of the Merger.

AGREEMENTS WITH CERTAIN SHAREHOLDERS

    Each director or executive officer of Cupertino (including the executive officers of CNB) who is also a shareholder of Cupertino (the "Cupertino Shareholders") has entered into a Shareholder Agreement with Mid-Peninsula (the "Cupertino Shareholder Agreement") and each director or executive officer of Mid-Peninsula who is also a shareholder of Mid-Peninsula (the "Mid-Peninsula Shareholders") has entered into a Shareholder Agreement with Cupertino (the "Mid-Peninsula Shareholder Agreement", and together with the Cupertino Shareholder Agreement, the "Shareholder Agreements") pursuant to which each such person has agreed to vote their Mid-Peninsula Shares or Cupertino Shares in favor of the Merger and the transactions contemplated thereby and pursuant to the Reorganization Agreement, and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the principal terms of the Reorganization Agreement. The Shareholder Agreements will terminate immediately upon the earlier of the Effective Time of the Merger or termination of the Reorganization Agreement.

    Under the Cupertino Shareholder Agreement, the Cupertino Shareholders have agreed that they will vote 485,100 Cupertino Shares (approximately 25% of the outstanding Cupertino Shares entitled to vote at the Cupertino Meeting) to approve the principal terms of the Reorganization Agreement, increasing the likelihood that the Merger will be approved. The affirmative vote of the holders of approximately an additional 25% of the outstanding Cupertino Shares entitled to vote at the Cupertino Meeting will be required in order to approve the Reorganization Agreement.

    Under the Mid-Peninsula Shareholder Agreement, the Mid-Peninsula Shareholders have agreed to vote 340,309 Mid-Peninsula Shares (approximately 20% of the outstanding Mid-Peninsula Shares entitled to vote at the Mid-Peninsula Meeting) to approve the principal terms of the Reorganization Agreement, increasing the likelihood that the Reorganization Agreement will be approved. The affirmative vote of the holders of approximately an additional 30% of the outstanding Mid-Peninsula Shares will be required in order to approve the principal terms of the Reorganization Agreement.

AGREEMENTS WITH AFFILIATES

    Persons who are deemed by Mid-Peninsula or Cupertino to be affiliates of Mid-Peninsula or Cupertino have entered into Affiliate Agreements with Mid-Peninsula or Cupertino, as the case may be, pursuant to which they have agreed, among other things, not to (i) purchase, sell, transfer or otherwise dispose of, or reduce their risk of ownership or investment in, Cupertino Shares or Mid-Peninsula Shares prior to the Merger, including the sale, purchase, acquisition or transfer of Cupertino Shares or Mid-Peninsula Shares in a manner which may render pooling of interests accounting treatment unavailable in the Merger; or (ii) sell, transfer or dispose of any Mid-Peninsula Shares or Bancorp Shares which such persons now beneficially own or may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities herein sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless such sale, transfer or disposition is effected (A) pursuant to an exemption from the registration requirements of the Securities Act as provided in the Affiliate Agreement, or (B) pursuant to an effective registration statement under, and in compliance with, the Securities Act (provided that such persons may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the Mid-Peninsula or Bancorp Shares except as provided in the Affiliate Agreements).

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    As of the Cupertino Record Date, the directors and executive officers of Cupertino (including the executive officers of CNB) beneficially owned 485,100 Cupertino Shares, not including shares such persons may acquire through the exercise of vested stock options. On such date, directors and executive officers of Cupertino (including the executive officers of CNB) held options to acquire 225,069 Cupertino Shares. Options not exercised prior to the Effective Time of the Merger will be converted into options to acquire Bancorp Shares on substantially the same terms and conditions as the options to purchase Cupertino Shares held by such persons prior to the Merger ("Substitute Options"), subject to approval by Mid-Peninsula shareholders at the Mid-Peninsula Meeting of the Bancorp Option Plan and the increase in the number of Bancorp Shares and options for Bancorp Shares which may be issued pursuant to all stock option plans of Bancorp following the Merger. See "THE REORGANIZATION AGREEMENT -- Treatment of Options." Immediately after the Effective Time of the Merger, the current directors and executive officers of Cupertino (including the executive officers of CNB) as a group will own approximately 15% of the outstanding shares of Bancorp.


    As of the Mid-Peninsula Record Date, the directors and executive officers of Mid-Peninsula owned 340,309 Mid-Peninsula Shares not including shares such persons may acquire through the exercise of stock options. On such date, directors and executive officers of Mid-Peninsula held options to acquire Mid-Peninsula Shares, of which 54,400 are exercisable within 60 days of the Mid-Peninsula Record Date.

    At the Effective Time of the Merger, the Board of Directors of Bancorp will comprise five members from each of the current Boards of Directors of Mid-Peninsula and Cupertino. The five members from the Mid-Peninsula Board are expected to be David L. Kalkbrenner, Duncan L. Matteson, Donald H. Seiler, Warren R. Thoits and Edwin E. van Bronkhorst. See "INFORMATION CONCERNING MID-PENINSULA MEETING ONLY -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Board of Directors and Executive Officers." The five members from the Cupertino Board are expected to be John M. Gatto, James E. Jackson, Rex D. Lindsay, Glen McLaughlin and Dick J. Randall. See "INFORMATION CONCERNING CUPERTINO MEETING ONLY -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Board of Directors and Executive Officers."

    Cupertino has arranged to purchase directors' and officers' tail insurance (the "D&O Tail"), under which the persons serving as officers and directors of Cupertino immediately prior to the Effective Time of the Merger shall be covered for a period of three years from the Effective Time of the Merger with respect to acts or omissions occurring prior to the Effective Time of the Merger which were taken by such officers and directors in their capacities as such. The D&O Tail is required to provide substantially the same coverage as the directors' and officers insurance policy currently maintained by Cupertino.

    At the Effective Time of the Merger, the following persons shall become the executive officers of Bancorp and shall be appointed to the positions indicated:
(i) David L. Kalkbrenner, President and Chief Executive Officer, (ii) Steven C. Smith, Executive Vice President, Chief Operating Officer and Chief Financial Officer; and (iii) David R. Hood, Executive Vice President and Chief Credit Officer.

    Pursuant to the terms of an engagement letter dated May 28, 1996 (the "Engagement Letter"), Mid-Peninsula will pay Alex. Brown an aggregate fee of $200,000 for acting as financial advisor in connection with the Merger, including rendering the Alex. Brown Opinion, against which will be credited a $25,000 retainer fee paid upon execution of the Engagement Letter. Of the fee, $75,000 was paid on the delivery of the Alex. Brown Opinion, with the remainder of the fee payable upon inclusion of the Alex. Brown Opinion in this Joint Proxy Statement/Prospectus. Whether or not the Merger is consummated, Mid-Peninsula also has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with the transaction. Mid-Peninsula has also agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.

    For rendering its fairness opinion to the Cupertino Board in connection with the Merger, Cupertino has agreed to pay Sutro fees aggregating $175,000. The payment of such fees is scheduled as follows: (a) a non-refundable retainer of $25,000, payable upon Cupertino's execution of its letter agreement with Sutro, plus (b) a fee of $37,500, payable upon the execution of a definitive agreement to effect the Merger, plus (c) an additional fee of $37,500, payable upon the mailing of a proxy statement to Cupertino's shareholders concerning the Merger, plus (d) an additional fee of $75,000, payable upon closing of the Merger. Cupertino has also agreed to pay the reasonable out-of-pocket expenses of Sutro and to indemnify Sutro against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Sutro by Cupertino.

    For providing advice regarding post-Merger cost savings opportunities and revenue enhancements, Cupertino has agreed to pay Hovde a fee of $125,000 upon consummation of the Merger, to reimburse Hovde for certain expenses, and to indemnify Hovde against certain liabilities. An affiliate of Hovde is a principal shareholder of Cupertino; see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CUPERTINO."

EMPLOYEE BENEFIT PLANS

    Mid-Peninsula and Cupertino have agreed that, other than the 401(k) Plan of Mid-Peninsula and Employee Stock Purchase Plan of Cupertino discussed below (the "ESPP"), which will survive the Merger as employee benefit plans of Bancorp, and the Bancorp Option Plan which the shareholders of Mid-Peninsula are asked to approve and which will take effect as of the Effective Time of the Merger, either party's employee benefit plans may be terminated, frozen, modified or merged into the other party's plans on or after the Effective Time of the Merger in accordance with applicable laws and regulations and the provisions of the Code, as determined by mutual agreement of the parties or by Bancorp. The former officers and employees of Cupertino and Mid-Peninsula who become officers or employees of Bancorp will be entitled to participate in all employee benefits and benefit programs of Bancorp in accordance with the terms of such plans or programs, provided, however, that each employee of Mid-Peninsula or Cupertino who becomes an employee of Bancorp ("Transferred Employee") will receive credit for his or her years of service with Mid-Peninsula or Cupertino, as applicable, for purposes of eligibility and vesting under Bancorp's employee benefit plans, and provided further that each Transferred Employee who elects coverage under Bancorp's indemnity health plan within thirty days after coverage is extended to him or her shall not be subject to any pre-existing condition limitation under such indemnity health plan.

SUMMARY OF EMPLOYEE STOCK PURCHASE PLAN

    The Cupertino Board adopted the Cupertino National Bancorp Employee Stock Purchase Plan (the "ESPP") in February 1991, and the shareholders of Cupertino approved the ESPP in April 1991. At the 1996 Annual Meeting of Cupertino, its shareholders approved an increase, previously approved by the Cupertino Board, in the total number of Cupertino Shares reserved for issuance under the ESPP from 73,934 to 133,934 Cupertino Shares. As of June 30, 1996, 82,318 Cupertino Shares were available for issuance under the ESPP. As of July 1, 1996, the Cupertino Board suspended the operation of the ESPP pending the Merger, so that no additional Cupertino Shares will be issued pursuant to the ESPP until the Merger is consummated or the Reorganization Agreement is terminated.

    The ESPP provides for the purchase of Cupertino Shares by employees of Cupertino and any subsidiaries designated by the Cupertino Board. Management of both Cupertino and Mid-Peninsula believe that the ESPP has been an important factor in attracting and retaining qualified employees essential to the success of Cupertino, and, although not required to do so by the Reorganization

Agreement, have agreed that the ESPP shall become effective as an employee benefit plan of Bancorp, thus enabling eligible employees of Bancorp, MPB and CNB following the Merger to continue to purchase Bancorp Shares under the terms and conditions of the ESPP. The number of Bancorp Shares which will be reserved and available for purchase and sale pursuant to the ESPP will be 82,318.

    The following summary of the ESPP is qualified in its entirety by the specific language of the ESPP, a copy of which is available to any shareholder upon request. The numbers of shares specified in this section and elsewhere in this Joint Proxy Statement/Prospectus have been adjusted to reflect stock dividends of Cupertino effected from time to time prior to the date of this Joint Proxy Statement/Prospectus.

    GENERAL. The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. The ESPP will give each participant the right at the beginning of each offering period under the plan to purchase shares of the Common Stock of Bancorp (a "Purchase Right"), which Purchase Right will be exercised on each purchase date under the ESPP unless the participant has withdrawn from participation in the offering or in the plan prior to such purchase date. As previously approved by the Cupertino shareholders, a maximum of 82,318 of the authorized but unissued shares of the Common Stock of Bancorp may be issued under the ESPP following the Merger. In the event of any stock dividend, stock split, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Bancorp, or, at the Board's discretion in the event of any reorganization, recapitalization, rights offering, consolidation or merger of Bancorp, proportional adjustments will be made to the number of shares subject to the ESPP and outstanding Purchase Rights and to the purchase price. If any Purchase Right expires or terminates, the shares of Common Stock subject to such Purchase Right are returned to the ESPP and may again be subjected to a Purchase Right.

    ADMINISTRATION. The ESPP will be administered by the Board of Directors of Bancorp or by a duly appointed committee thereof.

    ELIGIBILITY. Any employee of Bancorp or of any subsidiary corporation of Bancorp designated by the Board of Directors of Bancorp, including MPB and CNB, will be eligible to participate in the ESPP so long as the employee has been customarily employed for at least 20 hours per week and has completed three months of continuous employment. Previous employment by Cupertino, Mid-Peninsula, CNB or MPB will count towards meeting this requirement. However, no employee who owns or holds options to purchase, or as a result of participation in the ESPP would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Bancorp will be entitled to participate in the ESPP. As of July 30, 1996, approximately 170 employees of Cupertino, Mid-Peninsula, CNB and MPB combined would have been eligible to participate in the ESPP, had the Merger occurred on that date.

    OFFERINGS. Generally, each offering of shares under the ESPP (an "Offering") is for a period of three months, commencing on the first day of each calendar quarter. However, the Board may establish a different term for one or more Offerings or different commencement or ending dates.

    PARTICIPATION AND PURCHASE OF SHARES. Participation in the ESPP will be limited to eligible employees who authorize payroll deductions, which may not exceed 10% of compensation for each pay period during an Offering or such other rate as the Board determines. If an Offering is shorter than 13 weeks, the maximum withholding percentage will equal 10%, or such other rate determined by the Board, multiplied by 13 and divided by the number of weeks in the Offering. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the ESPP, or terminates employment.

    Subject to certain limitations, each participant in an Offering will have a Purchase Right equal to 10% of the participant's base compensation for the Offering (determined at the rate of base compensation in effect on the first day of the Offering) divided by 85% of the fair market value of a share of

Common Stock on the first day of the Offering. Participants may not purchase Bancorp Shares having a fair market value exceeding $25,000 for each calendar year in which the participant participates in the ESPP (measured by the fair market value of the Common Stock on the first day of the Offering in which the shares are purchased).

    At the end of each Offering, a participant will acquire the number of Bancorp Shares determined by dividing the total amount of payroll deductions from the participant's compensation during the Offering by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for the Offering. The purchase price per share at which the shares will be sold under the ESPP generally will equal 85% of the lesser of the fair market value of a Bancorp Share on the first day of the Offering or on the last day of the Offering. The fair market value of the Common Stock on any relevant date generally will be the average of the high and low sales prices per Bancorp Share on such date as reported on Nasdaq. As of July 30, 1996, the fair market value of a Cupertino Share was $14.81. The fair market value of Bancorp Shares cannot be predicted. Any payroll deductions under the ESPP not applied to the purchase of shares will be returned to the participant, except for an amount insufficient to purchase another whole share, which amount may be applied to the next Offering.

    A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

    MERGER OR SALE. In the event of a merger of Bancorp or a sale of all or substantially all of its assets, the Board may accelerate the last day of the current Offering to a date on or before the effective date of the transaction unless the successor corporation or a parent or subsidiary corporation thereof assumes or substitutes substantially equivalent purchase rights for those outstanding under the ESPP. Unless otherwise provide by the Board, the current Offering will terminate immediately prior to a dissolution or liquidation of Bancorp.

    TERMINATION OR AMENDMENT. The ESPP will continue until terminated by the Board of Directors of Bancorp or until all of the shares reserved for issuance under the ESPP have been issued. The Board may amend or terminate the ESPP at any time, except that the approval of the shareholders of Bancorp will be required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP, changing the designation of employees eligible to participate in the ESPP, or materially increasing the benefits which may accrue to participants under the ESPP.

    FEDERAL INCOME TAX CONSEQUENCES. The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the ESPP and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules will be applicable.

    A participant will recognize no taxable income either as a result of commencing to participate in the ESPP or purchasing Bancorp Shares under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within two years from the first day of the applicable Offering or within one year from the purchase date(a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months, otherwise it will be short-term.

    If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable Offering and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

    If the participant still owns the shares at the time of death, ordinary income will be recognized in the year of death equal to the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering in which the shares were purchased.

    Bancorp should be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by section 162(m) of the Code, which imposes a $1 million cap on the amount of compensation paid to a corporation's five most highly-compensated executive officers that the corporation may deduct in any year for federal income tax purposes, subject to the exclusion of certain forms of incentive-based compensation. In all other cases, no deduction will be allowed to Bancorp.

CERTAIN RELATED TRANSACTIONS

    As a condition to entering into the Reorganization Agreement, Mid-Peninsula and Cupertino each required the other to enter into an Option Agreement pursuant to which the issuing party granted to the other an option to purchase shares of the issuing party's common stock, representing 19.0% of such party's issued and outstanding shares. The Option Agreements could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all or a significant interest in either Mid-Peninsula or Cupertino. Mid-Peninsula granted to Cupertino an option to purchase up to 19.0% of Mid-Peninsula Shares at a price equal to $20.45 per share, subject to adjustment as provided in the Mid-Peninsula Option Agreement. Cupertino granted to Mid-Peninsula an option to purchase up to 19.0% of Cupertino Shares at a price equal to $14.80 per share, subject to adjustment as provided in the Cupertino Option Agreement. The option prices are equal to the average of the closing prices for the respective stocks during the period from June 10 through June 14, 1996, inclusive. Each Option Agreement provides that the holder of the option is entitled to purchase the option shares upon the occurrence of certain events that create the potential for another party to acquire control of the issuing party. See "THE OPTION AGREEMENTS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    A condition to the consummation of the Merger is that Bronson, counsel to Mid-Peninsula, deliver to Mid-Peninsula and Cupertino its opinion setting forth certain conclusions regarding the tax effects of the Merger under federal income tax law and California income and franchise tax law. Bronson has advised Mid-Peninsula and Cupertino that the following discussion is a fair and accurate summary of all material federal income tax consequences of the Merger affecting shareholders of Cupertino and Mid-Peninsula.

    The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary, moreover, does not discuss all aspects of federal income taxation that may be relevant either to a particular shareholder in light of personal circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign investors, dealers in securities and taxpayers subject to the alternative minimum tax), and this summary does not discuss any aspect of state, local or foreign tax laws. ALL CUPERTINO AND MID-PENINSULA SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM ARISING FROM THE MERGER.

    Mid-Peninsula and Cupertino intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code (a "Reorganization"). If the Merger qualifies as a Reorganization, the exchange of Cupertino Shares for Bancorp Shares pursuant to the Merger will not be a taxable event except to the extent of cash received for fractional shares. (The receipt of cash by dissenters, if any, who exercise dissenters' rights will also be treated as a taxable event.) The purpose of this discussion is to advise Cupertino shareholders of the conditions that must be satisfied in order for the exchange of stock pursuant to the Merger to qualify as a Reorganization.

    Neither Mid-Peninsula nor Cupertino intends to apply for a ruling from the Internal Revenue Service ("IRS") with respect to the federal income tax consequences of the Merger. There can be no assurance that the IRS will not take a view contrary to those expressed herein. Cupertino and Mid-Peninsula shareholders should also be aware that an opinion of Bronson, unlike a ruling, is not binding on the IRS.

    Based upon the continuing accuracy of certain assumptions and representations of the parties to the merger, it is the opinion of Bronson that the Merger will constitute a Reorganization under Section 368(a) of the Code, if carried out in the manner set forth in the Reorganization Agreement, and that:

        1. A shareholder whose Cupertino Shares are exchanged solely for Bancorp Shares in the Merger will not recognize any gain or loss for federal income tax purposes as a result of that exchange, except with respect to cash proceeds received in lieu of fractional shares;

        2. The tax basis of the Bancorp Shares received by Cupertino shareholders will be the same as the basis of the Cupertino Shares surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the shareholder and redeemed for cash, and increased by any gain recognized on the exchange (not including any gain recognized for the receipt of cash in lieu of fractional shares);

        3. The holding period of the Bancorp Shares received by the Cupertino shareholders will include the period during which the Cupertino Shares surrendered in exchange therefor were held, provided that the Cupertino Shares are held as a capital asset in the hands of the Cupertino shareholders at the Effective Time of the Merger; and

        4. The payment of cash in lieu of fractional Bancorp Shares will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Bancorp. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Bancorp Shares. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

    The opinion of Bronson is subject to certain assumptions and qualifications and is based upon the accuracy of certain representations of the parties to the Merger. Of particular importance to the opinion of Bronson are assumptions and representations relating to the Merger's satisfaction of one of the requirements for a Reorganization -- the "continuity of interest" requirement.

    In order for the continuity of interest requirement to be met, holders of Cupertino Shares must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of so much of either (i) their Cupertino Shares in anticipation of the Merger (including Cupertino Shares surrendered in the exercise of dissenters' rights, if any), or (ii) the Bancorp Shares to be received in the Merger (collectively, the "Planned Dispositions") and retained such that holders of Cupertino Shares, as a group, no longer have a significant, direct or indirect, equity interest in the Cupertino business being conducted after the Merger. Holders of Cupertino Shares will generally be regarded as having a significant equity interest as long as the Bancorp Shares received in the Merger (after taking into account Planned Dispositions), in the aggregate, represent a substantial portion of the entire consideration received by the holders of Cupertino Shares in the Merger. The IRS advance ruling guidelines require 50% continuity of interest. In accordance with these guidelines, Cupertino and Mid-Peninsula have made representations that this will be the case. Holders of Cupertino Shares should be aware that the actual number of shares (if any) of Cupertino Shares for which dissenters' rights are exercised cannot be determined until after the vote of shareholders with respect to the Merger. If the continuity of interest requirement is not satisfied because of a significant number of Planned Dispositions (including the exercise of dissenters' rights), the Merger will be treated as a taxable event.

    If the merger is treated as a taxable event, holders of Cupertino Shares whose shares are exchanged in the Merger will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis of their Cupertino Shares surrendered and the fair market value of the Bancorp Shares received in exchange therefor plus any cash proceeds received in lieu of fractional shares. The gain or loss will be capital gain or loss if the Cupertino Shares are held as capital assets at the Effective Time of the Merger. Capital losses by an individual are deductible for federal income tax purposes against capital gains for the same taxable year and against up to $3,000 of other income ($1,500 for a married individual filing a separate return) for the same taxable year. Any excess capital loss realized by an individual may be carried forward to subsequent years. If the Merger is a taxable event, a holder's aggregate basis in the Bancorp Shares received in the Merger will be equal to the fair market value of such shares at the Effective Time of the Merger, and the holding period for those shares will not include the period during which the holder held the Cupertino Shares exchanged therefor.

    Irrespective of whether or not the Merger qualifies as a Reorganization, holders of Cupertino Shares or Mid-Peninsula Shares who are entitled to cash payment for their shares pursuant to Chapter 13 of the California General Corporation Law should recognize capital gain or loss for federal income tax purposes (if such shares are held as capital assets at the Effective Time of the Merger) in an amount equal to the difference between the adjusted tax basis for their shares and the amount of cash received in exchange therefor, provided that holders of Cupertino Shares or Mid-Peninsula Shares do not actually or constructively own any Bancorp Shares immediately after the exchange under the provisions and limitations of Section 302. If such shareholders do so own any Bancorp Shares, then the receipt of cash for their shares pursuant to Chapter 13 of the California General Corporation Law will be treated like the receipt of a dividend.

    Shareholders of Cupertino will be required to provide their social security numbers or their taxpayer identification numbers or, in some circumstances, certain other information to the Exchange Agent (as defined below) in order to avoid the "backup withholding" requirements that might otherwise apply under the Code.

    The foregoing discussion of the expected federal income tax consequences of the Merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of those changes.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR INFORMATION ONLY. CUPERTINO AND MID-PENINSULA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM ARISING FROM THE EXCHANGE OF THEIR CUPERTINO SHARES PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

EXCHANGE PROCEDURES

    As soon as practicable after the Effective Time of the Merger, U.S. Stock Transfer Corporation, which has been appointed by Mid-Peninsula with the consent of Cupertino to effect the exchange (the "Exchange Agent"), will mail to each holder of record of outstanding Cupertino Shares a letter of transmittal which is to be used by each Cupertino shareholder to return to the Exchange Agent the stock certificates representing the Cupertino Shares owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such Cupertino shareholder. As soon as practicable after receiving such Old Certificates from a Cupertino shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such Cupertino shareholder new certificates ("New Certificates") representing the appropriate number of Bancorp Shares, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Bancorp Shares will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time of the Merger, will be paid to such persons in accordance with the terms of Bancorp Shares. No interest will be paid to the Cupertino shareholders on the cash or the value of the Bancorp Shares into which their shares of Cupertino Shares will be converted.

    If the Bancorp Shares and/or the cash, or any part thereof, are to be delivered to a person other than the record holder of the Old Certificates of Cupertino Shares surrendered in exchange therefor, (i) the certificate so surrendered must be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form of transfer, (ii) the transfer must otherwise be proper, and (iii) the person requesting the transfer must pay to the Exchange Agent any transfer or other taxes payable by reason of the transfer or must establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

POST-MERGER OPERATIONS

    At the Effective Time of the Merger, the Board of Directors of Bancorp will consist of ten directors of which five directors will be from the Cupertino Board and five directors will be from the Mid-Peninsula Board. On or prior to the Effective Time of the Merger, Mid-Peninsula will deliver to Cupertino the written resignations of ten directors of Mid-Peninsula and Cupertino will deliver to Mid-Peninsula the written resignations of nine directors of Cupertino. The parties have agreed that such ten persons remaining as directors of Bancorp following the Merger will be nominated by management for election as directors of Bancorp at each annual or special meeting of shareholders of Bancorp at which directors are elected for a period of not less than two years from the Effective Time of the Merger. If any such person fails or declines to serve as a director, the vacancy created thereby shall be filled during such two
(2) year period by a nominee selected by a majority of the group consisting of former Mid-Peninsula or Cupertino directors, respectively, of which such person was a member prior to the Merger.

    At the Effective Time of the Merger, the following persons will become the executive officers of Bancorp and shall be appointed to the positions indicated:
(i) David L. Kalkbrenner, President and Chief Executive Officer, (ii) Steven C. Smith, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and (iii) David R. Hood, Executive Vice President and Chief Credit Officer.

    The parties will establish an Executive Management Committee of Bancorp comprising management personnel to facilitate and coordinate operations of Bancorp and such other matters as the parties may agree upon. At the Effective Time of the Merger, the eleven persons named below will be appointed to the Executive Management Committee with the titles and positions held with Bancorp, MPB and CNB as indicated:

    From Mid-Peninsula: David L. Kalkbrenner, President and Chief Executive Officer of Bancorp and MPB and Chairman of the Executive Management Committee; Murray B. Dey, Executive Vice

President of MPB; Carol R. Rowland, First Vice President and Chief Financial Officer of MPB; Susan K. Black, Executive Vice President, Relationship Management Administration, of MPB; and Kimberly S. Burgess, Senior Vice President, Bank Support Services, of MPB.


    From Cupertino: C. Donald Allen, Chairman of the Board and Chief Executive Officer of CNB; Steven C. Smith, Executive Vice President and Chief Operating Officer of Bancorp and CNB, Chief Financial Officer of Bancorp and Vice Chairman of the Executive Management Committee; David R. Hood, Executive Vice President of Bancorp and CNB, Chief Credit Officer of Bancorp and Senior Lending Officer of CNB; Hall Palmer, Executive Vice President, Trust Group of CNB; Kenneth D. Brenner, Executive Vice President, Strategic Marketing and Business Development, of CNB; and Heidi R. Wulfe, Senior Vice President of Bancorp and CNB and Chief Financial Officer of CNB.


    The parties intend that the Boards of Directors and management of Bancorp's subsidiary banks, MPB and CNB, will remain substantially the same following the Effective Time of the Merger, except that David L. Kalkbrenner will be appointed to the Board of Directors of CNB and John M. Gatto will be appointed to the Board of Directors of MPB.

SALES OF BANCORP SHARES

    The Bancorp Shares to be issued to shareholders of Cupertino in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Cupertino within the meaning of Rule 145 under the Securities Act.

NASDAQ LISTING


    Mid-Peninsula Shares were accepted for listing on Nasdaq commencing September 9, 1996, and the listing will include the Bancorp Shares to be issued in the Merger. A condition to the consummation of the Merger is that such Bancorp Shares to be issued in the Merger be authorized for listing, upon notice of issuance, on Nasdaq.


ACCOUNTING TREATMENT

    The Merger is expected to be treated as a "pooling of interests" for accounting and financial reporting purposes. As a condition precedent to the Merger, KPMG will issue a letter stating that the Merger qualifies for pooling of interests accounting and financial reporting treatment.

                          THE REORGANIZATION AGREEMENT

    CERTAIN PROVISIONS OF THE REORGANIZATION AGREEMENT ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE REORGANIZATION AGREEMENT, WHICH IS REPRINTED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF MID-PENINSULA AND CUPERTINO ARE URGED TO READ THE REORGANIZATION AGREEMENT AND THE EXHIBITS THERETO IN THEIR ENTIRETY.

CONDITIONS TO THE MERGER

    The obligations of each of the parties to consummate the Merger are subject to certain substantially identical conditions, including, among others, that:

        (i) the representations and warranties of the parties made in the Reorganization Agreement remain true and correct as of the Closing Date and the Effective Time of the Merger;

        (ii) there will not have occurred, since March 31, 1996, any materially adverse change in the business, financial condition, results of operations, or assets of Cupertino and CNB, taken as a whole, or of Mid-Peninsula and MPB, taken as a whole, and neither Cupertino nor CNB, nor Mid-Peninsula nor MPB, shall be a party to or threatened with, and to the best of Cupertino's or Mid-Peninsula's knowledge, as the case may be, there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding, in the reasonable judgment of Cupertino or Mid-Peninsula, as the case may be, could materially adversely affect Cupertino and CNB, taken as a whole, or Mid-Peninsula and MPB, taken as a whole, or their business, financial condition, results of operations or assets;

       (iii) the principal terms of the Reorganization Agreement shall have been approved by a majority of the outstanding shares of Mid-Peninsula and Cupertino;

       (iv) Cupertino and Mid-Peninsula shall have received from each other's counsel certain legal opinions rendered by them in connection with the Merger;

        (v) no legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by the Reorganization Agreement;

       (vi) all government approvals required in connection with the Merger must be in effect, and all prescribed conditions or requirements must have been satisfied, except that no such approval will be deemed to have been received if it requires the divestiture or cessation of any of the present businesses or operations conducted by either of the parties or imposes any other condition or requirement which either Mid-Peninsula or Cupertino in its reasonable judgment shall deem to be materially burdensome (for purposes of the Reorganization Agreement no condition or requirement is to be considered "materially burdensome" if (1) it does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by the Reorganization Agreement and (2) compliance with such condition or requirement would not (a) require the taking of any action materially inconsistent with the manner in which Mid-Peninsula or Cupertino has conducted its business previously, (b) have a material adverse effect upon the business, financial condition or results of operations of Mid-Peninsula or Cupertino, or (c) preclude satisfaction of any of the conditions to the Reorganization Agreement);

       (vii) Mid-Peninsula and Cupertino will have received an opinion from counsel for Mid-Peninsula that the Merger will not result in the recognition of gain or loss for federal income tax purposes, nor will the issuance of Bancorp Shares result in the recognition of gain or loss to holders of Cupertino Shares who receive Bancorp Shares in the Merger;

      (viii) Mid-Peninsula and Cupertino will have received certain "comfort letters" from each other's independent accountants;

       (ix) holders of not more than nine percent (9%) of the outstanding shares of Mid-Peninsula and Cupertino shall have perfected dissenter's rights pursuant to Chapter 13 of the California General Corporation Law;

        (x) Cupertino and Mid-Peninsula shall have received from persons deemed to be affiliates of either Mid-Peninsula or Cupertino signed affiliate agreements restricting, among other things, transactions by them in shares of Mid-Peninsula, Cupertino or Bancorp which might render pooling of interests accounting unavailable in the Merger;

       (xi) the Cupertino Board shall have received the Sutro Opinion and it shall not have been withdrawn, and the Mid-Peninsula Board shall have received the Alex. Brown Opinion and it shall not have been withdrawn;

       (xii) Mid-Peninsula shall have received a letter from KPMG, subject to customary qualifications and receipt of such certifications as may be reasonable and customary in connection with such letters, satisfactory in form and substance to Mid-Peninsula and its counsel, to the effect that the Merger shall qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission, and no court, tribunal, regulatory authority or other government agency shall have determined that the Merger fails or will fail to qualify for pooling of interests accounting treatment;

      (xiii) Mid-Peninsula and Cupertino shall have received certain agreements from members of the Boards of Directors and the executive officers of Mid-Peninsula and Cupertino (including the executive officers of CNB) pursuant to which each such person in their capacity as a shareholder commits to vote their Mid-Peninsula Shares or Cupertino Shares in favor of the Merger and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the Merger;

      (xiv) Cupertino and CNB, and Mid-Peninsula and MPB, each on a consolidated basis, shall have met or exceeded certain performance tests with respect to their capital ratios, loan loss reserves and total shareholders' equity;

       (xv) Mid-Peninsula Shares shall have been listed for trading on Nasdaq and Mid-Peninsula shall have taken all necessary action to similarly list shares of Bancorp under a symbol mutually agreed upon by the parties; and

      (xvi) Mid-Peninsula shall have executed and delivered to Cupertino a supplemental debenture agreement whereby Bancorp shall assume the obligations of Cupertino to the holders of its 11.5% Subordinated Debentures Due 2005, and counsel for Cupertino shall have delivered to Cupertino an opinion with respect to such supplemental debenture agreement in form and substance satisfactory to Cupertino.

    If these and other conditions are not satisfied or waived, the Reorganization Agreement may be terminated. The Reorganization Agreement may also be terminated upon the occurrence of certain other events. See "TERMINATION."

NONSOLICITATION

    Under the terms of the Reorganization Agreement, each party has agreed, subject to the fiduciary duties of its Board of Directors, not to:

        (i) effect or agree to effect or enter into a Business Combination (as defined below), acquire or agree to acquire any of its own capital stock or the capital stock or asset (except in a fiduciary capacity or in the ordinary course of business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them;

        (ii) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination;

       (iii) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning such party's business and properties or afford any such other party access to its properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing; or

       (iv) furnish or cause to be furnished any information concerning its business, financial condition, operations, properties or prospects to another person, having any actual or prospective role with respect to any such Business Combination.

The term "Business Combination" means a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of either party or their respective subsidiaries, whether by way of merger, exchange of stock, sale of assets, or otherwise.

    Notwithstanding the foregoing, if the Board of Directors of either party receives a bona fide unsolicited offer for a Business Combination and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to the Reorganization Agreement is inconsistent with its continuing fiduciary duties to its shareholders, then such duty to act or to refrain from doing any act shall be excused and such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of the Reorganization Agreement, or create any claim or cause of action asserting any liability against any member of the Board of Directors of that party, provided, however, that the provisions of the Reorganization Agreement affecting the right of either party to terminate in the event of such a Business Combination or to exercise the option given by the other party (see "-- Termination and its Effects, including Payment in the Event of a Business Combination" and "OPTION AGREEMENTS") shall continue in effect.

TREATMENT OF STOCK OPTIONS

    Persons holding options to purchase Cupertino Shares have the right under the Reorganization Agreement to either exercise any vested portion of the option prior to the Effective Time of the Merger, or to surrender the option to Mid-Peninsula and receive a Substitute Option exercisable for (a) the number of shares of Bancorp equal to the number of Cupertino Shares for which such person held options multiplied by the Conversion Ratio and rounded up to the nearest whole share, and (b) at an exercise price adjusted by dividing the pre-Merger exercise price for such options by the Conversion Ratio, rounded to the nearest penny.

    Substitute Options shall be, to the greatest extent practicable, vested to the same extent as before the Merger, shall continue to vest on the same vesting schedule as provided under the original applicable option agreement, shall be exercisable as provided in the original applicable option agreement and shall otherwise preserve the characteristics, terms and conditions of the original option to the greatest extent possible, subject to the requirements of law. Substitute Options will be granted and issued pursuant to the Bancorp Option Plan to be voted on by shareholders of Mid-Peninsula at the Mid-Peninsula Meeting.

    Each option to purchase Mid-Peninsula Shares issued and outstanding immediately prior to the Effective Time of the Merger will not be affected by the Merger.

TERMINATION AND ITS EFFECTS, INCLUDING PAYMENT IN THE EVENT OF A BUSINESS COMBINATION

    The Reorganization Agreement may be terminated at any time:

        (i) prior to the Effective Time of the Merger, by mutual consent of the Boards of Directors of Mid-Peninsula and Cupertino;

        (ii) by the Board of Directors of Mid-Peninsula or Cupertino if the shareholders of either corporation fail to approve the Merger and related transactions and/or proposals;

       (iii) by the Board of Directors of either Mid-Peninsula or Cupertino if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate transactions contemplated by the Reorganization Agreement, unless within 30 days after such denial or refusal, Mid-Peninsula and Cupertino agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

       (iv) on or after December 31, 1996, by the Board of Directors of Cupertino or Mid-Peninsula if any of the conditions to the obligations under the Reorganization Agreement of Cupertino or Mid-Peninsula, respectively, have not been fulfilled;

        (v) by the Board of Directors of Cupertino if a materially adverse change shall have occurred since March 31, 1996, in the business, financial condition, results of operations or assets of Mid-Peninsula or MPB, or by the Board of Directors of Mid-Peninsula if a materially adverse change shall have occurred since March 31, 1996, in the business, financial condition, results of operations or assets of Cupertino or CNB;

       (vi) by the Board of Directors of Mid-Peninsula or Cupertino in the event that Cupertino, CNB or their affiliates enter into a Business Combination, or by the Board of Directors of Cupertino and Mid-Peninsula in the event Mid-Peninsula, MPB or their affiliates enter into a Business Combination, provided that termination for such reason shall not terminate the Option Agreements delivered by the parties in accordance with the Reorganization Agreement; or

       (vii) by the Board of Directors of either party upon the expiration of twenty (20) days after it has delivered to the other party notice of its breach of or failure to satisfy any covenant or agreement contained in the Reorganization Agreement resulting in a material impairment of the benefit reasonably expected to be derived by the party giving notice from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived or cured prior to expiration of such twenty
    (20) day period).

    The Reorganization Agreement will be terminated if the Closing shall not have occurred by December 31, 1996, provided, however, that if the only conditions to the Closing which remain unsatisfied at December 31, 1996 are the receipt of required government approvals or the expiration of any waiting periods under applicable law or regulation, the Closing will be automatically extended to February 28, 1997, or such other date as the parties may mutually agree upon, for the purpose of obtaining such approvals or the expiration of such waiting periods.

    Termination of the Reorganization Agreement will not terminate or affect the obligations of the parties with respect to the payment of expenses in connection with the proposed Merger (see "Expenses" below) or to maintain the confidentiality of the other party's information obtained pursuant to the Reorganization Agreement. In addition, if either party terminates the Reorganization Agreement because it or the other party has engaged in a Business Combination, the party which has entered into the Business Combination must pay the other party on demand $750,000.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME OF THE MERGER

    The Reorganization Agreement provides that, during the period from the date of the Reorganization Agreement to the Effective Time of the Merger, each party will conduct its respective business in the ordinary course as conducted prior to execution of the Reorganization Agreement in compliance with customary safe and sound banking practices and applicable laws and regulations (the "Ordinary Course of Business"). Without the prior written consent of the other party, which will be deemed to have been given if no response is provided within three days after either party receives any written request for such a consent, the parties have agreed that neither party will:

        (i) sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

        (ii) take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

       (iii) settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $25,000; or

       (iv) cause its officers to commit to any loan which does not comply in all material respects with its credit policies in effect and as disclosed and provided to the other party prior to the date of the Reorganization Agreement. Each party must promptly notify the other in writing of the classification of any loan as substandard, doubtful or loss, or the filing or commencement of any legal action or other proceeding or investigation against it.

    Except where consistent with disclosed past practices, the parties further have agreed that neither party may (unless the other party has given its prior written consent):

        (i) increase the compensation of its directors, officers, employees or agents (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement);

        (ii) pay or commit to pay any bonus;

       (iii) grant any stock option, warrant or other right to acquire capital stock (except Substitute Options as provided in the Reorganization Agreement); or

       (iv) enter into any employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement with any director, officer, employee or agent, or hire any new employee at an annual rate in excess of that party's current customary practice.

    Except with the prior written consent of the other party, the parties have further agreed that neither party may:

        (i) amend the bylaws or articles of incorporation or association of itself or a subsidiary;

        (ii) make any change in its authorized, issued or outstanding capital stock or any other equity security, or issue, grant, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity), shares of or securities convertible into capital stock or other equity securities of itself or any subsidiary, or enter into any agreement, call or commitment of any character to do so;

       (iii) grant or issue any stock option relating to or right to acquire shares of its capital stock or other equity security, or agree to do any of the foregoing, except as expressly provided in the Reorganization Agreement or upon exercise of options granted under the 1994 Option Plan or stock option plans of Cupertino and outstanding at the time the Reorganization Agreement was executed; or

       (iv) declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution) other than regular quarterly or semi-annual cash dividends on its common stock in amounts substantially equivalent to cash dividends paid in the two years prior to the date of the Reorganization Agreement (it being understood that declaration of a quarterly or semi-annual cash dividend equal to the most recent previous quarterly or semi-annual cash dividend will be deemed to meet this standard).

    The Reorganization Agreement also provides that each party will:

        (i) make no capital expenditures in excess of $50,000 in the aggregate, except within existing operating and capital budgets previously approved in writing by the other party;

        (ii) give prompt written notice of the occurrence or threat of any event which could cause or constitute a breach of its representations, warranties or covenants contained in the Reorganization Agreement, and use its best efforts to prevent or remedy such breach or threat of breach;

       (iii) deliver to the other party copies of certain financial statements and other documents and reports filed with the Commission and bank regulatory agencies;

       (iv) issue no press release or written statement for general circulation relating to the Merger unless previously reviewed and approved by the other party (which approval will not be unreasonably withheld or delayed), and cooperate with the other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, provided that either party may, without the consent of the other party, make any disclosure with regard to the Merger that it determines with advice of counsel is required under any applicable law or regulation;

        (v) give the other party and its agents full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records, allow the other party to make copies of such materials, and furnish the other party with all such information concerning its affairs as the other party may reasonably request;

       (vi) use its best efforts to cause its independent accountants to make available to the other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such independent accountants' work papers and documentation relating to its work papers and its audits of the books and records of each party;

       (vii) provide the other party copies of certain reports and reviews with respect to loans which are classified, past due, on nonaccrual or restructured, and copies of quarterly call reports submitted to regulators; and

      (viii) use its best efforts to cause its officers, directors, employees, auditors, and attorneys to cooperate with the other in its reasonable requests for information.

EXPENSES

    The parties have agreed to comply with generally accepted accounting principles, without right of reimbursement from the other party and whether or not the transactions contemplated by the Reorganization Agreement are consummated, relating to the payment of costs and expenses incurred in connection with the Merger, including without limitation, costs incident to the preparation of the Reorganization Agreement and the Merger Agreement, the Registration Statement and Joint Proxy Statement/Prospectus (including the audited financial statements of the parties contained therein), and incident to the consummation of the Merger and of the other transactions contemplated by it, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by each party.

    Notwithstanding the foregoing, each party has agreed to pay one-half of (i) the printing costs of the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) all fees and costs payable pursuant to state "blue-sky" securities laws, (iii) fees and costs related to obtaining a tax opinion, (iv) fees and costs related to obtaining a letter from KPMG regarding pooling of interests accounting treatment, (v) the fee required to be paid to the Commission to register the Bancorp Shares, (vi) the fees and costs related to the preparation of the Bancorp Option Plan including the cost of obtaining any permits or approvals of government agencies and regulatory authorities and applicable filing fees, (vii) the fees related to preparation and filing of applications with government agencies or regulatory authorities, and (viii) the fees and costs related to the listing of the Mid-Peninsula Shares and Bancorp Shares with Nasdaq for trading on the Nasdaq National Market System. Mid-Peninsula and Cupertino each will bear the costs of distributing the Joint Proxy Statement/Prospectus and other information relating to the proposed Merger to its shareholders and of conducting the Mid-Peninsula and Cupertino Meetings, respectively.

AMENDMENT

    Subject to applicable law, the Reorganization Agreement may be amended at any time prior to the Effective Time of the Merger without the approval of the shareholders of Mid-Peninsula or Cupertino with respect to any of its terms except the terms relating to the Conversion Ratio or the form or amount of consideration to be delivered to the Cupertino shareholders in the Merger.

                             THE OPTION AGREEMENTS

    As a condition to entering into the Reorganization Agreement, Mid-Peninsula and Cupertino entered into reciprocal stock option agreements (the "Mid-Peninsula Option Agreement" and the "Cupertino Option Agreement", respectively, and together the "Option Agreements").

    Pursuant to the Mid-Peninsula Option Agreement, Mid-Peninsula granted to Cupertino an option (the "Mid-Peninsula Option") to purchase up to 307,504 authorized but unissued shares of Mid-Peninsula common stock for $20.45 per share. Similarly, pursuant to the Cupertino Option Agreement, Cupertino granted to Mid-Peninsula an option (the "Cupertino Option") to purchase up to 361,065 authorized but unissued shares of Cupertino common stock for $14.80 per share.

    The Mid-Peninsula Option will become exercisable in whole or in part at any time and from time to time following the occurrence of a Purchase Event (defined below) and until the first to occur of the following events (each, a "Termination Event"), upon which the Mid-Peninsula Option will terminate: (a) the Effective Time of the Merger; (b) 12 months after the first occurrence of a Purchase Event; (c) 18 months after the termination of the Reorganization Agreement on or following the occurrence of a Preliminary Purchase Event (as defined below); (d) termination of the Reorganization

Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) the date on which the Cupertino Option shall have become exercisable, in whole or in part, in accordance with its terms. Notwithstanding anything to the contrary, (i) the Mid-Peninsula Option may not be exercised at any time when Cupertino is in breach of any of its covenants or agreements contained in the Reorganization Agreement such that Mid-Peninsula shall be entitled (without regard to any grace period provided therein) to terminate the Reorganization Agreement pursuant to
Section 12b(xi) thereof, (ii) the Mid-Peninsula Option Agreement shall terminate automatically upon the termination of the Reorganization Agreement by Mid-Peninsula pursuant to Section 12b(xi) thereof; and (iii) any purchase of shares on exercise of the Mid-Peninsula Option shall be subject to compliance with applicable law.

    For purposes of the Mid-Peninsula Option Agreement, the term "Preliminary Purchase Event" means: (a) any person (other than Cupertino or its subsidiary) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" (as defined under the Exchange Act and the rules and regulations thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of Mid-Peninsula's common stock; (b) any person (other than Cupertino or its subsidiary) shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Mid-Peninsula's common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Mid-Peninsula's common stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); (c) Mid-Peninsula, without having received Cupertino's prior written consent, shall have entered into an agreement with any person (other than Cupertino or its subsidiary) with respect to, or the Mid-Peninsula Board shall have recommended that Mid-Peninsula's shareholders approve or accept, a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Mid-Peninsula or its subsidiary, representing 10% or more of the voting power of Mid-Peninsula or any of its subsidiaries; (d) any person (other than Cupertino or its subsidiary) shall have filed an application or notice with the FRB or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction (defined below); or (e) the holders of a majority of the outstanding Mid-Peninsula Shares shall not have approved the Reorganization Agreement at the Mid-Peninsula Meeting, such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or the Mid-Peninsula Board shall have withdrawn or modified in a manner adverse to Cupertino its recommendation with respect to the Reorganization Agreement, in each case after it shall have been publicly announced that any person (other than Cupertino or its subsidiary) shall have (i) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

    The term "Purchase Event" means: (a) the Mid-Peninsula Board shall have approved, or recommended to Mid-Peninsula's shareholders that they approve, a proposal received by Mid-Peninsula from a person (other than Cupertino or its subsidiary) to effect an Acquisition Transaction, Tender Offer or Exchange Offer; (b) Mid-Peninsula, without having received Cupertino's prior written consent, shall have entered into an agreement with any person (other than Cupertino or its subsidiary) to effect an Acquisition Transaction; (c) any person (other than Cupertino or its subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the then outstanding Mid-Peninsula Shares.

    The term "Acquisition Transaction" means: (a) a merger, consolidation or similar transaction involving Mid-Peninsula or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only Mid-Peninsula and/or existing subsidiaries and other than a merger, consolidation or similar transaction in which the common shareholders of Mid-Peninsula immediately prior thereto in the aggregate own at least 75% of the common stock of the surviving or successor corporation immediately after the consummation thereof); (b) the disposition, by sale, lease, exchange or otherwise, of 15% or more of the consolidated assets or deposit liabilities of Mid-Peninsula and its subsidiaries; or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Mid-Peninsula or its subsidiaries, of securities representing 15% or more of the voting power of Mid-Peninsula or any of its subsidiaries.

    If prior notification to or approval of the FRB or any other regulatory authority is required as a condition precedent to the purchase of Mid-Peninsula Shares upon exercise of the Mid-Peninsula Option, then (a) the holder of the Mid-Peninsula Option is required to promptly file and process the required notice or application for approval; (b) Mid-Peninsula must cooperate with such holder in the filing of the required notice or application for approval and the obtaining of any such approval; and (c) the Closing Date (as defined in the Mid-Peninsula Option Agreement) may be extended for such period of time, not to exceed six months, as may be necessary to permit such holder to submit such filing to, and, if necessary, to obtain such approval from, the FRB or other applicable regulatory authority; provided, however, that the notice exercising the Mid-Peninsula Option and such governmental filing must be made no later than the date on which the Mid-Peninsula Option would otherwise terminate.

    The number of shares subject to the Mid-Peninsula Option (the "Option Shares") and/or the exercise price of the Mid-Peninsula Option (the "Purchase Price") are subject to adjustment in the event of a change in Mid-Peninsula's common stock, whether by reason of a stock dividend, stock split, recapitalization, share exchange or similar transaction, so that the holder of the Mid-Peninsula Option shall be entitled to receive, upon exercise of the Mid-Peninsula Option, the number and class of shares or other securities or property that the holder would have received as if the Mid-Peninsula Option had been exercised immediately prior to such event. In addition, if Mid-Peninsula issues additional shares of its common stock, other than pursuant to a transaction described in the preceding sentence, then the number of Option Shares shall be increased so that the Mid-Peninsula Option will at all times entitle the holder to acquire, upon exercise of the Mid-Peninsula Option, up to 19% of the number of shares of Mid-Peninsula's common stock then issued and outstanding (without regard to shares of stock issued upon exercise of the Mid-Peninsula Option).

    At any time after the first occurrence of a Repurchase Event (as defined below), at the written request of the holder of the Mid-Peninsula Option delivered to Mid-Peninsula prior to the occurrence of a Termination Event, Mid-Peninsula is required to repurchase from the holder (a) the Option and (b) all Option Shares theretofore purchased by the holder pursuant to the Mid-Peninsula Option with respect to which the holder then has beneficial ownership. Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by the holder for any Option Shares acquired pursuant to the Option with respect to which the holder then has beneficial ownership; (ii) the excess, if any, of (A) the Applicable Price (as defined below) for each Option Share over (B) the Purchase Price per Option Share, multiplied by the number of Option Shares with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the Purchase Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the closing date for such exercise has not occurred, payable) by the holder for each Option Share with respect to which the Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by the number of such shares.

    However, to the extent that Mid-Peninsula is prohibited under applicable law, regulation or administrative policy from repurchasing all or any portion of the Mid-Peninsula Option or Option Shares, then Mid-Peninsula must (a) promptly give notice of such fact to the holder; (b) from time to time subject to the last sentence of this paragraph, deliver to the holder that portion of the Repurchase Consideration that it is not then so prohibited from paying; and (c) at the holder's request, promptly file any required notice or application for approval and expeditiously process the same. The holder then has the right (i) to revoke its repurchase request with respect to the portion of the Mid-Peninsula Option or Option Shares that Mid-Peninsula is prohibited from repurchasing; (ii) to require Mid-Peninsula to deliver to the holder the Mid-Peninsula Option and/or Option Shares which Mid-Peninsula is prohibited from repurchasing; and (iii) to exercise the Option as to the number of Option Shares for which the Mid-Peninsula Option was exercisable at the Request Date (defined in the Mid-Peninsula Option Agreement) less the number of such Option Shares in respect of which the Repurchase Consideration has been lawfully paid. Notwithstanding anything in the Mid-Peninsula Option Agreement to the contrary, Mid-Peninsula is not obligated to repurchase all or any part of the Mid-Peninsula Option or Option Shares pursuant to more than one written request from the holder, except that Mid-Peninsula is obligated to repurchase, pursuant to more than one written request, any Mid-Peninsula Option or Option Shares in the event that the holder (A) has revoked its request for repurchase in accordance with the provisions of this paragraph prior to the occurrence of a Termination Event and (B) has delivered, prior to such event, a new written notice requesting a repurchase. If a Termination Event occurs prior to, or is scheduled to occur within, sixty (60) days after the date of the notice by Mid-Peninsula described in clause (a) above, then, notwithstanding the occurrence of such Termination Event, the holder shall have the right to receive the Repurchase Consideration to the extent Mid-Peninsula is or becomes, within a sixty (60) day period from the date of such notice by Mid-Peninsula, legally permitted to repurchase. Except as set forth in the preceding sentence, the holder's repurchase rights shall terminate concurrently with the termination of the holder's right to exercise the Mid-Peninsula Option.


    For purposes of the Mid-Peninsula Option Agreement, the "Applicable Price" means the highest of (a) the highest price per share of Mid-Peninsula common stock paid for any such share by the person or groups described in section 8(e)(i) of the Mid-Peninsula Option Agreement; (b) the price per share of Mid-Peninsula common stock received by holders of Mid-Peninsula common stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of the Mid-Peninsula Option Agreement; or (c) the highest bid price per share of Mid-Peninsula common stock as quoted by the brokerage firms acting as market makers for Mid-Peninsula's common stock prior to the listing of Mid-Peninsula's common stock on Nasdaq and thereafter on Nasdaq or any other principal trading market or securities exchange on which such shares are traded as reported by a recognized source during the 60 business days preceding the date on which the holder exercises its repurchase rights; provided, however, that in the event of a sale of less than all of Mid-Peninsula's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Mid-Peninsula as determined by a nationally recognized investment banking firm selected by the holder (or a majority of the holders, if there is more than one holder) and reasonably acceptable to Mid-Peninsula, divided by the number of shares of the Mid-Peninsula common stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (a) or (b) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the holder (or a majority of the holders) and reasonably acceptable to Mid-Peninsula.


    A "Repurchase Event" is deemed to occur if (a) any person (other than Cupertino or its subsidiary) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Mid-Peninsula common stock or (b) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of the Mid-Peninsula Option Agreement shall be consummated.


    The terms of the Cupertino Option Agreement are reciprocal to and substantially the same as those contained in the Mid-Peninsula Option Agreement.

                        DISSENTING SHAREHOLDERS' RIGHTS



MID-PENINSULA



    Because Mid-Peninsula Shares are traded on Nasdaq, dissenters' rights will be available to the shareholders of Mid-Peninsula only if the holders of five percent (5%) or more of Mid-Peninsula Shares make a written demand upon Mid-Peninsula for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law. Such a demand is not effective for any purpose unless it is received by Mid-Peninsula not later than the date of the Mid-Peninsula Meeting, and must be addressed to Mid-Peninsula Bancorp, 420 Cowper Street, Palo Alto, California 94301, Attention: David L.Kalkbrenner. If this condition is satisfied and the Merger is consummated, shareholders of Mid-Peninsula who dissent from the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law would be entitled to receive from Bancorp an amount equal to the fair market value of their shares as of June 4, 1996, the day before the public announcement of the Merger. The bid and ask prices for Mid-Peninsula Shares on June 4, 1996 were $20.75. A copy of the pertinent provisions of Chapter 13 of the California General Corporation Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Mid-Peninsula shareholders and is qualified in its entirety by reference to Appendix D.



    In order to be entitled to exercise dissenters' rights, a shareholder of Mid-Peninsula must vote "Against" the Merger. Thus, any shareholder who fails to vote or who returns a proxy without voting instructions or with instructions to vote "For" the Merger, or to "Abstain," will lose his or her dissenters' rights.



    If the holders of five percent (5%) or more of the outstanding Mid-Peninsula Shares have submitted written demands for Mid-Peninsula to purchase their shares, these demands are received by Mid-Peninsula on or before the date of the Mid-Peninsula Meeting, and the Merger is approved by the Mid-Peninsula shareholders, Mid-Peninsula will have ten days after such approval to send to those shareholders who have voted against the approval of the Merger and who have submitted timely written demands for Mid-Peninsula to repurchase their shares written notice of such approval accompanied by a copy of the pertinent provisions of Chapter 13 of the California General Corporation Law, a statement of the price determined by Mid-Peninsula to represent the fair market value of the dissenting shares as of June 4, 1996, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to Mid-Peninsula, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any Mid-Peninsula Shares that are transferred prior to their submission for endorsement lose their status as dissenting shares.



    If Mid-Peninsula and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.



    If Mid-Peninsula denies that the shares surrendered are dissenting shares or Mid-Peninsula and the dissenting shareholder fail to agree upon a fair market value of such Mid-Peninsula Shares, then the dissenting shareholder of Mid-Peninsula must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.



    A dissenting Mid-Peninsula shareholder may not withdraw his or her dissent or demand for payment unless Mid-Peninsula or Bancorp consents to such withdrawal.


CUPERTINO

    Because Cupertino Shares are traded on Nasdaq, dissenters' rights will be available to the shareholders of Cupertino only if the holders of five percent (5%) or more of Cupertino Shares make a written demand upon Cupertino for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law. Such a demand is not effective for any purpose unless it is received by Cupertino not later than the date of the Cupertino Meeting, and must be addressed to Cupertino National Bancorp, 20230 Stevens Creek Boulevard, Cupertino, California 95014, Attention: Steven C. Smith. If this condition is satisfied and the Merger is consummated, shareholders of Cupertino who dissent from the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law would be entitled to receive from Bancorp an amount equal to the fair market value of their shares as of June 4, 1996, the day before the public announcement of the Merger. The closing price for Cupertino Shares as reported on Nasdaq on June 4, 1996 was $13.75. A copy of the pertinent provisions of Chapter 13 of the California General Corporation Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Cupertino shareholders and is qualified in its entirety by reference to Appendix D.


    In order to be entitled to exercise dissenters' rights, a shareholder of Cupertino must vote "Against" the Merger. Thus, any shareholder who fails to vote or who returns a proxy without voting instructions or with instructions to vote "For" the Merger, or to "Abstain," will lose his or her dissenters' rights.


    If the holders of five percent (5%) or more of the outstanding Cupertino Shares have submitted written demands for Cupertino to purchase their shares, these demands are received by Cupertino on or before the date of the Cupertino Meeting, and the Merger is approved by the Cupertino shareholders, Cupertino will have ten days after such approval to send to those shareholders who have voted against the approval of the Merger and who have submitted timely written demands for Cupertino to repurchase their shares written notice of such approval accompanied by a copy of the pertinent provisions of Chapter 13 of the California General Corporation Law, a statement of the price determined by Cupertino to represent the fair market value of the dissenting shares as of June 4, 1996, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must surrender to Cupertino, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any Cupertino Shares that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If Cupertino and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been

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agreed upon or 30 days after any statutory or contractual conditions to the
Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If Cupertino denies that the shares surrendered are dissenting shares or Cupertino and the dissenting shareholder fail to agree upon a fair market value of such Cupertino Shares, then the dissenting shareholder of Cupertino must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting Cupertino shareholder may not withdraw his or her dissent or demand for payment unless Cupertino or Bancorp consents to such withdrawal.

                                 MID-PENINSULA

    Mid-Peninsula is a California corporation organized in 1984 under the name San Mateo County Bancorp ("San Mateo") to act as the bank holding company of San Mateo County National Bank, which subsequently changed its name to WestCal National Bank ("WestCal") in 1991. In 1994, WestCal was merged with and into MPB, a California state-chartered bank organized in 1987, in a transaction in which MPB survived and became the wholly owned subsidiary of San Mateo, and San Mateo concurrently changed its name to Mid-Peninsula Bancorp.

    The headquarters of Mid-Peninsula and MPB is located in Palo Alto, California, and MPB conducts its banking business through its offices in Palo Alto, San Mateo and San Carlos, California. Other than holding the shares of MPB, Mid-Peninsula conducts no significant activities, although it is authorized, with the prior approval of the FRB, to engage in a variety of activities which are deemed closely related to the business of banking.

    MPB engages in general commercial banking emphasizing small and medium-sized businesses and professionals located in its market area in and adjacent to the San Francisco Peninsula from Los Altos and Mountain View in the south to Daly City in the north and offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial loans, including short-term loans for businesses and professionals, personal loans, and real estate secured loans, which generally do not include long-term mortgage loans. MPB offers traveler's checks, safe deposit boxes, notary public, customer courier and other customary bank services. MPB is a member of the STAR System ATM network and, through this system offers ATM access at numerous locations.

    MPB's commercial lending focus is to provide short-term loans and lines of credit to professional service firms and local businesses. Commercial clients include small businesses, light industry manufacturing companies and various professional service firms. Emphasis is placed on the borrower's earnings, history, capitalization, secondary sources of repayment (such as accounts receivable) and, in many instances, tertiary sources of repayment (such as personal guarantees or personal assets). Through community involvement in Chambers of Commerce, Rotary Clubs, civic organizations and redevelopment activities, officers of MPB stay in close contact with the leaders and decision makers within the communities served by MPB.

    In addition, MPB offers interim construction loans, generally for single-family residences and multi-unit projects. Real estate and construction loans are typically secured by first deeds of trust and guarantees from principals of the borrower where applicable. The economic viability of the project and the borrower's creditworthiness are primary considerations in the loan underwriting decision. MPB uses independent local appraisers, conservative loan-to-value ratios (e.g., generally not to exceed 75% of the appraised value of the property) and close monitoring of the projects during the construction

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phase. In the absence of rapid declines in real estate values, ultimate collectibility of these secured loans is considered by Mid-Peninsula's management to be better than the average mix of commercial loans. MPB presently does not make long-term fixed or variable rate real estate loans and, therefore, material sustained increases or decreases in general interest rate levels have only a short-term effect on MPB's net yield on real estate loans.

    As of June 30, 1996, commercial loans and lines of credit represented approximately 72% of MPB's total loan portfolio, real estate loans approximately 18% of the total loan portfolio, and real estate construction loans approximately 10% of the total loan portfolio.

    MPB's deposits are obtained primarily from individuals (including corporate executives and entrepreneurs), small and medium-sized businesses, and professionals. MPB's deposits are not obtained from a single depositor or group of affiliated depositors, the loss of any one of which would have a material adverse effect on the business of MPB, nor is a material portion of MPB's loans concentrated within a single industry or group of related industries. As of June 30, 1996, MPB had approximately $41.8 million of noninterest-bearing demand deposits, with an average account balance of approximately $26,533, approximately $10.2 million in interest-bearing demand deposits with an average account balance of approximately $18,950, and approximately $176.7 million in interest-bearing time and savings deposits with an average account balance of approximately $99,849. MPB's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the legal limit thereon, which is currently $100,000 per depositor.

    MPB had 62 full-time employees on June 30, 1996, and Mid-Peninsula had no employees other than unsalaried officers. Regular bank hours are from 9:30 A.M. to 4:00 P.M., Monday through Friday at MPB's main offices located at 420 Cowper Street, Palo Alto, California, telephone number (415) 323-5150, and other offices located at 100 South Ellsworth Avenue, San Mateo, California, telephone number (415) 375-1555, and 1313 Laurel Street, San Carlos, California, telephone number (415) 595-4445.

                   DESCRIPTION OF MID-PENINSULA CAPITAL STOCK

MID-PENINSULA SHARES


    The authorized capital stock of Mid-Peninsula consists of 6,000,000 Mid-Peninsula Shares, and 4,000,000 shares of Preferred Stock, no par value. As of the Mid-Peninsula Record Date, 1,637,593 Mid-Peninsula Shares were outstanding. No shares of Preferred Stock are outstanding. Below is a description of the Mid-Peninsula Shares and Preferred Stock. See also "COMPARISON OF SHAREHOLDER RIGHTS."


COMMON STOCK

    Each Mid-Peninsula Share is entitled to participate pro rata in distributions upon liquidation. The holders of Mid-Peninsula Shares may receive dividends as declared by the Board of Directors out of funds legally available therefor. Holders of Mid-Peninsula Shares have no preemptive, subscription, conversion, redemption or similar rights. All outstanding Mid-Peninsula Shares are fully paid and non-assessable. The holders of a majority of the outstanding Mid-Peninsula Shares will have the voting power to approve mergers, sales of substantially all of Mid-Peninsula's assets and similar material corporate transactions. Holders of Mid-Peninsula Shares are entitled to one vote for each Mid-Peninsula Share on all matters submitted to a vote of shareholders, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes for a candidate (that is, to cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the

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
shareholder's intention to cumulate votes. The rights, privileges and preferences of the holders of Mid-Peninsula Shares are subject to the rights of the holders of any shares of Mid-Peninsula Preferred Stock that may be designated and issued by Mid-Peninsula in the future.

MID-PENINSULA PREFERRED STOCK

    The Mid-Peninsula Board has the authority, without further shareholder action, to issue from time to time a maximum of 4,000,000 shares of Preferred Stock in one or more series and with such terms and at such times and for such consideration as the Mid-Peninsula Board may determine. The authority of the Mid-Peninsula Board includes the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares and designation or title thereof; (ii) rights as to dividends; (iii) whether and upon what terms, including sinking funds, the shares are to be redeemable; (iv) whether and upon what terms the shares are to be convertible; (v) the voting rights, if any, which shall apply, provided, however, that in no event shall any holder of any series of the Preferred Stock be entitled to more than one vote for each share of Preferred Stock held by such holder; and (vi) the rights of the holders upon the dissolution, or upon the distribution of assets, of Mid-Peninsula. Any shares of Preferred Stock which may be issued may rank prior to Mid-Peninsula Shares as to payment of dividends and upon liquidation. No Preferred Stock of Mid-Peninsula is currently outstanding.

INDEMNIFICATION PROVISIONS

    Article V of MPB's Articles of Incorporation provides that the liability of the directors of MPB for monetary damages shall be eliminated to the fullest extent permissible under California law and that MPB is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of MPB, to the extent not prohibited by applicable sections of California law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders. Indemnification Agreements between MPB and its directors and executive officers permit excess indemnification generally and, without limiting such generality, certain types of such excess indemnification in specified circumstances.

    It is proposed at the Mid-Peninsula Meeting to amend the articles of incorporation of Bancorp to contain a provision substantially identical to
Article V of MPB's Articles of Incorporation described above. See "PROPOSAL NUMBER 6 -- DIRECTOR LIABILITY, INDEMNIFICATION OF AGENTS AND INDEMNIFICATION AGREEMENTS."

    There is no action or proceeding pending or, to the knowledge of Mid-Peninsula, threatened which may result in a claim for indemnification by any director, officer, employee or agent of Mid-Peninsula or MPB.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mid-Peninsula or MPB pursuant to the provisions described above or otherwise, Mid-Peninsula has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mid-Peninsula or MPB of expenses incurred or paid by a director, officer or controlling person of Mid-Peninsula or MPB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares offered hereby, Mid-Peninsula or Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   CUPERTINO

    Cupertino is a California corporation and bank holding company. CNB, a wholly owned subsidiary of Cupertino, is a national bank conducting a commercial banking business. Cupertino was organized

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in August 1984, and CNB began operations in May 1985. Cupertino and CNB have their principal offices at 20230 Stevens Creek Boulevard, Cupertino, California 95014. Cupertino's current activities are principally acting as the holding company for CNB and as the lessee and sublessor to CNB of the premises on which CNB's headquarters is located.

    CNB provides a wide range of commercial banking services to small and medium-sized businesses, real estate firms, business executives, professionals and other individuals. Trust services are provided by a separate department of CNB to support the trust needs of its clients. CNB's strategy emphasizes acquiring and developing relationships with clients in CNB's service area. Personal service officers are assigned to each borrowing client to provide continuity to the relationship.

    CNB provides commercial loans for working capital and business expansion to small and medium-sized businesses with annual revenues in the range of $1 million to $35 million. Commercial loans typically include revolving lines of credit collateralized by inventory, accounts receivable or leasehold improvements, loans to purchase equipment, and loans for general working capital purposes, collateralized by equipment. CNB's commercial customers are drawn from a wide variety of manufacturing, wholesale and service businesses, and are not concentrated in any one particular industry. Loans to real estate construction and development companies are primarily for construction of single-family residences in CNB's primary service area. Such loans typically range between approximately $200,000 and $3,700,000. Loans to professional and other individual clients, whose income typically equals or exceeds the median income for CNB's service area, cover a full range of consumer services, such as automobile, aircraft, home improvement and home equity loans, and other secured and unsecured lines of credit, including credit cards.

    CNB has a Small Business Administration ("SBA") department which makes loans to assist smaller clients and those who are starting new businesses in obtaining financing. The loans are generally 65% to 80% guaranteed by the SBA. In 1994, CNB was named a Preferred Lender by the SBA. Preferred Lender status is awarded by the SBA to lenders who have demonstrated superior ability to generate, underwrite and service loans guaranteed by the SBA, and results in more rapid turnaround of loan applications submitted to the SBA for approval.

    In May 1994, CNB opened its Emerging Growth Industries department, which evolved in 1995 into the Venture Lending division to serve the needs of companies in their start-up and development phase. This unit was developed to meet the needs of clients in CNB's service area by allowing them to access a banking relationship early in their development. The loans to this target group of clients are generally secured by the accounts receivable, inventory and equipment of the companies. The financial strength of these companies also tends to be bolstered by the presence of venture capital investors among the shareholders.

    CNB is a member of the Federal Reserve System and the deposits of its clients are insured up to $100,000 by the FDIC. In 1992, CNB became a member of the Federal Home Loan Bank of San Francisco ("FHLB") in order to enhance its ability to service its loan clients. This membership allows CNB to enhance its funding sources as the FHLB allows members to borrow funds by pledging securities and mortgage loans as collateral.

    CNB concentrates on providing service to clients in Santa Clara County and San Mateo County. CNB is headquartered in Cupertino, California which is in the center of the geographical area which is referred to as "Silicon Valley". The city of Cupertino has a population of approximately 51,300 and its average annual household income exceeds $97,200. Among metropolitan areas, Santa Clara County ranks third in California in median household income.

    The commercial base of Santa Clara County is diverse and includes computer and semiconductor manufacturing, professional services, printing and publishing, aerospace, defense, real estate construction, and wholesale and retail trade. CNB has not concentrated on attracting commercial clients from any single industry, although it has in the past emphasized lending to the residential real estate construction industry in its service area.

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    In March 1991, CNB opened its first regional office in downtown San Jose.
This office was established to better serve existing clients of CNB, as well as to gain new relationships from clients based in the growing financial center in the southern portion of Santa Clara County. In May 1992, CNB opened a second regional office in Palo Alto to better serve its clients in Northern Santa Clara and Southern San Mateo County. CNB opened its fourth office in downtown Palo Alto in the spring of 1996.

    Many of the directors of Cupertino and CNB, and their affiliates, maintain deposit and loan relationships with CNB. Most of CNB's deposits are obtained from small and medium-sized businesses, business executives, professionals and other individuals. At June 30, 1996, CNB had approximately $66.3 million in noninterest-bearing deposit (checking) accounts with an average balance of approximately $20,200 each, approximately $144.3 million in interest-bearing demand, money market demand, and savings accounts with an average balance of approximately $34,100 each, and approximately $39.6 million in time deposit accounts with an average balance of approximately $34,400 each. Rates paid on deposits vary among the categories of deposits due to terms, the size of the individual deposit, and rates paid by competitors on similar deposits.

    CNB has one deposit relationship with a title company, in which three of the directors of CNB serve as directors (one CNB director is also the principal shareholder and chief executive officer of the title company). Deposit balances from this client in both non-interest-bearing demand accounts and money market accounts totaled $423,400 on June 30, 1996, and ranged between $700,000 and $8.5 million during 1995.

    CNB's loan portfolio is centered in commercial lending to small and medium-sized businesses in the manufacturing and service industries. CNB has also been an active lender in residential real estate construction. Approximately 53% of CNB's portfolio was in commercial loans at June 30, 1996, and real estate construction loans represented approximately 14% of total loans, primarily for residential projects. In addition, 18% of CNB's loans were real estate term loans, which are primarily secured by commercial properties. The balance of the portfolio consists of consumer loans. CNB's loan clients are primarily located in Cupertino, San Jose, Palo Alto and the surrounding communities in Santa Clara County and San Mateo County.

    The majority of loans are collateralized. Generally, real estate loans are secured by real property, and commercial and other loans are secured by CNB deposits or business and personal assets. Repayment is generally expected from the sale of the related property for real estate construction loans, and from the cash flow of the borrower for commercial and other loans.

    The interest rates charged for the loans made by CNB vary with the degree of risk, size and maturity of the loans. Rates are generally affected by competition, associated factors stemming from the client's deposit relationship with CNB, and CNB's cost of funds. A majority of the loans in CNB's portfolio have a floating rate.

    In its commercial loan portfolio, CNB provides personalized financial services to the diverse commercial and professional businesses in its market area, but does not concentrate on any particular industry. Commercial loans consist chiefly of short-term loans (normally with a maturity of under one year) for working capital. Significant emphasis is placed on the borrower's earnings history, capitalization, secondary sources of repayment (such as accounts receivable), and in some instances, third party guarantees or highly liquid collateral (e.g., time deposits). Commercial loan pricing is generally at a rate tied to the prime rate (as quoted in the Wall Street Journal) or CNB's reference rate.

    CNB's Venture Lending division works with a variety of technology companies, ranging from multimedia, software and telecommunications providers to biotechnology and medical advice firms. The Venture Lending Division provides innovative financing and other financial services tailored to the needs of start-up and growth-stage companies.

    While the commercial loan portfolio of CNB is not concentrated in any one industry, CNB's service area has a concentration of technology companies, and accordingly, the ability of any of CNB's

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borrowers to repay loans may be affected by the performance of this sector of the economy. CNB's residential real estate construction loan activity has focused on providing short-term (less than one year maturity) loans to local individuals, partnerships and corporations in the local residential real estate industry for the construction of single-family residences. During 1992 through 1993, CNB concentrated its construction loan activity in the market for owner-occupied custom residences. During 1994, real estate values began to stabilize and CNB began to cautiously enter the construction loan market for small townhouse and single-family home projects. During 1995, CNB continued to expand its real estate construction portfolio with the help of the improving real estate market in northern California, although there can be no assurance that this trend will continue.

    Residential real estate construction loans are typically secured by first deeds of trust and require guarantees of the borrower. The economic viability of the project and the borrower's creditworthiness are primary considerations in the loan underwriting decision. Generally, these loans provide an attractive yield, but may carry a higher than normal risk of loss or delinquency, particularly if general real estate values decline or the loan underwriting process is based upon inaccurate appraisals. CNB utilizes independent local appraisers and conservative loan-to-value ratios (e.g. loans generally not exceeding 65% to 75% of the appraised value of the property). CNB monitors projects during the construction phase through regular construction inspections and a disbursement program tied to the percentage of completion of each project.

    CNB's consumer loan portfolio is divided between installment loans for the purchase of such items as automobiles and aircraft, and home improvement loans and equity lines of credit which are often secured by residential real estate. Installment loans tend to be fixed rate and longer-term (one-to five-year maturity), while the equity line type loans are generally floating rate, and are reviewed for renewal on an annual basis. CNB also has a minimal portfolio of credit card loans, issued as an additional service to its clients.

    The loan policy of CNB is approved each year by its Board of Directors and is managed through periodic reviews of such policies in relation to current economic activity and the degree of risk (both credit and interest rate) in the current portfolio. The Directors' Loan Committee oversees the lending activities of CNB. This committee consists of three outside directors, the Chairman/Chief Executive Officer, the Executive Vice President-Senior Loan Officer, Senior Vice President-Venture Lending Division Manager, Senior Vice President-Commercial Lending and the Senior Vice President-Chief Credit Officer. The officers in this group make up the Officers' Loan Committee.

    Sole lending authority is granted to officers on a limited basis. Loan requests exceeding individual officer approval limits are submitted to the Officers' Loan Committee, and those which exceed its limit are submitted to the Directors' Loan Committee for final approval. Both of these committees meet on a regular basis in order to provide timely responses to CNB's clients.

    CNB's credit administration function includes, in addition to internal reviews, the regular use of an outside loan review firm to review the quality of the loan portfolio. CNB has an Internal Asset Review Committee ("IARC") that meets monthly to review delinquencies, non-performing assets, classified assets and other pertinent information for the purpose of evaluating credit risk within CNB's loan portfolio, and to recommend general reserve percentages and specific reserve allocations. The IARC reports to the Board of Directors on a quarterly basis.

    CNB's Trust Group commenced operations in July 1988, and in 1995 CNB renewed its focus on the expansion of its trust operations. The Trust Group offers a full range of fee-based trust services directly to its clients and administers several types of retirement plans, including corporate pension plans, 401(k) plans and individual retirement plans, with an emphasis on the investment management, custodianship and trusteeship of such plans. In addition, the Trust Group acts as executor, administrator, guardian and/or trustee in the administration of the estates of individuals. Investment and custodial services are provided for corporations, individuals and non-profit organizations. Total assets under management by the Trust Group were approximately $322.6 million at June 30, 1996, compared to $192.7 million at June 30, 1995, and $143.0 million at June 30, 1994. The 67% increase in

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trust assets during the year ended June 30, 1996, is attributable to the addition of several new trust officers and the new Executive Vice President-Senior Trust Officer. CNB anticipates this growth to continue in 1996 as it increases its presence in the Palo Alto marketplace with the new office which opened in the late spring of 1996. There can be no assurances that the growth will continue at the rate experienced previously.

    CNB opened a Mortgage Banking Division in July 1992. The purpose of this division was to originate residential mortgage loans for sale on the secondary market. The primary revenue of this division was from the premiums received on the sale of such mortgage loans and their related servicing rights. CNB funded both loans which were originated directly by a mortgage banking officer and loans purchased through a network of mortgage brokers. CNB was selling both the loans and the related servicing rights through a correspondent. During 1993, CNB was designated as an approved seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Corporation, known in the industry as Fannie Mae and Freddie Mac, respectively. During 1994, the increased upward pressure on interest rates caused mortgage refinancing and home purchases to significantly decline. This required CNB in June 1994 to restructure its mortgage operations and focus all of its efforts on the wholesale mortgage market. This change reduced the operating costs within the mortgage business unit; however, the operating results for the last half of 1994 did not return to acceptable levels of return on investment relative to the risks involved. Based on these factors, CNB determined to close its mortgage operations effective March 31, 1995. In connection with this action, CNB incurred a $180,000 after-tax charge related to this operation in the first quarter of 1995.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Mid-Peninsula and Cupertino are incorporated under and subject to all the provisions of the California General Corporation Law (the "GCL"). Upon consummation of the Merger, except for those persons, if any, who perfect dissenters' rights under the GCL, and except for the Mid-Peninsula Option, which will be canceled as a result of the Merger (see "THE OPTION AGREEMENTS"), the shareholders of Cupertino will become shareholders of Bancorp. The following discussion assumes that the Merger will be consummated, and compares the articles of incorporation and bylaws of Cupertino and Bancorp insofar as they affect the rights of shareholders. This discussion is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the GCL, the common law thereunder and the full text of the Mid-Peninsula (i.e., Bancorp) Articles and Bylaws and Cupertino's Articles and Bylaws.

    The Articles of Incorporation of Cupertino and Bancorp are substantially identical in all material respects insofar as the rights of their shareholders are concerned. Each company has the same authorized capitalization (6,000,000 shares of common and 4,000,000 shares of preferred stock) and both companies limit the liability of directors and authorize indemnification of agents to the maximum extent as permitted under California law.

    The Cupertino Articles expressly prohibit the issuance of shares of convertible common stock and deny the holders of common stock preemptive rights to purchase shares of any type or series issued by Cupertino. However, California law requires that the issuance of convertible shares and the grant of preemptive rights must be affirmatively provided for in a corporation's articles of incorporation. The articles of incorporation of both Cupertino and Bancorp, therefore, would have to be amended by their shareholders in order for either corporation to have authority to issue convertible shares or for their common stockholders to possess preemptive rights.

    The Bancorp Articles will include a provision requiring a super majority vote of the Bancorp Board with respect to certain matters. Approval of this provision by the Mid-Peninsula shareholders is a condition of the Merger. See "PROPOSAL NUMBER 3."

    The Bylaws of Cupertino and Bancorp are substantially identical in all material respects, except with respect to the following:

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        (1) The Bylaws of Cupertino provide that the Board may appoint one or more Vice-Chairmen to fulfill the duties of the Chairman in the event of his absence or disability. The Bancorp Bylaws provide that, in the absence of the Chairman, the President of Bancorp shall preside over meetings of the Bancorp Board.

        (2) The Bancorp Bylaws establish certain requirements with respect to nomination of directors by stockholders of Bancorp. Notice of intention to make nominations must be in writing delivered to the President of Bancorp not less than 21 nor more than 60 days prior to the meeting of shareholders called to elect directors or, if less than 21 days' notice of the meeting is given to shareholders, no later than 10 days following the mailing of the notice of meeting. No such requirements are contained in the Cupertino Bylaws; hence, under California law, nomination of a candidate to the Cupertino Board is not required to be made in order for votes to be cast in the candidate's favor, subject to the condition that no shareholder may cumulate votes (i.e., cast for any one candidate a number of votes greater than the number of votes which the shareholder normally is entitled to cast) for any candidate who has not been nominated prior to voting for directors.


    Certain rules established by Nasdaq affect the rights of shareholders of Cupertino and Mid-Peninsula. The same rules, since it is a condition of the Merger that the Bancorp Shares be listed on Nasdaq, will apply to all shareholders of Bancorp, including former shareholders of Cupertino and Mid Peninsula.


    THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 1 AND WILL VOTE ALL PROXIES HELD BY IT "FOR" PROPOSAL NUMBER 1, UNLESS A SHAREHOLDER DIRECTS OTHERWISE. EACH MEMBER OF THE MID-PENINSULA BOARD, AS A SHAREHOLDER, HAS AGREED TO VOTE ALL SHARES HELD BY THEM IN FAVOR OF PROPOSAL NUMBER 1.

    APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING MID-PENINSULA SHARES ENTITLED TO VOTE.

    THE CUPERTINO BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 1 AND WILL VOTE ALL PROXIES HELD BY IT "FOR" PROPOSAL NUMBER 1, UNLESS A SHAREHOLDER DIRECTS OTHERWISE. EACH MEMBER OF THE CUPERTINO BOARD, AS A SHAREHOLDER, HAS AGREED TO VOTE ALL SHARES HELD BY THEM IN FAVOR OF PROPOSAL NUMBER 1.

    APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING CUPERTINO SHARES ENTITLED TO VOTE.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF CUPERTINO

BENEFICIAL OWNERSHIP TABLE

    The following table sets forth certain information, as of the Cupertino Record Date, with respect to the beneficial ownership of Cupertino Shares by (i) all persons known by Cupertino to be the beneficial owners of more than 5% of the outstanding Cupertino Shares, (ii) each director of Cupertino, (iii) each executive officer of Cupertino and CNB named in the Summary Compensation Table below, and (iv) all executive officers and directors of Cupertino and CNB as a group.


NAME AND ADDRESS OF                                                               NUMBER OF   PERCENTAGE
BENEFICIAL OWNERS                                                                  SHARES      OF CLASS
- --------------------------------------------------------------------------------  ---------  ------------
Financial Institution Partners, L.P. (1) .......................................    170,245        8.93%
 1110 Lake Cook Road
 Suite 165
 Buffalo Grove, IL 60089
Dick J. Randall (2) ............................................................    130,666        6.13
 20230 Stevens Creek Boulevard
 Cupertino, CA 95014
C. Donald Allen (3).............................................................     66,938        3.15
David K. Chui (4)...............................................................     22,356        1.05
Carl E. Cookson (5).............................................................     26,040        1.22
Jerry R. Crowley (6)............................................................     33,216        1.56
Janet M. DeCarli (7)............................................................     25,668        1.20
John M. Gatto (8)...............................................................     29,922        1.40
William H. Guengerich (9).......................................................     24,848        1.17
James E. Jackson (10)...........................................................     59,665        2.80
Rex D. Lindsay (11).............................................................     60,512        2.84
Glen McLaughlin (12)............................................................     54,549        2.56
Norman Meltzer (13).............................................................     21,057       *
Dennis S. Whittaker (14)........................................................     19,691       *
Steven C. Smith (15)............................................................     26,193        1.23
Kenneth D. Brenner (16).........................................................     18,142       *
David Hood (17).................................................................     11,519       *
Hall Palmer (18)................................................................     14,206       *
All Directors and Executive Officers as a Group (17 Persons) (19)...............    645,188       30.28%


- ------------------------
  *  Less than 1%


 (1) Financial Institution Partners, L.P. ("Partners") is a Delaware limited partnership, the general partner of which is Hovde Capital, Inc. ("Capital"). According to the Schedule 13D of Partners and Capital of November 1, 1995, Partners and Capital share voting power with respect to these shares. Capital is an affiliate of Hovde.


 (2) Includes 120,623 held by the Dick J. and Carolyn L. Randall Trust and 9,816 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (3) Includes 509 shares held by Mr. Allen's wife, 4,391 Shares held in an IRA for Mr. Allen, 734 shares held in a 401(k) plan for Mr. Allen and 26,341 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.


 (4) Includes 7,539 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (5) Includes 17,817 shares held jointly by Carl E. Cookson and his spouse, and 7,996 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (6) Includes 26,812 shares held by the Crowley Family Inter Vivos Trust, 2,343 shares held by Mr. Crowley's spouse's IRA, 2,813 shares held in Mr. Crowley's IRA, and 1,248 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (7) Includes 18,516 shares held by Janet M. DeCarli as Trustee of the DeCarli Living Trust; 2,443 shares held by Ms. DeCarli's pension trust; and 3,655 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (8) Includes 9,707 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (9) Includes 12,471 shares held jointly by William H. Guengerich and his spouse, 6,835 shares held in an IRA for Mr. Guengerich and 5,542 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (10) Includes 38,692 shares held jointly by James E. Jackson and his spouse, 1,867 shares held in an IRA-FBO Mr. Jackson's spouse, 8,606 shares held in an IRA for Mr. Jackson, 1,700 shares held in a 401(k) plan for Mr. Jackson, 696 shares held directly by Mr. Jackson's spouse, and 8,104 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (11) Includes 45,298 shares held by the Rex D. and Leanor L. Lindsay Family Trust, 2,339 shares held by Mr. Lindsay as custodian for his minor grandchildren, and 12,648 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (12) Includes 5,964 shares in a Keogh account and 24,894 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (13) Includes 8,526 shares held in the name of Mr. Meltzer's spouse and 732 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (14) Includes 464 shares held directly by Mr. Whittaker's spouse, and 5,858 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (15) Includes 1,690 shares held in a 401(k) plan and 13,778 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (16) Includes 4,400 shares held in a 401(k) plan and 11,350 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (17) Includes 5,680 shares held in an IRA and 5,500 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

 (18) Includes 1,900 shares held in an IRA and 5,500 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.


 (19) Includes 160,209 shares issuable upon the exercise of options which are exercisable within 60 days of the Cupertino Record Date.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth for Cupertino's directors and executive officers (including the executive officers of CNB) certain information with respect to age and background.

           NAME                             POSITION(S) WITH CUPERTINO/CNB                     AGE        SINCE
- ---------------------------  ------------------------------------------------------------      ---      ---------
C. Donald Allen              President and Chief Executive Officer of Cupertino, Chairman          61        1984
                             of the Board and Chief Executive Officer of CNB; Director,
                             Cupertino/CNB
David K. Chui                Director, Cupertino/CNB                                               51        1984
Carl E. Cookson              Director, Cupertino/CNB                                               63        1984
Jerry R. Crowley             Director, Cupertino/CNB                                               57        1984
Janet M. DeCarli             Director, Cupertino/CNB                                               59        1984
John M. Gatto                Chairman of the Board of Cupertino; Director of CNB                   58        1984
William H. Guengerich        Director, Cupertino/CNB                                               64        1984
James E. Jackson             Director, Cupertino/CNB                                               61        1984
Rex D. Lindsay               Vice Chairman of the Board of Cupertino; Director of CNB              71        1984
Glen McLaughlin              Director, Cupertino/CNB                                               61        1984
Norman Meltzer               Director, Cupertino/CNB                                               66        1984
Dick J. Randall              Director, Cupertino/CNB                                               65        1984
Dennis S. Whittaker          Director, Cupertino/CNB                                               50        1984
OTHER EXECUTIVE OFFICERS OF CUPERTINO/CNB:
Kenneth D. Brenner           Executive Vice President/Strategic Marketing CNB                      50        1992
David R. Hood                Executive Vice President and Senior Lending Officer, CNB              51        1995
Hall Palmer                  Executive Vice President and Senior Trust Officer, CNB                56        1995
Steven C. Smith              Executive Vice President and Chief Operating Officer,                 45        1993
                             Cupertino/CNB
Heidi R. Wulfe               Senior Vice President and Chief Financial Officer,                    41        1996
                             Cupertino/CNB

    C. DONALD ALLEN has served as the President and Chief Executive Officer of Cupertino and Chairman of the Board and Chief Executive Officer of CNB for the past five years.

    DAVID K. CHUI has served as the President and Chief Executive Officer of PAN-CAL Investment Co., a commercial and residential real estate development company, since September 1977.

    CARL E. COOKSON has served as the Chairman of the Board of the Santa Clara Land Title Company, a title insurance company, for the past five years.

    JERRY R. CROWLEY has served as the President and Chief Executive Officer of Treehouse Ltd., a venture capital firm, since June 1991. From January 1987 to June 1991, Mr. Crowley served as Chairman, President and Chief Executive Officer of Gazelle Microcircuits, Inc., a semiconductor manufacturer.

    JANET M. DECARLI has been a real estate broker for Cornish and Carey Realtors, a real estate firm, since June 1993. From September 1989 to June 1993, Ms. DeCarli was a real estate broker for Prudential California Realty, a real estate firm.

    JOHN M. GATTO is the Chairman of the Board of Directors of Cupertino and Chairman of the Executive Committee of Cupertino and CNB. Mr. Gatto has been the sole proprietor of Maria Enterprises, a development consultant company, since December 1993. Prior to that time, from 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

    WILLIAM H. GUENGERICH has been a private investor since March 1993. From July 1977 until his retirement in March 1993, Mr. Guengerich served as Director of Employee Relations of Measurex Corporation, an electronics manufacturing company.

    JAMES E. JACKSON has been an attorney-at-law at the law firm Jackson, Abdalah & Rodriguez, a Professional Corporation, since January 1989.

    REX D. LINDSAY serves as the Vice Chairman of the Board of Directors of Cupertino. For the past five years, Mr. Lindsay has been a rancher and a private investor.

    GLEN MCLAUGHLIN was the Chairman of the Board of Directors of Cupertino and Chairman of the Executive Committee of Cupertino from 1990 through 1995. Mr. McLaughlin has also served as the Chairman of Venture Leasing Associates, an equipment leasing company, since December 1986.

    NORMAN MELTZER has been a private investor since 1995. From January 1991 until his retirement in 1995, Mr. Meltzer was an independent real estate broker involved in real estate development. Mr. Meltzer was President of Resource Planning Associates Inc., a child-care facilities development company, from January 1990 to December 1990. Prior to that time, Mr. Meltzer was a Vice President for Interland Corporation, a real estate development company, from 1982 until January 1990.

    DICK J. RANDALL has been a private investor and rancher since 1993. From 1962 until his retirement in 1993, Mr. Randall served as the President of The William Lyon Co., a real estate developer and construction company.

    DENNIS S. WHITTAKER has served as the President of Whittaker Insurance Agency Inc., a personal and commercial insurance sales company, since January 1987.

    KENNETH D. BRENNER joined CNB in February 1992 as Executive Vice President. Prior to that time, he served as Senior Vice President, Business Development for Silicon Valley Bank from 1985 to 1992.

    DAVID R. HOOD joined CNB in April 1995 as Executive Vice President and Senior Lending Officer. From April 1985 to March 1995, he held positions of Vice President, Senior Vice President and Senior Loan Officer, Executive Vice President and Senior Lending Officer, and President of University Bank & Trust ("University"). From 1967 to 1985 Mr. Hood held various positions of which the most recent was Vice President and Manager of the San Mateo Business Loan Center for Wells Fargo Bank, N.A.

    HALL PALMER joined CNB in May 1995 as Executive Vice President and Senior Trust Officer. Prior to that time, from May 1987 to May 1995, Mr. Palmer served as Executive Vice President and Senior Trust Officer for University. From 1984 to 1987, Mr. Palmer was Senior Vice President and Executive Trust Officer for Key Bank of Oregon. From 1968 to 1984, Mr. Palmer was Manager and Trust Officer for Wells Fargo Bank, N.A.

    STEVEN C. SMITH, a certified public accountant, joined Cupertino and CNB in December 1993 as Senior Vice President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief Operating Officer of Cupertino and CNB. From July 1993 to December 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of Commercial Pacific Bank. From December 1991 to July 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of First Charter Bank. From 1984 to 1991, Mr. Smith served as Senior Vice President of Finance and Treasurer of Fidelity Federal Bank, a federal savings bank.

    HEIDI R. WULFE, a certified public accountant, joined Cupertino and CNB in January 1996 as Senior Vice President and Chief Financial Officer. From November 1989 to January 1996, Ms. Wulfe served as Senior Vice President and Controller for Fidelity Federal Bank, a federal savings bank. From

1987 to 1989, she was Vice President and Controller at Antelope Valley Savings and Loan Association. From 1977 to 1987, she was employed by Grant Thorton, Accountants and Management Consultants, as an Audit Manager.

COMMITTEES OF THE CUPERTINO BOARD

    During the fiscal year ended December 31, 1995, the Board held twelve (12) meetings. Each director serving on the Cupertino Board in fiscal year 1995 attended at least 75% of the aggregate of such meetings of the Cupertino Board and the Committees on which he or she served.

    Cupertino does not have a standing Nominating Committee, but does have an Audit Committee and an Executive Committee that served the function of a Compensation Committee during 1995.

    The Audit Committee's function is to review with Cupertino's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of Cupertino's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the shareholders, and periodically review Cupertino's accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 1995 were Messrs. Crowley, McLaughlin and Randall. During the fiscal year ended December 31, 1995, the Audit Committee held four
(4) meetings.

    During 1995, the Executive Committee served as the Salary and Compensation Committee, whose function is to review and approve salary, bonus levels and stock option grants. The members of the Executive Committee during fiscal 1995 were Messrs. Gatto, Lindsay, McLaughlin and Randall. During the fiscal year end December 31, 1995, the Executive Committee held fourteen (14) meetings. For additional information concerning the Executive Committee, see "Report of the Executive Committee of the Board of Directors on Executive Compensation" and "Executive Compensation and Other Matters -- Executive Committee Interlocks and Insider Participation."

    The nonemployee members of the Executive Committee also serve as the Option Committee, whose function is to administer the Directors 1989 Non-Qualified Stock Option Plan and the Employee Stock Purchase Plan.

                        CUPERTINO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation of the Chief Executive Officer and the Chief Operating Officer of Cupertino and the three executive officers of CNB as of December 31, 1995 whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000. In all cases, payment was for services in all capacities to Cupertino and/or its subsidiaries, during the fiscal years ended December 31, 1995, 1994 and 1993:


                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                            ANNUAL COMPENSATION            --------------
                                                   --------------------------------------    SECURITIES
                                                                            OTHER ANNUAL     UNDERLYING      ALL OTHER
                                                     SALARY       BONUS     COMPENSATION    OPTIONS/SARS    COMPENSATION
     NAME AND PRINCIPAL POSITION          YEAR       ($)(1)      ($)(2)         ($)             (#)             ($)
- --------------------------------------  ---------  -----------  ---------  --------------  --------------  --------------
C. Donald Allen,                             1995  $   174,362  $   7,500   $   8,150(3)         --         $   6,430(6)
  President and Chief Executive              1994      146,755     30,000       8,400(3)         --             2,753(4)
  Officer of Cupertino; Chairman of          1993      150,000     --            --              --             4,497(4)
  the Board and Chief Executive
  Officer of CNB
Steven C. Smith (5),                         1995  $   127,500  $  48,000        --            11,000       $   7,013(6)
  Executive Vice President and Chief         1994      103,416     30,000        --             4,043             830(4)
  Operating Officer of Cupertino and         1993        4,167     --            --              --
  CNB
Kenneth D. Brenner,                          1995  $   216,701     --            --             5,975       $   7,270(6)
  Executive Vice President of CNB            1994      180,355  $   5,000        --             3,509           3,789(4)
                                             1993      153,318     --            --             3,508           3,428(4)
David R. Hood (7),                           1995  $    85,462  $  48,000        --            16,500       $   2,153(8)
  Executive Vice President and Senior
  Lending Officer of CNB
Hall Palmer (9),                             1995  $    80,000  $  48,000        --            16,500       $   2,580(8)
  Executive Vice President and Senior
  Trust Officer of CNB


- ------------------------
(1) Annual salary includes amounts deferred by the executive under Cupertino's 401(k) Profit Sharing Plan.

(2) Bonuses are paid based on Cupertino's performance and individual objectives set by the Executive Committee.

(3) Consists of payments for services as a director (see "Compensation of Directors").

(4) Consists of Cupertino's matching contribution under the 401(k) plan. This plan is open to all employees of Cupertino and CNB after service requirements are met.

(5) Mr. Smith joined Cupertino in December 1993.

(6) Consists of Cupertino's matching contribution of $4,500 for each officer under the 401(k) plan and premiums paid by CNB under a split-dollar life insurance policy (the "Retirement Policy") maintained by CNB to fund certain retirement benefits granted pursuant to an agreement with the officer. See "Retirement Benefits." These premiums amounted to $1,930 in the case of Mr. Allen, $2,513 in the case of Mr. Smith and $2,770 in the case of Mr. Brenner.

(7) Mr. Hood joined CNB in April 1995.

(8) Consists of payments made by CNB under the officer's Retirement Policy.

(9) Mr. Palmer joined CNB in May 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides the specified information concerning grants of options to purchase Cupertino Shares made during the year ended December 31, 1995 to the persons named in the Summary Compensation Table:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                       NUMBER OF    % OF TOTAL                               ANNUAL RATES OF STOCK
                                      SECURITIES      OPTIONS                                PRICE APPRECIATION FOR
                                      UNDERLYING    GRANTED TO                                   OPTION TERM(1)
                                        OPTIONS    EMPLOYEES IN    EXERCISE OR   EXPIRATION  ----------------------
NAME                                  GRANTED(2)    FISCAL YEAR   BASE PRICE(3)     DATE        5%          10%
- ------------------------------------  -----------  -------------  -------------  ----------  ---------  -----------
C. Donald Allen.....................      --            --             --            --         --          --
Steven C. Smith.....................      11,000          11.6      $    8.30      07/01/01  $  13,050  $    70,444
Kenneth D. Brenner..................       5,975           6.3      $    8.18      05/10/01  $  16,622  $    37,710
David R. Hood.......................      16,500          17.4      $    7.95      04/14/01  $  44,612  $   101,209
Hall Palmer.........................      16,500          17.4      $    7.95      05/01/01  $  44,612  $   101,209

- ------------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on rules of the Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of Cupertino Shares, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One Cupertino Share purchased in 1995 at $8.30 would yield profits of $2.82 per share at 5% appreciation over six years, or $6.40 per share at 10% appreciation over the same period. One Cupertino Share purchased in 1995 at $8.18 would yield profits of $2.78 per share at 5% appreciation over six years, or $6.31 per share at 10% appreciation over the same period. One Cupertino Share purchased in 1995 at $7.95 would yield profits of $2.70 per share at 5% appreciation over six years, or $6.13 per share at 10% appreciation over the same period.

(2) Generally, options granted under Cupertino's 1995 Stock Option Plan (the "1995 Option Plan") vest in annual installments over three or five years, subject to the optionee's continuous employment with Cupertino and/or CNB, and are exercisable to the extent vested. See also "Employment, Severance and Change of Control Arrangements."

(3) All options listed were granted at the estimated fair market value on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUE

    The following table provides the specified information concerning exercises of options to purchase Cupertino Shares in the fiscal year ended December 31, 1995, and unexercised options held as of December 31, 1995, by the persons named in the Summary Compensation Table:

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                                    SHARES                     OPTIONS AT 12/31/95             12/31/95(1)
                                  ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                               EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
C. Donald Allen.................      21,327   $   191,943      26,341        --        $   213,291   $   --
Steven C. Smith.................      --           --            6,362        19,681         30,145        96,160
Kenneth D. Brenner..............      --           --            7,016         9,484         43,311        48,061
David R. Hood...................      --           --           --            16,500        --             87,375
Hall Palmer.....................      --           --           --            16,500        --             87,375

- ------------------------
(1) Based on the closing price of Cupertino Shares on December 29, 1995, the last trading day in 1995, which was $13.25.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Cupertino entered into an employment agreement with C. Donald Allen on July 1, 1990 (the "Employment Agreement"). The agreement has an initial term of two years, and thereafter renews annually for twelve months each July 1, unless sixty days prior written notice of nonrenewal is given by either Mr. Allen or Cupertino. The agreement provides for a base salary, subject to annual increase by the Cupertino Board, payment of an annual cash bonus solely at the discretion of the Cupertino Board, use of a bank-owned automobile, customary group medical and dental coverage, and reimbursement of expenses incurred on behalf of CNB and Cupertino. The agreement specifies the payment of twelve months' base salary upon termination of Mr. Allen's employment due to a "change in control" of Cupertino (as defined in the agreement), and for the payment of salary for six months or until the agreement expires, whichever period is less, upon termination of Mr. Allen's employment by Cupertino without "cause" (as defined in the agreement). In April 1994, the Employment Agreement was modified to memorialize the termination of the agreement effective as of July 1, 1994.

    CNB entered into an Executive Salary Continuation Agreement with C. Donald Allen on August 1, 1993. The agreement provides for annual benefit of up to $100,000 to be paid to Mr. Allen or his designated beneficiary over a period of one hundred and eighty (180) months. The benefit is effective upon: (i) Mr. Allen's attainment of sixty-five (65) years of age or his death or disability prior to such time if he were actively employed by Cupertino at the time; (ii) termination of his employment by Cupertino without "cause" (as defined in the agreement); and (iii) termination or constructive termination of his employment by Cupertino after the occurrence of a "change of control" in Cupertino or CNB as defined in the agreement. Although this agreement is intended to provide Mr. Allen with an additional incentive to remain in the employ of CNB, the agreement states it shall not be deemed to constitute a contract of employment between Mr. Allen and CNB nor shall any provision of the agreement restrict the right of Mr. Allen to terminate his employment. The agreement shall have no impact or effect upon any separate written Employment Agreement which Mr. Allen may have with CNB.

    CNB has entered into an Employment, Severance and Retirement Benefits Agreement (an "Employment Agreement") with each of Steven C. Smith, Kenneth Brenner, Hall Palmer and David R. Hood, dated September 1, 1994, September 1, 1994, May 1, 1995 and August 14, 1995, respectively. Each Employment Agreement sets the officer's beginning annual salary, subject to annual cost of living adjustments, with the initial salary payable to Mr. Smith being set at $135,000 and the initial salary payable to Messrs. Brenner, Palmer and Hood being set at $120,000. In addition, the Employment Agreements with Messrs. Palmer and Hood provided that each of them would be granted an option to purchase 16,500 Cupertino Shares, as adjusted for stock dividends, under Cupertino's 1995 Stock Option Plan. Each of the Employment Agreements entitles the officer to severance benefits equal to 12 months' salary in the event such officer's employment is terminated for any reasons other than death, disability, retirement or certain acts of misconduct, or in the event such officer resigns within one year after a change in control of Cupertino, upon a reduction in responsibilities or compensation, or certain other events deemed to be unfavorable to the officer. In addition, the Employment Agreements entitle each officer to certain retirement benefits. See "Retirement Benefits."

    Options granted under Cupertino's 1985 Stock Option Plan and Cupertino's 1989 Non-Qualified Stock Option Plan contain provisions pursuant to which, in the event of a dissolution or reorganization of Cupertino or any reorganization, merger or consolidation in which Cupertino does not survive, all unexercised options will become exercisable in full until five days prior to such event, unless the surviving corporation substitutes substantially equivalent options to purchase such corporation's stock.

    Cupertino's 1995 Stock Option Plan provides that a "Transfer of Control" of Cupertino will occur in the event of (i) a sale or exchange by the shareholders of all or substantially all of Cupertino's voting stock or (ii) certain mergers or consolidations to which Cupertino is a party, in which, in either case, the shareholders of Cupertino immediately before such sale, exchange, merger or consolidation do not retain beneficial ownership of at least a majority of the voting stock of Cupertino or its successor. A Transfer of Control will also occur in the event of a sale of all or substantially all of the assets of Cupertino (unless the shareholders of Cupertino immediately before such event retain beneficial ownership of at least a majority of the voting stock of the corporation to which the assets were transferred) or a liquidation or dissolution of Cupertino. At the discretion of the Cupertino Board, options granted under the 1995 Stock Option Plan may provide that, in the event of a Transfer of Control, such outstanding option will become exercisable in full either automatically or at the discretion of the Cupertino Board unless the option is assumed or the successor corporation substitutes substantially equivalent options to purchase stock of the successor corporation.

    Alternatively, the Cupertino Board may provide in the grant of an option that such option will become exercisable in full automatically upon a Transfer of Control and, in addition, the successor corporation may assume or substitute a substantially equivalent option to purchase stock of the successor corporation for the outstanding option.

RETIREMENT BENEFITS

    Pursuant to the Employment Agreements between CNB and each of Messrs. Smith, Brenner, Palmer and Hood, each such officer and his spouse (should she survive him) is entitled to retirement benefits based upon the proceeds of a split-dollar life insurance policy maintained by CNB for each officer's benefit. Each officer may begin receiving benefits at retirement age, as defined in the individual officer's agreement or upon termination of employment, whichever occurs later. Benefits are payable in the form of draws against the annual increase in the cash surrender value of the officer's insurance policy from the time benefits commence, up to a maximum annual draw of $44,000 for Mr. Palmer, $55,000 for Messrs. Brenner and Hood and $60,000 for Mr. Smith (or such lessor amount as shall have vested, as described below) with the increase in value in excess of such amount becoming the property of CNB. The right to make such draws continues during the lifetime of the officer and his surviving spouse, but in no case longer than 40 years. The right to this retirement benefit vests to the extent of 1/84 of such amount monthly hereafter, provided that vesting is subject to acceleration in full following a change in control where the officer is terminated or resigns for good reason. See "Employment, Severance and Change of Control Arrangements."

COMPENSATION OF DIRECTORS

    During 1995, each director of Cupertino was paid a retainer of $6,600 per year (payable at the rate of $550 per month) and, in addition, a fee of $150 for attendance at each meeting of the Cupertino Board. Each non-employee director was also paid a fee of $50 for attendance at each committee meeting ($75 for each meeting of the Loan & Audit Committee, with the chairman receiving an additional $25 per meeting) of the Board of Directors of Cupertino and CNB.

    For 1996, the Chairman and Vice Chairman of the Board will receive annual retainers of $15,000 and $12,500, respectively. All other directors will receive an annual retainer of $10,000. In addition, the Chairman of the Directors' Loan Committee will receive an annual retainer of $4,500 and other members will receive annual retainers of $4,000. The Chairman of the Audit Committee will receive an annual retainer of $2,000 and Audit Committee members will each receive an annual retainer of $1,500. The Trust Committee Chairman will receive an annual retainer of $2,000 and Trust Committee members will each receive $1,500. The Compensation Committee members will each receive an annual retainer of $1,000.

    Each director of Cupertino is eligible to participate in Cupertino's Directors 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan"). The 1989 Option Plan provides for the grant of nonstatutory options to directors of Cupertino and its subsidiaries. Options granted under the 1989 Option Plan generally vest over a period of three years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Committee acts as the Executive Compensation Committee of Cupertino. The Committee's members during fiscal 1995 were Glen McLaughlin, then Chairman of the Board, Rex D. Lindsay, Vice Chairman of the Board, John M. Gatto (currently the Chairman of Cupertino) and Dick J. Randall. Additionally, the Executive Committee's actions are ratified by the Cupertino Board.

    The directors and officers of Cupertino, and certain of the business and professional organizations with which they are associated, have had, but are not obligated to have, banking transactions with CNB in the ordinary course of business. Loans and commitments to loan in such transactions have been and will continue to be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and will not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1995, the aggregate amount of loans and commitments to loan outstanding to directors, officers and such organizations was $2,197,000.

    CNB has a significant deposit relationship with Santa Clara Land Title Company, of which Carl E. Cookson is Chairman and majority shareholder, and for which Rex D. Lindsay and Dick J. Randall serve as directors and shareholders. Average monthly deposits in CNB by Santa Clara Land Title Company ranged between $700,000 and $8.5 million during 1995, and amounted to $423,400 at June 30, 1996. The deposit arrangements with this customer have been and will continue to be on substantially the same terms as those prevailing at the time for comparable deposits from other customers.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Cupertino's executive officers, directors and persons who beneficially own more than 10% of Cupertino Shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulations to furnish Cupertino with copies of all Section 16(a) forms filed by such persons.

    Based solely on Cupertino's review of such forms furnished to Cupertino and written representations from certain reporting persons, Cupertino believes that all filing requirements applicable to Cupertino's executive officers, directors and more than 10% shareholders were complied with properly.

REPORT OF THE EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The compensation of the executive officers of Cupertino and CNB is reviewed and approved annually by the Executive Committee of the Cupertino Board, which also serves as the Compensation Committee of Cupertino and CNB. Cupertino's executive officers are also executive officers of CNB. During 1995, Glen McLaughlin, Rex D. Lindsay, John M. Gatto and Dick J. Randall were members of the Executive Committee.

    The Executive Committee's philosophy is that compensation should be designed to reflect the value created for shareholders while supporting Cupertino's strategic goals. The committee reviews the compensation of top executives to insure that Cupertino's compensation programs are linked to its financial performance and shareholders' interests and total compensation opportunities are aimed at the 75th percentile of those offered by employers of comparable size in our industry. Annual compensation for Cupertino's and CNB's executive officers consists of three elements:

        1) Salary, which is determined on the basis of factors such as the individual officer's level of responsibility and comparison to similar positions in Cupertino and/or CNB and comparable companies in the industry. Salaries are reviewed by the Executive Committee on an annual basis.

        2) Annual cash incentive bonuses, which are determined on the basis of individual performance and the performance of Cupertino measured primarily in terms of increases in Cupertino's return on shareholders' equity, return on average assets, earnings per share, asset growth, net interest margin, credit losses and expense controls. The annual incentive compensation plan is funded from Cupertino's pre-tax income. Individual awards for executive officers are based upon percentages of the total bonus pool based on the individual's position and the Executive Committee's assessment of such individual's contribution in such position, determined by the performance of Cupertino and CNB based upon measurable goals, adjusted annually. While many of the factors considered in determining whether to award an incentive bonus are objective, the Executive Committee may exercise its subjective judgment in determining actual bonus amounts. During 1995 the Committee awarded incentive bonuses to certain executive officers, including the Chief Executive Officer, based on a number of criteria, including the performance of Cupertino and the participant and the individual's achievement of goals specified by the Cupertino Board. See "SUMMARY COMPENSATION TABLE."

        3) Stock option grants, which are intended to increase the executive's interests in Cupertino's long-term success and to link the interests of the executives with those of the shareholders as measured by Cupertino's share price. Stock options are granted at the prevailing market value of Cupertino Shares and will only have value if Cupertino Shares increase in price. Generally, options vest in equal amounts over three or five years.

                   COMPARISON OF CUPERTINO SHAREHOLDER RETURN

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Cupertino Shares with the cumulative total return of the Total Return Index for Nasdaq U.S. Stocks ("Nasdaq US") and the Nasdaq Bank Stock Index ("Nasdaq Banks") as of the end of each of Cupertino's last five fiscal years.(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     1990       1991       1992       1993       1994       1995
CNB              $ 100.00     108.36     122.81     158.93     154.36     243.22
Nasdaq US        $ 100.00     160.56     186.87     214.51     209.69     296.30
Nasdaq Banks     $ 100.00     164.09     238.85     272.39     271.41     404.35

MEASUREMENT PERIOD
(FISCAL YEAR END)                                                 CNB      NASDAQ     NASDAQ US BANKS
- -------------------------------------------------------------  ---------  ---------  ------------------
December 31, 1990............................................  $  100.00  $  100.00      $   100.00
December 31, 1991............................................  $  108.36  $  160.56      $   164.09
December 31, 1992............................................  $  122.81  $  186.87      $   238.85
December 31, 1993............................................  $  158.93  $  214.51      $   272.39
December 31, 1994............................................  $  154.36  $  209.69      $   271.41
December 31, 1995............................................  $  243.22  $  296.30      $   404.35

- ------------------------
(1) The last trading day in 1994 was December 30, 1994 and the last trading day in 1995 was December 29, 1995.

(2) Assumes that $100.00 was invested on December 31, 1990 in Cupertino Shares and each index, and that all dividends were reinvested; returns have been adjusted for stock dividends declared by Cupertino. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND MANAGEMENT OF MID-PENINSULA

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the Mid-Peninsula Record Date, no individual known to Mid-Peninsula owned more than five percent (5%) of the outstanding Mid-Peninsula Shares.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information as of the Mid-Peninsula Record Date concerning the equity ownership of directors and executive officers named in the Summary Compensation Table and directors and executive officers of Mid-Peninsula and MPB as a group. Unless otherwise indicated, each director and executive officer listed below possesses sole voting power and sole investment power. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. Mid-Peninsula has only one class of stock outstanding, Mid-Peninsula Shares. There are no current arrangements known to Mid-Peninsula that may result in a change in control of Mid-Peninsula.


                                                                           AMOUNT AND NATURE
                                                                             OF BENEFICIAL
NAME AND ADDRESS(1) OF BENEFICIAL OWNER                                        OWNERSHIP       PERCENT OF CLASS(2)
- ------------------------------------------------------------------------  -------------------  -------------------
Lawrence A. Aufmuth.....................................................         8,134(3)                .50%
John F. Blokker.........................................................        25,830(4)               1.58%
Allan F. Brown..........................................................        25,830(5)               1.58%
Owen D. Conley..........................................................        25,030(6)               1.52%
Murray B. Dey...........................................................        21,132(7)               1.29%
Donald L. Hammond.......................................................        25,830(8)               1.58%
David L. Kalkbrenner....................................................        31,317(9)               1.90%
R. Hewlett Lee, M.D.....................................................         6,928(10)               .42%
Helen C. Leong..........................................................        25,830(11)              1.58%
George M. Marcus........................................................        31,274(12)              1.91%
Duncan L. Matteson......................................................        40,750(13)              2.49%
Carol H. Rowland........................................................        27,349(14)              1.67%
Donald H. Seiler........................................................        25,830(15)              1.58%
Warren R. Thoits........................................................        28,065(16)              1.71%
Bruce E. Van Alstyne....................................................        21,250(17)              1.29%
Edwin E. van Bronkhorst.................................................        24,330(18)              1.48%

All directors and executive officers as a group (16 persons)............       394,709(19)             24.10%


- ------------------------
 (1)The address for beneficial owners, all of whom are incumbent directors or executive officers of Mid-Peninsula and MPB, is the address of Mid-Peninsula, 420 Cowper Street, Palo Alto, California, 94301-1504.

 (2)Includes shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (3)Includes 7,384 shares held in Mr. Aufmuth's IRA Rollover Account and 750 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (4)Includes 12,290 shares held as separate property by Mr. Blokker's spouse and 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (5)Includes 12,290 shares owned of record by the Vance M. Brown & Sons, Inc. Profit Sharing Plan, of which Allan F. Brown is a beneficiary, and includes 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (6)Includes 13,780 shares held with Mr. Conley's spouse as community property and 11,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (7) Includes 14,582 shares held jointly with Mr. Dey's spouse as trustees of the Murray B. Dey and Wendy H. Dey Trust dated April 23, 1982 and 6,550 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (8) Includes 24,580 shares held jointly with Mr. Hammond's spouse and 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

 (9) Includes 9,963 shares held jointly with Mr. Kalkbrenner's spouse, 9,047 shares held in Mr. Kalkbrenner's IRA account and 12,307 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(10) Includes 5,678 shares held jointly with Dr. Lee's spouse as trustees of the
    R. Hewlett Lee and Elizabeth P. Lee Family Trust dated July 26, 1983 and 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(11) Includes 24,580 shares held jointly with Mrs. Leong's spouse and 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(12) Includes 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(13) Includes 30,000 shares held jointly with Mr. Matteson's spouse, 9,000 shares held by the Matteson Realty Services, Inc. Defined Benefit Employees' Retirement Trust and 1,750 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(14) Includes 13,608 shares held jointly with Ms. Rowland's spouse, 7,948 shares held in Ms. Rowland's IRA account and 5,793 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(15) Includes 24,580 shares held jointly with Mr. Seiler's spouse as Trustee of the Seiler Family Trust and 1,250 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(16) Includes 9,832 shares held by Mr. Thoits as Trustee of the Warren R. Thoits Trust dated December 30, 1983, 5,836 shares held by Thoits Brothers, Inc., 10,647 shares for which Mr. Thoits is the record holding trustee and 1,750 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(17) Includes 3,750 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(18) Includes 22,850 shares held jointly with Mr. van Bronkhorst's spouse as Trustees of the E. E. van Bronkhorst Trust dated July 12, 1977 and 1,750 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

(19) Includes 54,400 shares subject to stock options exercisable within 60 days of the Mid-Peninsula Record Date.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as of the Mid-Peninsula Record Date with respect to members of the Mid-Peninsula Board and all executive officers. Mid-Peninsula knows of no arrangements, including any pledge by any person of securities of the operation of which may, at a subsequent date, result in a change in control of Mid-Peninsula. There are no arrangements or understandings by which any of the executive officers or directors of either Mid-Peninsula or MPB were selected. There is no family relationship between any of the directors or executive officers.

             NAME                   AGE                                        POSITION
- ------------------------------      ---      ----------------------------------------------------------------------------
Lawrence A. Aufmuth                     52   Director of Mid-Peninsula and MPB since August 16, 1995.
John F. Blokker                         66   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
Allan F. Brown                          69   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
Owen D. Conley                          73   Director of Mid-Peninsula and MPB since October 7, 1994.
Murray B. Dey                           54   Executive Vice-President and Director of Mid-Peninsula and MPB since October
                                              7, 1994 and October 9, 1987, respectively.
Donald L. Hammond                       69   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
David L. Kalkbrenner                    57   President, Chief Executive Officer and Director of Mid-Peninsula and MPB
                                              since October 7, 1994 and October 9, 1987, respectively.
R. Hewlett Lee, M.D.                    70   Director of Mid-Peninsula and MPB since October 7, 1994 and February 21,
                                              1990, respectively.
Helen C. Leong                          69   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
George M. Marcus                        55   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
Duncan L. Matteson                      62   Chairman of the Board and Director of Mid-Peninsula and MPB since October 7,
                                              1994 and October 9, 1987, respectively.
Carol H. Rowland                        60   First Vice President and Chief Financial Officer (Principal Financial and
                                              Accounting Officer) of Mid-Peninsula and MPB since October 7, 1994 and
                                              October 9, 1987, respectively.
Donald H. Seiler                        67   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.
Warren R. Thoits                        74   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively; Secretary of Mid-Peninsula
Bruce E. Van Alstyne                    69   Director of Mid-Peninsula and MPB since October 7, 1994.
Edwin E. van Bronkhorst                 72   Director of Mid-Peninsula and MPB since October 7, 1994 and October 9, 1987, respectively.

    The following is a brief account of the business experience during the past five years of each director and executive officer listed above.

    LAWRENCE A. AUFMUTH is a partner in the law firm of Aufmuth, Fox, Weed & LeBlanc. He is a graduate of Brown University with a law degree from Stanford University and is certified as a Specialist in Taxation Law by the State Bar of California. From 1971 to 1988, Mr. Aufmuth was with Ware & Freidenrich in Palo Alto where he was chairman of its Tax Department. He is a former director of University Bank & Trust Company and was active in its Trust and Compensation Committees.

    JOHN F. BLOKKER is the president and chief executive officer of Luxcom, Inc., a voice, video and data communication company located in Fremont, California. He was formerly a general partner of Hambrecht & Quist Venture Partners (1985-1988) and was employed by the Hewlett-Packard Company from 1957 to 1985. His last position with Hewlett-Packard, from 1981 to 1985, was as vice president and general manager of the components group. Mr. Blokker is currently a director of Circon, Inc. and the Whittier Trust Company. He is a trustee of the Foundation for Hope, San Jose, California, a member of the Board of Overseers of the Hoover Institute, Palo Alto, California, and a member of the Board of Directors of the Cato Institute, Washington D.C.

    ALLAN F. BROWN is the chairman of Vance Brown, Inc., a construction firm located in Palo Alto, and is a managing partner of Park City Leasing. He is a native of Palo Alto and a Stanford University graduate. He was a member of the Stanford athletic board from 1979 to 1983 and is currently a member of the Stanford University major gifts committee, a director of the Peninsula Open Space Trust, a trustee of Channing House, and a trustee of the Sierra Club Foundation.

    OWEN D. CONLEY was a director and chairman of the board of directors of San Mateo County Bancorp and WestCal National Bank from 1985 to October 7, 1994. Mr. Conley has been owner, president and chief executive officer of Liberty Lease, Inc., Redwood City, an automobile, truck and equipment leasing company, since 1975.

    MURRAY B. DEY has over 30 years of banking experience and worked for Crocker National Bank from 1964 to 1986 prior to the opening of Mid-Peninsula Bank in 1987. From 1975 to 1982, he was the vice president and assistant manager of the main office of Crocker Bank in Palo Alto. He became the manager of that office in 1982 and held that position until 1984. From 1984 to 1986 he was the area market manager in the Palo Alto/Menlo Park area. He currently serves as a member of the board of directors, Senior Coordinating Council of Palo Alto, Inc.; is president and treasurer of the Home Equity Loan Program for Seniors, Inc.; and is a member of the Community Cabinet of the Lucile Packard Childrens' Hospital at Stanford.

    DONALD L. HAMMOND was employed by the Hewlett-Packard Company beginning in 1959, and he held various management positions within that company until his retirement in 1988 as director of HP Laboratories. He is a consultant to several companies and universities in commercialization of technology, and serves on the board of directors of Nellcor Puritan Bennett and Tridex Corporation. He has been a resident of the local area for more than 30 years and served 11 years on the Palo Alto Board of Education, including three years as president of the board. He is a member and fellow of the Institute of Electrical and Electronic Engineers and a member of the National Academy of Engineering.

    DAVID L. KALKBRENNER has over 30 years of experience in banking. He was employed by Crocker National Bank from 1963 to 1986. From 1981 to 1986, he served as first vice president and regional manager of the mid-Peninsula region, with administrative offices located in Palo Alto. He was responsible for the administration of 14 full-service branches from San Carlos to Sunnyvale, a business banking center in Palo Alto and the private banking office, also located in Palo Alto. From 1977 to 1981, he was vice president and manager of the main office of Crocker Bank in Palo Alto. He is a member of the board of directors of the College of Notre Dame and is a former director of the Palo Alto Chamber of Commerce and the Community Association for the Retarded.

    R. HEWLETT LEE, M.D. is a trustee of the Palo Alto Medical Foundation and a director emeritus of the Stanford University Hospital. He was chairman of the Board of Governors of the Palo Alto Medical Foundation and executive director of the Palo Alto Medical Clinic 1981-1989, was a general and cancer surgeon at the clinic from 1956 through 1989, and was the clinic's vice director from 1964 to 1981. He is a past trustee of California Blue Shield (1974-1983), and is a co-founder of "Lifeguard" HMO and "TakeCare" HMO, both of which are health plans serving the Northern California area. He presently is serving on several health-related nonprofit boards.

    HELEN C. LEONG was the chairman and chief executive officer of Advanced Polymer Systems, Inc., a health-oriented company with technology focusing on health care products and pharmaceuticals, from 1985 to 1988. She remains a member of the board of directors of Advanced Polymer Systems and is a scientific consultant to the company. She is on the board of directors and is a member of the compensation and investment committees of Erox Corporation and is a general partner of CLW Associates, involved in real estate investments, and is the managing partner of Leong Ventures, a venture capital group specializing in investments in health care and biotechnology. She is a member of the board of directors of the Peninsula Children's Center and the Career Action Center.

    GEORGE M. MARCUS is the founder and chairman of The Marcus & Millichap Company, the nation's fourth largest commercial real estate brokerage firm, and is a director of Essex Property Trust, a real estate investment trust company. He is currently an advisor to the University of California, Berkeley, Center for Real Estate and Urban Economics, and serves on the board of trustees of the Fine Arts Museums of San Francisco. Mr. Marcus is a former founding director of Plaza Bank of Commerce in San Jose.

    DUNCAN L. MATTESON is president of The Matteson Companies, a diversified group of real estate investment and property management corporations located in Menlo Park. He has been actively involved in the real estate investment and securities industries in the Palo Alto/Menlo Park Area since 1959. He is a member of the Executive Committee of the Stanford Heart Council, and serves as a trustee of the Palo Alto Medical Foundation. As an appointee of the Governor, Mr. Matteson is Vice President of the Board of Directors of the Cow Palace. He is the immediate past-chairman of the National Multi-Housing Council, a group of the leading apartment owners and managers throughout the United States.

    CAROL H. ROWLAND has been Chief Financial Officer of MPB since 1987. She served as senior vice president and chief financial officer of Burlingame Bank and Trust, Burlingame, California, from 1985 to 1987. Prior to that, she served for five years as senior vice president and chief financial officer of University National Bank & Trust Company, Palo Alto, California.

    DONALD H. SEILER is the founder and managing partner of Seiler & Company, Certified Public Accountants, in Redwood City and San Francisco. He has been a certified public accountant in San Francisco and the Peninsula area since 1952. He is presently a director of Ross Stores, Inc., serves on the audit committee of Stanford Health Services, is a past-president of the Jewish Community Federation of San Francisco, the Peninsula and Marin and Sonoma Counties. He is on the board of directors of the Peninsula Community Foundation.

    WARREN R. THOITS is a partner with the Palo Alto law firm of Thoits, Love, Hershberger & McLean. He is a native of Palo Alto and a graduate of Stanford University and its School of Law. Mr. Thoits has been very active in community and charitable organizations, having served as president of the Palo Alto Chamber of Commerce, the Palo Alto Rotary Club and as chairman of the Palo Alto Area Chapter, American Red Cross. He was formerly a member of the board of directors of Northern California Savings and Loan Association (now Great Western
Bank).

    BRUCE E. VAN ALSTYNE was a director of San Mateo County Bancorp and WestCal National Bank from 1985 to October 7, 1994. Mr. Van Alstyne has over 35 years of experience in the investment banking industry. In 1985, Mr. Van Alstyne founded the investment counseling firm of Van Alstyne and Company, Inc., located in Portola Valley. He is currently a member of the Investment Advisory Committee for the Foundation for the San Mateo County Community College District.

    EDWIN E. VAN BRONKHORST retired from the Hewlett-Packard Company in 1984 and was, prior to his retirement, senior vice president, chief financial officer and treasurer of that company and served on its board from 1962 to 1984. He currently serves as a member of the board of directors of the California Water Service Company and Nellcor Puritan Bennett and is a trustee and treasurer of the David & Lucile Packard Foundation.

    None of Mid-Peninsula's Directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to Section 12 of the Exchange Act except for the following: Director Hammond is a director of Nellcor Puritan Bennett, a medical equipment manufacturer located in Pleasanton, California and he is a director of Tridex, Inc., a manufacturer of ophthalmic instruments located in Mountain View, California; Director Leong is also a director of Advanced Polymer Systems, a polymeric delivery systems company located in Redwood City, California, and a director of Erox Corporation, a manufacturer of fragrances containing synthesized human pheromones located in Fremont, California; Director Marcus is also a director of Essex Property Trust, a real estate investment trust company located in Palo Alto, California; Director Seiler is also a director of Ross Stores, Inc., a retail department store chain headquartered in Newark, California; and Director Van Bronkhorst is also a director of Nellcor Puritan Bennett, a medical equipment manufacturer located in Pleasanton, California, and California Water Service Company, a water service provider located in San Jose, California.

COMMITTEES OF THE MID-PENINSULA BOARD

    The Audit Committee, with the guidance of KPMG, conducts the Annual Directors Audit. Donald H. Seiler, Donald L. Hammond, R. Hewlett Lee, M.D., Owen
D. Conley and Allan F. Brown serve on this committee, which met three (3) times in 1995. The purpose of this committee is to review the internal controls and financial reporting for Mid-Peninsula and MPB and to examine the findings and reports of the outside auditors and bank examiners.

    The Mid-Peninsula Board has not established nominating or compensation committees. The Executive Committee performs the functions of the nominating and compensation committees. The Executive Committee has responsibility for considering appropriate candidates for election as directors of Mid-Peninsula and establishing and reviewing compensation of the chief executive officer and overall compensation of employees. Duncan L. Matteson, Edwin E. van Bronkhorst, Donald H. Seiler, Warren R. Thoits and David L. Kalkbrenner serve on this committee, which met five (5) times in 1995.

    MPB's Loan Committee has responsibility for establishing loan policy and approving loans which exceed certain dollar limits. Duncan L. Matteson, Edwin E. van Bronkhorst, Allan F. Brown, David L. Kalkbrenner and Murray B. Dey serve on this committee, which met fifteen (15) times in 1995.

    MPB's Investment Committee has responsibility for establishing investment policy and reviews the investment portfolio. Edwin E. van Bronkhorst, Helen C. Leong, George M. Marcus, Bruce E. Van Alstyne, David L. Kalkbrenner and Carol H. Rowland serve on this committee, which met five (5) times in 1995.

    All Mid-Peninsula directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the board and committees on which they served during 1995, and all MPB directors attended at least seventy-five (75%) of the aggregate of the total number of meetings of the board and committees on which they served during 1995.

COMPENSATION OF DIRECTORS

    Directors of Mid-Peninsula receive no fees for their participation in Mid-Peninsula's directors' meetings. Directors of MPB receive $200 for each board meeting attended. Non-employee directors of MPB received $150 for each committee meeting attended in 1995. Non-employee directors of MPB's Loan Committee received a $500 per month retainer as well as $150 for each meeting attended during 1995. The total fees paid to all directors of Mid-Peninsula in 1995 was $59,550.

                      MID-PENINSULA EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    Set forth below is the summary compensation paid or accrued during the fiscal years ended December 31, 1993, 1994 and 1995 to David L. Kalkbrenner, Murray B. Dey and Carol H. Rowland, the only executive officers of Mid-Peninsula and MPB during the periods presented.

                                                                                        LONG TERM COMPENSATION
                                                                                   ---------------------------------
                                                                                           AWARDS
                                                                                   ----------------------
                                                   ANNUAL COMPENSATION                        SECURITIES    PAYOUTS
                                         ----------------------------------------  RESTRICTED UNDERLYING   ---------
                                                                   OTHER ANNUAL      STOCK     OPTIONS/      LTIP
                                          SALARY(1)   BONUS(2)   COMPENSATION(3)   AWARD(S)     SARS(4)     PAYOUTS
NAME AND PRINCIPAL POSITION     YEAR         ($)         ($)           ($)            ($)         (#)         ($)
- ----------------------------  ---------  -----------  ---------  ----------------  ---------  -----------  ---------
David L. Kalkbrenner,              1995  $   150,000  $  97,000     $    8,400        --          15,000      --
 President and CEO                 1994  $   142,210  $  74,000     $    8,400        --           1,062      --
                                   1993  $   139,300  $  73,000     $    8,400        --           4,459      --
Murray B. Dey,                     1995  $   120,000  $  67,000     $    6,000        --          --          --
 Exec. Vice President              1994  $   115,870  $  42,000     $    6,000        --           1,062      --
                                   1993  $   113,500  $  45,000     $    6,000        --           3,344      --
Carol H. Rowland,                  1995  $   107,740  $  40,000     $    4,800        --           5,000      --
 First Vice President              1994  $   105,360  $  20,250     $    4,800        --           1,062      --
 and CFO                           1993  $   103,200  $  26,000     $    4,800        --           2,230      --


                                 ALL OTHER
                              COMPENSATION(5)
NAME AND PRINCIPAL POSITION         ($)
- ----------------------------  ----------------
David L. Kalkbrenner,            $   45,033
 President and CEO               $   13,142
                                 $   11,996
Murray B. Dey,                   $   23,891
 Exec. Vice President            $   10,089
                                 $    9,401
Carol H. Rowland,                $   30,069
 First Vice President            $    8,391
 and CFO                         $    7,966


- ------------------------
(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the 401(k) Plan. Amounts deferred under the 401(k) Plan were $8,994 in 1993, $9,240 in 1994 and $ 9,240 in 1995, respectively, for each named executive officer.

(2) Amounts indicated as bonus payments were earned for performance during 1993, 1994 and 1995, but paid in the first quarters of 1994, 1995 and 1996, respectively.

(3) No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 1993, 1994 or 1995.

(4) Under the 1994 Option Plan, options may be granted to directors and key, full-time salaried officers and employees of Mid-Peninsula and MPB. Options granted under the Option Plan are either incentive options or non-statutory options. Options granted under the 1994 Option Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Options granted under the 1994 Option Plan are adjusted to protect against dilution in the event of certain changes in Mid-Peninsula's capitalization, including stock splits and stock dividends. All options granted to the named executive officers were incentive stock options and have an exercise price equal to the fair market value of Mid-Peninsula Shares (or, as applicable, MPB's Common Stock) on the date of grant. The amounts shown have been adjusted to give effect to a five percent stock dividend in December 1993, and the conversion ratio pertaining to the merger transaction whereby WestCal National Bank merged with and into MPB and MPB became a wholly owned subsidiary of Mid-Peninsula, which transaction was consummated on October 7, 1994. The terms of the 1994 Option Plan also apply to options to purchase Mid-Peninsula Shares which were originally granted under MPB's 1987 Stock Option Plan, and assumed by Mid-Peninsula.

(5) Amounts shown for David L. Kalkbrenner include $2,200 in director fees, $3,050 in term life insurance premiums, $6,746 in 401(k) matching contributions in 1993, $2,600 in director fees, $3,612 in term life insurance premiums and $6,930 in 401(k) matching contributions in 1994 and $2,400 in director fees, $3,903 in term life insurance premiums, $31,800 accrued under Mr. Kalkbrenner's Salary Continuation Agreement and $6,930 in 401(k) matching contributions in 1995. Amounts shown for Murray B. Dey include $2,655 in term life insurance premiums and $6,746 in 401(k) matching contributions in 1993, $3,159 in term life insurance premiums and $6,930 in 401(k) matching contributions in 1994 and $2,060 in term life insurance premiums, $14,901 accrued under Mr. Dey's Salary Continuation Agreement and $6,930 in 401(k) matching contributions in 1995. Amounts shown for Carol H. Rowland include $1,220 in term life insurance premiums and $6,746 in 401(k) matching contributions in 1993, $1,461 in term life insurance premiums and $6,930 in 401(k) matching contributions in 1994 and $1,115 in term life insurance premiums, $22,024 accrued under Ms. Rowland's Salary Continuation Agreement and $6,930 in 401(k) matching contributions in 1995.

OPTION/SAR GRANTS TABLE

    The following table provides information regarding stock options granted to the named executive officers during 1995.

                               INDIVIDUAL GRANTS

                                                               NUMBER OF     % OF TOTAL
                                                              SECURITIES    OPTIONS/SARS
                                                              UNDERLYING     GRANTED TO    EXERCISE OR
                                                             OPTIONS/SARS   EMPLOYEES IN   BASE PRICE   EXPIRATION
NAME                                                          GRANTED (#)    FISCAL YEAR     ($/SH)        DATE
- -----------------------------------------------------------  -------------  -------------  -----------  ----------
David L. Kalkbrenner.......................................       15,000          37.5%         12.75     01/18/05

Murray B. Dey..............................................       --             --            --           --

Carol H. Rowland...........................................        5,000          12.5%         12.75     01/18/05

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

    The following table sets forth certain information concerning unexercised options under the 1994 Option Plan as of the Mid-Peninsula Record Date.

                                                                                    NUMBER OF
                                                                                    SECURITIES         VALUE OF
                                                                                    UNDERLYING       UNEXERCISED
                                                                                   UNEXERCISED       IN-THE-MONEY
                                                                                 OPTIONS/SARS AT   OPTIONS/SARS AT
                                                        SHARES                      FY-END (#)        FY-END ($)
                                                      ACQUIRED ON      VALUE     ----------------  ----------------
                                                       EXERCISE     REALIZED(1)    EXERCISABLE/      EXERCISABLE/
NAME                                                      (#)           ($)      UNEXERCISABLE(2)  UNEXERCISABLE(1)
- ---------------------------------------------------  -------------  -----------  ----------------  ----------------
David L. Kalkbrenner...............................        4,889        14,863      17,224/12,894     96,401/54,601
Murray B. Dey......................................        1,424         4,329      10,238/ 1,366     61,143/ 6,565
Carol H. Rowland...................................          949         2,885       8,385/ 4,971     47,000/20,936

- ------------------------
(1) The aggregate value has been determined based upon the average of the bid and asked prices for Mid-Peninsula Shares at exercise or year-end, minus the exercise price.

(2) Adjusted to give effect to the conversion ratio pertaining to the merger transaction whereby WestCal National Bank merged with and into MPB and MPB became a wholly owned subsidiary of Mid-Peninsula.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    Effective March 3, 1992, MPB entered into a two-year employment agreement with David L. Kalkbrenner, President and Chief Executive Officer, which provides for automatic one-year extensions until the agreement is terminated as described below. The agreement, as amended, provides for, among other things: (a) a base salary of $135,000 per year, as adjusted at the discretion of the Mid-Peninsula Board; (b) a discretionary annual bonus based upon the pre-tax net profits of MPB; (c) payment to Mr. Kalkbrenner of his base salary (reduced by the amount received by him from state disability insurance or worker's compensation or other similar insurance through policies provided by MPB) for a period of six months if he becomes disabled so that he is unable to perform his duties; (d) four weeks annual vacation leave;
(e) a $500,000 life insurance policy; (f) an automobile allowance of $700 per month; and (g) reimbursement for ordinary and necessary expenses incurred by Mr. Kalkbrenner in connection with his employment. The agreement may be terminated with or without cause, but if the agreement is terminated due to the occurrence of circumstances that make it impossible or impractical for MPB to conduct or continue its business, the loss by MPB of its legal capacity to contract, MPB's breach of the terms of the agreement, or in MPB's discretion by giving not less than 30 days' prior written notice of termination, Mr. Kalkbrenner will be entitled to receive severance compensation equal to 24 months' of Mr. Kalkbrenner's then existing base salary. The agreement further provides that in the event of a "change in control" as defined therein and within a period of two years following consummation of such change in control: (a) Mr. Kalkbrenner's employment is terminated; or (b) any adverse change occurs in the nature and scope of Mr. Kalkbrenner's position, responsibilities, duties, salary, benefits or location of employment; or (c) any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination of Mr. Kalkbrenner's employment, Mr. Kalkbrenner will be entitled to receive severance compensation in an amount equal to two and one-half times his average annual compensation for the five years immediately preceding the change in control (or for such shorter time Mr. Kalkbrenner was employed by MPB).

    Recognizing the importance of building and retaining a competent management team, in 1995 the Board of Directors of MPB purchased life insurance policies on the lives of Mr. Kalkbrenner, Mr. Dey, Ms. Rowland and three other key employees and adopted a conditional non-qualified deferred compensation plan in a form proposed by Bank Compensation Strategies Group, and endorsed by the California Bankers Association, the American Bankers Association, as well as numerous other state banking associations in order to indirectly offset anticipated costs for certain death, disability and post-employment/retirement benefits for such employees. In March 1996, a fourth key employee was included in this plan. MPB is the sole owner and beneficiary under the life insurance policies. Under the terms of the plan, differing death, disability and post-employment/retirement benefits are to be provided to such key employees. The terms for these agreements are intended to provide an incentive for each employee to remain with Mid-Peninsula and MPB by defining and increasing, over the employee's term of employment, the amounts each employee will receive upon the occurrence of certain specified events, including formal retirement on or after a specified age. The agreements provide maximum annual benefit payments of $85,000 to Mr. Kalkbrenner, $60,000 to Mr. Dey, $45,000 to Ms. Rowland, and $36,000 for each other key employee. The annual benefit amount is payable in equal monthly installments over a fifteen (15) year period (ten years for Carol Rowland). In the event of an employee's death, all remaining amounts due are to be paid to the employee's designated beneficiary over the remaining payout period. Other events which may alter when payment of the annual benefit is to begin, or the amount which is to be paid, include: (i) "disability" prior to retirement (a term specifically defined in each agreement), in which case the employee will begin to receive a different and lesser annual amount starting shortly after the defined retirement age; and (ii) either termination of employment without cause or constructive termination following a "change of control," in which case the employee will be entitled to receive all or a portion of the maximum annual benefit depending upon the employee involved and the employee's length of service prior to termination. Generally, in those situations where the employee is terminated for cause, or where the employee voluntarily terminates his or her employment prior to retirement or other event triggering a right to payments under the agreement, the employee will not be entitled to the payment of any benefits. Due to special circumstances, however, and depending upon the date her employment is terminated, it is expected that Carol Rowland would be entitled to an amount not in excess of $30,000, plus interest if her employment is terminated for cause or voluntarily by her prior to retirement.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Mid-Peninsula's directors, executive officers and beneficial owners of 10% or more of Mid-Peninsula's equity securities to file with the Commission initial reports of ownership and reports of changes of ownership of Mid-Peninsula's equity securities. Officers, directors and such shareholders are required by regulation to furnish Mid-Peninsula with copies of all Section 16(a) forms they file. To Mid-Peninsula's knowledge, based solely on review of the copies of such reports furnished to Mid-Peninsula and written representations that no other reports were required, during the fiscal year ended December 31, 1995, except for Director Aufmuth who failed to timely file one report on Form 4 for the month of November, 1995 but filed the report on January 9, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of 10% or more of Mid-Peninsula's equity securities appear to have been met.

          CERTAIN MID-PENINSULA RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Except as described below, there have been no transactions, or series of similar transactions, during 1995, or any currently proposed transaction, or series of similar transactions, to which Mid-Peninsula or MPB was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director of Mid-Peninsula or MPB, executive officer of Mid-Peninsula or MPB, any shareholder owning of record or beneficially 5% or more of the outstanding Mid-Peninsula Shares, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

    MPB leases its offices at 420 Cowper Street, Palo Alto, California 94301 from MPB Associates, a tenant-in-common arrangement in which seven directors of MPB hold an approximate 51% interest. The acquisition of MPB's leased premises by MPB Associates in 1990 did not result in a change in the terms of MPB's lease.

    The lease, which originally expired in May 1993, has been extended through January 2000. The lease covers a ground floor area of 8,817 net rentable square feet and a second floor area of 9,217 net rentable square feet. MPB pays an annual rental of $560,000 for the entire leased space. Additionally, MPB pays real property taxes, utilities, and building insurance, to the extent they exceed, on an annual basis, $1.40 per rentable square foot, $1.60 per rentable square foot, and $0.17 per rentable square floor, respectively. The rent will be adjusted every twelve months beginning June 1, 1997 in accordance with the change in the immediately preceding year over 1992 in the Consumer Price Index for All Urban Consumers, San Francisco/Oakland Metropolitan Area, All-Items (1967 = 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics. The lease also contains a provision granting MPB a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

CERTAIN BUSINESS RELATIONSHIPS

    Director Warren R. Thoits is a member of the law firm of Thoits, Love, Hershberger & McLean, which firm performed legal services for Mid-Peninsula and/or MPB in 1995 and is expected to perform legal services for Mid-Peninsula and/or MPB in 1996. The fees paid to said firm by Mid-Peninsula and/ or MPB in 1995 did not exceed five percent (5%) of said firm's gross revenues for the year.

INDEBTEDNESS OF MANAGEMENT

    Mid-Peninsula, through MPB, has had, and expects in the future to have banking transactions in the ordinary course of its business with many of Mid-Peninsula's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 1995 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of Mid-Peninsula and MPB are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended.

               INFORMATION CONCERNING MID-PENINSULA MEETING ONLY
PROPOSALS TO BE VOTED ON ONLY BY MID-PENINSULA SHAREHOLDERS AND TO BE EFFECTIVE
                    ONLY UPON THE CONSUMMATION OF THE MERGER

    APPROVAL OF THE FOLLOWING PROPOSALS NUMBER 2 THROUGH 5 IS A CONDITION TO THE MERGER. APPROVAL OF PROPOSAL NUMBER 6 IS NOT A CONDITION TO THE MERGER. IF APPROVED, ALL PROPOSALS WILL TAKE EFFECT ONLY IF THE MERGER IS CONSUMMATED AND AT THE EFFECTIVE TIME OF THE MERGER.

                               PROPOSAL NUMBER 2

    TO AMEND THE BYLAWS TO CHANGE THE AUTHORIZED NUMBER OF DIRECTORS TO NOT LESS THAN SEVEN AND NOT MORE THAN THIRTEEN, AND TO FIX THE NUMBER OF DIRECTORS AT TEN UNTIL CHANGED AS PROVIDED IN THE BYLAWS.

    The bylaws of Mid-Peninsula currently provide that the number of directors of Mid-Peninsula may not be less than nine nor more than seventeen, with the exact number to be fixed from time to time by resolution of the Mid-Peninsula Board. The Reorganization Agreement requires that, effective at the Effective Time of the Merger, the bylaws of Mid-Peninsula be amended to change the permitted range of the number of directors of Bancorp to be from seven to thirteen, the number of directors be fixed at ten, and the Board of Directors of Bancorp immediately following the Merger consist of five members of the current Mid-Peninsula Board and five members of the current Cupertino Board. The five members from the Mid-Peninsula Board are expected to be David L. Kalkbrenner, Duncan L. Matteson, Donald H. Seiler, Warren R. Thoits and Edwin E. van Bronkhorst. The five members from the Cupertino Board are expected to be John M. Gatto, James E. Jackson, Rex D. Lindsay, Glen McLaughlin and Dick J. Randall.

    THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" AN AMENDMENT OF ARTICLE IV,
SECTION 1, SUBDIVISIONS (a) AND (b) OF THE MID-PENINSULA BYLAWS TO READ AS FOLLOWS, EFFECTIVE AT THE EFFECTIVE TIME OF THE MERGER:

    "SECTION 1. NUMBER OF DIRECTORS. (a) The authorized number of directors shall be no less than seven (7) nor more than thirteen (13). The exact number of directors shall be fixed from time to time, within the limits specified in this subdivision, by an amendment of subdivision (b) of this section adopted by the Board of Directors.

    (b) The exact number of directors shall be ten (10) until changed as provided in subdivision (a) of this section."

    THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 2 AND WILL VOTE ALL PROXIES HELD BY IT "FOR" PROPOSAL NUMBER 2, UNLESS A SHAREHOLDER DIRECTS OTHERWISE.

    APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING MID-PENINSULA SHARES ENTITLED TO VOTE AT THE MID-PENINSULA MEETING. IN THE EVENT THAT THIS PROPOSAL IS NOT APPROVED, THE EXISTING RANGE OF DIRECTORS WOULD REMAIN THE SAME.

                               PROPOSAL NUMBER 3

    TO AMEND THE ARTICLES OF INCORPORATION TO ESTABLISH SUPER-MAJORITY VOTE REQUIREMENTS EQUAL TO A TWO-THIRDS VOTE OF THE BOARD OF DIRECTORS APPLICABLE TO CERTAIN MATTERS, INCLUDING (A) A MERGER, SALE OF CONTROL OR SALE OF MATERIAL ASSETS OF BANCORP, (B) ACQUISITIONS BY BANCORP, (C) CREATION OF NEW BUSINESS UNITS OF THE SURVIVING CORPORATION OR ITS SUBSIDIARIES, MPB AND CNB, (D) MATERIAL CHANGES IN OPERATING BUDGETS OF BANCORP OR ITS SUBSIDIARIES, MPB AND CNB, (E) MATERIAL CHANGES IN THE BUSINESS ORGANIZATION OR ORGANIZATIONAL STRUCTURE OF BANCORP OR ITS SUBSIDIARIES, MPB AND CNB, (F) TERMINATION OF ANY

EXECUTIVE OR SENIOR OFFICER APPOINTED TO THE EXECUTIVE MANAGEMENT COMMITTEE OF BANCORP, AND (G) ANY CHANGE IN THE AUTHORIZED RANGE OF DIRECTORS OF BANCORP.

    As required by the Reorganization Agreement as a condition to the closing of the Merger, this proposal, if approved by the shareholders of Mid-Peninsula, will add the following new Article Five ("Article Five") to Mid-Peninsula's Articles of Incorporation, effective, if the Merger is consummated, at the Effective Time of the Merger:

    "FIVE:  SUPER-MAJORITY VOTING BY DIRECTORS

            The vote of not less than two-thirds of all members of the board of directors shall be required to approve any of the following types of matters affecting the corporation:

                (a) Any merger, sale of control or sale of material assets of the corporation.

                (b)  Any material acquisition by the corporation.

                (c) The creation of any new business unit of the corporation or any subsidiary of the corporation.

                (d) Any operating budget, or any material change therein, of the corporation or any subsidiary of the corporation.

                (e) Any material change in the business organization or organizational structure of the corporation or any subsidiary of the corporation.

                (f) Termination of the employment of any executive or senior officer appointed to the Executive Management Committee of the corporation.

                (g) Any change in the authorized range of the number of directors of the corporation."

    The approval of Article Five as a condition of the Merger was agreed to by Mid-Peninsula and Cupertino in order to assure the continuity of the policies and organizational structure, including identity of executive management personnel, of Bancorp and its subsidiaries MPB and CNB (as such policies and structure were agreed to in the Reorganization Agreement) by requiring a greater than majority vote to authorize any material changes with respect to such matters.

    California law ordinarily requires that all matters of the types which are the subject of Article Five, to the extent that they may require approval by the board of directors of a corporation, may be approved or adopted by vote of a majority of the members of the board of directors present at a meeting duly held at which a quorum is present. Since the Board of Directors of Bancorp will consist initially of ten (10) members, of which a quorum would be six (6), the vote of a majority, or four (4) members, of such a quorum otherwise would be sufficient to approve matters of the types which are the subject of Article Five at any duly called meeting of the board at which a mere quorum were present. By contrast, the adoption of Article Five will make it necessary for any such matter to be approved by not less than two-thirds, or seven (7), of the initial members of the Bancorp Board, each of whom is required to be renominated for election as a director for at least two years following the Effective Time of the Merger. Thus, any such matters could not be approved at any meeting of the Bancorp Board at which a mere quorum were present, since a majority of a quorum mathematically could never equal or exceed two-thirds of the total number of directors.

    Consequently, approval of Article Five by the shareholders of Mid-Peninsula will make it possible for a minority of the members of the Bancorp Board, voting as a bloc, to delay or impede action by a majority of the board of directors with respect to any matters presented for Board approval which may be subject to the provisions of Article Five.

    THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 3 AND WILL VOTE ALL PROXIES HELD BY IT "FOR" PROPOSAL NUMBER 3, UNLESS A SHAREHOLDER DIRECTS OTHERWISE.

    CALIFORNIA LAW REQUIRES THAT PROPOSAL NUMBER 3 BE APPROVED BY A MAJORITY OF THE OUTSTANDING SHARES OF MID-PENINSULA ENTITLED TO VOTE AT THE MID-PENINSULA MEETING.

                               PROPOSAL NUMBER 4

    TO APPROVE THE GREATER BAY BANCORP 1996 STOCK OPTION PLAN AND TO AUTHORIZE AN INCREASE IN THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE PURSUANT TO ALL STOCK OPTION PLANS OF GREATER BAY BANCORP FROM 457,037 TO 967,890 SHARES.

GENERAL


    The Reorganization Agreement requires that Mid-Peninsula take all action necessary either to adopt a new stock option plan or to amend the 1994 Option Plan so as to enable Bancorp to issue Substitute Options. The Mid-Peninsula Board has determined that this objective may be accomplished by adoption of a new stock option plan, which has been designated the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Option Plan"), and by increasing the total number of shares available for option under all stock option plans of Bancorp from 457,037 shares (the present maximum number of Mid-Peninsula Shares which may be issued under the 1994 Option Plan) to 967,890 shares. The Mid-Peninsula shareholders are requested to approve both these proposals, which were approved September 18, 1996, by the Mid-Peninsula Board.


    The Mid-Peninsula Board intends to terminate the 1994 Option Plan as of the Effective Time of the Merger, so that the only stock option plan of Bancorp after the Effective Time of the Merger will be the Bancorp Option Plan. However, all grants outstanding under the 1994 Option Plan at the Effective Time of the Merger will continue to be exercisable in accordance with their terms and will be unaffected by the termination of the 1994 Option Plan.

    Currently the 1994 Option Plan permits the granting of options for a total amount of 457,037 Mid-Peninsula Shares, of which options for a total of 251,138 shares are outstanding and a total of 73,651 shares are available for granting additional options. This amount is clearly insufficient to permit Bancorp to fulfill its obligation under the Reorganization Agreement to grant Substitute Options. Assuming that Substitute Options must be granted to replace all options currently outstanding under Cupertino stock option plans for a total of 311,874 Cupertino Shares, a total of not less than 254,245 additional Bancorp Shares (i.e., the product of the Conversion Ratio times 311,874) must be made available for the grant of Substitute Options.

    The Mid-Peninsula Board believes that, in addition, it is prudent to be able to provide incentive and rewards to the larger employee base of Bancorp and its new subsidiary, CNB, by increasing the number of shares available for option under all stock option plans of Bancorp by a sufficient number to be able to provide for the future grant of options beyond the immediate obligation to grant Substitute Options. Since a commonly applied standard for the maximum number of shares which should be available for issuance under all stock-based compensation plans of any one company is thirty percent (30%) of outstanding shares, the Mid-Peninsula Board believes that a number equal to thirty percent of the number of shares which will be outstanding after the Merger (assuming that all outstanding Cupertino Shares are exchanged for Bancorp Shares) is an appropriate maximum number of shares to reserve for the Bancorp stock option plans.

    Under the foregoing assumption, a total of 3,226,299 Bancorp Shares would be outstanding following the Merger. Thirty percent of this number of shares is 967,890 shares. Since the number of Cupertino or Mid-Peninsula Shares, if any, as to which dissenters' rights may be exercised by shareholders of either Mid-Peninsula or Cupertino will not be finally ascertained until after the Merger, and since such shares, if any, will remain outstanding following the Merger until dissenters' rights with respect to them have been perfected and the shares are surrendered and canceled in exchange for cash, no adjustment of the above calculated maximum number of shares to be available for option under Bancorp stock option plans following the Merger is necessary due to any exercise of dissenters' rights.

SUMMARY OF PROPOSED BANCORP OPTION PLAN

    The following discussion summarizes the principal features of the Bancorp Option Plan. This description is qualified in its entirety by reference to the full text of the Bancorp Option Plan, a copy of which is attached to the Joint Proxy/Prospectus as Appendix I and is incorporated here by reference.

    PURPOSE OF THE PLAN. The purpose of the Bancorp Option Plan is to offer selected employees, directors and consultants of Bancorp an opportunity to acquire a proprietary interest in the success of Bancorp, or to increase such interest, by purchasing Shares of Bancorp's Common Stock.

    The options issued under the Bancorp Option Plan, at the discretion of the Bancorp Board or a committee appointed by the Bancorp Board, may be either incentive stock options or non-qualified stock options.

    ADMINISTRATION. The Bancorp Board will have authority to administer the Bancorp Option Plan but may delegate its administrative powers to one or more committees of the Bancorp Board. With respect to the participation of employees who are subject to Section 16 of the Exchange Act, the Bancorp Option Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as "nonemployee directors" as defined in Commission Rule 16b-3 under the Exchange Act. With respect to the chief executive officer of Bancorp, the Bancorp Option Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as "outside directors" for such purpose as defined by the Internal Revenue Service. If the committee members meet both such qualifications, then one committee may administer the Bancorp Option Plan.

    The Bancorp Board may appoint a separate committee, consisting of one or more members of the Bancorp Board who do not meet such qualifications. Such committee may administer the Bancorp Option Plan with respect to employees who are not officers of Bancorp or members of the Bancorp Board, may grant options under the Bancorp Option Plan to such employees and may determine the timing, number of shares and other terms of such grants.

    SHARES RESERVED. The total number of Mid-Peninsula Shares presently reserved for issuance upon exercise of options granted under the 1994 Option Plan is 457,037. Subject to approval of this Proposal Number 4 by the shareholders of Mid-Peninsula, this total number will be increased to 967,890 shares, including (i) shares issuable by Bancorp pursuant to options which are outstanding under the 1994 Option Plan at the Effective Time of the Merger, (ii) shares issuable pursuant to Substitute Options, and (iii) shares issuable pursuant to options first granted under the Bancorp Option Plan after the Effective Time of the Merger. If any option granted under the 1994 Option Plan or the Bancorp Option Plan for any reason expires, is canceled or otherwise terminates after the Effective Time of the Merger without having been exercised in full, the shares not purchased under such option will again become available for grant under the Bancorp Option Plan.

    ELIGIBILITY. Any individual who is a common-law employee of Bancorp or any subsidiary of Bancorp, including MPB and CNB, any member of the Bancorp Board, and any independent contractor who performs services for Bancorp or a subsidiary and who is not a member of the Bancorp Board will be eligible to participate in the Bancorp Option Plan.

    TERMS OF OPTIONS. Under the Bancorp Option Plan, the Bancorp Board or the Committee (as the case may be) selects the individuals to whom options will be granted, the type of option to be granted, the exercise price of each option, the number of shares covered by such option and the other terms and conditions of each option. The eligible individuals are able to receive incentive and non-qualified stock options; provided, however, that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year (under all incentive stock option plans of

Bancorp) may not exceed one hundred thousand dollars ($100,000). Should it be determined that any incentive stock option granted exceeds such maximum, such incentive stock option is considered to be a non-qualified stock option and not to qualify for treatment as an incentive stock option under Section 422 of the Code to the extent, but only to the extent, of such excess.

    The vesting of any option granted under the Bancorp Option Plan will be determined by the Committee at its sole discretion, provided however, that (i) each option agreement must provide for immediate exercisability of the entire option in the event of a change in control of Bancorp, and (ii) in the event that an optionee's service as an employee, director or non-director consultant of Bancorp terminates, the option will be exercisable only to the extent it was vested as of the date of such termination, unless otherwise specified in the option agreement.

    For purposes of the above provisions, a "change in control" will mean either:

        (i) A change occurs in the composition of the Bancorp Board, as a result of which fewer than one-half of the incumbent directors are directors who either had been directors of Bancorp (or of Cupertino or Mid-Peninsula) for 24 months prior to such change, or were elected, or nominated for election, to the Bancorp Board with the affirmative votes of at least a majority of the directors who had been directors of Bancorp at the Effective Time of the Merger or 24 months prior to such change (whichever is later) and who were still in office at the time of the election or nomination; or

        (ii) Any person, company or governmental or political subdivision, agency or instrumentality is or becomes the beneficial owner, directly or indirectly, of securities of Bancorp representing 50 percent or more of the combined voting power of Bancorp's then outstanding securities.

    The exercise price of each option granted pursuant to the Bancorp Option Plan ordinarily may not be less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date the option is granted; provided, however, that the purchase price of the stock subject to an incentive stock option may not be less than one hundred ten percent (110%) for incentive stock options where the optionee owns stock possessing more than ten percent (10%) of the total combined voting power of Bancorp.

    SUBSTITUTE OPTIONS. If Bancorp at any time succeeds to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of such corporation, options may be granted under the Bancorp Option Plan in substitution of options previously granted by such corporation to purchase shares of its stock, which options are outstanding at the date of the succession. It is specifically intended that this provision of the Bancorp Option Plan authorizes the granting and issuance of Substitute Options pursuant to the terms of the Reorganization Agreement.

    Except as otherwise provided in the Reorganization Agreement, the Committee will have discretion to determine the extent to which Substitute Options will be granted, the persons to receive Substitute Options, the number of shares to be subject to Substitute Options, and the terms and conditions of Substitute Options which shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the options surrendered in exchange for Substitute Options. The exercise price per share of Substitute Options may be determined without regard to the requirement that options be granted at an exercise price per share not less than fair market value, provided, however, that the exercise price of each Substitute Option must be an amount such that, in the sole and absolute judgment of the Committee, the economic benefit provided by such Substitute Option is not greater than the economic benefit represented by the surrendered option as of the date the Substitute Option is granted.

    PAYMENT FOR SHARES. The exercise price of shares issued pursuant to exercise of a nonstatutory stock option under the Bancorp Option Plan may be made (i) all or in part with shares which have already been owned by the optionee or his or her representative for more than 6 months, valued at their fair market value on the date when the new shares are purchased, (ii) by the delivery (on a form prescribed by Bancorp) of an irrevocable direction to a securities broker approved by Bancorp to sell shares and to deliver all or part of the sales proceeds to Bancorp in payment of all or part of the exercise price and any withholding taxes, or (iii) by the delivery (on a form prescribed by Bancorp) of an irrevocable direction to pledge shares to a securities broker or lender approved by Bancorp, as security for a loan, and to deliver all or part of the loan proceeds to Bancorp in payment of all or part of the exercise price and any withholding taxes. In the discretion of the Committee, payment of the exercise price of incentive stock options may be accepted in any of such forms or as the Committee may otherwise provide in the option agreement.

    ADJUSTMENTS UPON CHANGES IN SHARES. In the event of a subdivision of the outstanding shares of Bancorp, a declaration of a dividend payable in such shares, a declaration of a dividend payable in a form other than such shares in an amount that has a material effect on the value of outstanding shares, a combination or consolidation of the outstanding shares by reclassification or otherwise into a lesser number of shares, a recapitalization, a spinoff or a similar occurrence, the Committee may make appropriate adjustments in one or more of the number of shares available for future grants, the limit set upon the number of options which may be granted to any single individual in one year, the number of shares covered by each outstanding option, or the exercise price under each outstanding option.

    In the event that Bancorp is a party to a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization, which (subject to the "change in control" provision described above) may provide, without other limitation, for the assumption of outstanding options under the Bancorp Option Plan by the surviving corporation or its parent, for their continuation by Bancorp (if Bancorp is the surviving corporation), for payment of a cash settlement per share of the option equal to the difference between the amount to be paid for one share of Bancorp under such agreement and the exercise price per share of the option, or for the acceleration of their exercisability followed by the cancellation of options not exercised, in all cases without the optionees' consent. Any cancellation may not occur until after such acceleration is effective and optionees have been notified of such acceleration and have had reasonable opportunity to exercise their options.

    EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS. Under the Bancorp Option Plan, no incentive option may extend more than ten years (or five years, in the case of an incentive option granted to an employee who owns more than 10 percent of the combined voting power of all classes of stock of Bancorp) from the date of grant; the terms of all options otherwise may be determined by the Committee in its sole discretion. In the event of termination of employment due to death or total and permanent disability, options will expire twelve months after such termination unless the options by their terms were scheduled to expire earlier. If the optionee's employment is terminated for cause, the option expires 30 days after Bancorp gives notice of such termination; for such purposes, "cause" is defined to include embezzlement, fraud, dishonesty, breach of fiduciary duty, the deliberate disregard of rules of Bancorp which results in loss, damage or injury to Bancorp, the unauthorized disclosure of any of the secrets or confidential information of Bancorp the inducement of any client or customer of Bancorp to break any contract with Bancorp or the inducement of any principal for whom Bancorp acts as agent to terminate such agency relationship, the engagement in any conduct which constitutes unfair competition with Bancorp, the removal of the optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion may determine to constitute good cause for termination of optionee's service. During an optionee's lifetime, the optionee's incentive options may be exercised only by him or her and may not be transferred. An optionee's nonstatutory options also will not be transferable during the optionee's lifetime, except to the extent otherwise permitted in the option agreement. Subject to prior permitted transfers, in the event of an optionee's death, the optionee's option(s) will not be transferable other than by will, by written beneficiary designation or by the laws of descent and distribution.


    TERMINATION AND AMENDMENT OF THE PLAN. The Bancorp Board may amend, suspend or terminate the Bancorp Option Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the shareholders of Bancorp only to the extent required by applicable laws or regulations. If not previously terminated by the Bancorp Board, the Bancorp Option Plan will terminate ten years from the Effective Time of the Merger.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the Bancorp Option Plan, and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. State and local tax consequences may differ. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences discussed.

    Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options need not comply with such requirements.

    An optionee is not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for the purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one- and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain the year of disposition. The amount of ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the incentive stock option. Bancorp will not be entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, Bancorp will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of a non-qualified stock option. Upon exercise however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. Bancorp will be entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following exercise. Bancorp will not receive a deduction for this gain.

BENEFITS UNDER NEW PLAN


    The following table discloses the benefits or amounts which would have been received under the Bancorp Option Plan by the specified persons and groups who will be granted Substitute Options under the Bancorp Option Plan pursuant to the terms of the Reorganization Agreement, if the Substitute Options had been granted and were fully exercisable as of the Cupertino Record Date.

Because the Substitute Options will be granted at differing prices and with different vesting schedules, and because the fair market value of a Bancorp Share at the time or times when Substitute Options may be exercised cannot be predicted or determined, it is not possible to state the dollar value, if any, of the benefit(s) which may be realized by the holders of Substitute Options.


                                                                                       NUMBER OF BANCORP
NAME AND POSITION                                                     DOLLAR VALUE(1)     SHARES (2)
- --------------------------------------------------------------------  ---------------  -----------------
C. Donald Allen ....................................................   $     285,900          22,289
 President and Chief Executive Officer
Steven C. Smith ....................................................         202,514          23,026
 Executive Vice President, Chief Operating Officer
Kenneth D. Brenner .................................................         137,959          14,270
 Executive Vice President, Strategic Marketing
David Hood .........................................................         136,841          15,082
 Executive Vice President, Senior Lending Officer
Hall Palmer ........................................................         136,841          15,082
 Executive Vice President, Senior Trust Officer
Executive officers as a group (5 persons)...........................         900,054          89,747
Non-executive directors as a group (12 persons).....................       1,035,498          93,734
Non-executive employees as a group (51 persons).....................         562,217          77,423
                                                                      ---------------       --------
Total Cupertino Options Outstanding.................................   $   2,497,768         260,904


- ------------------------

(1) Based upon the difference between the exercise price per share of each outstanding exercisable Cupertino option and the closing Nasdaq price per Mid-Peninsula Share (times the Conversion Ratio) as of the Cupertino Record Date.


(2) Represents number of Cupertino Shares exercisable under outstanding Cupertino options, multiplied by the Conversion Ratio.

    APPROVAL OF PROPOSAL NUMBER 4 IS A CONDITION PRECEDENT TO THE MERGER. THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 4 AND WILL VOTE ALL PROXIES HELD BY IT "FOR" PROPOSAL NUMBER 4, UNLESS A SHAREHOLDER DIRECTS OTHERWISE.

    APPROVAL OF THE BANCORP OPTION PLAN AND OF THE INCREASE IN THE NUMBER OF SHARES WHICH MAY BE ISSUED PURSUANT TO ALL STOCK OPTION PLANS OF BANCORP REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE MID-PENINSULA SHARES PRESENT OR REPRESENTED AT THE MID-PENINSULA MEETING (PROVIDING A QUORUM IS PRESENT).

                               PROPOSAL NUMBER 5
           TO CHANGE THE NAME OF MID-PENINSULA TO GREATER BAY BANCORP

    Pursuant to the Reorganization Agreement, Mid-Peninsula has agreed to take all necessary corporate action to change the name of Mid-Peninsula to Greater Bay Bancorp effective at the Effective Time of the Merger. The Mid-Peninsula Board believes that the name Greater Bay Bancorp will be more indicative of the greater market area, capitalization and business mission of Bancorp.

    Pursuant to this proposal, Article One of the Articles of Incorporation of Mid-Peninsula will be amended, as of the Effective Time of the Merger, to read as follows:

    "ONE:  NAME.

           The name of the corporation is Greater Bay Bancorp."

    ANY CHANGE IN THE NAME OF MID-PENINSULA IS REQUIRED BY CALIFORNIA LAW TO BE APPROVED BY VOTE OF A MAJORITY OF THE OUTSTANDING MID-PENINSULA SHARES.

    THE MID-PENINSULA BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER 5. ALL PROXIES HELD BY THE MID-PENINSULA BOARD WILL BE VOTED "FOR" PROPOSAL NUMBER 5, UNLESS A SHAREHOLDER INDICATES OTHERWISE.

                               PROPOSAL NUMBER 6
                 DIRECTOR LIABILITY, INDEMNIFICATION OF AGENTS
                         AND INDEMNIFICATION AGREEMENTS

INTRODUCTION

    California law enacted in 1987 (the "Indemnification Law") permits the limitation of liability of directors and indemnification of directors, officers and other agents to a greater extent than otherwise permitted under prior California law. Similar legislation has been adopted in many other states. The Indemnification Law permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The Indemnification Law in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties. The Indemnification Law also permits a corporation to include a provisions in its articles of incorporation allowing the corporation to include in its bylaws, and in agreements between the corporation and its directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California law.

PRIOR AMENDMENTS TO ARTICLES AND BYLAWS OF MPB

    In response to the Indemnification Law, the Board of Directors and shareholders of MPB previously approved amendments to MPB's Articles of Incorporation in the following form (the "Article Amendment"), which limit the personal liability of MPB directors for monetary damages for a breach of such directors' fiduciary duty of care and allow MPB to expand the scope of its indemnification of directors, officers and other agents to the fullest extent permitted by California law:

        (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (b) The indemnification of an agent [as defined in California Corporations Code section 317(a)] of this corporation, whether by bylaws, agreement or otherwise, for breach of duty to this corporation and its stockholders, may, to the extent not prohibited under California Corporations Code sections 317 and 204(a)(10), exceed the indemnification otherwise permitted by section 317 of the Corporations Code.

    In order to provide full protection to MPB's directors, officers and other agents, the Board of Directors of MPB also approved the use of indemnification agreements, and the shareholders approved and ratified such proposed indemnification agreements in the form attached to this Joint Proxy Statement/Prospectus as Appendix J, between MPB and its directors, and such current and future officers and other agents as the directors might designate ("Indemnification Agreements").

    The Mid-Peninsula Board believes that adoption of the Article Amendment and approval of the Indemnification Agreements by the shareholders of Mid-Peninsula will serve the best interest of Bancorp and its shareholders by strengthening Bancorp's ability to attract and retain the services of knowledgeable and experienced persons to serve as directors, officers and other agents. Cupertino has previously adopted the Article Amendment in substantially the same form. If the Article Amendment is approved by shareholders at the Mid-Peninsula Meeting, the limited liability provisions of the Article Amendment will not apply retroactively, but will become effective only at the Effective Time of the Merger.

    The Mid-Peninsula Board has determined that the proposed Article Amendment and Indemnification Agreements will be in the best interests of Bancorp and its shareholders. The Mid-Peninsula Board believes that Bancorp's ability to continue to attract and retain experienced individuals to serve as directors and officers will be enhanced by providing to officers and directors increased protection from the risk of litigation and personal liability. To date, Mid-Peninsula has not experienced difficulty in attracting and retaining qualified individuals to serve as directors. However, Mid-Peninsula expects that Bancorp will continue to seek individuals who are not also employees of Bancorp, CNB or MPB to serve as directors and believes that such persons may be less willing to serve as directors if they are not afforded additional protection from liability as permitted by the Indemnification Law.

OTHER PROTECTION

    INDEMNIFICATION UNDER STATE STATUTES AND BYLAWS. Mid-Peninsula and Cupertino are (and Bancorp will be) subject to the Indemnification Law, which provides a detailed statutory framework covering indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the corporation. Such law provides that indemnification against expenses actually and reasonably incurred in connection with any such proceeding shall be made to any such person who has been successful "on the merits" in the defense of any such proceeding, but does not require indemnification in any other circumstance. The law provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her service on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The law further provides that in derivative suits the corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she believed to be in the best interest of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

    The Indemnification Law permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the Indemnification Law provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

    DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Mid-Peninsula presently maintains a policy of directors' and officers' liability insurance which will continue to cover officers and directors of Bancorp. However, there is no assurance that such coverage will continue to be available with such breadth of coverage as Bancorp may deem advisable and at reasonable expense. Accordingly, the Mid-Peninsula Board believes that it will serve Bancorp's interests to supplement any insurance coverage which Bancorp may maintain in the future by agreeing by contract to indemnify directors and officers to the fullest extent permitted under applicable law.

THE ARTICLE AMENDMENT

    The following discussion summarizes certain material changes to Bancorp's Articles of Incorporation which would be effected by the Article Amendment.

    LIMITATION OF LIABILITY. The Article Amendment would eliminate director liability to Bancorp or its shareholders for monetary damages arising out of a director's breach of his or her duty of care to the fullest extent permissible under California law. The breach of the duty of care by a director could, in the absence of the Article Amendment, result in liability for monetary damages caused to Bancorp or its shareholders. Liability for a breach of the duty of care arises when directors fail to exercise sufficient care in reaching decisions or otherwise exercising their responsibilities as directors. The Article Amendment will not eliminate the director's duty; it will only eliminate monetary damage awards occasioned by a breach of that duty. Accordingly, if the Article Amendment is approved by the shareholders and filed with the California Secretary of State, a breach of the duty of care would remain a valid basis for a suit seeking to stop a proposed transaction from occurring. After the transaction has occurred, however, the shareholders may not have a claim against directors for monetary damages based on the breach of the duty, even if that breach involved negligence or gross negligence on the part of the directors.

    The Indemnification Law does not, however, permit the limitation or elimination of directors' liability for monetary damages based on claims arising out of (i) acts or omissions which involve misconduct or a knowing and culpable violation of the law; (ii) acts or omissions that a director believes to be contrary to the best interests of Bancorp and its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which the director derives an improper personal benefit; (iv) acts or omissions which show a reckless disregard for the director's duty to Bancorp or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties of a risk of serious injury to Bancorp or its shareholders; (v) acts or omissions which constitute an unexcused pattern of inattention which amounts to an abdication of the director's duty to Bancorp or its shareholders; (vi) transactions between Bancorp and its directors or corporations which have interrelated directors under Section 310 of the California General Corporation Law; or (vii) improper distributions, loans or guarantees under Section 316 of the California General Corporation Law.

    The limitation of liability provisions of the proposed Article Amendment apply only to directors and do not eliminate or limit the liability of officers of Bancorp, including officers who are also directors, for any act or omission as an officer.

    INDEMNIFICATION. The Indemnification Law provides a detailed statutory framework covering indemnification of officers, directors and other corporate agents of Bancorp who are made or threatened to be made a party to any legal proceeding by reason of their service to Bancorp. The Bancorp Board may amend Bancorp's Bylaws to require indemnification of directors and officers of Bancorp to the fullest extent permitted under California law and to authorize indemnification of other agents of Bancorp to the same extent. The Indemnification law permits a corporation to indemnify its directors, officers and other corporate agents under circumstances which supplement the indemnification specifically permitted under the statutory framework.

    Assuming the approval of this Proposal by the shareholders of Mid-Peninsula, the changes to Bancorp's Articles of Incorporation effected by the Article Amendment will provide that Bancorp will indemnify its officers and directors to the fullest extent permitted by law. It is intended that Bancorp will enter into Indemnification Agreements with directors and officers substantially identical to the form of Indemnification Agreement attached hereto as Appendix J. Each Indemnification Agreement will constitutes a binding, legal obligation of Bancorp, and may not be amended without the consent of the individual who is protected by such Indemnification Agreement.

    The shareholders should recognize that the directors have a direct personal interest in the approval of the Article Amendment and in the Indemnification Agreements, which could be at variance with the interests of the shareholders. The Article Amendment may reduce the likelihood of shareholders or management bringing a lawsuit against directors on behalf of Bancorp for breach of fiduciary duty even though such an action, if successful, might otherwise have benefited Bancorp and its shareholders. The Article Amendment and Indemnification Agreements make it more likely that a suit against directors will result in full or partial indemnification by Bancorp than would be the case in the absence of such indemnification provisions in Bancorp's Articles of Incorporation or without the proposed Indemnification Agreements.

INDEMNIFICATION AGREEMENTS

    The proposed Indemnification Agreements attempt to provide to Bancorp directors, including the ten directors of Cupertino and Mid-Peninsula who will be appointed to the Board of Directors of Bancorp and all future directors of Bancorp, and to such current and future officers and other agents of Bancorp as its directors may designate, the maximum indemnification allowed under applicable law and under Bancorp's Articles of Incorporation and Bylaws. The Indemnification Agreements provide indemnification which expands the scope of indemnification provided by the Indemnification Law. It has not yet been determined, however, to what extent the indemnification expressly permitted by California law may be expanded, and therefore the validity and scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    Any award of indemnification to a director, officer or other agent would come directly from the assets of Bancorp, thereby affecting a shareholder's investment. It should be noted that if the Indemnification Agreements are approved by the shareholders, they will by their terms apply to conduct of Bancorp directors, officers and other agents occurring prior to the effective date of such Agreements. However, under California law, indemnification may not be permissible for acts occurring prior to the filing of the Article Amendment with the California Secretary of State, if such indemnification exceeds the scope of the Indemnification Law.

    The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the Indemnification Law, including the following:

    - The Indemnification Agreements establish a standard of conduct that the person to be indemnified must have acted "in a manner such person did not believe to be contrary to the best interests of the corporation." This standard is an expansion of the standard under the Indemnification Law that the person must have acted "in a manner such person reasonably believed to be in the best interests of the corporation."

    - The Indemnification Agreements establish the presumption that the indemnified party has met the applicable standard of conduct required for indemnification. In addition, the Reviewing Party (as defined in the Indemnification Agreements) may make the determination that indemnification is proper in any circumstances for which the indemnified party has requested to be indemnified. The Indemnification Law requires a finding in each specific case by the board of directors, independent legal counsel or the shareholders that the applicable standard of conduct has been met.

    - The Indemnification Agreements provide that litigation expenses shall be advanced to an indemnified party at his or her request provided that he or she will be required to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses. The Indemnification Law provides that such expenses may be advanced against such an undertaking upon authorization by the board of directors.

    - The Indemnification Agreements explicitly provide that in a derivative suit the indemnified party will be entitled to indemnification against amounts paid in settlement, to the fullest extent permitted by law, where the indemnified party meets the applicable standard of conduct. As noted above, indemnification of any such amount would be paid out of Bancorp's funds. The Indemnification Law does not provide for such indemnification without court approval. The enforceability of the provisions in the Indemnification Agreements providing for settlement payments in derivative suits has not been judicially interpreted by the courts and may be subject to public policy limitations. The Board of Directors has not sought a legal opinion as to the enforceability of these provisions because of the lack of judicial interpretation of the Indemnification Law to date.

    - In the event Bancorp does not pay a requested indemnification amount, the Indemnification Agreements allow the indemnified party to contest this determination by petitioning a court to make an independent determination of whether such party is entitled to indemnification under the Indemnification Agreements. In the event of such a contest, the burden of proving that the indemnified party did not meet the applicable standard of conduct will be on Bancorp. If Bancorp fails to establish that the applicable standard of conduct has not been met, the indemnified party will be entitled to indemnification, which will include reimbursement for expenses incurred by the indemnified party in such contest in establishing the right to indemnification. The Indemnification Law does not set forth any procedure for contesting a corporation's determination of a party's right to indemnification or establish which party bears the burden of proof with respect to a challenge to such a determination.

    - The Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event that an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreements. The Indemnification Law does not specifically address this issue. It does, however, provide that to the extent that an indemnified party has been successful on the merits, he or she shall be entitled to such indemnification.

    - The Indemnification Agreements automatically incorporate future changes in the laws which increase the protection available to the indemnitee. Such changes will apply to Bancorp without further shareholders approval and may further impair shareholders' rights or subject Bancorp's assets to risk of loss in the event of large indemnification claims. Each Indemnification Agreement constitutes a binding, legal obligation of Bancorp, and may not be amended without the consent of the individual who is protected by such Indemnification Agreement.

    - The Indemnification Agreements explicitly provide that actions by an indemnified party serving at the request of Bancorp as a director, officer, or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise, whether or not owned or controlled by Bancorp, shall be covered by the indemnification. The Indemnification Law provides that a corporation may so indemnify such parties. It should be noted that by agreeing by contract to indemnify such parties, Bancorp may be exposed to liability for actions of an entity over which it may not exercise control, which liability could adversely affect Bancorp's financial position.

The proposed Indemnification Agreements, together with the limitation on the director's liability and the indemnification provided by the Article Amendment, reduce significantly the number of instances in which directors might be held liable to Bancorp for monetary damages for breach of their fiduciary duties. Therefore, it should be noted that the ten directors of Mid-Peninsula and Cupertino who will be directors of Bancorp have a direct personal interest in the approval and ratification of the Indemnification Agreements.

    THE FOREGOING DISCUSSION OF THE INDEMNIFICATION AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FORM OF INDEMNIFICATION AGREEMENT ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS EXHIBIT J, WHICH YOU ARE URGED TO READ AND CONSIDER CAREFULLY.

CERTAIN PROCEEDINGS

    Mid-Peninsula is not aware of any material pending or threatened legal proceedings against any of its or Cupertino's directors or officers which may result in a claim for indemnification.

INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT

    The Commission has expressed its opinion that indemnification of directors, officers and controlling persons of a corporation against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bancorp of expenses incurred or paid by a director, officer or controlling person of Bancorp in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities which have been registered, Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

VOTE REQUIRED TO APPROVE THE ARTICLE AMENDMENT AND INDEMNIFICATION AGREEMENTS

    Section 310 of the California General Corporation Law provides that no contract between a corporation and one or more of its directors is either void or voidable because such director or directors are parties to such contract if the material facts as to the transaction and as to such director's interest are disclosed or known to the shareholders and such contract is approved by the affirmative vote of a majority of the shares voting at the meeting, with the shares owned by the interested directors not entitled to vote thereon, or the contract has been approved by a disinterested majority of the board. If the contract has not been so approved, the contract is not void or voidable if the person asserting the validity of the contract sustains the burden of proving that the contract was just and reasonable to the corporation at the time it was authorized.

    Although Mid-Peninsula believes that the form of Indemnification Agreement will be just and reasonable to Bancorp, and that shareholder approval may not therefore be required to validate the Indemnification Agreements, Mid-Peninsula believes that it is appropriate to submit the Indemnification Agreements to the shareholders for their consideration. If the Indemnification Agreements are approved by the shareholders, they will not be void or voidable and Bancorp's shareholders may not later assert a claim that the Indemnification Agreements are invalid due to improper authorization; however, the shareholders may challenge the validity of the Indemnification Agreements on other grounds. If the Indemnification Agreements are not approved by the shareholders, Bancorp may reconsider the implementation of such Agreements. Whether or not shareholders approve the Indemnification Agreements, the Board of Directors may in the future approve other forms of indemnification agreements which may or may not be submitted to shareholders for approval. If such agreements were implemented in the absence of shareholder approval, the invalidity of such agreements could thereafter be asserted by any shareholder. In such an instance, the person asserting the validity of the contracts bears the burden of proving that they were just and reasonable to Bancorp at the time they were authorized.

    APPROVAL OF THE ARTICLE AMENDMENT WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING MID-PENINSULA SHARES AS OF THE MID-PENINSULA RECORD DATE.

    APPROVAL OF THE INDEMNIFICATION AGREEMENTS WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE MID-PENINSULA SHARES VOTING IN PERSON AND BY PROXY AT THE MID-PENINSULA MEETING, WITH THE SHARES OWNED BY THE INTERESTED DIRECTORS NOT ENTITLED TO VOTE.

    THE MID-PENINSULA BOARD HAS APPROVED THE ARTICLE AMENDMENT AND THE INDEMNIFICATION AGREEMENTS AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ARTICLE AMENDMENTS AND THE INDEMNIFICATION AGREEMENTS. ALL PROXIES HELD BY THE MID-PENINSULA BOARD WILL BE VOTED FOR PROPOSAL NUMBER 6 UNLESS A SHAREHOLDER INDICATES OTHERWISE.

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
                             SHAREHOLDER PROPOSALS

    Any shareholder desiring to submit a proposal for action at the 1997 Annual Meeting of Shareholders which is desired to be presented in Bancorp's proxy statement with respect to such meeting, should submit such proposal to Bancorp at its principal place of business no later than December 27, 1996, which is 120 days prior to the anticipated mailing date of the proxy materials for the 1997 Annual Meeting.

                                 OTHER MATTERS

    Except for procedural matters, no matters other than those set forth in this Joint Proxy Statement/Prospectus may be brought before the Mid-Peninsula Meeting or the Cupertino Meeting.

                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance of the Bancorp Shares will be reviewed for Mid-Peninsula by Bronson, Bronson & McKinnon LLP.

                                    EXPERTS

    MID-PENINSULA. The consolidated financial statements of Mid-Peninsula as of December 31, 1995 and 1994, and for each of years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. On October 7, 1994, Mid-Peninsula acquired San Mateo County Bancorp on a pooling-of-interests basis. The consolidated financial statements of San Mateo County Bancorp as of and for the year ended December 31, 1993, which are included in the 1993 restated consolidated financial statements, were audited by other auditors, whose report contained an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. KPMG's report, insofar as it relates to the amounts included for San Mateo County Bancorp, is based solely on the report of the other auditors.

    CUPERTINO. The consolidated financial statements of Cupertino and CNB as of and for the years ended December 31, 1995 and 1994 incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from the Annual Report of Cupertino on Form 10-K for the year ended December 31, 1995 relating to the financial statements of Cupertino for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A

                          SECOND AMENDED AND RESTATED
                                   AGREEMENT
                                      AND
                       PLAN OF REORGANIZATION AND MERGER
                                 BY AND BETWEEN
                             MID-PENINSULA BANCORP
                                      AND
                           CUPERTINO NATIONAL BANCORP
                                AUGUST 20, 1996

                          SECOND AMENDED AND RESTATED
                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

    THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of August 20, 1996, ("Agreement"), amends and restates an Amended and Restated Agreement and Plan of Reorganization and Merger made and entered into as of June 26, 1996, by and between Mid-Peninsula Bancorp, a California corporation ("Mid-Peninsula"), and Cupertino National Bancorp, a California corporation ("Cupertino").

    A. The Boards of Directors of Mid-Peninsula and Cupertino deem it advisable and in the best interests of Mid-Peninsula, Cupertino, their subsidiaries and their respective shareholders that Mid-Peninsula and Cupertino enter into a business combination, with the expectation that the resulting company will combine the best elements of both Mid-Peninsula and Cupertino. Pursuant to such business combination, Cupertino shall merge with and into Mid-Peninsula (the "Merger") and Mid-Peninsula will change its name to Greater Bay Bancorp ("Bancorp"). Following the Merger, Cupertino's subsidiary, Cupertino National Bank & Trust ("CNB") and Mid-Peninsula's subsidiary, Mid-Peninsula Bank ("MPB"), shall be wholly-owned subsidiaries of Bancorp.

    B. This Agreement and the Merger Agreement attached as EXHIBIT A and intended to be filed with the California Secretary of State (the "Merger Agreement") have been approved by the Boards of Directors of Mid-Peninsula and Cupertino, and the principal terms will be submitted for approval of the shareholders of Cupertino and Mid-Peninsula at special meetings of their respective shareholders.

    C. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC").

    D. Pursuant to the Merger, each Cupertino shareholder will receive, in exchange for each share of Cupertino common stock ("Cupertino Share" or "Cupertino Shares"), the number of shares of Bancorp common stock ("Bancorp Share" or "Bancorp Shares") determined in accordance with the Conversion Ratio as more fully set forth in this Agreement and in the Merger Agreement (the "Conversion Ratio").

    NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.  THE MERGER.

    1.1 EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the Merger shall become effective on the date ("Effective Date") and at the time ("Effective Time of the Merger") an executed copy of the Merger Agreement has been filed with the California Secretary of State.

    1.2 EFFECT OF THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, Cupertino shall be merged with and into Mid-Peninsula and Mid-Peninsula will change its name to Greater Bay Bancorp ("Bancorp"). All assets, rights, privileges, immunities, powers, franchises and interests of Cupertino in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in Bancorp by virtue of the Merger at the Effective Time of the Merger without any deed, conveyance or other transfer; the separate existence of Cupertino shall cease and the corporate existence of Mid-Peninsula (with the change of its name as described above) as Bancorp and as a California corporation shall continue unaffected and unimpaired by the Merger; and Bancorp shall be deemed to be the same entity as each of Cupertino and Mid-Peninsula and shall be subject to all of their duties and liabilities of every kind and description. Bancorp shall be responsible and liable for all the liabilities and obligations of each of Mid-Peninsula and Cupertino; and any claim existing or action or proceeding pending by or against Mid-Peninsula or Cupertino may be prosecuted as if the Merger had not taken place, or Bancorp may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Mid-Peninsula or Cupertino shall be impaired by reason of the Merger.

2.  CONVERSION AND CANCELLATION OF SHARES.

    2.1 CONVERSION OF CUPERTINO SHARES. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of Cupertino Shares, subject to Section 2.2, 2.3 and 2.5 of this Agreement, each outstanding Cupertino Share (other than any shares as to which dissenters' rights have been perfected) shall be converted into the right to receive .81522 Bancorp Shares (the "Conversion Ratio").

    2.2 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Bancorp Shares shall be issued to holders of Cupertino Shares. In lieu thereof, each such holder entitled to a fraction of a Bancorp Share shall receive, at the time of surrender of the certificate or certificates representing such holder's Cupertino Shares, an amount in cash equal to the market value per share of the Mid-Peninsula common stock ("Mid-Peninsula Shares"), calculated (to the nearest hundredth) by taking the average of the closing bid and asked prices quoted by each brokerage firm then acting as a market maker of Mid-Peninsula Shares, for each of the twenty (20) consecutive trading days up to and including the last business day of the month-end immediately preceding the Closing Date (the "Determination Date") (whether or not there were any trades in Mid-Peninsula Shares on such days), multiplied by the fraction of a Bancorp Share to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

    2.3  SURRENDER OF CUPERTINO SHARES.

        a. Prior to the Effective Date, Mid-Peninsula shall appoint U.S. Stock Transfer Corporation or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to Cupertino and Mid-Peninsula, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Cupertino Shares and at and after the Effective Time of the Merger, Bancorp shall issue and deliver to the Exchange Agent such number of certificates representing Bancorp Shares and cash for payment of fractional shares, as shall be required to be delivered to holders of Cupertino Shares pursuant to Article 2 of the Merger Agreement. As soon as practicable after the Effective Time of the Merger, each holder of Cupertino Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such Cupertino Shares for cancellation, will be entitled to receive a certificate or certificates representing the number of Bancorp Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2.

        b. No dividends or other distributions of any kind which are declared payable to shareholders of record of the Bancorp Shares after the Effective Date will be paid to persons entitled to receive such certificates for Bancorp Shares until such persons surrender their certificates representing Cupertino Shares. Upon surrender of such certificates representing Cupertino Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Bancorp Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

        c. If any certificate for Bancorp Shares is to be issued in a name other than that in which the certificate for Cupertino Shares surrendered in exchange therefor is registered, any transfer costs or expenses (except taxes) required by reason of the issuance of certificates for such Bancorp Shares in a name other than the registered holder of the certificate surrendered shall be paid by Bancorp.

        d.  All dividends or distributions, and any cash to be paid pursuant to
    Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Cupertino Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Bancorp, and after such time any holder of a certificate representing Cupertino Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Bancorp for payment or delivery of such dividends or distributions or cash, as the case may be.

    2.4 NO FURTHER TRANSFERS OF CUPERTINO SHARES. At the Effective Time of the Merger, the stock transfer books of Cupertino shall be closed and no transfer of Cupertino Shares theretofore outstanding shall thereafter be made.

    2.5 ADJUSTMENTS. If, between the date of this Agreement and the Effective Date, the outstanding shares of Mid-Peninsula Shares or Cupertino Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of Bancorp Shares to be issued and delivered in the Merger in exchange for each outstanding Cupertino Share shall be correspondingly adjusted.

    2.6  TREATMENT OF STOCK OPTIONS.

        a. Each person holding one or more options to purchase Cupertino Shares ("Cupertino Option" or "Cupertino Options") pursuant to Cupertino's (i) 1985 Stock Option Plan, (ii) 1986 Non-Qualified Stock Option Plan, (iii) 1989 Non-Qualified Stock Option Plan, or (iv) 1995 Stock Option Plan, each as amended to date ("Cupertino Stock Option Plans") shall have the right, in his or her discretion, to either:

           (i) Exercise any vested portion (including any portion vested as a result of the Merger) of the Cupertino option to acquire Cupertino Shares prior to the Effective Date; or

           (ii) As of the Effective Time of the Merger, surrender the Cupertino Option agreement to Mid-Peninsula, in which event such person will be entitled to receive a substitute option ("Substitute Option") exercisable for (a) the number of Bancorp Shares equal to the number of Cupertino Shares for which such person held Cupertino Options multiplied by the Conversion Ratio and rounded up to the nearest whole share, and (b) the exercise price for the shares subject to said options shall be adjusted by dividing the pre-Merger exercise price for such Cupertino Options by the Conversion Ratio, rounded to the nearest penny.

        b. The Substitute Options to be received in exchange for Cupertino Options shall be, to the greatest extent practicable, vested to the same extent as before the Merger, shall continue to vest on the same vesting schedule as provided under the original applicable Cupertino Option agreement, shall be exercisable as provided in the original applicable Cupertino Option agreement and shall otherwise preserve the character-istics, terms and conditions of the original Cupertino Option to the greatest extent possible, subject to the requirements of law and the rules and regulations of the California Commissioner of Corporations.

3.  COVENANTS OF THE PARTIES.

    3.1  COVENANTS OF MID-PENINSULA.

        a. AMENDMENT OF ARTICLES AND BYLAWS; VOTE REQUIREMENTS. The Board of Directors of Mid-Peninsula shall take all necessary corporate action, to be effective at the Effective Time of the Merger, to amend the Articles of Incorporation and Bylaws of Mid-Peninsula to the extent required by applicable law or regulation and subject to any required approvals of shareholders, government agencies or regulatory authorities, to: (i) change Mid-Peninsula's name to Greater Bay Bancorp; (ii) provide for a range in the number of authorized directors of not less than seven (7) and not more than thirteen (13), and to adopt a resolution fixing the exact number of directors at ten (10); (iii) establish super-majority vote requirements mutually agreed upon by the parties equal to a two-thirds vote of the Board of Directors of Bancorp applicable to certain matters affecting Bancorp, including (a) a merger, sale of control or sale of material assets of Bancorp, (b) acquisitions by Bancorp, (c) creation of new business units of Bancorp or its subsidiaries, MPB and CNB, (d) material changes in operating budgets of Bancorp or its subsidiaries, MPB and CNB,
    (e) material changes in the business organization or organizational structure of Bancorp or its subsidiaries, MPB and CNB, (f) termination of any executive or senior officer appointed to the Executive Management Committee of Bancorp, and (g) any change in the authorized range of directors.

        b. AMENDMENT OF MID-PENINSULA STOCK OPTION PLAN. Mid-Peninsula shall take all necessary corporate action, including any required approval of the shareholders of Mid-Peninsula, to amend its 1994 Stock Option Plan or establish a new stock option plan and cause to be filed and become effective under the Securities Act of 1933, as amended (the "1933 Act"), as of the Effective Time of the Merger, a registration statement with respect to the options to be granted and shares to be issued thereunder to fulfill the obligations to grant Substitute Options to holders of Cupertino Options pursuant to Section 2.6 of this Agreement.

        c. NASDAQ STOCK MARKET LISTING. Mid-Peninsula shall take all necessary action to list with the Nasdaq Stock Market for trading on the Nasdaq National Market System (i) Mid-Peninsula Shares, as soon as practicable following the execution of this Agreement and (ii) Bancorp Shares under a symbol mutually agreed upon by the parties, to be effective from and after the Effective Time of the Merger.

        d. DEBENTURE AGREEMENT. Mid-Peninsula shall take all appropriate action to cause the obligations of Cupertino to the holders of debentures issued pursuant to certain 11.5% Subordinated Debenture Agreements Due 2005 and related Subscription Agreements and exhibits thereto, to be assumed by Bancorp in a supplemental debenture agreement in form and substance reasonably satisfactory to Mid-Peninsula and Cupertino and their respective counsel, as of the Effective Time of the Merger. The form of such supplemental debenture agreement shall be delivered by Mid-Peninsula to Cupertino on or before the Document Delivery Date (as defined in Section 12b(xii)) of this Agreement.

    3.2  COVENANTS OF CUPERTINO.

        a. TERMINATION OF CUPERTINO STOCK OPTION PLANS. Cupertino shall take all necessary action to cause the termination of the Cupertino Stock Option Plans at the Effective Time of the Merger and the exercise or surrender (in exchange for Substitute Options) of Cupertino Options outstanding thereunder.

        b. TERMINATION OR MERGER OF CUPERTINO BENEFIT PLANS. If requested by Mid-Peninsula and subject to the mutual agreement of the parties, Cupertino shall take all necessary action to cause the termination or merger of Cupertino Benefit Plans at the Effective Time of the Merger.

    3.3  MUTUAL COVENANTS OF MID-PENINSULA AND CUPERTINO.

        a. APPOINTMENT OF EXECUTIVE OFFICERS. At the Effective Time of the Merger, the following persons shall become the executive officers of Bancorp and shall be appointed to the positions indicated: (i) David L. Kalkbrenner, President and Chief Executive Officer, (ii) Steven C. Smith, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and (iii) David R. Hood, Executive Vice President and Chief Credit Officer.

        b. APPOINTMENT OF DIRECTORS. At the Effective Time of the Merger, the five (5) directors named below of Mid-Peninsula and Cupertino, respectively, shall become and constitute the Board of Directors of Bancorp, and Duncan L. Matteson and John M. Gatto shall be appointed as co-chairmen of the Board of Directors of Bancorp. The parties agree that such persons shall be nominated by management for election as directors of Bancorp at each annual or special meeting of shareholders of Bancorp at which directors are elected for a period of not less than two (2) years from the Effective Date. If any such person fails or declines to serve as a director, the vacancy created thereby shall be filled during such two (2) year period by a nominee selected by a majority of the group consisting of former Mid-Peninsula or Cupertino directors, respectively, of which such person was a member prior to the Merger.

           (i) from Mid-Peninsula: David L. Kalkbrenner, Duncan L. Matteson, Donald H. Seiler, Warren R. Thoits and Edwin E. van Bronkhorst; and

           (ii) from Cupertino: John M. Gatto, James E. Jackson, Rex D. Lindsay, Glen McLaughlin and Dick J. Randall.

        c. BOARD AND MANAGEMENT COMMITTEES. The parties shall establish (i) such committees of the Board of Directors of Bancorp as may be mutually agreed upon, and (ii) an Executive Management Committee of Bancorp comprised of management personnel to facilitate and coordinate operations of Bancorp and such other matters as the parties may agree upon. Each party's nominees for appointment to committees of the Board of Directors of Bancorp shall be identified to the other party on or before the Determination Date. At the Effective Time of the Merger, the twelve (12) persons named below shall be appointed to the Executive Management Committee with the titles and positions held with Bancorp, MPB and CNB as indicated.


           (i) from Mid-Peninsula: David L. Kalkbrenner, President and Chief Executive Officer of Bancorp and MPB, Director of Bancorp, MPB and CNB, and Chairman of the Executive Management Committee; Murray B. Dey, Executive Vice President of MPB; Carol R. Rowland, First Vice President and Chief Financial Officer of MPB; Susan K. Black, Executive Vice President, Relationship Management Administration, of MPB; and Kimberly
       S. Burgess, Senior Vice President, Bank Support Services, of MPB.


           (ii) from Cupertino: C. Donald Allen, Chairman of the Board and Chief Executive Officer of CNB; Steven C. Smith, Executive Vice President and Chief Operating Officer of Bancorp and CNB, Chief Financial Officer of Bancorp, and Vice-Chairman of the Executive Management Committee; David
       R. Hood, Executive Vice President of Bancorp and CNB, Chief Credit Officer of Bancorp and Senior Lending Officer of CNB; Hall Palmer, Executive Vice President, Trust Group of Bancorp and CNB; Kenneth D. Brenner, Executive Vice President, Marketing and Business Development, of CNB; and Heidi R. Wulfe, Senior Vice President of Bancorp and CNB, Controller of Bancorp and Chief Financial Officer of CNB.

        d. BOARD AND MANAGEMENT OF SUBSIDIARIES. The parties intend that the Boards of Directors and management of Bancorp's subsidiary banks, MPB and CNB, shall remain substantially the same following the Effective Time of the Merger; provided, that David L. Kalkbrenner shall be appointed to the Board of Directors of CNB and John M. Gatto shall be appointed to the Board of Directors of MPB.

        e. APPROVAL BY SHAREHOLDERS. Each party shall cause the principal terms of the Merger to be submitted promptly for the approval of its shareholders at a meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duty to its shareholders, the Board of Directors of each party, in authorizing the execution and delivery of this Agreement, unanimously recommends that the principal terms of the Merger be approved. In connection with the call of such meeting, each party shall cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders. Subject to its continuing fiduciary duty to the shareholders of Mid-Peninsula or Cupertino, as the case may be, the Board of Directors of each party shall at all times prior to and during such meeting of its shareholders recommend that the principal terms of the Merger be approved and, subject to such duty, use its best efforts to cause such approval (and the Board of Directors of Mid-Peninsula shall recommend that the amendments to its Articles of Incorporation, Bylaws and 1994 Stock Option Plan be approved).

        f. SHAREHOLDER LISTS AND OTHER INFORMATION. After execution hereof, each party shall from time to time make available to the other party, upon request, a list of its shareholders and their addresses, a list showing all transfers of its common stock and such other information as the other party shall reasonably request regarding both the ownership and prior transfers of each party's common stock, provided that no such information shall be required for any period prior to the date of this Agreement.

        g. GOVERNMENT APPROVALS. Each party will use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended, and (ii) all other such consents or approvals of government agencies and regulatory authorities as shall be required by law or otherwise desirable, and shall do any and all acts and things necessary or appropriate in order to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as practicable. All approvals referred to in this Section 3.3(g) are hereinafter referred to as the "Government Approvals."

        h. CAPITAL COMMITMENTS AND EXPENDITURES. After the execution of this Agreement, no new capital commitments shall be entered into, and no capital expenditures shall be made by either party in excess of $50,000 in the aggregate, including but not limited to, creation of any new branches and acquisitions or leases of real property, except commitments or expenditures within existing operating and capital budgets heretofore furnished to and approved in writing by the other party.

        i.  NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND
    COVENANTS. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or to remedy the same promptly.

        j.  FINANCIAL STATEMENTS.

           (i) Each party has delivered or shall deliver to the other party prior to the Effective Date true and correct copies of statements of income, changes in shareholders' equity and statements of cash flows for the three months ended March 31, 1996 (and any subsequent quarter-end periods), and for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991, and balance sheets as of the three month period ended March 31, 1996 (and any subsequent quarter-end periods), and as of December 31, 1995, 1994, 1993, 1992 and 1991. Such financial statements at December 31, 1995, 1994, 1993, 1992 and 1991 and for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been or shall be audited by KPMG Peat Marwick LLP or its predecessor, Coopers & Lybrand LLP, as independent public accountants for Mid-Peninsula during the relevant periods, and Coopers & Lybrand LLP or its predecessor, Deloitte & Touche LLP, as independent public accountants for Cupertino during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such financial statements and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of each party at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

           (ii) Each party shall provide to the other party, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to its shareholders and/ or directors between the date of this Agreement and the Effective Date.

          (iii) Each party has delivered or shall deliver, to the other party true and complete copies of its Annual Reports to Shareholders for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, all periodic reports required to be filed by it pursuant to Section 13(a) or

       15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1990, all proxy statements and other written material furnished to its shareholders since December 31, 1990, and all other material reports, including call reports, relating to Mid-Peninsula, MPB, Cupertino and CNB filed by Mid-Peninsula, MPB, Cupertino, or CNB with the Federal Deposit Insurance Corporation ("FDIC"), FRB, Office of the Comptroller of the Currency ("OCC"), or California Superintendent of Banks ("Superintendent") during 1991 through the Effective Date. As of their respective filing dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

        k. COMPENSATION. Except as may be consistent with past practices disclosed to each party by the other party, neither party shall make or approve any increase in the compensation payable or to become payable by it to any of its directors, officers, employees or agents (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made, nor shall any stock option, warrant or other right to acquire capital stock be granted (except as provided in Section 2.6), or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by either party with any such directors, officers, employees or agents unless the other party has given its prior written consent. Nothing herein shall prevent the payment to either party's officers and employees of regular salary increases, consistent with past practices in connection with regular salary reviews or bonuses consistent with past practices, as heretofore disclosed to the other party. Without the prior written consent of the other party, neither party shall hire any new employee at an annual rate in excess of that party's current customary practice.

        l. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Prior to the Effective Time of the Merger:

           (i) Both parties shall conduct their businesses (including the businesses of their subsidiaries) in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" of either party shall consist of the banking and related businesses as presently conducted by it and its subsidiaries in compliance with customary safe and sound banking practices and applicable laws and regulations. Unless either party has given its previous written consent (which shall be deemed to have been given if no response is provided following written request therefor within three (3) business days of receipt of such request) to any act or omission to the contrary, each party shall, and shall cause its subsidiaries to, until the Effective Date:

               (a) preserve its business and business organizations intact;

               (b) preserve the good will of customers and others having business relations with it and take no action that would impair the benefit to the other party of the goodwill of it or the other benefits of the Merger;

               (c) consult with the other party as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

               (d) maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

               (e) comply with all laws, regulations and decrees applicable to the conduct of its business;

               (f) use its best efforts to keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

               (g) use its best efforts to keep available to the other party the services of its present officers and employees (it being understood that each party shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

               (h) comply with all orders of and agreements or memoranda of understanding with respect to it made by or with, the FDIC, FRB, OCC, Superintendent, or any other government agency or regulatory authority of competent jurisdiction, and promptly forward to the other party all communications received from any such agency or authority that are not prohibited by such agency or authority from being so disclosed and inform the other party of any material restrictions imposed by any government agency or regulatory authority on its business;

               (i) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

               (j) conduct an environmental audit prior to foreclosure on any property concerning which it has knowledge, or should have knowledge, that asbestos or asbestos-containing material, PCB's or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with the other party regarding the significance of the audit prior to the foreclosure on any such property;

               (k) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

               (l) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity; and

               (m) not settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $25,000 in which it is a party.

           (ii) Neither party shall, without first having obtained the written consent of the other party (which shall be deemed to have been given if no response is provided following written request therefor within three
       (3) business days of receipt of such request), cause its officers to commit to any loan which does not comply in all material respects with its credit policies in effect and as disclosed and provided to the other party prior to the date of this Agreement (except venture loans originated by CNB which shall be subject to the venture loan approval procedures in effect at CNB and as disclosed to Mid-Peninsula prior to the date of this Agreement).

          (iii) Each party shall promptly notify the other party in writing upon the occurrence by it of any of the following:

               (a) the classification of any loan as substandard, doubtful or loss; or

               (b) the filing or commencement of any legal action or other proceeding or investigation against it.

        m. PRESS RELEASES. Neither party shall issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to the other party for review and approval (which approval will not be unreasonably withheld or delayed) and each party shall cooperate with the other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, this Agreement or the Merger Agreement; provided that either party may, without the consent of the other party, make any disclosure with regard to the Merger, this Agreement or the Merger Agreement that it determines with advice of counsel is required under any applicable law or regulation.

        n.  NO MERGER OR SOLICITATION.

           (i) Subject to the continuing fiduciary duty of the Board of Directors of each party to its shareholders, prior to the Effective Time of the Merger, neither party shall effect or agree to effect or enter into a transaction or series of transactions with one or more third persons, groups or entities providing for the acquisition of all or a substantial part of either party or their respective subsidiaries, whether by way of merger, exchange of stock, sale of assets, or otherwise ("Business Combination"), acquire or agree to acquire any of its own capital stock or the capital stock or asset (except in a fiduciary capacity or in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

           (ii) Subject to the continuing fiduciary duty of the Board of Directors of each party to its shareholders, prior to the Effective Time of the Merger, neither party nor any officer, director or affiliate of either party, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by either party shall (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination with any third party; or (b) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning such party's business and properties or afford any such other party access to its properties, books or records or otherwise assist or encourage any such other party in connection with the foregoing, or (c) furnish or cause to be furnished any information concerning its business, financial condition, operations, properties or prospects to another person, having any actual or prospective role with respect to any such Business Combination.

          (iii) Each party shall notify the other party immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in it or engage in any Business Combination with it.

          (iv) Notwithstanding anything to the contrary contained in this Agreement, in the event the Board of Directors of either party receives a bona fide unsolicited offer for a Business Combination of it with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of the Board of Directors to its shareholders, subject to the provisions of this Agreement including, without limitation, Section 12e(ii) and the rights accorded a party thereunder which shall remain in effect, such duty to act or to refrain from doing any act shall be excused and such failure to act or refrain from doing any act shall not
       (a) constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, or (b) create any claim or cause of action asserting any liability against any member of the Board of Directors of that party.

        o. EMPLOYEE BENEFIT PLANS. Both parties agree that other than the Mid-Peninsula 1994 Stock Option Plan (as amended in accordance with Section 3.1(b) of this Agreement) and 401(k) Plan which shall survive as employee benefit plans of Bancorp, either party's employee benefit plans may be terminated, frozen, modified or merged into the other party's plans on or after the Effective Date in accordance with applicable laws and regulations and the provisions of the IRC, as determined by mutual agreement of the parties or by Bancorp. On the Effective Date, Mid-Peninsula and Cupertino employees that become employees of Bancorp will commence participation in Bancorp's employee benefit plans in accordance with the terms and conditions provided under such plans; provided, however, that each employee of Mid-Peninsula and each employee of

    Cupertino who becomes an employee of Bancorp ("Transferred Employee") shall receive credit for his or her years of service with Mid-Peninsula or Cupertino, as applicable, for purposes of eligibility and vesting under Bancorp's employee benefit plans; provided, further, that each Transferred Employee who elects coverage under Bancorp's indemnity health plan within thirty (30) days after coverage is extended to him or her shall not be subject to any pre-existing condition limitation under such indemnity health plan.

        p. CHANGES IN CAPITAL STOCK; DIVIDENDS. On or after the date hereof and at or prior to the Effective Time of the Merger, except with the prior written consent of the other party or as otherwise provided in this Agreement and the Merger Agreement:

           (i) Neither party shall amend its Articles of Incorporation or the Articles of Incorporation or Association of its subsidiary, as the case may be, or Bylaws of either party or its subsidiary; make any change in their respective authorized, issued or outstanding capital stock or any other equity security; issue, grant, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity), shares of or securities convertible into, capital stock or other equity securities of their respective companies, or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to or right to acquire shares of their capital stock or other equity security; or agree to do any of the foregoing, except as expressly provided herein. Nothing herein shall prohibit the issuance of shares upon exercise of options granted under the Mid-Peninsula Stock Option Plan or Cupertino Stock Option Plans and outstanding at the time this Agreement is executed; and

           (ii) Neither party shall declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution) other than regular quarterly or semi-annual cash dividends on its common stock in amounts substantially equivalent to cash dividends paid in the two years prior to the date hereof (it being understood that declaration of a quarterly or semi-annual cash dividend equal to the most recent previous quarterly or semi-annual cash dividend will be deemed to meet this standard).

        q. ACCESS TO PROPERTIES, BOOKS AND RECORDS; CONFIDENTIALITY. Prior to the Effective Time of the Merger, each party shall give the other party and its counsel, accountants and agents, full access during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings tax settlement letters, material contracts or commitments, regulatory examinations and correspondences, and shall allow the other party to make copies of such materials and shall furnish the other party with all such information concerning its affairs as the other party may reasonably request. Each party shall also use its best efforts to cause its independent accountants to make available to the other party, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, such independent accountants' work papers and documentation relating to its work papers and its audits of the books and records of each party. The availability or actual delivery of such information about either party shall not affect the covenants, representations and warranties of either party contained in this Agreement and in the Merger Agreement. Each party shall use its best efforts to cause its officers, directors, employees, auditors, and attorneys to cooperate with the other in its reasonable requests for information. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any government agency or regulatory authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted. Notwithstanding the foregoing, the parties agree to comply with the terms and provisions of that certain Confidentiality Agreement entered into between the parties dated May 8, 1996, and any inconsistency between the terms and provisions of that Confidentiality Agreement and the foregoing provisions shall be resolved in favor of the terms and provisions contained in the Confidentiality Agreement.

        r. LOAN PERFORMANCE. From and after the date of this Agreement until the Effective Date, each party will provide to the other the following reports for each such month concurrent with the distribution of the monthly board report materials for the respective Boards of Directors of MPB and
    CNB:

           (i) a status report on all loans classified as substandard, doubtful or loss;

           (ii) past due reports by loan;

          (iii) non-accrual reports by loan;

          (iv) loss reports by loan;

           (v) restructured loans reports; and

          (vi) quarterly call reports submitted to regulators during such month, if any.

        s. LOAN REVIEW. Prior to the Effective Date, each party will submit to the other party (for such party's information only) a loan approval/credit write-up document for any loan that is all of the following: (i) a new loan, or a restructured (SFAS 15) loan, or a renewal of an existing loan previously classified by management or internal policy or procedure of either party or their subsidiaries, or by any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or classified using categories or words with similar import, and (ii) in a commitment amount over $1,000,000 or when the aggregate debt of the borrower and its affiliates and/or related interests will exceed $1,000,000.

        t. PREPARATION OF JOINT PROXY STATEMENT/PROSPECTUS. Cupertino shall cooperate with Mid-Peninsula in the preparation pursuant to Section 6 hereof of a joint proxy statement and prospectus of Mid-Peninsula to be sent to the shareholders of Mid-Peninsula and Cupertino (the proxy materials and prospectus, together with any amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement/Prospectus").

4.  REPRESENTATIONS AND WARRANTIES OF CUPERTINO.

    In the following representations and warranties, all references to assets, liabilities, properties, rights, obligations, financial condition, operations, knowledge, information and other characteristics of Cupertino shall be deemed to include reference to those characteristics of CNB on a consolidated basis, except as the context otherwise indicates or requires. Cupertino represents and warrants to Mid-Peninsula that, except as set forth on a Schedule delivered to Mid-Peninsula on or before the Document Delivery Date, in form and substance satisfactory to Mid-Peninsula and corresponding in number with the applicable section:

        a. CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. (i) Cupertino is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (ii) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the Cupertino shareholders, Cupertino has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) CNB holds a currently valid license issued by the OCC to engage in the commercial banking business in California at the locations at which it is licensed and currently conducts business, and (iv) neither Cupertino nor CNB is subject to any directive, resolution, memorandum of understanding or order of the FDIC, FRB, OCC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Cupertino or CNB nor the location of their properties requires either of them to be licensed to do business in any jurisdiction other than the State of California. CNB's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.

        b. ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Articles of Association and Bylaws of Cupertino and CNB, respectively, heretofore delivered to Mid-Peninsula are complete and accurate copies thereof as in effect on the date hereof. The minute books of Cupertino and CNB made available to Mid-Peninsula contain a complete and accurate record of all meetings of Cupertino's and CNB's respective Boards of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Cupertino and CNB fairly reflect the material transactions to which Cupertino and CNB are parties or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

        c.  COMPLIANCE WITH LAWS, REGULATIONS AND DECREES.  Cupertino and CNB
    (i) have the corporate power to own or lease their properties and to conduct their business as currently conducted, (ii) have complied in all material respects with, and are not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of their business and the ownership of their properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Cupertino or CNB or is not likely to otherwise have a material adverse effect on Cupertino and CNB taken as a whole, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and
    (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all government and regulatory authorities which are necessary to the business and operations of Cupertino and CNB as now being conducted.

        d. CAPITALIZATION. The authorized capital stock of Cupertino consists of 6,000,000 shares of Cupertino common stock, no par value, of which 1,882,547 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and 4,000,000 shares of Cupertino preferred stock of which no shares are outstanding. Said stock has been offered, sold and issued in compliance with all applicable securities laws. There are currently outstanding options to purchase 341,382 shares of Cupertino common stock, at a weighted average exercise price of $7.87 per share, issued pursuant to the Cupertino Stock Option Plans. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Cupertino to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Cupertino common stock or any other equity security of Cupertino, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Cupertino common stock or any other equity security of Cupertino. The outstanding common stock of Cupertino is registered with the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g) of the 1934 Act. Cupertino owns all of the outstanding equity securities of CNB. Except as collateral for outstanding loans held in their loan portfolios, neither Cupertino nor CNB owns, directly or indirectly, any equity interest in any bank (other than Cupertino's ownership of CNB), corporation or other entity.

        e. TRADEMARKS AND TRADE NAMES. To the best of the knowledge of Cupertino, Cupertino and CNB (i) own and have the exclusive right to use all trademarks, trade names, patents, copyrights, service marks, trade secrets, or other intellectual property rights (collectively, "Intellectual Property Rights") used in or necessary for the conduct of their businesses as now or heretofore conducted; and (ii) are not infringing upon the Intellectual Property Rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by Cupertino or CNB of any Intellectual Property Rights and, to the best of its knowledge, there is no valid basis for any such claim.

        f. FINANCIAL STATEMENTS, REGULATORY REPORTS. No financial statement or other document provided or to be provided to Mid-Peninsula as required by
    Section 3.3(j) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. Cupertino and CNB have filed all material documents and reports required to be filed by them with the FDIC, FRB, OCC, the Commission and any other government agency or regulatory authority having jurisdiction over their business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to Cupertino and CNB required by government agencies and regulatory authorities having jurisdiction over Cupertino or CNB has been taken. Except as disclosed in such statements, reports or documents, neither Cupertino nor CNB has received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit or government authorization. Cupertino and CNB have paid all assessments made or imposed by any government agency. Cupertino has delivered to Mid-Peninsula copies of all annual management letters and opinions, and has made available to Mid-Peninsula for inspection all reviews, correspondence and other documents in the files of Cupertino prepared by Coopers & Lybrand LLP or any other certified public accountant engaged by Cupertino and delivered to Cupertino since December 31, 1990. The financial records of Cupertino have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Cupertino in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Cupertino.

        g.  TAX RETURNS.

           (i) Cupertino and/or CNB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by either of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Cupertino and/or CNB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to Mid-Peninsula. Cupertino and/or CNB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Cupertino and/or CNB for any alleged deficiency in the payment of any taxes, and Cupertino does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by Cupertino or CNB or to the best of Cupertino's knowledge, of any real property leased by Cupertino or CNB.

           (ii) Cupertino has heretofore delivered to Mid-Peninsula copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991.

          (iii) No consent has been filed relating to Cupertino pursuant to
       Section 341(f) of the IRC.

        h. MATERIAL ADVERSE CHANGE. Except as heretofore disclosed in writing by Cupertino to Mid-Peninsula, since December 31, 1995, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Cupertino or CNB (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of Cupertino or CNB that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of Cupertino and CNB, except in the Ordinary Course of Business; and (v) no disposition by Cupertino or CNB of one or more assets that, individually or in the aggregate, are material to Cupertino or CNB, except sales of assets in the Ordinary Course of Business.

        i. NO UNDISCLOSED LIABILITIES. Except for items for which reserves have been established in the unaudited balance sheets of Cupertino as of March 31, 1996, Cupertino has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by Cupertino or CNB entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by Cupertino or CNB, to cause Cupertino or CNB to repurchase such loan or other asset or to pursue any other form of recourse against Cupertino or CNB. Neither Cupertino nor CNB has knowingly made or shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the Cupertino Shares has been declared, set aside or paid, nor have any of the Cupertino Shares been purchased, redeemed or otherwise acquired, directly or indirectly, by Cupertino since December 31, 1995.

        j.  PROPERTIES AND LEASES.

           (i) Cupertino and CNB have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the Cupertino balance sheet as of March 31, 1996 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since March 31, 1996, in the Ordinary Course of Business), except for (a) liens for taxes or assessments not delinquent,
       (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Cupertino balance sheet as of March 31, 1996, or as currently shown on the books and records of Cupertino and which do not interfere with or impair its present and continued use, or (c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to Mid-Peninsula. All tangible properties of Cupertino and CNB conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Cupertino and CNB are in a good state of maintenance and repair and are adequate for the current business of Cupertino and CNB. No properties of Cupertino and CNB, and, to the best of Cupertino's knowledge, no properties in which Cupertino or CNB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of Cupertino's knowledge, neither Cupertino nor CNB owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by Cupertino or CNB and held as security for a loan or in which Cupertino or CNB otherwise has an interest, neither Cupertino or CNB has controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

           (ii) All properties held by Cupertino or CNB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Cupertino or CNB, and Cupertino and CNB enjoy quiet and peaceful possession of such leased property. Neither Cupertino nor CNB is in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

          (iii) Except as disclosed to Mid-Peninsula in writing, all of Cupertino's and CNB's rights and obligations under the leases referred to in Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement and the Merger Agreement. Where required, Cupertino and CNB shall obtain, prior to the Effective Date, the consent of such parties to such transaction.

        k. MATERIAL CONTRACTS. Except as previously disclosed to Mid-Peninsula in writing and excluding loans, lines of credit, loan commitments or letters of credit to which Cupertino or CNB is a party, neither Cupertino nor CNB is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to Cupertino or CNB of more than $20,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Cupertino nor CNB is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Mid-Peninsula pursuant to this

    Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

        l. CLASSIFIED LOANS. Except as previously disclosed to Mid-Peninsula in writing, there are no loans presently owned by Cupertino or CNB that have been classified by Cupertino or CNB management or Cupertino or CNB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import and all loans or portions thereof so classified shall have been charged off to the extent required. Cupertino and CNB regularly review and appropriately classify their loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of Cupertino and CNB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Mid-Peninsula in writing or reserved for in the unaudited balance sheet of Cupertino as of March 31, 1996, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Neither Cupertino nor CNB has any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Cupertino and CNB.

        m. RESTRICTIONS ON INVESTMENTS. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the Cupertino balance sheet as of March 31, 1996, and none of the investments made by Cupertino or CNB since March 31, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Cupertino or CNB to freely dispose of such investment at any time.

        n.  EMPLOYMENT BENEFIT PLANS/ERISA.

           (i) Cupertino has provided to Mid-Peninsula an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Cupertino and CNB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, "Employee Plans"), if any, together with copies of all such Employee Plans that are documented and any and all contracts of employment, and has made available to Mid-Peninsula any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such Employee Plans and contracts; and

           (ii) All contributions, premiums or other payments due from Cupertino and CNB to (or under) any Employee Plans have been fully paid or adequately provided for on Cupertino's audited financial statements for the year ended December 31, 1995 or unaudited financial statements for the three months ended March 31, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and

          (iii) Cupertino has disclosed in writing to Mid-Peninsula the names of each director, officer and employee of Cupertino and CNB; and

          (iv) The Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of such Employee Plans, and there is no pending or threatened litigation relating to any such Employee Plan; and

           (v) Cupertino and CNB have not offered in the past health benefits for retired employees; and

          (vi) Each Employee Plan is in full force and effect, and neither Cupertino, CNB nor any other party is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any Employee Plans; and

          (vii) Cupertino has provided to Mid-Peninsula a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (a) entitle any current or former employee or officer of Cupertino or CNB to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

        o. COLLECTIVE BARGAINING AND EMPLOYMENT AGREEMENTS. Except as provided in this Agreement or as previously disclosed to Mid-Peninsula in writing, neither Cupertino nor CNB has any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by Cupertino or CNB without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Cupertino or CNB and any current or former employees, and to the best of Cupertino's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

        p. COMPENSATION OF OFFICERS AND EMPLOYEES. Except as previously disclosed to Mid-Peninsula in writing, (i) no officer or employee of Cupertino or CNB is receiving aggregate direct remuneration at a rate exceeding $60,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Cupertino, CNB or Mid-Peninsula to any employee of Cupertino or CNB.

        q. LEGAL ACTIONS AND PROCEEDINGS. Except as previously disclosed to Mid-Peninsula in writing, neither Cupertino nor CNB is a party to, or so far as known to either of them, threatened with, and to Cupertino's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither Cupertino nor CNB is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Cupertino or CNB of any amount in excess of $50,000, unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Cupertino or CNB of a monetary amount, which could materially adversely affect Cupertino or CNB or their business or property or the transactions contemplated hereby. Cupertino has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Cupertino, threatened against Cupertino or CNB.

        r.  EXECUTION AND DELIVERY OF THE AGREEMENT.

           (i) The execution and delivery of this Agreement and the Merger Agreement have been duly authorized by the Board of Directors of Cupertino and, when the principal terms of the Merger, this Agreement and the Merger Agreement have been duly approved by the affirmative vote of the holders of a majority of the outstanding Cupertino Shares at a meeting of shareholders duly called and held, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of Cupertino.

           (ii) This Agreement has been duly executed and delivered by Cupertino and (assuming due execution and delivery by Mid-Peninsula) constitutes, and the Merger Agreement, upon its execution and delivery by Cupertino (and assuming due execution and delivery by Mid-Peninsula) will constitute, a legal and binding obligation of Cupertino in accordance with its terms.

          (iii) The execution and delivery by Cupertino of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (a) do not violate any provision of the Articles of Incorporation or Articles of Association or Bylaws of Cupertino or CNB, respectively, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Cupertino shareholder approval referred to in Section 4(r)(i) hereof, (3) due registration of the Bancorp Shares under the 1933 Act, and (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (b) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Cupertino or CNB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Cupertino or CNB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Cupertino or CNB.

        s. RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Cupertino or CNB or is entitled to be paid based upon any agreements, arrangements or understandings made by Cupertino or CNB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that Cupertino has engaged the firm of Sutro & Co. Incorporated to render an opinion regarding the fairness of the consideration to be received by Cupertino shareholders in the Merger. Cupertino has provided Mid-Peninsula with a true and accurate copy of its agreement(s) with Sutro & Co. Incorporated.

        t. INSURANCE. Cupertino and CNB are and continuously since their inception have been, insured with reputable insurers against all risks normally insured against by bank holding companies and banks, and all of the insurance policies and bonds maintained by Cupertino and CNB are in full force and effect, Cupertino and CNB are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Cupertino and CNB, such insurance coverage is adequate for Cupertino and CNB. Since December 31, 1995, there has not been any damage to, destruction of, or loss of any assets of Cupertino or CNB not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Cupertino or CNB.

        u. LOAN LOSS RESERVES. The allowance for loan losses in the Cupertino balance sheets dated December 31, 1995, March 31, 1996, and as of the Determination Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Cupertino has disclosed to Mid-Peninsula in writing prior to the date hereof, and will promptly inform

    Mid-Peninsula of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Cupertino and CNB, that have been classified as of the date hereof or hereafter by Cupertino or CNB management or Cupertino or CNB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, Cupertino shall be under no obligation to disclose to Mid-Peninsula any such classification by any bank regulatory authority where such disclosure would violate any obligation of confidentiality of Cupertino or CNB imposed by such bank regulatory authority. Cupertino has furnished and will continue to furnish to Mid-Peninsula true and accurate information concerning the loan portfolio of Cupertino and CNB, and no material information with respect to the loan portfolio has been or will be withheld from Mid-Peninsula.

        v. TRANSACTIONS WITH AFFILIATES. Except in the Ordinary Course of Business, neither Cupertino nor CNB has extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Cupertino or CNB, or to any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. Neither Cupertino nor CNB has entered into any other transactions with the employees or directors of Cupertino or CNB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Mid-Peninsula. Any such transactions have been on terms no less favorable to Cupertino and CNB than those which would prevail in an arms-length transaction with an independent third party. Neither Cupertino nor CNB has violated any applicable regulation of any government agency or regulatory authority having jurisdiction over Cupertino or CNB in connection with any such transactions described in this subsection v.

        w. INFORMATION IN MID-PENINSULA REGISTRATION STATEMENT. The information pertaining to Cupertino which has been or will be furnished to Mid-Peninsula for or on behalf of Cupertino for inclusion in the Mid-Peninsula Registration Statement and the Joint Proxy Statement/Prospectus, or in the applications to be filed to obtain the Government Approvals (the "Applications"), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of Cupertino included in the Mid-Peninsula Registration Statement and the Joint Proxy Statement/Prospectus, or the Applications, will present fairly the financial condition and results of operations of Cupertino at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Cupertino shall promptly advise Mid-Peninsula in writing if prior to the Effective Time of the Merger Cupertino shall obtain knowledge of any facts that would make it necessary to amend or supplement the Mid-Peninsula Registration Statement, the Joint Proxy Statement/Prospectus or any Application, in order to make the statements therein not misleading or to comply with applicable law or regulation.

        x. ACCURACY AND EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of Cupertino set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in a Schedule corresponding in number with the applicable section of such representation or warranty and delivered on or before the Document Delivery Date, and upon such delivery it shall be deemed made on and as of the date of delivery), the Closing Date and the Effective Time of the Merger. No representation or warranty by Cupertino, and no statement by Cupertino in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this

    Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Mid-Peninsula.

5.  REPRESENTATIONS AND WARRANTIES OF MID-PENINSULA.

    In the following representations and warranties, all references to assets, liabilities, properties, rights, obligations, financial condition, operations, knowledge, information and other characteristics of Mid-Peninsula shall be deemed to include reference to those characteristics of MPB on a consolidated basis, except as the context otherwise indicates or requires. Mid-Peninsula represents and warrants to Cupertino that, except as set forth on a Schedule delivered to Cupertino on or before the Document Delivery Date, in form and substance satisfactory to Cupertino and corresponding in number with the applicable section:

        a. CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. (i) Mid-Peninsula is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (ii) subject to obtaining the Government Approvals and approval of the principal terms of the Merger by the Mid-Peninsula shareholders, Mid-Peninsula has all necessary corporate power to enter into this Agreement and the Merger Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) MPB holds a currently valid license issued by the Superintendent to engage in the commercial banking business in California at the locations at which it is licensed and currently conducts business, and (iv) neither Mid-Peninsula nor MPB is subject to any directive, resolution, memorandum of understanding or order of the FDIC, FRB, Superintendent or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Mid-Peninsula or MPB nor the location of their properties requires either of them to be licensed to do business in any jurisdiction other than the State of California. MPB's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.

        b. ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of Mid-Peninsula and MPB, respectively, heretofore delivered to Cupertino are complete and accurate copies thereof as in effect on the date hereof. The minute books of Mid-Peninsula and MPB made available to Cupertino contain a complete and accurate record of all meetings of Mid-Peninsula's and MPB's respective Boards of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Mid-Peninsula and MPB fairly reflect the material transactions to which Mid-Peninsula and MPB are parties or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

        c. COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. Mid-Peninsula and MPB (i) have the corporate power to own or lease their properties and to conduct their business as currently conducted, (ii) have complied in all material respects with, and are not in material default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of their business and the ownership of their properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Mid-Peninsula or MPB or is not likely to otherwise have a material adverse effect on Mid-Peninsula and MPB taken as a whole, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all government agencies and regulatory authorities which are necessary to the business and operations of Mid-Peninsula and MPB as now being conducted.

        d. CAPITALIZATION. The authorized capital stock of Mid-Peninsula consists of 6,000,000 shares of Mid-Peninsula common stock, no par value, of which 1,608,443 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and 4,000,000 shares of Mid-Peninsula preferred stock of which no shares are outstanding. Said stock has been offered, sold and issued in compliance with all applicable securities laws. There are currently outstanding options to purchase 278,538 shares of Mid-Peninsula common stock, at a weighted average exercise price of $12.84 per share, issued pursuant to the Mid-Peninsula Stock Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Mid-Peninsula to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any Bancorp common stock or any other equity security of Mid-Peninsula, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of Bancorp common stock or any other equity security of Mid-Peninsula. The outstanding common stock of Mid-Peninsula is registered with the Securities and Exchange Commission (the "Commission") pursuant to Section 12(g) of the 1934 Act. Mid-Peninsula owns all of the outstanding equity securities of MPB. Except as collateral for outstanding loans held in their loan portfolios, neither Mid-Peninsula nor MPB owns, directly or indirectly, any equity interest in any bank (other than Mid-Peninsula's ownership of MPB), corporation or other entity.

        e. TRADEMARKS AND TRADE NAMES. To the best of the knowledge of Mid-Peninsula, Mid-Peninsula and MPB (i) own and have the exclusive right to use all Intellectual Property Rights used in or necessary for the conduct of their businesses as now or heretofore conducted; and (ii) are not infringing upon the Intellectual Property Rights of any other person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by Mid-Peninsula or MPB of any Intellectual Property Rights and, to the best of its knowledge, there is no valid basis for any such claim.

        f. FINANCIAL STATEMENTS, REGULATORY REPORTS. No financial statement or other document provided or to be provided to Cupertino as required by
    Section 3.3(j) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify contrary information as of any earlier date. Mid-Peninsula and MPB have filed all material documents and reports required to be filed by them with the FDIC, FRB, Superintendent, the Commission and any other government agency or regulatory authority having jurisdiction over their business, assets or properties. All such reports conform in all material respects with the requirements promulgated by such government agencies and regulatory authorities. All compliance or corrective action relating to Mid-Peninsula and MPB required by government agencies and regulatory authorities having jurisdiction over Mid-Peninsula or MPB has been taken. Except as disclosed in such statements, reports or documents, neither Mid-Peninsula nor MPB has received any notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory authority or the staff thereof (a) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (b) threatening to revoke any license, franchise, permit or government authorization. Mid-Peninsula and MPB have paid all assessments made or imposed by any government agency. Mid-Peninsula has delivered to Cupertino copies of all annual management letters and opinions, and has made available to Cupertino for inspection all reviews, correspondence and other documents in the files of Mid-Peninsula prepared by KPMG Peat Marwick LLP or any other certified public accountant engaged by Mid-Peninsula and delivered to Mid-Peninsula since December 31, 1990. The financial records of Mid-Peninsula have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Mid-Peninsula in the operation of its business to generate and retrieve its financial records are adequate for the current needs of Mid-Peninsula.

        g.  TAX RETURNS.

           (i) Mid-Peninsula and/or MPB has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by either of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Mid-Peninsula and/or MPB has paid all taxes, fees and other government charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed to Cupertino. Mid-Peninsula and/or MPB has not been requested to give nor has it given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Mid-Peninsula and/or MPB for any alleged deficiency in the payment of any taxes, and Mid-Peninsula does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of applicable provisions of the California Constitution, of any real property owned in whole or in part by Mid-Peninsula or MPB or to the best of Mid-Peninsula's knowledge, of any real property leased by Mid-Peninsula or MPB.

           (ii) Mid-Peninsula has heretofore delivered to Cupertino copies of all its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991.

          (iii) No consent has been filed relating to Mid-Peninsula pursuant to
       Section 341(f) of the IRC.

        h. MATERIAL ADVERSE CHANGE. Except as heretofore disclosed in writing by Mid-Peninsula to Cupertino, since December 31, 1995, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of Mid-Peninsula or MPB (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of Mid-Peninsula or MPB that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of Mid-Peninsula and MPB, except in the Ordinary Course of Business, and (v) no disposition by Mid-Peninsula or MPB of one or more assets that, individually or in the aggregate, are material to Mid-Peninsula or MPB, except sales of assets in the Ordinary Course of Business.

        i. NO UNDISCLOSED LIABILITIES. Except for items for which reserves have been established in the unaudited balance sheets of Mid-Peninsula as of March 31, 1996, Mid-Peninsula has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by Mid-Peninsula or MPB entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by Mid-Peninsula or MPB, to cause Mid-Peninsula or MPB to repurchase such loan or other asset or to pursue any other form of recourse against Mid-Peninsula or MPB. Neither Mid-Peninsula nor MPB has knowingly made or shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the Bancorp Shares has been declared, set aside or paid, nor have any of the Bancorp Shares been purchased, redeemed or otherwise acquired, directly or indirectly, by Mid-Peninsula since May 22, 1996.

        j.  PROPERTIES AND LEASES.

           (i) Mid-Peninsula and MPB have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title, free and clear of all liens and encumbrances, to all other property and assets, tangible and intangible, reflected in the Mid-Peninsula balance sheet as of March 31, 1996 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since March 31, 1996, in the Ordinary Course of Business), except for (a) liens for taxes or assessments not delinquent,
       (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Mid-Peninsula balance sheet as of March 31, 1996, or as currently shown on the books and records of Mid-Peninsula and which do not interfere with or impair its present and continued use, or (c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to Cupertino. All tangible properties of Mid-Peninsula and MPB conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Mid-Peninsula and MPB are in a good state of maintenance and repair and are adequate for the current business of Mid-Peninsula and MPB. No properties of Mid-Peninsula and MPB, and, to the best of Mid-Peninsula's knowledge, no properties in which Mid-Peninsula or MPB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of Mid-Peninsula's knowledge, neither Mid-Peninsula nor MPB owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property not owned or leased by Mid-Peninsula or MPB and held as security for a loan or in which Mid-Peninsula or MPB otherwise has an interest, neither Mid-Peninsula or MPB has controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

           (ii) All properties held by Mid-Peninsula or MPB under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Mid-Peninsula or MPB, and Mid-Peninsula and MPB enjoy quiet and peaceful possession of such leased property. Neither Mid-Peninsula nor MPB is in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

          (iii) Except as disclosed to Cupertino in writing, all of Mid-Peninsula's and MPB's rights and obligations under the leases referred to in Section 5(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement and the Merger Agreement. Where required, Mid-Peninsula and MPB shall obtain, prior to the Effective Date, the consent of such parties to such transactions.

        k. MATERIAL CONTRACTS. Except as previously disclosed to Cupertino in writing and excluding loans, lines of credit, loan commitments or letters of credit to which Mid-Peninsula or MPB is a party, neither Mid-Peninsula nor MPB is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to Mid-Peninsula or MPB of more than $20,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Mid-Peninsula nor MPB is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Cupertino pursuant to this Section 5(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto.

        l. CLASSIFIED LOANS. Except as previously disclosed to Cupertino in writing, there are no loans presently owned by Mid-Peninsula or MPB that have been classified by Mid-Peninsula or MPB management or Mid-Peninsula or MPB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import and all loans or portions thereof so classified have been charged off to the extent required. Mid-Peninsula and MPB regularly review and appropriately classify their loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of Mid-Peninsula and MPB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Cupertino in writing or reserved for in the unaudited balance sheet of Mid-Peninsula as of March 31, 1996, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Neither Mid-Peninsula nor MPB has any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Mid-Peninsula and MPB.

        m. RESTRICTIONS ON INVESTMENTS. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the Mid-Peninsula balance sheet as of March 31, 1996, and none of the investments made by Mid-Peninsula or MPB since March 31, 1996, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Mid-Peninsula or MPB to freely dispose of such investment at any time.

        n.  EMPLOYMENT BENEFIT PLANS/ERISA.

           (i) Mid-Peninsula has provided to Cupertino an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefit, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Mid-Peninsula and MPB (including but not limited to any such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible) (collectively, "Employee Plans"), if any, together with copies of all such Employee Plans that are documented and any and all contracts of employment, and has made available to Cupertino any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such Employee Plans and contracts; and

           (ii) All contributions, premiums or other payments due from Mid-Peninsula and MPB to (or under) any Employee Plans have been fully paid or adequately provided for on Mid-Peninsula's audited financial statements for the year ended December 31, 1995 or unaudited financial statements for the three months ended March 31, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis; and

          (iii) Mid-Peninsula has disclosed in writing to Cupertino the names of each director, officer and employee of Mid-Peninsula and MPB; and

          (iv) The Employee Plans have been administered where required in substantial compliance with ERISA, the IRC and the terms of such Employee Plans, and there is no pending or threatened litigation relating to any such Employee Plan; and

           (v) Mid-Peninsula and MPB have not offered in the past health benefits for retired employees; and

          (vi) Each Employee Plan is in full force and effect, and neither Mid-Peninsula, MPB nor any other party is in material default under any of them, and there have been no claims of default and there are no facts or conditions which if continued, or on notice, will result in a material default under any Employee Plans; and

          (vii) Mid-Peninsula has provided to Cupertino a list of all agreements or other understandings pursuant to which the consummation of the transactions contemplated hereby will (a) entitle any current or former employee or officer of Mid-Peninsula or MPB to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

        o. COLLECTIVE BARGAINING AND EMPLOYMENT AGREEMENTS. Except as provided in this Agreement or as previously disclosed to Cupertino in writing, neither Mid-Peninsula nor MPB has any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by Mid-Peninsula or MPB without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Mid-Peninsula or MPB and any current or former employees, and to the best of Mid-Peninsula's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

        p. COMPENSATION OF OFFICERS AND EMPLOYEES. Except as previously disclosed to Cupertino in writing, (i) no officer or employee of Mid-Peninsula or MPB is receiving aggregate direct remuneration at a rate exceeding $60,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Mid-Peninsula, MPB or Cupertino to any employee of Mid-Peninsula or MPB.

        q. LEGAL ACTIONS AND PROCEEDINGS. Except as previously disclosed to Cupertino in writing, neither Mid-Peninsula nor MPB is a party to, or so far as known to either of them, threatened with, and to Mid-Peninsula's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither Mid-Peninsula nor MPB is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Mid-Peninsula or MPB of any amount in excess of $50,000, unless an insurer has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Mid-Peninsula or MPB of a monetary amount, which could materially adversely affect Mid-Peninsula or MPB or their business or property or the transactions contemplated hereby. Mid-Peninsula has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Mid-Peninsula, threatened against Mid-Peninsula or MPB.

        r.  EXECUTION AND DELIVERY OF THE AGREEMENT.

           (i) The execution and delivery of this Agreement and the Merger Agreement have been duly authorized by the Board of Directors of Mid-Peninsula and, when the principal terms of the Merger, this Agreement and the Merger Agreement have been duly approved by the affirmative vote of the holders of a majority of the outstanding Bancorp Shares at a meeting of shareholders duly called and held, the Merger, this Agreement and the Merger Agreement will be duly and validly authorized by all necessary corporate action on the part of Mid-Peninsula.

           (ii) This Agreement has been duly executed and delivered by Mid-Peninsula and (assuming due execution and delivery by Cupertino) constitutes, and the Merger Agreement, upon its execution and delivery by Mid-Peninsula (and assuming due execution and delivery by Cupertino) will constitute, a legal and binding obligation of Mid-Peninsula in accordance with its terms.

          (iii) The execution and delivery by Mid-Peninsula of this Agreement and the Merger Agreement and the consummation of the transactions herein and therein contemplated (a) do not violate any provision of the Articles of Incorporation or Bylaws of Mid-Peninsula or MPB, respectively, or violate in any material respect any provision of federal or state law or any government rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Mid-Peninsula shareholder approval referred to in Section 5(r)(i) hereof, (3) due registration of the Bancorp Shares under the 1933 Act, and (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (b) do not require any consent of any person under, conflict in any material respect with or result in a material breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Mid-Peninsula or MPB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Mid-Peninsula or MPB is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Mid-Peninsula or MPB.

        s. RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Mid-Peninsula or MPB or is entitled to be paid based upon any agreements, arrangements or understandings made by Mid-Peninsula or MPB in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, except that Mid-Peninsula has engaged the firm of Alex. Brown & Sons Incorporated to act as its financial advisor and to render an opinion regarding the fairness of the Conversion Ratio in the Merger, from a financial point of view, to Mid-Peninsula shareholders. Mid-Peninsula has provided Cupertino with a true and accurate copy of its agreement(s) with Alex. Brown & Sons Incorporated.

        t. INSURANCE. Mid-Peninsula and MPB are and continuously since their inception have been, insured with reputable insurers against all risks normally insured against by bank holding companies and banks, and all of the insurance policies and bonds maintained by Mid-Peninsula and MPB are in full force and effect, Mid-Peninsula and MPB are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Mid-Peninsula and MPB, such insurance coverage is adequate for Mid-Peninsula and MPB. Since December 31, 1995, there has not been any damage to, destruction of, or loss of any assets of Mid-Peninsula or MPB not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Mid-Peninsula or MPB.

        u. LOAN LOSS RESERVES. The allowance for loan losses in the Mid-Peninsula balance sheets dated December 31, 1995, March 31, 1996, and as of the Determination Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Mid-Peninsula has disclosed to Cupertino in writing prior to the date hereof, and will promptly inform Cupertino of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Mid-Peninsula and MPB, that have been classified as of the date hereof or hereafter by Mid-Peninsula or MPB management or Mid-Peninsula or MPB internal policy or procedure, any outside review examiner, accountant or any bank regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, Mid-Peninsula shall be under no obligation to disclose to Cupertino any such classification by any bank regulatory authority, where such disclosure would violate any obligation of confidentiality of Mid-Peninsula or MPB imposed by such bank regulatory authority. Mid-Peninsula has furnished and will continue to furnish to Cupertino true and accurate information concerning the loan portfolio of Mid-Peninsula and MPB, and no material information with respect to the loan portfolio has been or will be withheld from Cupertino.

        v. TRANSACTIONS WITH AFFILIATES. Except in the Ordinary Course of Business, neither Mid-Peninsula nor MPB has extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Mid-Peninsula or MPB, or to any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. Neither Mid-Peninsula nor MPB has entered into any other transactions with the employees or directors of Mid-Peninsula or MPB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Cupertino. Any such transactions have been on terms no less favorable to Mid-Peninsula and MPB than those which would prevail in an arms-length transaction with an independent third party. Neither Mid-Peninsula nor MPB has violated any applicable regulation of any government agency or regulatory authority having jurisdiction over Mid-Peninsula or MPB in connection with any such transactions described in this subsection v.

        w. INFORMATION IN MID-PENINSULA REGISTRATION STATEMENT. The information pertaining to Mid-Peninsula which has been or will be included in the Mid-Peninsula Registration Statement and the Joint Proxy Statement/Prospectus, or in the Applications to be filed to obtain the Government Approvals, does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify contrary information as of an earlier date. All financial statements of Mid-Peninsula included in the Mid-Peninsula

    Registration Statement and the Joint Proxy Statement/Prospectus, or the Applications, will present fairly the financial condition and results of operations of Mid-Peninsula at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Mid-Peninsula shall promptly advise Cupertino in writing if prior to the Effective Time of the Merger Mid-Peninsula shall obtain knowledge of any facts that would make it necessary to amend or supplement the Mid-Peninsula Registration Statement, the Joint Proxy Statement/Prospectus or any Application, in order to make the statements therein not misleading or to comply with applicable law or regulation.

        x. ACCURACY AND EFFECTIVE DATE OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of Mid-Peninsula set forth in this Agreement shall be deemed to be made on and as of the date hereof (except to the extent that a representation or warranty is qualified as set forth in a Schedule corresponding in number with the applicable section of such representation or warranty and delivered on or before the Document Delivery Date, and upon such delivery it shall be deemed made on and as of the date of delivery), the Closing Date and the Effective Time of the Merger. No representation or warranty by Mid-Peninsula, and no statement by Mid-Peninsula in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Cupertino.

6.  SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934.

        a. PREPARATION AND FILING OF REGISTRATION STATEMENT. Mid-Peninsula shall promptly prepare and file with the Commission (i) a registration statement on the appropriate form (the "Mid-Peninsula Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering a sufficient number of Mid-Peninsula Shares to complete the exchange of Bancorp Shares for the outstanding Cupertino Shares pursuant to the Conversion Ratio and the provisions of Section 2.1 above, and (ii) in sufficient time to be effective on or before the Effective Time of the Merger one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of Bancorp Shares to which the holders of Substitute Options may be entitled pursuant to Section 2.6 above at or after the Effective Time of the Merger. Mid-Peninsula shall promptly prepare a Joint Proxy Statement/Prospectus for the purpose of submitting the principal terms of the Merger, this Agreement and the Merger Agreement to the shareholders of Mid-Peninsula and Cupertino for approval. Cupertino shall cooperate in all reasonable respects with regard to the preparation of the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus in definitive form is expected to serve as the prospectus to be included in the Mid-Peninsula Registration Statement. Mid-Peninsula and Cupertino shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Mid-Peninsula Registration Statement or the Joint Proxy Statement/Prospectus, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Mid-Peninsula Registration Statement and the Joint Proxy Statement/ Prospectus.

        b. EFFECTIVENESS OF REGISTRATION STATEMENT. Mid-Peninsula and Cupertino shall use their best efforts to have the Mid-Peninsula Registration Statement and any amendments or supplements thereto declared effective under the 1933 Act as soon as practicable, and thereafter Mid-Peninsula and Cupertino shall distribute the Joint Proxy
    Statement/Prospectus to holders of their respective common stock in accordance with applicable laws and the Articles of Incorporation and Bylaws of each.

        c. SALES AND RESALES OF COMMON STOCK. Mid-Peninsula shall not be required to maintain the effectiveness of the Mid-Peninsula Registration Statement for the purpose of sale or resale of the Bancorp Shares by any person.

        d. RULE 145. Securities representing Bancorp Shares issued to affiliates of Cupertino (as determined by counsel to Mid-Peninsula and Cupertino) under Rule 145 of the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders which confirm that such securities representing Bancorp Shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies, and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the 1933 Act, (ii) in a transaction permitted by Rule 145 as to which the issuer has, in the opinion of its counsel, received reasonably satisfactory evidence of compliance with the provisions of Rule 145, or
    (iii) in a transaction which, in the opinion of counsel satisfactory to the issuer or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the 1933 Act.

7.  CONDITIONS TO THE OBLIGATIONS OF MID-PENINSULA.

    The obligations of Mid-Peninsula under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Time of the Merger of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of Mid-Peninsula at any time at or prior to the Effective Time of the Merger:

        a. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cupertino in Section 4 hereof shall be true and correct in all material respects on and as of the date of this Agreement (except to the extent that a representation or warranty is qualified as set forth in a Schedule corresponding in number with the applicable section of such representation or warranty and delivered on or before the Document Delivery Date, and upon such delivery it shall be deemed made on and as of the date of delivery), the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time.

        b. COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. Cupertino shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by it at or prior to the Effective Time of the Merger.

        c. MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since March 31, 1996, in the business, financial condition, results of operations or assets of Cupertino and CNB, taken as a whole, and neither Cupertino nor CNB shall be a party to or threatened with, and to the best of Cupertino's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding, in the reasonable judgment of Mid-Peninsula, could materially adversely affect Cupertino and CNB, taken as a whole, or their business, financial condition, results of operations or assets.

        d. APPROVAL OF AGREEMENT. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by (i) the affirmative vote or consent of the holders of a majority of the outstanding Cupertino Shares and (ii) the affirmative vote or consent of the holders of a majority of the outstanding Mid-Peninsula Shares.

        e. OFFICER'S CERTIFICATE. Mid-Peninsula shall have received a certificate, dated the Effective Date, signed on behalf of Cupertino by its President and Chief Financial Officer, in substantially the form delivered to Mid-Peninsula on or before the Document Delivery Date.

        f. OPINION OF COUNSEL. Manatt, Phelps & Phillips, LLP, counsel to Cupertino, shall have delivered to Mid-Peninsula its opinion dated the Effective Date in substantially the form delivered to Mid-Peninsula on or before the Document Delivery Date.

        g. ABSENCE OF PROCEEDINGS. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.

        h. EFFECTIVENESS OF REGISTRATION STATEMENT. The Mid-Peninsula Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission and the Mid-Peninsula Shares registered thereby shall have received all state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

        i. GOVERNMENT APPROVALS. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which condition or requirement Mid-Peninsula in its reasonable judgment shall deem to be materially burdensome (in which case Mid-Peninsula shall promptly notify Cupertino). For purposes of this agreement no condition or requirement shall be deemed to be "materially burdensome" if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:

           (i) require the taking of any action materially inconsistent with the manner in which Mid-Peninsula or Cupertino has conducted its business previously;

           (ii) have a material adverse effect upon the business, financial condition or results of operations of Mid-Peninsula or Cupertino; or

          (iii) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

        j. TAX OPINION. Bronson, Bronson & McKinnon LLP, Mid-Peninsula's counsel, shall have delivered to Mid-Peninsula and Cupertino a tax opinion subject to customary assumptions and exceptions included in such opinions and the prior delivery of certificates from Cupertino and Mid-Peninsula in form and substance reasonably satisfactory to Mid-Peninsula's counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

           (i) The Merger will not result in any recognized gain or loss to Mid-Peninsula or Cupertino;

           (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Cupertino Shares who receive Bancorp Shares in exchange for the Cupertino Shares which they hold;

          (iii) The holding period of Bancorp Shares exchanged for Cupertino Shares will include the holding period of the Cupertino Shares for which they are exchanged, assuming the Cupertino Shares are capital assets in the hands of the holder thereof at the Effective Date; and

          (iv) The basis of the Bancorp Shares received in the exchange will be the same as the basis of the Cupertino Shares for which they are exchanged, less any basis attributable to fractional shares for which cash is received.

        k. ACCOUNTANT'S COMFORT LETTERS. On or prior to the date of effectiveness of the Mid-Peninsula Registration Statement, Mid-Peninsula shall have received a comfort letter addressed to Mid-Peninsula from Coopers & Lybrand LLP, independent public accountants for Cupertino, in form and substance satisfactory to Mid-Peninsula and its counsel. Mid-Peninsula shall also have received from Coopers & Lybrand LLP a comfort letter dated the Effective Date, in form and substance satisfactory to Mid-Peninsula and its counsel, as to such matters, as of a specified date not more than five (5) business days prior to the Effective Date, as Mid-Peninsula may reasonably request.

        l. DISSENTING SHARES. Holders of not more than nine percent (9%) of the outstanding Bancorp Shares and Cupertino Shares shall have perfected dissenter's rights pursuant to Chapter 13 of the California General Corporation Law.

        m. UNAUDITED FINANCIALS. Not later than five (5) business days prior to the Effective Date, Cupertino shall have furnished Mid-Peninsula a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of Cupertino.

        n. AFFILIATE AGREEMENTS. Mid-Peninsula shall have received signed affiliate agreements on or before the Document Delivery Date, from each person who, in the opinion of Cupertino's and Mid-Peninsula's counsel, might be deemed to be an affiliate of Cupertino or Mid-Peninsula under Rule 144 or 145 of the 1933 Act. The agreements will include provisions restricting certain actions by an affiliate related to Cupertino Shares or Mid-Peninsula and/or Bancorp Shares, including the sale, purchase, acquisition or transfer of Cupertino Shares or Mid-Peninsula and/or Bancorp Shares in a manner which may render pooling-of-interests accounting treatment unavailable in the Merger.

        o. CLOSING DOCUMENTS. Mid-Peninsula shall have received such certificates and other closing documents as counsel for Mid-Peninsula shall reasonably request.

        p. CONSENTS. Cupertino shall have received, or Mid-Peninsula shall have satisfied itself that Cupertino will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Cupertino and CNB, in each case in form and substance reasonably satisfactory to Mid-Peninsula and its counsel, and no such consent or license or permit shall have been withdrawn or suspended.

        q. FAIRNESS OPINION. The Board of Directors of Mid-Peninsula shall have received an opinion of Alex. Brown & Sons Incorporated, dated the date of this Agreement and the date of mailing or a date within three (3) days prior to the date of mailing the Joint Proxy Statement/ Prospectus, to the effect that the Conversion Ratio in the Merger is fair, from a financial point of view, to Mid-Peninsula shareholders, and such opinion shall not have been withdrawn by the Effective Time of the Merger.

        r. ACCOUNTING TREATMENT. Mid-Peninsula shall have received a letter from KPMG Peat Marwick LLP, subject to customary qualifications and receipt of such certificates as may reasonable and customary in connection with such letters, satisfactory in form and substance to Mid-Peninsula and its counsel, to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. There shall have been no determination by any court, tribunal, regulatory authority or other government agency, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.

        s. SHAREHOLDER AGREEMENTS. Mid-Peninsula and Cupertino shall have received signed shareholder agreements from members of the Boards of Directors and the executive officers of Mid-Peninsula and Cupertino on or before the Document Delivery Date, pursuant to which each such person in their capacity as a shareholder commits to vote their Mid-Peninsula Shares or Cupertino Shares in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement, and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement.

        t. PERFORMANCE TESTS. As of the Determination Date, Closing Date and the Effective Date, Cupertino and CNB on a consolidated basis shall have (i) total shareholders' equity and leverage, tier 1 and total risk-based capital ratios, respectively, in amounts required to comply with the "well capitalized" category of applicable FDIC regulations, (ii) total reserves for losses on outstanding loans to net loans equal to 1.60%, and (iii) total shareholders' equity of not less than Twenty Million Dollars ($20,000,000).

        u. STOCK OPTION AGREEMENT. Mid-Peninsula shall have received a signed and dated stock option agreement from Cupertino on or before the Document Delivery Date, granting an option to Mid-Peninsula to acquire up to nineteen percent (19%) of the Cupertino Shares in the event of a Business Combination between Cupertino and any third party.

        v. NASDAQ LISTING. Mid-Peninsula shares shall have been listed with the Nasdaq Stock Market for trading on the Nasdaq National Market System and Mid-Peninsula shall have taken all necessary action to similarly list Bancorp Shares under a symbol mutually agreed upon by the parties to be effective from and after the Effective Time of the Merger.

        w. DEBENTURE AGREEMENT. The supplemental debenture agreement to be delivered pursuant to Section 3.1 of this Agreement shall have been signed and delivered to Cupertino together with an opinion of Manatt, Phelps & Phillips, LLP, in form and substance reasonably satisfactory to Cupertino, Mid-Peninsula and their respective counsel.

8.  CONDITIONS TO THE OBLIGATIONS OF CUPERTINO.

    The obligations of Cupertino under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of the Merger of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of Cupertino at any time at or prior to the Effective Time of the Merger:

        a. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Mid-Peninsula in Section 5 hereof shall be true and correct in all material respects on and as of the date of this Agreement (except to the extent that a representation or warranty is qualified as set forth in a Schedule corresponding in number with the applicable section of such representation or warranty and delivered on or before the Document Delivery Date, and upon such delivery it shall be deemed made on and as of the date of delivery), the Closing Date and the Effective Time of the Merger, with the same effect as though such representations and warranties had been made on and as of each such date or time except as to any representation or warranty which specifically relates to an earlier date or time.

        b. COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. Mid-Peninsula shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement and the Merger Agreement required to be performed or complied with by it at or prior to the Effective Time of the Merger.

        c. MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since March 31, 1996, in the business, financial condition, results of operations or assets of Mid-Peninsula and MPB, taken as a whole, and neither Mid-Peninsula nor MPB shall be a party to or threatened with, and to the best of Mid-Peninsula's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding, in the reasonable judgment of Cupertino, could materially adversely affect Mid-Peninsula and MPB, taken as a whole, or their business, financial condition, results of operations or assets.

        d. APPROVAL OF AGREEMENT. The principal terms of the Merger, this Agreement and the Merger Agreement shall have been duly approved by (i) the affirmative vote or consent of the holders of a majority of the outstanding Mid-Peninsula Shares and (ii) the affirmative vote or consent of the holders of a majority of the outstanding Cupertino Shares.

        e. OFFICER'S CERTIFICATE. Cupertino shall have received a certificate, dated the Effective Date, signed on behalf of Mid-Peninsula by its President and Chief Financial Officer, in substantially the form delivered to Cupertino on or before the Document Delivery Date.

        f.  OPINION OF COUNSEL.  Bronson, Bronson & McKinnon LLP,
    Mid-Peninsula's counsel, shall have delivered to Cupertino its opinion dated the Effective Date in substantially the form delivered to Cupertino on or before the Document Delivery Date.

        g. ABSENCE OF PROCEEDINGS. No legal, administrative, arbitration, investigatory or other proceeding by any government agency or regulatory authority shall have been instituted or threatened to restrain or prohibit the Merger or the transactions contemplated by this Agreement.

        h. EFFECTIVENESS OF REGISTRATION STATEMENT. The Mid-Peninsula Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission and the Bancorp Shares registered thereby shall have received all state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

        i. GOVERNMENT APPROVALS. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Approvals shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which condition or requirement Cupertino in its reasonable judgment shall deem to be materially burdensome (in which case Cupertino shall promptly notify Mid-Peninsula). For purposes of this agreement no condition or requirement shall be deemed to be "materially burdensome" if such condition or requirement does not materially differ from conditions or requirements regularly imposed in orders approving transactions of the type contemplated by this Agreement and compliance with such condition or requirement would not:

           (i) require the taking of any action materially inconsistent with the manner in which Cupertino or Mid-Peninsula has conducted its business previously;

           (ii) have a material adverse effect upon the business, financial condition or results of operations of Cupertino or Mid-Peninsula; or

          (iii) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

        j. TAX OPINION. Bronson, Bronson & McKinnon LLP, Mid-Peninsula's counsel, shall have delivered to Mid-Peninsula and Cupertino a tax opinion subject to customary assumptions and exceptions included in such opinions and the prior delivery of certificates from Cupertino and Mid-Peninsula in form and substance reasonably satisfactory to Mid-Peninsula's counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

           (i) The Merger will not result in any recognized gain or loss to Cupertino or Mid-Peninsula;

           (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Cupertino Shares who receive Bancorp Shares in exchange for the Cupertino Shares which they hold;

          (iii) The holding period of Bancorp Shares exchanged for Cupertino Shares will include the holding period of the Cupertino Shares for which they are exchanged, assuming the Cupertino Shares are capital assets in the hands of the holder thereof at the Effective Date; and

          (iv) The basis of the Bancorp Shares received in the exchange will be the same as the basis of the Cupertino Shares for which they are exchanged, less any basis attributable to fractional shares for which cash is received.

        k. ACCOUNTANT'S COMFORT LETTERS. On or prior to the date of effectiveness of the Mid-Peninsula Registration Statement, Cupertino shall have received a comfort letter addressed to Cupertino from KPMG Peat Marwick LLP, independent public accountants for Mid-Peninsula, in form and substance satisfactory to Cupertino and its counsel. Cupertino shall also have received from KPMG Peat Marwick LLP, a comfort letter dated the Effective Date, in form and substance satisfactory to Cupertino and its counsel, as to such matters, as of a specified date not more than five (5) business days prior to the Effective Date, as Cupertino may reasonably request.

        l. DISSENTING SHARES. Holders of not more than nine percent (9%) of the outstanding Cupertino Shares and Bancorp Shares shall have perfected dissenter's rights pursuant to Chapter 13 of the California General Corporation Law.

        m. UNAUDITED FINANCIALS. Not later than five (5) business days prior to the Effective Date, Mid-Peninsula shall have furnished Cupertino a copy of its most recently prepared unaudited month-end consolidated financial statements, including a balance sheet and statement of income of Mid-Peninsula.

        n. AFFILIATE AGREEMENTS. Cupertino shall have received signed affiliate agreements on or before the Document Delivery Date, from each person who, in the opinion of Cupertino's and Mid-Peninsula's counsel, might be deemed to be an affiliate of Cupertino or Mid-Peninsula under Rule 144 or 145 of the 1933 Act. The agreements will include provisions restricting certain actions by an affiliate related to Cupertino Shares or Mid-Peninsula and/or Bancorp Shares, including the sale, purchase, acquisition or transfer of Cupertino Shares or Mid-Peninsula and/or Bancorp Shares in a manner which may render pooling-of-interests accounting treatment unavailable in the Merger.

        o. CLOSING DOCUMENTS. Cupertino shall have received such certificates and other closing documents as counsel for Cupertino shall reasonably request.

        p. CONSENTS. Mid-Peninsula shall have received, or Cupertino shall have satisfied itself that Mid-Peninsula will receive, all consents of third parties as may be required including consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Mid-Peninsula and MPB, in each case in form and substance reasonably satisfactory to Cupertino, and no such consent or license or permit shall have been withdrawn or suspended.

        q. FAIRNESS OPINION. The Board of Directors of Cupertino shall have received an opinion of Sutro & Co. Incorporated, dated the date of this Agreement and the date of mailing or a date within three (3) days prior to the date of mailing the Joint Proxy Statement/Prospectus, to the effect that the consideration to be received by Cupertino shareholders in the Merger is fair, from a financial point of view, to Cupertino and its shareholders, and such opinion shall not have been withdrawn by the Effective Time of the Merger.

        r. ACCOUNTING TREATMENT. Mid-Peninsula shall have received a letter from KPMG Peat Marwick LLP, satisfactory in form and substance to Cupertino and its counsel, to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. There shall have been no determination by any court, tribunal, regulatory authority or other government agency, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.

        s. SHAREHOLDER AGREEMENTS. Cupertino and Mid-Peninsula shall have received signed shareholder agreements from members of the Boards of Directors and the executive officers of Cupertino and Mid-Peninsula on or before the Document Delivery Date, pursuant to which each such person in their capacity as a shareholder commits to vote their Cupertino Shares or Mid-Peninsula Shares in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement, and to recommend to shareholders, subject to the exercise of fiduciary duties, that they vote in favor of the Merger and the transactions contemplated thereby and pursuant to this Agreement and the Merger Agreement.

        t. PERFORMANCE TESTS. As of the Determination Date, Closing Date and the Effective Date, Mid-Peninsula and MPB on a consolidated basis shall have
    (i) total shareholders' equity and leverage, tier 1 and total risk-based capital ratios, respectively, in amounts required to comply with the "well capitalized" category of applicable FDIC regulations, (ii) total reserves for losses on outstanding loans to net loans equal to 1.20%, and (iii) total shareholders' equity of not less than Twenty-Three Million Dollars ($23,000,000).

        u. STOCK OPTION AGREEMENT. Cupertino shall have received a signed and dated stock option agreement from Mid-Peninsula on or before the Document Delivery Date, granting an option to Cupertino to acquire up to nineteen percent (19%) of the Mid-Peninsula Shares in the event of a Business Combination between Mid-Peninsula and any third party.

        v. NASDAQ LISTING. Mid-Peninsula shares shall have been listed with the Nasdaq Stock Market for trading on the Nasdaq National Market System and Mid-Peninsula shall have taken all necessary action to similarly list Bancorp Shares under a symbol mutually agreed upon by the parties to be effective from and after the Effective Time of the Merger.

        w. DEBENTURE AGREEMENT. The supplemental debenture agreement to be delivered pursuant to Section 3.1 of this Agreement shall have been signed and delivered to Cupertino together with an opinion of Manatt, Phelps & Phillips, LLP, in form and substance reasonably satisfactory to Cupertino, Mid-Peninsula and their respective counsel.

9.  CLOSING.

        a. CLOSING DATE. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by Mid-Peninsula and Cupertino, be held at the offices of Bronson, Bronson & McKinnon LLP, 10 Almaden Blvd., Suite 600, San Jose, California at a time mutually agreed upon between the parties and as soon as practicable following the Determination Date and the last to occur of (i) the expiration of any waiting periods under applicable law or regulation, and (ii) the date on which all conditions to the obligation of either party to consummate the Merger have been satisfied (the "Closing Date").

        b. DELIVERY OF DOCUMENTS. At the Closing, the parties shall use their respective best efforts to deliver or cause to be delivered the opinions, certificates and other documents required to be delivered by this Agreement.

        c. FILINGS. At the Closing, Mid-Peninsula and Cupertino shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Mid-Peninsula and Cupertino to give effect to the Merger.

10. POST-CLOSING MATTERS.

    Bancorp will prepare and file with the Commission on the appropriate form as soon as practicable the results of combined operations of Mid-Peninsula and Cupertino for the first full calendar month after the Effective Date.

11. EXPENSES.

    Each party hereto agrees to comply with generally accepted accounting principles, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, relating to the payment of costs and expenses incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of the Merger Agreement, this Agreement, the Mid-Peninsula Registration Statement and Joint Proxy Statement/Prospectus (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, each party shall pay one-half of (i) the printing costs of the Registration Statement and the Joint Proxy Statement/Prospectus, (ii) all fees and costs payable pursuant to state "blue-sky" securities laws, (iii) fees and costs related to obtaining a tax opinion, (iv) fees and costs related to obtaining a letter from KPMG Peat Marwick LLP regarding pooling-of-interests accounting treatment, (v) the fee required to be paid to the Commission to register the Bancorp Shares, (vi) the fees and costs related to any amendments to the Mid-Peninsula Stock Option Plan or for the preparation of a new Mid-Peninsula Stock Option Plan including the cost of obtaining any permits or approvals of government agencies and regulatory authorities and applicable filing fees, (vii) the fees related to preparation and filing of applications with government agencies or regulatory authorities for approval of the transactions contemplated by the Merger, this Agreement and the Merger Agreement, and (viii) the fees and costs related to the listing of the Mid-Peninsula Shares and Bancorp Shares with the Nasdaq Stock Market for trading on the Nasdaq National Market System. Each party shall bear the costs of distributing the Joint Proxy Statement/Prospectus and other information relating to these transactions to its shareholders and of conducting a meeting of its shareholders.

12. AMENDMENT; TERMINATION.

        a. AMENDMENT. This Agreement and the Merger Agreement may be amended by Mid-Peninsula and Cupertino at any time prior to the Effective Time of the Merger without the approval of the shareholders of Mid-Peninsula and shareholders of Cupertino with respect to any of their terms except the terms relating to the Conversion Ratio or the form or amount of consideration to be delivered to the Cupertino shareholders in the Merger or otherwise as required by applicable law.

        b. TERMINATION. This Agreement and the Merger Agreement may be terminated as follows:

           (i) By the mutual consent of the Boards of Directors of both Mid-Peninsula and Cupertino at any time prior to the Effective Time of the Merger.

           (ii) By the Boards of Directors of Mid-Peninsula or Cupertino upon the failure of the shareholders of Mid-Peninsula or Cupertino to give the requisite approval of this Agreement and the transactions contemplated hereby including the amendments to the Mid-Peninsula Articles of Incorporation, Bylaws and 1994 Stock Option Plan.

          (iii) By the Boards of Directors of Mid-Peninsula or Cupertino upon the expiration of thirty (30) days after any government agency or regulatory authority denies or refuses to grant any approval, consent or qualification required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty
       (30) day period after such denial or refusal, Mid-Peninsula and Cupertino agree to submit the application to the government agency or regulatory authority that has denied or refused to grant the approval, consent or qualification requested.

          (iv) By the Board of Directors of Mid-Peninsula on or after the Termination Date, if any of the conditions in Section 7 to which the obligations of Mid-Peninsula are subject have not been fulfilled.

           (v) By the Board of Directors of Mid-Peninsula if a materially adverse change shall have occurred since March 31, 1996, in the business, financial condition, results of operations or assets of Cupertino or CNB.

          (vi) By the Board of Directors of Mid-Peninsula or Cupertino in the event that Cupertino, CNB or their affiliates enter into a Business Combination; provided, that termination based thereon shall not terminate the Stock Option Agreement signed by Cupertino in accordance with this Agreement.

          (vii) By the Board of Directors of Mid-Peninsula upon the expiration of twenty (20) days from delivery of written notice by Mid-Peninsula to Cupertino of Cupertino's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by Mid-Peninsula from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Mid-Peninsula or cured by Cupertino prior to expiration of such twenty (20) day period).

         (viii) By the Board of Directors of Cupertino on or after the Termination Date, if any of the conditions contained in Section 8 to which the obligations of Cupertino are subject have not been fulfilled.

          (ix) By the Board of Directors of Cupertino if a materially adverse change shall have occurred since March 31, 1996 in the business, financial condition, results of operations or assets of Mid-Peninsula or MPB.

           (x) By the Board of Directors of Cupertino and Mid-Peninsula in the event Mid-Peninsula, MPB or their affiliates enter into a Business Combination; provided, that termination based thereon shall not terminate the Stock Option Agreement signed by Mid-Peninsula in accordance with this Agreement.

          (xi) By the Board of Directors of Cupertino upon the expiration of twenty (20) days from delivery of written notice by Cupertino to Mid-Peninsula of Mid-Peninsula's breach of or failure to satisfy any covenant or agreement contained in this Agreement resulting in a material impairment of the benefit reasonably expected to be derived by Cupertino from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Cupertino or cured by Mid-Peninsula prior to expiration of such twenty (20) day period).

          (xii) By the Board of Directors of Mid-Peninsula in the event that Cupertino shall fail to deliver or cause to be delivered to Mid-Peninsula on or before the date which is twenty-seven (27) days after the date of this Agreement (the "Document Delivery Date") (i) the Schedules to be delivered pursuant to Section 4 hereof, in form and substance satisfactory to Mid-Peninsula and its counsel; (ii) the following signed documents, in form and substance reasonably acceptable to Mid-Peninsula and its counsel: (a) the affiliate agreement to be delivered pursuant to
       Section 7(n) hereof; (b) the shareholder agreements to be delivered pursuant to Section 7(s) hereof; and (d) the stock option agreement to be delivered pursuant to Section 7(u) hereof; and (iii) the form of the following documents, in form and substance reasonably acceptable to Mid-Peninsula and its counsel: (a) the officers certificate to be delivered pursuant to Section 7(e) hereof; (b) the opinion of counsel to Cupertino to be delivered pursuant to Section 7(f) hereof; and (c) the legal opinion in connection with the supplemental debenture agreement to be delivered pursuant to Section 7(x) hereof.

         (xiii) By the Board of Directors of Cupertino in the event that Mid-Peninsula shall fail to deliver or cause to be delivered to Cupertino on or before the Document Delivery Date (i) the Schedules to be delivered pursuant to Section 5 hereof, in form and substance satisfactory to Cupertino and its counsel; (ii) the following signed documents, in form and substance reasonably acceptable to Cupertino and its counsel: (a) the affiliate agreement to be delivered pursuant to Section 8(n) hereof; (b) the shareholder agreements to be delivered pursuant to Section 8(s) hereof; and (d) the stock option agreement to be delivered pursuant to
       Section 8(u) hereof; and (iii) the form of the following documents, in form and substance reasonably acceptable to Cupertino and its counsel:
       (a) the officers certificate to be delivered pursuant to Section 8(e) hereof; (b) the opinion of counsel to Mid-Peninsula to be delivered pursuant to Section 8(f) hereof; and (c) the supplemental debenture agreement to be delivered pursuant to Section 8(x) hereof.

        c. TERMINATION DATE. This Agreement shall be terminated if the Closing shall not have occurred on or before December 31, 1996; provided, however, that if the only conditions to the Closing which remain unsatisfied at December 31, 1996 are the receipt of the Government Approvals or the expiration of any waiting periods under applicable law or regulation, the Closing Date shall be automatically extended to February 28, 1997, or such other date as the parties may mutually agree upon (the "Termination Date"), for the purpose of obtaining such Government Approvals or the expiration of such waiting periods.

        d. NOTICE. The power of termination hereunder may be exercised by Mid-Peninsula or Cupertino, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

        e.  EFFECT OF TERMINATION; LIQUIDATED DAMAGES.

           (i) If this Agreement is terminated for any reason, the Merger Agreement shall automatically terminate. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 11, to maintain the confidentiality of the other party's information obtained pursuant to this Agreement, or the provisions of this Section 12(e) or applicable provisions of Section 14.

           (ii) If Mid-Peninsula or Cupertino terminates this Agreement pursuant to Section 12(b)(vi), Cupertino shall pay to Mid-Peninsula, on demand, the sum of Seven Hundred Fifty Thousand Dollars ($750,000). If Cupertino or Mid-Peninsula terminates this Agreement pursuant to Section 12(b)(x) Mid-Peninsula shall pay to Cupertino, on demand, the sum of Seven Hundred Fifty Thousand Dollars ($750,000). In each case, the amount indicated shall be deemed liquidated damages for expenses incurred and the lost opportunity cost for time devoted to the transactions contemplated by this Agreement.

13. INDEMNIFICATION.

        a. BY MID-PENINSULA. Mid-Peninsula agrees to defend, indemnify and hold harmless Cupertino and CNB, their respective officers and directors, attorneys, accountants, and each person who controls Cupertino and CNB within the meaning of the 1933 Act from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Mid-Peninsula Registration Statement and Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Mid-Peninsula shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement and Joint Proxy Statement/ Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to Mid-Peninsula used in preparing the Registration Statement. If and to the extent such agreement to indemnify may be unenforceable for any reason, Mid-Peninsula shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

        b. BY CUPERTINO. Cupertino agrees to defend, indemnify and hold harmless Mid-Peninsula and MPB, their respective officers and directors, attorneys, accountants, and each person who controls Mid-Peninsula and MPB within the meaning of the 1933 Act from and against any costs, damages, liabilities and expenses of any nature, insofar as such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Mid-Peninsula Registration Statement and Joint Proxy Statement/ Prospectus or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Cupertino shall be liable in any such case only to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement and Joint Proxy Statement/Prospectus or amendments or supplements thereto, in reliance upon and in conformity with information provided by and with respect to Cupertino used in preparing the Registration Statement and Joint Proxy Statement/Prospectus. If and to the extent such agreement to indemnify may be unenforceable for any reason, Cupertino shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which may be permitted under applicable law.

        c. NOTIFICATION. Promptly after receipt by any party to be indemnified pursuant to this subarticle (the "Indemnified Party") of notice of (i) any claim or (ii) the commencement of any action or proceeding, the Indemnified Party will give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. The Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving the Indemnified Party's asserted liability. In the event that the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the Indemnifying Party shall have the right to participate in the defense of such asserted liability.

14. MISCELLANEOUS.

        a. NOTICES. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by Federal Express or similar overnight courier, or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To Mid-Peninsula:                           To Cupertino:

David L. Kalkbrenner                        C. Donald Allen
President                                   President
Mid-Peninsula Bancorp                       Cupertino National Bancorp
420 Cowper Street                           20230 Stevens Creek Blvd.
Palo Alto, CA 94301-1504                    Cupertino, California 95014
Telephone: (415) 323-5150                   Telephone: (408) 996-1144
Telecopier: (415) 323-7421                  Telecopier: (408) 996-0657

With a copy to:                             With a copy to:

Bronson, Bronson & McKinnon LLP             Manatt, Phelps & Phillips, LLP
10 Almaden Blvd., Suite 600                 11355 W. Olympic Blvd.
San Jose, California 95113                  Los Angeles, California 90064
Attn: Glenn T. Dodd                         Attn: Paul H. Irving
Telephone: (408) 293-0599                        William T. Quicksilver
Telecopier: (408) 999-6553                  Telephone: (310) 312-4000
Attn: John W. Carr                          Telecopier: (310) 312-4224
Telephone: (415) 986-4200
Telecopier: (415) 982-1394

    or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

        b. KNOWLEDGE. Whenever the term "knowledge" or "to the best of knowledge" or words of similar import are used in this Agreement in connection with a party's representations and warranties, it shall mean the actual knowledge of a party after due inquiry of a party's directors, executive officers, senior vice presidents, and any officer(s) in charge of or having responsibility for any department or division of a party or its subsidiaries, including, without limitation, operations, credit, trust, SBA, mortgage, real estate, finance, administration, compliance and audit.

        c. BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of Mid-Peninsula and Cupertino and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

        d. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No investigation by Mid-Peninsula or Cupertino made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Time of the Merger (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Effective Time of the Merger, the representations, warranties, covenants and agreements of Mid-Peninsula and Cupertino contained in this Agreement shall terminate upon the Effective Time of the Merger.

        e. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        f. ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        g. ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understandings of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understanding relating to the subject matter hereof, excluding that certain Confidentiality Agreement between the parties dated May 8, 1996. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

        h. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        i. EFFECT OF RESTATEMENT. The restatement of this Agreement shall not constitute a waiver of, or otherwise affect, the rights, obligations or liabilities of the parties hereto as in effect immediately prior to the restatement of this Agreement (except to the extent that the terms of this Agreement have been expressly amended from the terms of this Agreement in effect immediately prior to the date of the restatement of this Agreement). Except as expressly stated to the contrary herein, all references herein, and in any documents or agreements executed pursuant hereto, to "the date of this Agreement," "the date hereof" or similar phrases with reference to this Agreement shall be deemed to refer to June 5, 1996, and any representations or warranties made or deemed to be made as of that date shall not be deemed to be made again at the time of restatement of this Agreement.

    IN WITNESS WHEREOF, Mid-Peninsula and Cupertino have each caused this Second Amended and Restated Agreement and Plan of Reorganization and Merger to be signed by its Chairman of the Board and President as of the day and year first above written.

 MID-PENINSULA BANCORP                   CUPERTINO NATIONAL BANCORP

 By: /s/ DUNCAN L. MATTESON              By: /s/ JOHN M. GATTO
     ----------------------------------      ----------------------------------
     Duncan L. Matteson                      John M. Gatto
     CHAIRMAN OF THE BOARD                   CHAIRMAN OF THE BOARD

 By: /s/ DAVID L. KALKBRENNER            By: /s/ C. DONALD ALLEN
     ----------------------------------      ----------------------------------
     David L. Kalkbrenner                    C. Donald Allen
     PRESIDENT                               PRESIDENT

                                   EXHIBIT A

                                MERGER AGREEMENT

    THIS MERGER AGREEMENT (the "Merger Agreement") is made and entered into as
of            , 1996, by and between MID-PENINSULA BANCORP, a California corporation ("Mid-Peninsula"), and CUPERTINO NATIONAL BANCORP, a California corporation ("Cupertino").

                                    RECITALS

    A. Mid-Peninsula is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California with authorized capital stock of six million (6,000,000) shares of no par value common stock of which, on the date hereof, there
are                   (        ) shares issued and outstanding (individually, a
"Mid-Peninsula Share" and together the "Mid-Peninsula Shares") and four million (4,000,000) shares of preferred stock of which, on the date hereof, there are no shares issued and outstanding.

    B. Cupertino is a corporation duly organized, validly existing and doing business in good standing under the laws of the State of California with authorized capital stock of six million (6,000,000) shares of no par value
common stock of which, on the date hereof, there are        (        ) shares
issued and outstanding (individually, a "Cupertino Share" and together the "Cupertino Shares") and 4,000,000 shares of preferred stock of which, on the date hereof, there are no shares issued and outstanding.

    C. Mid-Peninsula and Cupertino have entered into a Second Amended Agreement and Plan of Reorganization and Merger, dated August 20, 1996 (the "Agreement"), which contemplates the merger of Cupertino with and into Mid-Peninsula (the "Merger") upon and in accordance with the terms and conditions set forth in the Agreement and this Merger Agreement.

    D. The respective Boards of Directors of Mid-Peninsula and Cupertino deem it desirable and in the best interests of Mid-Peninsula and Cupertino and their respective shareholders that Cupertino be merged with and into Mid-Peninsula as provided in the Agreement and this Merger Agreement pursuant to the laws of the State of California and that Mid-Peninsula change its name to Greater Bay Bancorp ("Bancorp") which shall be the surviving corporation ("Surviving Corporation").

    E. The respective Boards of Directors of Mid-Peninsula and Cupertino have adopted resolutions approving this Merger Agreement and the Agreement and have recommended that the Merger be approved by the shareholders of their respective corporations.

    F. The respective shareholders of each of Mid-Peninsula and Cupertino, at meetings duly held, have duly approved and adopted this Merger Agreement, the Agreement and approved the Merger.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

                                      II.
                                   THE MERGER

    1.1  EFFECT OF MERGER.  At the Effective Time of the Merger (as defined in
Article VIII hereof), Cupertino shall be merged with and into Mid-Peninsula, Mid-Peninsula shall change its name to Greater Bay Bancorp, which shall thereupon be the Surviving Corporation, and the separate corporate existence of Cupertino shall cease.

    1.2 RIGHTS AND DUTIES OF SURVIVING CORPORATION. At and after the Effective Time of the Merger, all rights, privileges, powers and franchises and all property and assets of every kind and description of Cupertino shall be vested in and be held and enjoyed by Bancorp as the Surviving Corporation, without further act or deed; all the estates and interests of every kind of Cupertino, including all debts due to it, shall be as effectively the property of Bancorp as the Surviving Corporation as they were of Cupertino; the title to any real estate vested by deed or otherwise in Cupertino shall not revert or be in any way impaired by reason of the Merger; and Bancorp shall be deemed to be the same entity as each of Cupertino and Mid-Peninsula and shall be subject to all of their duties and liabilities of every kind and description. All rights of creditors and liens upon any property of Mid-Peninsula or Cupertino shall be preserved unimpaired and all debts, liabilities and duties of Mid-Peninsula or Cupertino shall be the debts, liabilities and duties of Bancorp as the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

                                      III.
                              CONVERSION OF SHARES

    2.1 CONVERSION OF SHARES. In and by virtue of the Merger and at the Effective Time of the Merger, pursuant to this Merger Agreement, each Mid-Peninsula Share and each Cupertino Share issued and outstanding immediately prior to the Effective time of the Merger shall, at the Effective Time of the Merger, be converted as follows:

        a. Effect on Mid-Peninsula Shares. At the Effective Time of the Merger, each Mid-Peninsula Share issued and outstanding immediately prior to the Effective Time of the Merger shall, on and after the Effective Time of the Merger, remain issued and outstanding and shall automatically and for all purposes be deemed to represent one share of the common stock, without par value, of Bancorp as the Surviving Corporation ("Bancorp Shares").

        b. Conversion of Cupertino Shares. At the Effective Time of the Merger, each Cupertino Share outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into .81522 (the "Conversion Ratio") of a Bancorp Share. From and after the Effective Time of the Merger, each holder of Cupertino Shares immediately prior to the Effective Time of the Merger (other than holders of Dissenting Shares, as defined below) shall have the right to receive, upon surrender of the certificates theretofore representing such Cupertino Shares, one or more certificates representing shares of Bancorp Shares equal to the number of Cupertino Shares represented by each surrendered certificate multiplied by the Conversion Ratio.

    2.2 FRACTIONAL SHARES. No fractional Bancorp Shares shall be issued in the Merger. In lieu thereof, each record holder of Cupertino Shares who would otherwise be entitled to receive a fractional Bancorp Share shall receive, subject to prior surrender of certificates representing Cupertino Shares, an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying the average of the bid and asked prices quoted by each brokerage firm acting as a market maker of Mid-Peninsula Shares for a Mid-Peninsula Share for each of the twenty (20) consecutive trading days up to and including the last business day of the calendar month end immediately prior to the Closing Date (as defined in the Agreement), by the fraction of a Bancorp Share to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights, interest, or any other rights in respect of any such fractional share.

    2.3  EXCHANGE PROCEDURES.

        a. At and after the Effective Time of the Merger, Mid-Peninsula will deliver or cause to be delivered to U. S. Stock Transfer Corporation, which shall serve as exchange agent (the "Exchange Agent"), such number of blank certificates representing Bancorp Shares sufficient to issue the number of Bancorp Shares issuable in the Merger and an amount of cash sufficient for payment of any fractional shares.

        b. As soon as practicable after the Effective Time of the Merger, the Exchange Agent will send written notice of exchange procedures to each record holder of certificates representing Cupertino Shares converted pursuant to Section 2.1(b) of this Merger Agreement.

        c. Upon surrender for cancellation to the Exchange Agent of one or more certificates evidencing Cupertino Shares ("Cupertino Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall promptly deliver to each holder of such surrendered Cupertino Certificates one or more new certificates representing the appropriate number of Bancorp Shares ("Bancorp Certificates") to which such holder is entitled, together with one or more checks for payment of cash in lieu of fractional interests to be issued in respect of the Cupertino Shares so surrendered.

        d. Until Cupertino Certificates have been surrendered and exchanged for Bancorp Certificates as herein provided, each outstanding Cupertino Certificate shall represent, on and after the Effective Time of the Merger, the right to receive the number of Bancorp Shares into which the number of Cupertino Shares shown thereon have been converted. No dividends or other distributions of any kind which are declared payable to holders of record of the Bancorp Shares after the Effective Time of the Merger will be paid to persons otherwise entitled to receive the same until such persons have surrendered their Cupertino Certificates in exchange for Bancorp Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time of the Merger, will be paid to such persons in accordance with the terms of such Bancorp Shares. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

        e. No transfer taxes shall be payable by any holder of Cupertino Shares in respect of the issuance of Bancorp Certificates for Bancorp Shares, except that if any Bancorp Certificate for Bancorp Shares is to be issued in a name other than that in which the Cupertino Certificate surrendered shall be been registered, it shall be a condition of such issuance that the person requesting such issuance shall properly endorse the certificate or certificates and shall pay to Bancorp any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of Bancorp that such taxes have been paid or are not payable.

        f. Any Bancorp Shares delivered to the Exchange Agent and not issued pursuant hereto at the end of one (1) year from the Effective Time of the Merger shall be returned to Bancorp, in which event the persons, if any, entitled thereto shall look only to Bancorp for payment thereof.

        g. Notwithstanding anything to the contrary set forth herein, if any holder of Cupertino Shares shall be unable to surrender his or her Cupertino Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Bancorp.

        h. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Bancorp Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Bancorp Shares for the account of the persons entitled thereto. All dividends or distributions, and any cash to be paid in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Cupertino Shares and unclaimed at the end of one (1) year from the Effective Time of the Merger, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Bancorp, and after such time any holder of a certificate representing Cupertino Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Bancorp for payment or delivery of such dividends or distributions or cash, as the case may be.

    2.4  DISSENTING SHAREHOLDERS.  Notwithstanding the provisions of this
Article III to the contrary, any Cupertino Shares held by persons who have satisfied the requirements of Chapter 13 of the California General Corporation Law (the "GCL") and who have not effectively withdrawn or lost their dissenters' rights under Chapter 13 (such shares being referred to as "Dissenting Shares"), shall not be converted pursuant to this Merger Agreement, but the holders thereof shall be entitled only to such rights as are afforded them by Chapter 13 of the GCL. Each dissenting shareholder who is entitled to payment for his or her Cupertino Shares pursuant to Chapter 13 of the GCL shall receive payment in an amount determined pursuant to Chapter 13 of the GCL.

                                      IV.
                           ARTICLES OF INCORPORATION


    The Articles of Incorporation of Mid-Peninsula shall be amended effective as of the Effective Time of the Merger:


        a. to change its name to Greater Bay Bancorp, (b) to establish a super-majority vote requirement of the Board of Directors equal to a two-thirds vote on certain matters, and (c) to limit the liability of the directors and provide expanded indemnification rights of agents of the Surviving Corporation to the maximum extent permitted by law, as set forth in EXHIBIT 1 attached hereto and incorporated herein by this reference, and, as so amended, shall be the Articles of Incorporation of Bancorp as the Surviving Corporation from and after the Effective Time of the Merger until amended in accordance with its provisions and as provided by law.

                                       V.
                                     BYLAWS


    The Bylaws of Mid-Peninsula shall be amended effective as of the Effective Time of the Merger:


        a. to provide for a range in the number of authorized directors of not less than seven (7) and not more than thirteen (13), with the exact number of directors fixed at ten (10); and (b) to require a two-thirds (2/3rds) vote of the Board of Directors of Bancorp to approve certain matters affecting Bancorp, including (i) a merger, sale of control or sale of material assets of Bancorp, (ii) acquisitions by Bancorp, (iii) creation of new business units of Bancorp or its subsidiaries, (iv) material changes in operating budgets of Bancorp or its subsidiaries, (v) material changes in the business organization or organizational structure of Bancorp or its subsidiaries, (vi) termination of any executive officer or senior officer appointed to the Executive Management Committee of Bancorp, and (vii) any change in the authorized range of directors; and, as so amended, the Bylaws of Mid-Peninsula shall, at and after the Effective Time of the Merger, be the Bylaws of Bancorp as the Surviving Corporation until further amended as provided by law.

                                      VI.
                                   DIRECTORS

    At the Effective Time of the Merger, the Board of Directors of Bancorp as the Surviving Corporation shall consist of five (5) members appointed by the Board of Directors of Mid-Peninsula and five (5) members appointed by the Board of Directors of Cupertino, in each case as designated in the Agreement. Such persons shall serve as the Directors of the Surviving Corporation until such time as their successors have been duly elected and qualified.

                                      VII.
                                 FURTHER ACTION

    The parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions set forth in this Merger Agreement. If, at any time after the Effective Time of the Merger, Bancorp as the Surviving Corporation or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

                                     VIII.
                          EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing, in accordance with Section 1103 of the GCL, of an executed copy of this Merger Agreement and all other requisite accompanying certificates in the office of the California Secretary of State. The date and time of such filing with the California Secretary of State is referred to herein as the "Effective Time of the Merger."

                                      IX.
                              CONDITIONS TO MERGER

    The filing of this Merger Agreement with the California Secretary of State as provided in Article VIII above is conditioned upon the fulfillment, prior to such filing, of all the conditions to the Merger set forth in the Agreement.

                                       X.
                                  TERMINATION

    This Merger Agreement may, by the mutual consent and action of the Boards of Directors of Mid-Peninsula and Cupertino, be abandoned at any time before or after approval thereof by the shareholders of Mid-Peninsula and Cupertino, but not later than the filing of this Merger Agreement with the California Secretary of State pursuant to Section 1103 of the GCL. This Merger Agreement shall automatically be terminated and of no further force and effect if, prior to the filing of an executed copy hereof with the California Secretary of State as provided in Article VIII hereof, the Agreement is terminated in accordance with the terms thereof.

                                      XI.
                               GENERAL PROVISIONS

    10.1 SUCCESSORS AND ASSIGNS. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party without the written consent of the other parties.

    10.2 GOVERNING LAW. This Merger Agreement has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

    10.3 AMENDMENTS. This Merger Agreement, when duly executed and delivered, may be modified or amended by action of the Board of Directors of Mid-Peninsula and Cupertino to the extent permitted by law without action by their respective shareholders. This Merger Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

    10.4 ENTIRE AGREEMENT. This Merger Agreement and the Agreement, together with all exhibits hereto and thereto and all documents referenced herein and therein, constitute the entire agreement of Mid-Peninsula and Cupertino, and supersede any prior written or oral negotiations, discussions, understandings and agreements between them, concerning the subject matter contained herein and therein.

    10.5 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute but one and the same agreement.

    IN WITNESS WHEREOF, Mid-Peninsula and Cupertino, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Merger Agreement to be signed by their respective Presidents and Secretaries on the day and year first above written.

CUPERTINO NATIONAL BANCORP,                            MID-PENINSULA BANCORP,
a California corporation                               a California corporation

By
                                                       By
- -----------------------------------------              -----------------------------------------
         C. Donald Allen, President                           David L. Kalkbrenner, President
         and Chief Executive Officer                            and Chief Executive Officer

By
                                                       By
- -----------------------------------------              -----------------------------------------
         Steven C. Smith, Secretary                             Warren R. Thoits, Secretary

                                   EXHIBIT 1

    AMENDMENT TO ARTICLES OF INCORPORATION OF MID-PENINSULA BANCORP

                                                                      APPENDIX B
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

/X/ Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the Year ended December 31, 1995.
                                          OR
/ / Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       For the transition period from to .
Commission file number 0-25034

                            ------------------------

                             MID-PENINSULA BANCORP
               (Exact of registrant as specified in its charter)

        STATE OF CALIFORNIA                 94-2952485
  (State or other jurisdiction of        (I.R.S. Employee
   incorporation or organization)      Identification No.)
   420 COWPER STREET, PALO ALTO,
             CALIFORNIA                       94301
  (Address of principal executive           (Zip code)
              offices)

       Registrant's telephone number, including area code (415) 323-5150

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

  TITLE OF EACH     NAME OF EACH EXCHANGE
      CLASS          ON WHICH REGISTERED
- ------------------  ---------------------
Common Stock                None
 (no par value)

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                 TITLE OF CLASS

                                      None
                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes_X_ No ____

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K [    ].

    The aggregate market value of the voting stock held by non-affiliates of the registrant at March 15, 1996 was $22,465,548.

    As of March 15, 1996, the registrant had 1,582,392 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents are incorporated by reference into this Form 10-K:
(1) Part III, Items 10 through 13 from registrant's definitive proxy statement for the 1996 annual meeting of shareholders.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS

    GENERAL DEVELOPMENT OF BUSINESS

    Mid-Peninsula Bancorp is a California corporation organized in 1984 under the name San Mateo County Bancorp ("San Mateo") to act as the bank holding company of San Mateo County National Bank which subsequently changed its name to WestCal National Bank ("WestCal") in 1991. In 1995, WestCal was merged with and into Mid-Peninsula Bank a California state licensed bank organized in 1987 (the "Bank") in a transaction in which the Bank survived and became the wholly-owned subsidiary of San Mateo, and San Mateo concurrently changed its name to Mid-Peninsula Bancorp (the "Company").

    The headquarters of the Company and the Bank is located in Palo Alto, California and the Bank conducts its banking business through its offices in Palo Alto, San Mateo and San Carlos, California. Other than holding the shares of the Bank, the Company conducts no significant activities, although it is authorized, with the prior approval of the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Company's principal regulator, to engage in a variety of activities witch are deemed closely related to the business of banking.

    The Bank engages in general commercial banking emphasizing small and medium-sized businesses, and professionals located in its market area in and adjacent to the San Francisco Peninsula from Los Altos and Mountain View on the South to Daly City on the North and offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial loans, including short-term loans for businesses and professionals, personal loans, and real estate secured loans, which generally do not include long-term mortgage loans. The Bank offers traveler's checks, safe deposit boxes, notary public, customer courier and other customary bank services. The Bank is a member of the STAR System ATM network and, through this system offers ATM access at numerous locations.

    Regular bank hours are from 9:30 A.M. to 4:00 P.M., Monday through Friday. The main offices of the Company and the Bank are located at 420 Cowper Street, Palo Alto, California, telephone number (415) 323-5150. The Bank's other offices are located at 100 South Ellsworth Avenue, San Mateo, California, telephone number (415) 375-1555 and 1313 Laurel Street, San Carlos, California, telephone number (415) 595-4445.

    The Bank's commercial lending focus is to provide short-term loans and lines of credit to professional service firms and local businesses. Commercial clients include small businesses, light industry manufacturing companies and various professional service firms. Emphasis is placed on the borrowers earnings history, capitalization, secondary sources of repayment (such as accounts receivable) and, in many instances, tertiary sources of repayment (such as personal guarantees or personal assets). Through community involvement in Chambers of Commerce, Rotary Clubs, civic organizations and redevelopment activities, officers of the Bank stay in close contact with the leaders and decision makers within the communities served by the Bank.

    In addition, the Bank offers interim construction loans, generally for single-family residences and multi-unit projects. Real estate and construction loans are typically secured by first deeds of trust and guarantees from principals of the borrower where applicable. The economic viability of the project and the borrower's credit-worthiness are primary considerations in the loan underwriting decision. The Bank uses independent local appraisers, conservative loan-to-value ratios (e.g., generally not to exceed 75% of the appraised value of the property) and close monitoring of the projects during the construction phase. In the absence of rapid declines in real estate values, ultimate collectibility of these secured loans is considered by the Company's management to be better than the average mix of commercial loans. The Bank presently does not make long-term fixed or variable rate real estate loans and, therefore, material sustained increases or decreases in general interest rate levels have only a short-term effect on the Bank's net yield on real estate loans.

    As of December 31, 1995, commercial loans and lines of credit represented approximately 74% of the Company's total loan portfolio, real estate loans approximately 19% of the total loan portfolio, and real estate construction loans approximately 7% of the loan portfolio.

    The Bank's deposits are primarily obtained from individuals (including corporate executives and entrepreneurs), small and medium-size businesses, and professionals. The Bank's deposits are not received from a single depositor or group of affiliated depositors the loss of any one of which would have a material adverse effect on the business of the Bank, nor is a material portion of the Bank's loans concentrated within a single industry or group of related industries. As of December 31, 1995, the Bank had approximately $37,077,000 of noninterest bearing demand deposits, with an average account balance of approximately $24,000, approximately $11,926,000 in interest bearing demand deposits with an average account balance of approximately $23,000, and approximately $146,692,000 in interest bearing time and savings deposits with an average account balance of approximately $86,000. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the legal limit thereon, which is currently $100,000 per depositor.

    The Bank had fifty-seven (57) full-time employees on December 31, 1995 and the Company had no employees other than unsalaried officers.

    SUPERVISION AND REGULATION

    The common stock of the Company is subject to the registration requirements of the Securities Act of 1933, as amended, and the qualification requirements of the California Corporate Securities Law of 1968, as amended. The Bank's common stock, however, is exempt from such requirements. The Company is also subject to the periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, annual, quarterly and other current reports with the Securities and Exchange Commission.

    The Bank is licensed under the banking laws of the State of California, is a member of the Federal Reserve System, and its deposits are insured by the FDIC. Consequently, the Bank is subject to the supervision of, and is regularly examined by, the California Superintendent of State Banks (the "Superintendent") and the Board of Governors. Such supervision and regulation include comprehensive reviews of all major aspects of the Bank's business and condition, including its capital ratios, allowance for possible loan losses and other factors. However, no inference should be drawn that such authorities have approved any such factors. The Company and the Bank are required to file reports with the Superintendent and the Board of Governors and provide such additional information as the Superintendent and the Board of Governors may require.

    The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and is registered as such with, and subject to the supervision of, the Board of Governors. The Company is required to obtain the approval of the Board of Governors before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the Company would own or control more than 5% of the voting shares of such bank. The Bank Holding Company Act prohibits the Company from acquiring any voting shares of, or interest in, all or substantially all of the assets of, a bank located outside the State of California unless such an acquisition is specifically authorized by the laws of the state in which such bank is located. Any such interstate acquisition is also subject to the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1995 discussed below.

    The Company, and any subsidiaries which it may acquire or organize, are deemed to be "affiliates" of the Bank within the meaning of that term as defined in the Federal Reserve Act. This means, for example, that there are limitations
(a) on loans by the Bank to affiliates, and (b) on investments by the Bank in affiliates' stock as collateral for loans to any borrower. The Company and its subsidiary are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

    In addition, regulations of the Board of Governors promulgated under the Federal Reserve Act require that reserves be maintained by the Bank in conjunction with any liability of the Company under any obligation (promissory note, acknowledgment of advance, banker's acceptance or similar obligation) with a weighted average maturity of less than seven (7) years to the extent that the proceeds of such obligations are used for the purpose of supplying funds to the Bank for use in its banking business, or to maintain the availability of such funds.

    The Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, sale or lease of property or furnishing of services. Section 106(b) of the Bank Holding Company Act Amendments of 1970 generally prohibits a bank from tying a product or service to another product or service offered by the bank, or by any of its affiliates. A prohibited tie-in arrangement would exist where a bank varies the consideration for a product or service on the condition that a customer obtain some additional product or service from the bank or from any of its affiliates, or where as a condition for providing a customer a product or service, the bank requires the customer to purchase another product or service from the bank or from any of its affiliates. These anti-tying restrictions also apply to bank holding companies and their non-bank subsidiaries as if they were banks. Section 106 contains a "traditional bank product" exception permitting a bank to tie a product to a traditional bank product offered by the bank itself, but not by any affiliated bank or non-bank. For example, a bank may offer a discount on a loan on the condition that a customer maintain a deposit account at that bank, however, the bank may not offer a discount on a loan on the condition that a customer maintain a deposit account at an affiliated bank. Effective September 2, 1995, the Board of Governors adopted a rule permitting a bank or a bank holding company to offer a discount on a traditional bank product, or on securities brokerage services to a customer on condition that the customer obtain a traditional bank product from an affiliate. Effective January 23, 1995, the Board of Governors adopted a rule permitting a bank holding company or its non-bank subsidiary to offer a discount on its product or service on condition that a customer obtain any other product or service from that holding company or from any of its non-bank affiliates. The rule permits bank holding companies and their non-bank subsidiaries to offer discounts on packaged products when no affiliated bank is involved in the arrangement (both the tying and tied products are offered by bank holding companies or their non-bank subsidiaries only), and both the tying and tied products are separately available for purchase at competitive prices.

    The Board of Governors and the FDIC have adopted risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. The guidelines are designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the guidelines, the Company and the Bank are required to maintain capital equal to at least 8% of its assets and commitments to extend credit, weighted by risk, of which at least 4% must consist primarily of common equity (including retained earnings) and the remainder may consist of subordinated debt, cumulative preferred stock, or a limited amount of loan loss reserves.

    Assets, commitments to extend credit, and off-balance sheet items are categorized according to risk, and certain assets considered to present less risk than others permit maintenance of capital at less than the 8% ratio. For example, most home mortgage loans are placed in a 50% risk category and therefore require maintenance of capital equal to 4% of such loans, while commercial loans are placed in a 100% risk category and therefore require maintenance of capital equal to 8% of such loans.

    The guidelines establish two categories of qualifying capital: Tier 1 capital comprising core capital elements, and Tier 2 comprising supplementary capital requirements. At least one-half of the required capital must be maintained in the form of Tier 1 capital. Tier 1 capital includes common shareholders' equity and quailing perpetual preferred stock. However, no more than 25% of the Company's total Tier 1 capital may consist of perpetual preferred stock. The definition of Tier 1 capital for the Bank is the same, except that perpetual preferred stock may be included only if it is noncumulative. Tier 2 capital includes, among other items, limited life (and in the case of banks, cumulative) preferred stock, mandatory convertible securities, subordinated debt and a limited amount of reserve for credit losses.

    The Board of Governors also adopted a 3% minimum leverage ratio for banking organizations as a supplement to the risk-weighted capital guidelines. The leverage ratio is generally calculated using Tier 1 capital (as defined under risk-based capital guidelines) divided by quarterly average net total assets (excluding intangible assets and certain other adjustments). The leverage ratio establishes a limit on the ability of banking organizations, including the Company and the Bank, to increase assets and liabilities without increasing capital proportionately.

    The Board of Governors emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and a composite rating of 1 under the regulatory rating system for banks and 1 under the regulatory rating system for bank holding companies. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain minimum capital ranging generally from 100 to 200 basis points in excess of the leverage ratio. The FDIC adopted a substantially similar leverage ratio for state non-member banks.

    As of December 31, 1995, the Bank and the Company are in compliance with the risk-based capital and leverage ratios noted above. See Item 7 below for a listing of the Company's risk-based capital ratios for the years ended December 31, 1995 and 1994.

    The Company's ability to pay cash dividends is subject to restrictions set forth in the California General Corporation Law. Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends and/or management fees from the Bank. The payment of cash dividends and/or management fees by the Bank is subject to restrictions set forth in the California Financial Code, as well as restrictions established by the Board of Governors and the FDIC. See Item 5 for further information regarding the payment of cash dividends by the Company and the Bank.

    COMPETITION

    At December 31, 1995, there were 48 branches of major California banks and 23 regional bank branches in the cities of Palo Alto, San Mateo and San Carlos and surrounding areas. Additionally, the Bank competes with savings and loan associations and, to a lesser extent, credit unions, finance companies and other financial services providers for deposit and loan customers.

    Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. They also perform services, such as trust services, international banking, discount brokerage and insurance services which the Bank is not authorized or prepared to offer currently. The Bank has made arrangements with its correspondent banks and with others to provide such services for its customers. For borrowers requiring loans in excess of the Bank's legal lending limits, the Bank has offered, and intends to offer in the future, such loans on a participating basis with its correspondent banks and with other independent banks, retaining the portion of such loans which are within its lending limits. As of December 31, 1995, the Bank's legal lending limits to a single borrower and such borrowers related parties were $3,342,000 on an unsecured basis and $5,570,000 on a fully secured basis based on regulatory capital of $22,280,000.

    In order to compete with other financial institutions in its service area, the Bank relies principally upon local advertising programs; direct personal contact by officers, directors, employees, and shareholders; and specialized services such as courier pick-up and delivery of non-cash banking items. The Bank emphasizes to its customers the advantages of dealing with a locally owned and community oriented institution, and when customer loan demands exceed the Bank's legal lending limit, the Bank makes every effort to arrange such financing through a participating loan program with a correspondent or other independent bank.

    Banking is a business which depends on interest rate differentials. In general, the difference between the interest rate paid by the Bank to obtain its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and on securities held in the Bank's portfolio comprise the major portion of the Bank's earnings.

    Commercial banks compete with savings and loan associations, credit unions, other financial institutions and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings and loan associations, credit unions, consumer finance companies, mortgage companies and other lending institutions.

    The interest rate differentials of the Bank, and therefore its earnings, are affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States as set by statutes and as implemented by federal agencies, particularly the Federal Reserve Board. This agency can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States government securities, adjustments in the amount of interest free reserves that banks and other financial institutions are required to maintain, and adjustments to the discount rates applicable to borrowing by banks from the Federal Reserve Bank. These activities influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and timing of any future changes in monetary policies and their impact on the Bank are not predictable.

    California law and regulations of the Superintendent authorize California licensed banks, subject to applicable limitations and approvals of the Superintendent to (1) provide real estate appraisal services, management consulting and advisory services, and electronic data processing services; (2) engage directly in real property investment or acquire and hold voting stock of one or more corporations, the primary activities of which are engaging in real property investment; (3) organize, sponsor, operate or render investment advice to an investment company or to underwrite, distribute or sell securities in California; and (4) invest in the capital stock, obligations or other securities of corporations not acting as insurance companies, insurance agents or insurance brokers. In November 1988, Proposition 103 was adopted by California voters. The Superintendent has established certain procedures to be followed by banks desiring to engage in insurance activities which include filing a report describing (1) a proposed business plan and information regarding the types of insurance products intended to be offered; (2) insurance companies with which the banks intend to conduct business; (3) organization plans; (4) locations at which activities will be conducted; and (5) proposed operational and compliance procedures and policies. The California Department of Insurance regulates application processing, licensing and supervision of insurance activities. National banks (whether a holding company subsidiary or not) are limited under applicable provisions of the National Bank Act to acting as an agent for fire, life or other insurance only in locations with a population of 5,000 or less. In recent years, banks and bank holding companies have increasingly sought authorization to expand their product base to include insurance activities. The Federal Deposit Insurance Corporation Improvement Act of 1991 discussed below, generally restricts an insured state bank from engaging as a principal in any activity that is impermissible for a national bank. On January 18, 1995, the United States Supreme Court unanimously upheld a ruling by the Office of the Comptroller of the Currency (the "Comptroller") that permitted sale of fixed and variable annuities by a national bank and confirmed the authority of the Comptroller to interpret the powers of national banks under the National Bank Act. The Comptroller determined that annuities are not insurance products, but rather a type of investment instrument and that the sale of annuities is incidental to the business of banking. It is not certain what impact the decision will have upon the continuing effort of banks and bank holding companies to engage in insurance related activities.

    The Caldera, Weggeland and Killea California Interstate Banking and Branching Act of 1995, effective October 2, 1995, amends the California Financial Code to, among other matters, regulate the operations of state banks to eliminate conflicts with and to implement the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 discussed below. The Caldera Act includes
(1) an
election to permit early interstate merger transactions; (2) a prohibition against interstate branching through the acquisition of a branch business unit located in California without acquisition of the whole business unit of the California bank; and (3) a prohibition against interstate branching through de novo establishment of California branch offices. The Caldera Act mandates that initial entry into California by an out-of-state institution be accomplished by acquisition of or merger with an existing whole bank which has been in existence for at least five years.

    The State Bank Parity Act, effective January 1, 1996, eliminates certain existing disparities between California state chartered banks and federally chartered national banks by authorizing the Superintendent to address such disparities through a streamlined rulemaking process. The Superintendent has taken action pursuant to the Parity Act to, among other matters, authorize previously impermissible share repurchases by state banks, subject to the prior approval of the Superintendent.

    The Competitive Equality Banking Act of 1987 (the "1987 Banking Act") also has affected the balance of competition among banks and other non-bank financial institutions. Among other things, the 1987 Banking Act has restricted the growth and formation of so-called "limited service" or "non-bank" banks (institutions which accept deposits or make commercial loans, but do not do both). Other key provisions of the 1987 Banking Act included: (1) the expansion of the FDIC's authority in arranging supervisory interstate acquisitions and acquisitions of failing banks; (2) the renewal of emergency acquisition authorities; (3) the exemption of assessment income of federal banking agencies from budget restrictions imposed by the Office of Management and Budget and from the budget balancing requirements of the Gramm-Rudman-Hollings Act; (4) a moratorium (which ended on March 1, 1988), prohibiting commercial banks from engaging in insurance or securities activities not approved prior to March 5, 1987; (5) the application of the Glass-Steagall Act to state-chartered banks, prohibiting affiliations with companies principally engaged in securities activities; and
(6) new check hold schedules which were implemented on September 1, 1990.

    On August 9, 1989, President Bush signed into law the Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA"). The FIRREA contains provisions which among other things: (1) established two separate financial industry insurance funds, both administered by the FDIC -- the Bank Insurance Fund and the Savings Association Insurance Fund; (2) abolished the Federal Home Loan Bank Board and the Federal Savings and Loan Insurance Corporation and established the Office of Thrift Supervision as an office of the Treasury Department, with responsibility for examination and supervision of all savings and loan associations; (3) increased the premiums paid by FDIC-insured institutions; (4) permitted bank holding companies to acquire healthy savings and loan associations; (5) enhanced federal banking agencies' enforcement authority over the operations of all insured depository institutions and increased the civil and criminal penalties that may be imposed in connection with violations of laws and regulations; (6) curtailed investments and certain other activities of state-chartered savings and loan associations; and (7) increased the capital requirements of savings and loan associations.

    On December 19, 1991, President Bush signed the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The FDICIA substantially revises banking regulations, certain aspects of the Federal Deposit Insurance Act and establishes a framework for determination of capital adequacy of financial institutions, among other matters. Under the FDICIA, financial institutions are placed into five capital adequacy categories as follows: (1) well capitalized,
(2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized, and (5) critically undercapitalized. The FDICIA authorized the Board of Governors, the Comptroller and FDIC to establish limits below which financial institutions will be deemed critically undercapitalized, provided that such limits can not be less than two percent (2%) of the ratio of tangible equity to total assets or sixty-five percent (65%) of the minimum leverage ratio established by regulation. Financial institutions classified as undercapitalized or below are subject to limitations including restrictions related to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) capital distributions, and (iv) payment of management fees to a parent holding company.

    The FDICIA requires the Board of Governors and FDIC to initiate corrective action regarding financial institutions which fail to meet minimum capital requirements. Such action may result in orders to augment capital such as through sale of voting stock, reduction in total assets, and restrictions related to correspondent bank deposits. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

    The FDIC adopted a regulation pursuant to Section 302(a) of the FDICIA, effective on November 2, 1992, amending its regulations on insurance assessments to, among other matters, adopt a recapitalization schedule for the Bank Insurance Fund and establish a transitional risk-based insurance assessment system to replace the uniform assessment rate system previously applicable to insured financial institution members of the Bank Insurance Fund. The regulation requires that each insured institution be assigned to one of three capital groups and one of three supervisory subgroups within each capital group, based upon financial data reported by each institution in it's Report of Income and Condition, as well as supervisory evaluations by the institution's primary federal regulatory agency. The three capital groups have the following characteristics: (1) "Well capitalized" -- consisting of institutions having a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater; (2) "Adequately capitalized" -- consisting of institutions that are not "well capitalized," but have a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and a Tier 1 leverage ratio of 4% or greater; and (3) "Undercapitalized" -- consisting of institutions that do not qualify as either "well capitalized" or "adequately capitalized". The three supervisory subgroups have the following characteristics: (A) Subgroup "A" -- consisting of financially sound institutions with only a few minor weaknesses;
(B) Subgroup "B" -- consisting of institutions that demonstrate deterioration of the institution and increased risk of loss to the Bank Insurance Fund; and (C) Subgroup "C" -- consisting of institutions that pose a substantial probability of loss to the Bank Insurance Fund unless effective corrective action is taken.

    The annual assessment rate for each insured institution continued at the rate of $0.23 per $100 of deposits through year-end December 31, 1992. Commencing January 1, 1993, the assessment rate was based upon a risk assessment schedule with rates ranging from $0.23 to $0.31 per $100 of deposits utilizing the capital group and supervisory subgroup analysis. On June 25, 1993, the FDIC adopted a permanent risk-based insurance assessment system which retained the transitional system without substantial modification. In late 1994 and early 1995, the FDIC proposed two significant changes to the deposit insurance assessment system to (1) redefine the deposit assessment base which has been defined to equal an institution's total domestic deposits, plus or minus certain adjustments, but without significantly impacting total industry-wide assessments (although significant changes in assessments of individual institutions may occur); and (2) establish a new assessment rate schedule, using the present group and subgroup categories, but with assessment rates varying from $0.04 to $0.31 per $100 of deposits, resulting in a spread between the minimum and maximum rates of $0.27 rather than $0.08. On August 8, 1995, the FDIC voted to reduce the deposit insurance assessment rates to a range from $0.04 to $0.31 per $100 of deposits and subsequently, on November 14, 1995, the FDIC voted again to further reduce the assessment rates to a range from $0 to $0.27 per 100 of deposits, subject to a minimum $2,000.00 annual assessment for all institutions regardless of classification within the capital groups and supervisory subgroups as follows:

                    SUPERVISORY SUBGROUP
               -------------------------------
CAPITAL GROUP      A          B          C
- -------------  ---------  ---------  ---------
      1        $       0  $    0.03  $    0.17
      2             0.03       0.10       0.24
      3             0.10       0.24       0.27

    The above assessment rates are effective for the first semiannual assessment period of 1996. Based upon the above risk-based assessment rate schedule, the Company's and Bank's current capital ratios, the Bank's current level of deposits, and assuming no change in the assessment rate applicable to the Bank during 1996, the Company estimates that its annual noninterest expense attributed to assessments will decrease substantially.

    The Board of Governors and FDIC adopted regulations effective December 19, 1992, implementing a system of prompt corrective action pursuant to Section 38 of the Federal Deposit Insurance Act and Section 131 of the FDICIA. The regulations establish five capital categories with the following characteristics: (1) "Well capitalized" -- consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "Adequately capitalized" -- consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution; (3) "Undercapitalized" -- consisting of institutions with a total risk-based capital ratio less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4%; (4) "Significantly undercapitalized" -- consisting of institutions with a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; (5) "Critically undercapitalized" -- consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

    The regulations established procedures for classification of financial institutions within the capital categories, filing and reviewing capital restoration plans required under the regulations and procedures for issuance of directives by the appropriate regulatory agency, among other matters. The regulations impose restrictions upon all institutions to refrain from certain actions which would cause an institution to be classified within any one of the three "undercapitalized" categories, such as declaration of dividends or other capital distributions or payment of management fees, if following the distribution or payment the institution would be classified within one of the "undercapitalized" categories. In addition, institutions which are classified in one of the three "undercapitalized" categories are subject to certain mandatory and discretionary supervisory actions. Mandatory supervisory actions include (1) increased monitoring and review by the appropriate federal banking agency; (2) implementation of a capital restoration plan; (3) total asset growth restrictions; and (4) limitation upon acquisitions, branch expansion, and new business activities without prior approval of the appropriate federal banking agency. Discretionary supervisory actions may include (1) requirements to augment capital; (2) restrictions upon affiliate transactions; (3) restrictions upon deposit gathering activities and interest rates paid; (4) replacement of senior executive officers and directors; (5) restrictions upon activities of the institution and its affiliates; (6) requiring divestiture or sale of the institution; and (7) any other supervisory action that the appropriate federal banking agency determines is necessary to further the purposes of the regulations. Further, the federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company under the guaranty is limited to the lesser of (i) an amount equal to 5 percent of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." The FDICIA also restricts the solicitation and acceptance of and interest rates payable on brokered deposits by insured depository institutions that are not "well capitalized." An "undercapitalized" institution is not allowed to solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market areas in which such deposits would otherwise be accepted.

    Any financial institution which is classified as "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of such determination unless it is also determined that some other course of action would better serve the purposes of the regulations. Critically undercapitalized institutions are also prohibited from making (but not accruing) any payment of principal or interest on subordinated debt without the prior approval of the FDIC and the FDIC must prohibit a critically undercapitalized institution from taking certain other actions without its prior approval, including (1) entering into any material transaction other than in the usual course of business, including investment expansion, acquisition, sale of assets or other similar actions; (2) extending credit for any highly leveraged transaction; (3) amending articles or bylaws unless required to do so to comply with any law, regulation or order; (4) making any material change in accounting methods; (5) engaging in certain affiliate transactions; (6) paying excessive compensation or bonuses; and (7) paying interest on new or renewed liabilities at rates which would increase the weighted average costs of funds beyond prevailing rates in the institution's normal market areas.

    The capital ratio requirements for the "adequately capitalized" category generally are the same as the existing minimum risk-based capital ratios applicable to the Company and the Bank. It is not possible to predict what effect the prompt corrective action regulation will have upon the Company and the Bank or the banking industry taken as a whole in the foreseeable future.

    Under the FDICIA, the federal banking agencies have adopted regulations which require institutions to establish and maintain comprehensive written real estate policies which address certain lending considerations, including loan-to-value limits, loan administrative policies, portfolio diversification standards, and documentation, approval and reporting requirements. The FDICIA further generally prohibits an insured state bank from engaging as a principal in any activity that is impermissible for a national bank, absent FDIC determination that the activity would not pose a significant risk to the Bank Insurance Fund, and that the bank is, and will continue to be, within applicable capital standards. Similar restrictions apply to subsidiaries of insured state banks. The Company does not currently intend to engage in any activities which would be restricted or prohibited under the FDICIA.

    As required by the FDICIA, the federal financial institution agencies solicited comments in September 1993 on a method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition. Under the proposal, interest rate risk exposures would be quantified by weighting assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. As proposed, institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations could be required by the bank regulators based on supervisory concerns. The agencies adopted a final rule effective September 1, 1995 which is substantially similar to the proposed rule, except that the final rule does not establish (1) a measurement framework for assessing the level of a bank's interest rate exposure; nor (2) a minimum level of exposure above which a bank will be required to hold additional capital for interest rate risk if it has significant exposure or a weak interest rate risk management process. The agencies also solicited comments on and are continuing their analysis of a proposed policy statement which would establish a framework to measure and monitor interest rate exposure.

    The federal financial institution agencies published a final rule on July 10, 1995 to be effective on August 9, 1995, implementing safety and soundness standards. The FDICIA added a new Section 39 to the Federal Deposit Insurance Act which required the agencies to establish safety and soundness standards for insured financial institutions covering (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; (7) asset quality, earnings and stock valuation; and (8) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss. The agencies issued the final rule in the form of guidelines only for operational, managerial and compensation standards and reissued for comment proposed standards related to asset quality and earnings which are less restrictive than the earlier proposal in November 1993. Unlike the earlier proposal, the guidelines under the final rule do not apply to depository institution holding companies and the stock valuation standard was eliminated. If an agency determines that an institution fails to meet any standard established by the guidelines, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard.

    If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an accepted plan, the agency must require the institution to correct the deficiency. Under the final rule, an institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulatory agency. The agencies may elect to initiate enforcement action in certain cases rather than rely on an existing plan particularly where failure to meet one or more of the standards could threaten the safe and sound operation of the institution.

    The Board of Governors issued final amendments to its risk-based capital guidelines to be effective December 31, 1995, requiring that net unrealized holding gains and losses on securities available for sale determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are not to be included in the Tier I capital component consisting of common stockholders' equity. Net unrealized losses on marketable equity securities (equity securities with a readily determinable fair value), however, will continue to be deducted from Tier I capital. This rule has the general effect of valuing available-for-sale securities at amortized cost (based on historical cost) rather than at fair value (generally at market value) for purposes of calculating the risk-based and leverage capital ratios.

    On December 13, 1995, the Board of Governors issued amendments to its risk-based capital guidelines regarding concentration of credit risk and risks of non-traditional activities, which were effective January 17, 1996. As amended, the risk-based capital guidelines identify concentrations of credit risk and evaluate an institution's ability to manage such risks and the risk posed by non-traditional activities as important factors in assessing an institution's overall capital adequacy.

    Since 1986, California has permitted California banks and bank holding companies to be acquired by banking organizations based in other states on a "reciprocal" basis (i.e., provided the other state's laws permit California banking organizations to acquire banking organizations in that state on substantially the same terms and conditions applicable to local banking organizations). Some increase in merger and acquisition activity among California and out-of-state banking organizations has occurred as a result of this law, as well as increased competition for loans and deposits.

    President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1995 (the "Interstate Banking Act") on September 29, 1995. The Interstate Banking Act authorizes the Board of Governors to approve interstate acquisitions of banks or bank branch offices, generally without regard to conflicting requirements of state law, by adequately capitalized and managed bank holding companies, after September 29, 1995, and authorizes the other federal banking agencies to approve similar acquisitions by banks after June 1, 1997, unless prior to that date states enact laws prohibiting such acquisitions. Such so-called "opt out" measures are pending or have been passed in a number of states. States also may "opt in" to this authority at an earlier date if they enact laws specifically permitting such acquisitions. After March 29, 1996, the Interstate Banking Act authorizes the appropriate federal agency to approve the consolidation of banks located in different states but operated by the same bank holding company.

    The Interstate Banking Act imposes several limitations on the Board of Governors' general authority to approve such acquisitions including (1) preservation of state laws requiring acquisition target banks to have been chartered for minimum time periods not in excess of five years; (2) precluding acquisitions which would result in a concentration of deposits greater than 10% of total United States deposits, or 30% of total deposits in the state in which the acquired bank or branch office is located, subject to a state's right to either increase or decrease the 30% threshold and, in the absence of legislation, the right of a state banking regulatory agency to approve a transaction under certain circumstances; (3) Board of Governors' assessment of compliance with antitrust and community reinvestment laws, including a separate community reinvestment act analysis for each state in which a multi-state banking operation approved under the Interstate Banking Act exists; and (4) maintenance of state contingency laws requiring a bank acquisition target to maintain assets available for call by state-sponsored housing entities established under state law, provided (i) the state law does not discriminate against out-of-state banks, holding companies or their subsidiaries, (ii) the state law was in effect at the enactment date of the Interstate Banking Act, (iii) the FDIC has not determined that compliance with the state law would result in an unacceptable risk to the deposit insurance fund, and (iv) compliance with the state law would not place the bank in an unsafe or unsound condition.

    The federal banking agencies are required to adopt regulations effective June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. Such regulations will require the appropriate federal agency of an out-of-state bank or bank holding company to review such bank's operations in the host state in order to determine whether it is meeting the credit needs of the host state communities in which it operates, whenever it determines that such bank's ratio of loans to deposits in the host state is less than one-half the average of the total loans to total deposits for banks domiciled in the host state. If the agency reaches a negative conclusion, it is authorized to restrict the opening of new branch offices and to order the closure of the host state branch offices of the out-of-state bank. Before an agency may exercise authority to close such a branch office or offices, the Interstate Banking Act requires that it notify the bank and schedule a hearing. Banks which determine to close branches located in low or moderate income areas acquired under the Interstate Banking Act must notify their customers how to contact the appropriate federal agency to complain about the closing. If the agency determines that any such complaint is not frivolous, it must convene a meeting of concerned organizations and individuals to explore the feasibility of adequate alternative sources of banking services for the affected communities.

    In October 1994, the federal financial institution regulatory agencies jointly proposed a comprehensive revision of their regulations implementing the Community Reinvestment Act ("CRA"), enacted in 1977 to promote lending by financial institutions to individuals and businesses located in low and moderate income areas. In May 1995, the proposed CRA regulations were published in final form effective as of July 1, 1995. The revised regulations included transitional phase-in provisions which generally require mandatory compliance not later than July 1, 1997, although earlier voluntary compliance is permissible.

    Under the former CRA regulations, compliance was evaluated by an assessment of the institution's methods for determining, and efforts to meet, the credit needs of such borrowers. This system was highly criticized by depository institutions and their trade groups as subjective, inconsistent and burdensome, and by consumer representatives for its alleged failure to aggressively penalize poor CRA performance by financial institutions. The revised CRA regulations emphasize an assessment of actual performance rather than of the procedures followed by a bank, to evaluate compliance with the CRA. Overall CRA compliance continues to be rated across a four-point scale from "outstanding" to "substantial noncompliance," and continues to be a factor in review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in "substantial non compliance" with the revised CRA regulations may be subject to enforcement proceedings.

    The regulations provide that "small banks," which are defined to include any independent bank with total assets of less than $250 million, are to be evaluated by means of a so-called "streamlined assessment method" unless such a bank elects to be evaluated by one of the other methods provided in the regulations. The differences between the evaluation methods may be summarized as follows:

        (1) The "streamlined assessment method" presumptively applicable to small banks requires that a bank's CRA compliance be evaluated pursuant to five "assessment criteria," including its (i) loan-to-deposit ratio (as adjusted for seasonal variations and other lending-related activities, such as sales to the secondary market or community development lending); (ii) percentage of loans and other lending-related activities in the bank's service area(s); (iii) distribution of loans and other lending-related activities among borrowers of different income levels, given the demographic characteristics of its service area(s); (iv) geographic distribution of loans and other lending-related activities within its service area(s); and
    (v) record of response to written complaints, if any, about its CRA performance.

        (2) The "lending, investments and service tests method" is applicable to all banks larger than $250 million which are not wholesale or limited purpose banks and do not elect to be evaluated by the "strategic plan assessment method." Central to this method is the requirement that such banks collect and report to their primary federal banking regulators detailed information regarding home mortgage, small business and farm and community development loans which is then used to evaluate CRA compliance. At the bank's option, data regarding consumer loans and any other loan distribution it may choose to provide also may be collected and reported.

        Using such data, a bank will be evaluated regarding its (i) lending performance according to the geographic distribution of its loans, the characteristics of its borrowers, the number and complexity of its community development loans, the innovativeness or flexibility of its lending practices to meet low and moderate income credit needs and, at the bank's election, lending by affiliates or through consortia or third-parties in which the bank has an investment interest; (ii) investment performance by measure of the bank's "qualified investments," that is, the extent to which the bank's investments, deposits, membership shares in a credit union, or grants primarily benefit low or moderate income individuals and small businesses and farms, address affordable housing or other needs not met by the private market, or assist any minority or women-owned depository institution by donating, selling on favorable terms or providing on a rent-free basis any branch of the bank located in a predominantly minority neighborhood; and (iii) service performance by evaluating the demographic distribution of the bank's branches and ATMs, its record of opening and closing them, the availability of alternative retail delivery systems (such as telephone banking, banking by mail or at work, and mobile facilities) in low and moderate income geographies and to low and moderate income individuals, and (given the characteristics of the bank's service areas and its capacity and constraints) the extent to which the bank provides "community development services" (services which primarily benefit low and moderate income individuals or small farms and businesses or address affordable housing needs not met by the private market) and their innovativeness and responsiveness.

        (3) Wholesale or limited purpose banks which do not make home mortgage, small farm or business or consumer loans to retail customers may elect, subject to agency approval of their status, to be evaluated by the "community development test method," which assesses the number and amount of the bank's community development loans, qualified investments and community development services and their innovativeness and complexity.

        (4) Any bank may request to be evaluated by the "strategic plan assessment method" by submitting a strategic plan for review and approval. Such a plan must involve public participation in its preparation, and contain measurable goals for meeting low and moderate income credit needs through lending, investments and provision of services. Such plans generally would be evaluated by the Board of Governors by measuring strategic plan goals against standards similar to those which would be applied in evaluating a bank according to the "lending, investments and service tests method."

    The federal financial institution regulatory agencies jointly issued a final rule effective as of January 1, 1996 to make certain technical corrections to the revised CRA regulations. Among other matters, the rule clarifies the transition from the former CRA regulations to the revised CRA regulations by confirming that when an institution either voluntarily or mandatorily becomes subject to the performance tests and standards of the revised regulations, the institution must comply with all of the requirements of the revised regulations and is no longer subject to the provisions of the former CRA regulations.

    The Bank has a current rating of "outstanding" CRA compliance, and believes that it would not have received any lower rating if the regulations had been in effect when the Bank was last examined for CRA compliance on May 2, 1994.

    The United States Congress has periodically considered legislation which could result in further deregulation of banks and other financial institutions. Such legislation could result in further relaxation or elimination of geographic restrictions on banks and bank holding companies and increase the level of direct competition with other financial institutions, including mutual funds, securities brokerage firms, investment banking firms and other entities. The effect of such legislation on the Company and the Bank cannot be determined at this time.

ITEM 2.  PROPERTIES

    The Company and the Bank have their headquarters located at 420 Cowper Street, Palo Alto, California. The Bank leases its office at 420 Cowper Street, Palo Alto, California, 94301, from MPB Associates, a tenant-in-common arrangement, in which seven (7) directors of the Company hold an approximate 51% interest. MPB Associates purchased Mid-Peninsula Bank's leased premises in 1990. The original terms of the lease were unchanged by that acquisition.

    The lease, which originally expired in May, 1993, has been extended through January, 2000. The lease covers a ground floor area of 8,817 net rentable square feet and a second floor area of 9,217 net rentable square feet. The lease was modified in September 1995 to include an additional 500 square feet on the first floor.

    The Bank pays an annual rental of $560,000 for the entire leased space. Additionally, the Bank pays real property taxes, utilities, and building insurance, to the extent they exceed, on an annual basis, $1.40, $1.60, and $0.17 per rentable square foot, respectively. The rent is adjusted every twelve months beginning June 1, 1997 in accordance with the change in the immediately preceding year over 1992 in the Consumer Price Index for All Urban Consumers, San Francisco/Oakland Metropolitan Area, All-Items (1967=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

    The lease also contains a provision granting the Bank a right of first refusal to purchase the building during the term of the lease upon the same terms and conditions that the landlord is willing to accept from a third party.

    The Bank subleases a portion of the leased space on the second floor of the building which it does not currently utilize. Rental income for the year ended December 31, 1995 was $398,000.

    The foregoing description of the lease is qualified by reference to the lease agreement dated March 11, 1987 attached as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 30, 1995.

    The Bank also conducts business in leased premises located at 100 South Ellsworth Avenue, San Mateo, California, and at 1313 Laurel Street, San Carlos, California.

    The San Mateo lease expires on October 31, 1999, and has two renewal options of five years each. The lease covers 7,859 square feet of rentable space. The Bank currently pays an annual rental of $110,340 for the entire leased space. The rent is adjusted upward effective November, 1997 to $125,424 annually. Under the lease, the Bank also pays monthly operating expenses. The amount of this payment, currently $5,668, is adjusted upward every twelve months by at least 4% and no more than 8% in accordance with the change in the immediately preceding year over 1989 in the Consumer

Price Index for Urban Wage Earners and Clerical Workers (1982-84=100) for the San Francisco/ Oakland/San Jose Metropolitan Area as published by the U.S. Department of Labor, Bureau of Labor Statistics.

    The foregoing description of the lease is qualified by reference to the lease agreement dated April 24, 1989 attached as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 30, 1995.

    The San Carlos lease was extended in 1995 to a new expiration date of October 31, 1998. The lease covers 2,120 square feet of rentable space. The Bank currently pays an annual rental of $50,604 for the entire leased space. The rent is adjusted upward every twelve months in accordance with the change in the immediately preceding year over 1993 in the Consumer Price Index for All Urban Consumers (1967=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

    The foregoing description of the lease is qualified by reference to the lease agreement dated November 26, 1993 attached as Exhibit 10.7 to the Company's Annual Report on form 10-K for the year ended December 31, 1994, filed with the Commission on March 30, 1995.

ITEM 3.  LEGAL PROCEEDINGS

    There are no material proceedings adverse to the Company or the Bank to which any director, officer, affiliate of the Company or 5% shareholder of the Company or the Bank, or any associate of any such director, officer, affiliate or 5% shareholder of the Company or Bank is a party, and none of the above persons has a material interest adverse to the Company or the Bank.

    Neither the Company nor the Bank is a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to the Company's or the Bank's business) and no such proceedings are known to be contemplated.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matters were submitted to a vote of security holders during the fourth quarter of 1995.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    (a) MARKET INFORMATION

    There was limited trading in and no established public trading market for the Company's common stock. The Company's common stock was not listed on any exchange nor was it quoted by The NASDAQ Stock Market. It is, however, listed with the National Quotation Service and on the Over The Counter (OTC) Bulletin Board. Hoefer & Arnett, Incorporated and Van Kasper & Company act as the primary market makers and facilitate trades in the Company's common stock. Based on information provided to the Company from Hoefer & Arnett, the range of high and low bid quotations for the common stock for the two most recent fiscal years, restated to reflect all stock splits and stock dividends distributed by the Company are set forth below. The quotations for the Company reflect quotations for San Mateo County Bancorp during the first three quarters of 1994. The bid quotations for the fourth quarter of 1994 through 1995 reflect quotations for the Company following its change of name to Mid-Peninsula Bancorp.

                                             MID-PENINSULA       MID-PENINSULA BANK     SAN MATEO COUNTY
                                                BANCORP                                     BANCORP
                                          --------------------  --------------------  --------------------
CALENDAR YEAR                                LOW       HIGH        LOW       HIGH        LOW       HIGH
- ----------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
1994
  First Quarter.........................        N/A        N/A      14.00      15.50       6.00       7.00
  Second Quarter........................        N/A        N/A      15.00      15.75      10.00      11.00
  Third Quarter.........................        N/A        N/A      14.50      15.25       8.00      11.00
  Fourth Quarter........................      12.50      13.00        N/A        N/A        N/A        N/A
1995
  First Quarter.........................      13.00      13.63        N/A        N/A        N/A        N/A
  Second Quarter........................      13.00      15.25        N/A        N/A        N/A        N/A
  Third Quarter.........................      15.25      17.00        N/A        N/A        N/A        N/A
  Fourth Quarter........................      15.75      16.88        N/A        N/A        N/A        N/A

    Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The bid price for the Company's Common Stock was $18.00 as of March 15, 1996.

    (b) HOLDERS

    As of March 15, 1996, there were 571 holders of the Common Stock of the Company. There are no other classes of common equity outstanding.

    (c) DIVIDENDS

    The Company's shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law (the "Corporation Law"). The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation's assets equal at least 1- 1/4 times its liabilities; and (H) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation's interest expenses for such fiscal years, then the corporation's current assets must equal at least 1- 1/4 times its current liabilities. Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends and/or management fees from the Bank. The payment of cash dividends by the Bank was subject to restrictions set forth in the

California Financial Code (the "Financial Code"). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the bank's retained earnings; or (b) the banks net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the Superintendent, make a distribution to its shareholders in an amount not exceeding the greater of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the Superintendent determines that the shareholders' equity of a bank was inadequate or that the making of a distribution by the bank would be unsafe or unsound, the Superintendent may order the bank to refrain from making a proposed distribution. In addition to the restrictions on payment of dividends set forth in the Financial Code, federal law requires the Bank, as a member of the Federal Reserve System, to obtain the prior approval of the Board of Governors for the declaration and payment of dividends if the total of all dividends declared by the Board of Directors of the Bank in any year will exceed the total of (a) the Bank's net profits (as defined and interpreted by regulation) for that year; plus (b) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition the Bank may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation). Dividends may also be restricted if such payment would be deemed unsafe or unsound or if after such payment the Bank would be included in one of the "Undercapitalized" categories for capital adequacy purposes pursuant to the FDICIA. Additionally, while the Board of Governors has no general restriction with respect to the payment of cash dividends by an adequately capitalized bank to its parent holding company, the Board of Governors might, under certain circumstances, place restrictions on the ability of a particular bank to pay dividends based upon peer group averages and the performance and maturity of the particular bank, or object to management fees on the basis that such fees cannot be supported by the value of the services rendered or are not the result of an arm's length transaction.

    Under these provisions and considering minimum regulatory capital requirements, the amount available for distribution from the Bank to the Company was approximately $4,300,000 as of December 31, 1995.

    The Company declared a cash dividend in the amount of $.10 per share of its common stock payable to shareholders of record on December 31, 1995. Previously the Company declared cash dividends of $0.10 per share of its common stock payable to shareholders of record on March 31, June 30 and September 30, 1995. Prior to consummation of the reorganization whereby the Bank became a wholly-owned subsidiary of the Company, the Bank declared dividends of $.075 per Bank common share payable to shareholders of record on March 31, June 30 and September 30, 1994, and December 31, 1994. The Company currently intends to pay cash dividends in the future subject to the limitations described above and other factors considered by the Board of Directors at the time including the earnings of the Company and the Bank.

ITEM 6. SELECTED FINANCIAL DATA

    The following table presents certain consolidated financial information concerning the business of the Company and the Bank. This information should be read in conjunction with the Consolidated Financial Statements, the notes thereto, and Management's Discussion and Analysis included in this report.

                                                                     YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------
                                                     1995         1994         1993         1992         1991
                                                  -----------  -----------  -----------  -----------  -----------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
OPERATING RESULTS:
Interest income.................................  $    16,940  $    12,440  $    10,524  $    10,310  $    11,511
Interest expense................................        6,538        4,233        3,331        3,964        5,592
Net interest income.............................       10,402        8,207        7,193        6,346        5,919
Provision for possible loan losses..............          275          203          266          230          172
Non-interest income.............................          404          216          424          463          287
Non-interest expense............................        5,996        5,787        4,936        4,511        4,271
Income before cumulative effect of changes in
 accounting principle...........................        2,721        1,201        1,480        1,324        1,080
Net income......................................        2,721        1,201        1,563        1,382        1,080

BALANCE SHEET (END OF PERIOD):
Total assets....................................  $   218,735  $   178,470  $   166,002  $   152,642  $   140,499
Net loans.......................................      123,886      107,128      100,324       99,586       90,844
Deposits........................................      195,695      159,572      147,560      135,560      124,349
Shareholders' equity............................       21,440       18,003       17,840       16,445       15,280

FINANCIAL RATIOS:
Allowance for possible loan losses to total
 loans..........................................        1.37%        1.31%        1.38%        1.34%        1.23%
Return on average assets........................        1.33%        0.67%        0.99%        0.96%        0.85%
Return on average equity........................       13.80%        6.80%        9.22%        8.87%        7.45%

PER SHARE:
Income before cumulative effect of changes in
 accounting principle...........................  $      1.70  $      0.78  $      0.99  $      0.90  $      0.73
Net income......................................         1.70         0.78         1.04         0.94         0.73
Dividends declared..............................          .40         0.22         0.16         0.12         0.06
Book value......................................        13.64        11.82        12.28        11.36        10.55
Average shares outstanding (000)................        1,540        1,498        1,452        1,448        1,448

(A) (1) DISTRIBUTION OF ASSETS, LIABILITIES AND EQUITY. INTEREST RATES AND INTEREST DIFFERENTIAL

    Table I in Management's Discussion and Analysis included in this report sets forth the Company's average balance sheets (based on daily averages) and an analysis of interest rates and the interest rate differential for each of the three years in the period ended December 31, 1995 and is hereby incorporated by reference.

        (2) VOLUME/RATE ANALYSIS

    Table II in Management's Discussion and Analysis included in this report sets forth information as to the impact of changes in average rates and average balances on interest-earning assets and interest-bearing liabilities for the period from December 31, 1994 to December 31, 1995 and December 31, 1993 to December 31, 1994 and was hereby incorporated by reference.

    (b) INVESTMENT PORTFOLIO

        (1) The book value of investments as of December 31, 1995 and 1994 is contained in footnote 4 of the financial statements and December 31, 1993 was set forth as follows:

                             BOOK VALUE OF INVESTMENTS

                                                                         AMORTIZED
DECEMBER 31, 1993                                                          COST
- ----------------------------------------------------------------------  -----------
U.S. Government and agency obligations................................  $11,050,000
State and political subdivision (tax exempt)..........................    5,466,000
U.S. Government and agency mutual funds...............................   21,588,000
Federal Reserve Bank stock............................................      394,000
                                                                        -----------
    Total investments.................................................  $38,498,000
                                                                        -----------
                                                                        -----------

        (2) The book value, maturities and weighted average yields of investment securities as of December 31, 1995 was set forth as follows:

          BOOK VALUE OF INVESTMENTS, MATURITIES AND WEIGHTED AVERAGE YIELDS

                                                             AMORTIZED     WEIGHTED
DECEMBER 31, 1995                                              COST      AVERAGE YIELD
- ----------------------------------------------------------  -----------  -------------
Due in 1 year.............................................  $ 9,487,000        6.153%
Due after 1 year through 5 years..........................   17,724,000        6.625
Due after 5 years through 10 years........................    8,944,000        7.913
Due after 10 years........................................    3,058,000       --
                                                            -----------        -----
    Total Investments.....................................  $39,312,000        6.535%
                                                            -----------        -----
                                                            -----------        -----

        (3) As of December 31, 1995, the Company held an investment in the Overland Express Variable Rate Government Fund, having an aggregate book value and market value of $13,589,000. This mutual fund is invested in U.S. government guaranteed adjustable rate residential mortgages.

    (c) LOAN PORTFOLIO

        (1) Table IV in Management Discussion and Analysis included in this report sets forth the composition of the loan portfolio at December 31, 1995, 1994, 1993, 1992 and 1991.

        (2) The following table sets forth the maturity distribution of the loan portfolio as of December 31, 1995.

                         MATURITY DISTRIBUTION OF LOAN PORTFOLIO

                                                         OVER ONE
                                                           YEAR
                                             ONE YEAR     THROUGH    OVER FIVE
                                              OR LESS   FIVE YEARS     YEARS      TOTAL
                                             ---------  -----------  ---------  ---------
                                                            (IN THOUSANDS)
Commercial.................................  $  71,666   $   3,139   $     316  $  75,121
Real Estate -- construction................      6,976      --          --          6,976
Real Estate -- other.......................     41,605       1,043         374     43,022
                                             ---------  -----------  ---------  ---------
    Total loans............................  $ 120,247   $   4,182   $     690  $ 125,119
                                             ---------  -----------  ---------  ---------
                                             ---------  -----------  ---------  ---------

    Loans maturing beyond one year include approximately $4,872,000 in fixed-rate loans.

        (3) NONPERFORMING LOANS

    The Company's current policy was to cease accruing interest when a loan becomes 90 days past due as to principal or interest, when the full timely collection of interest or principal becomes uncertain, or when a portion of the principal balance has been charged off, unless the loan is well secured and in the process of collection. When a loan was placed on nonaccrual status, the accrued and uncollected interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well secured and in process of collection and the borrower has performed in accordance with the contract terms for a reasonable period of time.

    Management was not aware of any loans, which were accruing and current as of December 31, 1995, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms. There were no restructured loans or restructured debt as defined by SFAS 115 at year end. There are no concentration of loans other than those set forth in Table IV of Management's Discussion and Analysis.

    (d) SUMMARY OF LOAN LOSS EXPERIENCE

        (1) An analysis of the allowance for possible loan losses follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------
                                                    1995         1994        1993       1992       1991
                                                 -----------  -----------  ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
Balance, beginning of year.....................  $     1,426  $     1,410  $   1,351  $   1,135  $   1,035
                                                 -----------  -----------  ---------  ---------  ---------
Loans charged-off:
  Commercial...................................            0          (50)      (195)       (19)         0
  Real estate -- other.........................           (7)        (185)       (50)         0          0
                                                 -----------  -----------  ---------  ---------  ---------
    Total......................................           (7)        (235)      (245)       (19)         0
                                                 -----------  -----------  ---------  ---------  ---------
Loan recoveries:
  Commercial...................................           22            0         28         (5)         0
  Real estate -- other.........................            0           48         10          0          0
                                                 -----------  -----------  ---------  ---------  ---------
    Total......................................           22           48         38          5          0
                                                 -----------  -----------  ---------  ---------  ---------
Net loans charged-off..........................          (15)         187        207         14          0
Provision for possible loan losses.............          275          203        266        230        100
Balance, end of year...........................  $     1,716  $     1,426      1,410      1,351      1,135
                                                 -----------  -----------  ---------  ---------  ---------
                                                 -----------  -----------  ---------  ---------  ---------
Average loans outstanding......................  $   113,985  $   102,862  $  99,174  $  93,198  $  99,492
Ratio of net loans charged off to average loans
 outstanding...................................         0.01%        0.18%       .21%       .02%       .00%

    Factors used in determination of the allowance for possible loan losses are discussed in greater detail in the "Risk Elements" section of Management's Discussion and Analysis included in this report.

        (2) In evaluating the adequacy of the allowance for possible loan losses, the Company attempts to allocate the allowance to specific categories of loans. Management believes that any breakdown or allocation of the allowance for possible loan losses into loan categories lends an appearance of exactness which does not exist in that the allowance was utilized as a single unallocated allowance available for all loans. Further, management believes that the breakdown of historical losses in the preceding table was a reasonable representation of management's expectation of potential losses in the next full year of operation. However, the allowance for loan losses should not be interpreted as an indication that charge-offs will occur or as an indication of future charge-off trends.

    (e) DEPOSITS

        (1) Table I in Management's Discussion and Analysis included in this report sets forth the distribution of average deposits for the years ended December 31, 1995, 1994 and 1993, and was hereby incorporated by reference.

        (2) The maturities of time certificates of deposit of $100,000 or more at December 31, 1995 are summarized as follows:

                 MATURITIES OF TIME CERTIFICATES, $100,000 AND OVER
                                                                        YEAR ENDED
                                                                       DECEMBER 31.
                                                                           1995
                                                                      ---------------
                                                                      (IN THOUSANDS)
3 months or less....................................................     $  26,411
Over 3 months through 6 months......................................         6,566
Over 6 months through 12 months.....................................         2,338
Over 12 months......................................................         1,367
                                                                      ---------------
    Total...........................................................     $  36,682
                                                                      ---------------
                                                                      ---------------

    (f) RETURN ON EQUITY AND ASSETS

        (1) The following table sets forth the ratios of net income to average assets and average shareholders' equity, and average shareholders' equity to average assets. Also indicated was the Company's dividend payout ratio.

                                  RETURN ON EQUITY AND ASSETS
                                                                    YEAR ENDED DECEMBER 31
                                                                -------------------------------
                                                                  1995       1994       1993
                                                                ---------  ---------  ---------
Return on average assets......................................       1.33%      0.67%      0.99%
Return on average shareholders' equity........................      13.80%      6.80%      9.22%
Average shareholders' equity to average assets................       9.63%      9.89%      0.73%
Dividend payout ratio.........................................      23.00%     27.89%     14.59%

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    BUSINESS ORGANIZATION

    Mid-Peninsula Bancorp was a California corporation organized in 1984 under the name San Mateo County Bancorp ("San Mateo") to act as the bank holding company of San Mateo County National Bank which subsequently changed its name to WestCal National Bank ("WestCal") in 1991. In 1994, WestCal was merged with and into Mid-Peninsula Bank, a California state licensed bank organized in 1987 (the "Bank") in a transaction in which the Bank survived and became the wholly-owned subsidiary of San Mateo and San Mateo concurrently changed its name to Mid-Peninsula Bancorp (the "Company"). The transaction was accounted for on a pooling of interests basis. Other than holding the shares of the Bank, the Company conducts no other significant business activities, although it was authorized, with the prior approval of the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Company's principal regulator, to engage in a variety of activities which are deemed closely related to the business of banking.

    The Bank engages in general commercial banking in northern Santa Clara County and in San Mateo County, offering traditional commercial banking services to the business and professional communities, with emphasis on private banking clients, small and mid-size businesses and professionals. To the extent possible, loans are written on a variable rate basis. Commercial, real estate and personal loans are offered and are tailored to the individual needs of the borrower. The Bank's marketing efforts focus on the local communities served for both loan and deposit generation. The Bank accepts noninterest-bearing and interest-bearing demand accounts, as well as traditional savings accounts and time certificates of deposit with competitively priced interest rates.

    The following analysis was designed to enhance the readers understanding of the Company's financial condition and the results of its operations as reported in the Consolidated Financial Statements included in the 1995 Annual Report to Shareholders. Reference should be made to those statements and the Selected Financial Data presented elsewhere in this report for additional detailed information.

OVERVIEW

    The Company reported net income of $2,721,000 for the year ended December 31, 1995, representing an increase of $1,520,000 or 127% from 1994 net income of $1,201,000. Net income reported for 1994 represented a decrease of $362,000 or 23% from 1993 net income of $1,563,000. On a per common and common equivalent share basis, net income for 1995 was $1.70 compared to $.78 and $1.04 per share for the preceding two years. The increase in net income in 1995 was primarily due to a general increase in business matched by stringent cost controls. Net interest income increased significantly in 1995 over 1994 and in 1994 over 1993. Non-interest expenses, other than merger-related expenses in 1994, increased only moderately. Each of these factors was discussed in more detail later in this analysis.

    Common Shareholders' equity increased $3,437,000 during 1995 to $21,440,000. The Company reported a decrease of $694,000 in unrealized losses on securities available-for-sale, which was a component of shareholders' equity. The Company raised $640,000 in common equity as a result of stock options exercised and related tax benefits and paid $618,000 in cash dividends in 1995. Per share earnings have been adjusted to reflect the dilutive effect of common stock equivalents (stock options outstanding but not exercised) calculated on the treasury stock method.

                                EARNINGS SUMMARY

NET INTEREST INCOME

    Net interest income refers to the difference between the interest paid on deposits and borrowings and the interest earned on loans and investments. It was the largest component of the net earnings of a financial institution. The primary factors to consider in analyzing net interest income are the composition and volume of earning assets and interest-bearing liabilities, the amount of noninterest-bearing liabilities and nonaccrual loans, and changes in market interest rates.

    Table I on the following page sets forth average balance sheet information, interest income and expense, average yields and rates, and the net interest income and interest margin for the years ended December 31, 1995, 1994 and 1993.

    Net interest income for 1995 was $10,402,000, an increase of 27% over net interest income of $8,207,000 in 1994. The increase in net interest income in 1995 primarily reflects an increase in both the volume of average earning assets and the rates earned on earning assets. Net interest income reported in 1994 represented an increase of $1,014,000 or 14% over $7,193,000 in 1993.

    Total interest income in 1995 was $16,940,000 compared to $12,440,000 and $10,524,000 in 1994 and 1993, respectively. The increase in 1995 reflects the general increase in business in 1995 vs. 1994. A majority of the Bank's loans float with the Bank's base rate which was, on average, 8.83%, 7.14% and 6.00% in 1995, 1994 and 1993, respectively. The increase in total interest income of $4,500,000 in 1995 over 1994 and $1,916,000 in 1994 over 1993 was also attributable to an increase in the volume of earning assets and higher, relatively stable rates in both periods. Average earning assets increased $26,696,000 or 16% in 1995 and increased $19,387,000 or 13% in 1994.

    The increase in interest income was offset by an increase in interest expense of $2,305,000 or 54% in 1995 over 1994. Interest expense increased $902,000 or 27% in 1994 over 1993. During 1995, the average rate paid on interest-bearing deposits was 4.20% compared to 3.13% in 1994 and 2.77% in 1993.

                  TABLE I -- COMPONENTS OF NET INTEREST INCOME

                                             1995                               1994                          1993
                               ---------------------------------  ---------------------------------  ----------------------
                                AVERAGE                AVERAGE     AVERAGE                AVERAGE     AVERAGE
                                BALANCE   INTEREST      RATE       BALANCE   INTEREST      RATE       BALANCE    INTEREST
                               ---------  ---------  -----------  ---------  ---------  -----------  ---------  -----------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
ASSETS:
Interest earning:
  Loans (1)..................  $ 113,985  $  12,239       10.74%  $ 102,862  $   9,504        9.24%  $  99,174   $   8,492
  Investment securities:
  Taxable....................     44,335      2,667        6.02      38,800      1,824        4.70      25,142       1,234
  Non-taxable (2)............      7,397        688        9.30       5,522        480        8.69       4,760         431
  Federal funds sold and
   other.....................     27,320      1,580        5.78      19,157        795        4.15      17,878         514
                               ---------  ---------       -----   ---------  ---------       -----   ---------  -----------
    Total earning assets.....    193,037     17,174        8.90%    166,341     12,603        7.58%    146,954      10,671
                               ---------  ---------       -----   ---------  ---------       -----   ---------  -----------
Cash and due from banks......      7,938                              9,923                              9,402
Premises and equipment, net..        930                                773                                809
Other assets.................      2,940                              1,602                                869
                               ---------                          ---------                          ---------
  Total assets...............  $ 204,845                          $ 178,639                          $ 158,034
                               ---------                          ---------                          ---------
                               ---------                          ---------                          ---------
LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing:
  Demand.....................  $  10,668  $     205        1.92%  $  10,583  $     214        2.02%  $   8,492   $     164
  Savings and money market...    100,570      4,132        4.11      90,688      2,828        3.12      79,310       2,129
  Time deposits more than
   100M......................     36,798      1,823        4.95      26,510        915        3.45      23,967         770
  Timed deposits less than
   100M......................      7,457        378        5.07       7,273        276        3.79       8,315         268
                               ---------  ---------       -----   ---------  ---------       -----   ---------  -----------
  Total interest-bearing
   liabilities...............    155,493      6,538        4.20%    135,054      4,233        3.13%    120,084       3,331
                               ---------  ---------       -----   ---------  ---------       -----   ---------  -----------
Non-interest bearing demand..     28,438                             24,816                             20,380
Other liabilities............      1,192                              1,105                                612
Shareholders' equity.........     19,722                             17,664                             16,958
                               ---------                          ---------                          ---------
  Total liabilities and
   shareholders' equity......  $ 204,845                          $ 178,639                          $ 158,034
                               ---------                          ---------                          ---------
                               ---------                          ---------                          ---------
Net interest spread..........                              4.70%                              4.44%
Net interest income and
 interest margin (3).........             $  10,636        5.51%             $   8,370        5.03%              $   7,340


                                 AVERAGE
                                  RATE
                               -----------

ASSETS:
Interest earning:
  Loans (1)..................        8.56%
  Investment securities:
  Taxable....................        4.91
  Non-taxable (2)............        9.05
  Federal funds sold and
   other.....................        2.88
                                      ---
    Total earning assets.....        7.26%
                                      ---
Cash and due from banks......
Premises and equipment, net..
Other assets.................

  Total assets...............

LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing:
  Demand.....................        1.93%
  Savings and money market...        2.68
  Time deposits more than
   100M......................        3.21
  Timed deposits less than
   100M......................        3.22
                                      ---
  Total interest-bearing
   liabilities...............        2.77
                                      ---
Non-interest bearing demand..
Other liabilities............
Shareholders' equity.........

  Total liabilities and
   shareholders' equity......

Net interest spread..........        4.49%
Net interest income and
 interest margin (3).........        4.99%

- ------------------------
(1) Loan interest includes loan fees of $541,000, $566,000 and $670,000 in 1995, 1994 and 1993, respectively.

(2) Tax exempt interest income includes $234,000, $163,000 and $147,000 in 1995, 1994 and 1993, respectively, to adjust to a fully taxable equivalent basis using the Federal statutory rate of 34%.

(3) Net interest margin is computed by dividing net interest income by total average earning assets as adjusted for any non accrual loans.

    Table II below sets forth an analysis of changes in net interest income due to changes in volume and rate. The variances attributed to simultaneous balance and rate changes have been reflected as rate variances.

             TABLE II -- ANALYSIS OF CHANGES IN NET INTEREST INCOME
                     ATTRIBUTABLE TO VOLUME AND RATE CHANGE

                                                           1995 -- 1994                     1994 -- 1993
                                                  -------------------------------  -------------------------------
                                                   VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
INCREASE (DECREASE) IN INTEREST INCOME:
Loans (1)/(2)...................................  $   1,028  $   1,707  $   2,735  $     316  $     696  $   1,012
Taxable investments.............................        260        583        843        670        (82)       588
Non-taxable investments (3).....................        163         45        208         69        (20)        49
Federal funds sold and other....................        339        446        785         37        246        283
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in interest income......      1,790      2,781      4,571      1,092        840      1,932
                                                  ---------  ---------  ---------  ---------  ---------  ---------
INCREASE (DECREASE) IN INTEREST EXPENSE:
Interest bearing demand.........................          2        (11)        (9)        40         10         50
Savings and money markets.......................        308        996      1,304        305        394        699
Time certificates, $100,000 and over............        355        553        908         82         63        145
Other time deposits.............................          7         95        102        (34)        42          8
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in interest expense.....        672      1,633      2,305        393        509        902
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in net interest income......  $   1,118  $   1,148  $   2,266  $     699  $     331  $   1,030
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------
(1) Average balance of nonaccruing loans is immaterial as a percentage of total loans and, as such, has been included in loans.

(2) Loan fees of $541,000, $566,000 and $670,000 for 1995, 1994 and 1993,
    respectively, have been included in the interest income computation.

(3) Tax exempt interest income includes $234,000, $163,000 and $147,000 in 1995, 1994 and 1993, respectively, to adjust to a fully taxable equivalent basis using the Federal statutory rate of 34%.

NON-INTEREST INCOME

    The Company's non-interest income is primarily derived from fees earned by the Bank for deposit-related services, letters of credit and escrow fees, safe-deposit box rentals and other miscellaneous fees. Service charges and other fees declined $52,000 or 12% to $380,000 in 1995 over 1994. Such fees were $432,000 in 1994 and $338,000 in 1993. The decrease in 1995 was primarily due to a reduction in the number of accounts serviced. Correspondingly, non-service charge income was $137,000 in 1995, over $50,000 in 1994 and $14,000 in 1993.
This component of non-interest income includes the income derived from the insurance policies purchased for the executive officer salary continuation program. Such income was $94,000 in 1995 and was not in place in 1994 or 1993.

    The Bank had investment losses of $113,000 on the sale of available-for-sale securities in 1995. In 1994, these losses were $266,000, while in 1993 there was a gain of $72,000 on the sale of investments held for sale.

    The Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994. San Mateo and WestCal adopted the statement in 1993. This statement requires the Company to classify debt and equity securities, which include substantially all of the Company's investment portfolio, into one of three categories: held-to-maturity, trading or available-for-sale. Investments in debt securities are classified as held-to-maturity and measured at amortized cost only if the Company has the positive intent and ability to hold such securities to maturity. All other investments may be classified as either trading securities, which are bought and held principally for the purpose of selling them in the near term and are carried at market value with a corresponding recognition of the unrealized holding gain or loss in results of operations, or as available-for-sale securities, which are all other securities and are carried at market value with a corresponding recognition of the unrealized holding gain or loss as a net amount in a separate component of shareholders' equity until realized. As of December 31, 1995, the Company held investments with a book and market value of $58,533,000 as available-for-sale securities. The Company held investments with a carrying value of $857,000 and a market value of $838,000 in the held-to-maturity portfolio. The Company does not have a trading portfolio.

NON-INTEREST EXPENSE

    Non-interest expense reflects the costs of personnel, occupancy, systems, regulatory expenses, products and services for the Company. The major components of non-interest expense stated in dollars and as a percent of average earning assets are as set forth below.

                       TABLE III -- NON-INTEREST EXPENSE

                                                              1995                    1994                    1993
                                                     ----------------------  ----------------------  ----------------------
                                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Salaries and employee benefits.....................  $     3,442       1.78% $     2,781       1.67% $     2,570       1.75%
Occupancy and equipment............................          992        .51          866       0.52          912       0.62
Merger-related expense.............................      --          --              608       0.37      --          --
Regulatory expense.................................          207        .11          373       0.22          335       0.23
Professional services..............................          287        .15          265       0.16          221       0.15
Data processing expense............................          118        .06          245       0.15          165       0.11
Marketing..........................................          318        .16          178       0.11          185       0.13
Other expense......................................          632        .33          471       0.28          548       0.37
                                                     -----------        ---  -----------        ---  -----------        ---
  Total............................................  $     5,996       3.11% $     5,787       3.48% $     4,936       3.36%
                                                     -----------        ---  -----------        ---  -----------        ---
                                                     -----------        ---  -----------        ---  -----------        ---
Average earning assets.............................  $   193,037             $   166,341             $   146,954

    Non-interest expense increased $209,000 or 4% to $5,996,000 in 1995 over 1994 and increased $851,000 or 17% to $5,787,000 in 1994 over 1993. As a percentage of average earning assets, non-interest expense was 3.11% in 1995 compared to 3.48% in 1994 and 3.36% in 1993.

    The $209,000 increase in expenses in 1995 was primarily due to the increase in staff required by the growth of the Company. The $851,000 increase in expenses in 1994 was due, in large part, to merger-related costs of $608,000. These costs were primarily comprised of legal, accounting and investment banking fees incurred by WestCal and legal and accounting fees incurred by the Bank in completing the merger.

    Salaries and employee benefits increased $661,000 or 24% to $3,442,000 in 1995 over 1994 and increased $211,000 or 8% to $2,781,000 in 1994 over 1993. The increase in 1995 and 1994 was primarily due to the increase in staff required to service the growth in earning assets. As a percent of average earning assets, salaries and benefits were 1.78% in 1995, 1.67% in 1994 and 1.75% in 1993.

    Occupancy and equipment expenses increased $126,000 in 1995 compared to a decrease of $46,000 in 1994. The decrease in 1994 is attributable to an increase in rental income received on space held for expansion in the Palo Alto office. The 1995 increase in cost was due to a decrease in rental income as the Bank grew into the space acquired in 1992.

    Regulatory expenses decreased $166,000 in 1995 and increased $38,000 in 1994. These expenses are primarily assessment costs for FDIC insurance and the decrease in 1995 was a result of a reduction in assessment rates, while the increase 1994 was attributable to an increase in deposit balances that are the basis for the assessment.

    Professional service fees increased $22,000 in 1995 over 1994 and increased $44,000 in 1994 over 1993. The increase in 1995 was a result of the growth in the Company while the increase in 1994 was primarily due to increases in legal and accounting fees attendant to the merger.

    Data processing expenses decreased $127,000 in 1995 to $118,000 compared to an $80,000 increase in 1994. The reduction in expense is due to the elimination of outside processor expense related to the WestCal National Bank operation.

    Marketing expense increased $140,000 to $318,000 in 1995 compared to a modest decline of $7,000 in the previous year. The additional expense is due to advertising and marketing in a larger service area following the merger.

    Other expenses, including the expenses of O.R.E.O., increased $161,000 in 1995 over 1994 and decreased $77,000 in 1994 over 1993. The 1995 increase was due to the expansion of business and related market penetration while the decline in 1994 was attributable to a reduction in expenses related to carrying other real estate owned.

    The Company's effective income tax rate was 40.00% in 1995, 50.60% in 1994 and 38.70% in 1993. The higher effective tax rate of the Company in 1994 was due to non-deductible merger expenses and an investment loss on securities which was not deductible for income tax purposes.

BALANCE SHEET ANALYSIS

    Total assets of the Company as of December 31, 1995 were $218,735,000 compared to $178,470,000 in 1994 and $166,002,000 in 1993, representing increases of 23% and 8%, respectively. Based on average balances, total assets of $204,845,000 in 1995 represent an increase of 15% over 1994. Average total assets of $178,639,000 in 1994 represent an increase of 13% over 1993 average total assets of $158,034,000.

EARNING ASSETS

    LOAN PORTFOLIO -- The following table summarizes the composition of the loan portfolio for the past five years.

               TABLE IV -- ANALYSIS OF LOANS OUTSTANDING BY TYPE

                                                       1995         1994         1993         1992        1991
                                                    -----------  -----------  -----------  -----------  ---------
                                                                           (IN THOUSANDS)
Commercial........................................  $    92,971  $    76,528  $    67,974  $    57,038  $  54,094
Real estate:
  Construction....................................        8,783        4,608        4,652       10,266     13,438
  Other...........................................       24,296       27,835       29,554       33,959     24,735
                                                    -----------  -----------  -----------  -----------  ---------
Total Loans.......................................      126,050      108,971      102,180      101,263     92,267
Deferred loan fees................................         (448)        (417)        (446)        (326)      (288)
Allowance for possible loan losses................       (1,716)      (1,426)      (1,410)      (1,351)    (1,135)
                                                    -----------  -----------  -----------  -----------  ---------
Net Loans.........................................  $   123,886  $   107,128  $   100,324  $    99,586  $  90,844
                                                    -----------  -----------  -----------  -----------  ---------
                                                    -----------  -----------  -----------  -----------  ---------

    Average net loans of $113,985,000 in 1995 increased 11% over the 1994 average of $102,862,000. Average net loans in 1994 represented an increase of 4% from $99,174,000 in 1993. Average net loans comprised 59% of average earning assets in 1995 compared to 62% and 67% in 1994 and 1993, respectively.

    Net loans outstanding as of December 31, 1995 were $123,886,000, representing an increase over 1994 of $16,758,000 or 16%. The increase in loan balances as of December 31, 1995 compared to 1994 was primarily an increase in both commercial loans and construction real estate loans offset by a decline in other real estate loans. As of December 31, 1994, net loans outstanding were $107,128,000, an increase of 7% over $100,324,000 at December 31, 1993.

    During 1995, the Bank experienced growth in commercial loans to businesses and professionals. Such loans consist of credit facilities for operating needs, loans for equipment purchases and working capital and various other business purposes. Real estate loans declined during the year, reflecting the continued softness in the real estate markets in Santa Clara and San Mateo counties.

RISK ELEMENTS

    The Company assesses and manages credit risk on an ongoing basis through stringent credit review and approval policies, extensive internal monitoring and established formal lending policies. Management believes its ability to identify and assess risk and return characteristics of the Company's loan portfolio is critical for profitability and growth. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, management has designed and implemented a comprehensive loan review and grading system that functions to continually assess the credit risk inherent in the loan portfolio. Additionally, management believes its ability to manage portfolio credit risk is enhanced by lending personnel's knowledge of the Bank's service area. Each Bank office is staffed with employees who live in the communities served by the office, and virtually all of the directors of the Company are active members of the communities served by the Bank. Further, senior management and the Board of Directors of the Company and the Bank have experienced minimal turnover since inception of the Company and the Bank in 1984.

    Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances. The Bank's loan policies and underwriting standards include, but are not limited to, the following: 1) maintaining a thorough understanding of the Bank's service area and limiting investments outside of this area; 2) maintaining a thorough understanding of borrowers' knowledge and capacity in their fields of expertise;
3) basing real estate construction loan approvals not only on salability of the project, but also on the borrowers' capacity to support the project financially in the event it does not sell within the original projected time period and 4) maintaining conforming and prudent loan to value and loan to cost ratios based on independent outside appraisals and ongoing inspection and analysis by Bank construction lending officers.

NONACCRUAL LOANS, LOANS PAST DUE 90 DAYS AND OREO

    Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged off when, in the opinion of management, collection appears unlikely. As of December 31, 1995, the Company and Bank had no nonaccrual loans compared to $424,000 or 0.4% and $182,000 or 0.2% of total loans as of December 31, 1994 and December 31, 1993, respectively.

    There were no loans past due 90 days and still accruing interest as of December 31, 1995, 1994 or 1993.

    There was no other real estate owned as of December 31, 1995, 1994 or 1993.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The provision for possible loan losses is based upon management's evaluation of the adequacy of the existing allowance for possible loan losses. This allowance is increased by provisions charged to expense and reduced by loan charge-offs, net of recoveries. Management determines an appropriate provision based upon the interaction of three primary factors: (1) the loan portfolio growth in the period, (2) a comprehensive grading and review formula for total loans outstanding, and (3) actual previous charge-offs. The allowance for possible loan losses totaled $1,716,000 or 1.37% of total loans as of December 31, 1995, compared to $1,426,000 or 1.31% as of December 31, 1994 and $1,410,000 or 1.39% as of December 31, 1993. It is the policy of management to maintain the allowance for possible loan losses at a level adequate for known and future risks inherent in the loan portfolio. Based on information currently available to analyze loan loss potential, including economic factors, overall credit quality, historical delinquency and a history of actual charge-offs, management believes that the loan loss provision and allowance are adequate; however, no prediction of the ultimate level of loans charged-off in future years can be made with any certainty. An analysis of the activity in the Bank's allowance for loan losses is presented in Item 6, Selected Financial Data.

FUNDING SOURCES

    Deposits represent the Bank's principal source of funds for investment. Deposits are primarily core deposits in that they are demand, savings and time deposits generated from local businesses and individuals. These sources are considered to be relatively more stable, long-term deposit relationships thereby enhancing steady growth of our deposit base without major fluctuations in overall deposit balances. The Bank has never purchased funds through deposit brokers. Table V presents the composition of the deposit mix for the five years ended December 31, 1995.

                       TABLE V -- COMPOSITION OF DEPOSITS

                                                                           DECEMBER 31,
                                                  ---------------------------------------------------------------
                                                     1995         1994         1993         1992         1991
                                                  -----------  -----------  -----------  -----------  -----------
                                                                          (IN THOUSANDS)
Demand, noninterest-bearing.....................  $    37,077  $    27,137  $    25,146  $    21,034  $    13,937
Demand, interest-bearing........................       11,926       10,023        9,878        7,714        7,055
Savings and other time..........................      110,010       93,478       88,667       82,699       71,712
Time certificates, $100M and over...............       36,682       28,934       23,869       24,113       31,745
                                                  -----------  -----------  -----------  -----------  -----------
  Total deposits................................  $   195,695  $   159,572  $   147,560  $   135,560  $   124,349
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

    Deposits increased $36,123,000 or 23% to $195,695,000 as of December 31, 1995 compared to an increase of $12,012,000 or 8% as of December 31, 1994 over 1993. Average total deposits in 1995 of $183,931,000 showed an increase of $24,061,000 or 15% over 1994. Interest-bearing demand and savings and other time deposits increased 10%, on average, and time deposits over $100,000 increased 31% during 1995. This change in the composition of deposit funding reflects a shift toward the higher rate certificate of deposit accounts, as interest rates declined in the second half of 1995.

    Average non-interest bearing demand deposits increased 15% to $28,438,000 in 1995 compared to an increase of 22% to $24,816,000 in 1994 over 1993.

                    LIQUIDITY AND INTEREST RATE SENSITIVITY

LIQUIDITY

    Liquidity management refers to the Bank's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to the Bank's liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. The Bank assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. The Bank maintains lines of credit with its correspondent banks for up to $19,000,000 available on a short-term basis.

    Commitments to fund loans and outstanding standby letters of credit as of December 31, 1995 were approximately $48,831,000 and $6,816,000, respectively. Such loans relate primarily to revolving lines of credit and other commercial loans, and to real estate construction loans. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    The Bank manages its liquidity by maintaining a majority of its investment portfolio in federal funds sold and other liquid investments. Liquidity is measured by various ratios, the most common being the liquidity ratio of cash, federal funds sold, and available-for-sale unpledged investment securities, compared to total deposits. As of December 31, 1995, this ratio was 40.90% compared to 32.70% as of December 31, 1994. Another key liquidity ratio is the ratio of loans to deposits, which was 64.18% as of December 31, 1995 and 68.03% as of December 31, 1994.

INTEREST RATE SENSITIVITY

    The Company defines interest rate sensitivity as the measure of the relationship between market interest rates and net interest income due to repricing characteristics of assets, liabilities and off-balance sheet instruments. Generally, if assets and liabilities do not reprice at the same time and in equal volumes, the potential for exposure to interest rate fluctuations exists. In order to maximize the net yield on earning assets and maintain the interest rate spread during periods of fluctuating interest rates, management monitors the repricing period of interest earning assets as compared with interest bearing liabilities. The difference between the amount of assets and liabilities that reprice in any given time period is referred to as the interest rate sensitivity gap. While the Company attempts to manage its exposure to interest rate sensitivity, due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if they are less than optimum with respect to the Bank's interest rate exposure.

    The following table sets forth the distribution of repricing opportunities of the Bank's earning assets and interest-bearing liabilities as of December 31, 1995, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate gap, the interest rate gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate gap ratio. The table sets forth the time periods during which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such periods and at different rates.

                     TABLE VI -- INTEREST RATE SENSITIVITY

                                                       NEXT DAY   AFTER THREE  ONE YEAR
                                                       THROUGH      MONTHS      THROUGH     AFTER
ASSETS AND LIABILITIES                                  THREE       THROUGH      FIVE       FIVE
WHICH MATURE OR REPRICE                  IMMEDIATELY    MONTHS     ONE YEAR      YEARS      YEARS       TOTAL
- ---------------------------------------  -----------  ----------  -----------  ---------  ---------  -----------
                                                            (IN THE THOUSANDS, EXCEPT RATIOS)
Federal funds sold.....................   $  15,700   $   --       $  --       $  --      $  --      $    15,700
Investment securities..................           0       17,527       7,522      22,021     12,750       59,820
Loans..................................     112,999        1,705       5,542       4,182        691      125,119
                                         -----------  ----------  -----------  ---------  ---------  -----------
Total earning assets...................     128,699       19,232      13,064      26,203     13,441      200,639
                                         -----------  ----------  -----------  ---------  ---------  -----------
Demand, money market and savings.......     115,001       --          --          --         --          115,001
Time deposits..........................      --           30,550      12,703       1,315     --           44,568
                                         -----------  ----------  -----------  ---------  ---------  -----------
Total interest-bearing liabilities.....     115,001       30,550      12,703       1,315     --          159,569
                                         -----------  ----------  -----------  ---------  ---------  -----------
Interest rate gap......................   $  13,698   $  (11,318)  $     361   $  24,888  $  13,441  $    41,070
                                         -----------  ----------  -----------  ---------  ---------
Cumulative interest rate gap...........   $  13,698   $    2,380   $   2,741   $  27,629  $  41,070
                                         -----------  ----------  -----------  ---------  ---------
Interest rate gap ratio................        1.12x       (0.63)x       1.03x     19.93x    --
                                         -----------  ----------  -----------  ---------  ---------
Cumulative interest rate gap ratio.....        1.12x        1.02x       1.02x       1.17x      1.26x
                                         -----------  ----------  -----------  ---------  ---------

    As of December 31, 1995, the Company was considered to be mildly asset sensitive; measured at the one year mark, that is, its assets reprice more quickly than do its liabilities, primarily as a result of the significant amount of variable rate loans and the repricing characteristics of its deposit accounts. Management has historically maintained a cumulative positive interest rate sensitivity gap. This historical position provides a hedge against rising interest rates, but has a detrimental effect during times of interest rate declines.

CAPITAL RESOURCES

    The Company's total shareholders' equity was $21,440,000 as of December 31, 1995 compared to $18,003,000 as of December 31, 1994 and $17,840,000 as of
December 31, 1993.

    The Company is subject to regulations issued by the Board of Governors which require that it maintain a certain level of capital. These regulations impose two capital standards: a risk-based capital standard and a leverage capital standard. See Item 1, "Supervision and Regulation."

    Under the Board of Governors' risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The applicable regulations establish two categories of qualifying capital: Tier 1 capital (defined to include common shareholders' equity and noncumulative perpetual preferred stock) and Tier 2 capital (defined to include limited life (and in the case of banks, cumulative) preferred stock, mandatory convertible securities, subordinated debt and a limited amount of reserves for loan and lease losses). Each institution is required to maintain a risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

    Under the Board of Governors' leverage capital standard an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. A minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions and which are not experiencing or anticipating significant growth. All other organizations are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum.

    The table below summarizes the various capital ratios for the Company as of December 31, 1995 and 1994.

                        TABLE VII -- RISK-BASED CAPITAL

                                                                       DECEMBER 31, 1995         DECEMBER 31, 1994
                                                                    ------------------------  ------------------------
RATIOS                                                                AMOUNT        RATIO       AMOUNT        RATIO
                                                                    -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS, EXCEPT RATIOS)
Tier 1 Capital....................................................  $    21,440      14.36%   $    18,003      15.20%
Tier 1 Capital minimum requirement................................  $     5,971       4.00%   $     4,786       4.00%
                                                                    -----------      -----    -----------      -----
Total Capital.....................................................  $    23,156      15.51%   $    19,429      16.40%
Total Capital minimum requirement.................................  $    11,944       8.00%   $     9,477       8.00%
                                                                    -----------      -----    -----------      -----
Total risk-adjusted assets........................................  $   149,296               $   119,644
                                                                    -----------               -----------
LEVERAGE RATIO

Tier 1 Capital to adjusted total assets...........................  $    21,440       9.76%   $    18,003      10.51%
                                                                    -----------      -----    -----------      -----
Quarterly average total assets....................................  $   219,783               $   171,267
                                                                    -----------               -----------

    The capital adequacy of the Company depends on a variety of factors, including interest rates, liquidity, market and operational risks. If, based on these factors, the Board of Governors determines that the capital of the Company is not adequate, the Board of Governors may require it to maintain capital in excess of the levels described above.

    ACCOUNTING PRONOUNCEMENT

    In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and disclosure requirements using a fair value method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide proforma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company adopted only the disclosure requirements of SFAS No. 123 and such adoption had no effect on the Company's consolidated net earnings or cash flows. The provisions of SFAS No. 123 became effective January 1, 1996.

INFLATION

    The impact of inflation on a financial institution differs significantly from that exerted on manufacturing, or other commercial concerns, primarily because a financial institution's assets and liabilities are largely monetary. In general, inflation primarily affects the Company indirectly through its effect on the ability of its customers to repay loans, or its impact on market rates of interest, and thus the ability of the Company to attract loan customers. Inflation affects the growth of total assets by increasing the level of loan demand, and potentially adversely affects capital adequacy because loan growth in inflationary periods can increase at rates higher than the rate that capital grows through retention of earnings. Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in the Consumer Price Index, which is one of the indicators used to measure the rate of inflation. Adjustments in interest rates may be delayed because of the possible imposition of regulatory restraints. In addition to its effects on interest rates, inflation directly affects the Company by increasing its operating expenses. Inflation has not had a material impact on the Company for the three years ended December 31, 1995, 1994 and 1993.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Reports..............................................................................          33

Consolidated Balance Sheets, December 31, 1995 and 1994....................................................          34

Consolidated Statements of Operations for the three years ended December 31, 1995, 1994 and 1993...........          35

Consolidated Statements of Changes in Shareholders' Equity for the three years ended December 31, 1995,
 1994 and 1993.............................................................................................          36

Consolidated Statements of Cash Flows for the three years ended December 31, 1995, 1994 and 1993...........          37

Notes to Consolidated Financial Statements.................................................................          38

All schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the Consolidated Financial Statements or notes thereto.

                      MID-PENINSULA BANCORP AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994, AND 1993
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Mid-Peninsula Bancorp:

    We have audited the accompanying consolidated balance sheets of Mid-Peninsula Bancorp and subsidiary (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1993 consolidated financial statements of San Mateo County Bancorp, a company acquired by the Company in a business combination accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements, which statements reflect total interest income constituting 23% in the year ended December 31, 1993, of the related consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for San Mateo County Bancorp, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Peninsula Bancorp and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, San Mateo County Bancorp adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, in 1993. As discussed in Notes 1 and 3 to the consolidated financial statements, the Company and San Mateo County Bancorp also adopted the provisions of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, in 1994 and 1993, respectively.

                                          KPMG Peat Marwick LLP

San Francisco, California
January 22, 1996

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                                      1995              1994
                                                                                ----------------  ----------------
Cash and due from banks (Note 3)..............................................  $     13,304,000  $      6,996,000
Federal funds sold............................................................        15,700,000        28,200,000
                                                                                ----------------  ----------------
  Cash and cash equivalents...................................................        29,004,000        35,196,000

Investment securities (Note 4):
  Available for sale, at fair value...........................................        58,533,000        16,953,000
  Held to maturity, at amortized cost (fair value of $838,000 and $15,078,000
   as of December 31, 1995 and 1994, respectively)............................           857,000        15,710,000
Federal Reserve Bank stock....................................................           430,000           430,000

Loans (Notes 5 and 13)........................................................       125,602,000       108,554,000
Allowance for possible loan losses (Note 5)...................................        (1,716,000)       (1,426,000)
                                                                                ----------------  ----------------
    Loans, net................................................................       123,886,000       107,128,000
Premises and equipment, net (Note 6)..........................................           995,000           989,000
Accrued interest receivable and other assets (Notes 9 and 12).................         5,030,000         2,064,000
                                                                                ----------------  ----------------
                                                                                $    218,735,000  $    178,470,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits (Note 7).............................................................  $    195,695,000  $    159,572,000
Accrued expenses and other liabilities (Notes 9 and 12).......................         1,600,000           895,000
                                                                                ----------------  ----------------
Total liabilities.............................................................       197,295,000       160,467,000
                                                                                ----------------  ----------------
Shareholders' equity (Notes 4, 12, and 14):
  Preferred stock, no par value; 4,000,000 shares authorized and unissued.....         --                --
  Common stock, no par value; 6,000,000 shares authorized; 1,571,757 and
   1,523,432 shares issued and outstanding in 1995 and 1994, respectively.....        15,425,000        14,785,000
  Unrealized losses on securities available-for-sale, net.....................          (626,000)       (1,320,000)
  Retained earnings...........................................................         6,641,000         4,538,000
                                                                                ----------------  ----------------
    Total shareholders' equity................................................        21,440,000        18,003,000
                                                                                ----------------  ----------------
Commitments and contingencies (Notes 10 and 12)...............................  $    218,735,000  $    178,470,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

          See accompanying notes to consolidated financial statements.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                        1995            1994            1993
                                                                   --------------  --------------  --------------
Interest income:
  Loans (including fees).........................................  $   12,239,000  $    9,504,000  $    8,492,000
  Investments (Note 4)...........................................       4,701,000       2,936,000       2,032,000
                                                                   --------------  --------------  --------------
    Total interest income........................................      16,940,000      12,440,000      10,524,000
                                                                   --------------  --------------  --------------
Interest expense:
  Savings and other deposits.....................................       4,715,000       3,318,000       2,561,000
  Time certificates, $100,000 and over...........................       1,823,000         915,000         770,000
                                                                   --------------  --------------  --------------
    Total interest expense.......................................       6,538,000       4,233,000       3,331,000
                                                                   --------------  --------------  --------------
    Net interest income..........................................      10,402,000       8,207,000       7,193,000
Provision for possible loan losses (Note 5)......................        (275,000)       (203,000)       (266,000)
                                                                   --------------  --------------  --------------
    Net interest income after provision for possible loan
     losses......................................................      10,127,000       8,004,000       6,927,000
                                                                   --------------  --------------  --------------
Noninterest income:
  Service charges and other fees.................................         380,000         432,000         338,000
  Investment (losses) gains......................................        (113,000)       (266,000)         72,000
  Other income                                                            137,000          50,000          14,000
                                                                   --------------  --------------  --------------
    Total noninterest income.....................................         404,000         216,000         424,000
                                                                   --------------  --------------  --------------
Noninterest expense:
  Salaries and employee benefits (Note 12).......................       3,442,000       2,781,000       2,570,000
  Occupancy and equipment (Note 6)...............................         992,000         866,000         912,000
  Merger-related expenses (Note 12)..............................        --               608,000        --
  Expenses for other real estate owned...........................          27,000          64,000         125,000
  Other (Note 8).................................................       1,535,000       1,468,000       1,329,000
                                                                   --------------  --------------  --------------
    Total noninterest expense....................................       5,996,000       5,787,000       4,936,000
                                                                   --------------  --------------  --------------
    Income before income taxes and cumulative effect of changes
     in accounting principle.....................................       4,535,000       2,433,000       2,415,000

Income taxes (Note 9)............................................       1,814,000       1,232,000         935,000
                                                                   --------------  --------------  --------------
    Income before cumulative effect of changes in accounting
     principle...................................................       2,721,000       1,201,000       1,480,000
Cumulative effect of changes in accounting principle.............        --              --                83,000
                                                                   --------------  --------------  --------------
    Net income...................................................  $    2,721,000  $    1,201,000  $    1,563,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Earnings per share from:
  Income before cumulative effect of changes in accounting
   principle per share...........................................  $         1.70             .78             .99
  Cumulative effect of changes in accounting principle per
   share.........................................................        --              --                   .05
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
    Net income per common share..................................  $         1.70  $          .78  $         1.04
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                              UNREALIZED
                                                                UNREALIZED    ON LOSSES
                                         COMMON STOCK            LOSS ON      SECURITIES                       TOTAL
                                 -----------------------------  MARKETABLE    AVAILABLE-      RETAINED     SHAREHOLDERS'
                                    SHARES          AMOUNT      SECURITIES     FOR-SALE       EARNINGS         EQUITY
                                 -------------  --------------  ----------  --------------  -------------  --------------
Balances as of December 31,
 1992..........................      1,401,650  $   13,525,000  $  (48,000) $     --        $   2,968,000  $   16,445,000
  Options exercised............          7,023          60,000      --            --             --                60,000
  Stock dividends declared.....         46,992         631,000      --            --             (631,000)       --
  Cash dividends declared
   ($0.16 per share)...........       --              --            --            --             (228,000)       (228,000)
  Net income...................       --              --            --            --            1,563,000       1,563,000
  Adoption of SFAS No. 115.....       --              --            48,000         (48,000)      --              --
                                 -------------  --------------  ----------  --------------  -------------  --------------
Balances as of December 31,
 1993..........................      1,455,665      14,216,000      --             (48,000)     3,672,000      17,840,000
  Options exercised............         67,937         571,000      --            --             --               571,000
  Cash dividends declared
   ($0.22 per share)...........       --              --            --            --             (335,000)       (335,000)
  Adoption of SFAS No. 115.....       --              --            --          (1,272,000)      --            (1,272,000)
  Payment for fractional
   shares......................           (170)         (2,000)     --            --             --                (2,000)
  Net income...................       --              --            --            --            1,201,000       1,201,000
                                 -------------  --------------  ----------  --------------  -------------  --------------
Balances as of December 31,
 1994..........................      1,523,432      14,785,000      --          (1,320,000)     4,538,000      18,003,000
  Tax effect of stock
   exercises...................       --               157,000      --            --             --               157,000
  Options exercised, net of
   13,636 shares retired in
   connection with cashless
   exercises...................         48,325         483,000      --            --             --               483,000
  Cash dividends declared
   ($0.40 per share)...........       --              --            --            --             (618,000)       (618,000)
  Change in unrealized losses
   on securities
   available-for-sale, net.....       --              --            --             694,000       --               694,000
  Net income...................       --              --            --            --            2,721,000       2,721,000
                                 -------------  --------------  ----------  --------------  -------------  --------------
Balances as of December 31,
 1995..........................      1,571,757  $   15,425,000  $   --      $     (626,000) $   6,641,000  $   21,440,000
                                 -------------  --------------  ----------  --------------  -------------  --------------
                                 -------------  --------------  ----------  --------------  -------------  --------------

          See accompanying notes to consolidated financial statements.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                      1995             1994            1993
                                                                 ---------------  --------------  ---------------
Cash flows from operating activities:
  Net income...................................................  $     2,721,000  $    1,201,000  $     1,563,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Loss (gain) realized on investment securities (Note 4).....          113,000         266,000          (72,000)
    Provision for possible loan losses.........................          275,000         203,000          266,000
    Depreciation and amortization..............................          319,000         287,000          315,000
    Cumulative effect of accounting changes....................        --               --                (83,000)
    Decrease (increase) in interest receivable and other
     assets....................................................          132,000      (1,887,000)        (208,000)
    Increase (decrease) in deferred loan fees..................           31,000         (29,000)         120,000
    Increase in deferred tax benefit...........................         (190,000)        (53,000)        (136,000)
    Increase (decrease) in interest payable and other
     liabilities...............................................          705,000         293,000          (38,000)
                                                                 ---------------  --------------  ---------------
      Net cash provided by operating activities................        4,106,000         281,000        1,727,000
                                                                 ---------------  --------------  ---------------
Cash flows from investing activities:
  Net increase in short-term investments (Note 4)..............        --               --             (4,340,000)
  Net decrease in interest earning deposits in other financial
   institutions................................................        --                 99,000          670,000
  Net (increase) decrease in loans.............................      (17,064,000)     (6,306,000)         806,000
  Purchases of investment securities (Note 4)..................      (40,321,000)     (4,454,000)     (19,655,000)
  Sales of investment securities (Note 4)......................        --              6,734,000       11,685,000
  Maturities of investment securities (Note 4)                        13,481,000       1,575,000        1,634,000
  Additional investment in other real estate owned.............         (476,000)       (485,000)      (1,534,000)
  Proceeds from sale of other real estate owned................          679,000       1,157,000          467,000
  Purchase of Federal Reserve Bank stock.......................        --                (36,000)         (18,000)
  Purchase of life insurance policies..........................       (2,260,000)       --              --
  Capital expenditures.........................................         (325,000)       (484,000)        (132,000)
                                                                 ---------------  --------------  ---------------
        Net cash used in investing activities..................      (46,286,000)     (2,200,000)     (10,417,000)
                                                                 ---------------  --------------  ---------------
Cash flows from financing activities:
  Net increase in deposits.....................................       36,123,000      12,012,000       12,000,000
  Dividends paid...............................................         (618,000)       (335,000)        (228,000)
  Stock options exercised......................................          483,000         571,000           60,000
  Cash paid for fractional shares..............................        --                 (2,000)       --
                                                                 ---------------  --------------  ---------------
        Net cash provided by financing activities..............       35,988,000      12,246,000       11,832,000
                                                                 ---------------  --------------  ---------------
Net (decrease) increase in cash and cash equivalents...........       (6,192,000)     10,327,000        3,142,000
Cash and cash equivalents at beginning of year.................       35,196,000      24,869,000       21,727,000
                                                                 ---------------  --------------  ---------------
Cash and cash equivalents at end of year.......................  $    29,004,000  $   35,196,000  $    24,869,000
                                                                 ---------------  --------------  ---------------
                                                                 ---------------  --------------  ---------------

          See accompanying notes to consolidated financial statements.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994, AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Mid-Peninsula Bancorp (the Company) is a California corporation and bank holding company that was incorporated on November 14, 1984, as San Mateo County Bancorp. The name was changed to Mid-Peninsula Bancorp on October 7, 1994, as a result of the merger between Mid-Peninsula Bank and San Mateo County Bancorp and its wholly owned subsidiary, WestCal National Bank (Note 2). Mid-Peninsula Bank (the Bank), a wholly owned subsidiary of the Company, commenced operations on October 9, 1987. The Bank is a state charted bank providing a full range of commercial and personal banking services to individuals and the business/professional community in the Santa Clara and San Mateo counties in Northern California.

    BASIS OF PRESENTATION

    The accounting and reporting policies of the Company conform to generally accepted accounting principles and to prevailing practices within the banking industry.

    CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Mid-Peninsula Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

    INVESTMENT SECURITIES

    Investment securities as of December 31, 1995, consisted of U.S. Treasury and U.S. government agency obligations, mortgage-backed securities, and U.S. government and agency mutual funds. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, as of January 1, 1994. San Mateo County Bancorp adopted SFAS No. 115 as of December 31, 1993. The effect of each adoption was not material. At the time of purchase, under the provisions of SFAS No. 115, the Company designates securities as "held-to-maturity" or "available-for-sale," based on its investment objectives, operational needs, and intent. The Company does not engage in trading activity.

    Held-to-maturity securities are recorded at amortized cost, adjusted for amortization or accretion of premiums or discounts. Available-for-sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, reported as a separate component of shareholders' equity until realized.

    A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    The Company's required investment of 3% in Federal Reserve Bank stock is carried at cost.

    LOANS

    Loans are stated at the principal amount outstanding. The majority of the loans have variable interest rates and mature within one year. Interest on loans is credited to income on a simple interest basis.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Nonrefundable loan fees and direct origination costs are deferred and recognized over the expected life of the related loans as an adjustment to yield.

    Generally, a loan is classified as nonaccrual, the accrual of interest is discontinued, any accrued and unpaid interest is reversed, and the amortization of deferred loan fees and costs is discontinued when the payment of principal or interest is 90 days past due, unless the amount is well secured and in the process of collection. A loan is categorized as restructured if the original interest rate on such loan, repayment terms, or both, were restructured due to a deterioration in the financial condition of the borrower. Nonaccrual and restructured loans are generally not returned to performing status until the obligation is brought current, has performed in accordance with the contract terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

    The Company adopted SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118 (collectively referred to as SFAS No. 114) on January 1, 1995. SFAS No. 114 requires entities to measure certain impaired loans based on the present value of future cash flows discounted at the loan's effective interest rate, or at the loan's market value or the fair value of collateral if the loan is secured. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. If the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. The adoption of SFAS No. 114 did not have a material effect on the Company's financial position as there were no loans that met the definition of impaired.

    ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The allowance for possible loan losses is an amount that management believes will be adequate to absorb losses inherent in existing loans, based on evaluations of collectibility. These evaluations take into consideration such factors as the composition of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated local economic conditions that may affect the borrowers' ability to repay. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. The allowance for possible loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is doubtful.

    OTHER REAL ESTATE OWNED

    Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Other real estate owned is recorded at the lower of the related loan balance or fair value of the collateral less estimated disposition costs at the date acquired. Subsequently, other real estate owned is valued at the lower of the amount recorded at the date acquired or the then current fair value less estimated disposition costs. Any gains or losses realized upon disposition of the property are reflected in income. Fair value is based upon current appraisals reduced by estimated costs to sell. As of December 31, 1995 and 1994, there was no other real estate owned.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the lease terms or estimated useful lives of the assets, which are generally 3 to 10 years.

    INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109. San Mateo County Bancorp adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, as of January 1, 1993. SFAS No. 109 requires accounting for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The cumulative effect of adopting SFAS No. 109 to January 1, 1993 for San Mateo County Bancorp has been shown as a separate item in the accompanying consolidated statements of operations for the year ended December 31, 1993.

    Under SFAS No. 109, deferred tax assets are recognized and measured based on the likelihood of realization of a tax benefit in future years. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

    Management has evaluated the deferred tax asset recognized under SFAS No. 109 and determined that it is "more likely than not" that the related tax benefits will be realized and, accordingly, has concluded that a valuation allowance was not required as of December 31, 1995 and 1994.

    Deferred income taxes are provided in recognition of temporary differences between financial statement income and taxable income. The principal differences result from the depreciation of premises and equipment, the timing for deduction of state franchise taxes, the use of the cash basis method of accounting for tax purposes in prior years, and the differences in the provision for credit losses.

    PER SHARE DATA

    Earnings per common share are calculated by dividing net income by the weighted average shares of common stock outstanding during the year plus the effect when dilutive of stock options. All years presented include the effect of stock dividends declared in 1993. The weighted average shares outstanding for 1995, 1994, and 1993 were 1,539,784, 1,498,153, and 1,451,979 shares, respectively. Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the merger with San Mateo County Bancorp at a 1.0617 conversion ratio. Cash dividends declared per share are calculated using dividends declared divided by weighted average shares outstanding.

    USE OF ESTIMATES

    The Company's management of has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent asset and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS

    In 1995, the Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-TERM ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. Upon adoption, the Company identified no long-lived assets or identifiable intangibles which were impaired.

    STATEMENTS OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

    Noncash activities for the years ended December 31, 1995, 1994, and 1993, were as follows:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Real estate acquired through foreclosure...................  $     130,000  $     672,000  $    --
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Loans to facilitate the sale of other real estate owned....  $    --        $    --        $   1,500,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Loans charged off (recovered), net.........................  $     (15,000) $     187,000  $     207,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Change in unrealized losses on securities
 available-for-sale, net...................................  $    (694,000) $   1,272,000  $    --
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Tax effect of stock option exercises.......................  $     157,000  $    --        $    --
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    Cash payments during the years ended December 31, 1995, 1994, and 1993, included the following:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Interest paid..............................................  $   6,459,000  $   4,130,000  $   3,343,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Income taxes paid..........................................  $   1,895,000  $   1,282,000  $   1,058,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    RECLASSIFICATIONS

    Certain amounts in the accompanying 1994 and 1993 consolidated financial statements have been reclassified to conform with the presentation of the 1995 consolidated financial statements.

(2) MERGER
    On October 7, 1994, San Mateo County Bancorp's wholly owned subsidiary, WestCal National Bank, was merged with and into the Bank, and San Mateo County Bancorp became Mid-Peninsula Bancorp. The merger was accounted for as a pooling of interests. All periods have been restated to reflect the results of the combination. The accompanying consolidated financial statements reflect the issuance of 1,058,063 shares of the Company's common stock in exchange for 996,735 shares of the Bank's common stock outstanding as of October 7, 1994, based upon the exchange ratio of 1.0617 shares of the Company's common stock for each share of the Bank's common stock.

    The total interest income and provision for possible loan losses previously reported by San Mateo County Bancorp included in the accompanying 1993 consolidated financial statements were $1,673,000 and $52,000, respectively. The net income reported by San Mateo County Bancorp for 1993 was $225,000.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(3) CASH AND DUE FROM BANKS
    Cash and due from banks as of December 31, 1995 and 1994, included approximately $1,028,000 and $750,000, respectively, restricted to meet required reserve balances.

(4) INVESTMENT SECURITIES
    The amortized cost and estimated market value of investment securities as of December 31, 1995 were as follows:

                                                                     GROSS         GROSS
                                                                  UNREALIZED     UNREALIZED      ESTIMATED
                                                  AMORTIZED COST     GAINS         LOSSES       MARKET VALUE
                                                  --------------  -----------  --------------  --------------
Available-for-sale:
  U.S. government and agency mutual funds.......  $   16,458,000  $   --       $     (929,000) $   15,529,000
  U.S. government and agency obligations........      23,705,000      112,000         (22,000)     23,795,000
  Mortgage-backed securities....................       4,131,000       22,000         (58,000)      4,095,000
  States and political subdivisions (tax
   exempt)......................................      11,662,000      462,000         (20,000)     12,104,000
  Corporate securities..........................       2,990,000       20,000        --             3,010,000
                                                  --------------  -----------  --------------  --------------
                                                      58,946,000      616,000      (1,029,000)     58,533,000
Held-to-maturity:
  U.S. government and agency obligations........         857,000      --              (19,000)        838,000
                                                  --------------  -----------  --------------  --------------
                                                  $   59,803,000  $   616,000  $   (1,048,000) $   59,371,000
                                                  --------------  -----------  --------------  --------------
                                                  --------------  -----------  --------------  --------------

    The amortized cost and estimated market value of investment securities as of December 31, 1994 were as follows:

                                                                      GROSS         GROSS
                                                                   UNREALIZED     UNREALIZED      ESTIMATED
                                                   AMORTIZED COST     GAINS         LOSSES       MARKET VALUE
                                                   --------------  -----------  --------------  --------------
Available-for-sale:
  U.S. government and agency mutual funds........  $   16,588,000   $  --       $   (1,321,000) $   15,267,000
  U.S. government and agency obligations.........       1,500,000       1,000           (1,000)      1,500,000
  Mortgaged-backed securities....................         183,000       3,000         --               186,000
                                                   --------------  -----------  --------------  --------------
                                                       18,271,000       4,000       (1,322,000)     16,953,000
                                                   --------------  -----------  --------------  --------------
Held-to-maturity:
  U.S. government and agency obligations.........       6,143,000      10,000         (246,000)      5,907,000
  States and political subdivisions (tax
   exempt).......................................       5,558,000      59,000         (102,000)      5,515,000
  Mortgaged-backed securities....................       4,009,000      --             (353,000)      3,656,000
                                                   --------------  -----------  --------------  --------------
                                                       15,710,000      69,000         (701,000)     15,078,000
                                                   --------------  -----------  --------------  --------------
                                                   $   33,981,000   $  73,000   $   (2,023,000) $   32,031,000
                                                   --------------  -----------  --------------  --------------
                                                   --------------  -----------  --------------  --------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(4) INVESTMENT SECURITIES (CONTINUED)
    In November 1995, the Financial Accounting Standards Board (FASB) issued a special report, A GUIDE TO IMPLEMENTATION OF STATEMENT NO. 115, ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES -- QUESTIONS AND ANSWERS, (the Special Report). The Special Report allowed companies to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. Reclassifications from this one-time reassessment will not call into question the intent of an enterprise to hold other debt securities to maturity in the future, provided that reclassification was performed by December 31, 1995.

    The Company adopted the reclassification provision in the Special Report prior to December 31, 1995 and transferred $36,400,000 of held-to-maturity securities into available-for-sale. The unrealized pretax gain upon transfer was $512,000 as of December 31, 1995.

    The amortized cost and estimated market value of debt obligations in the investment portfolio as of December 31, 1995 by contractual maturity are shown below:

                                                                                           ESTIMATED
                                                                         AMORTIZED COST   MARKET VALUE
                                                                         --------------  --------------
Available-for-sale:
  Due in 1 year........................................................  $    8,630,000  $    8,661,000
  Due after 1 year through 5 years.....................................      17,724,000      17,926,000
  Due after 5 years through 10 years...................................       8,944,000       9,180,000
  Due after 10 years...................................................       3,058,000       3,142,000
                                                                         --------------  --------------
                                                                         $   38,356,000  $   38,909,000
                                                                         --------------  --------------
                                                                         --------------  --------------
Held-to-maturity:
  Due in 1 year........................................................  $      857,000  $      838,000
                                                                         --------------  --------------
                                                                         --------------  --------------

    In addition, available-for-sale mortgage-backed securities of approximately $4,131,000 ($4,095,000 market value) mature incrementally through 2001, and mutual funds with no stated maturity are $16,459,000 ($15,529,000 market value).

    Investment securities having a carrying value of $7,529,000 and $3,023,000 as of December 31, 1995 and 1994, respectively, were pledged for purposes required or permitted by law.

    Investment income for the years ended December 31, 1995, 1994, and 1993, was as follows:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Federal funds sold.........................................  $   1,580,000  $     795,000  $     514,000
Short-term investments.....................................       --             --               58,000
Interest bearing deposits in other banks...................       --                1,000         13,000
Available-for-sale securities:
  Taxable..................................................      2,572,000      1,268,000         76,000
  Tax exempt...............................................        454,000       --             --
Investments held for sale..................................       --             --              354,000
Held-to-maturity securities:
  Taxable..................................................         50,000        529,000        710,000
  Tax exempt...............................................       --              317,000        284,000
Federal Reserve Bank stock.................................         45,000         26,000         23,000
                                                             -------------  -------------  -------------
                                                             $   4,701,000  $   2,936,000  $   2,032,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(4) INVESTMENT SECURITIES (CONTINUED)
    A summary of cash flows from investment securities for the years ended December 31, 1995, 1994, and 1993, is presented below:

                                                            1995             1994            1993
                                                       ---------------  --------------  ---------------
Net increase in short-term investments...............  $     --         $     --        $    (4,340,000)
                                                       ---------------  --------------  ---------------
Purchases of investment securities:
  Available-for-sale securities......................       (4,864,000)     (2,000,000)       --
  Held-to-maturity securities........................      (35,457,000)     (2,454,000)       --
  Investments held for sale..........................        --               --             (6,551,000)
  Investment securities..............................        --               --            (13,104,000)
                                                       ---------------  --------------  ---------------
                                                           (40,321,000)     (4,454,000)     (19,655,000)
                                                       ---------------  --------------  ---------------
Sales of investment securities:
  Available-for-sale securities......................        --              6,734,000        --
  Investments held for sale..........................        --               --             11,685,000
                                                       ---------------  --------------  ---------------
                                                             --              6,734,000       11,685,000
                                                       ---------------  --------------  ---------------
Maturities of investment securities:
  Available-for-sale securities......................        3,040,000       1,510,000        --
  Held-to-maturity securities........................       10,441,000          65,000        --
  Investment securities..............................        --               --              1,634,000
                                                       ---------------  --------------  ---------------
                                                            13,481,000       1,575,000        1,634,000
                                                       ---------------  --------------  ---------------
      Net cash provided by (used in) investment
       securities....................................  $    26,840,000  $    3,855,000  $   (10,676,000)
                                                       ---------------  --------------  ---------------
                                                       ---------------  --------------  ---------------

    Realized losses and gains on sale of investment securities for the years ended December 31, 1995, 1994, and 1993, are presented below:

                                                                      1995          1994        1993
                                                                  ------------  ------------  ---------
Available-for-sale securities -- losses.........................  $   (130,000) $   (266,000) $  --
Investments held for sale -- gains..............................       --            --          72,000
Held-to-maturity securities -- gains............................        17,000       --          --
                                                                  ------------  ------------  ---------
Investment (losses) gains, net..................................  $   (113,000) $   (266,000) $  72,000
                                                                  ------------  ------------  ---------
                                                                  ------------  ------------  ---------

(5) LOANS
    Loans as of December 31, 1995 and 1994 were as follows:

                                                                            1995              1994
                                                                      ----------------  ----------------
Commercial..........................................................  $     92,971,000  $     76,528,000
Real estate -- construction.........................................         8,783,000         4,608,000
Real estate -- other................................................        24,296,000        27,835,000
Deferred loan fees..................................................          (448,000)         (417,000)
                                                                      ----------------  ----------------
                                                                           125,602,000       108,554,000
Allowance for possible loan losses..................................        (1,716,000)       (1,426,000)
                                                                      ----------------  ----------------
  Loans, net........................................................  $    123,886,000  $    107,128,000
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(5) LOANS (CONTINUED)
    The following is a summary of the activity in the allowance for possible loan losses during the years ended December 31, 1995, 1994, and 1993:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Balance, beginning of year.................................  $   1,426,000  $   1,410,000  $   1,351,000
Provision for possible loan losses.........................        275,000        203,000        266,000
Loans charged off..........................................         (7,000)      (235,000)      (245,000)
Recoveries.................................................         22,000         48,000         38,000
                                                             -------------  -------------  -------------
Balance, end of year.......................................  $   1,716,000  $   1,426,000  $   1,410,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    There were no restructured loans as of December 31, 1995 and 1994. The Company had no loans on nonaccrual as of December 31, 1995 and $424,000 in 1994. The Company had no impaired loans as of December 31, 1995.

    As of December 31, 1994, there were no commitments to lend additional funds to borrowers whose loans were on nonaccrual status. Foregone interest on nonaccrual and restructured loans for the years ended December 31, 1995 and 1994, was not material.

    As of December 31, 1995, virtually all borrowers of the above loans and the assets collateralizing the Company's loans were located in Northern California.

    The Company makes loans to directors and their affiliates in the ordinary course of business. An analysis of activity with respect to such loans Is as follows

                                                                               1995            1994
                                                                           -------------  --------------
Balance, beginning of year...............................................  $   4,801,000  $    6,197,000
  New loan commitments...................................................      1,414,000         382,000
  Repayments of loans....................................................       (779,000)     (1,778,000)
                                                                           -------------  --------------
Balance, end of year.....................................................  $   5,436,000  $    4,801,000
                                                                           -------------  --------------
                                                                           -------------  --------------
Undistributed commitments, end of year...................................  $     432,000  $      579,000
                                                                           -------------  --------------
                                                                           -------------  --------------

(6) PREMISES AND EQUIPMENT
    The following represents premises and equipment as of December 31:

                                                                               1995            1994
                                                                          --------------  --------------
Leasehold improvements..................................................  $      760,000  $      739,000
Furniture and equipment.................................................       1,914,000       1,832,000
                                                                          --------------  --------------
                                                                               2,674,000       2,571,000
Accumulated depreciation and amortization...............................      (1,679,000)     (1,582,000)
                                                                          --------------  --------------
Premises and equipment, net.............................................  $      995,000  $      989,000
                                                                          --------------  --------------
                                                                          --------------  --------------

    Depreciation and amortization of premises and equipment amounted to $319,000, $287,000, and $315,000 for the years ended December 31, 1995, 1994, and 1993, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(7) DEPOSITS
    Deposits as of December 31, 1995 and 1994, were as follows:

                                            AMOUNT        INTEREST RATES         AMOUNT       INTEREST RATES
                                       ----------------  -----------------  ----------------  ---------------
Demand, noninterest bearing..........  $     37,077,000         --                27,137,000        --
Demand, interest bearing.............        11,926,000    2.00% - 2.75%          10,023,000    2.0% - 2.7%
Savings and other time...............       110,010,000    2.00% - 5.85%          93,478,000   2.0% - 5.25%
Time certificates, $100,000 and
 over................................        36,682,000    2.80% - 5.90%          28,934,000    2.4% - 5.5%
                                       ----------------                     ----------------
  Total deposits.....................  $    195,695,000                     $    159,572,000
                                       ----------------                     ----------------
                                       ----------------                     ----------------

    Time certificates, $100,000 and over, and their remaining maturities as of December 31, 1995 and 1994, were as follows:

                                                                              1995            1994
                                                                         --------------  --------------
3 months or less.......................................................  $   26,411,000  $   21,305,000
3 through 6 months.....................................................       6,566,000       4,220,000
6 through 12 months....................................................       2,338,000       2,109,000
Over 12 months.........................................................       1,367,000       1,300,000
                                                                         --------------  --------------
                                                                         $   36,682,000  $   28,934,000
                                                                         --------------  --------------
                                                                         --------------  --------------

(8) NONINTEREST EXPENSE
    Other noninterest expense for the years ended December 31, 1995, 1994, and 1993 was comprised of the following:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Regulatory fees............................................  $     207,000  $     373,000  $     335,000
Professional services......................................        287,000        265,000        221,000
Data processing............................................        118,000        245,000        165,000
Marketing..................................................        318,000        178,000        185,000
Other......................................................        605,000        407,000        423,000
                                                             -------------  -------------  -------------
                                                             $   1,535,000  $   1,468,000  $   1,329,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

(9) INCOME TAXES
    The components of income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, were as follows:

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Current:
  Federal..................................................  $   1,441,000  $     907,000  $     761,000
  State....................................................        563,000        378,000        310,000
                                                             -------------  -------------  -------------
                                                                 2,004,000      1,285,000      1,071,000
                                                             -------------  -------------  -------------
Deferred:
  Federal..................................................       (152,000)       (54,000)       (95,000)
  State....................................................        (38,000)         1,000        (41,000)
                                                             -------------  -------------  -------------
                                                                  (190,000)       (53,000)      (136,000)
                                                             -------------  -------------  -------------
                                                             $   1,814,000  $   1,232,000  $     935,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(9) INCOME TAXES (CONTINUED)
    Tax effects of temporary differences that give rise to significant components of the net deferred tax asset as of December 31, 1995 and 1994, were as follows:

                                                                                   1995         1994
                                                                               ------------  -----------
Deferred tax asset:
  Depreciation and amortization claimed for financial statement purposes in
   excess of tax depreciation and amortization...............................  $     72,000  $   106,000
  Book allowance for loan losses and other real estate owned losses in excess
   of tax allowance..........................................................       673,000      577,000
  State income taxes.........................................................       191,000      111,000
  Book/tax basis difference in life insurance policies and deferred
   compensation not deducted for tax.........................................        20,000      --
  Other......................................................................        13,000        1,000
                                                                               ------------  -----------
    Total deferred tax asset.................................................       969,000      795,000
                                                                               ------------  -----------
Deferred tax liability:
  Cash to accrual adjustment.................................................       (32,000)     (48,000)
  Tax effect of unrealized gains on available-for-sale securities............      (214,000)      (2,000)
                                                                               ------------  -----------
    Total deferred tax liability.............................................      (246,000)     (50,000)
                                                                               ------------  -----------
    Net deferred tax asset...................................................  $    723,000  $   745,000
                                                                               ------------  -----------
                                                                               ------------  -----------

    The net deferred tax asset represents recoverable taxes and is included in other assets in the accompanying consolidated balance sheets.

    The effective income tax rate, as a percentage of income before income taxes, differed from the statutory federal income tax rate as follows:

                                                                                 PERCENTAGE OF PRE TAX INCOME
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Federal taxes at statutory rate............................................       34.0%        34.0%        34.0%
State taxes, net of federal income tax benefit.............................        7.6         10.3          7.3
Nondeductible merger expenses..............................................      --             8.5        --
Nontaxable municipal interest..............................................       (3.0)        (4.1)        (3.7)
Investment loss on securities..............................................        1.0          3.7        --
Other......................................................................         .4         (1.8)         1.1
                                                                                   ---          ---          ---
                                                                                  40.0%        50.6%        38.7%
                                                                                   ---          ---          ---
                                                                                   ---          ---          ---

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(10) LEASES
    The Company has entered into various noncancelable operating lease arrangements for bank premises. The Company leases its main headquarters in Palo Alto from a group of investors, which includes seven of the Company's directors. Future minimum lease commitments as of December 31, 1995, are as follows:

                                       YEAR ENDING
                                      DECEMBER 31,
- -----------------------------------------------------------------------------------------
1996.....................................................................................  $     721,000
1997.....................................................................................        724,000
1998.....................................................................................        728,000
1999.....................................................................................        665,000
2000.....................................................................................         47,000
                                                                                           -------------
                                                                                           $   2,885,000
                                                                                           -------------
                                                                                           -------------

    The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1995, 1994, and 1993 was $398,000, $447,000, and $383,000, respectively. Gross rental expense for the years ended December 31, 1995, 1994, and 1993 was $704,000, $673,000, and $640,000, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS
    In 1995, the Company adopted SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, which requires that the Company disclose estimated fair value for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

    The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                                                         ESTIMATED FAIR
                                                                      CARRYING AMOUNTS       VALUE
                                                                      ----------------  ----------------
Assets:
  Cash and cash equivalents.........................................  $     29,004,000  $     29,004,000
  Investment securities.............................................        58,820,000        59,801,000
  Net loans.........................................................       123,886,000       125,236,000
Liabilities:
  Demand deposits, noninterest bearing..............................  $     37,077,000  $     37,077,000
  Demand deposits, interest bearing.................................        11,926,000        11,926,000
  Savings and money market..........................................       110,010,000       110,010,000
  Time certificates.................................................        36,682,000        36,938,000

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

    CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value because of the short maturities of these instruments.

    INVESTMENT SECURITIES

    The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) investments, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

    LOANS

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

    The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classifications, modified, as required, by an estimate of the effect of current economic and lending conditions. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

    Fair value for significant non performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

    DEPOSIT LIABILITIES

    The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, money market, and checking accounts, approximates the amount payable on demand. The fair value of certificates of deposit is judged to approximate book value for those certificates whose remaining maturities are less than 90 days. For all other certificates, estimated cash flows are discounted using rates currently offered for deposits of similar remaining maturities.

    COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

    The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.

    LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                       December 31, 1995, 1994, and 1993

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(12) EMPLOYEE BENEFITS

    STOCK OPTION PLAN

    The Bank's employee stock option plan (the Bank Plan) was approved by the Bank's Board of Directors in July 1987. Under the Bank Plan, 185,230 shares (as adjusted to reflect the effects of stock dividends) were reserved for the granting to key employees of incentive stock options and nonqualified stock options as defined under current tax laws. One quarter of the options granted became exercisable in each of the four years succeeding the year in which the options were originally granted. The options were exercisable for periods of up to six years from the date of grant. Effective October 7, 1994, in conjunction with the merger, the Bank Plan and the San Mateo County Bancorp (SMCB) Plans terminated and the shareholders approved the Mid-Peninsula Bancorp 1994 Stock Option Plan (the New Company Plan). Under the New Company Plan, 236,072 shares have been reserved for the granting to key employees and nonemployee directors, incentive stock options, and nonqualified stock options as defined under current tax laws. Options issued under the New Company Plan may become exercisable immediately or in cumulative increments over a period of years up to 5 years from the date of grant. The options may be exercised for periods of up to 10 years from the date of grant. As of October 7, 1994, 70,935 options had been exercised.

    All options outstanding October 7, 1994, under the Bank Plan were assumed by the New Company Plan and are exercisable for 89,428 shares of the Company's stock, based upon the exchange ratio of 1.0617 shares of the Company's common stock for each share of the Bank's common stock, at exercise prices ranging from $8.14 to $13.42 per option. Each assumed option is vested to the same extent it was under the Bank Plan. All options outstanding on October 7, 1994 under the SMCB Plans were assumed by the New Company Plan and are exercisable under the same terms as the SMCB Plans. Transactions involving stock options are summarized as follows:

                                                                           NUMBER OF     PRICE RANGE
                                                                            OPTIONS      PER OPTION
                                                                           ---------  -----------------
Outstanding as of December 31, 1992......................................    160,162    $8.64 - 12.96
  Granted in 1993........................................................     13,650        11.91
  Exercised in 1993......................................................     (6,946)       8.64
                                                                           ---------
Outstanding as of December 31, 1993......................................    166,866    8.64 - 12.96
  Granted in 1994........................................................     11,418        14.25
  Expired in 1994........................................................    (30,064)    8.64 - 9.94
  Exercised in 1994......................................................    (63,989)   8.64 - 10.43
                                                                           ---------
Outstanding as of October 7, 1994........................................     84,231    8.64 - 14.25
                                                                           ---------
                                                                           ---------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(12) EMPLOYEE BENEFITS (CONTINUED)

                                                                           NUMBER OF   PRICE RANGE PER
                                                                            OPTIONS        OPTION
                                                                           ---------  -----------------
Outstanding as of October 7, 1994........................................     --           $    --
  Assumed from the Bank Plan.............................................     89,428    8.14 - 13.42
  Assumed from the SMCB Plans............................................    131,530        10.00
  Granted in 1994........................................................     36,000        12.75
                                                                           ---------
Outstanding as of December 31, 1994......................................    256,958    8.14 - 13.42
  Granted in 1995........................................................     73,000    12.75 - 16.50
  Exercised in 1995......................................................    (61,961)   10.00 - 12.21
                                                                           ---------
Outstanding as of December 31, 1995......................................    267,997    8.14 - 16.50
                                                                           ---------
                                                                           ---------

    As of December 31, 1995, under the New Company Plan, 127,079 shares were available for grant and 147,567 shares were exercisable.

    DEFINED CONTRIBUTION PLAN

    During 1989, the Company introduced a 401(k) Savings Plan. All salaried employees are eligible to contribute up to 15% of their pretax compensation to the plan through salary deductions under Section 401(k) of the Internal Revenue Code. The Company makes matching contributions of $0.75 per dollar of employee contribution up to a maximum of 8% of an employee's pretax compensation. The related expense charged for the years ended December 31, 1995, 1994, 1993 was $117,000, $81,000, and $63,000, respectively.

    SALARY CONTINUATION PLAN

    In May 1995, the Company implemented a salary continuation plan (the Plan) for a select group of officers. The officers become eligible for benefits under the Plan if they reach normal retirement age while working for the Company. The costs of these benefits are accrued over the remaining expected service lives of the officers covered using the present value method of accounting. Salary continuation expense was approximately $83,000 in 1995.

    The Company has elected to fund its obligations under the plans described above with life insurance contracts. The Company acquired single premium life insurance policies with a cash surrender value totaling $2,295,000, which is included in other assets as of December 31, 1995. The policy is also expected to cover plan expenses.

(13) COMMITMENTS AND CONTINGENT LIABILITIES

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk, in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance of the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(13) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Management does not anticipate any significant losses as a result of these transactions.

    The following table summarizes these financial instruments as of December 31, 1995 and 1994:

                                                                              1995            1994
                                                                         --------------  --------------
Financial instruments whose credit risk is represented by contract amounts:
  Commitments to extend credit.........................................  $   48,831,000  $   35,451,000
  Standby letters of credit............................................       6,816,000       1,677,000
                                                                         --------------  --------------
                                                                         $   55,647,000  $   37,128,000
                                                                         --------------  --------------
                                                                         --------------  --------------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, marketable securities, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and residential properties.

    Standby letters of credit are written commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    CONCENTRATION OF CREDIT RISK

    The Company's lends primarily to borrowers located in the mid-peninsula region of the San Francisco Bay Area. Although the portfolio is diversified, the ability of the Company's borrowers to honor their commitments is dependent upon the economic sector of the region, including the real estate markets of the mid-peninsula.

    The Company adopted SFAS No. 119, DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS, on December 31, 1994. Under certain circumstances and as required by law, the Bank will structure variable rate loans to include embedded interest rate floors and ceilings. Such floors and ceilings subject the Company to market risk when interest rates change.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(14) MID-PENINSULA BANCORP (PARENT COMPANY ONLY)
    Following are the financial statements of Mid-Peninsula Bancorp (parent company only) for the years ended December 31, 1995 and 1994:

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                              1995            1994
                                                                         --------------  --------------
Assets:
  Cash.................................................................  $      950,000  $      365,000
  Investment in subsidiary.............................................      20,564,000      17,770,000
  Other assets.........................................................          83,000        --
                                                                         --------------  --------------
                                                                         $   21,597,000  $   18,135,000
                                                                         --------------  --------------
                                                                         --------------  --------------
Liabilities and shareholders' equity:
  Liabilities..........................................................  $      157,000  $      132,000
  Common stock.........................................................      15,425,000      14,785,000
  Unrealized losses on securities available-for-sale, net..............        (626,000)     (1,320,000)
  Retained earnings....................................................       6,641,000       4,538,000
                                                                         --------------  --------------
                                                                         $   21,597,000  $   18,135,000
                                                                         --------------  --------------
                                                                         --------------  --------------

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                 1995           1994           1993
                                                             -------------  -------------  -------------
Income:
  Equity in undistributed net income of subsidiary.........  $   2,100,000  $     902,000  $   1,344,000
  Dividend from subsidiary.................................        621,000        935,000        228,000
  Interest income..........................................         27,000          7,000          8,000
                                                             -------------  -------------  -------------
    Total income...........................................      2,748,000      1,844,000      1,580,000
                                                             -------------  -------------  -------------
Expenses:
  Merger-related expenses..................................       --              608,000       --
  Other operating expenses.................................         27,000         35,000         17,000
                                                             -------------  -------------  -------------
    Total expenses.........................................         27,000        643,000         17,000
                                                             -------------  -------------  -------------
    Net income.............................................  $   2,721,000  $   1,201,000  $   1,563,000
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(14) MID-PENINSULA BANCORP (PARENT COMPANY ONLY) (CONTINUED)
                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                1995           1994            1993
                                                           --------------  -------------  --------------
Cash flows from operating activities:
  Net income.............................................  $    2,721,000  $   1,201,000  $    1,563,000
  Adjustment to reconcile net income to net cash provided
   by operating activities:
    Equity in undistributed net income of subsidiary.....      (2,100,000)      (902,000)     (1,344,000)
    Increase in accounts payable.........................          25,000        132,000        --
                                                           --------------  -------------  --------------
      Net cash provided by operating activities..........         646,000        431,000         219,000
                                                           --------------  -------------  --------------
Cash flows used in investing activities:
  Investment in subsidiary...............................          74,000       (571,000)        (84,000)
                                                           --------------  -------------  --------------
Cash flows from financing activities:
  Proceeds from options exercised........................         483,000        571,000          60,000
  Dividends paid.........................................        (618,000)      (335,000)       (228,000)
  Payment for fractional shares..........................        --               (2,000)       --
                                                           --------------  -------------  --------------
      Net cash (used in) provided by financing
       activities........................................        (135,000)       234,000        (168,000)
                                                           --------------  -------------  --------------
Net increase (decrease) in cash..........................         585,000         94,000         (33,000)
Cash at beginning of year................................         365,000        271,000         304,000
                                                           --------------  -------------  --------------
Cash at end of year......................................  $      950,000  $     365,000  $      271,000
                                                           --------------  -------------  --------------
                                                           --------------  -------------  --------------
Noncash financing activities:
  Stock dividends declared...............................  $     --        $    --        $      631,000
                                                           --------------  -------------  --------------
                                                           --------------  -------------  --------------
  Dividends from subsidiary..............................  $      621,000  $     935,000  $      228,000
                                                           --------------  -------------  --------------
                                                           --------------  -------------  --------------

    The ability of the Company to pay dividends will largely depend upon the dividends paid to it by the Bank. There are legal limitations on the ability of the Bank to provide funds to the Company in the form of loans, advances, or dividends.

(15) REGULATORY MATTERS
    The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (FDIC) have adopted risk based capital guidelines for member banks. The minimum guidelines are 8% total capital to risk-weighted assets and 3% Tier 1 capital to quarterly average assets. As of December 31, 1995, the Bank exceeded the minimum capital ratios required by regulatory agencies.

    Additionally, banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies. Such dividends are limited to the lesser of the Bank's retained earnings or the net income of the previous two years combined with the current year net income. Retained earnings against which dividends may be paid without prior approval of the banking regulators were approximately $4,300,000 as of December 31, 1995, subject to the minimum capital ratio requirements.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       DECEMBER 31, 1995, 1994, AND 1993

(16) PROSPECTIVE ACCOUNTING PRONOUNCEMENT
    In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments such as common stock, except for employee stock ownership plans. SFAS No. 123 establishes a new method of accounting for stock-based compensation arrangements with employees which is fair value based. SFAS No. 123 encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income; however, they must apply the disclosure requirements of SFAS No. 123. If the Company adopts the fair value based method of SFAS No. 123, a higher compensation cost would result for fixed stock option plans and a different compensation cost will result for the Company's contingent or variable stock option plans. The recognition provisions and disclosure requirements of SFAS No. 123 are effective January 1, 1996, but may be applied immediately. The Company has elected to continue to use current practice under APB No. 25, but is unable to determine the impact of the required disclosures as it is still reviewing the requirements of SFAS No. 123.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On October 19, 1994, the Company's Board of Directors approved the dismissal of the firm of Coopers and Lybrand, which had been the independent accountants for the Company's predecessor, San Mateo County Bancorp, since 1991, and approved the engagement of KPMG Peat Marwick LLP as the Company's independent accountants. The dismissal of Coopers and Lybrand was recommended and approved by the Company's Board of Directors based solely on the fact that KPMG Peat Marwick LLP represented the Company's wholly-owned subsidiary, Mid-Peninsula Bank, since 1987, and following the merger of WestCal National Bank, the wholly-owned subsidiary of San Mateo County Bancorp, with and into Mid-Peninsula Bank and the change in name of San Mateo County Bancorp to Mid-Peninsula Bancorp, which merger was effective on October 7, 1994, the Company's Board of Directors determined that it was in the best interests of the Company to engage KPMG Peat Marwick LLP based on their experience and knowledge of the operations and activities of Mid-Peninsula Bank. The reports of Coopers and Lybrand on the financial statements of the Company's predecessor, San Mateo County Bancorp, did not contain any adverse opinion or disclaimer of opinion or any qualification as to an uncertainty, audit scope, or accounting principle. There were no disagreements between San Mateo County Bancorp or the Company and Coopers and Lybrand on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Coopers and Lybrand, would have caused them to make a reference to the subject matter of the disagreement in their report. No reportable event as described in Item 304 of Regulation S-K occurred during San Mateo County Bancorp's two most recent fiscal years and subsequent interim period or subsequent interim period of the Company as of the date hereof. The Company reported the foregoing change in its accountants on a Form 8-K dated October 19, 1994, filed with the Securities and Exchange Commission on October 25, 1994. The Form 8-K included a letter from Coopers and Lybrand as an exhibit thereto in which Coopers and Lybrand agreed with the above description of the change in accountants.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information required by Item 10 of Form 10-K is incorporated by reference to the information contained in the Company's Proxy Statement for the 1996 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 11.  EXECUTIVE COMPENSATION

    The information required by Item 11 of Form 10-K is incorporated by reference to the information contained in the Company's Proxy Statement for the 1996 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information required by Item 12 of Form 10-K is incorporated by reference to the information contained in the Company's Proxy Statement for the 1996 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information required by Item 13 of Form 10-K is incorporated by reference to the information contained in the Company's Proxy Statement for the 1996 Annual Meeting of Shareholders which will be filed pursuant to Regulation 14A.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

    (a) (1)  FINANCIAL STATEMENTS.  Listed and included in Part II, Item 8.

       (2)  FINANCIAL STATEMENT SCHEDULES.  Not Applicable.

       (3)  EXHIBITS.

    (2.1)  Reorganization Agreement and Plan of Merger dated March 31, 1994, by and between San Mateo County Bancorp, WestCal National Bank and Mid-Peninsula
           Bank, incorporated by reference from exhibit 2.1 of registration statement number 33-79798 on Form S-4, filed with the Commission on June 6, 1994.

    (3.1)  Articles of Incorporation, as amended, incorporated by reference from exhibit 3.1 of registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994, filed with the Commission on March 30, 1995.

    (3.2) Bylaws, as amended, incorporated by reference from exhibit 3.2 to registration statement number 33-79798 on Form S-4, filed with the Commission on June 6, 1994.

    (4.1)  Specimen form of Mid-Peninsula Bancorp stock certificate incorporated by reference from registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994, filed with the Commission on March 30, 1995.

  *(10.1)  Form of incentive stock option agreement under Mid-Peninsula Bancorp 1994
           Stock Option Plan incorporated by reference from exhibit 4.2 to amendment
           no. 1 to registration statement number 33-79798 on Form S-4, filed with the
           Commission on July 15, 1994.

  *(10.2)  Form of non-qualified stock option agreement under Mid-Peninsula Bancorp
           1994 Stock Option Plan incorporated by reference from exhibit 4.3 to amendment no. 1 to registration statement number 33-79798 on Form S-4, filed with the Commission on July 15, 1994.

  *(10.3)  San Mateo County Bancorp Directors' Stock Option Plan incorporated by reference from exhibit 10.1 to registration statement number 33-79798 on
           Form S-4, filed with the Commission on June 6, 1994.

  *(10.4)  San Mateo County Bancorp Employee Stock Option Plan incorporated by reference from exhibit 10.2 to registration statement number 33-79798 on
           Form S-4, filed with the Commission on June 6, 1994.

  *(10.5)  Mid-Peninsula Bancorp 1994 Stock Option Plan incorporated by reference from exhibit 10.3 to registration statement number 33-79798 on Form S-4, filed with the Commission on June 6, 1994.

  *(10.6)  Form of director stock option agreement under San Mateo County Bancorp
           Directors' Stock Option Plan incorporated by reference from exhibit 10.4 to registration statement number 33-79798 on Form S-4, filed with the
           Commission on June 6, 1994.

  *(10.7)  Form of employee incentive stock option agreement under San Mateo County
           Bancorp Employee Stock Option Plan incorporated by reference from exhibit
           10.5 to registration statement number 33-79798 on Form S-4, filed with the
           Commission on June 6, 1994.

   (10.8)  WestCal Agreement of Lease dated April 24, 1989 related to premises located at 100 South Ellsworth Avenue, San Mateo, California, incorporated by reference from exhibit 10.6 to registration statement number 33-79798 on
           Form S-4, filed with the Commission on June 6, 1994.

   (10.9)  WestCal Commercial Lease and Deposit Receipt dated November 26, 1993 related to premises located at 1313 Laurel Street, San Carlos, California, incorporated by reference from exhibit 10.7 to registration statement number
           33-79798 on Form S-4, filed with the Commission on June 6, 1994.

 *(10.10)  Separation and Release Agreement for William B. Mayer incorporated by reference from exhibit 10.9 to registration statement number 33-79798 on
           Form S-4, filed with the Commission on June 6, 1994.

 *(10.11)  Separation and Release Agreement for Stanley M. Shaw incorporated by reference from exhibit 10.10 to registration statement number 33-79798 on
           Form S-4, filed with the Commission on June 6, 1994.

 *(10.12)  Separation and Release Agreement for Leo D. Taylor incorporated by reference from exhibit 10.11 to registration statement number 33-79798 on Form S-4, filed with the Commission on June 6, 1994.

  (10.13)  Mid-Peninsula Bank lease agreement dated March 11, 1987 and associated documents related to premises located at 420 Cowper Street, Palo Alto,
           California, incorporated by reference from exhibit 10.13 to registrant's
           Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 30, 1995.

 *(10.14)  Mid-Peninsula Bank Profit Sharing and Savings Plan dated January 1, 1993, incorporated by reference from registrant's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 30,
           1995.

 *(10.15)  David L. Kalkbrenner employment agreement, dated March 3, 1992, incorporated by reference from registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994, filed with the Commission on March 30, 1995.

 *(10.16)  Form of Mid-Peninsula Bank Indemnification Agreement for directors and executive officers, incorporated by reference from registrant's Annual
           Report on Form 10-K for the year ended December 31, 1994, filed with the
           Commission on March 30, 1995.

  (10.17)  Form of nonstatutory stock option agreement for outside directors under Mid-
           Peninsula Bancorp 1994 Stock Option Plan incorporated by reference from exhibit 4.6 to registration statement number 33-91076 on Form S-8, filed with the Commission on April 11, 1995.

  (10.18)  Addendum to lease agreement dated March 11, 1987 for premises located at 420
           Cowper Street, Palo Alto, California.

  (10.19)  Addendum to lease agreement dated November 26, 1993 for premises located at
           1313 Laurel Street, San Carlos, California.

 *(10.20)  Salary continuation agreement entered into with David L. Kalkbrenner dated
           April 26, 1995.

 *(10.21)  Salary continuation agreement entered into with Murray B. Dey dated April
           26, 1995.

 *(10.22)  Salary continuation agreement entered into with Carol H. Rowland dated April
           26, 1995.

  (10.23)  Non-management officer salary continuation agreement entered into with Susan
           K. Black dated April 26, 1995.

  (10.24) Non-management officer salary continuation agreement entered into with Kimberly S. Burgess dated April 26, 1995.

  (10.25)  Non-management officer salary continuation agreement entered into with Jonas
           H. Stafford dated April 26, 1995.

  (10.26) Non-management officer salary continuation agreement entered into with Charles P. Banovac dated March 21, 1996.

   (21.1) The registrant's only subsidiary is its wholly-owned subsidiary, Mid-Peninsula Bank.

   (23.1)  Independent Auditors Consent.

   (27.1)  Financial Data Schedule.

- ------------------------
*Denotes management contracts, compensatory plans or arrangements.

    (b) REPORTS ON FORM 8-K.  No reports on Form 8-K were filed in 1995.

    An Annual Report for the fiscal year ended December 31, 1995, and Notice of Annual Meeting and Proxy Statement for the Company's 1996 Annual Meeting will be mailed to security holders subsequent to the date of filing of this Report. Copies of said materials will be furnished to the Commission in accordance with the Commission's Rules and Regulations.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MID-PENINSULA BANCORP

Date: March 20, 1996                      By:      /s/ DAVID L. KALKBRENNER

                                             -----------------------------------
                                                    David L. Kalkbrenner,
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER
                                                (PRINCIPAL EXECUTIVE OFFICER)

Date: March 20, 1996                      By:        /s/ CAROL H. ROWLAND

                                             -----------------------------------
                                                      Carol H. Rowland,
                                                  FIRST VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER
                                             (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                           OFFICER)

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

            SIGNATURES                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     President, Chief
     /s/ DAVID L. KALKBRENNER         Executive Officer and
- -----------------------------------   Director (Principal        March 20, 1996
       David L. Kalkbrenner           Executive Officer)

         /s/ MURRAY B. DEY
- -----------------------------------  Executive Vice President    March 20, 1996
           Murray B. Dey              and Director

- -----------------------------------  Director                    March   , 1996
        Lawrence A. Aufmuth

        /s/ JOHN F. BLOKKER
- -----------------------------------  Director                    March 20, 1996
          John F. Blokker

        /s/ ALLAN F. BROWN
- -----------------------------------  Director                    March 20, 1996
          Allan F. Brown

        /s/ OWEN D. CONLEY
- -----------------------------------  Director                    March 20, 1996
          Owen D. Conley

            SIGNATURES                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

       /s/ DONALD L. HAMMOND
- -----------------------------------  Director                    March 20, 1996
         Donald L. Hammond

     /s/ R. HEWLETT LEE, M.D.
- -----------------------------------  Director                    March 20, 1996
       R. Hewlett Lee, M.D.

        /s/ HELEN C. LEONG
- -----------------------------------  Director                    March 20, 1996
          Helen C. Leong

       /s/ GEORGE M. MARCUS
- -----------------------------------  Director                    March 20, 1996
         George M. Marcus

      /s/ DUNCAN L. MATTESON
- -----------------------------------  Chairman of the Board and   March 20, 1996
        Duncan L. Matteson            Director

       /s/ DONALD H. SEILER
- -----------------------------------  Director                    March 20, 1996
         Donald H. Seiler

       /s/ WARREN R. THOITS
- -----------------------------------  Director                    March 20, 1996
         Warren R. Thoits

     /s/ BRUCE E. VAN ALSTYNE
- -----------------------------------  Director                    March 20, 1996
       Bruce E. Van Alstyne

    /s/ EDWIN E. VAN BRONKHORST
- -----------------------------------  Director                    March 20, 1996
      Edwin E. van Bronkhorst

                                                                      APPENDIX C
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             WASHINGTON, D.C. 20549
                                   FORM 10-K

(Mark One)
/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (Fee Required)
   For the fiscal year ended DECEMBER 31, 1995

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (No Fee Required)
   For the transition period from ____________ to __________

                         COMMISSION FILE NUMBER 0-18015
                           CUPERTINO NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)

                 CALIFORNIA                                     33-0060898
          (State of incorporation)                 (IRS employer identification number)

               20230 STEVENS CREEK BOULEVARD, CUPERTINO, CA 95014
                    (Address of principal executive offices)
                                 (408) 996-1144
              (Registrant's telephone number, including area code)

    Securities registered pursuant to Section 12(b) of the Act:

                  TITLE OF EACH CLASS                            NAME OF EACH EXCHANGE ON WHICH REGISTERED
- --------------------------------------------------------  --------------------------------------------------------
                          NONE                                                      NONE

    Securities registered pursuant to Section 12(g) of the Act:

                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         YES  ___X___      NO  _______

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained herein, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the closing sale price of the Common Stock on March 15, 1996, as reported on the NASDAQ National Market System, was approximately $17,688,283. Shares of Common Stock held by each officer, director and holder of 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

    The number of shares of COMMON STOCK, NO PAR VALUE, of registrant outstanding as of March 15, 1996 was 1,857,105.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    Parts of the following documents are incorporated by reference into Parts I, II, III, and IV of this Form 10-K Report: (1) Proxy Statement for registrant's Annual Meeting of Shareholders to be held May 16, 1996 (Part III), and (2) registrant's Annual Report to Shareholders for the year ended December 31, 1995 (Parts I, II and IV).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

    GENERAL

    Cupertino National Bancorp (the "Company") is a California corporation and bank holding company. Cupertino National Bank & Trust ("CNB"), a wholly-owned subsidiary of the Company, is a national bank conducting a commercial banking business. The Company was organized in August 1984, and CNB began operations in May 1985. The Company and CNB have their principal offices at 20230 Stevens Creek Boulevard, Cupertino CA 95014. The Company's current activities are principally acting as the holding company for CNB and as the lessee and sublessor to CNB of the premises on which CNB's headquarters is located.

    CNB provides a wide range of commercial banking services to small and medium-sized businesses, real estate firms, business executives, professionals and other individuals. Trust services are provided by a separate department of the Bank to support the trust needs of its clients. CNB's strategy emphasizes acquiring and developing relationships with clients in the Bank's service area. Personal service officers are assigned to each borrowing client to provide continuity to the relationship.

    CNB provides commercial loans for working capital and business expansion to small and medium-sized businesses with annual revenues in the range of $1 million to $35 million. Commercial loans typically include revolving lines of credit collateralized by inventory, accounts receivable or leasehold improvements, loans to purchase equipment, and loans for general working capital purposes, collateralized by equipment. CNB's commercial customers are drawn from a wide variety of manufacturing, wholesale and service businesses, and are not concentrated in any one particular industry. Loans to real estate construction and development companies are primarily for construction of single-family residences in CNB's primary service area. Such loans typically range between approximately $200,000 and $3,400,000. Loans to professional and other individual clients, whose income typically equals or exceeds the median income for CNB's service area, cover a full range of consumer services, such as automobile, aircraft, home improvement and home equity loans, and other secured and unsecured lines of credit, including credit cards.

    CNB has a Small Business Administration ("SBA") department which makes loans to assist smaller clients and those who are starting new businesses in obtaining financing. The loans are generally 65% to 80% guaranteed by the SBA. In 1994, CNB was named a Preferred Lender by the SBA. Preferred Lender status is awarded by the SBA to lenders who have demonstrated superior ability to generate, underwrite and service loans guaranteed by the SBA, and results in more rapid turn around of loan applications submitted to the SBA for approval.

    In May 1994, CNB opened its Emerging Growth Industries department, which evolved in 1995 into the Venture Lending group to serve the needs of companies in their start-up and development phase. This unit was developed to meet the needs of clients in CNB's service area by allowing them to access a banking relationship early in their development. The loans to this target group of clients are generally secured by the accounts receivable, inventory and equipment of the companies. The financial strength of these companies also tends to be bolstered by the presence of venture capital investors among the shareholders.

    CNB is a member of the Federal Reserve System and the deposits of the Bank's clients are insured up to $100,000 by the Federal Deposit Insurance Corporation ("FDIC"). In 1992, CNB became a member of the Federal Home Loan Bank of San Francisco ("FHLB") in order to enhance its ability to service its loan clients. This membership allows CNB to enhance its funding sources as the FHLB allows members to borrow funds by pledging securities and mortgage loans as collateral.

MARKET AREA AND CLIENT BASE

    CNB concentrates on providing service to clients in Santa Clara County and San Mateo County. CNB is headquartered in Cupertino, California which is in the center of the geographical area which is referred to as "Silicon Valley". The City of Cupertino has a population of approximately 51,300 and its average annual household income exceeds $97,200. Among metropolitan areas, Santa Clara County ranks third in California in median household income.

    The commercial base of Santa Clara County is diverse and includes computer and semiconductor manufacturing, professional services, printing and publishing, aerospace, defense, real estate construction, and wholesale and retail trade. CNB has not concentrated on attracting commercial clients from any single industry, although it has in the past emphasized lending to the residential real estate construction industry in its service area.

    In March 1991, CNB opened its first regional office in downtown San Jose. This office was established to better serve existing clients of CNB, as well as to gain new relationships from clients based in the growing financial center in the southern portion of Santa Clara County. In May 1992, CNB opened a second regional office in Palo Alto to better serve its clients in Northern Santa Clara and Southern San Mateo County. CNB intends to open its fourth office in downtown Palo Alto, in the spring of 1996.

    Many of the directors of the Company and CNB, and their affiliates, maintain deposit and loan relationships with the Bank. See Note 11 of Notes to Consolidated Financial Statements in the Company's 1995 Annual Report, incorporated herein by reference, for information regarding loans to affiliates and other significant related party transactions.

SOURCES OF FUNDS

    Most of CNB's deposits are obtained from small and medium-sized businesses, business executives, professionals and other individuals. At December 31, 1995, CNB had a total of 7,621 deposit accounts, representing 2,894 non-interest-bearing deposit (checking) accounts with an average balance of approximately $16,372 each, 3,726 interest-bearing demand, money market demand, and savings accounts with an average balance of approximately $28,176 each, and 1,001 time deposit accounts with an average balance of approximately $45,267 each. Rates paid on deposits vary among the categories of deposits due to different terms, the size of the individual deposit, and rates paid by competitors on similar deposits.

    CNB has one deposit relationship with a title company, in which three of the directors of CNB serve as directors (one CNB director is also the principal shareholder and chief executive officer of the title company). Deposit balances from this client in both non-interest-bearing demand accounts and money market accounts totaled $775,000 on December 31, 1995 and ranged between $7,000 and $8.5 million during 1995.

LENDING ACTIVITIES

    CNB's loan portfolio is centered in commercial lending to small and medium-sized businesses in the manufacturing and service industries. CNB has also been an active lender in residential real estate construction.

    Approximately 54% of CNB's portfolio was in commercial loans at December 31, 1995 and real estate construction loans represented approximately 15% of total loans, primarily for residential projects. In addition, 14% of CNB's loans were real estate term loans, which are primarily secured by commercial properties. The balance of the portfolio consists of consumer loans. CNB's loan clients are primarily located in Cupertino, San Jose, Palo Alto and the surrounding communities in Santa Clara County and San Mateo County.

    The majority of loans are collateralized. Generally, real estate loans are secured by real property, and commercial and other loans are secured CNB deposits or business and personal assets. Repayment is generally expected from the sale of the related property for real estate construction loans, and from the cash flow of the borrower for commercial and other loans.

    The interest rates charged for the loans made by CNB vary with the degree of risk, size and maturity of the loans. Rates are generally affected by competition, associated factors stemming from the client's deposit relationship with CNB and CNB's cost of funds. A majority of the loans in CNB's portfolio have a floating rate.

    In its commercial loan portfolio, CNB provides personalized financial services to the diverse commercial and professional businesses in its market area, but does not concentrate on any particular industry. Commercial loans consist chiefly of short-term loans (normally with a maturity of under one year) for working capital. Significant emphasis is placed on the borrower's earnings history, capitalization, secondary sources of repayment (such as accounts receivable), and in some instances, third party guarantees or highly liquid collateral (e.g., time deposits). Commercial loan pricing is generally at a rate tied to the prime rate (as quoted in the Wall Street Journal) or the Bank's reference rate.

    CNB's Venture Lending Division works with a variety of technology companies, ranging from multimedia, software and telecommunications providers to biotechnology and medical advice firms. Venture Lending provides innovative financing and other financial services tailored to the needs of startup and growth-stage companies.

    While the commercial loan portfolio of CNB is not concentrated in any one industry, CNB's service area has a concentration of technology companies, and accordingly, the ability of any of CNB's borrowers to repay loans may be affected by the performance of this sector of the economy.

    CNB's residential real estate construction loan activity has focused on providing short-term (less than one year maturity) loans to local individuals, partnerships and corporations in the local residential real estate industry for the construction of single family residences. During 1992 through 1993, CNB concentrated its construction loan activity in the market for owner-occupied custom residences. During 1994, real estate values began to stabilize and CNB began to cautiously enter the construction loan market for small townhouse and single family home projects. During 1995, CNB continued to expand its real estate construction portfolio with the help of the improving real estate market in northern California, although there can be no assurance that this trend will continue.

    Residential real estate construction loans are typically secured by first deeds of trust and require guarantees of the borrower. The economic viability of the project and the borrower's credit-worthiness are primary considerations in the loan underwriting decision. Generally, these loans provide an attractive yield, but may carry a higher than normal risk of loss or delinquency, particularly if general real estate values decline or the loan underwriting process is based upon inaccurate appraisals. CNB utilizes independent local appraisers and conservative loan-to-value ratios (e.g. loans generally not exceeding 65% to 75% of the appraised value of the property). CNB monitors projects during the construction phase through regular construction inspections and a disbursement program tied to the percentage of completion of each project.

    CNB's consumer loan portfolio is divided between installment loans for the purchase of such items as automobiles and aircraft, and home improvement loans and equity lines of credit which are often secured by residential real estate. Installment loans tend to be fixed rate and longer-term (one to five year maturity), while the equity line type loans are generally floating rate, and are reviewed for renewal on an annual basis. CNB also has a minimal portfolio of credit card loans, issued as an additional service to its clients.

LOAN ADMINISTRATION

    The loan policy of CNB is approved each year by its Board of Directors and is managed through periodic reviews of such policies in relation to current economic activity and the degree of risk (both credit and interest rate) in the current portfolio. The Directors' Loan Committee oversees the lending activities of the Bank. This committee consists of three outside directors, the Chairman/Chief Executive Officer, the Executive Vice President -- Senior Loan Officer, Senior Vice President -- Venture Lending Division Manager, Senior Vice President -- Commercial Lending and the Senior Vice President -- Chief Credit Officer. The officers in this group make up the Officers' Loan Committee.

    Sole lending authority is granted to officers on a limited basis. Loan requests exceeding individual officer approval limits are submitted to the Officers' Loan Committee, and those which exceed its limit are submitted to the Directors' Loan Committee for final approval. Both of these committees meet on a regular basis in order to provide timely responses to the Bank's clients.

    CNB's credit administration function includes, in addition to internal reviews, the regular use of an outside loan review firm to review the quality of the loan portfolio. CNB has an internal asset review committee (IARC) that meets monthly to review delinquencies, non-performing assets, classified assets and other pertinent information for the purpose of evaluating credit risk within CNB's loan portfolio and to recommend general reserve percentages and specific reserve allocations. The IARC reports to the Board of Directors on a quarterly basis.

TRUST DEPARTMENT

    CNB's Trust Department commenced operations in July 1988 and in 1995, CNB renewed its focus on the expansion of its trust operations. The Trust Department offers a full range of fee-based trust services directly to its clients and administers several types of retirement plans, including corporate pension plans, 401(k) plans and individual retirement plans, with an emphasis on the investment management, custodianship and trusteeship of such plans. In addition, the Trust Department acts as executor, administrator, guardian and/or trustee in the administration of the estates of individuals. Investment and custodial services are provided for corporations, individuals and non-profit organizations. Total assets under management by the Trust Department were approximately $270 million at December 31, 1995 compared to $157 million at December 31, 1994 and $118 million at December 31, 1993. The 72% increase in trust assets is attributable to the addition of several new trust officers and the new Executive Vice President -- Senior Trust Officer. CNB anticipates this rapid rise to continue in 1996 as we increase our presence in the Palo Alto marketplace with a new office scheduled to open in the late spring of 1996. There can be no assurances that the growth will continue at the rate experienced in 1995.

MORTGAGE BANKING DIVISION

    CNB opened a Mortgage Banking Division in July 1992. The purpose of this division was to originate residential mortgage loans for sale on the secondary market. The primary revenue of this division was from the premium received on the sale of such mortgage loans and their related servicing rights. CNB funded both loans which were originated directly by a mortgage banking officer and loans purchased through a network of mortgage brokers. CNB was selling both the loans and the related servicing rights through a correspondent. During 1993, CNB was designated as an approved seller/ servicer by the Federal National Mortgage Association and the Federal Home Loan Corporation, known in the industry as Fannie Mae and Freddie Mac, respectively. During 1994, the increased upward pressure on interest rates caused mortgage refinancing and home purchases to significantly decline. This required CNB in June 1994 to restructure its mortgage operations and focus all of its efforts on the wholesale mortgage market. This change reduced the operating costs within the mortgage business unit; however, the operating results for the last half of 1994 did not return to acceptable levels of return on investment corresponding to the risks involved. Based on these factors, CNB determined to close its mortgage operations effective March 31, 1995. In connection with this action, CNB incurred a $180,000 after tax charge related to this operation in the first quarter of 1995.

COMPETITION

    The banking business in CNB's service area is highly competitive, as it is throughout California. Many of the major branch banking institutions in California have one or more offices in CNB's service area. CNB competes in the marketplace for deposits and loans, principally against these banks, other independent community banks, savings and loan associations, credit unions and other financial institutions.

    The major advantages that larger branch institutions have over CNB are their ability to provide wide ranging advertising programs; to allocate their investment assets in areas of higher yields and demands; and, by virtue of their greater total capitalization, to utilize substantially higher lending limits than CNB. These banks can also offer certain services, such as international banking, which are not offered directly by CNB. However, CNB is able to offer most of these services indirectly, through its correspondent institutions. Smaller independent banks, including CNB, have found a market niche by providing specialized services, and by targeting clients whose credit needs are below levels generally sought by the major branch banks.

    CNB defines its service area as the cities of Cupertino, San Jose, Palo Alto, and the surrounding cities in Santa Clara County and San Mateo County. To compete with the major financial institutions in its service area, CNB relies upon customized services and direct personal contacts by its officers, directors and staff. For clients whose loan demands exceed CNB's legal lending limit, CNB seeks to arrange such loans on a participation basis with other lenders, primarily other community banks in the San Francisco Bay Area.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

    Banking is a business in which profitability depends primarily on interest rate differentials. In general, the difference between the interest rates paid by CNB on its deposits and its other borrowings and the interest rates received by CNB on loans extended to its clients and on securities held in its investment portfolio will be the principal factor affecting CNB's earnings. The interest rates paid and received by CNB are sensitive to many factors which are beyond CNB's control, including the influence of domestic and foreign economic conditions. The earnings and growth of CNB and the Company will also be affected not only by general economic conditions, including inflation, recession and unemployment, but also by monetary and fiscal policies of the United States and federal agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policy, such as seeking to curb inflation and/or combat recession, by its open market operations in United States Government securities, by its control of the discount rates applicable to borrowing by banks from the Federal Reserve System and by its establishment of reserve requirements for financial institutions subject to its regulation. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and also affect the interest rates charged on loans and paid on deposits. Changes in the financial services industry as a result of such governmental policies and regulations have often contributed to increases in the cost of funds of banks and other depository institutions and may continue to affect such cost, and consequently the earnings of such institutions. However, the degree, timing and full extent of the impact of the laws or of possible changes to the laws on banking in general, and the business of the Bank in particular, presently cannot be predicted.

SUPERVISION AND REGULATION

    The following information is qualified in its entirety by reference to the complete statutory and regulatory provisions that are summarized below, which statutes and regulations are subject to change at any time. Several initiatives to revise the powers and supervision of financial institutions have been proposed and it is not possible to determine which, if any, of these changes will be adopted.

    THE BANK HOLDING COMPANY

    The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and is subject to supervision by the Federal Reserve Board. As a bank holding company, the Company is required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may also make examinations of the Company and CNB. Under the BHCA, bank holding companies may not (subject to certain limited exceptions) directly or indirectly acquire the ownership or control of substantially all of the assets or more than 5% of any class of voting shares of any company, including a bank, without the prior written approval of the Federal Reserve Board.

    In addition, subject to certain exceptions, bank holding companies are prohibited under the BHCA from engaging in non-banking activities. One principal exception to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking as to be properly incident thereto. For each application to engage in non-banking activities, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

    Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stocks or securities thereof, and on the taking of any such stock or securities as collateral for loans to any borrowers. Furthermore, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, the lease or sale of any property or the furnishing of other banking services.

    The Company is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the Superintendent of Banks of the State of California (the "Superintendent").

    CAPITAL ADEQUACY OF THE COMPANY

    The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. Under these guidelines the minimum ratio of total capital to risk-weighted assets (including certain off-balance-sheet activities) is 8%. At least half of the total capital is to be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less disallowed intangibles including goodwill ("Tier 1 Capital"). The remainder of a bank's allowable capital may include subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 Capital").

    In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum Tier 1 Capital leverage ratio (Tier 1 Capital to total assets, less goodwill) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a minimum Tier 1 Capital leverage ratio of 3% plus an additional 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets (i.e. goodwill, core deposit intangibles and purchased mortgage servicing rights). Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities.

    At December 31, 1995, the Company and CNB had total capital and leverage capital ratios above the minimums required by the Federal Reserve Board.

CNB

    CNB, as a national banking association, is subject to the National Bank Act and to primary supervision, examination and regulation by the Comptroller of the Currency (the "Comptroller"). The Comptroller regulates the number and locations of branch offices of a national bank. CNB is also a member of the Federal Reserve System and is subject to applicable provisions of the Federal Reserve Act and regulations issued pursuant thereto. Each depositor's accounts with CNB are insured by the Bank Insurance Fund, which is managed by the FDIC, to the maximum aggregate amount permitted by law, which is currently $100,000 for all insured deposits of the depositor. For this protection, CNB pays a semi-annual assessment and is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters. The Federal Reserve Board requires banks to maintain non-interest bearing reserves against certain of their transactional accounts (primarily deposit accounts that may be accessed by writing checks) and non-personal time deposits.

    As a creditor and a financial institution, CNB is subject to certain regulations promulgated by the Federal Reserve Board including, without limitation, Regulation B (Equal Credit Opportunity Act), Regulation D (Reserves), Regulation E (Electronic Funds Transfers Act) and Regulation F (interbank liabilities), Regulation Z (Truth in Lending Act), Regulation CC (Expedited Funds Availability Act), and Regulation DD (Truth in Savings Act). As a creditor on loans secured by real property and as an owner of real property, CNB may be subject to potential liability under various statutes and regulations applicable to property owners including statutes and regulations relating to the environmental condition of the property. CNB is also subject to applicable provisions of California law, insofar as they do not conflict with or are not preempted by federal banking law. California law exempts banks from the usury laws.

    The supervision, regulation and examination of CNB by the bank regulatory agencies are generally intended to protect depositors and are not intended to protect the Company's shareholders.

    INTERSTATE BANKING AND BRANCHING

    On September 29, 1994, the Reigle/Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. The Interstate Act effectively permits nationwide banking. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if, after the acquisition, the acquirer on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and in every case, may be waived by state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking.

    Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks is not permitted until June 1, 1997, provided that the state has not passed legislation "opting-out" of interstate branching. If a state opts-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt-in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. Interstate branching is also subject to a 30% statewide deposit concentration limit on a consolidated basis, and a 10% nationwide deposit concentration limit. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and the establishment of branches shall apply to the interstate branches.

    De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to the initial acquisition of a bank in the host state other than deposit concentration limits.

    Effective one year after enactment, the Interstate Act permits bank subsidiaries of a bank holding company to act as agents for affiliated depository institutions in receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans and other obligations. A bank acting as an agent for an affiliate shall not be considered a branch of the affiliate. Any agency relationship between affiliates must be on terms that are consistent with safe and sound banking practices. The authority for an agency relationship for receiving deposits includes the taking of deposits for an existing account, but is not meant to include the opening or origination of new deposit accounts. Subject to certain conditions, insured savings associations which were affiliated with banks as of June 1, 1994, may act as agents for such banks. An affiliate bank or savings association may not conduct any activity as an agent which such institution is prohibited from conducting as a principal.

    If an interstate bank decides to close a branch located in a low or moderate income area, it must comply with additional branch closing notice requirements. The appropriate regulatory agency is authorized to consult with community organizations to explore options to maintain banking services in the affected community where the branch is to be closed.

    To ensure that interstate branching does not result in taking deposits without regard to a community's credit needs, the regulatory agencies are directed to implement regulations prohibiting interstate branches from being used as "deposit production offices". The regulations to implement its provisions are due by June 1, 1997. The regulations must include a provision to the effect that if loans made by an interstate branch are less than fifty percent of the average of all depository institutions in the state, then the regulator must review the loan portfolio of the branch. If the regulator determines that the branch is not meeting the credit needs of the community, it has the authority to close the branch and to prohibit the bank from opening new branches in that state.

    Effective January 1, 1991, California adopted legislation permitting any out-of-state bank holding company to acquire an existing California bank if its state of principal business provides reciprocal rights to California bank holding companies. The Superintendent has determined that substantial reciprocity exists between California and a variety of states including Arizona, Oregon, Washington, and New York. Although these changes have had the impact of increasing competition among banks and between banks and other financial service providers, the long-term effects of this increased competition on the Bank and on the competition which may arise as a result of the Interstate Act or other regulatory changes, cannot be determined at this time.

    CAPITAL ADEQUACY OF THE BANK

    In 1989, the Federal Reserve Board, along with the Comptroller and the FDIC, established an interagency risk-based capital framework that establishes uniform risk-based capital guidelines for certain banking organizations in the United States. Under these guidelines, both assets reported on the balance sheet and certain off-balance sheet items are assigned to certain risk categories. Each category has an assigned risk weight. Capital ratios are then calculated by dividing the capital by a weighted (according to risk) sum of the assets and off-balance sheet items.

    On February 28, 1991, the FDIC adopted minimum "leverage ratio" standards for certain banking organizations. The leverage ratio is a ratio of Tier 1 capital to quarterly average total assets. The minimum required leverage ratio is 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks are generally required to maintain a leverage ratio of between 4.0% and 5.0% Tier 1 capital.

    At December 31, 1995, CNB had capital ratios, both risk-adjusted and leverage, which placed it in the "well capitalized" category. For an analysis of the capital ratios of CNB as of December 31, 1995, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Capital Resources" in the 1995 Annual Report to Shareholders, which is incorporated herein by reference. The Company does not presently expect that compliance with regulatory capital guidelines will have a material adverse effect on the business of the Company or CNB. The Company anticipates that if significant asset growth continues in the future, such growth may necessitate the addition of capital to comply with regulatory guidelines.

    FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") mandated changes that continue to affect the financial institutions industry. FIRREA substantially revised the regulatory structure of the banking, savings and financial services industries. Many of these changes directly affect CNB and the Company. Deposits at commercial banks such as CNB are now insured by the Bank Insurance Fund ("BIF") of the FDIC.

    FIRREA requires the banking regulatory agencies to make written evaluations after examining a depository institution for compliance with the Community Reinvestment Act ("CRA"). The CRA evaluations now include a public section, including the CRA rating agency assigned to CNB, and a confidential section, which is not released to either the public or the institution, except under limited circumstances. The regulatory guidelines now require each institution to place the written evaluation in its CRA public file at its head office and at one designated office in each local community. FIRREA also revised the rating system for CRA compliance.

    FIRREA mandated appraisals by state-certified or state-licensed appraisers for loans made by financial institutions over certain amounts. Effective December 31, 1992, an appraisal by a state-certified appraiser is required for the following types of bank loans secured by real estate: (1) any real estate loan transaction having a value of $1 million or more, or (2) any non-residential real estate transaction or complex residential real estate transaction in the amount of $250,000 or more. In addition, an appraisal by a state-licensed appraiser is required for any real estate transaction having a value of more than $100,000. The State of California has established a program for the licenser and certification of real estate appraisers in order to meet the requirements of FIRREA.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

    On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. Among other things, FDICIA recapitalized the BIF, implemented deposit insurance reform, and imposed new supervisory standards requiring annual examinations, independent audits, uniform accounting and management standards and prompt corrective action for problem institutions. As a result of FDICIA, depository institutions and their affiliates are subject to federal standards which govern asset growth, interest rate exposure, executive compensation, and many other areas of depository institution operations. Only the most highly capitalized and well-managed institutions are allowed to expand their operations and activities. Undercapitalized institutions are subject to activity limitations and other restrictions.

    BIF RECAPITALIZATION. FDICIA provides increased funding for the BIF, primarily by increasing the authority of the FDIC to borrow from the U.S. Treasury Department. A significant portion of any such borrowing will be repaid by insurance premiums assessed on BIF members, including CNB, sufficient to repay any borrowed funds within 15 years and to provide BIF reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits.

    RISK BASED DEPOSIT INSURANCE RATES. On January 1, 1994, a permanent risk-based deposit premium assessment system became effective under which each depository institution is placed in one of nine assessment categories based on certain capital and supervisory measures. The assessment rates under the system at that time ranged from 0.25 percent to 0.31 percent of domestic deposits depending on the assessment category into which an insured bank is placed. Once the BIF reached reserves equal to $1.25 for each $100 of insured deposits the assessment ratio would decline. Effective July 1995, the BIF attained its level of required reserves and the assessment ratios under the system were adjusted to a range of 0.0 percent (a minimum of $500 per quarter is assessed, however) to
0.27 percent.

    BROKERED DEPOSITS. Under FDIC regulations governing the receipt of brokered deposits, a bank cannot accept brokered deposits (which term is defined to mean deposits with an interest rate which significantly exceeds prevailing rates in its market) unless (i) it is well capitalized or (ii) it is adequately capitalized and has received a waiver from the FDIC. Except under certain conditions, a bank that cannot accept brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. CNB is considered to be well capitalized for purposes of this regulation and in 1994 began accepting limited amounts of brokered deposits to help manage its liquidity position.

    PROMPT CORRECTIVE REGULATORY ACTION. FDICIA categorizes banking institutions as well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A bank is subject to corrective action if it is not adequately capitalized. Significantly and critically undercapitalized banks are subject to extensive federal regulatory control, including closure. A bank's capital tier depends upon where its capital levels are in relation to various relevant capital measures, which include a risk-based capital measure and a leverage capital measure, and upon certain other factors. The federal banking authorities adopted regulations effective December 19, 1992, which define the capital measures a bank must meet in order to be considered well capitalized as a ratio of total capital to risk-weighted assets of not less than 10.0%, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.0% and a leverage ratio of Tier 1 capital to average quarterly assets of not less than 5.0%. A bank will be considered adequately capitalized if it has a ratio of total capital to risk-weighted assets of not less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of not less than 4.0%, and a leverage ratio of Tier 1 capital to average quarterly assets of not less than 4.0%. The capital levels for the undercapitalized category are defined as any level under 8.0% for the total risk-based capital ratio, under 4.0% for the Tier 1 risk-based capital ratio, or under 4.0% for the Tier 1 leverage ratio. A bank will be considered significantly undercapitalized if it has a ratio of total capital to risk-weighted assets that is less than 6.0%, a ratio of Tier 1 capital to risk-weighted assets that is less than 3.0%, or a Tier 1 leverage ratio that is less than 3.0%. A bank will be considered critically undercapitalized if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. In addition to FDICIA's capital requirements, a financial institution may be reclassified and subject to corrective action if it receives a less than satisfactory rating in its most recent examination for its assets, management, earnings or liquidity. The Company and CNB were considered "well capitalized" at December 31, 1995.

    FDICIA also requires an insured institution which does not meet any one of the statutory or regulatory capital requirements applicable to it to submit a capital restoration plan for improving its capital. In addition, FDICIA prohibits an insured institution from making a capital distribution if it fails to meet any capital requirements. FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts, and places restrictions on a bank's dealings with "large customers" if a principal officer or director of the "large customer" is a member of the bank's audit committee.

    REAL ESTATE LENDING. As required by FDICIA, on December 19, 1992, the federal banking agencies adopted uniform regulations prescribing standards for real estate lending effective March 19, 1993. The uniform rules require depository institutions to adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices, as well as establish loan-to-value limitations on real estate lending by insured depository institutions. The loan-to-value limits do not apply to loans guaranteed by the U.S. Government or backed by the full faith and credit of a state government; loans facilitating the sale of real estate acquired by the lending institution in the ordinary course of collecting a debt previously contracted; loans where real estate is taken as additional collateral solely through an abundance of caution by the lender; loans renewed, refinanced, or restructured by the original lender to the same borrower, without the advancement of new funds; or loans originated prior to the effective date of the regulation. The new regulations also allow lending institutions to make a limited amount of loans that do not conform to the regulations' loan-to-value limitations. CNB has amended its real estate lending policies to comply with this legislation; such amendments are not expected to adversely affect the Bank's operations or profitability.

    STANDARDS FOR SAFETY AND SOUNDNESS. In September of 1992, the FDIC proposed regulations to require management to establish and maintain an internal control structure and procedures to ensure compliance with laws and regulations concerning bank safety and soundness on matters such as loan underwriting and documentation, asset quality, earnings, internal rate risk exposure and compensation and other employee benefits. The proposals, among other things, establish the maximum ratio of classified assets to total capital at 1.0 and the minimum level of earnings sufficient to absorb losses without impairing capital. The proposals provide that a bank's earnings are sufficient to absorb losses without impairing capital if the bank is in compliance with minimum capital requirements and the bank would, if its net income or loss over the last four quarters continued over the next four quarters, remain in compliance with minimum capital requirements. Any institution which failed to comply with these standards would be required to submit a compliance plan. The failure to submit a plan or to comply with an approved plan would subject the institution to further enforcement action. Finally, independent auditors would be required to attest to or report separately on assertions in management's report, by using audit procedures agreed upon by the FDIC for determining the extent of compliance with laws and regulations concerning bank safety and soundness. In anticipation of the adoption by the FDIC of the proposed regulations, CNB has taken steps to document and establish additional internal control structures and procedures, as necessary, to ensure compliance with new requirements imposed by FDICIA and the regulations thereunder concerning CNB's safety and soundness. CNB's audit committee is composed entirely of outside directors.

PAYMENT OF DIVIDENDS

    There are statutory and regulatory requirements applicable to the payment of dividends by CNB to the Company and by the Company to its shareholders.

    BY THE COMPANY. The Company began paying cash dividends in December 1994. The Company anticipates continuing to pay cash dividends on a semi-annual basis to the shareholders of the Company, when and as declared by its Board of Directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law (the "Corporation Law"). The amount of the annual dividend is anticipated to generally range between 10% to 25% of estimated annual earnings. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets the following two generally stated conditions: (i) the corporation's assets equal at least
1.25 times its liabilities, and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, the corporation's current assets must equal at least 1.25 times it current liabilities. The primary source of funds for payment of dividends by the Company would be obtained from dividends received from CNB.

    BY CNB. The board of directors of a national bank may declare the payment of dividends from funds legally available therefore, depending upon the earnings, financial condition and cash needs of the bank and general business conditions. A national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. A national bank is further restricted from declaring a dividend on its shares of common stock until its surplus fund equals the amount of capital stock, or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank's net profits of the preceding half year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods in the case of an annual dividend, are transferred to the surplus fund. Furthermore, if the total of all dividends declared by a bank in any calendar year would exceed the total of its retained net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock, then the approval of the Comptroller is required for the payment of any dividends.

    Guidelines of the Comptroller set forth factors which are to be considered by a national bank in determining the payment of dividends. A national bank, in assessing the payment of dividends, is to evaluate the bank's capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to revise or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. The Comptroller has broad authority to prohibit a national bank from engaging in banking practices which it considers to be unsafe and unsound. It is possible, depending upon the financial condition of the national bank in question and other factors, that the Comptroller may assert that the payment of dividends or other payments by a bank is considered an unsafe or unsound banking practice and, therefore, direct the bank to implement corrective action to address such a practice. Accordingly, the future payment of cash dividends by CNB to the Company will not only depend upon CNB's earnings during any fiscal period, but also upon the assessment of CNB's Board of Directors of the capital requirements of CNB and other factors, including dividend guidelines and the maintenance of an adequate allowance for loan and lease losses.

    POLICY STATEMENT ON ALLOWANCE FOR LOAN LOSSES

    In 1993, the Federal banking agencies, through the Federal Financial Institutions Examination Council, issued a uniform policy statement on the adequacy of the reserves for loan and lease losses. The policy statement establishes a benchmark equal to the sum of (a) 100% of assets classified as uncollectible, (b) 50% of assets classified as doubtful, (c) 15% of assets classified substandard and (d) estimated credit losses on other assets over the upcoming 12 months. Federal bank examiners will measure the reasonableness of a banks' methodology for computing its reserves against this benchmark which is designed to be neither a floor nor a safe harbor.

    COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    The CRA requires banks, as well as other lenders, to identify the communities served by the bank's offices and to identify the types of credit the bank is prepared to extend within such communities. The CRA also requires an assessment of the performance of the bank in meeting the credit needs of its community and to take such assessment into consideration in reviewing applications for mergers, acquisitions, and other transactions. An unsatisfactory CRA rating may be the basis for denying such an application. CNB is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and CRA activities. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the Federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    On March 8, 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement, which became effective April 15, 1994, on discrimination in lending. The policy statement describes the three methods that Federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact.

    In connection with its assessment of CRA performance, the regulators assign a rating of "outstanding," "satisfactory," needs to improve," or "substantial noncompliance." The OCC conducts examinations of a bank's CRA performance as part of its regular examination process.

PENDING LEGISLATION AND REGULATIONS

    Certain legislative and regulatory proposals which could affect the Company, CNB and the banking business in general are pending, or may be introduced, before the U.S. Congress, the California State Legislature, and Federal and State government agencies. The U.S. Congress is considering numerous bills that could reform the banking laws substantially, particularly if the current legal barriers between commercial banking and investment banking are eliminated, as is now being proposed.

    It is not known to what extent, if any, these proposals will be enacted or what effect such legislation would have on the structure, regulation, or competitive relationship of financial institutions. It is likely, however, that many of these proposals would subject the Company and CNB to increased regulation, disclosure and reporting requirements and would increase competition to the Bank and its cost of doing business.

    In addition to pending legislative changes, the various banking regulatory agencies frequently propose rules and regulations to implement and enforce already existing legislation. FDICIA requires the regulatory agencies to adopt numerous rules, regulations, standards and guidelines over the next several years. Some of these regulations have been proposed. With respect to others, the agencies have solicited comments from the industry on the form the regulations should take. It cannot be predicted whether or in what form any such legislation or regulations will be enacted or the effect that such legislation may have on the business of the Company and CNB.

SUBORDINATED DEBENTURE

    In 1995, the Company consummated a private offering of $3.0 million in 11.5% subordinated notes. The notes, which will mature on September 15, 2005, were offered to the Board of Directors, bank officers and other accredited investors within the meaning of Rule 501 under the Securities Act of 1933, as amended. The debentures are redeemable by the Company after September 30, 1998 at a premium ranging from 0% to 5% of the premium redeemed. In an identical transaction, CNB issued subordinated debt to the Company in an equal amount. The notes qualify as Tier 2 capital of CNB.

COMPETITORS

    Commercial banks, in general, have historically been less restricted in the types of loans they may lawfully make than have been non-bank financial institutions. However, the Depository Institutions Deregulation and Monetary Control Act, enacted in 1980, has increased the ability of non-banking institutions to compete with banks in lending activities. Federally chartered savings and loan associations may now invest up to 10% of their assets in commercial corporate, business or agricultural loans, and may offer credit card services. Federal credit unions have previously been authorized by law to offer certain types of consumer loans. Additionally, since December 31, 1980, banks and other financial institutions, nationwide, have been permitted to offer check-like services, such as negotiable order of withdrawal (NOW) accounts, on which interest or dividends may be paid under certain circumstances.

SELECTED STATISTICAL INFORMATION

    The following tables present selected financial information regarding the Bank's loans and deposits. This information should be read in conjunction with the company's Consolidated Financial Statements and the notes thereto and Management's Discussion and Analysis of Financial condition and Results of Operations included in the Company's 1995 Annual Report to Shareholders, which has been incorporated herein by reference.

TABLE I -- LOAN MATURITIES

    The following table details the maturity structure of the Bank's Commercial, SBA, Venture Lending and Real Estate Construction and Land loan portfolio at December 31, 1995.

                                                                                 COMMERCIAL, SBA    REAL ESTATE
                                                                                   AND VENTURE     CONSTRUCTION
                                                                                     LENDING         AND LAND
                                                                                 ---------------  ---------------
                                                                                      (DOLLARS IN THOUSANDS)
Loan due in:
One year or less:
  Floating Rate................................................................    $    54,151      $    23,480
  Fixed Rate...................................................................          1,435              409
One to five years:
  Floating Rate................................................................         27,293          --
  Fixed Rate...................................................................          5,172          --
After five years:
  Floating Rate................................................................        --               --
  Fixed Rate...................................................................            501          --
                                                                                 ---------------  ---------------
Total..........................................................................    $    88,552      $    23,889
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

TABLE II -- COMPOSITION OF LOANS

    The following table details the composition of CNB's gross loan portfolio at:

                                                                         DECEMBER 31
                                    --------------------------------------------------------------------------------------
                                            1995                  1994                  1993                  1992
                                    --------------------  --------------------  --------------------  --------------------

                                        $          %          $          %          $          %          $          %
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN MILLIONS)
Commercial........................       88.6       54.0       81.7       58.6       77.7       57.7       73.5       56.9
Real estate construction and
 Land.............................       23.9       14.5       18.1       13.0       19.1       14.2       23.0       17.8
Real estate term..................       23.0       14.0       13.1        9.4       12.1        9.0       11.2        8.7
Consumer..........................       28.7       17.5       21.1       15.1       18.2       13.5       16.6       12.8
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total.............................      164.2      100.0      134.0       96.1      127.1       94.4      124.3       96.2
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loans Held For Sale...............     --         --            5.4        3.9        7.6        5.6        4.9        3.8
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Loans.......................  $   164.2      100.0  $   139.4      100.0  $   134.7      100.0  $   129.2      100.0
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                            1991
                                    --------------------
                                        $          %
                                    ---------  ---------

Commercial........................       60.6       57.8
Real estate construction and
 Land.............................       17.0       16.3
Real estate term..................        9.6        9.2
Consumer..........................       17.5       16.7
                                    ---------  ---------
Total.............................      104.7      100.0
                                    ---------  ---------
Loans Held For Sale...............         --     --
                                    ---------  ---------
Total Loans.......................  $   104.7      100.0
                                    ---------  ---------
                                    ---------  ---------

TABLE III -- NON-PERFORMING LOANS

    The following table details CNB's non-performing loan portfolio for the last five years.

                                                                                         DECEMBER 31
                                                                    -----------------------------------------------------
                                                                      1995       1994       1993       1992       1991
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                                   (DOLLARS IN THOUSANDS)
Non-accrual.......................................................  $   2,513  $   3,244  $     997  $     513  $     738
Accruing loans past due 90 days or more...........................        830      1,371      1,903     --             55
Restructured loans................................................     --         --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
Total.............................................................  $   3,343  $   4,615  $   2,900  $     513  $     793
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Percent of total loans............................................        2.0%       3.3%       2.2%        .4%        .8%
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

TABLE IV -- ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

    CNB's allocation of its allowance for loan losses for the past five years is detailed as follows:

                                                                     DECEMBER 31
                      ---------------------------------------------------------------------------------------------------------
                               1995                    1994                    1993                    1992             1991
                      ----------------------  ----------------------  ----------------------  ----------------------  ---------
                                 PERCENT TO              PERCENT TO              PERCENT TO              PERCENT TO
                          $      TOTAL LOANS      $      TOTAL LOANS      $      TOTAL LOANS      $      TOTAL LOANS      $
                      ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                               (DOLLARS IN THOUSANDS)
Amount of allowance
 allocated to:
  Commercial........  $   1,057        0.65   $   1,834        1.32   $   1,496        1.11   $   1,216        0.94   $   1,018
  Real estate
   construction and
   land.............        153        0.09         180        0.13         308        0.23         263        0.20         184
  Real estate
   term.............        696        0.43         132        0.09         391        0.29          56        0.05          48
  Consumer..........        273        0.17         273        0.19          10        0.01         190        0.14         217
  Loans held for
   sale.............     --          --              14        0.01          27        0.02          23        0.02      --
  Unallocated.......        504        0.30         485        0.35          15        0.01      --          --               3
                      ---------         ---   ---------         ---   ---------         ---   ---------         ---   ---------
    Total...........  $   2,683        1.64   $   2,918        2.09   $   2,247        1.67   $   1,748        1.35   $   1,470
                      ---------         ---   ---------         ---   ---------         ---   ---------         ---   ---------
                      ---------         ---   ---------         ---   ---------         ---   ---------         ---   ---------


                      PERCENT TO
                      TOTAL LOANS
                      -----------

Amount of allowance
 allocated to:
  Commercial........        0.97
  Real estate
   construction and
   land.............        0.18
  Real estate
   term.............        0.04
  Consumer..........        0.20
  Loans held for
   sale.............      --
  Unallocated.......         .01
                             ---
    Total...........        1.40
                             ---
                             ---

TABLE V

    The following table summarizes the activity in CNB's allowance for loan losses for the past five years:

                                                                       DECEMBER 31
                                                  -----------------------------------------------------
                                                    1995       1994       1993       1992       1991
                                                  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
Allowance for loan losses:
  Balance at the beginning of period............  $   2,918  $   2,247  $   1,748  $   1,470  $   1,301
Charge Offs:
  Commercial....................................       (973)      (748)    (1,069)      (520)       (23)
  Real estate construction......................     --           (123)    --            (62)      (188)
  Real estate term..............................     --         --         --         --         --
  Consumer installment..........................       (101)      (141)      (159)      (145)        (2)
                                                  ---------  ---------  ---------  ---------  ---------
    Total.......................................     (1,074)    (1,012)    (1,228)      (727)      (213)
Recoveries:
  Commercial....................................        156         57     --              4     --
  Real estate construction......................     --         --         --             95     --
  Real state term...............................     --         --         --         --         --
  Consumer installment..........................          2          6         48          4     --
                                                  ---------  ---------  ---------  ---------  ---------
    Total.......................................        158         63         48        103     --
Net charge-offs.................................       (916)      (949)    (1,180)      (624)      (213)
                                                  ---------  ---------  ---------  ---------  ---------
Provision charged to income.....................        681      1,620      1,679        902        382
                                                  ---------  ---------  ---------  ---------  ---------
Balance at the end of period....................  $   2,683  $   2,918  $   2,247  $   1,748  $   1,470
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------

TABLE VI -- IMPAIRED LOANS

    The following table details the carrying value of CNB's impaired loans, in accordance with FASB 114, by type of loan as of December 31, 1995:

                                                                                                    NET
                                                                                    RECORDED     VALUATION    CARRYING
                                                                                     AMOUNT      ALLOWANCE      VALUE
                                                                                   -----------  -----------  -----------
                                                                                          (DOLLARS IN THOUSANDS)
Commercial.......................................................................   $     851    $     260    $     591
Real Estate -- Construction and Land.............................................      --           --           --
Real Estate -- Term..............................................................       1,662          249        1,413
                                                                                   -----------       -----   -----------
    Total........................................................................   $   2,513    $     509    $   2,004
                                                                                   -----------       -----   -----------
                                                                                   -----------       -----   -----------

    All the above impaired loans were measured based on the fair value of the loan's collateral. The allowance for loan losses for all other loans, including consumer loans which are considered to be small homogenous loans as defined by FAS 114, is determined based on the methodology discussed in the Company's Annual Report.

    CNB considers a loan impaired when, based on current information and events, it is probable that CNB will be unable to collect all amounts due according to the contractual terms of the loan agreement. This policy is generally consistent with CNB's nonaccrual policy. Loans which are over 90 days contractually delinquent and loans which have developed inherent problems prior to being 90 days delinquent are considered impaired. An insignificant delay or shortfall in the amount of payments is not considered an event that, when considered in isolation, would automatically cause a loan to be considered impaired for purposes of FAS 114. Examples for insignificant delays or shortfalls may include, depending on the specific facts and circumstances, those that are associated with temporary stoppage in operations due to equipment failure or a natural disaster, or due to tight cash flows during the off-peak season of a business loan customer. CNB did not recognize interest on impaired loans during the year ended December 31, 1995.

TABLE VII -- MATURITIES OF CERTIFICATES OF DEPOSIT

    The following table presents the maturities of CNB's certificates of deposit over $100,000 as of December 31, 1995.

                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
                                                                                    --------------------
Three months or less..............................................................       $   21,256
Three to six months...............................................................            4,489
Six to twelve months..............................................................            1,210
Over twelve months................................................................              149
                                                                                           --------
    Total.........................................................................       $   27,104
                                                                                           --------
                                                                                           --------

    For information regarding certain required disclosures of the maturities of investments, refer to Note 2 in the Company's 1995 Annual Report to Shareholders which is incorporated herein by reference.

EMPLOYEES

    The Company has no salaried employees, since all officers of the Company are employees of CNB. At December 31, 1995, CNB had 109 full time equivalent employees. Management believes that its employee relations are good and that the benefits provided by CNB to its employees are competitive.

FORWARD-LOOKING STATEMENTS

    Except for the historical information contained in this Annual Report on Form 10-K, certain items herein constitute forward-looking statements, including without limitation, certain matters discussed under Part I, Item 1, "Business," under the headings "Market Area and Client Base," "Trust Department," "Supervision and Regulation -- Capital Adequacy of the Bank" and "-- Federal Deposit Insurance Corporation Improvement Act of 1991 -- Risk Based Deposit Insurance Rates," Part I, Item 3, "Legal Proceedings," and Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operation" (incorporated herein by reference). The matters referred to in such statements involve risks and uncertainties including, but not limited to, the impact of economic conditions (both generally and more specifically in the markets the Bank operates), the impact of competition for the Bank's Clients from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Bank has no control), and other risks detailed in this Report and in the Company's other filings with the Securities and Exchange Commission.

ITEM 2. PROPERTIES

    The Company leases, from an unaffiliated party, approximately 19,000 square feet of office space, consisting of a portion of the first and second floors of a two-story building at the intersection of Stevens Creek Boulevard and Torre Avenue in Cupertino, California. The lease commenced on October 1, 1992, and has a term of ten years, with two consecutive five-year renewal options. The current minimum monthly rental payments are approximately $42,000, and are subject to annual adjustments depending on the percentage increase in the consumer price index over the prior period. The rent is further subject to adjustment upon exercise of each renewal option, to an amount equal to the then current market rental rate for similar properties. At December 31, 1994, the Company subleased all 19,000 square feet of the leased premises to CNB for an amount equivalent to the Company's expense related to such premises.

    CNB has entered into a lease for 3,900 square feet of office space on the ground floor of Sixty South Market Street, San Jose, CA, effective August 1, 1993. The lease has a term of five years, with an option to extend for an additional five years. The monthly rent is approximately $5,200 and is subject to annual adjustments. The rent is subject to adjustment upon exercise of the renewal option to an amount equal to the then current market rental rate for similar space.

    Effective March 28, 1994, CNB extended its lease for 5,300 square feet of office space at 3 Palo Alto Square in Palo Alto, CA, which currently accommodates its Palo Alto regional banking office, and its Emerging Growth Industries division. The term is for eight years, with a base rent of $11,125 per month, with scheduled annual increases. The Company has an option to extend the lease for two additional five-year periods.

    On July 13, 1995, CNB entered into an agreement to lease, upon completion, approximately 6,000 square feet of a new building currently under construction. The leased space is located at 400 Emerson Street, Palo Alto, CA. This space will accommodate a new branch office, as well as, the new headquarters for CNB's Trust Division. The twelve year lease will have a base rent of $16,500 per month with a rental adjustment schedule which increases the base rent every two years. The adjustment will be based on a consumer price index but shall not be less than four percent over the two year period and not greater than ten percent over the two year period. CNB anticipates occupancy in late Spring, 1996.

    The Company believes that its facilities are well maintained and adequate to meet its current requirements.

ITEM 3. LEGAL PROCEEDINGS

    On January 25, 1994, Sumitomo Bank ("Sumitomo") as trustee for the California Dental Guild Real Estate Mortgage Fund II ("Fund II"), filed suit against CNB in the Superior Court of the State of California, Santa Clara County, alleging negligence by CNB and, by amendment of the complaint, one of its officers, in connection with the administration of a trust account. Sumitomo brought suit in its capacity as successor trustee for Fund II for monetary damages of approximately $2.2 million.

    In July 1995, CNB entered into an agreement with Sumitomo to settle the litigation for approximately $1.8 million. The Company believes, based on advice from counsel, that it is highly probable that insurance coverage for a significant portion of this settlement is available under its director and officer liability insurance policy and its professional liability insurance policy, as well as the errors and omissions policy of the insurance agent which sold the Company these policies. The Company's insurance company has denied the Company's claim for coverage under these policies and the Company has initiated litigation against the insurance company as well as the agent from whom the Company obtained such policies. However due to the uncertainty associated with such recovery, the Company has reflected the $1.8 million cost of the legal settlement in its 1995 earnings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    Not Applicable

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

    The information required by this Item is incorporated by reference to the section entitled "Stock Activity" on page 22 of the Company's 1995 Annual Report to Shareholders.

    At December 31, 1995, there were approximately 402 holders of record of the Company's Common Stock.

ITEM 6. SELECTED FINANCIAL DATA

    The information required by this Item is incorporated herein by reference to the table entitled "Financial Highlights" on page 1 of the Company's 1995 Annual Report to Shareholders.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information required by this Item is incorporated herein by reference to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 9 through 22 of the Company's 1995 Annual Report to Shareholders.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The information required by this Item is incorporated herein by reference to the Company's Consolidated Financial Statements and the notes thereto, and the Independent Auditor's Report thereon, set forth on pages 23 through 41 of the Company's 1995 Annual Report to Shareholders.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

    The information required to be reported on this item has been previously reported in a Form 8-K filed on October 20, 1994, which is incorporated herein by reference.

                                    PART III

    Certain information required by Part III is omitted from this Report in that the Company intends to file its definitive proxy statement pursuant to Regulation 14A (the "Proxy Statement") not later than 120 days after the end of the fiscal year covered by this Report, and certain information therein is incorporated herein by reference.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information required by this Item is incorporated herein by reference to the information relating to the directors of the Company set forth under the captions "Election of Directors" and "Compliance with Section 16(a) of the Securities Exchange Act of 1934" in the Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

    The information required by this Item is incorporated herein by reference to the information relating to executive compensation set forth under captions "Executive Compensation and Other Matters" in the Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information required by this Item is incorporated herein by reference related to ownership of equity securities as set forth under the caption "General Information -- Stock Ownership of Certain Beneficial Owners and Management" in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information required by this Item is incorporated herein by reference to the information relating to certain relationships and related transactions set forth under the caption "Compensation Committee Interlocks and Insider Participation" in the Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

    (a) The following documents are filed as a part of this Report:

        (1) Financial Statements.

           The following Consolidated Financial Statements of Cupertino National Bancorp and Subsidiary and Independent Accountants' Report are contained in and incorporated by reference herein to the Company's 1995 Annual Report to Shareholders:

        Consolidated Balance Sheets -- At December 31, 1995 and 1994

        Consolidated Statements of Income -- For the years ended December 31, 1995, 1994 and
         1993.

        Consolidated Statements of Shareholders' Equity -- For the years ended December 31, 1995,
         1994 and 1993.

        Consolidated Statements of Cash Flows -- For the years ended December 31, 1995, 1994 and
         1993.

        Notes to Consolidated Financial Statements.

        Independent Accountants' Reports.

           With the exception of the information incorporated by reference to the Company's 1995 Annual Report to Shareholders in Parts I, II and IV of this Form 10-K, the Company's 1995 Annual Report to Shareholders is not to be deemed filed as part of this Report.

        (2) Financial Statement Schedules.

           All financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in Management's Discussion and Analysis of Financial Condition and Results of Operations or in the Consolidated Financial Statements and Notes thereto contained in the Company's 1995 Annual Report to Shareholders, which are incorporated herein by reference.

        (3) Exhibits.

           The exhibits listed on the accompanying Exhibit Index are filed as part of, or are incorporated by reference into, this Report. Exhibit Nos. 10.2, 10.5, 10.7, 10.8, 10.9, 10.10, 101.11, 10.15, 10.13, 10.14 are
       management contracts or are compensatory plans or arrangements covering executive officers or directors of the Company.

    (b) Reports on Form 8-K.

    The Company filed the following reports on Form 8-K during the fourth quarter of fiscal 1995:

   DATE OF REPORT                                            ITEMS REPORTED
- --------------------  --------------------------------------------------------------------------------------------
October 10, 1995....  Pursuant to Item 5, the Company reported entering into a form of Debenture Agreement with certain of its Officers, Directors and other accredited investors with the meaning of Rule
                       501 under the Securities Act of 1933, as amended, dated September 27, 1995.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CUPERTINO NATIONAL BANCORP

                                          By:         /s/ C. DONALD ALLEN

                                             -----------------------------------
                                                      C. Donald Allen,
                                                DIRECTOR AND CHIEF EXECUTIVE
                                                           OFFICER

Dated: March 29, 1996

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Donald Allen and Steven C. Smith or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Report on Form 10-K, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchanges Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue of hereof.

    Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                         DATE
- ------------------------------------------------------  --------------------------------  -----------------------
                 /s/ C. DONALD ALLEN                    Director and Chief Executive
     -------------------------------------------         Officer (Principal Executive         March 29, 1996
                   C. Donald Allen                       Officer)

                 /s/ STEVEN C. SMITH
     -------------------------------------------        Executive Vice President, Chief       March 29, 1996
                   Steven C. Smith                       Operating Officer

                                                        Senior Vice President Chief
                   /s/ HEIDI WULFE                       Financial Officer
     -------------------------------------------         (Principal Financial and             March 29, 1996
                     Heidi Wulfe                         Accounting Officer)

                  /s/ DAVID K. CHUI
     -------------------------------------------        Director                              March 29, 1996
                    David K. Chui

                 /s/ CARL E. COOKSON
     -------------------------------------------        Director                              March 29, 1996
                   Carl E. Cookson

                      SIGNATURE                                      TITLE                         DATE
- ------------------------------------------------------  --------------------------------  -----------------------

                 /s/ JERRY R. CROWLEY
     -------------------------------------------        Director                              March 29, 1996
                   Jerry R. Crowley

                 /s/ JANET M. DECARLI
     -------------------------------------------        Director                              March 29, 1996
                   Janet M. DeCarli

                  /s/ JOHN M. GATTO
     -------------------------------------------        Director                              March 29, 1996
                    John M. Gatto                        Chairman of the Board

              /s/ WILLIAM H. GUENGERICH
     -------------------------------------------        Director                              March 29, 1996
                William H. Guengerich

                 /s/ JAMES E. JACKSON
     -------------------------------------------        Director                              March 29, 1996
                   James E. Jackson

                  /s/ REX D. LINDSAY
     -------------------------------------------        Director and Vice Chairman of         March 29, 1996
                    Rex D. Lindsay                       the Board

                 /s/ GLEN MCLAUGHLIN
     -------------------------------------------        Director and                          March 29, 1996
                   Glen McLaughlin

                  /s/ NORMAN MELTZER
     -------------------------------------------        Director                              March 29, 1996
                    Norman Meltzer

                 /s/ DICK J. RANDALL
     -------------------------------------------        Director                              March 29, 1996
                   Dick J. Randall

               /s/ DENNIS S. WHITTAKER
     -------------------------------------------        Director                              March 29, 1996
                 Dennis S. Whittaker

                                                                    EXHIBIT 13.1

                               1995 ANNUAL REPORT

                                  [PHOTOGRAPH]

                                     [LOGO]

                                       C

                                       N

                                       B

                               CUPERTINO NATIONAL
                                    BANCORP

                               MISSION STATEMENT

    Cupertino National Bancorp is a value-added California financial services company dedicated to providing the highest standard of service to our clients through an empowered professional staff, while achieving a premier return for our shareholders.

                                ABOUT THE COVER

    Monolithic Hoover Tower on the Stanford University campus stands as a symbol of the intellectual prowess and unbridled creativity that spawned the world-renowned Silicon Valley. Cupertino National Bank& Trust is expanding to better serve the businesses and residents of the highly desirable Peninsula area with the Spring 1996 opening of our Emerson office in downtown Palo Alto.

                              FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)     1995         1994         1993         1992         1991
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Results of operations:
  Interest income...............................  $    20,293  $    15,361  $    13,333  $    12,426  $    12,634
  Interest expense..............................        7,354        4,279        3,166        3,542        4,988
                                                  -----------  -----------  -----------  -----------  -----------
    Net interest income.........................       12,939       11,082       10,167        8,884        7,646
  Provision for loan losses.....................          681        1,620        1,679          902          382
                                                  -----------  -----------  -----------  -----------  -----------
    Net interest income after provision for loan
     losses.....................................       12,258        9,462        8,488        7,982        7,264
  Other income..................................        1,902        3,079        3,154        1,664          890
  Operating expenses............................       13,690       10,444       10,224        6,686        5,271
                                                  -----------  -----------  -----------  -----------  -----------
    Income before income taxes..................          470        2,097        1,418        2,960        2,883
  Income tax expense............................          157          734          538        1,197        1,140
                                                  -----------  -----------  -----------  -----------  -----------
      Net Income................................  $       313  $     1,363  $       880  $     1,763  $     1,743
                                                  -----------  -----------  -----------  -----------  -----------
Per share data:(1)
  Net income per primary share..................  $      0.16  $      0.76  $      0.50  $      1.05  $      1.04
  Net income per fully diluted share............  $      0.16  $      0.76  $      0.50  $      1.05  $      1.04
  Cash dividend per share.......................  $      0.20  $      0.10      --           --           --
  Dividend payout ratio.........................         125%          13%      --           --           --
  Book value per share..........................  $     10.32  $     10.53  $     10.02  $      9.55  $      8.49
                                                  -----------  -----------  -----------  -----------  -----------
Balance at year end:
  Total assets..................................  $   259,099  $   223,144  $   192,574  $   172,526  $   140,607
  Loans, net....................................      160,693      135,622      131,533      126,748      104,191
  Deposits......................................      236,094      186,722      175,740      156,550      123,975
  Other borrowings..............................      --            17,256      --           --           --
  Subordinated debt.............................        3,000      --           --           --           --
  Shareholders' equity..........................       18,672       18,037       16,219       15,174       13,311
                                                  -----------  -----------  -----------  -----------  -----------
Average daily balances:
  Total assets..................................  $   229,903  $   198,162  $   183,297  $   157,535  $   124,810
  Loans, net....................................      143,280      127,264      127,210      114,780       96,961
  Deposits......................................      197,396      172,385      166,581      142,451      111,564
  Shareholders' equity..........................       18,326       17,410       15,337       14,379       12,434
                                                  -----------  -----------  -----------  -----------  -----------
Selected statistics:
  Return on average assets......................         0.1%         0.7%         0.5%         1.1%         1.4%
  Return on average shareholders' equity........         1.7%         7.8%         5.7%        12.3%        14.0%
  Average equity to average assets..............         8.0%         8.8%         8.4%         9.1%        10.0%
                                                  -----------  -----------  -----------  -----------  -----------

- ------------------------
(1) Per share amounts have been restated to reflect stock dividends of 10% in December1995, and 5% each, in May1994, Juneand December1993 and in Mayand December1992 and 1991.

                    TO OUR SHAREHOLDERS, CLIENTS AND FRIENDS

    Even as continued deregulation and consolidation cause the financial industry to become more competitive, exciting opportunities are emerging in many areas. In 1995, we positioned ourselves to move quickly and effectively so we can capitalize on the most promising of these opportunities as they arise.

    For Cupertino National Bancorp (CNB), 1995 can be divided into two distinct halves. During the first six months of the year, we faced considerable challenges. The closing of our mortgage division and termination of merger discussions with another bank in the first quarter resulted in charges against earnings of approximately $500,000. We also reached a litigation settlement in the second quarter, which resulted in a charge of $1.7 million.

    But beginning in the third quarter of 1995, the company rebounded strongly, with excellent asset growth, solid performance from several of our divisions, and a healthy increase in profits quarter-to-quarter. The improvement in our operating results, combined with the continued upswing of the economy, gives us solid reasons to be optimistic about 1996.

                              LOANS (IN MILLIONS)

                                [CHART APPEARS HERE]

MODEST PROFITS

    For the year ended December 31, 1995, CNB recorded net income of $313,000, or $.16 per share, compared to $1.4 million, or $.76 per share, in 1994. Without the charges mentioned above, the company's 1995 net income would have increased to $1.65 million.

    Total assets rose 16% to $259.1 million, while deposits increased by nearly $50 million, or 26%, to $236.1 million. With the addition of our new Executive Vice President and Senior Lending Officer, David Hood, in 1995, loans grew by more than $30 million, or 23%, to $160.7 million. Equally important, the quality of the bank's assets showed significant improvement over last year. Total nonperforming assets declined from $5 million at year-end 1994 to $3.3 million at the end of 1995, and total classified assets fell from $13.1 million to $7.9 million over the same period.

                              [CHART APPEARS HERE]

    In the fall of 1995, CNB was successful in adding $3.0 million to our capital base through a private placement of subordinated debt. A substantial portion of the offering was subscribed by directors, officers and other accredited investors, an indication of their confidence in our future. Our strong capital position -- which according to regulatory guidelines classifies the holding company and bank as a well-capitalized financial institution -- enables us to more readily take advantage of growth opportunities in our market area and will be a key to our success in 1996.

    Cupertino National Bancorp's vision is to be a technologically advanced $1 billion family of financial services companies headquartered in the Silicon Valley, serving clients throughout the United States.

    In 1995, your company made progress in a number of areas that more effectively position us to deliver value to shareholders in the years ahead. Recognizing an opportunity in the marketplace, in the second quarter of the year we invested in a major initiative to expand our Trust Group, with the objective of creating the strongest locally based trust operation in Northern California.

    We added several new officers to our team, led by Hall Palmer, who was named Executive Vice President and Senior Trust Officer of the Bank. The results of this reformation were immediate and dramatic. The Trust Group's assets under management soared 72% to $270 million by year-end, with most of that growth occurring since May. Further, we expect this rapid rise to continue in 1996 as we penetrate the Palo Alto marketplace with a new office scheduled to open this spring.

                                  [PHOTOGRAPH]

    In the 1950s and 1960s, the Santa Clara Valley was primarily an agricultural region, filled with rows upon rows of fruit trees.

    Another business unit that had a strong year was Venture Lending. Founded in March as the successor to our Emerging Growth Industries division, Venture Lending provides innovative debt financing and other financial services tailored to the needs of startup and growth-stage companies.

    Under the direction of Senior Vice President and Managing Director Daniel Michener, the division got off to a fast start, closing 29 transactions totaling more than $34 million in financing commitments in its first ten months. This successful launch helped Venture Lending begin turning a profit in only its second full quarter in business. To further expand our range of financing services, in October the Bank established an Asset-Based Lending division. Designed to serve companies that may be undercapitalized or experiencing temporary operating weakness, the new division specializes in both asset-based loans and factoring.

    To provide a steady deal flow for the new division and to optimize collateral monitoring controls, CNB has set up participation arrangements with two Bay Area financial services companies: an independent asset-based lender in Palo Alto; and an independent factoring company based in Cupertino.

                                    [PHOTOGRAPH]

    Today, this rich and fertile valley remains an idyllic place to live, with an excellent climate, vibrant economy and many educational and cultural opportunities.

NEW EMERSON OFFICE TO OPEN

    Another major development that started in 1995 and should be completed by early spring is the construction of our new Emerson office in downtown Palo Alto. The full-service office, our fourth, is designed to provide increased convenience for small businesses, professionals and other individuals in downtown Palo Alto and surrounding neighborhoods.

    In addition to offering business and consumer banking services, the Emerson office will serve as the headquarters for our fast-growing Trust Group, affording higher visibility and better access to the desirable Peninsula marketplace. We look forward to providing a quality banking and trust alternative in the Palo Alto marketplace.

                                  [PHOTOGRAPH]

    When it opens in May, CNB's Emerson office, at 400 Emerson Street in Palo Alto, will serve the small businesses, professionals, and residents located in or near the downtown area.

    Other key accomplishments in 1995 include:

    - Introduction of CNB Cash Manager, a PC-based cash management service that literally puts the bank at our clients' fingertips. The service was well received in 1995 and we expect significant growth in usage and added features during 1996.

    - Introduction of our Venture Sweep Account, which links a client's checking account to a series of investment funds to simplify corporate cash management requirements.

    - Upgrade of our computer system to support the needs of CNB and our clients into the next millennium.

    - Incorporation of leading edge technology in every facet of the bank's operations. For example, Venture Lending is on the Internet's World Wide Web, and everyone at the bank has access to e-mail over the Internet, thus improving our communications link with our clients.

STRENGTHENING OF OUR MANAGEMENT TEAM

    1995 was a very successful year for CNB in building its management team for the future. Steven C. Smith, Executive Vice President and Chief Financial Office was promoted to Chief Operating Officer to head CNB's Executive Management Committee in its commitment to improving operating results, continuing earning asset growth and quality client service. Steve's promotion opened the Chief Financial Officer position which was filled early January 1996 by Heidi Wulfe, a Certified Public Accountant with over 20 years of financial services experience. Ms. Wulfe was named Senior Vice President and Chief Financial Officer.

    These changes combined with the addition of David R. Hood, Executive Vice President and Senior Lending Officer and Hall Palmer, Executive Vice President and Senior Trust Officer had significantly added to the depth and quality of CNB's management team.

    In 1995, we overcame significant obstacles to maintain our growth and remain profitable. By continuing our focus on improving asset quality and taking advantage of opportunities when and where they arise, we are confident that we will continue to report significant improvements in 1996.

           /s/ C. DONALD ALLEN                /s/ GLEN MCLAUGHLIN
              C. Donald Allen                               Glen McLaughlin
   PRESIDENT AND CHIEF EXECUTIVE OFFICER                        CHAIRMAN

    In mid-January, following a tradition established by founding chairman James Jackson, Glen McLaughlin stepped aside after a six-year term as chairman of the board. During his tenure from 1990 through 1995, he oversaw the growth of your company from one office to three and from $100 million to more than $250 million in assets. He also provided invaluable service to the bank and our shareholders, both in his official capacity as chairman and as a close personal friend. We shall miss his leadership of the board, but are pleased that he will continue to serve as a director.

    Glen will be replaced by John Gatto, a 10-year member of the board, who has chaired the Director's Loan Committee for the bank for 8 years. We look forward to the significant contributions John will make during his term.

                                             /s/ C. DONALD ALLEN

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                               BUSINESS OVERVIEW

    Cupertino National Bancorp (the "Company") is a California corporation and bank holding company for Cupertino National Bank & Trust (the "Bank"), a national bank with headquarters in Cupertino, California and regional offices in San Jose and Palo Alto, California. Substantially all of the Company's consolidated net income, assets and equity are derived from its investment in the Bank.

    The Company's business strategy is to provide quality financial services to middle market and emerging growth businesses, real estate construction and development companies and individuals, executives and professionals located in Cupertino, San Jose, Palo Alto and the surrounding communities of Santa Clara and San Mateo Counties. The financial services include corporate and personal relationship banking, residential lending, SBA lending and personal and corporate trust services.

    The following discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the financial highlights presented elsewhere in this report.

                             RESULTS OF OPERATIONS

NET INCOME SUMMARY

    The Company ended 1995 with net income of $313,000, a decrease of 78% from 1994. Net income for 1994 of $1.4 million was a 59% increase over 1993's net income of $880,000. Net income per common and common equivalent share was $.16 in 1995, compared with $.76 in 1994 and $.50 in 1993. The return on average assets and average shareholders' equity were 0.14% and 1.71% in 1995, compared with 0.70% and 7.80% in 1994 and 0.50% and 5.70% in 1993, respectively.

    The decrease in net earnings in 1995 includes a loss of approximately $1.7 million related to a litigation settlement recorded in the second quarter of 1995 and approximately $500,000 in charges related to the closing of the mortgage division and the termination of merger discussions with another bank in the first quarter of 1995. Excluding these charges, net income for the year would have been $1.65 million. The increase in net income for 1994 was primarily due to an increase in net interest income in 1994 compared to 1993.

NET INTEREST INCOME

    Net interest income for 1995 was $12.9 million, compared to $11.1 million in 1994, an increase of $1.8 million or 16.0%. Net interest income for 1994 increased $.9 million or 9% over the $10.2 million in 1993. Net interest income depends primarily on the volume of interest-earning assets and interest-bearing liabilities in relation to the net interest spread (the difference between the yield earned on the Company's interest-earning assets and the interest rate paid on the Company's interest-bearing liabilities) as well as the relative balances of interest-earning assets and interest-bearing liabilities. The smaller the level of interest-earning assets when compared to the level of interest-bearing liabilities, the greater the interest rate spread must be in order to achieve positive net interest income. For 1995, the Company had $211.3 million of average interest-earning assets compared to $179.9 million in 1994 and $165.1 million in 1993.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    The following table displays the components of the Company's interest rate spread on interest bearing funds and the effective yield for each period.

                                                                      FOR THE YEARS ENDED DECEMBER 31
                                                                   -------------------------------------
                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Average rate for the period:
Interest-earning assets..........................................       9.61%        8.54%        8.07%
Interest-bearing liabilities.....................................       4.56%        3.30%        2.85%
                                                                         ---          ---          ---
Spread on interest-bearing funds.................................       5.05%        5.24%        5.22%
Contribution of interest-free funds..............................       1.07%        0.92%        0.94%
                                                                         ---          ---          ---
Effective yield for the period...................................       6.12%        6.16%        6.16%

    The effective yield in 1995 was 6.12% compared to 6.16% in 1994 and in 1993. The average rate on interest-earning assets increased from 8.54% in 1994 to 9.61% in 1995, an increase of 107 basis points. The average rate on interest-bearing liabilities increased to 4.56% in 1995 from 3.30% in 1994, an increase of 126 basis points. The increase in the average rate of interest-earning assets due to the increased volume of loans and securities, and the higher interest rates received on these assets, were partly offset by higher interest expense rates on increased volumes of deposits and other short term borrowings.

    The following table presents, for the periods indicated, the Company's total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities and the resultant costs, expressed both in dollars and rates. The table also sets forth the net interest income and the net earning balance for the periods indicated.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

                         INTEREST RATE SPREAD ANALYSIS

                                                                       YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------------------------
                                                  1995                                  1994                           1993
                                  ------------------------------------  ------------------------------------  ----------------------
                                    AVERAGE                 AVERAGE       AVERAGE                 AVERAGE       AVERAGE
                                  BALANCE (1)  INTEREST    YIELD/RATE   BALANCE (1)  INTEREST    YIELD/RATE   BALANCE (1)  INTEREST
                                  -----------  ---------  ------------  -----------  ---------  ------------  -----------  ---------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans (2).....................   $ 146,650   $  16,158       11.02%    $ 127,264   $  12,608        9.91%    $ 127,210   $  11,895
  Investment securities, short
   term investments and cash
   equivalents..................      64,613       4,135        6.40%       52,664       2,753        5.23%       37,913       1,438
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
    Total interest-earning
     assets (3).................     211,263      20,293        9.61%      179,928      15,361        8.54%      165,123      13,333
Noninterest-earning assets......      18,640                                18,234                                18,174
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
Total assets....................   $ 229,903   $  20,293        8.83%    $ 198,162   $  15,361        7.75%    $ 183,297   $  13,333
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
Interest-bearing liabilities:
  Deposits:
    NOW and MMDA................   $  96,772   $   3,868        4.00%    $  75,062   $   2,192        2.92%    $  66,820   $   1,755
    Savings deposits............       6,052         202        3.34%        6,885         177        2.57%        6,677         255
    Time deposits...............      45,284       2,440        5.39%       40,010       1,528        3.82%       37,494       1,146
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
      Total Deposits............     148,108       6,510        4.40%      121,957       3,897        3.20%      110,991       3,156
Borrowings......................      13,334         844        6.33%        7,788         382        4.90%          288          10
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
        Total interest-bearing
         liabilities............     161,442       7,354        4.56%      129,745       4,279        3.30%      111,279       3,166
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
Noninterest-bearing deposits....      49,289                                50,428                                55,685
Other noninterest-bearing
 liabilities....................         846                                   579                                   996
Total noninterest-bearing
 liabilities....................      50,135                                51,007                                56,681
Shareholders' equity............      18,326                                17,410                                15,337
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
        Total liabilities and
         shareholders' equity...   $ 229,903       7,354        3.20%    $ 198,162       4,279        2.16%      183,297       3,166
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
Net interest income;
  Interest rate spread (4)......               $  12,939        5.05%                $  11,082        5.24%                $  10,167
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
Net earning balance; Net yield
 on interest-earning assets
 (3)............................               $  49,821        6.12%                $  50,183        6.16%                $  53,844
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------
                                  -----------  ---------       -----    -----------  ---------       -----    -----------  ---------


                                    AVERAGE
                                   YIELD/RATE
                                  ------------

Interest-earning assets:
  Loans (2).....................        9.35%
  Investment securities, short
   term investments and cash
   equivalents..................        3.79%
                                       -----
    Total interest-earning
     assets (3).................        8.07%
Noninterest-earning assets......
                                       -----
Total assets....................        7.27%
                                       -----
                                       -----
Interest-bearing liabilities:
  Deposits:
    NOW and MMDA................        2.63%
    Savings deposits............        3.82%
    Time deposits...............        3.06%
                                       -----
      Total Deposits............        2.84%
Borrowings......................        3.47%
                                       -----
        Total interest-bearing
         liabilities............        2.85%
                                       -----
Noninterest-bearing deposits....
Other noninterest-bearing
 liabilities....................
Total noninterest-bearing
 liabilities....................
Shareholders' equity............
                                       -----
        Total liabilities and
         shareholders' equity...        1.73%
                                       -----
                                       -----
Net interest income;
  Interest rate spread (4)......        5.22%
                                       -----
                                       -----
Net earning balance; Net yield
 on interest-earning assets
 (3)............................        6.16%
                                       -----
                                       -----

- ------------------------------
(1) Average balances are computed using an average of the daily balances during the period.

(2) Non-accrual loans are included in the average balance column; however, only collected interest is included in the interest column.

(3) The net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

(4) Loan fees totaling $969, $870 and $790 are included in loan interest income for the years 1995, 1994 and 1993, respectively.

    The most significant impact on the Company's net interest income between periods is derived from the interaction of change in the volume of and rates earned or paid on interest-earning assets

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods.

    The following table presents the dollar amount of certain changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities and the difference attributable to changes in average rates and volumes for the periods indicated.

                         RATE/VOLUME VARIANCE ANALYSIS

                                                           YEAR ENDED                       YEAR ENDED
                                                        DECEMBER 31, 1995                DECEMBER 31, 1994
                                                          COMPARED WITH                    COMPARED WITH
                                                        DECEMBER 31, 1994                DECEMBER 31, 1993
                                                     FAVORABLE (UNFAVORABLE)          FAVORABLE (UNFAVORABLE)
                                                 -------------------------------  -------------------------------
(DOLLARS IN THOUSANDS)(1)                         VOLUME      RATE        NET      VOLUME      RATE        NET
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income on loans.......................  $   2,136  $   1,414  $   3,550  $       5  $     708  $     713
Interest income on investment securities,
 short-term investments and cash equivalents...        765        617      1,382        771        544      1,315
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Total interest income..........................      2,901      2,031      4,932        776      1,252      2,028
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Interest expense on deposits NOW and MMDA......       (868)      (808)    (1,676)      (241)      (196)      (437)
  Savings deposits.............................         28        (53)       (25)        (5)        83         78
  Time deposits................................       (284)      (628)      (912)       (96)      (286)      (382)
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Interest expense on deposits...................     (1,124)    (1,489)    (2,613)      (342)      (399)      (741)
Interest expense on borrowings.................       (351)      (111)      (462)      (368)        (4)      (372)
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Total interest expense.........................     (1,475)    (1,600)    (3,075)      (710)      (403)    (1,113)
                                                 ---------  ---------  ---------  ---------  ---------  ---------
Increase in net interest income................  $   1,426        431  $   1,857  $      66  $     849  $     915
                                                 ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------

- ------------------------

(1) In this analysis, the unallocated change due to the volume/rate variance has been allocated to volume.

    The Company has non-interest bearing liabilities on which it pays for certain client services expense. These expenses include messenger, check supplies and other related items and are included

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
in operating expenses. If these costs had been included in interest expense, the impact of these expenses on the Company's net interest spread and net yield on interest earning assets would have been as follows:

                                                                                     YEARS ENDED DECEMBER 31
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Non-interest bearing demand deposits...........................................  $  49,289  $  50,428  $  55,685
Client Service expense (1).....................................................        337        376        478
Client Service cost annualized.................................................       0.68%      0.75%      0.86%
Impact on Net Yield
Net yield on interest earning assets...........................................       6.12%      6.16%      6.16%
Impact of client services......................................................       (.16)      (.21)      (.29)
                                                                                 ---------  ---------  ---------
Adjusted net yield (2).........................................................       5.96%      5.95%      5.87%
                                                                                 ---------  ---------  ---------

- ------------------------
(1) Included in client services expense are $18,000, $94,000 and $187,000 for 1995, 1994 and 1993, respectively, related to a title company which is considered to be a related party.

(2) Non-interest bearing liabilities are included in the cost of funds calculation to determine adjusted net yield on interest-earning assets.

    The impact on the net yield on interest earning assets is caused by off-setting net interest income by the cost of client service expenses, which reduces the yield on interest earning assets. The cost for client service expense is trending down and reflects the Company's efforts in managing its client service expense and also reflects a lower earnings credit rate.

    The trend of interest rates in the economy continued to move downward during the last half of 1995. This trend may continue during the first half of 1996 and then level off, as the Federal Reserve Board attempts to curb inflation without limiting growth. If interest rates remain relatively flat, the Bank's net interest margin should remain stable. However, as interest rates move downward, net interest income is negatively impacted. The increase in net interest income in 1995 was mainly due to an increase in the loan and investment portfolios' interest income, net of the related funding cost. The increase in net interest income in 1994 was primarily due to an increased volume of interest earning assets, as well as an increase in the spread between the average rates received on interest earning assets and the average rates paid on interest bearing liabilities.

    Average earning assets were $212.9 million in 1995, compared to $179.9 million in 1994, and $165.1 million in 1993. The growth in earning assets was concentrated in the loan portfolio as the Bank focused its efforts in deploying the Bank's funds into loans because of the higher returns than could be achieved on alternative investment opportunities. Average loans increased in 1995 to $146.7 million from $127.3 million in 1994 and $127.2 million in 1993. Average securities also increased in 1995 to $64.6 million from $52.7 million in 1994 and $37.9 million in 1993.

    The average yield on loans was 11.02% in 1995, compared to 9.91% in 1994 and 9.35% in 1993. The yield on loans increased due to the mix and volume of loans and improved pricing on loan products. The Company experienced loan growth in all loan categories in 1995, most notably in real estate term and construction lending which accounted for $15.7 million or 52% of the increase. In 1994, the Company's mix of loans was relatively stable when compared to 1993. The Company anticipates that construction activity will continue to improve with the local economy in 1996 and that real estate term and construction lending volumes will increase in 1996.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    Other earning assets consist of investment securities, overnight federal funds sold, and other short-term investments, such as banker's acceptances and commercial paper. These investments are maintained to provide diversity and stability to the Bank's income stream, as well as to meet the liquidity requirements of the Bank and to meet pledging requirements on certain deposits. These investments typically have a lower yield than loans. The average yield on other earning assets increased to 6.40% in 1995 from 5.23% in 1994 and from 3.79% in 1993, as the Company adjusted the composition of its investment portfolio to improve net interest income and slightly extended the average maturity of the investment portfolio.

    Interest expense increased during 1995 to $7.4 million from $4.3 million in 1994, compared to $3.2 million in 1993. The increase in 1995 was due to both higher rates and increased volumes of interest bearing deposits and borrowings. Average interest bearing deposits increased by $26.2 million in 1995 compared to an $11.0 million increase in 1994, while average borrowings increased by $5.5 million in 1995 compared to 7.5 million in 1994.

    Non-interest bearing liabilities averaged $50.1 million in 1995, compared with $51.0 million in 1994, and $56.7 million in 1993.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is the annual cost of providing an allowance or reserve for future losses on loans. The loan loss provision amount for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Bank's market area. The Bank performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, the Bank provides reserves for potential losses. The reserves have specific allocations for credits where the probability of a loss can be defined and reasonably determined, while the balance of the reserve allocations are based on historical data, delinquency trends, economic conditions in the Bank's market area and industry averages. The provision for loan losses in 1995 was $681,000 compared to $1.6 million in 1994 and $1.7 million in 1993. The decrease in the provision for loan losses in 1995 reflects the Bank's improved credit quality, as it continued to experience reductions in classified and non-performing assets. The larger loan loss provisions in 1994 and 1993 when compared to 1995 reflected the weakness in the economic conditions within the Bank's market area and the credit risk inherent in its loan portfolio during that time period.

OTHER INCOME

    Total other income decreased to $1.9 million in 1995 compared to $3.1 million in 1994 and to $3.2 million in 1993. Other income consists of depositor service charges, fees received for services provided or obtained in the loan approval process, fees received for trust services, the net premium

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
and servicing value recognized upon the sale of the guarantee portion of SBA loans, revenue from the origination and sale of residential mortgages and other miscellaneous income. The following table summarizes the sources of other income in the years indicated:

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Gain on sale of mortgage loans.....................................................  $     137  $     993  $   1,525
Gain on sale of SBA loans..........................................................        366        685        435
Trust fees.........................................................................        710        593        494
Loan documentation fees, net.......................................................        103        276        284
Depositor service fees.............................................................        291        267        252
Other..............................................................................        295        265        164
                                                                                     ---------  ---------  ---------
Total..............................................................................  $   1,902  $   3,079  $   3,154
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The largest portion of the decrease in other income in 1995 and 1994 is due to the decline in the activities of the mortgage banking business unit. The division generated $137,000 in gains on the sale of mortgage loans in 1995, compared to $993,000 in 1994 and $1,525,000 in 1993. In early 1995, the Company determined to close the mortgage banking business unit due to the sharp rise in interest rates during 1994 and the impact the rate rise had on fundings.

    Loan documentation income, which represents the charge to clients for expenses incurred by the Bank to document and process loans, decreased to $103,000 for 1995, as compared to $276,000 in 1994 and $284,000 in 1993. The decrease in 1995 as compared to 1994, is primarily attributable to a reduction in the quantity of loan originations from the mortgage banking business unit during 1995.

    Fees received by the Trust Department of the Bank increased to $710,000 in 1995, as compared to $593,000 in 1994, and $494,000 in 1993. Trust fees for 1995 increased by 20% over 1994 as the Trust Department had approximately $275 million in total assets at December 31, 1995, compared with approximately $157 million in 1994 and approximately $118 million in 1993. The increase in trust fee income is directly related to the Company's decision to increase its investment in the trust business. During 1995, the Company added several new trust employees who generated over $100 million in new trust business. It is anticipated they will continue to be successful in increasing their trust relationships in 1996.

    Premiums recognized on the sale of SBA loans decreased to $366,000 for 1995 as compared to $685,000 for 1994, and $435,000 in 1993. This was offset by increased interest income on SBA loans retained and reflected a change in the guarantee percentage pledged by the SBA, along with a reduction in premiums on loans sold.

    Service charges on depositor accounts increased to $291,000 in 1995 compared to $267,000 in 1994 and $252,000 in 1993. The increase is attributable to the growth of new deposit relationships since 1993.

OPERATING EXPENSES

    Operating expenses totaled $13.7 million for 1995, compared to $10.4 million for 1994 and $10.2 million for 1993. The ratio of operating expenses to average assets for these periods was 6.0%, 5.3%, and 5.6%, respectively.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    The following table represents the major components of operating expenses for the years ended December 31:

(DOLLARS IN THOUSANDS)                                                             1995       1994       1993
- -------------------------------------------------------------------------------  ---------  ---------  ---------
Compensation & benefits........................................................  $   6,704  $   5,724  $   5,014
Occupancy & equipment..........................................................      1,687      1,400      1,226
Professional services and legal costs..........................................      2,681        911      1,379
FDIC Insurance and regulatory assessments......................................        344        485        414
Other real estate, net.........................................................         35         48        288
Other..........................................................................      1,902      1,500      1,425
                                                                                 ---------  ---------  ---------
Total before client services...................................................     13,353     10,068      9,746
Client services................................................................        337        376        478
                                                                                 ---------  ---------  ---------
Total..........................................................................  $  13,690  $  10,444  $  10,224
                                                                                 ---------  ---------  ---------
Efficiency ratio before client services........................................      89.37%     71.10%     73.16%
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Efficiency ratio...............................................................      91.63%     73.75%     76.75%
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Total operating expenses to average assets.....................................       5.96%      5.27%      5.58%
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    The efficiency ratio is computed by dividing total non-interest (or operating) expenses by net interest income and other income. An increase in the ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio for 1995 was 91.6% compared to 73.7% in 1994 and 76.7% in 1993. The sharp increase in the efficiency ratio in 1995 was a result of the litigation settlement, the expenses associated with the closing of the mortgage business unit and merger discussions with another bank in our market area. Without these charges, the noninterest expenses would have been $11.5 million with an efficiency ratio of 77.4%.

    Compensation expenses increased in 1995 to $6.7 million compared to $5.7 million in 1994 and $5.0 million in 1993, primarily due to the growth in the Bank's Trust and Venture Lending business units, combined with increased incentive payments for new business generated.

    Expenses for professional services, including legal, consulting and audit services, increased to $2.7 million in 1995, as compared to $911,000 in 1994 and $1.4 million in 1993. The increase in 1995 is attributed to the onetime charge of $1.7 million for a legal settlement related to trust department activities.

    Client service expenses decreased to $337,000 in 1995, compared to $376,000 in 1994 and $478,000 in 1993 as a result of a decrease in the volume of non-interest bearing demand deposits for which the Bank provides services.

    FDIC deposit insurance and OCC regulatory assessments decreased to $344,000 in 1995 compared to $485,000 in 1994, and $414,000 in 1993. FDIC insurance declined and is expected to decline in future years as the FDIC has lowered deposit insurance premiums, since the bank insurance fund was fully funded in March 1995.

    Other operating expenses increased by $402,000 in 1995 from 1994 primarily due to the one-time charge of closing the mortgage business unit and the increased lending volume, which increased related other operating expenses. The $75,000 increase from 1993 to 1994 was due to increased costs related to the lending and mortgage banking operations.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

INCOME TAXES

    The Company's income tax rate for 1995 was 33.4% compared 35.0% in 1994 and 37.5% in 1993. The effective rates in all years are lower than the statutory rates due primarily to the effect of the California Franchise Tax Enterprise Zone Credit and exempt interest income.

                              FINANCIAL CONDITION

ASSETS

    Total assets increased to $259.1 million in 1995, a 16.1% increase from the $223.1 million one year earlier, compared to an increase of 15.8% from $192.6 million in 1993. The increase in 1995 was primarily due to the increase in outstanding loans where the increase in 1994 was primarily due to the increase in securities.

LOANS

    Total gross loans, excluding loans held for sale, increased 22.5% to $164.2 million at December 31, 1995 compared to $134.0 million at December 31, 1994. Total loans increased 5.4% in 1994 from $127.1 million at year-end 1993. The significant increase in loan volume in 1995 is due to an improving economy coupled with an increased focus on loan growth.

    The Bank's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending. The Bank's lending is focused in the Santa Clara and San Mateo Counties. While no specific industry concentration is significant, the Bank's lending is concentrated in an area that is highly dependent on the technology industry and its supporting companies. Thus, the Bank's borrowers could be adversely impacted by a downturn in this sector of the economy and this could impact their ability to repay their loans.

    The following table presents the composition of the loan portfolio at the end of each of the last three years:

                                                     1995                      1994                      1993
                                           ------------------------  ------------------------  ------------------------
(DOLLARS IN THOUSANDS)                       AMOUNT          %         AMOUNT          %         AMOUNT          %
- -----------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Commercial...............................  $    88,646       55.2%   $    81,695       60.2%   $    77,699       59.1%
Real estate construction & land..........       23,889       14.9%        18,117       13.3%        19,090       14.5%
Real estate term.........................       23,026       14.3%        13,133        9.7%        12,075        9.2%
Consumer & other.........................       28,666       17.8%        21,059       15.5%        18,214       13.8%
                                           -----------      -----    -----------      -----    -----------      -----
  Total loans, gross.....................      164,227      102.2%       134,004       98.7%       127,078       96.6%
Deferred fees and discounts..............         (851)     (0.5)%          (847)     (0.6)%          (923)     (0.7)%
                                           -----------      -----    -----------      -----    -----------      -----
  Total loans, net of deferred fees......      163,376      101.7%       133,157       98.1%       126,155       95.9%
Allowance for loan losses................       (2,683)     (1.7)%        (2,918)     (2.1)%        (2,247)     (1.7)%
                                           -----------      -----    -----------      -----    -----------      -----
  Net loans..............................      160,693      100.0%       130,239       96.0%       123,908       94.2%
Loans held for sale......................      --           --             5,383        4.0%         7,625        5.8%
                                           -----------      -----    -----------      -----    -----------      -----
  Total loans............................  $   160,693      100.0%   $   135,622      100.0%   $   131,533      100.0%
                                           -----------      -----    -----------      -----    -----------      -----
                                           -----------      -----    -----------      -----    -----------      -----

CREDIT QUALITY

    One of the Bank's objectives is to limit the risk inherent in its loan portfolio through stringent loan policies and continuous loan review procedures. The loan policy of the Bank is approved each year by its Board of Directors and is managed through periodic reviews of such policies in relation to current economic activity and the degree of risk (both credit and interest rate) in the current portfolio.

                           CUPERTINO NATIONAL BANCORP

                          Management's Discussion and
                        Analysis of Financial Condition
                     and Results of Operations (Continued)

The Director's Loan Committee supervises the lending activities of the Bank. This committee consists of three outside directors, the Chairman/CEO, the Executive Vice President/Senior Loan Officer, Senior Vice President/Commercial Manager and the Senior Vice President/Credit Administration. The officers in this group make up the Officer's Loan Committee. Loan requests exceeding individual officer approval limits are submitted to the Officer's Loan Committee, and those which exceed its limits are submitted to the Director's Loan Committee for final approval.

    The Bank has an active credit administration function which includes, in addition to internal reviews, the regular use of an outside loan review firm to review the quality of the loan portfolio. Senior management and the Director's Loan Committee actively review and monitor problem loans on a regular basis.

    Management generally places loans on non-accrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on non-accrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Bank has granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned consists of real property acquired through foreclosure on the related collateral underlying defaulted loans. The following table summarizes nonaccrual loans, loans past due 90 days and still accruing, restructured loans, and other real estate owned at December 31:

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Non-performing assets
  Non-accrual loans................................................................  $   2,513  $   3,244  $     997
  Accruing loans past due 90 days or more..........................................        830      1,371      1,903
  Restructured loans...............................................................     --         --         --
  Other real estate owned..........................................................     --            375        618
                                                                                     ---------  ---------  ---------
    Total non-performing assets....................................................  $   3,343  $   4,990  $   3,518
                                                                                     ---------  ---------  ---------
Ratio of the allowance for loan losses to total non-performing assets..............        80%        58%        64%

    The following table details the Bank's classified assets for the years ended December 31:

                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Classified assets
  Loans
    Substandard.................................................................  $   7,277  $  10,927  $   9,885
    Doubtful....................................................................        601      1,781        942
    Loss........................................................................     --         --         --
                                                                                  ---------  ---------  ---------
      Total.....................................................................      7,878     12,708     10,827
  OREO..........................................................................     --            375        618
                                                                                  ---------  ---------  ---------
  Total classified assets.......................................................  $   7,878  $  13,083  $  11,445
                                                                                  ---------  ---------  ---------
Ratio of classified assets to:
  Total assets..................................................................        3.0%       5.9%       5.9%
  Total loans and OREO..........................................................        4.8%       9.4%       8.5%
Ratio of allowance for loan losses to classified assets.........................       34.1%      22.3%      19.6%
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    Total non-performing assets declined to $3.3 million at December 31, 1995 from $5.0 million at December 31, 1994. In addition, total classified assets declined to $7.9 million from $13.1 million during the same time period. The allowance for loan losses represented 80.2% of non-performing assets at December 31, 1995, compared to 58.5% at December 31, 1994. The significant improvement in the credit quality in 1995 is a reflection of an improving economy coupled with the focused effort of the Company to reduce the level of problem assets.

    The following table summarizes activity in the allowance for loan losses for the past three years.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Loans, net of unearned income:
  Average outstanding during period........................................  $   145,940  $   127,264  $   127,210
                                                                             -----------  -----------  -----------
Allowance for loan losses:
  Balance at beginning of period...........................................  $     2,918  $     2,247  $     1,748
Charge-offs:
  Commercial...............................................................         (973)        (748)      (1,069)
  Real estate -- construction..............................................      --              (123)     --
  Real estate -- term......................................................      --           --           --
  Consumer -- installment..................................................         (101)        (141)        (159)
                                                                             -----------  -----------  -----------
    Total..................................................................       (1,074)      (1,012)      (1,228)
Recoveries:
  Commercial...............................................................          156           57      --
  Real estate -- construction..............................................      --           --           --
  Real estate -- term......................................................      --           --           --
  Consumer -- installment..................................................            2            6           48
                                                                             -----------  -----------  -----------
    Total..................................................................          158           63           48
                                                                             -----------  -----------  -----------
  Net charge-offs..........................................................         (916)        (949)      (1,180)
Provision charged to income................................................          681        1,620        1,679
                                                                             -----------  -----------  -----------
Balance at end of period...................................................  $     2,683  $     2,918  $     2,247
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net charge-offs to average loans outstanding during period.................         0.63%        0.75%        0.93%
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Allowance as a percentage of loans.........................................         1.64%        2.09%        1.67%
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Management considers changes in the size and character of the loan portfolio, changes in non-performing and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the loan loss reserve. The allowance for loan

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
losses decreased at December 31, 1995 to 1.64% of average outstanding loans compared to 2.09% at December 31, 1994 and 1.67% at December 31, 1993. The following table details the allocation of the allowance for loan losses:

                                                       1995                      1994                      1993
                                             ------------------------  ------------------------  ------------------------
                                                    PERCENT OF                PERCENT OF                PERCENT OF
                                              AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS
                                             ---------  -------------  ---------  -------------  ---------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Commercial.................................  $   1,057        0.65 %   $   1,834        1.32 %   $   1,496        1.11 %
Real estate -- construction................        153        0.09 %         180        0.13 %         308        0.23 %
Real estate -- term........................        696        0.43 %         132        0.09 %         391        0.29 %
Consumer installment.......................        273        0.17 %         273        0.19 %          10        0.01 %
Loans held for sale........................     --           --    %          14          0.01 %        27          0.02 %
Unallocated -- deferred fees, commitments
 and loss reserves.........................        504          0.30 %       485          0.35 %        15          0.01 %
                                             ---------          ---    ---------          ---    ---------          ---
Total......................................  $   2,683          1.64 % $   2,918          2.09 % $   2,247          1.67 %
                                             ---------          ---    ---------          ---    ---------          ---
                                             ---------          ---    ---------          ---    ---------          ---

    Although management believes that the allowance for loan losses is adequate, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, additional provisions could be required.

DEPOSITS

    Deposits reached $236.1 million at December 31, 1995, an increase of 26.5% as compared to deposits of $186.7 at December 31, 1994. In 1994, deposits increased 6.3% from $175.7 million at December 31, 1993.

    Total average deposits increased 14.5% to $197.2 million for 1995 compared to an average of $172.4 million for 1994. In 1994, average deposits increased 3.5% over average deposits of $166.6 million in 1993. The increase in deposits was due to the continued marketing efforts directed at commercial business clients and the continued growth in the Bank's regional offices in San Jose and Palo Alto.

    Non-interest bearing deposits were $59.0 million at December 31, 1995 compared to $53.9 million at December 31, 1994 and $62.8 million at December 31, 1993. Average non-interest bearing deposits in 1995 were $49.3 million compared to $50.4 million in 1994 and $55.8 million in 1993. As its regional offices expand, the Bank anticipates this funding source to increase.

    Money market and other interest-bearing demand accounts reached $124.1 million at year end 1995, an increase of 51.5% from the prior year. Money market and other interest-bearing demand deposits of $81.9 million at December 31, 1994 were up 34.7% from $60.8 million at December 31, 1993. The continued efforts by the Bank to market these low cost deposit products accounts for the continued growth.

    Time certificates of deposit of more than $100,000, savings and other time deposits totaled $52.9 million or 22.4% of total deposits at December 31, 1995 compared to $50.9 million or 27.3% of total deposits at December 31, 1994 and $45.4 million or 25.8% of total deposits at December 31, 1993.

LIQUIDITY AND OTHER BORROWINGS

    Liquidity management is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the Bank's ability to meet the day-to-day cash flow requirements

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
of the Bank's clients, who either wish to withdraw funds or require funds to meet their credit needs. Without proper liquidity management, the Bank would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

    The primary function of asset and liability management is not only to assure adequate liquidity in order for the Bank to meet the needs of its client base, but to maintain an appropriate balance between interest-sensitive assets and liabilities so that the Bank can also meet the return on investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. Contingency plans exist and could be implemented on a timely basis to minimize any risk associated with dramatic changes in market conditions, including the Bank's $17 million in federal fund purchase lines which provide back-up liquidity, $100 million in institutional deposit or brokered deposit lines and $60 million in reverse repurchase lines. All of these sources combine to provide a solid liquidity base for growth. As of December 31, 1995, the Bank had $10.0 million in institutional deposits outstanding and no outstanding federal funds purchased.

    The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and, to a lesser extent, sales of loans held for sale. Other short-term investments such as federal funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding. The liability portion of the balance sheet provides liquidity through clients' interest bearing and noninterest bearing deposit accounts. Federal funds purchased and other short term borrowings are additional sources of liquidity and represent the Company's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs.

INTEREST RATE RISK MANAGEMENT

    Interest rate risk management is a function of the repricing characteristics of the Bank's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Bank's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, three to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps. The following table shows interest sensitivity gaps for different intervals as of December 31, 1995:

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

                         INTEREST SENSITIVITY ANALYSIS

REPRICING PERIODS

                                                                                                             TOTAL      TOTAL
                                          ONE DAY                7-12     > 1 YEAR    > 3 YRS                RATE     NON- RATE
                             IMMEDIATE   TO 2 DAYS  6 MONTHS    MONTHS    TO 3 YRS   TO 5 YRS    > 5 YRS   SENSITIVE  SENSITIVE
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from banks...                                                                         --      $  16,207  $  16,207
Short term investments....   $  12,900                                                          $  12,900     12,900
Investment securities.....               $   8,476  $   9,009  $   7,986  $   9,823  $  20,786     56,080        969     57,049
Loans.....................     131,621       2,355      3,040      7,564      4,098     12,329    161,007      3,220    164,227
Loan loss/unearned fees...                                                                             --     (3,534)    (3,534)
Other assets..............                                                                  --     12,250     12,250
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total assets..........     144,521      10,831     12,049     15,550     13,921     33,115    229,987     29,112    259,099
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
LIABILITIES AND EQUITY:
Deposits
  Demand..................                                                              --         58,986     58,986
  NOW, MMDA, and
   savings................     132,174                                                            132,174               132,174
  Time deposits...........                  36,493      2,823      5,602         16                44,934                44,934
Subordinated debt.........                                                               3,000      3,000      3,000
Other liabilities.........                                                              --          1,333      1,333
Shareholders' equity......                                                              --         18,672     18,672
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total liabilities and
     equity...............     132,174      36,493      2,823      5,602         16      3,000    180,108     78,991    259,099
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gap.......................   $  12,347   $ (25,662) $   9,226  $   9,948  $  13,905  $  30,115  $  49,879  $ (49,879) $  --
Cumulative Gap............   $  12,347   $ (13,315) $  (4,089) $   5,859  $  19,764  $  49,879  $  49,879  $  --      $  --
Cumulative Gap/total
 assets...................        4.77%      (5.14)%     (1.58)%      2.26%      7.63%     19.25%     19.25%    --       --

    Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of the Bank's exposure to changes in interest rates.

CAPITAL RESOURCES

    Shareholders' equity at December 31, 1995 increased to $18.7 million from $18.0 million at December 31, 1994 and from $16.2 million at December 31, 1993. During 1995, the Company paid a 10% stock dividend and two cash dividends of $.10 per share each.

    The Company believes that a strong capital position is vital to the continued profitability of the Company, and promotes depositor and investor confidence, while providing a solid foundation for the future growth of the organization. The Company has provided the majority of its capital requirements through the retention of earnings.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    In the third quarter of 1995, the Company increased its capital base by successfully raising $3.0 million of subordinated debt which qualifies as Tier 2 Capital (see below). The private offering was subscribed substantially by the Company's directors, officers and other accredited investors of the Company.

    Under regulatory risk-based capital measures for banks and bank holding companies, a banking organization's reported balance sheet is converted to riskbased amounts by assigning each asset to a risk category, which is then multiplied by the risk weight for that category. Off-balance sheet exposures are converted to risk-based amounts through a two-step process. First, off-balance sheet assets and credit equivalent amounts (e.g., standby letters of credit) are multiplied by a credit conversion factor depending on the defined categorization of the particular item. The converted items are then assigned to a risk category that weights items according to their relative risk. The total of the risk weighted on- and off-balance sheet amounts represents a banking organization's risk-adjusted assets for purposes of determining capital ratios under the riskbased guidelines. Risk-adjusted assets can either exceed or be less than reported assets, depending on the risk profile of the banking organization.

    A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common stockholders' equity, qualifying perpetual preferred stock, and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, certain other capital instruments, and term subordinated debt. The Company's major capital components are stockholders' equity in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

    At December 31, 1995, the minimum risk-based capital requirements to be considered adequately capitalized are 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although banking organizations are expected to exceed that amount by 1.0%, 2.0% or more, depending on their circumstances.

    Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have adopted regulations, effective December 19, 1992, setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. The two highest levels recognized under these regulations are as follows:

                                                                       TIER 1             TOTAL
                                                                     RISK-BASED        RISK-BASED       LEVERAGE
                                                                    CAPITAL RATIO     CAPITAL RATIO       RATIO
                                                                  -----------------  ---------------  -------------
Well-capitalized................................................           6.0%             10.0%            5.0%
Adequately Capitalized..........................................           4.0%              8.0%            4.0%

    At December 31, 1995, the Company's risk-based capital ratios were 9.2% for Tier I risk based capital and 11.9% for total risk-based capital, compared to 10.8% and 12.1% as of December 31, 1994, respectively. The Company's leverage ratio was 7.8% at December 31, 1995, compared to 8.4% at December 31, 1994. These ratios all exceeded the well-capitalized guidelines shown above.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    The Company's capital ratios are indicated in the following table:

                                                                                          1995           1994
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Tier 1 capital:
  Shareholders' equity..............................................................  $    18,672    $    18,037
Tier 2 capital:
  Allowance for loan losses allowable for Tier 2 capital............................        2,541          2,082
  Subordinated debt.................................................................        3,000         --
                                                                                      -------------  -------------
    Total Risk Based Capital........................................................  $    24,213    $    20,119
                                                                                      -------------  -------------
Risk-adjusted assets................................................................  $   203,310    $   166,552
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Total assets........................................................................  $   259,099    $   223,144
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Tier 1 capital/risk adjusted assets:
  Company's capital ratio...........................................................         9.18%         10.80%
  Minimum regulatory requirement....................................................         4.00%          4.00%
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Total Risk-based capital/risk adjusted assets:
  Company's capital ratio...........................................................        11.91%         12.10%
  Minimum regulatory requirement....................................................         8.00%          8.00%
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Tier 1 capital/total assets:
  Company's capital ratio...........................................................         7.78%          8.40%
  Minimum regulatory requirement....................................................         3.00%          3.00%
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                 BUSINESS RISKS

    Certain characteristics and dynamics of the Bank's business and of the financial markets may create risks in the Bank's long-term success and its financial results. These risks include:

    GEOGRAPHIC CONCENTRATION AND LOCAL ECONOMY. All of the Bank's operations are located in Santa Clara County and San Mateo County in Northern California. As a result of the geographic concentration, the Bank's results of operation depend largely upon local economic conditions, which have been relatively volatile in the last few years. Accordingly, there can be no assurance that the Bank's existing and prospective clients will be responsive to, or have the need for, the services offered by the Bank. Further, no assurance can be given that the Bank will not be adversely affected if there were an economic downturn. An economic downturn could also produce a decline in real estate prices which would potentially have a material adverse effect on the Bank's lending activities and on the quality of the Bank's real estate loan portfolio.

    GOVERNMENT REGULATION AND RECENT LEGISLATION. The Bank and its operations are subject to extensive state and federal supervision, regulation and legislation. The Bank cannot predict the precise impact of recent legislation, nor the probable course or impact of future legislation or regulatory actions affecting the financial services industry. Additionally, action taken to respond to budget deficits, such as a reduction in SBA funding, could adversely affect loan demand or the ability of potential borrowers to qualify for such loans.

    EFFECTS OF INFLATION, INTEREST RATE CHANGES. The impact of inflation on a financial institution differs significantly from that exerted on an industrial concern, primarily because its assets and liabilities consist largely of monetary items. The most direct effect of inflation is higher interest rates. However, the Bank's earnings are affected by the spread between the yield on earning assets and rates

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)
paid on interest-bearing liabilities rather than the absolute level of interest rates. Additionally, there may be some upward pressure on the Company's operating expenses, such as adjustments in staff expense and occupancy expense, based upon consumer price indices. In the opinion of management, inflation has not had a material effect on the consolidated results of operations over the last few years. Interest rates are highly sensitive to many factors which are beyond the control of the Bank. Changes in interest rates will influence the growth of loans, investments and deposits. and affect the rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in interest rates or monetary and fiscal policies are not predictable.

    COMPETITION. The banking business in the Bank's market area is highly competitive with respect to both loans and deposits. Deregulation and continued advances in interstate banking may increase this competition, including by a number of institutions that have significantly greater financial resources than the Bank.

    This Annual Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements relate to expectations of the business environment in which the Bank operates, projections of future performance, perceived opportunities in the market and statements regarding the Bank's mission and vision. Actual results and conditions could differ materially from those contained in the forwardlooking statements as a result of business risks identified above as well as the Company's ability to manage credit and fiduciary risks, control its cost, and attract and retain high quality personnel, while continuing to provide valueadded, relationship-oriented banking services and competitive financial products.

                           ACCOUNTING PRONOUNCEMENTS

    In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114 "Accounting by Creditors for Impairment of a Loan", which was subsequently amended by SFAS No.
118. Under the provisions of SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreements. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral ("the value"). If the value of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize the impairment by creating a valuation allowance with a corresponding charge to bad debt expense. This statement also applies to restructured loans and loans previously accounted for as in-substance foreclosures. The Company adopted SFAS No. 114 on January 1, 1995. The adoption of SFAS No. 114 did not result in any additional provision for credit losses during 1995. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

                                 STOCK ACTIVITY

    The common stock of the Company is traded on the NASDAQ National Market System under the symbol CUNB. There were 402 holders of record of the Company's common stock at December 31, 1995.

                           CUPERTINO NATIONAL BANCORP

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS (CONTINUED)

    The following table presents the high and low prices of the Company's common stock, as reported on the NASDAQ National Market System during 1995, 1994 and 1993 adjusted for the effect of stock dividends:

                                                             1995                  1994                  1993
                                                     --------------------  --------------------  --------------------
QUARTER                                                HIGH        LOW       HIGH        LOW       HIGH        LOW
- ---------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
First..............................................  $    9.03  $    9.01  $   10.00  $    8.81  $   10.80  $    7.56
Second.............................................  $    9.12  $    8.98  $   10.38  $    9.00  $   10.80  $    9.07
Third..............................................  $    9.64  $    9.48  $   10.00  $    9.00  $   10.89  $    9.52
Fourth.............................................  $   12.06  $   12.36  $   10.00  $    8.75  $   10.80  $    8.57

    On May 30, 1995 and December 15, 1995, the Company paid a $.10 per share dividend to its shareholders.

                           CUPERTINO NATIONAL BANCORP
                          CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Assets
Cash and due from banks.................................................................  $    16,207  $     9,326
Federal funds sold......................................................................       12,900       10,400
                                                                                          -----------  -----------
  Cash and cash equivalents.............................................................       29,107       19,726
Investment securities...................................................................       57,049       60,506
Loans, net..............................................................................      160,693      130,239
Loans held for sale.....................................................................      --             5,383
                                                                                          -----------  -----------
    Total loans, net....................................................................      160,693      135,622
Premises and equipment, net.............................................................        1,917        1,434
Other real estate owned.................................................................      --               375
Interest receivables and other assets...................................................       10,333        5,481
                                                                                          -----------  -----------
    Total assets........................................................................  $   259,099  $   223,144
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Liabilities and Shareholders' Equity
Deposits:
  Demand, non-interest-bearing..........................................................  $    58,986  $    53,880
  NOW...................................................................................       10,158        8,331
  Money Market Demand Accounts..........................................................      114,021       73,623
  Savings...............................................................................        7,995        5,951
  Other time certificates...............................................................       17,830       19,417
  Time certificates, $100 and over......................................................       27,104       25,520
                                                                                          -----------  -----------
    Total deposits......................................................................      236,094      186,722
Other borrowings........................................................................      --            17,256
Subordinated debt.......................................................................        3,000      --
Other liabilities.......................................................................        1,333        1,129
                                                                                          -----------  -----------
    Total liabilities...................................................................      240,427      205,107

Commitments (Note 12)

Shareholders' Equity
Preferred stock, no par value: 4,000,000 shares authorized; none issued Common stock, no par value: 6,000,000 shares authorized; shares outstanding: 1,808,828 in 1995 and
 1,557,008 in 1994......................................................................       17,680       14,901
Retained earnings.......................................................................          992        3,136
                                                                                          -----------  -----------
    Total shareholders' equity..........................................................       18,672       18,037
                                                                                          -----------  -----------
    Total liabilities and shareholders' equity..........................................  $   259,099  $   223,144
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                 See notes to consolidated financial statements

                           CUPERTINO NATIONAL BANCORP
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  FOR THE YEARS ENDED DECEMBER
                                                                                               31,
                                                                                 -------------------------------
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS, EXCEPT
                                                                                       PER SHARE AMOUNTS)
Interest Income:
Interest on loans..............................................................  $  16,158  $  12,608  $  11,895
Interest on investment securities:
  Taxable......................................................................      3,582      2,451        830
  Non-taxable..................................................................         43         94        145
                                                                                 ---------  ---------  ---------
    Total investment securities................................................      3,625      2,545        975
Other interest income..........................................................        510        208        463
                                                                                 ---------  ---------  ---------
  Total interest income........................................................     20,293     15,361     13,333
                                                                                 ---------  ---------  ---------
Interest Expense:
Interest on deposits...........................................................      6,510      3,897      3,156
Interest on short-term borrowings..............................................        769        382         10
Interest on subordinated debt..................................................         75     --         --
                                                                                 ---------  ---------  ---------
  Total interest expense.......................................................      7,354      4,279      3,166
                                                                                 ---------  ---------  ---------
  Net interest income..........................................................     12,939     11,082     10,167
Provision for loan losses......................................................        681      1,620      1,679
                                                                                 ---------  ---------  ---------
Net interest income after provision for loan losses............................     12,258      9,462      8,488
                                                                                 ---------  ---------  ---------
Other Income:
Gain on sale of mortgage loans.................................................        137        993      1,525
Gain on sale of SBA loans......................................................        366        685        435
Trust fees.....................................................................        710        593        494
Loan documentation fees, net...................................................        103        276        284
Depositor service fees.........................................................        291        267        252
Other..........................................................................        295        265        164
                                                                                 ---------  ---------  ---------
  Total other income...........................................................      1,902      3,079      3,154
                                                                                 ---------  ---------  ---------
Operating Expenses:
Compensation and benefits......................................................      6,704      5,724      5,014
Occupancy and equipment........................................................      1,687      1,400      1,226
Professional services and legal costs..........................................      2,681        911      1,379
FDIC insurance and regulatory assessments......................................        344        485        414
Client services................................................................        337        376        478
Other real estate, net.........................................................         35         48        288
Other..........................................................................      1,902      1,500      1,425
                                                                                 ---------  ---------  ---------
  Total operating expenses.....................................................     13,690     10,444     10,224
                                                                                 ---------  ---------  ---------
  Income before income tax expense.............................................        470      2,097      1,418
  Income tax expense...........................................................        157        734        538
                                                                                 ---------  ---------  ---------
Net Income.....................................................................  $     313  $   1,363  $     880
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Net income per common and common equivalent share..............................  $    0.16  $    0.76  $    0.50
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                See notes to consolidated financial statements.

                           CUPERTINO NATIONAL BANCORP

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                   -------------------------------------------------------------
                                                        COMMON STOCK
                                                   ----------------------  UNREALIZED   RETAINED   SHAREHOLDERS'
                                                     SHARES      AMOUNT       GAINS     EARNINGS      EQUITY
                                                   -----------  ---------  -----------  ---------  -------------
Balance, January 1, 1993.........................    1,248,246  $  11,984               $   3,190   $    15,174
Stock options exercised..........................       16,472        106                  --               106
Stock issued in Employee Stock Purchase Plan.....        7,604         63                  --                63
Two 5% stock dividends -- fractional shares paid
 in cash.........................................      129,504      1,429                  (1,433)           (4)
Net income.......................................      --          --                         880           880
                                                   -----------  ---------  -----------  ---------  -------------
Balance, December 31, 1993.......................    1,401,826     13,582                   2,637        16,219
Stock options exercised..........................       74,468        543                  --               543
Stock issued in Employee Stock Purchase Plan.....        8,238         69                  --                69
Two 5% stock dividends -- fractional shares paid
 in cash.........................................       72,476        707                    (708)           (1)
Cash dividend $.10 per share.....................      --          --                        (156)         (156)
Net Income.......................................      --          --                       1,363         1,363
                                                   -----------  ---------  -----------  ---------  -------------
Balance, December 31, 1994.......................    1,557,008     14,901                   3,136        18,037
Stock options exercised..........................       68,851        418                  --               418
Stock issued in Employee Stock Purchase Plan.....       10,472         80                  --                80
Stock issued in 401K Plan........................        8,257         95                  --                95
Two $.10 cash dividends..........................      --          --                        (324)         (324)
10% stock dividend...............................      164,240      2,135                  (2,135)      --
Cash paid in lieu of fractional shares...........      --          --                          (3)           (3)
Disqualifying disposition of
 common stock....................................      --              13                  --                13
Nonqualified stock option exercises..............      --              38                  --                38
Unrealized gain on available for sale
 securities......................................      --          --       $       5      --                 5
Net Income.......................................      --          --          --             313           313
                                                   -----------  ---------  -----------  ---------  -------------
Balance, December 31, 1995.......................    1,808,828  $  17,680   $       5   $     987   $    18,672
                                                   -----------  ---------  -----------  ---------  -------------
                                                   -----------  ---------  -----------  ---------  -------------

                 See notes to consolidated financial statements

                           CUPERTINO NATIONAL BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1995        1994        1993
                                                                              ----------  ----------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
Cash Flows -- Operating Activities:
  Net Income................................................................  $      313  $    1,363  $      880
  Reconciliation of net income to net cash from operations:
    Provision for loan losses...............................................         681       1,620       1,679
    Depreciation and leasehold amortization.................................         580         490         477
    Deferred income taxes...................................................         371         128        (246)
    Accrued interest receivables and other assets...........................      (1,479)       (255)       (627)
    Accrued interest payables and other liabilities.........................         204         514        (187)
    Deferred loan fees and discounts, net...................................          (4)        (76)        229
    Proceeds from sale of loans held for sale...............................      16,364     125,342     152,982
    Origination of loans for resale.........................................     (10,981)   (123,100)   (151,518)
    Other real estate owned, net............................................      --              48         221
                                                                              ----------  ----------  ----------
Operating cash flows, net...................................................       6,049       6,074       3,890
                                                                              ----------  ----------  ----------
Cash Flows -- Investing Activities:
  Maturities of investment securities and other short-term investments
    Held-to maturity........................................................      26,090      12,983      31,125
  Purchase of investment securities and other short-term investments
    Held to maturity........................................................     (19,104)    (34,050)    (42,983)
    Available for sale......................................................      (3,524)     --          --
  Loans, net................................................................     (31,131)     (8,250)     (8,157)
  Investment in other real estate owned.....................................      --          --            (219)
  Sale of other real estate owned...........................................         375         576       3,097
  Premises and equipment....................................................      (1,063)       (516)       (850)
  Purchase of insurance policies............................................      (3,744)     --          (2,175)
  Other, net................................................................      --              21      --
                                                                              ----------  ----------  ----------
Investing cash flows, net...................................................     (32,101)    (29,236)    (20,162)
                                                                              ----------  ----------  ----------
Cash Flows -- Financing Activities:
  Net change in non-interest-bearing deposits...............................       5,106      (8,871)        458
  Net change in interest-bearing deposits...................................      44,266      19,853      18,732
  Net change in short-term borrowings.......................................     (17,256)     17,256      --
  Subordinated debt issued..................................................       3,000      --          --
  Proceeds fron the sale of stock...........................................         644         457         169
  Fractional shares paid in cash............................................          (3)         (1)         (4)
  Cash dividend.............................................................        (324)       (156)     --
                                                                              ----------  ----------  ----------
Financing cash flows, net...................................................      35,433      28,538      19,355
                                                                              ----------  ----------  ----------
Net increase in cash and cash equivalents...................................       9,381       5,376       3,083
Cash and cash equivalents at beginning of year..............................      19,726      14,350      11,267
                                                                              ----------  ----------  ----------
Cash and cash equivalents at end of year....................................  $   29,107  $   19,726  $   14,350
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Cash Flows -- Supplemental Disclosures:
Cash paid during the period for:
  Interest on deposits and other borrowings.................................  $    7,368  $    4,148  $    3,181
  Income taxes..............................................................         210         535         722
  Non-cash transactions:
    Additions to other real estate owned....................................      --             375      --
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

                See notes to consolidated financial statements.

                           CUPERTINO NATIONAL BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

    The consolidated financial statements include the accounts of Cupertino National Bancorp ("CUNB" or the "Company") and its wholly-owned subsidiary, Cupertino National Bank and Trust ("CNB" or the "Bank"). CUNB is the holding company of CNB. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1995 presentation.

    The Bank and its operating divisions; SBA Lending Division, Commercial Lending Division, Venture Lending Division, Asset Based Lending Division, Consumer Lending Division, Real Estate Lending Division and Trust Division serve the Santa Clara Valley through its regional offices in Cupertino, San Jose and Palo Alto, California. The Bank intends to open its fourth office in downtown Palo Alto, California, in the Spring of 1996.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. CNB is required by the Federal Reserve System to maintain non-interest earning cash reserves against certain of its transaction accounts. At December 31, 1995, the required reserves totaled $798,000.

INVESTMENT SECURITIES

    Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which was adopted by the Company in 1994, requires that investment securities be classified into three portfolios, and accounted for as follows: 1) debt and equity securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; 2) debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and 3) debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. CUNB currently maintains $53.5 million of its securities in the held to maturity category as it has the intent and ability to hold the securities until maturity and $3.5 million in the available for sale category.

    Prior to the adoption of SFAS No. 115, all investment securities were considered held to maturity because the Company had the ability and intent to hold these securities to maturity. Accordingly, these securities were carried at amortized cost.

LOANS

    Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrued interest is generally reversed against current income on loans over 90 days contractually delinquent and on other loans which have developed inherent problems prior to being 90 days delinquent. The

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Bank charges fees for originating loans, which are recognized as an adjustment of the loan yield over the life of the loan by a method approximating the effective interest method. Direct costs of originating the loan are capitalized and recognized over the life of the loan as a reduction of the yield.

    When a loan is sold, unamortized fees and capitalized direct costs are recognized in the statement of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected.

    The Bank designates certain of its loans receivable as being held for sale and they are recorded at fair market value. In determining the level of loans held for sale, the Bank considers whether loans (a) would be sold as part of its asset/liability management strategy, or (b) may be sold in response to changes in interest rates, changes in payment risk, the need to increase regulatory capital or other similar factors.

OTHER REAL ESTATE OWNED

    Real estate acquired through foreclosure is carried at the lower of cost or fair value less estimated selling costs. Subsequent decreases in fair value are recognized as charges to expense.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the lease terms or estimated useful lives of the assets, which are generally 3 to 10 years.

INCOME TAXES

    Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

ALLOWANCE FOR LOAN LOSSES

    SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", was issued in May 1993 and was subsequently amended by SFAS No. 118 in October 1994. The provisions of these statements are effective for fiscal years beginning after December 15, 1994 and are applicable to all creditors and to all loans that are individually and specifically evaluated for impairment, uncollateralized as well as collateralized. It requires that impaired loans be measured at either, (1) the present value of expected cash flows at the loan's effective rate, (2) the loan's observable market price, or (3) the fair market value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage and/or consumer installment loans. Adoption of SFAS Nos. 114 and 118 did not have a material effect on the financial statements of the Company in 1995. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

                           CUPERTINO NATIONAL BANCORP

                  Years Ended December 31, 1995, 1994 and 1993

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and unidentified losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, industry and geographic concentrations, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, CNB's underwriting practices and other relevant factors. Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for possible loan losses is based on estimates, ultimate losses may vary from the current estimates.

INCOME PER SHARE

    Income per share, adjusted for stock dividends, is based on weighted average common and common equivalent shares outstanding of 1,894,400 in 1995; 1,628,500 in 1994 and 1,587,000 in 1993.

SALES AND SERVICING OF SMALL BUSINESS ADMINISTRATION ("SBA") LOANS

    The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of each loan to an investor and retains the unguaranteed portion and servicing rights in its own portfolio.

    Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method. The value assigned to the right to service is also amortized over the estimated life of the loan. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2 -- INVESTMENT SECURITIES
    U.S. Government and agency obligations, municipal securities and other securities are summarized as follows:

                                                                                    DECEMBER 31,1995
                                                                    ------------------------------------------------
                                                                     AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                                       COST         GAINS       LOSSES       VALUE
                                                                    -----------  -----------  -----------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury obligations.........................................   $   5,987    $      24    $  --       $   6,011
U.S. Agency obligations:
  Mortgage-backed obligations.....................................       8,190          159       --           8,349
  Fixed and variable rate notes...................................      34,199          145       --          34,344
Other mortgage-backed obligations.................................       4,195          102       --           4,297
Federal Reserve Bank stock........................................         230       --           --             230
Federal Home Loan Bank stock......................................         739       --           --             739
                                                                    -----------       -----   -----------  ---------
Total securities held to maturity.................................      53,540          430       --          53,970
U.S. Treasury obligations available for sale......................       3,504            5       --           3,509
                                                                    -----------       -----   -----------  ---------
Total securities..................................................   $  57,044    $     435    $  --       $  57,479
                                                                    -----------       -----   -----------  ---------
                                                                    -----------       -----   -----------  ---------
December 31, 1994
U.S. Treasury obligations.........................................   $  10,420    $  --        $     115   $  10,305
U.S. Agency obligations:
  Mortgage-backed obligations.....................................       8,989       --              415       8,574
  Fixed and variable rate notes...................................      34,348            3        1,563      32,788
State and political subdivisions..................................       1,482            4            2       1,484
Federal Reserve Bank stock........................................         230       --           --             230
Federal Home Loan Bank stock......................................         703       --           --             703
Other mortgage-backed obligations.................................       4,334       --              228       4,106
                                                                    -----------       -----   -----------  ---------
Total securities held to maturity.................................      60,506            7        2,323      58,190
Total securities available for sale...............................      --           --           --          --
                                                                    -----------       -----   -----------  ---------
Total securities..................................................   $  60,506    $       7    $   2,323   $  58,190
                                                                    -----------       -----   -----------  ---------
                                                                    -----------       -----   -----------  ---------

    Securities with a carrying value of $14,509,000 and $24,868,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes required by law or contract. During 1995, 1994 and 1993, there were no sales of securities.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)
    The following table shows amortized cost and estimated market value of the Company's investment securities by year of maturity at December 31, 1995.

                                                             1997 THROUGH   2001 THROUGH    2006 AND
                                                    1996         2000           2006       THEREAFTER     TOTAL
                                                  ---------  -------------  -------------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury obligations.......................  $   5,987   $   --         $   --         $  --       $   5,987
U.S. Agency obligations:
  Mortgage-backed obligations (1)...............     --                95          2,730        5,337       8,162
  Fixed and variable rate notes (2).............      8,000        17,727          6,485        1,987      34,199
Other mortgage-backed obligations (1)...........     --           --             --             4,224       4,224
Federal Reserve Bank stock......................     --           --             --               230         230
Federal Home Loan Bank stock....................     --           --             --               739         739
                                                  ---------  -------------  -------------  -----------  ---------
Total investment securities held to maturity....     13,987        17,822          9,215       12,517      53,541
U.S. Treasury obligations available for sale....      3,504       --             --            --           3,504
                                                  ---------  -------------  -------------  -----------  ---------
Total securities................................  $  17,491   $    17,822    $     9,215    $  12,517   $  57,045
                                                  ---------  -------------  -------------  -----------  ---------
Market Value....................................  $  17,478   $    17,800    $     9,471    $  12,732   $  57,481
                                                  ---------  -------------  -------------  -----------  ---------
                                                  ---------  -------------  -------------  -----------  ---------
Weighted average yield..........................       4.8%          6.6%           7.5%         7.8%        6.8%
                                                  ---------  -------------  -------------  -----------  ---------
                                                  ---------  -------------  -------------  -----------  ---------

- ------------------------
(1) Mortgage-backed securities are shown at contractual maturity, however the average life of these mortgage-backed securities may differ due to principal prepayments.

(2) Certain U.S. Agency fixed and variable rate note obligations may be called, without penalty,at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates

    Investments in the Federal Reserve Bank and the Federal Home Loan Bank are required in order to maintain membership and support activity levels.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 3 -- LOANS
    The following is a summary of loans by category as of December 31:

                                                                                             1995         1994
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Commercial..............................................................................  $    88,646  $    81,695
Real estate construction and land.......................................................       23,889       18,117
Real estate term........................................................................       23,026       13,133
Consumer and other......................................................................       28,666       21,059
                                                                                          -----------  -----------
Total loans, gross......................................................................      164,227      134,004
  Deferred loan fees and discounts......................................................         (851)        (847)
                                                                                          -----------  -----------
  Total loans, net of deferred fees.....................................................      163,376      133,157
  Allowance for loan losses.............................................................       (2,683)      (2,918)
                                                                                          -----------  -----------
  Total loans, net......................................................................      160,693      130,239
Loans held for sale.....................................................................      --             5,383
                                                                                          -----------  -----------
Total loans.............................................................................  $   160,693  $   135,622
                                                                                          -----------  -----------
                                                                                          -----------  -----------

NOTE 4 -- ALLOWANCE FOR LOAN LOSSES
    The following summarizes the activity in the allowance for loan losses for the years ended December 31:

                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Balance January 1...............................................................  $   2,918  $   2,247  $   1,748
Loans charged off...............................................................     (1,074)    (1,012)    (1,228)
Recoveries......................................................................        158         63         48
Provision for loan losses.......................................................        681      1,620      1,679
                                                                                  ---------  ---------  ---------
Balance December 31.............................................................  $   2,683  $   2,918  $   2,247
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

    The following table sets forth non-performing loans as of December 31, 1995, 1994 and 1993. Non-performing loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans outstanding at year-end totaled $245,000, $275,000 and $129,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Interest income recognized on the non-performing loans approximated $63,000, $50,000 and $25,000 for the years ended December 31, 1995, 1994 and 1993.

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Non-accrual loans..................................................................  $   2,513  $   3,244  $     997
Accruing loans past due 90 days or more............................................        830      1,371      1,903
Restructured loans.................................................................     --         --         --
                                                                                     ---------  ---------  ---------
Total..............................................................................  $   3,343  $   4,615  $   2,900
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    At December 31, 1995, the recorded investment in impaired loans was approximately $2.5 million with a corresponding valuation allowance of $509,000. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $2.6 million. The Company did not recognize interest on impaired loans during the twelve months ended December 31, 1995.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 5 -- OTHER REAL ESTATE OWNED
    Other real estate owned consists of the following at December 31:

                                                                                                      1995       1994
                                                                                                    ---------  ---------
                                                                                                        (DOLLARS IN
                                                                                                         THOUSANDS)
Real estate acquired through foreclosure..........................................................  $  --      $     375
Allowance for estimated loan losses...............................................................     --         --
                                                                                                    ---------  ---------
Other real estate owned, net......................................................................  $  --      $     375
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    The following summarizes other real estate operations, which are included in operating expenses, for the years ended December 31:

                                                                                             1995       1994       1993
                                                                                           ---------  ---------  ---------
                                                                                               (DOLLARS IN THOUSANDS)
Income (loss) from:
  Real estate operations, net............................................................  $     (18) $      (6) $      10
  Provision for estimated losses.........................................................        (17)       (42)      (231)
                                                                                                 ---        ---  ---------
Other real estate, net...................................................................  $     (35) $     (48) $    (221)
                                                                                                 ---        ---  ---------
                                                                                                 ---        ---  ---------

NOTE 6 -- PREMISIES AND EQUIPMENT
    Premises and equipment at December 31, 1995 and 1994 are comprised of the following:

                                                                                                1995       1994
                                                                                              ---------  ---------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Leasehold improvements......................................................................  $     853  $     993
Furniture and equipment.....................................................................      2,717      2,463
Automobiles.................................................................................        157        140
                                                                                              ---------  ---------
Total.......................................................................................      3,727      3,596
Accumulated depreciation and amortization...................................................     (2,167)    (2,162)
Fixed assets in progress....................................................................        357     --
                                                                                              ---------  ---------
Premises and equipment, net.................................................................  $   1,917  $   1,434
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 7 -- OTHER BORROWINGS
    Short term borrowings are detailed as follows:

                                                                                     (DOLLARS IN THOUSANDS)
                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Federal funds purchased
  Balance at December 31.......................................................  $  --      $   7,000  $  --
  Average Balance..............................................................      1,120      1,800        277
  Maximum amount outstanding at any month end..................................      5,600     12,000     --
  Average interest rate:
    During the year............................................................       5.96%      4.18%      3.56%
    At December 31.............................................................     --           6.50%    --
Securities sold under agreements to repurchase
  Balance at December 31.......................................................  $  --      $  10,256  $  --
  Average Balance..............................................................     11,486      5,908     --
  Maximum amount outstanding at any month end..................................     26,994     24,153     --
  Average interest rate:
    During the year............................................................       6.12%      5.13%    --
    At December 31.............................................................     --           6.29%    --

    Federal funds purchased generally mature the following day after the purchase while securities sold under agreements to repurchase generally mature within 30 days from the various dates of sale.

    In 1995, the Company consummated a private offering of $3.0 million in 11.5% subordinated notes. The notes, which will mature on September 15, 2005, were offered to the Board of Directors, bank officers and other accredited investors within the meaning of Rule 501 under the Securities Act of 1933, as amended. The debentures are redeemable by the Company after September 30, 1998 at a premium ranging from 0% to 5% of the premium redeemed. The notes qualify as Tier 2 capital of the Bank (see Note 13).

NOTE 8 -- INCOME TAXES
    Income tax expense was comprised of the following for the years ended December 31:

                                                                                          1995       1994       1993
                                                                                        ---------  ---------  ---------
                                                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal.............................................................................  $    (214) $     518  $     539
  State...............................................................................     --             88        245
                                                                                        ---------  ---------  ---------
Total current expense (benefit).......................................................       (214)       606        784
Deferred:
  Federal.............................................................................        373        125       (148)
  State...............................................................................         (2)         3        (98)
                                                                                        ---------  ---------  ---------
Total deferred expense (benefit)......................................................        371        128       (246)
  Total expense.......................................................................  $     157  $     734  $     538
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 8 -- INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred income tax assets (liabilities) as of December 31, 1995 and 1994 are as follows:

                                                                                                   1995       1994
                                                                                                 ---------  ---------
                                                                                                     (DOLLARS IN
                                                                                                      THOUSANDS)
Loan loss reserves.............................................................................  $     605  $     904
OREO valuation.................................................................................     --         --
Deferred compensation..........................................................................         72         48
State income taxes.............................................................................        148        243
Other..........................................................................................       (125)      (124)
                                                                                                 ---------  ---------
Deferred tax asset.............................................................................  $     700  $   1,071
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    No valuation allowance has been provided in 1995 and 1994. The components of the deferred tax benefit, which results from differences in the recognition of certain items for tax and financial reporting purposes, were as follows:

                                                                                           1995       1994       1993
                                                                                         ---------  ---------  ---------
                                                                                             (DOLLARS IN THOUSANDS)
Provision for loan losses..............................................................  $     299  $     136  $     (97)
Cash basis income tax reporting........................................................     --         --            (12)
State income taxes.....................................................................          1        224         93
Other..................................................................................         71       (232)      (230)
                                                                                         ---------  ---------  ---------
Total deferred expense (benefit).......................................................  $     371  $     128  $    (246)
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

    A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31:

                                                                                          1995         1994         1993
                                                                                       -----------  -----------  -----------
                                                                                              (DOLLARS IN THOUSANDS)
Statuatory federal tax rate..........................................................       35.0%        35.0%        35.0%
California franchise tax expense, net of federal income tax benefit..................      --             2.9%         6.9%
Exempt income........................................................................       (8.7)%       (4.1)%       (3.2)%
Other, net...........................................................................        6.7%         1.2%
                                                                                             ---          ---          ---
Effective income tax rate............................................................       33.0%        35.0%        37.5%
                                                                                             ---          ---          ---
                                                                                             ---          ---          ---

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 9 -- OTHER OPERATING EXPENSES
    The major components of other operating expense are as follows for the years ended December 31:

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                         (DOLLARS IN THOUSANDS)
Supplies...........................................................................  $     202  $     197  $     153
Telephone..........................................................................        169        163        113
Director fees......................................................................        147        145        142
Insurance..........................................................................        150        144        137
Correspondent bank charges.........................................................        158        118        106
Advertising........................................................................        209         87         88
Other..............................................................................        867        646        686
                                                                                     ---------  ---------  ---------
Total..............................................................................  $   1,902  $   1,500  $   1,425
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

NOTE 10 -- EMPLOYEE BENEFIT PLANS
    The Company has stock option plans under which incentive and non-statutory stock options may be granted to employees and directors to purchase up to 415,746 shares of common stock at prices not less than the fair market value of such stock at the date the options are granted.

    Options generally expire 10 years after the date of grant and generally become exercisable in annual installments of 20 percent to 33 percent. As of December 31, 1995, options for 266,330 shares were exercisable and options for 60,429 shares were available for future grant. Additional stock option information follows:

                                                                                         OPTIONS OUTSTANDING(1)
                                                                                       --------------------------
                                                                                       NUMBER OF   OPTION PRICE
                                                                                        SHARES       PER SHARE
                                                                                       ---------  ---------------
Balance, January 1, 1993.............................................................    377,386  $   3.85-$ 7.29
  Granted............................................................................     14,087      7.26-  9.68
  Exercised..........................................................................    (20,659)     4.13-  7.36
  Canceled...........................................................................     (7,378)     6.91-  7.36
                                                                                       ---------  ---------------
Balance, December 31, 1993...........................................................    363,436  $   3.85-$ 9.68
  Granted............................................................................     83,012      8.00-  9.09
  Exercised..........................................................................    (84,577)     4.25-  7.28
  Canceled...........................................................................    (11,793)     4.05-  8.98
                                                                                       ---------  ---------------
Balance, December 31, 1994...........................................................    350,078  $   3.85-$ 9.68
  Granted............................................................................    124,823      7.95- 12.95
  Exercised..........................................................................    (75,736)     3.85- 11.68
  Canceled...........................................................................    (43,848)     4.99- 11.81
                                                                                       ---------  ---------------
Balance, December 31, 1995...........................................................    355,317  $   3.85-$12.95
                                                                                       ---------  ---------------

- ------------------------
(1) Adjusted for stock dividends in 1995, 1994 and 1993

    The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary as a contribution to the plan. The Company matches the employee contributions at a rate set by the Board of Directors (currently 50% of the first 6% of deferral of an individual's salary). The matching contribution vests ratably over the first three years of employment. The Company contributed $95,000 to the plan in 1995, $72,500 in 1994, and $67,000 in 1993.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 10% of their compensation toward the purchase of the Company's stock for an aggregate total of 71,722 shares. Under the plan, the purchase price is 85% of the lower of the fair market value at the beginning or end of each three month offering period. During 1995, employees purchased 11,519 shares of common stock for an aggregate purchase price of $80,000 compared to the purchase of 9,062 shares of common stock for an aggregate purchase price of $69,000 in 1994. There are 29,975 shares remaining in the plan available for purchase by employees at December 31, 1995.

    During 1993 and 1995, the Company entered into deferred compensation agreements with certain Bank executive officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during a period of up to between 30 and 40 years after the employee's death, disability or retirement, annual benefits ranging from $50,000 to $78,000. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. Expenses accrued for this plan for the years ended December 31, 1995, 1994 and 1993 totaled $90,000, $72,000 and $48,000, respectively. The Company and the employees are the beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements . These benefits will be funded through loans drawn on the policies' cash surrender value over the retirement period of each employee. At December 31, 1995, the Company's cash surrender value of these policies was $6.0 million which is included in other assets.

    In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair market value method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and earnings per share effects based on the SFAS No. 123 fair value methodology. SFAS No. 123 applies to financial statements for fiscal years beginning after December 15, 1995. Earlier implementation is permitted. The Company will implement the requirements of SFAS No. 123 in 1996 and intends to only adopt the disclosure provisions of this statement.

NOTE 11 -- RELATED PARTY TRANSACTIONS
    Loans are made to executive officers, directors and their affiliates, subject to approval by the Directors' Loan Committee and the Board of Directors. An analysis of total loans to related parties for the year ended December 31, 1995 is shown as follows:

                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Balance, January 1, 1995................................................       $    2,987
Additions...............................................................            1,040
Repayments..............................................................           (1,830)
                                                                                  -------
Balance, December 31, 1995..............................................       $    2,197
                                                                                  -------
                                                                                  -------

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 12 -- COMMITMENTS AND CONTINGENT LIABILITIES
    The Company leases the facilities from which it operates all of its activities. Future minimum lease commitments under all non-cancelable operating leases as of December 31, 1995 are as follows (includes lease payments for a branch location currently under construction, estimated to open in April 1996):

                                                                                  1995
                                                                          ---------------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
1996....................................................................        $     786
1997....................................................................              863
1998....................................................................              842
1999....................................................................              806
2000....................................................................              814
Thereafter..............................................................            2,384
                                                                                  -------
Total...................................................................        $   6,495
                                                                                  -------
                                                                                  -------

    During 1995, the Company entered into a twelve year operating lease contract for an additional branch location in Palo Alto, California, which will commence upon completion of construction and occupying the building. Annual lease payments will be approximately $198,000.

    Total rent expense was approximately $724,000, $589,000 and $475,000 for 1995, 1994 and 1993, respectively.

    In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. At December 31, 1995, commitments to fund loans and outstanding standby letters of credit were approximately $100.2 million and $2.2 million, respectively. The Bank's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, no losses are anticipated as a result of these commitments.

    Loan commitments which typically have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $59.7 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relate primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Bank evaluates each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

    Stand-by letters of credit are conditional commitments written by the Bank to guarantee the performance of a client to a third party. These guarantees are issued primarily relating to purchases of inventory by the Bank's commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Bank accordingly uses evaluation and collateral requirements similar to those for loan commitments. Virtually all such commitments are collateralized.

    In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 12 -- COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    In July 1995, the Company settled a lawsuit for $1,080,000 (net of tax) which alleges that the Company did not perform its fiduciary duties and, as a result, the trust incurred losses on real estate investments that were purchased. The Company believes that insurance coverage for this settlement is available to the Company under various insurance policies and the Company is currently in the process of pursuing recovery under these policies. However, due to the uncertainty associated with the recovery, the Company reflected the $1,080,000 expense of the legal settlement in 1995 earnings.

NOTE 13 -- REGULATORY MATTERS
    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1995, the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1995, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that determination that management believes have changed the Bank's category. The Company's 1995 and 1994 capital ratios are as follows;

                                                                                                      UNDER PROMPT
                                                                          FOR CAPITAL ADEQUACY     CORRECTIVE ACTION
                                                                                PURPOSE               PROVISIONS:
                                                  ACTUAL                 ----------------------  ----------------------
                                                  AMOUNT       RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                                 ---------  -----------  ---------  -----------  ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
As of December 31, 1995:
  Total Capital (to Risk Weighted Assets.......  $  24,214      11.91%   $  16,285       8.00%   $  20,331      10.00%
  Tier I Capital (to Risk Weighted Assets......  $  18,672       9.18%   $   8,135       4.00%   $  12,199       6.00%
  Tier I Capital (to Average Assets)...........  $  18,672       7.78%   $   9,196       4.00%   $  11,495       5.00%
As of December 31, 1994
  Total Capital (to Risk Weighted Assets.......  $  20,955       12.0%   $  13,855       8.00%   $  17,318      10.00%
  Tier I Capital (to Risk Weighted Assets......  $  18,037      10.83%   $   6,662       4.00%   $   9,993       6.00%
  Tier I Capital (to Average Assets)...........  $  18,037       8.39%   $   8,599       4.00%   $  10,749       5.00%

NOTE 14 -- RESTRICTIONS ON SUBSIDIARY TRANSACTIONS
    One of the principal sources of cash for the Company is dividends from its subsidiary Bank. Total dividends which may be declared by the Bank without receiving prior approval from regulatory

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 14 -- RESTRICTIONS ON SUBSIDIARY TRANSACTIONS (CONTINUED) authorities are limited to the lesser of the Bank's retained earnings or the net income of the Bank for the latest three fiscal years, less dividends previously declared during that period. Under these restrictions and considering minimum regulatory capital requirements, the Bank is able to declare dividends not exceeding $2,076,000 as of December 31, 1995.

    The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Bank is prohibited from lending to the Company unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Bank are limited to 10% of the Bank's shareholders' equity, or a maximum of $1,765,000 at December 31, 1995. No such advances were made during 1995 or exist as of December 31, 1995.

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 15 -- PARENT ONLY FINANCIAL STATEMENT
    The financial statements of Cupertino National Bancorp (parent company only) follow:

                            PARENT COMPANY ONLY BALANCE SHEETS
                            (DOLLARS IN THOUSANDS) DECEMBER 31,                                1995       1994
- -------------------------------------------------------------------------------------------  ---------  ---------
Assets
  Cash and cash equivalents................................................................  $     898  $     883
  Investment in CNB........................................................................     17,650     16,851
  Subordinated debentures purchased by CNB.................................................      3,000          0
  Other assets.............................................................................        126        305
                                                                                             ---------  ---------
Total......................................................................................  $  21,674  $  18,039
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Liabilities and shareholders' equity:
  Subordinated debt........................................................................  $   3,000  $       0
  Other liabilities........................................................................          2          2
                                                                                             ---------  ---------
Total liabilities..........................................................................      3,002          2
Shareholders' equity
  Common stock.............................................................................     17,680     14,901
  Retained earnings........................................................................        992      3,136
                                                                                             ---------  ---------
Total shareholders' equity.................................................................     18,672     18,037
                                                                                             ---------  ---------
Total liabilities and shareholders' equity.................................................  $  21,674  $  18,039
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                    PARENT COMPANY ONLY STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS) YEARS ENDED DECEMBER 31,                       1995       1994       1993
- -------------------------------------------------------------------------------------  ---------  ---------  ---------
Income:
  Interest income....................................................................  $      34  $      17  $      14
  Other income.......................................................................         10         14         12
                                                                                       ---------  ---------  ---------
Total................................................................................         44         31         26
                                                                                       ---------  ---------  ---------
Expenses:
  Occupancy and equipment............................................................        441        410        384
    Less rentals received from the Bank..............................................       (441)      (409)      (384)
                                                                                       ---------  ---------  ---------
    Net occupancy and equipment......................................................     --              1     --
    Other expense....................................................................         48         46         20
                                                                                       ---------  ---------  ---------
Total................................................................................         48         47         20
                                                                                       ---------  ---------  ---------
Income before taxes and equity in undistributed net income of the Bank...............         (4)       (16)         6
Income tax expense...................................................................     --         --              2
                                                                                       ---------  ---------  ---------
Income (loss) before equity in undistributed net income of the Bank..................         (4)       (16)         4
Equity in undistributed net income of the Bank.......................................        317      1,379        876
Net Income...........................................................................  $     313  $   1,363  $     880
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 15 -- PARENT ONLY FINANCIAL STATEMENT (CONTINUED)

                  PARENT COMPANY ONLY STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS) YEARS ENDED DECEMBER 31,                     1995       1994       1993
- --------------------------------------------------------------------------------  ---------  ---------  ---------
Cash flows -- operating activities:
  Net income....................................................................  $     313  $   1,363  $     880
  Reconciliation of net income to net cash from operations:
    Equity in undistributed net income of the Bank..............................       (317)    (1,379)      (876)
    Net change in other assets..................................................         28       (205)      (100)
    Net change in other liabilities.............................................     --            (41)    --
                                                                                  ---------  ---------  ---------
Operating cash flows, net.......................................................         24       (262)       (96)
                                                                                  ---------  ---------  ---------
Cash flows -- investing activities:
  Principal repayment of loans receivable.......................................        150     --         --
  Purchase of subordinated debentures by CNB....................................     (3,000)    --         --
  Capital contribution to the Bank..............................................       (425)    --         --
                                                                                  ---------  ---------  ---------
Investing cash flows, net.......................................................     (3,275)    --         --
                                                                                  ---------  ---------  ---------
Cash flows -- financing activities:
  Proceeds from issuance of subordinated debt...................................      3,000     --         --
  Proceeds from exercise of stock options and employee stock purchases..........        593        613        169
  Cash paid in lieu of fractional shares on stock dividends.....................         (3)        (2)        (4)
  Payment of cash dividends.....................................................       (324)      (156)    --
                                                                                  ---------  ---------  ---------
Financing cash flows, net.......................................................      3,266        455        165
                                                                                  ---------  ---------  ---------
Net increase in cash and cash equivalents.......................................         15        193         69
Cash and cash equivalents at the beginning of the year..........................        883        690        621
                                                                                  ---------  ---------  ---------
Cash and cash equivalents at the end of the year................................  $     898  $     883  $     690
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                           CUPERTINO NATIONAL BANCORP

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 16 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
    The estimated fair value of financial instruments of the Company as of December 31, 1995 and 1994 are as follows:

                                                                   1995                      1994
                                                                 CARRYING                  CARRYING
                                                                  AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                                -----------  -----------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents...................................  $    29,107  $    29,107  $    19,726  $    19,726
  Investment securities.......................................       57,049       57,481       60,506       58,190
  Loans, net..................................................      160,693      160,854      130,239      130,000
  Loans held for sale.........................................      --           --             5,383        5,383
                                                                -----------  -----------  -----------  -----------
    Total loans, net..........................................      160,693      160,854      135,622      135,383
                                                                -----------  -----------  -----------  -----------
Financial liabilities:
  Deposits:
    Demand, non-interest bearing..............................       58,986       58,986       53,880       53,880
    NOW.......................................................       10,158       10,158        8,331        8,331
    Money Market Demand Accounts..............................      114,021      114,021       73,623       73,623
    Savings...................................................        7,995        7,995        5,951        5,951
    Other time certificates...................................       17,830       17,823       19,417       19,410
  Time certificates, $100 and over............................       27,104       27,094       25,520       25,513
                                                                -----------  -----------  -----------  -----------
    Total deposits............................................      236,094      236,077      186,722      186,708
Subordinated debt.............................................        3,000        3,000      --           --
Short term borrowings.........................................      --           --            17,256       17,256
                                                                -----------  -----------  -----------  -----------

    CASH AND CASH EQUIVALENTS

    The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

    SECURITIES

    Fair values for investment securities are based on quoted market prices.

    LOANS

    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    DEPOSIT LIABILITIES AND BORROWINGS

    The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities.

                       Report of Independent Accountants

The Board of Directors and Shareholders,
Cupertino National Bancorp:

    We have audited the accompanying consolidated balance sheets of Cupertino National Bancorp and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of operations, shareholders' equity and cash flows of Cupertino National Bancorp & Subsidiary for the year ended December 31, 1993 were audited by other auditors whose report dated January 18, 1994 expressed an unqualified opinion on those statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cupertino National Bancorp and Subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand, L.L.P.
Coopers & Lybrand, L.L.P.
San Francisco, California
January 26, 1996

                        BOARD OF DIRECTORS AND OFFICERS

BOARD MEMBERS

C. Donald Allen
President and Chief Executive Officer
Cupertino National Bancorp
Chairman of the Board and
Chief Executive Officer
Cupertino National Bank & Trust

David K. Chui
President and Chief Executive Officer
PANCAL (commercial and residential
real estate)

Carl E. Cookson
Chairman of the Board
Santa Clara Land Title Company
(title insurance)

Jerry R. Crowley
Chairman and Chief Executive Officer
Treehouse, Ltd. (venture capital)

Janet M. DeCarli
Broker
Cornish & Carey Realtors
(residential and commercial real estate)

John M. Gatto
Chairman of the Board
Cupertino National Bancorp and
Chairman of the Executive Committee
Cupertino National Bank & Trust
Architect
Maria Enterprises
(real estate development)

William H. Guengerich
Private investor

James E. Jackson
Attorney at Law
Jackson, Abdalah, Rodriguez & Wong

Rex D. Lindsay
Vice Chairman of the Board
Cupertino National Bancorp and
Cupertino National Bank & Trust
Rancher and private investor

Glen McLaughlin
Chairman of the Board
Venture Leasing Associates
(general equipment leasing)

Norman Meltzer
Real estate developer, Retired

Dick J. Randall
Rancher and private investor

Dennis W. Whittaker
President
Whittaker Insurance Agency, Inc.
(personal and commercial
insurance sales)

OFFICERS

C. Donald Allen
President and Chief Executive Officer
Cupertino National Bancorp
Chairman of the Board and
Chief Executive Officer
Cupertino National Bank & Trust

Kenneth D. Brenner
Executive Vice President
Sales and Marketing
Manager, Palo Alto Office

David R. Hood
Executive Vice President
Senior Lending Officer

Hall Palmer
Executive Vice President
Senior Trust Officer

Steven C. Smith
Executive Vice President,
Chief Operating Officer
Cupertino National Bancorp and
Cupertino National Bank & Trust

Colleen Carlsted
Senior Vice President, Manager
Commercial Loans

Raul Galano
Senior Vice President, Manager
Trust Operations

Nord Hastings
Senior Vice President
Chief Credit Officer

Donald McMullen
Senior Vice President
Manager, Commercial Loans

Daniel R. Michener
Senior Vice President, Manager
Venture Lending and Asset Based Lending

Jeffrey Whalen
Senior Vice President,
Business Development
Manager, San Jose Office

Heidi R. Wulfe
Senior Vice President, Chief Financial
Officer, Cupertino National Bancorp
and Cupertino National Bank & Trust

Janice K. Alder
Vice President, Commercial Loans

Ralph W. Barnett
Vice President, Manager
SBA Loans

Julie Bellestri
Vice President, Manager
Emerson Office

Karen L. Blase
Vice President, Manager
MIS

Cathy Colgan
Vice President, Senior
Trust Officer

Benner Davenport
Vice President, Trust Officer

Michael David
Vice President
Business Development, Venture Lending

Daniel Duarte
Vice President, Manager Consumer
Lending and Special Assets

Cecilia K. Fu
Vice President, Manager
Construction Loans

Cheryl Howell
Vice President, Senior Trust Officer

Madalyn A. Knittle
Vice President, Manager
Human Resources

Jon Krogstad
Vice President, Venture Lending

Joan Leis
Vice President, Cashier

William McKinley
Vice President, Commercial Loans

Robert Mazza
Vice President, Construction Loans

Ruth Matosich
Vice President, Manager
Note Department

Tammy Okuda
Vice President, Commercial Loans

Stella PeBenito
Vice President, Trust Investment Officer

Robert ProFaca
Vice President, Commercial Loans

Debra Reed
Vice President, Senior Trust Officer

Addy D. Soreco
Vice President, Commercial Loans

Helen Craig Titus
Vice President, Senior Trust Officer

Nannette Walton
Vice President, Asset Based Lending

                              CORPORATE DIRECTORY
STOCK MARKET MAKERS

    Cupertino National Bancorp's common stock is traded on the NASDAQ National Market System under the symbol CUNB. The newspaper abbreviation is CupNBk.

Marc Arnett
Hoefer & Arnett
San Francisco, California
(800) 346-5544

Ron Lohbeck
Sutro & Co.
San Jose, California
(408) 292-2442

Mark T. Curtis
Smith Barney
Palo Alto, California
(415) 493-5300

Frank Seay
Dean Witter Reynolds, Inc.
San Jose, California
(408) 286-6060

Phillip Hage
Van Kasper & Company
San Francisco, California
(415) 391-5600

Scott Burford or Randall Kinoshita
Burford Capital/GBS Financial
La Crescenta, California
(800) 765-5558

Legal Counsel
Gray, Cary, Ware & Freidenrich
Palo Alto, California

Certified Public Accountants
Coopers & Lybrand, L.L.P.
San Francisco, California

SHAREHOLDER RELATIONS

    A copy of Cupertino National Bancorp's Form 10K annual report, filed with the Securities and Exchange Comission, is available without charge. Requests for Form 10K or other shareholder information should be directed to: Shelly Binnebose Assistant Corporate Secretary Cupertino National Bancorp 20230 Stevens Creek Boulevard Cupertino, California 95014 Telephone (408) 725-2347 FAX (408) 996-0657

Registrar and Transfer Agent
U.S. Stock Transfer Corporation
1745 Gardena Avenue, 2nd Floor
Glendale, California 92104
(818) 502-1404

Corporate and Bank
Headquarters
20230 Stevens Creek Boulevard
Cupertino, California 95014
Telephone (408) 996-1144
FAX (408) 996-0657

San Jose Office
60 South Market Street
San Jose, California 95113
Telephone (408) 286-1595
FAX (408) 971-4233

Palo Alto Square Office
3 Palo Alto Square
Palo Alto, California 94306
Telephone (415) 852-0300
FAX (415) 493-6662

Emerson Office
400 Emerson Street
Palo Alto, California 94301
Telephone (415) 833-1400
FAX (415) 473-1326

Related Financial Services
Small Business Administration
Real Estate Construction
Consumer Lending
Cupertino, California 95014
Telephone (408) 996-1144
FAX (408) 996-0657

Venture Lending
Asset Based Lending
3 Palo Alto Square
Palo Alto, California 94306
Telephone (415) 813-8319
FAX (415) 843-6969

The Trust Group
400 Emerson Street
Palo Alto, California 94301
Telephone (415) 833-1400
FAX (415) 473-1326

                                     [LOGO]
                              EQUAL HOUSING LENDER
                                     [LOGO]

                        CUPERTINO NATIONAL BANK & TRUST
                        Corporate and Bank Headquarters
                         20230 Stevens Creek Boulevard
                          Cupertino, California 95014
                            Telephone (408) 996-1144
                               FAX (408) 996-0657

                                   APPENDIX D

              CALIFORNIA CORPORATIONS CODE, SECTIONS 1300 -- 1304

SECTION 1300.  CORPORATE PURCHASE OF DISSENTING SHARES

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  NOTICE TO DISSENTING SHAREHOLDERS; DEMAND FOR PURCHASE OF SHARES

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  SHAREHOLDER CERTIFICATES OR NOTICE; TIME LIMIT FOR SUBMISSION

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE; INTEREST; FILING OF AGREEMENTS; TIME FOR PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING OR TO DETERMINE FAIR MARKET VALUE

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                   APPENDIX E


                                                              September 23, 1996


Board of Directors
Mid-Peninsula Bancorp
420 Cowper Street
Palo Alto, CA 94301

Dear Sirs and Madam:

    Mid-Peninsula Bancorp ("Mid-Peninsula") and Cupertino National Bancorp ("Cupertino") have entered into an Agreement and Plan of Reorganization and Merger dated as of June 5, 1996 (the "Agreement"), providing for the merger of Cupertino with and into Mid-Peninsula (the "Merger"). Pursuant to the Agreement, Mid-Peninsula will change its name to Greater Bay Bancorp and each share of Cupertino common stock, no par value per share (the "Cupertino Common Stock"), will be converted into .81522 of a share of Greater Bay Bancorp common stock (the "Conversion Ratio"), subject to certain adjustments and limitations set forth in the Agreement. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment. You have requested our opinion as to whether the Conversion Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the common stock, no par value per share (the "Mid-Peninsula Common Stock"), of Mid-Peninsula.

    Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Mid-Peninsula in connection with the transaction described above and will receive a fee for our services. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

    In connection with this opinion, we have reviewed certain publicly available financial information concerning Mid-Peninsula and Cupertino and certain internal financial analyses and other information furnished to us by Mid-Peninsula and Cupertino. We have also held discussions with members of senior management of Mid-Peninsula and Cupertino regarding the business and prospects of their respective financial institutions. In addition, we have (i) reviewed the reported price and trading activity of the Mid-Peninsula Common Stock and the Cupertino Common Stock, (ii) compared certain financial and stock market information of Mid-Peninsula and Cupertino, respectively, with similar information of certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement, (iv) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (v) reviewed the potential pro forma impact of the Merger on Mid-Peninsula's financial condition, operating results and per share figures and
(vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

The Board of Directors
Mid-Peninsula Bancorp
September 23, 1996



    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Mid-Peninsula and Cupertino (including, without limitation, projected cost savings and revenue enhancements from the Merger), we have assumed that such information reflects the best currently available estimates and judgments of the respective managements of Mid-Peninsula and Cupertino as to the likely future financial performance of Mid-Peninsula and Cupertino. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Mid-Peninsula or Cupertino, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.


    Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to the Company's shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Conversion Ratio pursuant to the Agreement is fair, from a financial point of view to the holders of Mid-Peninsula Common Stock.

                                          Very truly yours,

                                          ALEX. BROWN & SONS INCORPORATED

                                          By:         /s/ JEAN-LUC SERVAT

                                             -----------------------------------
                                                       Jean-Luc Servat
                                                      MANAGING DIRECTOR

                                   APPENDIX F


September 23, 1996


Board of Directors
Cupertino National Bancorp
20230 Stevens Creek Blvd.
Cupertino, California 95014-2244

Members of the Board:

    We understand that Cupertino National Bancorp, a California corporation (the "Company" or "Cupertino") and Mid-Peninsula Bancorp, a California corporation ("Mid-Peninsula"), have entered into an Agreement and Plan of Merger, dated as of June 5, 1996, as amended (the "Merger Agreement"), pursuant to which, among other things, Cupertino will merge with and into Mid-Peninsula (the "Merger") and Mid-Peninsula will change its name to Greater Bay Bancorp ("Bancorp"). Following the Merger, Cupertino's subsidiary, Cupertino National Bank & Trust, and Mid-Peninsula's subsidiary, Mid-Peninsula Bank, will be wholly-owned subsidiaries of Bancorp. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that (i) each outstanding share of the common stock, no par value (including the associated common stock purchase rights), of Cupertino (the "Cupertino Common Stock") will be converted into the right to receive .81522 (the "Exchange Ratio") of a share of the common stock, no par value, of Bancorp (the "Bancorp Common Stock").

    You have asked for our opinion as investment bankers as to whether the Exchange Ratio is fair to the Company and its shareholders from a financial point of view, as of the date hereof.


    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Mid-Peninsula, including the consolidated financial statements for the three years ended December 31, 1993, December 31, 1994 and December 31, 1995 and interim periods to June 30, 1996 and certain other relevant financial and operating data relating to the Company and Mid-Peninsula made available to us from published sources and from the internal records of the Company and Mid-Peninsula, (ii) reviewed the Merger Agreement and certain related documents provided to us by the Company; (iii) reviewed the Joint Proxy Statement/Prospectus dated the date hereof of the Company and Mid-Peninsula relating to the proposed Merger (the "Proxy Statement"); (iv) reviewed certain historical market prices and trading volumes of the Company Common Stock as reported by the NASDAQ and Mid-Peninsula's stock as reported; (v) compared the Company and Mid-Peninsula from a financial point of view with certain other companies which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected comparable business combinations in the banking industry; (vii) reviewed and discussed with representatives of the management of the Company and Mid-Peninsula, respectively, certain information of a business and financial nature regarding the Company and Mid-Peninsula, furnished to us by them, including financial forecasts and related assumptions of the Company and Mid-Peninsula, (viii) made inquiries regarding and discussed the Merger, the Merger Agreement and other matters related thereto with the Company's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.


    In connection with our review, we have not assumed any obligation to verify independently any of the foregoing information and have relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and Mid-Peninsula provided to us by their respective management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting at the time of preparation the best available estimates and judgments of their respective management as to the future financial performance of the Company and Mid-Peninsula and the cost savings and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger, and that they provide a reasonable basis upon which we can form our opinion. We have not independently verified any assumptions referred to in or implied by the financial forecasts, all of which each respective management has represented to be reasonable. We have also assumed that there have been no material changes in the Company's or Mid-Peninsula's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company and the Merger. We have also assumed that the Proxy Statement will comply in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and that the Proxy Statement and the Merger will comply with all other applicable federal and state statutes, rules and regulations. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms and provisions of the Merger Agreement, without any amendments to, and without any waiver by the Company of, any of the material conditions to its obligations thereunder.

    We have acted as fairness opinion provider to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have not been asked to, and we have not solicted the potential interest by any party in any other business combination with Cupertino, nor have we, in rendering our opinion, considered the potential effects on shareholder value of any other such business combination. In the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have not performed any financial advisory or investment banking services for Mid-Peninsula in the past.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio is fair to the Company and its shareholders from a financial point of view, as of the date hereof.

    This opinion is furnished pursuant to our engagement letter dated May 10, 1996. This opinion is addressed to the Board of Directors of the Company and is not intended to be and shall not be deemed to constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Except as provided in such engagement letter, this opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

Very truly yours,

SUTRO & CO. INCORPORATED

                                   APPENDIX G
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

/X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996 OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

FOR THE TRANSITION PERIOD FROM                TO

COMMISSION FILE NUMBER 0-25034

                             MID-PENINSULA BANCORP
              Exact name of registrant as specified in its charter

        CALIFORNIA                77-0387041
     (State or other           (I.R.S. Employer
     jurisdiction of         Identification No.)
     incorporation or
      organization)

 420 COWPER STREET, PALO            94301
         ALTO, CA
  (Address of principal           (Zip Code)
    executive offices)

Registrant's telephone number, including area code: (415) 323-5150

                                      NONE
- --------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes  /X/       No  / /

    Indicate the number of shares outstanding of each of the registrant's classes of common stock as of the latest practicable date.

                     SHARES OUTSTANDING AT JULY 30,
      CLASS                       1996
- ------------------  ---------------------------------
Common Stock .....                1,635,843

    The Index to Exhibits is located at page 22.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PART I - FINANCIAL INFORMATION
ITEM 1 - FINANCIAL STATEMENTS

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                     ASSETS

                                                                                  JUNE 30, 1996  DECEMBER 31, 1995
                                                                                  -------------  -----------------
                                                                                   (UNAUDITED)       (AUDITED)
                                                                                       (DOLLARS IN THOUSANDS)
Cash and due from banks.........................................................   $    12,024      $    13,304
Federal funds sold..............................................................        36,400           15,700
Investment Securities:
  Available-for-sale, at fair value.............................................        47,855           58,533
  Held-to-maturity, at amortized cost (fair value of $2,412,000 & $838,000 in
   1996 and 1995 respectively)..................................................         2,397              857
Federal reserve bank stock......................................................           430              430
Loans:
  Commercial....................................................................       107,107           92,971
  Real estate -- construction...................................................        15,117            8,783
  Real estate -- other..........................................................        26,197           24,296
  Less deferred loan fees.......................................................          (454)            (448)
                                                                                  -------------  -----------------
  Total loans...................................................................       147,967          125,602
  Less allowance for possible loan losses.......................................        (1,933)          (1,716)
                                                                                  -------------  -----------------
Net loans.......................................................................       146,034          123,886
  Premises and equipment, net...................................................         1,026              995
  Accrued interest and other assets.............................................         5,246            5,030
                                                                                  -------------  -----------------
Total Assets....................................................................   $   251,412      $   218,735
                                                                                  -------------  -----------------
                                                                                  -------------  -----------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Demand, noninterest-bearing...................................................   $    41,764      $    37,077
  Demand, interest-bearing......................................................        10,214           11,926
  Savings and money market......................................................       117,090          102,124
  Time certificates, $100,000 and over..........................................        49,079           36,682
  Other time certificates.......................................................         8,987            7,886
                                                                                  -------------  -----------------
Total deposits..................................................................       227,134          195,695
Accrued interest and other liabilities..........................................         1,480            1,600
                                                                                  -------------  -----------------
Total liabilities...............................................................       228,614          197,295
Shareholders' equity:
  Common stock, no par value -- 6,000,000 shares authorized; 1,628,343 and
   1,571,757 shares issued and outstanding in 1996 & 1995, respectively.........        15,966           15,425
  Unrealized loss on securities available-for-sale, net.........................          (897)            (626)
  Retained earnings.............................................................         7,729            6,641
                                                                                  -------------  -----------------
Total Shareholders' equity......................................................        22,798           21,440
                                                                                  -------------  -----------------
Total Liabilities and Shareholders' equity......................................   $   251,412      $   218,735
                                                                                  -------------  -----------------
                                                                                  -------------  -----------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       ----------------------------  ----------------------------
                                                       JUNE 30 1996   JUNE 30 1995   JUNE 30 1996   JUNE 30 1995
                                                       -------------  -------------  -------------  -------------
                                                                              (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Interest income:
  Loans (including fees).............................  $       3,622  $       3,081  $       7,041  $       5,981
  Investment securities..............................            630            813          1,382          1,359
  Federal funds sold.................................            424            351            709            799
                                                       -------------  -------------  -------------  -------------
Total interest income................................          4,676          4,245          9,132          8,139
Interest expense:
  Demand, interest-bearing...........................             54             56            106            108
  Savings and money market...........................          1,048          1,023          2,075          1,999
  Time certificates, $100,000 and over...............            540            460          1,013            819
  Other time certificates............................            114             92            226            178
                                                       -------------  -------------  -------------  -------------
Total interest expense...............................          1,756          1,631          3,420          3,104
                                                       -------------  -------------  -------------  -------------
Net interest income..................................          2,920          2,614          5,712          5,035
Provision for possible loan losses...................            100             80            220            155
                                                       -------------  -------------  -------------  -------------
Net interest income after provision for possible loan
 losses..............................................          2,820          2,534          5,492          4,880
Noninterest income...................................             97            147            279            242
Noninterest expenses:
  Salaries and employee benefits.....................            978            854          1,932          1,681
  Occupancy and equipment............................            288            241            572            467
  Other..............................................            307            456            608            826
                                                       -------------  -------------  -------------  -------------
Total noninterest expense............................          1,573          1,551          3,112          2,974
                                                       -------------  -------------  -------------  -------------
Income before income taxes...........................          1,344          1,130          2,659          2,148
Income taxes.........................................            550            453          1,088            847
                                                       -------------  -------------  -------------  -------------
Net income...........................................  $         794  $         677  $       1,571  $       1,301
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average common share Equivalents
 outstanding.........................................      1,620,865      1,540,762      1,629,992      1,537,216
Earnings per weighted average share..................  $        0.49  $        0.44  $        0.96  $        0.85
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS ENDED
                                                                                           ----------------------
                                                                                            JUNE 30     JUNE 30
                                                                                              1996        1995
                                                                                           ----------  ----------
                                                                                                (UNAUDITED)
                                                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net income.............................................................................  $    1,571  $    1,301
  Adjustments to reconcile net income to net cash provided by operating activities --
    Loss (gain) on sale of securities....................................................          97          (3)
    Provision for possible loan losses...................................................         220         155
    Depreciation and amortization........................................................         160         142
    Increase in interest receivable......................................................          93        (114)
    Increase in other assets.............................................................        (293)       (205)
    Increase(decrease) in deferred tax benefit...........................................          58         140
    Increase(decrease) in deferred loan fees.............................................           6        (108)
    Decrease in other liabilities........................................................        (120)       (235)
    Amortization of Premium -- Securities................................................         (88)        (78)
                                                                                           ----------  ----------
Net cash provided from operating activities..............................................       1,704         995
                                                                                           ----------  ----------
Cash flows from investing activities:
  Net increase in loans..................................................................     (22,368)     (5,897)
  Purchases of available-for-sale securities.............................................     (11,414)      1,447
  Purchases of held-to-maturity securities...............................................      (1,540)    (25,482)
  Principal payments on available-for-sale securities....................................          25          26
  Sales of available-for-sale securities.................................................       5,490      --
  Maturities/calls of available-for-sale securities......................................      16,045      --
  Maturities/calls of held-to-maturity securities........................................      --           1,000
  Additional investment in other real estate owned.......................................      --            (476)
  Purchase of life insurance policy......................................................        (297)     (2,235)
  Capital expenditures, net..............................................................        (191)        (97)
                                                                                           ----------  ----------
Net cash used by investing activities....................................................     (14,250)    (31,714)
                                                                                           ----------  ----------
Cash Flows from financing activities:
  Net increase in deposits...............................................................      31,526      20,814
  Dividends paid.........................................................................        (640)       (306)
  Stock options exercised................................................................       1,080          21
                                                                                           ----------  ----------
Net cash provided by (used) by financing activities......................................      31,966      20,529
                                                                                           ----------  ----------
Net increase in cash and equivalents.....................................................      19,420     (10,190)
Cash and cash equivalents at beginning of period.........................................      29,004      35,196
                                                                                           ----------  ----------
Cash and cash equivalents at end of period...............................................  $   48,424  $   25,006
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Supplemental disclosures:
Income taxes paid........................................................................  $      760  $    1,135
Interest paid............................................................................  $    3,420  $    3,130

                      MID-PENINSULA BANCORP AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                                  (UNAUDITED)

NOTE 1 -- DESCRIPTION OF BUSINESS
    Mid-Peninsula Bancorp is a California corporation organized in 1984 under the name San Mateo County Bancorp ("San Mateo") to act as the bank holding company of San Mateo County National Bank which subsequently changed its name to WestCal National Bank ("WestCal") in 1991. In 1994, WestCal was merged with and into Mid-Peninsula Bank, a California state licensed bank organized in 1987 (the "Bank") in a transaction in which the Bank survived and became the wholly-owned subsidiary of San Mateo, and San Mateo concurrently changed its name to Mid-Peninsula Bancorp (the "Company").

    The headquarters of the Company and the Bank is located in Palo Alto, California and the Bank conducts its banking business through its offices in Palo Alto, San Mateo and San Carlos, California. Other than holding the shares of the Bank, the Company conducts no significant activities, although it is authorized, with the prior approval of the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Company's principal regulator, to engage in a variety of activities which are deemed closely related to the business of banking.

    The Bank engages in general commercial banking emphasizing small and medium-sized businesses, and professionals located in its market area in and adjacent to the San Francisco Peninsula from Los Altos and Mountain View on the South to Daly City on the North and offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial loans, including short-term loans for businesses and professionals, personal loans, and real estate secured loans, which generally do not include long-term mortgage loans. The Bank offers traveler's checks, safe deposit boxes, notary public, customer courier and other customary bank services. The Bank is a member of the STAR System ATM network and, through this system, offers ATM access at numerous locations.

NOTE 2 -- BASIS OF PRESENTATION
    In the opinion of the Company, the unaudited condensed consolidated financial statements, prepared on the accrual basis of accounting, contain all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the financial position of the Company and subsidiary at June 30, 1996 and December 31, 1995, and the results of its operations for the quarter and year-to-date periods ended June 30, 1996 and 1995.

    Certain information and footnote disclosures normally presented in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The results of operations for the quarter and year-to-date periods ended June 30, 1996 are not necessarily indicative of the operating results for the full year ending December 31, 1996.

NOTE 3 -- CONSOLIDATION
    The accompanying consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiary, Mid-Peninsula Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

NOTE 4 -- PER SHARE DATA
    Earnings per common share are calculated by dividing net income by the weighted average shares of common stock outstanding during the year plus the effect, when dilutive, of stock options. The weighted average shares outstanding for the quarters ended June 30, 1996 and 1995 were 1,620,865 and 1,524,806 respectively.

                      MID-PENINSULA BANCORP AND SUBSIDIARY
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
                                  (UNAUDITED)

NOTE 5 -- RECLASSIFICATIONS
    Certain amounts in the accompanying 1995 consolidated condensed financial statements have been reclassified to conform with the 1996 consolidated condensed financial statements presentation.

NOTE 6 -- CASH DIVIDEND
    The company paid a quarterly cash dividend of $0.15 per share on July 12, 1996 to shareholders of record on June 28, 1996.

ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      MID-PENINSULA BANCORP AND SUBSIDIARY

OVERVIEW OF CHANGES IN THE FINANCIAL STATEMENTS

    Total assets were $251,412,000 at June 30, 1996, an increase of $32,677,000 or 15% over total assets of $218,735,000 at December 31, 1995. From December 31, 1995 to June 30, 1996, total loans increased $22,365,000 (18%), held-to-maturity securities increased $1,540,000 (180%), available-for-sale securities decreased $10,678,000 (18%), federal funds sold increased $20,700,000 (132%), while cash, premises and other assets had a net decrease of $1,033,000 (5%). The substantial decrease in investment securities was due in part to the increase in total loans and the increase of federal funds sold. The increase in asset size was funded primarily from a $31,439,000 (16%) increase in deposits, a $1,358,000 (6%) increase in shareholders' equity, offset by a $120,000 (8%) decrease in other liabilities. The Bank's loan to deposit ratio increased from 64.18% at December 31, 1995 to 65.15% at June 30, 1996.

LOANS

    Total outstanding commercial loans were $107,107,000 at June 30, 1996 compared to $92,971,000 at December 31, 1995, an increase of $14,136,000 (15%).
Real estate construction loans increased $6,334,000 (72%) to $15,117,000 at June 30, 1996 compared to $8,783,000 at December 31, 1995, while other real estate loans increased $1,901,000 (8%) to $26,197,000 at June 30, 1996 compared to $24,296,000 at December 31, 1995. The Company lends primarily to small and medium-sized businesses within its market area which is the San Francisco Peninsula limited by Mountain View to the south and Daly City to the north. The majority of the Company's loan portfolio consists of unsecured loans and real estate loans to small to medium sized businesses.

    The Company follows the policy of discontinuing the accrual of interest income and reversing any accrued and unpaid interest when the payment of principal or interest is 90 days past due, unless the loan is both well-secured and in the process of collection.

    Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged off when, in the opinion of management, collection appears unlikely. At June 30, 1996, the Company had no non-accrual loans, the same as at December 31, 1995. The Company had no loans that were 90 or more days past due at the close of either period. The ratio of non-performing loans to total loans was 0.00% at June 30, 1996, the same as at December 31, 1995. The Company had no troubled debt or restructured loans, potential problem loans or loan concentrations at June 30, 1996 and December 31, 1995.

    Inherent in the lending function is the fact that loan losses will be experienced and that the risk of loss will vary with the type of loan extended and the creditworthiness of the borrower. To reflect the estimated risks of loss associated with its loan portfolio, additions were made to the Company's allowance for possible loan losses. As an integral part of this process, the allowance for possible loan losses is subject to review and possible adjustment as a result of regulatory examinations conducted by governmental agencies and through management assessments of risk. The Company's entire allowance is a valuation allocation; that is, it has been created by direct charges against operations through the provision for possible loan losses, modified by loan charge-offs and loan recoveries.

    The provision for possible loan losses charged against operations is based upon the actual net loan losses incurred plus an amount for other factors, which in management's judgment deserve recognition in estimating possible loan losses. The Company evaluates the adequacy of its allowance for possible loan losses on an ongoing basis. Periodically, the Company has contracted with outsiders to perform an independent loan review. Both internal and external evaluations take into account the following: specific loan conditions as determined by management, the historical relationship between charge-offs and the level of the allowance, the estimated future loss in all significant loans, known deterioration in concentrations of credit, certain classes of loans or pledged collateral, historical loss experience based on volume and types of loans, the results of any independent review or evaluation of the loan portfolio quality conducted by or at the direction of Company management or by the bank regulatory agencies, trends in delinquencies and non-accruals, lending policies and procedures including those for charge-off, collection and recovery, national and local economic conditions and their effect on specific local industries, and the experience, ability and depth of lending management and staff. These factors are essentially judgmental and may not be reduced to a mathematical formula.

    The ratio of the allowance for possible loan losses to total loans was 1.31% at June 30, 1996 compared to 1.37% at December 31, 1995. The Company provided an additional $220,000 during the first half of 1996 as an additional hedge against possible loan losses in a larger loan portfolio. There were $3,000 in charge-offs during the period. The Company evaluates the allowance for possible loan losses based upon an analysis of specific categories of loans. The adequacy of the allowance is determinable only on an approximate basis since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events. Management then considers the adequacy of the allowance for possible loan losses in relation to the total loan portfolio. Management believes that the allowance for credit losses at June 30, 1996 is adequate, based on information currently available. However, no prediction of the ultimate level of loan charge-offs in future periods can be made with any certainty.

LIQUIDITY MANAGEMENT

    Liquidity represents the ability of the Company to meet the requirements of customer borrowing needs as well as fluctuations in deposit flows. Core deposits, which include demand, interest-bearing demand, savings, money market, and time certificates of deposit under $100,000, provide a relatively stable funding base. Core deposits represented 78% of total deposits at June 30, 1996 compared to 81% of total deposits at year-end 1995. The Company's principal sources of asset liquidity are cash and due from banks, federal funds sold, and unpledged available-for-sale investment securities. At June 30, 1996, these sources totaled $90,279,000 or 39.75% of total deposits compared to $80,032,000 or 40.90% at year-end 1995. In the opinion of management, there are sufficient resources to meet the liquidity needs of the Company at present and foreseeable future levels.

INTEREST RATE SENSITIVITY

    The Company defines interest rate sensitivity as the measure of the relationship between market interest rates and net interest income due to repricing characteristics of assets, liabilities and off-balance sheet instruments. Generally, if assets and liabilities do not reprice at the same time and in equal volumes, the potential for exposure to interest rate fluctuations exists. In order to maximize the net yield on earning assets and maintain the interest rate spread during periods of fluctuating interest rates, management monitors the repricing period of interest earning assets as compared with interest bearing liabilities. The difference between the amount of assets and liabilities that reprice in any given time period is referred to as the interest rate sensitivity gap. While the Company attempts to manage its exposure to interest rate sensitivity, due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if they are less than optimum with respect to the Bank's interest rate exposure.

    The following table sets forth the distribution of repricing opportunities of the Bank's earning assets and interest bearing liabilities as of June 30, 1996, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate gap, the interest rate gap (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate gap ratio. The table sets forth the time periods during which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movement on the net interest margin since the repricing of various categories of assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such periods and at different rates.

REPRICING PERIODS

                                                                    > 1 YEAR
                                    ONE        2-180      181-365     TO 5       OVER      NON-RATE
                                    DAY         DAYS       DAYS       YEARS     5 YEARS   SENSITIVE      TOTAL
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
                                                             (DOLLARS IN THOUSANDS)
Rate Sensitive Assets:
Federal Funds Sold............  $    36,400  $   --      $  --      $  --      $  --      $           $    36,400
Available-For-Sale Inv........       12,118       2,043      5,837     19,213      8,644      --           47,855
Held-to-Maturity Inv..........      --           --            853        541      1,003      --            2,397
Other Investments.............      --           --         --         --            430      --              430
Loans.........................      130,092       6,310      2,731      8,137        184         967      148,421
Loan Loss/Unearned Fees.......      --           --         --         --         --          (2,387)      (2,387)
Cash and Due From Banks.......      --           --         --         --         --          12,024       12,024
Other Assets..................      --           --         --         --         --           6,272        6,272
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
Total Assets..................  $   178,610       8,353      9,421     27,891     10,261      16,876      251,412
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
Rate Sensitive Liabilities and
 Equity:
Deposits
  Demand......................  $   --       $   --      $  --      $  --      $  --      $   41,764  $    41,764
  Interest Checking...........       10,214      --         --         --         --          --           10,214
  MMDA and Savings............      117,090      --         --         --         --          --          117,090
  Time Deposits
    > $100 Million............      --           42,290      6,689        100     --          --           49,079
    < $100 Million............      --            6,438      2,302        247     --          --            8,987
Other Liabilities.............      --           --         --         --         --           1,480        1,480
Shareholders' Equity..........      --           --         --         --         --          22,798       22,798
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
Total Liabilities and
 Equity.......................  $   127,304      48,728      8,991        347     --          66,042      251,412
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
                                -----------  ----------  ---------  ---------  ---------  ----------  -----------
GAP...........................  $    51,306     (40,375)       430     27,544     10,261     (49,166)     --
Cumulative GAP................       51,306      10,931     11,361     38,905     49,166      --          --
Cumulative GAP/Total Assets...        20.41%       4.35%      4.52%     15.47%     19.56%     --          --

CAPITAL RESOURCES

    Capital management is a continuous process of providing adequate capital for current needs and anticipated future growth. Capital serves as a source of funds for the acquisition of fixed and other assets and protects depositors against potential losses. As the Company's assets increase, so do its capital requirements.

    The Board of Governors and the FDIC have adopted risk-based capital guidelines for evaluating the capital adequacy of bank holding companies and banks. The guidelines are designed to make capital requirements sensitive to differences in risk profiles among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform internationally. Under the guidelines, the Company and the Bank are required to maintain capital equal to at least 8.00% of assets and commitments to extend credit weighted by risk, of which at least 4.00% must consist primarily of common equity (including retained earnings) and the remainder may consist of subordinated debt, cumulative preferred stock or a limited amount of loan loss reserves.

    The Board of Governors also adopted a 3.00% minimum leverage ratio for banking organizations as a supplement to the risk-weighted capital guidelines. The leverage ratio is generally calculated using Tier 1 capital (as defined under risk-based capital guidelines) divided by quarterly average net total assets (excluding intangible assets and certain other adjustments). The leverage ratio establishes a limit on the ability of banking organizations, including the Company and the Bank, to increase assets and liabilities without increasing capital proportionately.

    The Board of Governors emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and a composite rating of 1 under the regulatory rating system for banks and 1 under the regulatory rating system for bank holding companies. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong well-run banking organization described above, will be required to maintain minimum capital ranging generally from 100 to 200 basis points in excess of the leverage ratio. The FDIC adopted a substantially similar leverage ratio for state non-member banks.

    On December 19, 1991, the President signed the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA). The FDICIA, among other matters, substantially revises banking regulations and establishes a framework for determination of capital adequacy of financial institutions. Under the FDlCIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) Well Capitalized, consisting of institutions with a total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater and a leverage ratio of 5.00% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) Adequately Capitalized, consisting of institutions with a total risk-based capital ratio of 8.00% or greater, a Tier 1 risk-based capital ratio of 4.00% or greater and a leverage ratio of 4.00% or greater, and the institution does not meet the definition of a well capitalized institution; (3) Undercapitalized, consisting of institutions with a total risk-based capital ratio of less than 8.00%, a Tier 1 risk-based capital ratio of less that 4.00% or a leverage ratio of less than 4.00%; (4) Significantly Undercapitalized, consisting of institutions with a total risk-based capital ratio of less than 6.00%, a Tier 1 risk-based capital ratio of less than 3.00% or a leverage ratio of less than 3.00%; (5) Critically Undercapitalized, consisting of an institution with a ratio off tangible equity to total assets that is equal to or less than 2.00%.

    Financial institutions classified as undercapitalized or below are subject to various limitations including, among other matters, certain supervisory actions by bank regulatory authorities and restrictions related to (i) growth of assets, (ii) payment of interest on subordinated indebtedness, (iii) payment of dividends or other capital distribution, and (iv) payment of management fees to a parent holding company. The FDICIA requires the bank regulatory authorities to initiate corrective action regarding financial institutions which fail to meet minimum capital requirements. Such action may result in orders to, among other matters, augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

    The following table sets forth the Company's risk-weighted and leverage capital ratios as of June 30, 1996 and December 31, 1995. As indicated in the table, the Company's capital ratios significantly exceeded the minimum capital levels required by current federal regulations.

                            RISK BASED CAPITAL RATIO
                                  (UNAUDITED)

                                                                         JUNE 30, 1996           DECEMBER 31, 1995
                                                                    ------------------------  ------------------------
RATIOS                                                                AMOUNT        RATIO       AMOUNT        RATIO
- ------------------------------------------------------------------  -----------  -----------  -----------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Tier 1 capital....................................................  $    22,784      12.15%   $    21,440      14.36%
Tier 1 capital minimum requirement................................  $     7,499       4.00%   $     5,971       4.00%

Total capital.....................................................  $    24,717      13.18%   $    23,156      15.51%
Total capital minimum requirement.................................  $    14,999       8.00%   $    11,944       8.00%

Total risk based assets...........................................  $   187,492               $   149,296

                             LEVERAGE CAPITAL RATIO
                                  (UNAUDITED)

                                                                         JUNE 30, 1996           DECEMBER 31, 1995
                                                                    ------------------------  ------------------------
RATIOS                                                                AMOUNT        RATIO       AMOUNT        RATIO
- ------------------------------------------------------------------  -----------  -----------  -----------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Tier 1 capital to adjusted total assets...........................  $    22,784       9.97%   $    21,440       9.76%
Quarterly average total assets....................................  $   228,568               $   219,783

INFLATION

    The impact of inflation on a financial institution differs significantly from that exerted on manufacturing, or other commercial concerns, primarily because its assets and liabilities are largely monetary. In general, inflation primarily affects the Company indirectly through its effect on market rates of interest, and thus the ability of the Bank to attract loan customers. Inflation affects the growth of total assets by increasing the level of loan demand, and potentially adversely affects the Company's capital adequacy because loan growth in inflationary periods can increase at rates higher than the rate that capital grows through retention of earnings which the Company may generate in the future. In addition to its effects on interest rates, inflation directly affects the Company by increasing the Company's operating expenses. The effect of inflation upon the Company's results of operations was not material for the periods covered by this report.

MERGER

    Mid-Peninsula Bancorp and Cupertino National Bancorp signed an Amended and Restated Agreement and Plan of Reorganization and Merger dated June 26, 1996 (the "Agreement"), whereby Cupertino National Bancorp will merge with and into Mid-Peninsula Bancorp and Mid-Peninsula Bancorp will change its name to Greater Bay Bancorp. Mid-Peninsula Bank and Cupertino National Bank & Trust will operate as wholly-owned subsidiaries of Greater Bay Bancorp and will focus on serving the greater Bay area, including the Peninsula and South Bay markets, through their seven office locations.

    The terms of the Agreement provide for Cupertino National Bancorp shareholders to receive .81522 of a share of Mid-Peninsula Bancorp common stock for each share of Cupertino National Bancorp common stock in a tax-free exchange to be accounted for as a "pooling-of-interests." As part of the Agreement, Mid-Peninsula will list its shares on the Nasdaq National Market, and, concurrent with closing, will be renamed Greater Bay Bancorp. Following the merger, the shareholders of Mid-Peninsula Bancorp will own approximately 51% of the combined company and the shareholders of Cupertino National Bancorp will own approximately 49% of the combined company, giving effect to all outstanding options.

    Greater Bay Bancorp's new Board of directors will consist of five directors from Mid-Peninsula Bancorp and five from Cupertino National Bancorp, with Duncan
L. Matteson (Chairman of Mid-Peninsula Bancorp) and John M. Gatto (Chairman of Cupertino National Bancorp) serving as co-

Chairmen. David L. Kalkbrenner, who will serve as President and Chief Executive Officer of Greater Bay Bancorp, will continue as President and Chief Executive Officer of Mid-Peninsula Bank, and C. Donald Allen will remain as Chairman and Chief Executive Officer of Cupertino National Bank & Trust. Steven C. Smith, the Chief Operating Officer of Cupertino National Bancorp, will serve as Chief Operating Officer and Chief Financial Officer of Greater Bay Bancorp.

    In connection with the Agreement, Mid-Peninsula Bancorp and Cupertino National Bancorp have granted each other options to purchase up to 19.0% of the outstanding shares of each other's common stock under certain circumstances in the event the transaction is terminated. The merger is expected to be completed in the fourth quarter of 1996, subject to shareholder and regulatory approvals.

                             RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1996 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 1995

    Net income of $794,000 for the three months ended June 30, 1996 increased $117,000 or 17% as compared to the $677,000 earned for the same period ended June 30, 1995. The increase in net income for the period was primarily due to an increase in net interest income that was higher than the increases noted in the provision for possible loan losses and operating expenses aided by an increase in non-interest income.

    Net interest income for June 30, 1996 was $2,920,000, compared to $2,614,000 for the same period ended June 30, 1995, an increase of $306,000 or 12%. Net interest income depends primarily on the volume of interest-earning assets and interest-bearing liabilities in relation to the net interest spread (the difference between the yield earned on the Company's interest-earning assets and the interest rate paid on the Company's interest-bearing liabilities) as well as the relative balances of interest-earning assets and interest-bearing liabilities. The smaller the level of interest-earning assets when compared to the level of interest-bearing liabilities, the greater the interest rate spread must be in order to achieve positive net interest income. For the three months ended June 30, 1996, the Company had $221,874,000 of average interest-earning assets compared to $189,217,000 for the same period ended June 30, 1995, an increase of $32,657,000 or 17%. The Company's yield on interest-earning assets for the three months ended June 30, 1996 decreased to 8.56% compared to 8.97% during the comparable period in 1995. The decrease in earnings yield reflects the highly competitive nature of the Bank's market as well as declines in interest rates in the Federal funds and securities markets. Interest income increased $431,000 or 10% for the three months ended June 30, 1996 compared to the same 1995 period due to the increase in average interest-earning assets offset by the decline in earning asset yields.

    Average deposits for the Company for the three months ended June 30, 1996 were $211,649,000, a $31,404,000 or 17% increase compared to the quarter ended June 30, 1995. The Company's average cost of funds for the period ended June 30, 1996 was 3.32% which yielded a net spread of 4.51%. This compares to an average cost of funds of 3.62% and a net spread of 4.74% for the comparable 1995 period. Interest expense of $1,756,000 for the three months ended June 30, 1996 was $125,000 or 8% more than the comparable 1995 period. Net interest income for the period ended June 30, 1996 increased $306,000 or 12% to $2,920,000 and resulted from increased levels of earning assets at higher earning asset yields and deposits at moderately increased levels of interest-bearing expense rates.

    The following table presents, for the periods indicated, the Company's total dollar amount of interest income, on a tax equivalent basis, from average interest-earning assets and the resultant yields, as well as the interest expense of average interest-bearing liabilities and the resultant costs, expressed both in dollars and rates. The table also sets forth the net interest income and the net average earning balances for the periods indicated.

AVERAGE BALANCE SHEET

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                             AVERAGE BALANCE SHEET
                           THREE MONTHS ENDED JUNE 30
                                  (UNAUDITED)

                                                     1996                                      1995
                                   ----------------------------------------  ----------------------------------------
                                     AVERAGE                      AVERAGE      AVERAGE                      AVERAGE
                                     BALANCE       INTEREST      RATE (1)      BALANCE       INTEREST      RATE (1)
                                   -----------  --------------  -----------  -----------  --------------  -----------
                                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Assets:
  Loans..........................  $   143,125  $     3,622(2)      10.12%   $   112,767  $     3,081(2)      10.93%
  Taxable investments............       34,105          493          5.78%        45,405          709          6.25%
  Non-taxable investments........       11,915          208          6.98%         7,589          104          5.48%
  Fed funds sold and other.......       32,729          424          5.18%        23,456          351          5.99%
                                   -----------  --------------      -----    -----------  --------------      -----
Total earning assets.............      221,874  $     4,747          8.56%       189,217  $     4,245          8.97%
                                                --------------                            --------------
                                                --------------                            --------------
Cash and due from banks..........       10,103                                     7,412
Premises and equipment, net......          899                                       931
Other assets (3).................        3,254                                     2,455
                                   -----------                               -----------
Total assets.....................  $   236,130                               $   200,015
                                   -----------                               -----------
                                   -----------                               -----------
Liabilities and Shareholders'
 Equity:
  Deposits:
    Demand with interest.........  $    11,711  $        54          1.84%   $    11,588  $        56          1.93%
    Savings and money market.....      111,093        1,048          3.77%        97,835        1,023          4.18%
    Time deposits > $100,000.....       41,717          540          5.18%        37,241          460          4.94%
    Other time deposits..........        8,922          114          5.11%         7,270           92          5.06%
                                   -----------  --------------      -----    -----------  --------------      -----
Total interest-bearing
 deposits........................      173,443  $     1,756          3.32%       153,934  $     1,631          3.62%
                                                --------------                            --------------
                                                --------------                            --------------
                                   -----------                               -----------
Non-interest deposits............       38,206                                    26,311
Other liabilities................        2,031                                     1,145
                                   -----------                               -----------
Total liabilities................      213,680                                   181,390
Shareholders' equity.............       22,450                                    18,625
                                   -----------                               -----------
Total liabilities and equity.....  $   236,130                               $   200,015
                                   -----------                               -----------
                                   -----------                               -----------
Net interest spread..............                                    4.51%                                     4.73%
Net interest income and margin...               $     2,991                        5.39%                  $   2,614

- ------------------------
(1) Annualized

(2) Loan interest income includes fee income of $187,000 and $156,000 for the quarters ended June 30, 1996 and 1995, respectively

(3) Includes the average allowances for loan losses of $1,875,000 and $1,536,000 and average deferred loan fees of $428,000 and $341,000 for the quarters ended June 30, 1996 and 1995, respectively

    The Company provided $100,000 to the allowance for possible loan losses for the three months ended June 30, 1996 compared to $80,000 for the comparable period in 1995. This modest addition to the allowance recognizes the improvement of the local economy, resulting in a lower level of classified loans and charge-offs.

    Net charge-offs were $3,000 for the three months ended June 30, 1996, compared to net recoveries of $2,000 in the three month period ending June 30, 1995.

    Non-interest income was $97,000 during the period ending June 30, 1996 compared to $147,000 during the comparable period in 1995 due primarily to an investment loss.

    Salaries and benefits expense for the three months ended June 30, 1996 was $978,000, a $124,000 or 15% increase over the comparable period in 1995. This increase includes normal cost of living increases and selective additions to staff to take advantage of a larger, more complex market area and service organization.

    Other non-interest expenses including occupancy expense were $595,000 for the period ended June 30, 1996 compared to $697,000 for the same period in 1995, a $102,000 or 15% decrease due primarily to decreased FDIC insurance premiums.

    Applicable income taxes of $550,000 for the three months ended June 30, 1996 were $97,000 or 21% higher than for the comparable 1995 period. The Company's effective tax rate for the three months ending June 30, 1996 was 41% compared to 40% for the comparable period in 1995.

                             RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 1995

    Net income of $1,571,000 for the six months ended June 30, 1996 increased $270,000 or 21% as compared to the $1,301,000 earned for the same period ended June 30, 1995. The increase in net income for the period was primarily due to an increase in net interest income that was higher than the increases noted in the provision for possible loan losses and operating expenses aided by an increase in non-interest income.

    Net interest income for the six months ended June 30, 1996 was $5,712,000, compared to $5,035,000 for the same period ended June 30, 1995, an increase of $677,000 or 13%. Net interest income depends primarily on the volume of interest-earning assets and interest-bearing liabilities in relation to the net interest spread (the difference between the yield earned on the Company's interest-earning assets and the interest rate paid on the Company's interest-bearing liabilities) as well as the relative balances of interest-earning assets and interest-bearing liabilities. The smaller the level of interest-earning assets when compared to the level of interest-bearing liabilities, the greater the interest rate spread must be in order to achieve positive net interest income. For the six months ended June 30, 1996, the Company had $214,574,000 of average interest-earning assets compared to $184,192,000 for the same period ended June 30, 1995, an increase of $30,382,000 or 16%. The Company's yield on interest-earning assets for the six months ended June 30, 1996 decreased to 8.65% compared to 8.84% during the comparable period in 1995. The decrease in earnings yield reflects the highly competitive nature of the Bank's market as well as declines in interest rates in the Federal funds and securities markets. Interest income increased $993,000 or 12% for the six months ended June 30, 1996 compared to the same 1995 period due to the increase in interest earning assets offset by the decline in earning asset yields.

    Average deposits for the Company for the six months ended June 30, 1996 were $204,318,000, a $29,649,000 or 17% increase compared to the period ended June 30, 1995. The Company's average cost of funds for the period ended June 30, 1996 was 3.35% which yielded a net spread of 4.59%. This compares to an average cost of funds of 3.55% and a net spread of 4.63% for the comparable 1995 period. Interest expense of $3,420,000 for the six months ended June 30, 1996 was $316,000 or 10%
more than the comparable 1995 period. Net interest income for the period ended June 30, 1996 increased $677,000 or 13% to $5,712,000 and resulted from increased levels of earning assets at higher earning asset yields and deposits at moderately increased levels of interest-bearing expense rates.

    The following table presents, for the periods indicated, the Company's total dollar amount of interest income, on a tax equivalent basis, from average interest-earning assets and the resultant yields, as well as the interest expense of average interest-bearing liabilities and the resultant costs, expressed both in dollars and rates. The table also sets forth the net interest income and the net average earning balances for the periods indicated.

AVERAGE BALANCE SHEET

                      MID-PENINSULA BANCORP AND SUBSIDIARY
                             AVERAGE BALANCE SHEET
                            SIX MONTHS ENDED JUNE 30
                                  (UNAUDITED)

                                                         1996                                    1995
                                        --------------------------------------  --------------------------------------
                                          AVERAGE                    AVERAGE      AVERAGE                    AVERAGE
                                          BALANCE      INTEREST     RATE (1)      BALANCE      INTEREST     RATE (1)
                                        -----------  ------------  -----------  -----------  ------------  -----------
                                                              (IN THOUSANDS, EXCEPT PERCENTAGES)
Assets:
  Loans...............................  $   137,555  $   7,041(2)      10.24%   $   111,100  $   5,981(2)      10.77%
  Taxable investments.................       36,646      1,088          5.94%        38,868      1,176          6.05%
  Non-taxable investments.............       12,003        445          7.41%         6,578        183          5.56%
  Fed funds sold and other............       28,370        709          5.00%        27,646        799          5.78%
                                        -----------  ------------      -----    -----------  ------------      -----
Total earning assets..................      214,574  $   9,283          8.65%       184,192  $   8,139          8.84%
Cash and due from banks...............        9,830                                   7,470
Premises and equipment, net...........          909                                     924
Other assets (3)......................        3,255                                   1,522
                                        -----------                             -----------
Total assets..........................  $   228,568                             $   194,108
                                        -----------                             -----------
                                        -----------                             -----------
Liabilities and Shareholders' Equity:
  Deposits:
  Demand with interest................  $    11,438  $     106          1.85%   $    10,814  $     108          2.00%
  Savings and money market............      109,397      2,075          3.79%        95,609      1,999          4.18%
  Time deposits > $100,000............       38,930      1,013          5.20%        33,755        819          4.85%
  Other time deposits.................        8,753        226          5.16%         7,365        178          4.83%
                                        -----------  ------------      -----    -----------  ------------      -----
Total interest-bearing deposits.......      168,518      3,420          4.06%       147,543      3,104          4.21%
                                                     ------------                            ------------
Non-interest deposits.................       35,800                                  27,126
Other liabilities.....................        2,106                                   1,033
                                        -----------                             -----------
Total liabilities.....................      206,424                                 175,702
Shareholders' equity..................       22,144                                  18,406
                                        -----------                             -----------
Total liabilities and equity..........  $   228,568                             $   194,108
                                        -----------                             -----------
                                        -----------                             -----------
Net interest spread...................                                  4.59%                                   4.63%
Net interest income and margin........               $   5,863          5.46%                $   5,035          5.47%
                                                     ------------                            ------------
                                                     ------------                            ------------

- ------------------------
(1) Annualized

(2) Loan interest income includes fee income of $381,000 and $303,000 for six months ended June 30, 1996 and 1995, respectively

(3) Includes the average allowances for loan losses of $1,819,000 and $1,484,000 and average deferred loan fees of $466,000 and $365,000 for the six months ended June 30, 1996 and 1995, respectively

    The Company provided $220,000 to the allowance for possible loan losses for the six months ended June 30, 1996 compared to $155,000 for the comparable period in 1995. This modest addition to the allowance recognizes the improvement of the local economy, resulting in a lower level of classified loans and charge-offs.

    Net charge-offs were $3,000 for the six months ended June 30, 1996, compared to $3,000 net recoveries in the six month period ending June 30, 1995.

    Non-interest income was $279,000 during the period ending June 30, 1996 compared to $242,000 during the comparable period in 1995 due primarily to an increase in service charge income.

    Salaries and benefits expense for the six months ended June 30, 1996 was $1,932,000, a $251,000 or 15% increase over the comparable period in 1995. This increase includes normal cost of living increases and selective additions to staff to take advantage of a larger, more complex market area and service organization.

    Other non-interest expenses including occupancy expense were $1,180,000 for the period ended June 30, 1996 compared to $1,293,000 for the same period in 1995 a $113,000 or 9% decrease due primarily to decreased regulatory expense.

    Applicable income taxes of $1,088,000 for the six months ended June 30, 1996 were $241,000 or 28% higher than for the comparable 1995 period. The Company's effective tax rate for the six months ending June 30, 1996 was 41% compared to 39% for the comparable period in 1995.

                          PART II -- OTHER INFORMATION

ITEM 4 -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    The annual meeting of the Shareholders of Mid-Peninsula Bancorp was held on May 22, 1996 at 5:00 p.m. in the lobby of Mid-Peninsula Bank.

    There were 1,258,538 shares equaling 79% of the outstanding shares represented at the meeting.

    The following 15 incumbent Directors were reelected as Directors, in each case by vote of a majority of the votes cast in the election of directors and there were no nominees in opposition:

Lawrence A. Aufmuth    Helen C. Leong
John F Blokker         George M. Marcus
Allan F. Brown         Duncan L. Matteson
Owen D. Conley         Donald H. Seiler
Murray B. Dey          Warren R. Thoits
Donald L Hammond       Bruce E. Van Alstyne
David L. Kalkbrenner   Edwin E. van Bronkhorst
R. Hewlett Lee

ITEM 6 -- EXHIBITS AND REPORTS ON FORM 8-K

(a) (2.1)  Amended and Restated Agreement and Plan of Reorganization and Merger dated
            June 26, 1996, incorporated by reference from Exhibit 2.1 of Registrant's report on Form 8-K filed with the Commission on July 12, 1996.
    (3.1)  Articles of Incorporation, as amended, incorporated by reference from Exhibit
            3.1 of Registrant's annual Report on Form 10-K for the year ended December
            31, 1994, filed with the Commission on March 30, 1995.
    (3.2)  Bylaws, as amended, incorporated by reference from Exhibit 3.2 to
            Registration Statement No. 33-79798 on Form S-4, filed with the Commission on June 6, 1994.
   (10.1)  Shareholder Agreement pursuant to Amended and Restated Agreement and Plan of
            Reorganization and Merger dated June 26, 1996.
   (10.2)  Form of Affiliate Agreement pursuant to Amended and Restated Agreement and
            Plan of Reorganization and Merger dated June 26, 1996.
   (10.3)  Stock Option Agreements pursuant to Amended and Restated Agreement and Plan of Reorganization and Merger dated June 26, 1996.
   (10.4)  Alex Brown & Sons, Inc. Agreement dated May 28, 1996.
   (27.1)  Financial Data Schedule
   (99.1)  Press Release dated June 19, 1996, incorporated by reference from Exhibit
            99.1 of Registrant's report on Form 8-K, filed with the Commission on July
            12, 1996.

    (b) Form 8-K dated May 22, 1996, filed with the Commission on June 3, 1996.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

                                                MID-PENINSULA BANCORP

July 31, 1996                                         By:       /s/ DAVID L. KALKBRENNER
                                                  -----------------------------------------
                                                             David L. Kalkbrenner
                                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                        (PRINCIPAL EXECUTIVE OFFICER)

July 31, 1996                                          By:         /s/ CAROL H. ROWLAND
                                                  -----------------------------------------
                                                               Carol H. Rowland
                                                           FIRST VICE PRESIDENT AND
                                                           CHIEF FINANCIAL OFFICER
                                                           (PRINCIPAL FINANCIAL AND
                                                             ACCOUNTING OFFICER)

                                                                      APPENDIX H
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

(MARK ONE)
    /X/      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
             THE SECURITIES AND EXCHANGE ACT OF 1934

             For the quarterly period ended June 30, 1996
             OR

    / /      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
             THE SECURITIES AND EXCHANGE ACT OF 1934

                         For the transition period from
                          ------------------------ to
                           ------------------------.

                         Commission file number 0-18015

                            ------------------------

                           CUPERTINO NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)

                 CALIFORNIA                                     33-0060898
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                       Identification No.)

       20230 STEVENS CREEK BOULEVARD,                              95014
           CUPERTINO, CALIFORNIA,
  (Address of principal executive offices)                      (Zip Code)

                                 (408) 996-1144
              (Registrant's telephone number, including area code)
                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes  X     No
    ------------------------------------------
    --------

     Outstanding shares of Common Stock, no par value, as of July 31, 1996:
                                   1,901,352.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           CUPERTINO NATIONAL BANCORP
                                     INDEX
                         PART I. FINANCIAL INFORMATION

Item 1.     Financial Statements
            Consolidated Balance Sheets as of June 30, 1996 and December 31, 1995.....           3
            Consolidated Statements of Income for the Three Months and Six Months
            Ended June 30, 1996 and 1995..............................................           4
            Consolidated Statements of Cash Flows for the Three Months and Six Months
            Ended June 30, 1996 and 1995..............................................           5
            Notes to Consolidated Financial Statements................................           6
Item 2.     Management's Discussion and Analysis of Financial Condition and Results of
            Operations................................................................           7

                                    PART II. OTHER INFORMATION
Items 1-3,
Item 5.     Not applicable
Item 4.     Submission of Matters to a Vote of Security Holders.......................          19
Item 6.     Exhibits and Reports on Form 8-K..........................................          19
            Signatures................................................................          20
            Index to Exhibits.........................................................

PART I. FINANCIAL INFORMATION

                   CUPERTINO NATIONAL BANCORP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1996          1995
                                                                                        -----------  ------------
                                                                                               (UNAUDITED)
                                                                                         (DOLLARS IN THOUSANDS)
Cash and due from banks...............................................................  $    16,419   $   16,207
Federal funds sold....................................................................       11,000       12,900
                                                                                        -----------  ------------
    Cash and cash equivalents.........................................................       27,419       29,107
Investment securities:
  Held to maturity (Market value $46,853 at June 30, 1996; $53,001 at December 31,
   1995)..............................................................................       47,322       52,571
  Available for sale (Cost $1,003 at June 30, 1996; $3,504 at December 31, 1995)......        1,003        3,509
  Other securites.....................................................................        1,002          969
                                                                                        -----------  ------------
    Total investment securities.......................................................       49,327       57,049
Loans:
  Commercial..........................................................................       96,973       88,646
  Real estate-construction and land...................................................       25,744       23,889
  Real estate-term....................................................................       32,131       23,026
  Consumer and other..................................................................       31,542       28,666
  Deferred loan fees and discounts....................................................         (915)        (851)
                                                                                        -----------  ------------
    Loans.............................................................................      185,475      163,376
  Allowance for loan losses...........................................................       (3,043)      (2,683)
                                                                                        -----------  ------------
    Total loans.......................................................................      182,432      160,693
Premises and equipment, net...........................................................        3,232        1,917
Accrued interest receivable and other assets..........................................       11,986       10,333
                                                                                        -----------  ------------
    Total assets......................................................................  $   274,396   $  259,099
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand, noninterest-bearing.........................................................  $    66,263   $   58,986
  NOW.................................................................................       11,514       10,158
  Money Market Demand Accounts........................................................      124,059      114,021
  Savings.............................................................................        8,748        7,995
  Other time certificates.............................................................       13,669       17,830
  Time certificates, $100 and over....................................................       25,886       27,104
                                                                                        -----------  ------------
    Total deposits....................................................................      250,139      236,094
Accrued interest payable and other liabilities........................................        1,274        1,333
Subordinated debentures...............................................................        3,000        3,000
                                                                                        -----------  ------------
    Total liabilities.................................................................      254,413      240,427
Shareholders' equity:
  Preferred stock, no par value: 4,000,000 shares authorized; none issued.............      --            --
  Common stock, no par value: 6,000,000 shares authorized; shares outstanding;
   1,900,342 at June 30, 1996 and 1,808,828 at December 31, 1995......................       18,196       17,680
  Retained earnings...................................................................        1,787          992
                                                                                        -----------  ------------
    Total shareholders' equity........................................................       19,983       18,672
                                                                                        -----------  ------------
      Total liabilities and shareholders' equity......................................  $   274,396   $  259,099
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                 See notes to consolidated financial statements

                   CUPERTINO NATIONAL BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             QUARTER ENDED        SIX MONTHS ENDED
                                                                                JUNE 30,              JUNE 30,
                                                                          --------------------  --------------------
                                                                            1996       1995       1996       1995
                                                                          ---------  ---------  ---------  ---------
                                                                                         (UNAUDITED)
                                                                                    (DOLLARS IN THOUSANDS,
                                                                                    EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest on loans.....................................................  $   4,696  $   4,021  $   9,212  $   7,820
  Interest on investment securities:
    Taxable.............................................................        844        920      1,748      1,837
    Non-taxable.........................................................     --             18     --             36
                                                                          ---------  ---------  ---------  ---------
      Total Investment securities.......................................        844        938      1,748      1,873
  Other interest income.................................................        151        108        239        137
                                                                          ---------  ---------  ---------  ---------
      Total interest income.............................................      5,691      5,067     11,199      9,830
INTEREST EXPENSE:
  Interest on deposits..................................................      1,844      1,625      3,748      2,991
  Other interest expense................................................         87        288        191        655
                                                                          ---------  ---------  ---------  ---------
      Total interest expense............................................      1,931      1,913      3,939      3,646
                                                                          ---------  ---------  ---------  ---------
  Net interest income...................................................      3,760      3,154      7,260      6,184
PROVISION FOR LOAN LOSSES...............................................        265         85        465        516
                                                                          ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses...................      3,495      3,069      6,795      5,668
OTHER INCOME:
  Gain on sale of mortgage loans........................................     --             51     --            137
  Other loan fees.......................................................         34         29         49         48
  Trust Fees............................................................        344        135        653        291
  Gain on sale of SBA loans.............................................        123         45        253        150
  Depositor service fees................................................        121         98        219        138
  Other.................................................................        185         49        262        137
                                                                          ---------  ---------  ---------  ---------
      Total other income................................................        807        407      1,436        901
OPERATING EXPENSES:
  Compensation and benefits.............................................      1,998      1,600      3,698      3,236
  Occupancy and equipment...............................................        489        392        962        788
  Legal settlement & costs..............................................     --          1,700     --          1,700
  Professional services.................................................        248        230        441        435
  FDIC insurance and regulatory assessments.............................         21        135         41        260
  Client services.......................................................         95         91        215        179
  Other real estate, net................................................          6         (7)        30         34
  Other.................................................................        642        459      1,264        896
                                                                          ---------  ---------  ---------  ---------
      Total operating expenses..........................................      3,499      4,600      6,651      7,528
                                                                          ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX.........................................        803     (1,124)     1,580       (959)
  Income tax expense (benefit)..........................................        289       (470)       593       (411)
                                                                          ---------  ---------  ---------  ---------
Net income (loss).......................................................  $     514  $    (654) $     987  $    (548)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------
Net income (loss) per common and common equivalent share................  $    0.25  $   (0.35) $    0.49  $   (0.30)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                   CUPERTINO NATIONAL BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                                           ----------  ----------
                                                                                                (UNAUDITED)
                                                                                           (DOLLARS IN THOUSANDS)
CASH FLOWS -- OPERATING ACTIVITIES:
  Net income (loss)......................................................................  $      987  $     (548)
  Reconciliation of net income to net cash from operations:
    Provision for loan losses............................................................         465         516
    Depreciation and amortization........................................................         344         293
    Accrued interest receivable and other assets.........................................      (1,468)       (894)
    Accrued interest payable and other liabilities.......................................         (60)      1,023
    Net change in deferred loan fees and discounts.......................................          64        (247)
    Proceeds from sales of loans held for sale...........................................       3,501      16,364
    Origination of loans held for sale...................................................      (3,501)    (10,981)
    Other real estate owned, net.........................................................      --              17
                                                                                           ----------  ----------
      Operating cash flows, net..........................................................         332       5,543
CASH FLOWS -- INVESTING ACTIVITIES:
  Maturities of investment securities:
    Held-to-maturity.....................................................................       8,293       6,237
    Available-for-sale...................................................................       2,500      --
  Purchase of investment securities:
    Held-to-maturity.....................................................................      (2,994)     (2,045)
    Available-for-sale...................................................................      --          (2,495)
  Net change in loans....................................................................     (22,485)    (12,400)
  Sale of other real estate owned........................................................      --             358
  Purchase of life insurance policies....................................................      --          (2,257)
  Purchase of premises and equipment, net................................................      (1,703)       (397)
  Other, net.............................................................................          (5)          5
                                                                                           ----------  ----------
        Investing cash flows, net........................................................     (16,394)    (12,994)
CASH FLOWS -- FINANCING ACTIVITIES:
Net change in noninterest-bearing deposits...............................................      14,045       7,206
Net change in interest-bearing deposits..................................................      --          21,223
Net change in short-term borrowings......................................................      --          (8,603)
Stock purchased by employees and stock options exercised.................................         516         289
Cash dividends...........................................................................        (187)       (160)
                                                                                           ----------  ----------
      Financing cash flows, net..........................................................      14,374      19,955
                                                                                           ----------  ----------
Net increase (decrease) in cash and cash equivalents.....................................      (1,688)     12,504
Cash and cash equivalents at beginning of period.........................................      29,107      19,726
                                                                                           ----------  ----------
CASH AND CASH EQUIVALNETS AT END OF PERIOD...............................................  $   27,419  $   32,230
                                                                                           ----------  ----------
                                                                                           ----------  ----------
CASH FLOWS -- SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for:
    Interest on deposits and other borrowings............................................  $    4,192  $    3,459
    Income taxes.........................................................................         870         175
  Non-cash transactions:
    Additions to other real estate owned.................................................         217      --

                See notes to consolidated financial statements.

                   CUPERTINO NATIONAL BANCORP AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements include the accounts of Cupertino National Bancorp ("CUNB" or the "Company") and its subsidiary, Cupertino National Bank & Trust (the "Bank" or "CNB"). These financial statements reflect, in management's opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of CUNB's financial position and the results of its operations and cash flows for the periods presented. Certain amounts for prior periods have been reclassified to conform to current period presentation. The results for the three months and six months ended June 30, 1996 are not necessarily indicative of the results expected for any subsequent period or for the entire year ending December 31, 1996. These financial statements should be read in conjunction with the financial statements included in the 1995 Annual Report to Shareholders.

2. SHARE AND PER SHARE AMOUNTS

    Earnings per common and common equivalent share are calculated based upon the weighted average number of shares outstanding during the period, plus equivalent shares representing the effect of dilutive stock options. The number of shares used to compute earnings per share were 2,013,481 and 1,855,810 for the three months ended June 30, 1996 and 1995, respectively and 2,007,922 and 1,841,400 for the six months ended June 30, 1996 and 1995, respectively.

                   CUPERTINO NATIONAL BANCORP AND SUBSIDIARY
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    CUNB reported net income for the second quarter of 1996 of $514,000, or $.25 per common and common equivalent share, compared to a net loss of $654,000, or $.35 per common and common equivalent share, reported in the second quarter of last year. The net loss in the 1995 second quarter was due to the settlement of litigation that was pending against CUNB. Return on average assets and return on average common equity annualized for the second quarter of 1996 were 0.77% and 10.47%, respectively.

    The earnings for the second quarter of 1995 were adversely effected by an accrual of $1,020,000 (net of tax) for the settlement of trust department litigation and related costs. The Company believes, based on the advice of counsel, that it is probable that insurance coverage for a significant portion of the settlement amount is available under its director and officer insurance policy and its professional liability insurance policy, as well as the errors and omissions policy of its insurance agent. The Company's insurance company has denied the Company's claim for coverage under these policies, and the Company has initiated litigation against the insurance companies who issued the policies as well as the agent from whom the Company obtained such policies. Excluding this charge, second quarter 1995 earnings would have been $366,000.

    For the six months ended June 30, 1996, the Company posted net income of $987,000, or $.49 per common and common equivalent share, compared to a net loss of $548,000, or $.30 per common and common equivalent share, for the comparable period in 1995. The annualized return on average assets and return on average equity for the first six months of 1996 were 0.75% and 10.22%, respectively. Net income for the first quarter of 1995 included approximately $275,000 in non-recurring expenses (net of tax) related to the closing of the Bank's mortgage operations, the costs incurred related to canceled merger discussions, and severance payments to a former executive officer. Excluding the legal settlement charge and related costs, as well as the non-recurring charges from the first quarter, the net income for the six months ended June 30, 1995 would have been $747,000.

    Non-performing assets (including nonaccruing loans, loans 90 days past due and other real estate owned ("OREO")) totaled $3.5 million at June 30, 1996, compared to $3.3 million at December 31, 1995 and $3.6 million at June 30, 1995. The ratio of non-performing assets to total assets was 1.29% at June 30, 1996, compared to 1.29% at December 31, 1995 and 1.47% at June 30, 1995. The Bank's portfolio of classified assets increased to $11.3 million, or 4.29% of total assets at June 30, 1996, from $7.9 million or 3.06% of total assets at December 31, 1995 and $8.7 million or 3.57% of total assets at June 30, 1995. The increase during the first half of 1996 was primarily due to the classification of $2.7 million of commercial and technology loans of three borrowers.

    The reserve for loan losses was $3.0 million at June 30, 1996, compared with $2.7 million at December 1, 1995 and $2.5 million at June 30, 1995. The provision for loan losses was $265,000 for the second quarter of 1996, compared to $200,000 recorded in the first quarter of 1996, and $85,000 recorded in the second quarter of 1995. For the first six months of 1996, the provision for loan losses was $465,000, a decrease of $51,000 from the first half of 1995. Net charge-offs were $105,000 for the first six months of 1996, compared to $980,000 for the first half of 1995. The ratio of the reserve for loan losses to non-performing assets was 86.1% at June 30, 1996 compared with 80.3% at December 31, 1995 and 68.3% at June 30, 1995.

    Shareholders' equity increased $1.3 million to $20.0 million, or 7.29% of assets, at June 30, 1996 from $18.7 million, or 7.21% of assets, at December 31, 1995. The increase was due to net earnings, stock purchased by directors and employees through stock option plans and stock purchased through the Employee Stock Purchase Plan, and was partially offset by a cash dividend payment of $.10 per common share, totaling $187,000, made to shareholders during the second quarter of 1996.

    CUNB's Tier 1 and total risk-based capital ratios were 8.62% and 11.17% at June 30, 1996, respectively, compared with 9.18% and 11.91% at December 31, 1995, respectively. The leverage ratio declined to 7.52% at June 30, 1996 from 7.78% at December 31, 1995. The decline in capital ratios is due to asset growth during 1996. At June 30, 1996, CUNB's risk-based capital and leverage ratios, as well as those of the Bank, exceeded the ratios for a well-capitalized financial institution as defined in FDICIA under the prompt corrective action guidelines. The Company will seek to maintain its well capitalized position to ensure flexibility in its operations.

    CUNB's common stock closed at $14.50 per share on June 30, 1996, representing 138% of the $10.52 book value per common share, compared with $13.50 per share and 129% of the $10.45 book value per common share at March 31, 1996.

MERGER

    Cupertino National Bancorp signed an Amended and Restated Agreement and Plan of Reorganization and Merger dated June 26, 1996 (the "Agreement") whereby Cupertino National Bancorp will merge, in a merger of equals, with and into Mid-Peninsula Bancorp and Mid-Peninsula Bancorp will change it's name to Greater Bay Bancorp ("GBB"). The merger will result in the formation of the largest multi-bank holding company based in the San Francisco Peninsula/South Bay region, and the third-largest publicly traded independent bank holding company in the San Francisco Bay area, with total assets of approximately $500 million and equity of over $40 million. Mid-Peninsula Bank ("MPB") and Cupertino National Bank & Trust ("CNB") will operate as wholly-owned subsidiaries of Greater Bay Bancorp and will focus on serving the greater Bay area, including the Peninsula and South Bay markets, through their seven office locations.

    The terms of the Agreement provide for Cupertino National Bancorp shareholders to receive 0.81522 of a share of Mid-Peninsula Bancorp stock for each share of Cupertino National Bancorp in a tax-free exchange to be accounted for as a "pooling-of-interests." As part of the Agreement, Mid-Peninsula will list its shares on the Nasdaq National Market, and concurrent with closing, will be renamed Greater Bay Bancorp. Following the merger, the shareholders of Mid-Peninsula Bancorp will own approximately 51% of the combined company and the shareholders of Cupertino National Bancorp will own approximately 49% of the combined company, giving effect to all outstanding options.

    Greater Bay Bancorp's new Board of directors will consist of five directors from Cupertino National Bancorp and five from Mid-Peninsula Bancorp, with Duncan
L. Matteson (Chairman of Mid-Peninsula Bancorp) and John M. Gatto (Chairman of Cupertino National Bancorp) serving as co-Chairman. David L. Kalkbrenner, who will serve as President and Chief Executive Officer of Greater Bay Bancorp, will continue as President and Chief Executive Officer of MPB and C. Donald Allen will remain as Chairman and Chief Executive Officer of CNB. Steven C. Smith, the Chief Operating Officer of CNB, will serve as Chief Operating Officer and Chief Financial Officer of GBB. David R. Hood, Executive Vice President and Senior Loan Officer of CNB, will serve as Executive Vice President and Senior Credit Officer of GBB.

    In connection with the Agreement, Cupertino National Bancorp and Mid-Peninsula Bancorp have granted each other options to purchase up to 19.0% of the outstanding shares of each other's common stock under certain circumstances in the event the transaction is terminated. The merger is expected to be completed in the fourth quarter of 1996, subject to shareholder and regulatory approvals.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

    The following table presents the Company's average balance sheet, net interest income and interest rates for the quarterly periods presented:

                                                                                                                 THREE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                           THREE MONTHS ENDED                    THREE MONTHS ENDED            JUNE 30,
                                             JUNE 30, 1996                         MARCH 31, 1996                1995
                                  ------------------------------------  ------------------------------------  -----------
                                                             AVERAGE                               AVERAGE
                                    AVERAGE                   YIELD/      AVERAGE                   YIELD/      AVERAGE
                                  BALANCE (1)   INTEREST       RATE     BALANCE (1)   INTEREST       RATE     BALANCE (1)
                                  -----------  -----------  ----------  -----------  -----------  ----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans (2) (4).................   $ 176,030    $   4,696       10.70%   $ 169,650    $   4,517       10.68%   $ 145,249
  Investment securities, short
   term investments and cash
   equivalents..................      64,660          995        6.17%      62,913          991        6.32%      67,948
                                  -----------  -----------      -----   -----------  -----------      -----   -----------
      Total interest-earning
       assets...................     240,690        5,691        9.48%     232,563        5,508        9.50%     213,197
Noninterest-earning assets......      27,079                                26,259                                17,068
                                  -----------                           -----------                           -----------
  Total Assets                     $ 267,769                             $ 258,822                             $ 230,265
                                  -----------                           -----------                           -----------
                                  -----------                           -----------                           -----------
Interest-bearing liabilities:
  Deposits:
    NOW and MMDA................   $ 126,485        1,147        3.64%   $ 122,248        1,176        3.86%   $  88,998
    Savings deposits............      12,106          115        3.81%      11,720          107        3.66%       4,759
    Time deposits...............      44,824          582        5.21%      47,122          622        5.29%      49,188
                                  -----------  -----------      -----   -----------  -----------      -----   -----------
      Total Deposits............     183,415        1,844        4.03%     181,090        1,905        4.22%     142,945
  Borrowings....................       3,113           87       11.15%       3,504          103       11.79%      18,414
                                  -----------  -----------      -----   -----------  -----------      -----   -----------
      Total interest-bearing
       liabilities..............     186,528        1,931        4.15%     184,594        2,008        4.36%     161,359
                                  -----------  -----------      -----   -----------  -----------      -----   -----------
Noninterest-bearing deposits....      60,088                                54,092                                49,365
Other noninterest-bearing
 liabilities....................       1,456                                 1,095                                 1,202
                                  -----------                           -----------                           -----------
      Total noninterest-bearing
       liabilities..............      61,544                                55,187                                50,567
Shareholders' equity............      19,697                                19,041                                18,339
                                  -----------                           -----------                           -----------
                                  -----------                           -----------                           -----------
      Total liabilities and
       shareholders' equity.....   $ 267,769                             $ 258,822                             $ 230,265
                                  -----------                           -----------                           -----------
                                  -----------                           -----------                           -----------
Net interest income; interest
 rate spread....................                $   3,760        5.33%                $   3,500        5.14%
                                               -----------      -----                -----------      -----
                                               -----------      -----                -----------      -----
Net interest-earning assets; net
 yield (3)......................   $  54,162                     6.27%   $  47,969                     6.04%   $  51,838
                                  -----------                   -----   -----------                   -----   -----------
                                  -----------                   -----   -----------                   -----   -----------


                                                AVERAGE
                                                 YIELD/
                                   INTEREST       RATE
                                  -----------  ----------

Interest-earning assets:
  Loans (2) (4).................   $   4,021       11.10%
  Investment securities, short
   term investments and cash
   equivalents..................       1,046        6.17%
                                  -----------      -----
      Total interest-earning
       assets...................       5,067        9.53%
Noninterest-earning assets......

  Total Assets

Interest-bearing liabilities:
  Deposits:
    NOW and MMDA................         903        4.07%
    Savings deposits............          42        3.54%
    Time deposits...............         680        5.54%
                                  -----------      -----
      Total Deposits............       1,625        4.56%
  Borrowings....................         288        6.27%
                                  -----------      -----
      Total interest-bearing
       liabilities..............       1,913        4.76%
                                  -----------      -----
Noninterest-bearing deposits....
Other noninterest-bearing
 liabilities....................

      Total noninterest-bearing
       liabilities..............
Shareholders' equity............

      Total liabilities and
       shareholders' equity.....

Net interest income; interest
 rate spread....................   $   3,154        4.78%
                                  -----------      -----
                                  -----------      -----
Net interest-earning assets; net
 yield (3)......................                    5.93%
                                                   -----
                                                   -----

- --------------------------
(1) Average balances are computed using an average of the daily balances during the period.

(2) Non-accrual loans are included in the average balance column; however, only collected interest is included in the column.

(3) The net yield on interest-earning assets during the period equals annualized net interest income divided by average interest-earning assets for the period.

(4) Loan fees totaling $338, $316 and $209 are included in loan interest income for the periods ended June 30, 1996, March 31, 1996 and June 30, 1995, respectively.

    The following table presents the dollar amount of certain changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities and the difference attributable to changes in average rates and volumes for the quarterly periods indicated:

                                                                      THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                                         JUNE 30, 1996                      JUNE 30, 1996
                                                                         COMPARED WITH                      COMPARED WITH
                                                                        MARCH 31, 1996                      JUNE 30, 1995
                                                                    FAVORABLE (UNFAVORABLE)            FAVORABLE (UNFAVORABLE)
                                                               ---------------------------------  ---------------------------------
                                                                 VOLUME       RATE       TOTAL      VOLUME       RATE       TOTAL
                                                               -----------  ---------  ---------  -----------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Interest income on loans.....................................   $     170   $       9  $     179   $     826   $    (151) $     675
Interest on investment securities, short-term investments and
 cash equivalents............................................          27         (23)         4         (51)     --            (51)
                                                                    -----         ---  ---------       -----   ---------  ---------
    Change in total interest income..........................         197         (14)       183         775        (151)       624
Interest expense on deposits
  NOW and MMDA...............................................         (39)         68         29        (348)        104       (244)
  Savings deposits...........................................          (4)         (4)        (8)        (70)         (3)       (73)
  Time deposits..............................................          30          10         40          58          40         98
                                                                    -----         ---  ---------       -----   ---------  ---------
                                                                      (13)         74         61        (360)        141       (219)
Interest expense on borrowings...............................          11           5         16         336        (135)       201
                                                                    -----         ---  ---------       -----   ---------  ---------
    Change in total interest expense.........................          (2)         79         77         (24)          6        (18)
                                                                    -----         ---  ---------       -----   ---------  ---------
Increase (decrease) in net interest income...................   $     195   $      65  $     260   $     751   $    (145) $     606
                                                                    -----         ---  ---------       -----   ---------  ---------
                                                                    -----         ---  ---------       -----   ---------  ---------

- ------------------------
(1) In the analysis, the change due to both rate and volume has been allocated proportionately.

    CUNBs net interest income for the second quarter of 1996 was $3.8 million, a $260,000 increase over the first quarter of 1996, and a $606,000 increase over the second quarter of 1995. When compared to the first quarter of 1996, average earning assets increased by $8.1 million, and the net yield on earning assets increased from 6.04% in the first quarter of 1996 to 6.27% in the second quarter of 1996. This was primarily due to the combined impacts of an increase in the volume of interest-earning assets and a decrease in the average rates paid on interest-bearing liabilities. In addition, a portion of the asset growth during the second quarter was funded by noninterest-bearing deposits which resulted in a more favorable effective yield.

    Compared to the second quarter of 1995, average earning assets during the second quarter of 1996 increased by $27.5 million. This was due to increased loan demand since the previous years second quarter. Average loans in the second quarter of 1996 increased by $30.8 million, or 21.2%, over the second quarter of 1995. As the Companys average interest-bearing deposits grew $40.5 million and noninterest-bearing deposits grew by $10.7 million since the 1995 second quarter, the mix of funding sources shifted away from higher cost short-term borrowings in the latter half of 1995. This reduced the cost of funds by 61 basis points from the second quarter of 1995.

    The following tables present the Company's average balance sheet, net interest income and interest rates for the six-month periods presented, as well as the analysis of variances due to rate and volume:

                                                      SIX MONTHS ENDED                     SIX MONTHS ENDED
                                                        JUNE 30, 1996                        JUNE 30, 1995
                                             -----------------------------------  -----------------------------------
                                                                       AVERAGE                              AVERAGE
                                               AVERAGE                 YIELD/       AVERAGE                 YIELD/
                                             BALANCE (1)  INTEREST      RATE      BALANCE (1)  INTEREST      RATE
                                             -----------  ---------  -----------  -----------  ---------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans (2)(4).............................  $   174,219  $   9,212      10.60%   $   143,414  $   7,820      10.94%
  Investment securities, short term
   investments and cash equivalents........       63,786      1,987       6.25%        65,533      2,010       6.15%
                                             -----------  ---------      -----    -----------  ---------      -----
      Total interest-earning assets........      238,005     11,199       9.44%       208,947      9,830       9.43%
Noninterest-earning assets.................       24,919                               15,270
                                             -----------                          -----------
  Total Assets.............................  $   262,924                          $   224,217
                                             -----------                          -----------
                                             -----------                          -----------
Interest-bearing liabilities:
  Deposits:
    NOW and MMDA...........................  $   124,366      2,314       3.73%   $    84,665      1,678       3.97%
    Savings deposits.......................       11,914        222       3.73%         5,247         90       3.44%
    Time deposits..........................       45,973      1,212       5.29%        45,731      1,223       5.36%
                                             -----------  ---------      -----    -----------  ---------      -----
      Total Deposits.......................      182,253      3,748       4.12%       135,643      2,991       4.42%
  Borrowings...............................        3,309        191      11.59%        21,433        655       6.13%
                                             -----------  ---------      -----    -----------  ---------      -----
      Total interest-bearing liabilities...      185,562      3,939       4.26%       157,076      3,646       4.66%
                                             -----------  ---------      -----    -----------  ---------      -----
Noninterest-bearing deposits...............       57,090                               47,722
Other noninterest-bearing liabilities......          903                                1,082
                                             -----------                          -----------
      Total noninterest-bearing
       liabilities.........................       57,993                               48,804
Shareholders' equity.......................       19,369                               18,339
                                             -----------                          -----------
      Total liabilities and shareholders'
       equity..............................  $   262,924                          $   224,219
                                             -----------                          -----------
                                             -----------                          -----------
Net interest income; Interest rate
 spread....................................               $   7,260       5.18%                $   6,184       4.78%
                                                          ---------      -----                 ---------      -----
                                                          ---------                            ---------
Net interest-earning assets; net yield
 (3).......................................  $    52,443                  6.12%   $    51,871                  5.94%
                                             -----------                 -----    -----------                 -----
                                             -----------                 -----    -----------                 -----

- ------------------------
(1) Average balances are computed using an average of the daily balances during the period.

(2) Non-accrual loans are included in the average balance column; however, only collected interest is included in the interest column.

(3) The net yield on interest-earning assets during the period equals annualized net interest income divided by average interest-earning assets for the period.

(4) Loan fees totaling $704 and $395 are included in loan interest income for the periods ended June 30, 1996 and June 30, 1995, respectively.

                                                                                             SIX MONTHS ENDED
                                                                                               JUNE 30, 1996
                                                                                        COMPARED WITH JUNE 30, 1995
                                                                                          FAVORABLE (UNFAVORABLE)
                                                                                      -------------------------------
                                                                                       VOLUME      RATE       TOTAL
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Interest income on loans............................................................  $   1,635  $    (243) $   1,392
Interest on investment securities, short-term investments and cash equivalents......        (55)        32        (23)
                                                                                      ---------  ---------  ---------
Change in total interest income 1,580 (211) 1,369 Interest expense on deposits
  NOW and MMDA......................................................................       (745)       109       (636)
  Savings deposits..................................................................       (124)        (8)      (132)
  Time deposits.....................................................................         (6)        17         11
                                                                                      ---------  ---------  ---------
                                                                                           (875)       118       (757)
Interest expense on borrowings......................................................        795       (331)       464
                                                                                      ---------  ---------  ---------
Change in total interest expense....................................................        (80)      (213)      (293)
                                                                                      ---------  ---------  ---------
Increase (decrease) in net interest income..........................................  $   1,500  $    (424) $   1,076
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    For the six month period ended June 30, 1996, the Company experienced an increase in net interest income of $1.1 million when compared to the first half of 1995. This increase was mainly due to the increased volume in the loan portfolio, the decreased volume in short-term borrowings, and the decreased average rate paid on deposits, partially offset by reduced yields on loans, the increased average rate paid on other borrowings, and the increased volume of interest-bearing deposits. For the first half of 1996, average other borrowings primarily consisted of $3.0 million of subordinated debt which was issued at 11.5% in the Fall of 1995 and qualifies as Tier 2 regulatory capital. For the six months ended June 30, 1996, the Company's net interest spread of 5.18% reflected an increase from 4.78% for the same period in 1995. This was primarily due to the reduction in the Company's cost of deposits.

    The trend of interest rates in the economy has remained flat during 1996; however, there are indications that inflation may be increasing slightly. An increase in inflation will put pressure on the Federal Reserve to increase interest rates. If interest rates rise, CNBs interest rate margin is likely to increase, thereby increasing net interest income.

    The Company provides client services to several of its noninterest-bearing demand deposit customers. The amount of credit available to clients is based on a calculation of their average noninterest-bearing deposit balance, adjusted for float and reserves, multiplied by an earnings credit rate, generally the 90-day Treasury Bill rate. The credit can be utilized to pay for services including messenger service, account reconciliation and other similar services. If the cost of the services provided exceeds the available credit, the customer is charged for the difference.

    The impact of this expense on the Company's net interest spread and net yield on interest earning assets was as follows:

                                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                           JUNE 30,              JUNE 30,
                                                                     --------------------  --------------------
                                                                       1996       1995       1996       1995
                                                                     ---------  ---------  ---------  ---------
Average noninterest-bearing demand deposits........................  $  60,088  $  49,365  $  57,090  $  47,722
Client Service expense.............................................         95         91        215        161
Client Service cost annualized.....................................       0.63%      0.74%      1.51%      1.35%
Impact on Net Yield
- -------------------------------------------------------------------
Net yield on interest earning assets...............................       6.27       5.93%      6.12%      5.94%
Impact of client services..........................................      (0.15)%     (0.17)%     (0.17)%     (0.16)%
                                                                     ---------  ---------  ---------  ---------
Adjusted net yield.................................................       6.12%      5.76%      5.95%      5.78%
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

    The negative impact on the net yield on interest-earning assets is caused by the reduction of net interest income by the cost of client service expenses, which reduces the yield on interest-earning assets. The cost for client service expense has been relatively stable, and reflects the Company's efforts in the management of client service expense.

INTEREST RATE SENSITIVITY

    Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Bank's current portfolio that are subject to repricing at intervals of (a) one day or immediate, (b) two days to six months,
(c) seven to twelve months, (d) one to three years, (e) three to five years, (f) over five years and (g) on a cumulative basis. Allocations of assets and liabilities, including noninterest-bearing sources of funds, to specific periods are based upon management's assessment of contractual or anticipated repricing characteristics. The differences between the volumes of assets and liabilities in these intervals are known as sensitivity gaps. The following table shows interest sensitivity gaps for different intervals at June 30, 1996:

INTEREST SENSITIVITY ANALYSIS
Repricing Periods

                                                                                                                        TOTAL
                                  IMMEDIATE   2 DAYS TO 6    7-12     >1 YEAR TO   >3 YRS TO             TOTAL RATE   NON-RATE
                                   ONE DAY      MONTHS      MONTHS       3 YRS       5 YRS     >5 YRS     SENSITIVE   SENSITIVE
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks........   $  --        $  --       $  --       $  --       $  --      $  --       $  --       $  16,419
Short term investments.........      11,000       --          --          --          --         --          11,000      --
Investment securities..........      --            9,004      --          11,263       8,022     20,036      48,325       1,002
Loans..........................     139,769        2,800       2,089       8,471       4,524     25,516     183,169       3,221
Loan loss reserve/unearned
 fees..........................      --           --          --          --          --         --          --          (3,958)
Other assets...................      --           --          --          --          --         --          --          15,218
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
    Total assets...............   $ 150,769    $  11,804   $   2,089   $  19,734   $  12,546  $  45,552   $ 242,494   $  31,902
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
Liabilities and Equity:
Deposits
  Demand.......................   $  --        $  --       $  --       $  --       $  --      $  --       $  --       $  66,263
  NOW, MMDA, and savings.......     144,321       --          --          --          --         --         144,321      --
  Time deposits................      --           29,310       9,844         380          11         10      39,555      --
Subordinated debt..............       3,000       --          --          --          --         --           3,000      --
Other liabilities..............      --           --          --          --          --         --          --           1,274
Shareholders' equity...........      --           --          --          --          --         --          --          19,983
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
    Total liabilities and
     equity....................   $ 147,321    $  29,310   $   9,844   $     380   $      11  $      10   $ 186,876   $  87,520
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
                                 -----------  -----------  ---------  -----------  ---------  ---------  -----------  ---------
Gap............................   $   3,448    $ (17,506)  $  (7,755)  $  19,354   $  12,535  $  45,542   $  55,618   $ (55,618)
Cumulative Gap.................   $   3,448    $ (14,058)  $ (21,813)  $  (2,459)  $  10,076  $  55,618   $  55,618   $  --
Cumulative Gap/total assets....        1.27%       (5.16)%     (8.01)%      (0.90)%      3.70%     20.42%      20.42%         0%


                                   TOTAL
                                 ---------

Assets:
Cash and due from banks........  $  16,419
Short term investments.........     11,000
Investment securities..........     49,327
Loans..........................    186,390
Loan loss reserve/unearned
 fees..........................     (3,958)
Other assets...................     15,218
                                 ---------
    Total assets...............  $ 274,396
                                 ---------
                                 ---------
Liabilities and Equity:
Deposits
  Demand.......................  $  66,263
  NOW, MMDA, and savings.......    144,321
  Time deposits................     39,555
Subordinated debt..............      3,000
Other liabilities..............      1,274
Shareholders' equity...........     19,983
                                 ---------
    Total liabilities and
     equity....................  $ 274,396
                                 ---------
                                 ---------
Gap............................  $  --
Cumulative Gap.................  $  --
Cumulative Gap/total assets....     --    %

    The management of interest rate sensitivity, or interest rate risk management, is a function of the repricing characteristics of the Bank's portfolio of assets and liabilities. These repricing characteristics are subject to changes in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby reducing the effect of interest rate movements on net interest income.

    Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as "basis risk" and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

    Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity table above. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors, the interest sensitivity gap report may not provide a complete assessment of the Bank's exposure to changes in interest rates.

NON-INTEREST INCOME

    The following table provides details of non-interest income for the previous five quarters.

                                                                                   QUARTER ENDED
                                                      -----------------------------------------------------------------------
                                                       JUNE 30,     MARCH 31,    DECEMBER 31,     SEPTEMBER 30,    JUNE 30,
                                                         1996         1996           1995             1995           1995
                                                      -----------  -----------  ---------------  ---------------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Loan fees...........................................   $      34    $      15      $      11        $      51      $      29
Trust fees..........................................         344          309            241              178            135
Gain on sale of SBA loans...........................         123          130            153               63             45
Depositor service fees..............................         121           98             92               92             98
Gain on sale of mortgage loans......................      --           --             --               --                 51
Other...............................................         185           77             54               67             49
                                                           -----        -----          -----            -----          -----
    Total other income..............................   $     807    $     629      $     551        $     451      $     407
                                                           -----        -----          -----            -----          -----
                                                           -----        -----          -----            -----          -----

    Non-interest income was $807,000 for the second quarter of 1996, an increase of $178,000 from the first quarter of 1996, and of $400,000 from the second quarter of 1995. The increase in the 1996 second quarter from the first quarter of 1996 and from the second quarter of 1995 was primarily due to an increase in trust fee income and to $95,000 in gains realized on warrants received in connection with CNBs Venture Lending group. In the past year, the Company has increased its focus on these two business lines.

    The increase of $535,000 in total noninterest income from the first half of 1995 to the first half of 1996 was also due to increased trust fee income and warrant income.

NON-INTEREST EXPENSE

    The following table provides details of non-interest expense for the previous five quarters:

                                                                              QUARTER ENDED
                                                     ---------------------------------------------------------------
                                                     JUNE 30,    MARCH 31,   DECEMBER 31,   SEPTEMBER 30,  JUNE 30,
                                                       1996        1996          1995           1995         1995
                                                     ---------  -----------  -------------  -------------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Compensation and benefits..........................  $   1,998   $   1,700     $   1,774      $   1,694    $   1,600
Occupancy and equipment............................        489         473           470            430          392
Professional services..............................        248         193           269            277          230
Legal settlement and costs.........................     --          --            --             --            1,700
FDIC insurance and assessments.....................         21          20            62             22          135
Supplies, telephone and postage....................        160         130           117            109          108
Data processing....................................         38          50            42             39           30
Client services....................................         95         120            81             95           91
Other real estate, net.............................          6          24        --                  1           (7)
Other..............................................        444         442           366            315          321
                                                     ---------  -----------  -------------  -------------  ---------
    Total operating expenses.......................  $   3,499   $   3,152     $   3,181      $   2,982    $   4,600
                                                     ---------  -----------  -------------  -------------  ---------
                                                     ---------  -----------  -------------  -------------  ---------

    Total non-interest expenses were $3.5 million for the second quarter of 1996, an increase of $347,000 from the first quarter of 1996, and a decrease of $1.1 million from the second quarter of 1995. The significant decline from the previous years second quarter, as well as from the first half of 1995, is due to the $1.7 million legal settlement expense recorded in the second quarter of 1995.

    Compensation and benefits expense for the second quarter increased by $298,000 when compared to the first quarter of 1996, and by $398,000 from the comparable quarter of 1995. The increase in compensation, occupancy and supplies expense during the second quarter of 1996 and the first half of 1996, from the 1995 second quarter and the 1995 first half, respectively, is primarily due to the opening of the new downtown Palo Alto branch office in June 1996. The decline in FDIC assessment expense of $114,000 from the second quarter of 1995 to the comparable quarter in 1996 reflects the change in assessment rates for banks insured by the Bank Insurance Fund of the FDIC. Total FDIC insurance and assessments declined by $219,000 from the first half of 1995 to the first half of 1996 for the same reason.

INCOME TAX

    The provision for income taxes for the second quarter of 1996 of $289,000 reflects an effective tax rate for the quarter of approximately 36%, compared to a tax benefit recorded for the second quarter of 1995 of $470,000 with an effective tax rate of 42%. The difference was primarily due to the operating loss experienced by the Company in the second quarter of 1995 due to the litigation settlement. CUNB did not require a valuation allowance related to its deferred tax asset.

                              FINANCIAL CONDITION

CAPITAL RATIOS

    The Company's and the Bank's leverage ratio (Tier 1 capital to average quarterly assets) and total risk-based capital ratios were as follows:

                                               JUNE 30, 1996                                 DECEMBER 31, 1995
                               ----------------------------------------------  ----------------------------------------------
                                 TIER 1 CAPITAL TO        TOTAL CAPITAL TO       TIER 1 CAPITAL TO        TOTAL CAPITAL TO
                                      AVERAGE              RISK-WEIGHTED              AVERAGE              RISK-WEIGHTED
                                  QUARTERLY ASSETS             ASSETS             QUARTERLY ASSETS             ASSETS
                               ----------------------  ----------------------  ----------------------  ----------------------
                                BALANCE        %        BALANCE        %        BALANCE        %        BALANCE        %
                               ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                   (DOLLAR IN THOUSANDS)
CNB..........................  $  18,483       6.98%   $  24,341      10.66%   $  17,650       7.36%   $  23,180      11.41%
Well capitalized
 requirement.................     13,234       5.00%      22,838      10.00%      11,989       5.00%      20,318      10.00%
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----
Excess capital...............  $   5,249       1.98%   $   1,503       0.66%   $   5,661       2.36%   $   2,862       1.41%
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----
Cupertino National Bancorp...  $  19,923       7.52%   $  25,814      11.17%   $  18,672       7.78%   $  24,213      11.91%
Well capitalized
 requirement.................     13,243       5.00%      23,115      10.00%      12,000       5.00%      20,331      10.00%
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----
Excess capital...............  $   6,680       2.52%   $   2,699       1.17%   $   6,672       2.78%   $   3,882       1.91%
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----
                               ---------        ---    ---------      -----    ---------        ---    ---------      -----

    In addition, the Company's and the Bank's Tier 1 risk-based capital ratios were 8.62% and 8.09% at June 30, 1996, respectively, compared with 9.18% and 8.69%, respectively, at December 31, 1995, and 9.63% and 9.13%, respectively, at June 30, 1995.

    To be considered well capitalized, as defined under the regulatory framework for prompt corrective action, an institution must have a Tier 1 risk-based capital ratio of 6% or greater, a total risk-based capital ratio of 10% or greater and a leverage ratio of 5% or greater. To be considered adequately capitalized, as defined under the regulatory framework for prompt corrective action, an institution must have a Tier 1 risk-based capital ratio of 4% or greater, a total risk-based capital ratio of 8% or greater and a leverage ratio of 3% or greater. All of the Company's and the Bank's risk-based capital and leverage ratios exceed the ratios for a well capitalized financial institution for all periods presented above.

LIQUIDITY

    Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss, and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the Bank's ability to meet the day-to-day cash flow requirements of the Bank's clients who either want to withdraw funds or require funds to meet their credit needs. Through an Asset/Liability Management Committee, the Bank actively monitors its commitments to fund loans, as well as the composition and maturity schedule of its loan and deposit portfolios. To manage its liquidity, the Bank maintains $20 million in inter-bank Fed Fund purchase lines, as well as $100 million in institutional deposit or brokered deposit lines, and $35 million in reverse repurchase lines.

PROVISION AND RESERVE FOR LOAN LOSSES

    The following schedule details the activity in the Bank's reserve for loan losses and related ratios for each of the last five quarters:

                                                                              QUARTER ENDED
                                                     ---------------------------------------------------------------
                                                     JUNE 30,    MARCH 31,   DECEMBER 31,   SEPTEMBER 30,  JUNE 30,
                                                       1996        1996          1995           1995         1995
                                                     ---------  -----------  -------------  -------------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Reserve for loan losses at beginning of period.....  $   2,907   $   2,683     $   2,522      $   2,454    $   2,359
Provision charged to operations....................        265         200            90             75           85
Loans charged off..................................       (165)     --               (54)           (15)          (4)
Loan recoveries....................................         36          24           125              8           14
                                                     ---------  -----------  -------------  -------------  ---------
Reserve for loan losses at end of period...........  $   3,043   $   2,907     $   2,683      $   2,522    $   2,454
                                                     ---------  -----------  -------------  -------------  ---------
                                                     ---------  -----------  -------------  -------------  ---------
Ratio of:
Reserve for loan losses to loans...................       1.63%       1.67%         1.64%          1.69%        1.70%
Reserve for loan losses to nonperforming assets....      86.08%      84.95%        80.26%         85.67%       68.32%

    The provision for loan losses was $265,000 in the second quarter of 1996, compared to $200,000 in the first quarter of 1996, and to $85,000 in the second quarter of 1995. The provision for loan losses for the first half of 1996 was $465,000 compared to $516,000 in the comparable period in 1995.

    Management considers changes in the size and character of the loan portfolio, changes in non-performing and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the loan loss reserve. The reserve for loan losses was $3.04 million at June 30, 1996, compared with $2.91 million at March 31, 1996, and $2.68 million at December 31, 1995.

    The ratio of the reserve for loan losses to total loans was 1.63% at June 30, 1996, compared with 1.64% at December 31, 1995, and 1.70% at June 30, 1995.
The ratio of the reserve for loan losses to total nonperforming assets, including foreclosed real estate, was 86.08% at June 30, 1996, compared to 80.26% at December 31, 1995 and 68.32% at June 30, 1995.

NON-ACCRUING LOANS, RESTRUCTURED LOANS, ACCRUING LOANS
 PAST DUE 90 DAYS OR MORE AND FORECLOSED PROPERTIES

                                                                              QUARTER ENDED
                                                     ---------------------------------------------------------------
                                                     JUNE 30,    MARCH 31,   DECEMBER 31,   SEPTEMBER 30,  JUNE 30,
                                                       1996        1996          1995           1995         1995
                                                     ---------  -----------  -------------  -------------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Non-accruing loans.................................  $   2,214   $   2,325     $   2,513      $   2,539    $   2,426
Restructured loans.................................     --          --            --             --           --
Accruing loans past due 90 days or more............      1,104         880           830            405        1,166
                                                     ---------  -----------  -------------  -------------  ---------
Total nonperforming loans..........................      3,318       3,205         3,343          2,944        3,592
OREO...............................................        217         217        --             --           --
                                                     ---------  -----------  -------------  -------------  ---------
Total nonperforming assets.........................  $   3,535   $   3,422     $   3,343      $   2,944    $   3,592
                                                     ---------  -----------  -------------  -------------  ---------
                                                     ---------  -----------  -------------  -------------  ---------
Total nonperforming assets to total assets.........       1.29%       1.34%         1.29%          1.23%        1.47%

    Over the past year, total nonperforming assets have remained relatively stable with totals of $3.5 million at June 30, 1996, compared with $3.3 million at December 31, 1995, and $3.6 million at June 30, 1995. Nonperforming loans, which include non-accruing loans, restructured loans, and accruing loans which are past due 90 days or more, were $3.3 million at June 30, 1996, compared with $3.3 million at December 31, 1995, and $3.6 million at June 30, 1995.

    It is the Bank's policy to discontinue the accrual of interest when the ability of a borrower to repay principal or interest is in doubt, or when a loan is past due 90 days or more, except when, in management's judgment, the loan is well secured and in the process of collection.

    The Bank has an active credit administration function which includes, in addition to internal reviews, the regular use of an outside loan review firm to review the quality of the loan portfolio. Senior management, and an internal asset review committee review problem loans on a regular basis.

EFFECTS OF INFLATION

    The impact of inflation on a financial institution differs significantly from that exerted on industrial concerns, primarily because its assets and liabilities consist largely of monetary items. The most direct effect of inflation on a financial institution is fluctuation in interest rates. However, net interest income is affected by the spread between interest rates received on assets and those paid on interest bearing liabilities, rather than the absolute level of interest rates. Additionally, there may be some upward pressure on the Companys operating expenses, such as increases in occupancy expenses based on consumer price indices. In the opinion of management, inflation has not had material effect on the operating results of the Company.

                          PART II.  OTHER INFORMATION

ITEM 1 -- ITEM 3, ITEM 5

    Not applicable

ITEM 4 -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) The Annual Meeting of Shareholders of the Company was held on May 16, 1996 and 1,174,865 shares were represented at the meeting in person or by proxy.

(b) The following 13 persons nominated by management were elected as directors at the meeting:

                                               FOR       WITHHELD
                                           -----------  -----------
C. Donald Allen                              1,153,260      21,605
David K. Chui                                1,153,260      21,605
Carl E. Cookson                              1,153,260      21,605
Jerry R. Crowley                             1,153,260      21,605
Janet M. DeCarli                             1,148,923      25,942
John M. Gatto                                1,153,260      21,605
William H. Guengerich                        1,153,260      21,605
James E. Jackson                             1,153,260      21,605
Rex D. Lindsay                               1,153,260      21,605
Glen McLaughlin                              1,153,260      21,605
Norman Meltzer                               1,153,260      21,605
Dick J. Randall                              1,153,260      21,605
Dennis Whittaker                             1,153,260      21,605

(c) A proposal to approve an amendment to the Company's 1989 Non-Qualified Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 35,000 shares, was approved by a vote of 896,616 shares in favor, 270,984 shares opposed and 7,265 shares abstaining or subject to broker non-votes.

(d) A proposal to approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 60,000 shares, was approved by a vote of 937,401 shares in favor, 37,976 shares opposed and 199,488 shares abstaining or subject to broker non-votes.

(e) A proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year was approved by a vote of 1,171,260 shares in favor, 2,554 shares opposed and 691 shares abstaining or subject to broker non-votes.

ITEM 6 -- EXHIBITS AND REPORTS ON FORM 8-K

    The Exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Report.

    (a) Exhibits -- Listed on Index to Exhibits

    (b) Reports on Form 8-K for the quarter covered by this report

    The Company filed a Report on Form 8-K on July 12, 1996 reporting, on Item
5. Other Events, the signing of a definitive agreement for a merger of equals of Registrant with and into Mid-Peninsula Bancorp and that Mid-Peninsula Bancorp will change its name to Greater Bay Bancorp concurrent with closing of the merger. The Amended and Restated Agreement and Plan of Reorganization and Merger dated June 26, 1996 was filed as an exhibit to the Form 8-K and is incorporated herein by reference.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          CUPERTINO NATIONAL BANCORP
                                           (Registrant)

                                          By:
                                          __________/s/_STEVEN C. SMITH_________
                                                     Steven C. Smith
                                                EXECUTIVE VICE PRESIDENT,
                                                 CHIEF OPERATING OFFICER

                                          __________/s/_HEIDI R. WULFE__________
                                                      Heidi R. Wulfe
                                                  SENIOR VICE PRESIDENT,
                                                 CHIEF FINANCIAL OFFICER

Date: August 9, 1996

                                   APPENDIX I

                   GREATER BAY BANCORP 1996 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                         -----
       1.  PURPOSE..................................................................................................           1
       2.  DEFINITIONS..............................................................................................           1
                  (a) Board of Directors............................................................................           1
                  (b) Change in Control.............................................................................           1
                  (c) Code..........................................................................................           1
                  (d) Committee.....................................................................................           1
                  (e) Company.......................................................................................           1
                  (f) Employee......................................................................................           1
                  (g) Exchange Act..................................................................................           1
                  (h) Exercise Price................................................................................           1
                  (i) Fair Market Value.............................................................................           2
                  (j) ISO...........................................................................................           2
                  (k) Nonstatutory Option...........................................................................           2
                  (l) Option........................................................................................           2
                  (m) Optionee......................................................................................           2
                  (n) Plan..........................................................................................           2
                  (o) Service.......................................................................................           2
                  (p) Share.........................................................................................           2
                  (q) Stock.........................................................................................           2
                  (r) Stock Option Agreement........................................................................           2
                  (s) Subsidiary....................................................................................           2
                  (t) Substitute Option.............................................................................           2
                  (u) Total and Permanent Disability................................................................           2
       3.  ADMINISTRATION...........................................................................................           3
                  (a) Committee Membership..........................................................................           3
                  (b) Committee Procedures..........................................................................           3
                  (c) Committee Responsibilities....................................................................           3
       4.  ELIGIBILITY..............................................................................................           4
                  (a) General Rules.................................................................................           4
                  (b) Ten-Percent Stockholders......................................................................           4
                  (c) Attribution Rules.............................................................................           4
                  (d) Outstanding Stock.............................................................................           4
       5.  STOCK SUBJECT TO PLAN....................................................................................           4
                  (a) Basic Limitation..............................................................................           4
                  (b) Additional Shares.............................................................................           4
       6.  TERMS AND CONDITIONS OF OPTIONS..........................................................................           4
                  (a) Stock Option Agreement........................................................................           4
                  (b) Number of Shares..............................................................................           5
                  (c) Exercise Price................................................................................           5
                  (d) Withholding Taxes.............................................................................           5
                  (e) Exercisability................................................................................           5
                  (f) Term..........................................................................................           5
                  (g) Transferability...............................................................................           6
                  (h) No Rights as a Stockholder....................................................................           6
                  (i) Modification, Extension and Renewal of Options................................................           6
                  (j) Substitute Options............................................................................           6
       7.  PAYMENT FOR SHARES.......................................................................................           6
                  (a) General Rule..................................................................................           6

                                                                                                                         PAGE
                                                                                                                         -----
                  (b) Surrender of Stock............................................................................           7
                  (c) Exercise/Sale.................................................................................           7
                  (d) Exercise/Pledge...............................................................................           7
       8.  ADJUSTMENT OF SHARES.....................................................................................           7
                  (a) General.......................................................................................           7
                  (b) Reorganizations...............................................................................           7
                  (c) Reservation of Rights.........................................................................           7
       9.  SECURITIES LAWS..........................................................................................           8
      10.  NO RETENTION RIGHTS......................................................................................           8
      11.  DURATION AND AMENDMENTS..................................................................................           8
                  (a) Term of the Plan..............................................................................           8
                  (b) Right to Amend or Terminate the Plan..........................................................           8
                  (c) Effect of Amendment or Termination............................................................           8

                   GREATER BAY BANCORP 1996 STOCK OPTION PLAN

1.  PURPOSE.

    The purpose of the Plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company's Common Stock. The Plan provides both for the grant of Nonstatutory Options as well as ISOs intended to qualify under section 422 of the Code.

2.  DEFINITIONS.

    (a) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as constituted from time to time.

    (b) "CHANGE IN CONTROL" shall mean the occurrence of either of the following events:

        (i) A change in the composition of the Board of Directors, as a result of which fewer than one-half of the incumbent directors are directors who either:

           (A) Had been directors of the Company (including prior service as a director of either Mid-Peninsula Bancorp or Cupertino National Bancorp) 24 months prior to such change; or

           (B) Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company at the Effective Time of the Merger of Mid-Peninsula Bancorp and Cupertino National Bancorp or 24 months prior to such change (whichever is later) and who were still in office at the time of the election or nomination; or

        (ii) Any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities. For purposes of this Paragraph (ii), the term "person" shall not include an employee benefit plan maintained by the Company.

    (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (d) "COMMITTEE" shall mean a committee of the Board of Directors, as described in Section 3(a), or in the absence of such a committee, the Board of Directors.

    (e) "COMPANY" shall mean Greater Bay Bancorp, a California corporation, formerly known as Mid-Peninsula Bancorp, a California corporation.

    (f) "EMPLOYEE" shall mean:

        (i) Any individual who is a common-law employee of the Company or of a Subsidiary;

        (ii) A member of the Board of Directors; and

       (iii) An independent contractor who performs services for the Company or a Subsidiary and who is not a member of the Board of Directors.

Service as an independent contractor or member of the Board of Directors shall be considered employment for all purposes of the Plan, except as provided in
Section 4(a).

    (g) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    (h) "EXERCISE PRICE" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement.

    (i) "FAIR MARKET VALUE" shall mean the market price of Stock, determined by the Committee as follows:

        (i) If Stock was traded over-the-counter on the date in question but was not traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which Stock is quoted or, if Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.;

        (ii) If Stock was traded over-the-counter on the date in question and was traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or the Nasdaq National Market System;

       (iii) If Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date; and

       (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

     (j) "ISO" shall mean an employee incentive stock option described in
Section 422(b) of the Code.

    (k) "NONSTATUTORY OPTION" shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

    (l) "OPTION" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

   (m) "OPTIONEE" shall mean an individual who holds an Option.

    (n) "PLAN" shall mean this Greater Bay Bancorp 1996 Stock Option Plan, as it may be amended from time to time.

    (o) "SERVICE" shall mean service as an Employee.

    (p) "SHARE" shall mean one share of Stock, as adjusted in accordance with
Section 8 (if applicable).

    (q) "STOCK" shall mean the Common Stock of the Company.

    (r) "STOCK OPTION AGREEMENT" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

    (s) "SUBSIDIARY" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

    (t) "SUBSTITUTE OPTION" shall mean an option described in Section 6(j).

    (u) "TOTAL AND PERMANENT DISABILITY" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

3.  ADMINISTRATION.

    (a) COMMITTEE MEMBERSHIP. The Board of Directors shall have the authority to administer the Plan but may delegate its administrative powers under the Plan, in whole or in part, to one or more committees of the Board of Directors. With respect to the participation of Employees who are subject to Section 16 of the Exchange Act, the Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as "nonemployee directors" as defined in Securities and Exchange Commission Rule 16b-3 under the Exchange Act. With respect to the participation of Employees who may be considered "covered employees" under Section 162(m) of the Code, the Plan may be administered by a committee composed solely of two or more members of the Board of Directors who qualify as "outside directors" as defined by the Internal Revenue Service for plans intended to qualify for an exemption under Section 162(m)(4)(C) of the Code. If the committee members meet both such qualifications, then one committee may administer the Plan both with respect to Employees who are subject to Section 16 of the Exchange Act or who are considered to be "covered employees" under Section 162(m) of the Code.

    The Board of Directors may appoint a separate committee, consisting of one or more members of the Board of Directors who do not meet such qualifications. Such committee may administer the Plan with respect to Employees who are not officers of the Company or members of the Board of Directors, may grant Options under the Plan to such Employees and may determine the timing, number of Shares and other terms of such grants.

    (b) COMMITTEE PROCEDURES. The Board of Directors shall designate one of the members of any Committee appointed under paragraph (a) as chairman. Any such Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

    (c) COMMITTEE RESPONSIBILITIES. Subject to the provisions of the Plan, any such Committee shall have full authority and discretion to take the following actions:

        (i) To interpret the Plan and to apply its provisions;

        (ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

       (iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

       (iv) To determine when Options are to be granted under the Plan;

        (v) To select the Optionees;

       (vi) To determine the number of Shares to be made subject to each Option;

       (vii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Agreement relating to such Option;

      (viii) To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement;

       (ix) To prescribe the consideration for the grant of each Option under the Plan and to determine the sufficiency of such consideration; and

        (x) To take any other actions deemed necessary or advisable for the administration of the Plan.

All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees, and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

4.  ELIGIBILITY.

    (a) GENERAL RULES. Only Employees shall be eligible for designation as Optionees by the Committee. In addition, only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs.

    (b) TEN-PERCENT STOCKHOLDERS. An Employee who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless:

        (i) The Exercise Price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and

        (ii) Such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

    (c) ATTRIBUTION RULES. For purposes of Subsection (b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee's brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. Stock with respect to which such Employee holds an option shall not be counted.

    (d) OUTSTANDING STOCK. For purposes of Subsection (b) above, "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

5.  STOCK SUBJECT TO PLAN.

    (a) BASIC LIMITATION. Shares offered under the Plan shall be authorized but unissued Shares. The aggregate number of Shares which is issued under the Plan upon exercise of Options shall not exceed 519,896 Shares plus the number of Shares remaining available for awards under the Company's 1994 Mid-Peninsula Bancorp Stock Option Plan (the "Prior Plan") as of the effective date of the merger of Cupertino National Bancorp with and into Mid-Peninsula Bancorp by which Mid-Peninsula Bancorp will also change its name to Greater Bay Bancorp (the "Effective Date"). (No additional grants shall be made under the Prior Plan after the Effective Date, although the Prior Plan will continue to govern outstanding options previously granted under the Prior Plan.) Nothwithstanding the foregoing sentence, the aggregate number of Shares which may be issued pursuant to the exercise of ISOs granted under the Plan shall not exceed 519,896. The number of Shares which are subject to Options outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

    (b) ADDITIONAL SHARES. In the event that any outstanding option granted under this Plan, including Substitute Options, or the Prior Plan, for any reason expires or is cancelled or otherwise terminated, the Shares allocable to the unexercised portion of such option shall become available for the purposes of this Plan.

6.  TERMS AND CONDITIONS OF OPTIONS.

    (a) STOCK OPTION AGREEMENT. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement executed by the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

    (b) NUMBER OF SHARES. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. Options granted to any Optionee in a
single calendar year shall in no event cover more than    Shares, subject to
adjustment in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

    (c) EXERCISE PRICE. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(b) with respect to ISO's and Section 6(i) with respect to Substitute Options. The Exercise Price shall be payable in a form described in
Section 7.

    (d) WITHHOLDING TAXES. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option. The Committee may permit the Optionee to satisfy all or part of his or her tax obligations related to the Option by having the Company withhold a portion of any Shares that otherwise would be issued to him or her or by surrendering any Shares that previously were acquired by him or her. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. The payment of taxes by assigning Shares to the Company, if permitted by the Committee, shall be subject to such restrictions as the Committee may impose.

    (e) EXERCISABILITY. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The vesting of any Option shall be determined by the Committee at its sole discretion; provided however, that:

        (i) Each Stock Option Agreement shall provide for immediate exercisability of the entire Option in the event of a Change in Control.

        (ii) In the In the event that an Optionee's Service terminates, the Option shall be exercisable only to the extent the Option was vested as of the date of such termination, unless otherwise specified in the Optionee's Stock Option Agreement.

    (f) TERM. Each Stock Option Agreement shall specify the term of the Option. The term of an ISO shall not exceed 10 years from the date of grant, except as otherwise provided in Section 4(b). Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire. In the event that the Optionee's Service terminates:

        (i) As a result of such Optionee's death or Total and Permanent Disability, the term of the Option shall expire twelve months (or such other period specified in the Optionee's Stock Option Agreement) after such death or Total and Permanent Disability but not later than the original expiration date specified in the Stock Option Agreement.

        (ii) As a result of termination by the Company for cause, the term of the Option shall expire thirty days after the Company's notice or advice of such termination is dispatched to Employee, but not later than the original expiration date specified in the Stock Option Agreement. For purposes of this Paragraph (ii), "cause" shall mean an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Company, or the deliberate disregard of rules of the Company which results in loss, damage or injury to the Company, the unauthorized disclosure of any of the secrets or confidential information of the Company, the inducement of any client or customer of the Company to break any contract with the Company, or the inducement of any principal for whom the Company acts as agent to terminate such agency relationship, the engagement of any conduct which constitutes unfair competition with the Company, the removal of Optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determine to constitute good cause for termination of Optionee's Service. As used in this Paragraph (ii), Company includes Subsidiaries of the Company.

       (iii) As a result of termination for any reason other than Total and Permanent Disability, death or cause, the term of the Option shall expire three months (or such other period specified in the Optionee's Stock Option Agreement) after such termination, but not later than the original expiration date specified in the Stock Option Agreement.

    (g) TRANSFERABILITY. During an Optionee's lifetime, such Optionee's ISO(s) shall be exercisable only by him or her and shall not be transferable. An Optionee's Nonstatutory Options shall also not be transferable during the Optionee's lifetime, except to the extent otherwise permitted in the Optionee's Stock Option Agreement. Subject to prior permitted transfers, in the event of an Optionee's death, such Optionee's Option(s) shall not be transferable other than by will, by written beneficiary designation or by the laws of descent and distribution.

    (h) NO RIGHTS AS A STOCKHOLDER. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in
Section 8.

    (i) MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised) in return for the grant of new Options at the same or a different price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair such Optionee's rights or increase his or her obligations under such Option.

     (j) SUBSTITUTE OPTIONS. If the Company at any time should succeed to the business of another corporation through merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan in substitution of options previously granted by such corporation to purchase shares of its stock which options are outstanding at the date of the succession ("Surrendered Options"). It is specifically intended that this section of the Plan shall authorize the granting and issuance of Substitute Options pursuant to the terms of the Amended and Restated Agreement and Plam of Reorganization by and between Mid-Peninsula Bancorp and Cupertino National Bancorp dated June 26, 1996. The Committee shall have discretion to determine the extent to which such Substitute Options shall be granted, the persons to receive such Substitute Options, the number of Shares to be subject to such Substitute Options, and the terms and conditions of such Substitute Options which shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the Surrendered Options. The Exercise Price may be determined without regard to Section 6(c); provided however, that the Exercise Price of each Substitute Option shall be an amount such that, in the sole and absolute judgment of the Committee (and if the Substitute Options are to be ISO's, in compliance with Section 424(a) of the
Code), the economic benefit provided by such Substitute Option is not greater than the economic benefit represented by the Surrendered Option as of the date of the succession.

7.  PAYMENT FOR SHARES.

    (a) GENERAL RULE. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as follows:

        (i) ISOS. In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. However, the Committee (at its sole discretion) may specify in the Stock Option Agreement that payment may be made pursuant to Subsections (b), (c) or (d) below.

        (ii) NONSTATUTORY OPTIONS. In the case of a Nonstatutory Option granted under the Plan, the Committee (at its sole discretion) may accept payment pursuant to Subsections (b), (c), or (d) below.

    (b) SURRENDER OF STOCK. To the extent that this Subsection (b) is applicable, payment may be made all or in part with Shares which have already been owned by the Optionee or his or her representative for more than 6 months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

    (c) EXERCISE/SALE. To the extent that this Subsection (c) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

    (d) EXERCISE/PLEDGE. To the extent that this Subsection (d) is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.  ADJUSTMENT OF SHARES.

    (a) GENERAL. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make appropriate adjustments in one or more of:

        (i) The number of Shares available under Section 5 for future grants;

        (ii) The limit set forth in Section 6(b);

       (iii) The number of Shares covered by each outstanding Option; or

       (iv) The Exercise Price under each outstanding Option.

    (b) REORGANIZATIONS. In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Subject to the provisions of Section 6(e)(i), such agreement may provide, without limitation, for the assumption of outstanding Options by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, or for the acceleration of their exercisability followed by the cancellation of Options not exercised, in all cases without the Optionees' consent. Any cancellation shall not occur until after such acceleration is effective and Optionees have been notified of such acceleration and have had reasonable opportunity to exercise their Options.

    (c) RESERVATION OF RIGHTS. Except as provided in this Section 8, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.  SECURITIES LAWS.

    Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company's securities may then be listed.

10.  NO RETENTION RIGHTS.

    Neither the Plan nor any Option shall be deemed to give any individual a right to remain an employee or consultant of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee or consultant at any time, with or without cause, subject to applicable laws and a written employment agreement (if any).

11.  DURATION AND AMENDMENTS.


    (a) TERM OF THE PLAN. The Plan, as set forth herein, shall become effective as of the Effective Date, provided that the Plan has been approved by the shareholders of the Company in the manner required by applicable law or regulation. The Plan, if not extended, shall terminate automatically ten years after the Effective Date, except that any ISO's granted under the Plan must be granted by September 18, 2006, ten years after the Plan was adopted by the Board of Directors. It may be terminated on any earlier date pursuant to Subsection
(b) below.


    (b) RIGHT TO AMEND OR TERMINATE THE PLAN. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws or regulations.

    (c) EFFECT OF AMENDMENT OR TERMINATION. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

                                   APPENDIX J

                       FORM OF INDEMNIFICATION AGREEMENT

    THIS AGREEMENT dated        , 199 , for reference purposes, is entered into
between Greater Bay Bancorp , a California corporation ("Bancorp"), and
       ("Indemnitee"), with reference to the following facts.

                                    RECITALS

    A. Bancorp believes that it is essential to its best interests to attract and retain highly capable persons to serve as directors, and officers of Bancorp.

    B. Indemnitee is or has been selected to be a director and/or officer of Bancorp.

    C. Bancorp and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors of corporations.

    D. In recognition of Indemnitee's need for substantial protection against personal liability, in order to enhance Indemnitee's continued service to Bancorp, and in order to induce Indemnitee to continue to provide services to Bancorp as a director and/or officer, Bancorp wishes to provide in this Agreement for the indemnification of and the advancement of expenses to Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and. to the extent applicable insurance is maintained, for the coverage of Indemnitee under Bancorp's policies of directors' and officers' liability insurance.

    IN CONSIDERATION of the foregoing and of Indemnitee's continuing to provide services to Bancorp directly or, at its request, with another enterprise, the parties agree as follows:

SECTION 1.  DEFINITIONS

    (A) BOARD:  the Board of Directors of Bancorp

    (B) CHANGE IN CONTROL: a state of affairs that shall be deemed to have occurred if:

        (i) any person is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities representing 20 percent or more of the total voting power of Bancorp's then-outstanding voting securities; or

        (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director whose election by the Board or nomination for election by Bancorp's shareholders was approved by a vote of at least two thirds of the directors then in office who either were directors at the beginning of the two-year period, or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board, provided that, prior service as a director of Mid-Peninsula Bancorp or Cupertino National Bancorp, California corporations, shall be counted in the calculation of such two-year period; or

       (iii) the shareholders of Bancorp approve a merger or consolidation of Bancorp with any other corporation, other than a merger or consolidation that would result in the voting securities of Bancorp outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80 percent of the total voting power represented by the voting securities of Bancorp or such surviving entity outstanding immediately after such merger or consolidation; or

       (iv) the shareholders of Bancorp approve a plan of complete liquidation of Bancorp, or an agreement for the sale or disposition by Bancorp (whether in one transaction or a series of transactions) of all or substantially all of Bancorp's assets.

    (C) EXPENSES:

        (i) Any expense, liability, or loss, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement;

        (ii) any interest, assessments, or other charges imposed on any of the items in part (i) of this subsection (c); and


       (iii) any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.


    (D) INDEMNIFIABLE EVENT: any event or occurrence that takes place either before or after the execution of this Agreement and that is related to

        (i) the fact that Indemnitee is or was a director or an officer of Bancorp, or while a director or officer is or was serving at the request of Bancorp as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of Bancorp or another enterprise at the request of such predecessor corporation, or

        (ii) anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is an alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent of Bancorp, as described in this subsection(d).

    (E) INDEPENDENT COUNSEL:  the person or body appointed in connection with section 3.

    (F) PERSON: "person" (as that term is used in sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Bancorp acting in such capacity, or a corporation owned directly or indirectly by the shareholders of Bancorp in substantially the same proportions as their ownership of shares of Bancorp at the date of this Agreement.

    (G) PARTICIPANT: a person who is a party to, or witness or other participant (including on appeal) in, a Proceeding.

    (H) POTENTIAL CHANGE IN CONTROL: a state of affairs that shall be deemed to exist if:

        (i) Bancorp enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; or

        (ii) any Person (including Bancorp) announces publicly an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; or

        (iii) any Person who is or becomes the beneficial owner, directly or indirectly, of securities of Bancorp representing 10 percent or more of the combined voting power of Bancorp's then-outstanding voting securities, increases his or her beneficial ownership of such securities by 5 percent or more over the percentage owned by such Person on the date of this Agreement; or

        (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

    (I) PROCEEDING: any threatened, pending, or completed action, suit, or proceeding, or any inquiry, hearing, or investigation, whether conducted by Bancorp or any other party, that Indemnitee in good faith believes might lead to the institution or any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.

    (J) REVIEWING PARTY:  the person or body appointed in accordance with section 3.

    (K) VOTING SECURITIES: any securities of Bancorp that have the right to vote generally in the election of directors.

SECTION 2.  AGREEMENT TO INDEMNIFY


    (A) GENERAL AGREEMENT. In the event Indemnitee was, is, or becomes a Participant in, or is threatened to be made a Participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, Bancorp shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits Bancorp to provide broader indemnification rights than were permitted prior to that amendment or interpretation). The parties to this Agreement intend that this Agreement shall provide for indemnification in excess of that expressly permitted by the California Corporations Code, including, without limitation, any indemnification provided by Bancorp's articles of incorporation, its bylaws, a vote of its shareholders or disinterested directors, or applicable law. Without limiting the generality of the foregoing, in a Proceeding initiated by a third party, or by or in the right of Bancorp, the Indemnitee shall be entitled to indemnification if the Indemnitee acted in a manner he or she did not believe to be contrary to the best interests of Bancorp. In addition, in any proceeding initiated by or in the right of Bancorp which is settled with respect to the Indemnitee, Bancorp shall indemnify the Indemnitee against any and all Expenses if the Indemnitee met the standards of conduct set forth in the sentence immediately above, and court approval of such indemnification will not be required.


    (B) INITIATION OF PROCEEDING. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to Indemnification under this Agreement in connection with any Proceeding initiated by Indemnitee against Bancorp or any director or officer of Bancorp unless:

        (i) Bancorp has joined in or the Board has consented to the initiation of such Proceeding;

        (ii) the Proceeding is one to enforce indemnification rights under section 5; or

       (iii) the Proceeding is instituted after a Change in Control and Independent Counsel has approved its initiation.

    (C) EXPENSE ADVANCES. If so requested by Indemnitee, Bancorp shall, within ten business days of such request, advance all Expenses to Indemnitee (an "Expense Advance"). Notwithstanding the foregoing, to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, Bancorp shall be entitled to be reimbursed by Indemnitee for all such amounts, and Indemnitee hereby agrees to reimburse Bancorp promptly for the same. If Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, as provided in section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding, and Indemnitee shall not be required to reimburse Bancorp for any Expense Advance until a final judicial determination is made with respect thereto and all rights of appeal therefrom have been exhausted or have lapsed. Indemnitee's obligations to reimburse Bancorp for Expense Advances shall be unsecured and no interest shall be charged thereon.

    (D) MANDATORY INDEMNIFICATION. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter in such Proceeding, Indemnitee shall be indemnified against all Expenses incurred in connection with that Proceeding.

    (E) PARTIAL INDEMNIFICATION. The Indemnitee also shall be entitled to indemnification by Bancorp for a portion of Expenses if Indemnitee is not entitled to full indemnification under any applicable law.

    (F) PROHIBITED INDEMNIFICATION. No indemnification under this Agreement shall be paid by Bancorp on account of any Proceeding (i) in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee or securities of Bancorp under the provisions of section 16(b) of the Exchange Act, or similar provisions of any federal, state or local laws, or (ii) if Bancorp is expressly prohibited from making payments under this Agreement pursuant to any applicable federal or state statutes, or any rules or regulations adopted by the FDIC or any other federal or state governmental agency which as the power to regulate Bancorp's business.

SECTION 3.  REVIEWING PARTY

    Before any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the Proceeding for which Indemnitee is seeking indemnification; after a Change in Control, the Reviewing Party shall be the Independent Counsel. On all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors of the Board who were directors immediately before such a Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement, any other agreement, applicable law, or Bancorp's articles of incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, Bancorp shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by Bancorp (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Bancorp or the Indemnitee (other than in connection with indemnification matters) within the previous five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either Bancorp or Indemnitee in an action to determine Indemnitee's rights under this Agreement. Such counsel, among other things, shall render a written opinion to Bancorp and Indemnitee on whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. Bancorp agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all Expenses, including attorneys' fees, claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independent Counsel under this Agreement.

SECTION 4.  INDEMNIFICATION PROCESS AND APPEAL

    (A) INDEMNIFICATION PAYMENT. Indemnitee shall receive indemnification of Expenses from Bancorp in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on Bancorp for indemnification, unless the Reviewing Party has given a written opinion to Bancorp that Indemnitee is not entitled to indemnification under this Agreement or applicable law.

    (B) SUIT TO ENFORCE RIGHTS. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within 30 days after making a demand in accordance with section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of California seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. Bancorp hereby consents to service of process and to appear in any such Proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on Bancorp and Indemnitee. The remedy provided for in this section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

    (C) DEFENSE TO INDEMNIFICATION, BURDEN OF PROOF AND PRESUMPTIONS. It shall be a defense to any action brought by Indemnitee against Bancorp to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible, under this Agreement or applicable law, for Bancorp to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise on whether Indemnitee is entitled to be indemnified under this Agreement, the burden of proving such a defense or determination shall be on Bancorp. Neither the failure of the Reviewing Party or Bancorp (including its Board, independent legal counsel, or its shareholders) to have made a determination before the commencement of such action by Indemnitee that indemnification is proper under the circumstances because the Indemnitee has met the standard of conduct set forth in this Agreement or under applicable law, as the case may be, nor an actual determination by the Reviewing Party or Bank (including its Board, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suite, or proceeding, by judgment, order settlement (whether with or without court approval), conviction, or on a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

SECTION 5.  INDEMNIFICATION FOR EXPENSES INCURRED IN ENFORCING RIGHTS.

    Bancorp shall indemnify Indemnitee against any and all Expenses incurred by the Indemnitee in enforcing his or her rights under this Agreement. If requested by Indemnitee, Bancorp shall, within ten business days of such request, advance to Indemnitee such Expenses as are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for:

        (a) Indemnification of Indemnitee by Bancorp under this Agreement, or any other agreement, or under applicable law, or Bancorp's articles of incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or

        (b) recovery under directors' and officers' liability insurance policies maintained by Bancorp, for amounts paid in settlement if the Independent Counsel has approved the settlement.

    Bancorp shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither Bancorp nor the Indemnitee will unreasonably withhold its consent to any proposed settlement. Bancorp shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if Bancorp was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; however, Bancorp's liability under this Agreement shall not be excused if participation in the Proceeding by Bancorp was barred by this Agreement.

SECTION 6.  ESTABLISHMENT OF TRUST

    In the event of a Change in Control or a Potential Change in Control, Bancorp shall, on written request by Indemnitee, create a trust for the benefit of the Indemnitee ("the Trust") and from time to time on written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an Indemnifiable Event. The amount or amounts to be deposited in the Trust under the foregoing funding obligation shall be determined by the Reviewing Party. The terms of the Trust shall provide that on a Change in Control:

        (a) The Trust shall not be revoked or the principal invaded without the written consent of the Indemnitee.

        (b) The Trustee shall advance, within ten business days of a request by Indemnitee, all Expenses to the Indemnitee (provided that the Indemnitee hereby agrees to reimburse the Trust under the same circumstances for which the Indemnitee would be required to reimburse Bancorp under section 2(c) of this Agreement).

        (c) The Trust shall continue to be funded by Bancorp in accordance with the funding obligation set forth in this section 6.

        (d) The Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification under this Agreement or otherwise.

        (e) All unexpended funds in the Trust shall revert to Bancorp on a final determination by the Reviewing Party or a court of competent jurisdiction that the Indemnitee has been fully indemnified under the terms of this Agreement.

    The Trustee shall be chosen by the Indemnitee subject tot he approval of the Reviewing Party. Nothing in this section 6 shall relieve Bancorp of any of its obligations under this Agreement. All income earned on the assets held in the Trust shall be reported as income by Bancorp for federal, state, local and foreign tax purposes. Bancorp shall pay all costs of establishing and maintaining the Trust and shall indemnify the Trustee against any and all Expenses, including attorneys' fees, claims, liabilities, loss, and damages arising out of or relating to this Agreement or the establishment and maintenance of the Trust.

SECTION 7.  NOTIFICATION AND DEFENSE OF CLAIM

    Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding against Indemnitee for which Indemnitee will seek indemnification under this Agreement, Indemnitee will notify Bancorp of the commencement thereof; but the omission to so notify Bancorp will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding as to which Indemnitee so notifies Bancorp:

        (a) Bancorp will be entitled to participate in the Proceeding at its own expense.

        (b) Except as otherwise provided below, to the extent that it may wish, Bancorp jointly with any other indemnifying party similarly notified, will be entitled, provided it is advancing to Indemnitee all of the costs and expenses required under this Agreement, to assume the defense of the Proceeding with counsel satisfactory to Indemnitee. After notice from Bancorp to Indemnitee of its election to assume the defense of the Proceeding, Bancorp will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection such defense other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from Bancorp of its assumption of such defense shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by Bancorp, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between Bancorp and Indemnitee in the conduct of the defense of the proceeding or
    (iii) Bancorp shall not, in fact, have employed counsel to assume the defense of the Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of Bancorp. Bancorp shall not be entitled to assume the defense of any Proceeding brought by or on behalf of Bancorp or as to which Indemnitee shall have made the conclusion provided for in (ii) above.

        (c) Bancorp shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without Bancorp's written consent. Bancorp shall not settle any action or claim in any manner which would impose any obligation or limitation on Indemnitee without Indemnitee's written consent. Neither Bancorp nor Indemnitee will unreasonably withhold its/his/her consent to any proposed settlement.

SECTION 8.  NONEXCLUSIVITY

    The rights of Indemnitee under this Agreement shall be in addition to any other rights Indemnitee may have under Bancorp's articles of incorporation, bylaws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under Bancorp's articles of incorporation, bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits afforded by such change.

SECTION 9.  LIABILITY INSURANCE

    To the extent Bancorp maintains an insurance policy or policies providing directors' and officers' liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Bank director or officer.

SECTION 10.  PERIOD OF LIMITATIONS

    No legal action shall be brought, and no cause of action shall be asserted, by or on behalf of Bancorp or any affiliate of Bancorp against Indemnitee, Indemnitee's spouse, heirs, executors, or personal or legal representatives, after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances. Any claim or cause of action of Bancorp or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, that if any shorter period of limitations is otherwise applicable to any such cause of action, this shorter period shall govern.

SECTION 11.  AMENDMENT OF THIS AGREEMENT

    No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties to it. No waiver of any of the provisions of this Agreement shall operate was a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or delay in exercising any right or remedy under it shall constitute a waiver of the right or remedy.

SECTION 12.  SUBROGATION

    In the event of payment under this Agreement, Bancorp shall be subordinated to the extent that payment to all of the rights or recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of any documents necessary to enable Bancorp effectively to bring suit to enforce such rights.

SECTION 13.  NO DUPLICATION OF PAYMENTS

    Bancorp shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, bylaw, or otherwise) of the amounts otherwise indemnifiable under this Agreement.

SECTION 14.  BINDING EFFECT

    This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties to it and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of Bancorp's business or assets or both), assigns, spouses, heirs, and personal and legal representatives. Bancorp shall require and cause any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of Bancorp's business or assets or both, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue for Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any proceeding.

SECTION 15.  SEVERABILITY

    If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

SECTION 16.  GOVERNING LAW

    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

SECTION 17.  NOTICES

    All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand against receipt, or mailed, first class postage prepaid, certified or registered mail; return receipt requested and addressed to Bancorp at:

420 Cowper Street
Palo Alto, California 94301-1504
Attn: Chairman of the Board

and to Indemnitee at:
____________________________________
___________________, California 9____

Notice of change of address shall be effective only when given in accordance with this section. All notices complying with this section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

GREATER BAY BANCORP                            INDEMNITEE
By:

Its:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    MPB's Articles of Incorporation provide that the liability of the directors of MPB for monetary damages shall be eliminated to the fullest extent permissible under California law and that MPB is authorized to provide for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by such Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

    Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against same can be made in certain circumstances by action of MPB through: (1) a majority vote of a quorum of the MPB Board consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) such court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent 's defense is successful on the merits. The law allows MPB to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to director, officers or persons controlling MPB, pursuant to the foregoing provisions or otherwise, MPB understands that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MPB of expenses incurred or paid by a director, officer or controlling person of MPB in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MPB will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


   NO.                                                  EXHIBIT
- ---------  --------------------------------------------------------------------------------------------------
     .1 2  Amended and Restated Agreement and Plan of Reorganization and Merger dated August 20, 1996.
            Incorporated by reference from Appendix A to the Joint Proxy Statement/Prospectus
    4.1    Form of common stock certificate. Incorporated by reference from Exhibit 4.1 of Registrant's
            Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 30,
            1995 (the "1994 10-K")
    5.1+   Opinion of Bronson, Bronson & McKinnon LLP
    8.1+   Opinion of Bronson, Bronson & McKinnon LLP regarding tax matters
   10.1*   Form of incentive stock option agreement under Mid-Peninsula Bancorp 1994 Stock Option Plan.
            Incorporated by reference from Exhibit 4.2 to Amendment No. 1 to Registration Statement No.
            33-79798 on Form S-4, filed with the Commission on July 15, 1994 (the "1994 S-4")

   NO.                                                  EXHIBIT
- ---------  --------------------------------------------------------------------------------------------------
   10.2*   Form of non-qualified stock option agreement under Mid-Peninsula Bancorp 1994 Stock Option Plan.
            Incorporated by reference from Exhibit 4.3 to the 1994 S-4
   10.4*   Mid-Peninsula Bancorp 1994 Stock Option Plan. Incorporated by reference from Exhibit 10.3 to the
            1994 S-4
   10.5*   WestCal Agreement of Lease dated April 24, 1989 related to premises located at 100 South Ellsworth
            Avenue, San Mateo, California. Incorporated by reference from Exhibit 10.6 to the 1994 S-4
   10.6    WestCal Commercial Lease and Deposit Receipt dated November 26, 1993 related to premises located at 1313 Laurel Street, San Carlos, California. Incorporated by reference from Exhibit 10.7 to the
            1994 S-4
   10.7    Mid-Peninsula Bank lease agreement dated March 11, 1987 and associated documents related to premises located at 420 Cowper Street, Palo Alto, California. Incorporated by reference from
            Exhibit 10.13 to the 1994 10-K
   10.8*   Mid-Peninsula Bank Profit Sharing and Savings Plan dated January 1, 1993. Incorporated by reference from Exhibit 10.14 to the 1994 10-K
   10.9*   David L. Kalkbrenner employment agreement, dated March 3, 1992. Incorporated by reference from
            Exhibit 10.15 to the 1994 10-K
   10.10*  Form of Mid-Peninsula Bank Indemnification Agreement for directors and executive officers.
            Incorporated by reference from Exhibit 10.16 to the 1994 10-K
   10.11   Form of nonstatutory stock option agreement for outside directors under Mid-Peninsula Bancorp 1994
            Stock Option Plan. Incorporated by reference from exhibit 4.6 to Registration Statement No.
            33-91076 on Form S-8, filed with the Commission on April 11, 1995
   10.12   Addendum to lease agreement dated March 11, 1987 for premises located at 420 Cowper Street, Palo
            Alto, California. Incorporated by reference from Exhibit 10.18 of Registrant's Report on Form
            10-K for the year ended December 31, 1995, filed with the Commission on March 29, 1996 (the "1995
            10-K")
   10.13   Addendum to lease agreement dated November 26, 1993 for premises located at 1313 Laurel Street,
            San Carlos, California. Incorporated by reference from Exhibit 10.19 of the 1995 10-K
   10.14*  Salary continuation agreement entered into with David L. Kalkbrenner dated April 26, 1995.
            Incorporated by reference from Exhibit 10.20 of the 1995 10-K
   10.15*  Salary continuation agreement entered into with Murray B. Dey dated April 26, 1995. Incorporated by reference from Exhibit 10.21 of the 1995 10-K
   10.16*  Salary continuation agreement entered into with Carol H. Rowland dated April 26, 1995.
            Incorporated by reference from Exhibit 10.22 of the 1995 10-K
   10.17   Non-management officer salary continuation agreement entered into with Susan K. Black dated April
            26, 1995. Incorporated by reference from Exhibit 10.23 of the 1995 10-K
   10.18   Non-management officer salary continuation agreement entered into with Kimberly S. Burgess dated
            April 26, 1995. Incorporated by reference from Exhibit 10.24 of the 1995 10-K
   10.19   Non-management officer salary continuation agreement entered into with Jonas H. Stafford dated
            April 26, 1995. Incorporated by reference from Exhibit 10.25 of the 1995 10-K

   NO.                                                  EXHIBIT
- ---------  --------------------------------------------------------------------------------------------------
   10.20   Non-management officer salary continuation agreement entered into with Charles P. Banovac dated
            March 21, 1996. Incorporated by reference from Exhibit 10.26 of the 1995 10-K
   10.21   Shareholder Agreement dated June 26, 1996. Incorporated by reference from Exhibit 10.1 filed with
            Registrant's Report on Form 10-Q for the quarterly period ended June 30, 1966, filed with the
            Commission on August 2, 1996 (the "Form 10-Q")
   10.22   Affiliate Agreement dated June 27, 1996. Incorporated by reference from Exhibit 10.2 filed with the Form 10-Q
   10.23   Alex. Brown Agreement dated May 28, 1996. Incorporated by reference from Exhibit 10.3 filed with the Form 10-Q
   10.24*  Bancorp Option Plan. Incorporated by reference from Appendix I
   13.1    Form 10-Q (Second Quarter, 1996). Incorporated by reference from Appendix H.
   23.1+   Consent of KPMG Peat Marwick LLP
   23.2+   Consent of Coopers & Lybrand, L.L.P.
   23.3+   Consent of Deloitte & Touche LLP
   23.4+   Consent of Counsel
   24.1+   Power of Attorney (see signature page)
   27.1+   Financial Data Schedule
   99.1+   Mid-Peninsula Proxy Card
   99.2+   Cupertino Proxy Card


- ------------------------

(+) Previously filed.


    (b) Financial Statement Schedules.

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Registrant and the related notes.

    (c) Not applicable.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                                          MID-PENINSULA BANCORP

Date: September 18, 1996                  By: /s/ DAVID L. KALKBRENNER
                                              ----------------------------------
                                              DAVID L. KALKBRENNER, President
                                              and
                                              Chief Executive Officer (Principal
                                              Executive Officer)

Date: September 18, 1996                  By: /s/ CAROL H. ROWLAND
                                              ----------------------------------
                                              CAROL H. ROWLAND, First Vice
                                              President and Chief Financial
                                              Officer
                                              (Principal Financial and
                                              Accounting Officer)



                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Kalkbrenner and Carol R. Rowland, and each or any one of them, his true and lawful attorney-in-fact and agent, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


            SIGNATURES                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

     /s/ DAVID L. KALKBRENNER        President, Chief
- -----------------------------------   Executive                  September 18,
       David L. Kalkbrenner           Officer and Director            1996

      /s/ MURRAY B. DEY  (*)         Executive Vice President
- -----------------------------------   and                        September 18,
           Murray B. Dey              Director                        1996

   /s/ LAWRENCE A. AUFMUTH  (*)
- -----------------------------------  Director                    September 18,
        Lawrence A. Aufmuth                                           1996

     /s/ JOHN F. BLOKKER  (*)
- -----------------------------------  Director                    September 18,
          John F. Blokker                                             1996

      /s/ ALLAN F. BROWN  (*)
- -----------------------------------  Director                    September 18,
          Allan F. Brown                                              1996

            SIGNATURES                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------
      /s/ OWEN D. CONLEY  (*)
- -----------------------------------  Director                    September 18,
          Owen D. Conley                                              1996

    /s/ DONALD L. HAMMOND  (*)
- -----------------------------------  Director                    September 18,
         Donald L. Hammond                                            1996

   /s/ R. HEWLETT LEE, M.D.  (*)
- -----------------------------------  Director                    September 18,
       R. Hewlett Lee, M.D.                                           1996

      /s/ HELEN C. LEONG  (*)
- -----------------------------------  Director                    September 18,
          Helen C. Leong                                              1996

     /s/ GEORGE M. MARCUS  (*)
- -----------------------------------  Director                    September 18,
         George M. Marcus                                             1996

    /s/ DUNCAN L. MATTESON  (*)
- -----------------------------------  Chairman of the Board and   September 18,
        Duncan L. Matteson            Director                        1996

     /s/ DONALD H. SEILER  (*)
- -----------------------------------  Director                    September 18,
         Donald H. Seiler                                             1996

     /s/ WARREN R. THOITS  (*)
- -----------------------------------  Director                    September 18,
         Warren R. Thoits                                             1996

   /s/ BRUCE E. VAN ALSTYNE  (*)
- -----------------------------------  Director                    September 18,
       Bruce E. Van Alstyne                                           1996

 /s/ EDWIN E. VAN BRONKHORST  (*)
- -----------------------------------  Director                    September 18,
      Edwin E. Van Bronkhorst                                         1996



(*)Pursuant to power of attorney.